UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

AMENDMENT NO. 1
TO
SCHEDULE 14A

________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

CF Acquisition Corp. VIII
(Name of Registrant as Specified in Its Charter)

_______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT DATED MAY 12, 2023
SUBJECT TO COMPLETION

CF Acquisition Corp. VIII

To the Stockholders of CF Acquisition Corp. VIII:

You are cordially invited to attend the special meeting (the “Special Meeting”) of stockholders (“Stockholders”) of CF Acquisition Corp. VIII, which is referred to as “CF VIII,” on             ,            2023, at            , Eastern Time. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at            . At the Special Meeting, the stockholders of CF VIII will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)    to adopt and approve the Agreement and Plan of Merger, dated October 9, 2022 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Merger Agreement”), by and among CF VIII, Sierra Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of CF VIII (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“BTC International”), and XBP Europe, Inc., a Delaware corporation and direct wholly owned subsidiary of BTC International (“XBP Europe”), and to approve the transactions contemplated thereby (the merger of Merger Sub with and into XBP Europe, the “Merger”, and such transactions, collectively, the “Business Combination”);

(2)    to consider and vote upon a proposal to elect five (5) directors to serve on the board of directors of CF VIII following the consummation of the Business Combination, with the Class I directors serving until the next annual meeting of stockholders, the Class II directors serving until the second annual meeting of stockholders, and the Class III directors serving until the third annual meeting of stockholders, in each case following the consummation of the Business Combination and until their respective successors are duly elected and qualified;

(3)    to approve, for purposes of complying with The Nasdaq Stock Market Listing Rule 5635, with respect to the issuance of up to a maximum of 23,748,940 shares of CF VIII Class A Common Stock pursuant to the Merger Agreement;

(4)    to approve separate proposals to amend and restate CF VIII’s current amended and restated certificate of incorporation (the “CF VIII Charter”), as will be amended pursuant to Proposal 5 below, to adopt certain material differences that will be in effect immediately following the consummation of the Merger;

(5)    to approve a proposal to modify Section 9.2 of the CF VIII Charter in the Current Charter in order to expand the methods that CF VIII may employ to not become subject to the “penny stock” rules of the SEC; and

(6)    to approve a proposal to adjourn the Special Meeting to a later date or dates, if it is determined by CF VIII that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

The board of directors of CF VIII (the “CF VIII Board”) has fixed the close of business on            , 2023 as the record date for the Special Meeting (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement for a more complete statement of the Proposals to be considered at the Special Meeting.

CF VIII is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to public companies.

The CF VIII Board has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote “FOR” each of the Proposals presented to CF VIII Stockholders. When you consider the CF VIII Board’s recommendation of these proposals, you should keep in mind that the

Sponsor and directors and officers of CF VIII have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of the Sponsor and CF VIII’s Officers and Directors in the Business Combination” in the accompanying proxy statement.

Pursuant to the CF VIII Charter, CF VIII public stockholders have redemption rights in connection with the Business Combination. CF VIII public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of CF VIII Class A Common Stock for cash. This means that public stockholders who hold shares of CF VIII Class A Common Stock on or before            , 2023 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of CF VIII Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting.

By Order of the CF VIII Board,

Howard W. Lutnick
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transactions described in the accompanying proxy statement or determined that the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated            , 2023 and is first being mailed to the stockholders of CF VIII on or about            , 2023.

CF Acquisition Corp. VIII
110 East 59th Street
New York, NY 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF CF ACQUISITION CORP. VIII
TO BE HELD ON            , 2023

TO THE STOCKHOLDERS OF CF ACQUISITION CORP. VIII:

NOTICE IS HEREBY GIVEN that a special meeting (the “Special Meeting”) of stockholders (“Stockholders”) of CF Acquisition Corp. VIII, a Delaware corporation (“CF VIII,” and after consummation of the Business Combination (as defined below), the “Combined Entity”), will be held on            , 2023, at            , Eastern Time, as a virtual meeting. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at             . At the Special Meeting, CF VIII Stockholders will be asked to consider and vote upon the following proposals:

(1)    The Business Combination Proposal — To approve and adopt the Agreement and Plan of Merger, dated October 9, 2022 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Merger Agreement”), by and among CF VIII, Sierra Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of CF VIII (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“BTC International”), and XBP Europe, Inc., a Delaware corporation and direct wholly owned subsidiary of BTC International (“XBP Europe”), and to approve the transactions contemplated thereby (the merger of Merger Sub with and into XBP Europe, the “Merger”, and such transactions, collectively, the “Business Combination”). We refer to this proposal as the “Business Combination Proposal.” Copies of the Merger Agreement and related agreements entered into in connection with the Merger Agreement are attached to this proxy statement as Annexes A, D, E and F.

(2)    The Director Election Proposal — To consider and vote upon a proposal to elect five (5) directors to serve on the board of directors of CF VIII following the consummation of the Business Combination, with the            Class I directors serving until the next annual meeting of stockholders, the            Class II directors serving until the second annual meeting of stockholders, and the            Class III directors serving until the third annual meeting of stockholders, in each case following the consummation of the Business Combination and until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal.”

(3)    The Nasdaq Proposal — To approve a proposal, for purposes of complying with The Nasdaq Stock Market Listing Rule 5635 (the “Nasdaq Listing Rule”), with respect to the issuance of up to a maximum of 23,748,940 shares of Class A common stock, par value $0.0001 per share, of CF VIII (the “CF VIII Class A Common Stock” or, immediately following consummation of the Merger and upon effectiveness of the Combined Entity Charter, the “Common Stock”) pursuant to the Merger Agreement. We refer to this proposal as the “Nasdaq Proposal.”

(4)    The Closing Charter Amendment Proposals — To consider and vote upon separate proposals to approve the following material differences between the CF VIII Charter and the proposed amended and restated certificate of incorporation of the Combined Entity (the “Combined Entity Charter”) that will be in effect immediately following the consummation of the Merger, a copy of which is attached to this proxy statement as Annex B:

•        to change CF VIII’s name to “XBP Europe Holdings, Inc.”;

•        to eliminate the classes of CF VIII Common Stock;

•        to increase the authorized shares of CF VIII “blank check” preferred stock;

•        to eliminate certain restrictions on business combinations with affiliated parties; and

•        to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

We refer to these proposals collectively as the “Closing Charter Amendment Proposals.”

(5)    The Pre-Closing Charter Amendment Proposal — To consider and vote upon a proposal to modify Section 9.2 of the CF VIII Charter in order to expand the methods that CF VIII may employ to not become subject to the “penny stock” rules of the SEC. We refer to this proposal as the “Pre-Closing Charter Amendment Proposal.”

(6)    The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if it is determined by CF VIII that additional time is necessary or appropriate to complete the Business Combination or for any other reason. We refer to this proposal as the “Adjournment Proposal” and, together with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal, collectively, as the “Proposals.”

Only holders of record of CF VIII Common Stock at the close of business on            , 2023 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. Please note that you will not be able to attend the Special Meeting in person. The Special Meeting will only be held virtually, conducted via live audio webcast. You will be able to attend the Special Meeting by visiting            . CF VIII recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts.

Pursuant to the CF VIII Charter, CF VIII is providing its public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of CF VIII Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less taxes payable) of the IPO. For illustrative purposes, based on funds in the Trust Account of approximately $15.47 million as of March 31, 2023, the estimated per share redemption price would have been approximately $10.77, subject to the right of CF VIII to withdraw interest to pay taxes and the additional contributions to be made to the Trust Account pursuant to the Third Extension Loan. CF VIII public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of CF VIII Class A Common Stock for cash. This means that public stockholders who hold shares of CF VIII Class A Common Stock on or before            , 2023 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of CF VIII Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. Holders of our outstanding CF VIII Public Warrants and CF VIII Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding CF VIII Units must separate the underlying CF VIII Public Shares and CF VIII Public Warrants prior to exercising redemption rights with respect to the CF VIII Public Shares.

The Sponsor and CF VIII’s officers and directors have agreed to waive their redemption rights with respect to any shares of CF VIII Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

The CF VIII Board has already approved the Business Combination. The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date. The approval of the Closing Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date, voting together as a single class, and the affirmative vote of a majority of the shares of CF VIII Class B Common Stock outstanding as of the Record Date, voting as a separate class. The approval of the Pre-Closing Charter Amendment Proposal requires the affirmative vote of 65% of the issued and outstanding shares of CF VIII Common Stock as of the Record Date. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF VIII Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal and the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the shares of CF VIII Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. As of the date of this proxy statement, the Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve each of the Proposals. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting and as a result, no CF VIII Public Shares will need to be voted to approve any of the Proposals.

Upon consummation of the Business Combination, for purposes of Nasdaq, the Combined Entity will be a “controlled company.” Under the Nasdaq rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company. Upon completion of the Business Combination, Exela, through its ownership of BTC International, will own 69.4% of the Combined Entity (assuming no redemptions), 71.1% of the Combined Entity (assuming “50% redemptions”) or 72.8% of the Combined Entity (assuming “100% redemptions”), in each case assuming no exercise of Warrants and making the additional assumptions described in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of CF VIII Public Shares, BTC International, the Sponsor and the independent directors hold in the Combined Entity upon completion of the Business Combination?”

As of March 31, 2023, there was approximately $15.47 million in the Trust Account. Each redemption of shares of CF VIII Class A Common Stock by CF VIII’s public stockholders will decrease the amount in the Trust Account.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, you may call Morrow Sodali LLC, CF VIII’s proxy solicitor, at (800) 662-5200 or (203) 658-9400 (banks and brokers) or email at CFFE.info@investor.morrowsodali.com.

By Order of the CF VIII Board

Howard W. Lutnick
, 2023	Chairman and Chief Executive Officer

i

FREQUENTLY USED TERMS

“2022 Financial Statements” means the audited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity, of the EMEA Companies as of and for the year ended December 31, 2022 that comply with the standards of the PCAOB.

“Adjournment Proposal” means the proposal to adjourn the Special Meeting to a later date or dates, if it is determined by CF VIII that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

“Ancillary Agreements” means, collectively, (i) the NDA, (ii) the Ultimate Parent Support Agreement, (iii) the Sponsor Support Agreement, (iv) the Lock-Up Agreement, (v) the Tax Sharing Agreement, (vi) the Services Agreement, (vii) the Registration Rights Agreement, (viii) the Forward Purchase Contract, (ix) the irrevocable written consent of BTC International as the sole stockholder of the XBP Europe, (x) the irrevocable written consent of CF VIII as the sole stockholder of Merger Sub, and (xi) the License Agreement.

“BTC International” means BTC International Holdings, Inc., a Delaware corporation.

“Business Combination” means the Merger and the transactions contemplated by the Merger Agreement, collectively.

“Business Combination Marketing Agreement” means the business combination marketing agreement, dated March 11, 2021, between CF VIII and CF&Co.

“Business Combination Proposal” means the proposal to approve and adopt the Merger Agreement, and to approve the Business Combination.

“Cantor” means Cantor Fitzgerald L.P., a Delaware limited partnership and an affiliate of the Sponsor, CF&Co. and, prior to the consummation of the Business Combination, CF VIII.

“CF&Co.” means Cantor Fitzgerald & Co., a New York general partnership.

“CFGM” means CF Group Management, Inc.

“CF VIII” means CF Acquisition Corp. VIII, a Delaware corporation.

“CF VIII Audit Committee” means the audit committee of the CF VIII Board.

“CF VIII Board” means the board of directors of CF VIII.

“CF VIII Bylaws” means the bylaws of CF VIII, as amended and/or restated from time to time.

“CF VIII Capital Stock” means, collectively, the CF VIII Common Stock and any preferred stock of CF VIII, par value $0.0001 per share.

“CF VIII Charter” means the Amended and Restated Certificate of Incorporation of CF VIII, dated March 11, 2021, as amended and/or restated from time to time.

“CF VIII Class A Common Stock” means Class A common stock of CF VIII, par value $0.0001 per share.

“CF VIII Class B Common Stock” means Class B common stock of CF VIII, par value $0.0001 per share.

“CF VIII Common Stock” means, collectively, the CF VIII Class A Common Stock and the CF VIII Class B Common Stock.

“CF VIII Governing Documents” means, collectively, the CF VIII Charter and CF VIII Bylaws.

“CF VIII Placement Shares” means the shares of CF VIII Class A Common Stock underlying the CF VIII Placement Units.

“CF VIII Placement Units” means the 540,000 CF VIII Units issued to the Sponsor in the CF VIII Private Placement.

“CF VIII Placement Warrants” means the 135,000 CF VIII Warrants underlying the CF VIII Placement Units.

“CF VIII Private Placement” means the private placement that closed concurrently with the closing of the IPO, on March 11, 2021, pursuant to which CF VIII issued and sold to the Sponsor 540,000 CF VIII Placement Units, at a purchase price of $10.00 per CF VIII Placement Unit, generating gross proceeds of $5.4 million.

“CF VIII Private Warrants” means the CF VIII Placement Warrants and the Warrants to be issued and sold pursuant to the Forward Purchase Contract.

“CF VIII Public Shares” means the shares of CF VIII Class A Common Stock sold as part of the CF VIII Units in the IPO.

“CF VIII Public Warrants” means the CF VIII Warrants sold as part of the CF VIII Units in the IPO.

“CF VIII Share Redemption” means the election of an eligible CF VIII Stockholder to redeem all or a portion of the shares of CF VIII Class A Common Stock held by such holder (as determined in accordance with the CF VIII governing documents).

“CF VIII Stockholders” means any holder of any shares of CF VIII Capital Stock.

“CF VIII Units” means units of CF VIII, each unit comprising one share of CF VIII Class A Common Stock and one-quarter of one CF VIII Warrant.

“CF VIII Warrants” or “Warrants” means warrants to purchase shares of CF VIII Class A Common Stock (prior to consummation of the Business Combination) or shares of Common Stock (following consummation of the Business Combination).

“Closing” means the closing of the Business Combination.

“Closing Charter Amendment Proposals” means collectively, the proposals to approve certain material differences between the CF VIII Charter (as will be amended pursuant to the Pre-Closing Charter Amendment Proposal), and the Combined Entity Charter that will be in effect immediately following the consummation of the Merger.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Code of Ethics” means the code of ethics adopted by CF VIII applicable to the directors, officers and employees of CF VIII.

“Combined Entity” means CF VIII after the consummation of the Business Combination.

“Combined Entity Board” means the board of directors of the Combined Entity.

“Combined Entity Bylaws” means the proposed bylaws of the Combined Entity, which are attached as Annex C to this proxy statement.

“Combined Entity Charter” means the proposed amended and restated certificate of incorporation of the Combined Entity, which is attached as Annex B to this proxy statement.

“Common Stock” means CF VIII Class A Common Stock immediately following consummation of the Merger and upon effectiveness of the Combined Entity Charter.

“Continental” means Continental Stock Transfer & Trust Company.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable law promulgated by any governmental authority, including the Centers for Disease Control and Prevention, Health Canada and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act and Families First Act.

“Delayed Contribution” means the transfer by BTC International, prior to the Closing, of all outstanding capital stock, interests or other equity securities (including convertible securities) of the EMEA Companies to XBP Europe.

“DGCL” means the Delaware General Corporation Law.

“Director Election Proposal” means the proposal to elect five (5) directors to serve on the Combined Entity Board.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

“DTC” means the Depository Trust Company.

“Effective Time” means the time when the certificate of merger in respect of the Merger has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Merger Sub and XBP Europe in writing and specified in the certificate of merger.

“EMEA Companies” means XBP Europe and its subsidiaries.

“Engagement Letter” means the engagement letter dated October 7, 2022 pursuant to which CF VIII engaged CF&Co. to act as its exclusive financial advisor for the Business Combination, in connection with which CF&Co. agreed to perform customary services for CF VIII in connection with the Business Combination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exela” means Exela Technologies, Inc., a Delaware corporation.

“Exela BPA” means Exela Technologies BPA, LLC, a Delaware limited liability company whose sole member is Exela.

“Exela Consolidated Group” means any consolidated, combined, or unitary group for U.S. federal (and applicable state and local) tax purposes that includes any of Exela and its affiliates (excluding XBP Europe and its subsidiaries) and any of the Combined Entity, XBP Europe and its subsidiaries.

“Existing Holders” means the holders of CF VIII Class A Common Stock who were party to the Registration Rights Agreement dated March 11, 2021 between CF VIII and such holders.

“Expiration Date” means the date of expiration of the time period for CF VIII to consummate a business combination pursuant to the CF VIII Charter, which, as of the date of this proxy statement, is September 16, 2023 (or such earlier date as determined by the CF VIII Board).

“Extension” means an extension of the Expiration Date.

“Extension Loans” means, collectively, the First Extension Loan, the Second Extension Loan and the Third Extension Loan.

“Families First Act” means the Families First Coronavirus Response Act.

“FATCA” means Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder.

“First Extension” means the first extension of the date by which CF VIII was required to complete its initial business combination, from March 16, 2022 to September 30, 2022.

“First Extension Loan” means the loan to CF VIII made by Sponsor in the amount of $4,424,015 in March 2022 in connection with the First Extension.

“First Working Capital Loan” means the Working Capital Loan with the Sponsor in the amount of up to $1,000,000, entered into on June 30, 2022.

“Forward Purchase Contract” means the Forward Purchase Contract, dated as of March 11, 2021, by and between Sponsor and CF VIII.

“Forward Purchase Investment” means the investment pursuant to the Forward Purchase Contract pursuant to which the Sponsor has agreed to purchase the Forward Purchase Securities for an aggregate purchase price of $10.0 million.

“Forward Purchase Securities” means (i) 1,250,000 shares of CF VIII Class A Common Stock (the “Forward Purchase Shares”), and (ii) 250,000 Warrants to purchase shares of CF VIII Class A Common Stock for $11.50 per share (the “Forward Purchase Warrants”) being purchased pursuant to the Forward Purchase Contract.

“Founder Shares” means the 6,250,000 shares of CF VIII Class B Common Stock initially purchased by the Sponsor and the shares of CF VIII Class A Common Stock issued upon the conversion of 5,000,000 of such shares of CF VIII Class B Common Stock in March 2023 and any shares of CF VIII Class A Common Stock and/or shares of Common Stock that will be issued upon the automatic conversion of such remaining shares at the time of consummation of the Business Combination, which shares are currently owned by the Sponsor and the two independent directors of CF VIII that own shares of CF VIII Class B Common Stock.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (including the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Interim Period” means the period from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement.

“Holder” or “Holders” means the Existing Holders and the New Holders and any person or entity who becomes a party to the Registration Rights Agreement.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” other than accounts payable arising in the Ordinary Course and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Insider Letter” means the letter agreement, dated as of March 11, 2021, entered into by and among CF VIII, Sponsor, and certain officers and directors of CF VIII.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means CF VIII’s initial public offering of CF VIII Units, which was consummated on March 11, 2021.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Law” means any statute, law, directive, ordinance, rule, regulation or Governmental Order, in each case of any Governmental Authority, or any provisions or interpretations of the foregoing, including common law, civil law, civil codes and general principles of equity.

“License Agreement” means the Intercompany Confidentiality and Intellectual Property License Agreement entered into between XBP Europe and certain affiliates of the Ultimate Parent entered into concurrently with the execution of the Merger Agreement.

“Listing Event” means any of (i) CF VIII’s common stock is delisted from Nasdaq, (ii) CF VIII has received a notice from Nasdaq to the effect that CF VIII’s common stock no longer meets the Nasdaq listing requirements, without regard to any cure period that may be available under Nasdaq’s listing rules; or (iii) any event whereby

v

CF VIII no longer meets the requirements of Nasdaq Rule 5550 for continued listing on Nasdaq, provided, that with respect to subclauses (i), (i) and (iii), such events shall not be deemed Listing Events in the event CF VIII relists its common stock on the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Lock-Up Agreement” means the Lock-Up Agreement entered into on October 9, 2022, by and between XBP Europe and BTC International.

“Lock-Up Period” means the period commencing from the Closing and ending on the earlier of (i) the one (1) year anniversary of the date of the Closing and (ii) subsequent to the Closing, the date on which CF VIII consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of CF VIII’s stockholders having the right to exchange their CF VIII Common Stock for cash, securities or other property.

“Merger” means the merger of Merger Sub with and into XBP Europe.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of October 9, 2022, by and among CF VIII, Merger Sub, BTC International and XBP Europe (as the terms and conditions therein may be amended, modified or waived from time to time).

“Merger Consideration” means the number of shares of CF VIII Class A Common Stock being issued to BTC International pursuant to the Merger equal to (i) the quotient of (1) (A) the sum of $220,000,000 minus (B) the Company Closing Indebtedness (as defined in the Merger Agreement) divided by (2) $10.00 plus (ii) 1,330,650.

“Merger Sub” means Sierra Merger Sub Inc.

“Nasdaq Listing Rule” means the Nasdaq Stock Market Listing Rule 5635.

“Nasdaq Proposal” means the proposal, for purposes of complying with the Nasdaq Listing Rule, with respect to the issuance of up to a maximum of 23,748,940 shares of CF VIII Class A Common Stock or Common Stock.

“NDA” means the Confidentiality Agreement, dated as of August 11, 2022, between CF VIII and Exela.

“New Holders” means the parties listed under the New Holders on the signature page to the Registration Rights Agreement.

“Non-U.S. holder” means a beneficial owner of shares of CF VIII Class A Common Stock who, or that is, for U.S. federal income tax purposes: a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates; a foreign corporation; or an estate or trust that is not a U.S. holder.

“NSI Act” means the National Security and Investment Act 2021.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including any Permitted COVID-19 Measures implemented by such Person; and (ii) such action complies with, in all material respects, all applicable laws.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCAOB Financial Statements” means (i) the audited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity of the EMEA Companies as of and for the years ended December 31, 2019, December 31, 2020 and December 31, 2021, and (ii) the unaudited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity of the EMEA Companies as and for the nine-month period ended September 30, 2022 (subject to normal and recurring year-end adjustments and the absence of footnotes) that comply with the standards of the PCAOB.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of the Merger Agreement, implemented by XBP Europe prior to the date of the Merger Agreement and disclosed to CF VIII prior to the date of the Merger Agreement, or (ii) reasonably implemented by a party to the Merger Agreement following the date of the Merger Agreement in good faith.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Pre-Closing Charter Amendment Proposal” means the proposal to modify Section 9.2 of the CF VIII Charter in order to expand the methods that CF VIII may employ to not become subject to the “penny stock” rules of the SEC.

“Proposals” means the Adjournment Proposal, the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal, collectively.

“QAC 2” means Quinpario Acquisition Corp. 2.

“Record Date” means            , 2023.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement to be entered into by and among the Combined Entity, the Sponsor, the independent directors of CF VIII, and BTC International upon closing of the Business Combination.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Second Extension” means the second extension of the date by which CF VIII was required to complete its initial business combination, from September 30, 2022 to March 16, 2023.

“Second Extension Loan” means the loan to CF VIII made by Sponsor in the amount of $976,832 made in September 2022 in connection with the Second Extension.

“Second Working Capital Loan” means a second Working Capital Loan with the Sponsor in the amount of up to $750,000 entered into on October 14, 2022.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Services Agreement” means the Services Agreement to be entered into upon the closing of the Business Combination between XBP Europe and Exela BPA.

“Special Meeting” means the Special Meeting of Stockholders of CF VIII to be held on            ,            2023, at            Eastern Time.

“Sponsor” means CFAC Holdings VIII, LLC.

“Sponsor Loan” means the $1,750,000 loan commitment made by the Sponsor for working capital, which loan has been funded in full by the Sponsor.

“Sponsor Support Agreement” means the Sponsor Support Agreement entered into on October 9, 2022, by and among the Sponsor, CF VIII, BTC International and XBP Europe.

“Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into upon the closing of the Business Combination between Exela, XBP Europe and the Combined Entity.

“Third Extension” means the third extension of the date by which CF VIII was required to complete its initial business combination, from March 16, 2023 to September 16, 2023 (or such earlier date as determined by the CF VIII Board).

“Third Extension Loan” means the loan to CF VIII made by Sponsor in the amount of up to $344,781 in March 2023 in connection with the Third Extension, which loan is to be funded in monthly amounts of $57,464 for each month of the Third Extension utilized by CF VIII.

“Transactions” means, collectively, the transactions contemplated by the Merger Agreement or any of the Ancillary Agreements.

“Transfer Agent” means Continental, in its capacity as transfer agent for CF VIII.

“Trust Account” means the trust account of CF VIII for the benefit of CF VIII’s public stockholders.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of March 11, 2021, between CF VIII and Continental, as trustee.

“Ultimate Parent” means ETI-XCV Holdings, LLC, an indirect parent of BTC International and wholly owned subsidiary of Exela.

“Ultimate Parent Support Agreement” means the Ultimate Parent Support Agreement entered into on October 9, 2022, by and between CF VIII and Ultimate Parent.

“Working Capital Loans” means any loans that may be provided by the Sponsor to CF VIII for working capital of CF VIII other than proceeds from the Sponsor Loan, including the First Working Capital Loan and the Second Working Capital Loan.

“XBP Consolidated Group” means the consolidated group that consists of the Combined Entity and its subsidiaries.

“XBP Europe” means XBP Europe, Inc., a Delaware corporation and direct wholly owned subsidiary of BTC International.

“XBP Europe Board” means the board of directors of XBP Europe.

“XBP Europe Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the EMEA Companies or their respective affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and services providers, including intra alia in connection with preparing and filing the proxy statement and receiving stock exchange approval for listing the shares of CF VIII Class A Common Stock, (ii) one half of the applicable transfer taxes, (iii) one half of the filing fees payable to the Governmental Authorities in connection with the Transactions and (iv) any change in control bonus, transaction bonus, retention bonus or similar payment payable by any EMEA Company, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the EMEA Companies at or after the Closing pursuant to any agreement to which any of the EMEA Companies is a party prior to the Closing which become payable (including if subject to continued employment) solely as a result of the extension of the Merger Agreement or the consummation of the Transactions.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of CF VIII and XBP Europe. These statements are based on the beliefs and assumptions of the management of CF VIII and XBP Europe. Although CF VIII and XBP Europe believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither CF VIII nor XBP Europe can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement include, but are not limited to, statements about:

•        the benefits from the Business Combination;

•        CF VIII’s ability to consummate the Business Combination or, if CF VIII does not complete the Business Combination, any other initial business combination;

•        any satisfaction or waiver (if applicable) of the conditions to the Business Combination including, among other things: the satisfaction or waiver of certain customary closing conditions, including, among others, the existence of no material adverse effect at CF VIII or XBP Europe;

•        the occurrence of any other event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the ability to maintain the listing of the CF VIII Class A Common Stock or the Common Stock on Nasdaq (or the NYSE) upon or following the Business Combination;

•        the Combined Entity’s future financial performance following the Business Combination, including any expansion plans and opportunities;

•        the Combined Entity’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination or any other initial business combination;

•        changes in the Combined Entity’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of the Combined Entity’s business model;

•        the Combined Entity’s ability to scale in a cost-effective manner;

•        the Sponsor and CF VIII’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with CF VIII’s business or in approving the Business Combination;

•        CF VIII’s public securities’ potential liquidity and trading;

•        the ability of the Combined Entity to raise any necessary financing following consummation of the Business Combination; and

•        the use of proceeds not held in the Trust Account or available to CF VIII from interest income on the Trust Account balance.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that CF VIII or XBP Europe “believes,” and similar statements reflect only such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either CF VIII or XBP Europe has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause CF VIII’s or the Combined Entity’s actual results to differ include:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against CF VIII, XBP Europe, Exela, or others following announcement of the Business Combination and the transactions contemplated thereby;

•        the inability to complete the transactions contemplated by the Business Combination due to the failure to satisfy conditions to closing in the Merger Agreement;

•        the effect of the announcement or pendency of the transaction on XBP Europe’s business relationships, operating results, performance and business generally;

•        risks that the transactions disrupt current plans and operations of XBP Europe;

•        changes in the competitive industries and markets in which XBP Europe operates or plans to operate;

•        changes in laws and regulations affecting XBP Europe’s business;

•        the ability to implement business plans, forecasts, and other expectations after the completion of the transactions, and identify and realize additional opportunities;

•        risks related to XBP Europe’s potential inability to achieve or maintain profitability and generate cash;

•        current and future conditions in the global economy, including as a result of the impact of the COVID-19 pandemic and potential energy shortages in Europe, and their impact on XBP Europe, its business and markets in which it operates;

•        the ability of XBP Europe to retain existing clients;

•        the potential inability of XBP Europe to manage growth effectively;

•        the ability to recruit, train and retain qualified personnel; and

•        other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by CF VIII.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of CF VIII Stockholders. The following questions and answers do not include all the information that is important to CF VIII Stockholders. We urge all CF VIII Stockholders to carefully read this entire proxy statement, including the annexes and other documents referred to herein.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the CF VIII public stockholders and do not include any shares of Common Stock issuable upon the exercise of the Warrants.

Q:     Why am I receiving this proxy statement?

A:     CF VIII and XBP Europe have agreed to the Business Combination under the terms of the Merger Agreement that is described in this proxy statement. The Merger Agreement provides that:

•        each share of capital stock of Merger Sub will be automatically converted into an equal number of shares of common stock of XBP Europe and XBP Europe will thus become a wholly owned subsidiary of CF VIII;

•        each share of stock of XBP Europe will be cancelled and exchanged for the right to receive a number of shares of CF VIII Class A Common Stock equal to (a) the quotient of (1) (A) the sum of $220,000,000 minus (B) the Company Closing Indebtedness (as defined in the Merger Agreement) divided by (2) $10.00 plus (b) 1,330,650; and

•        CF VIII will amend its charter to, among other matters, change its name to XBP Europe Holdings, Inc.

Upon effectiveness of the Merger, each share of CF VIII Class B Common Stock that is outstanding at such time will be automatically exchanged for shares of CF VIII Class A Common Stock on a one-to-one basis. Immediately thereafter, upon effectiveness of the Combined Entity Charter, each share of CF VIII Class A Common Stock that is outstanding at such time and not subject to redemption will be automatically converted into shares of Common Stock (of the Combined Entity), also on a one-to-one basis.

This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting, along with important information about CF VIII, XBP Europe, and the business of the Combined Entity and its subsidiaries following consummation of the Business Combination. You should read this proxy statement and its annexes carefully and in their entirety.

Q:     What proposals are CF VIII Stockholders being asked to vote upon?

A:     At the Special Meeting, CF VIII is asking holders of CF VIII Common Stock to consider and vote upon the following proposals:

•        The Business Combination Proposal — To approve and adopt the Merger Agreement, by and among CF VIII, Merger Sub, BTC International and XBP Europe, and to approve the transactions contemplated thereby. Copies of the Merger Agreement and related agreements entered into in connection with the Merger Agreement are attached to this proxy statement as Annexes A, D, E and F. For more, see the section entitled “The Business Combination Proposal.”

•        The Director Election Proposal — To consider and vote upon a proposal to elect five (5) directors to serve on the Combined Entity Board, with the            Class I directors serving until the next annual meeting of stockholders, the            Class II directors serving until the second annual meeting of stockholders, and the            Class III directors serving until the third annual meeting of stockholders, in each case following the Business Combination and until their respective successors are duly elected and qualified. See the section entitled the “Director Election Proposal.”

•        The Nasdaq Proposal — To approve a proposal, for purposes of complying with the Nasdaq Listing Rule, with respect to the issuance of up to a maximum of 23,748,940 shares of CF VIII Class A Common Stock pursuant to the Merger Agreement. See the section entitled “The Nasdaq Proposal.”

•        The Closing Charter Amendment Proposals — To consider and vote upon separate proposals to approve certain material differences between the CF VIII Charter (as will be amended pursuant to the Pre-Closing Charter Amendment Proposal) and the Combined Entity Charter that will be in effect immediately following the consummation of the Merger, a copy of which is attached to this proxy statement as Annex B. See the section entitled “The Closing Charter Amendment Proposals.”

•        The Pre-Closing Charter Amendment Proposal — To consider and vote upon a proposal modify Section 9.2 of the CF VIII Charter in order to expand the methods that CF VIII may employ to not become subject to the “penny stock” rules of the SEC. See the section entitled “The Pre-Closing Charter Amendment Proposal.”

•        The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined by CF VIII that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

CF VIII will hold the Special Meeting of CF VIII Stockholders to consider and vote upon these proposals. This proxy statement contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. CF VIII Stockholders should read it carefully.

The vote of CF VIII Stockholders is important. CF VIII Stockholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement.

Q:     What will happen to CF VIII’s securities in connection with the Closing of the Business Combination?

A:     CF VIII Class A Common Stock, CF VIII Units, and CF VIII Warrants are currently listed on Nasdaq under the symbols “CFFE,” “CFFEU” and “CFFEW,” respectively. In connection with the Closing of the Business Combination, shares of CF VIII Class A Common Stock will be automatically converted (without any action needed to be taken on the part of the holders) into shares of Common Stock (of the Combined Entity), which will trade on Nasdaq under the symbol “XBP,” and the Warrants will trade on Nasdaq under the symbol “XBPEW.” The Combined Entity will not have any units traded on Nasdaq following the Closing of the Business Combination, and any CF VIII Units that were not previously separated into their component securities will be so separated upon Closing without any action needed to be taken on the part of the holders.

Q:     What equity stake will holders of CF VIII Public Shares, BTC International, the Sponsor and the independent directors hold in the Combined Entity upon completion of the Business Combination?

A:     The following table sets forth the anticipated ownership of the Combined Entity upon the Closing of the Business Combination, assuming no redemptions, “50% redemptions”, and “100% redemptions.” The ownership percentages reflected in the table are based upon the number of shares of CF VIII Common Stock issued and outstanding as of March 31, 2023, and assume that the only additional shares of CF VIII to be issued are in connection with the Business Combination.

For purposes of the table:

No Redemptions:    This scenario assumes that no CF VIII Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their CF VIII Public Shares.

50% Redemptions:    This scenario assumes that CF VIII Stockholders exercise redemption rights with respect to approximately 718,295 CF VIII Public Shares (approximately 50% of the issued and outstanding CF VIII Public Shares) in connection with the approval of the Business Combination.

100% Redemptions:    This scenario assumes that CF VIII Stockholders exercise redemption rights with respect to all 1,436,589 CF VIII Public Shares in connection with the approval of the Business Combination.

The table also includes two scenarios, the first being where none of the Warrants are exercised (and accordingly, none of the shares of Common Stock underlying such Warrants are issued and outstanding), and the second being where all of the Warrants are exercised (and accordingly, all of the shares of Common Stock underlying such Warrants are issued and outstanding). The exercise price for each Warrant is $11.50 and accordingly, Warrants are not expected to be exercised unless the trading price of a share of Common Stock exceeds $11.50.

Assuming No Exercise of Warrants
	Class A Common Stock – No Redemptions		Class A Common Stock – 50% Redemptions		Class A Common Stock – 100% Redemptions
Name and Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Exela Technologies, Inc., as the indirect shareholder of XBP Europe(1)	21,807,374	69.4%	21,807,374	71.1%	21,807,374	72.8%
Sponsor and Independent Directors(2)	8,159,587	26.0%	8,159,587	26.6%	8,159,587	27.2%
Public Stockholders	1,436,589	4.6%	718,295	2.3%	—	0.0%
Holders of CF VIII Public Warrants	—	0.0%	—	0.0%	—	0.0%
Assuming All Warrants Are Exercised
	Class A Common Stock – No Redemptions		Class A Common Stock – 50% Redemptions		Class A Common Stock – 100% Redemptions
Name and Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Exela Technologies, Inc., as the indirect shareholder of XBP Europe(1)	21,807,374	57.3%	21,807,374	58.4%	21,807,374	59.6%
Sponsor and Independent Directors(2)(3)	8,544,587	22.5%	8,544,587	22.9%	8,544,587	23.3%
Public Stockholders	1,436,589	3.8%	718,295	1.9%	—	0.0%
Holders of CF VIII Public Warrants	6,250,000	16.4%	6,250,000	16.7%	6,250,000	17.1%

____________

(1)      Shares were calculated assuming Company Closing Indebtedness (as defined in, and calculated in accordance with the terms of, the Merger Agreement) of $19,415,663, representing the amount of such indebtedness as of December 31, 2022.

(2)      Includes 5,516,600 Founder Shares (after forfeiting 733,400 Founder Shares), 540,000 CF VIII Placement Shares, 1,250,000 Forward Purchase Shares and assumes 852,987 shares of Common Stock are issued to the Sponsor upon Closing as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII (based on $8,529,873 owed by CF VIII to the Sponsor as of December 31, 2022, at an issuance price of $10.00 per share).

(3)      Assumes exercise of the 250,000 Forward Purchase Warrants and 135,000 CF VIII Placement Warrants, resulting in an additional issuance of 385,000 shares of Common Stock to the Sponsor.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Merger Agreement, including but not limited to:

•        the approval of the Transaction Proposals by the CF VIII Stockholders;

•        all specified notices, approvals or consents (including governmental and regulatory approvals) and all waiting or other periods having been made, obtained or having expired or been terminated, as applicable;

•        the definitive proxy statement having been filed and no proceedings having been initiated or threatened by the SEC with respect thereto;

•        the consummation of the Transactions not being prohibited by applicable law or order;

•        each of the Ancillary Agreements being in full force and effect;

•        the Delayed Contribution having occurred (which has already occurred as of the date hereof);

•        the representations and warranties of XBP Europe and CF VIII being true and correct, subject to the applicable materiality standards contained in the Merger Agreement;

•        material compliance by XBP Europe and CF VIII with the pre-closing covenants as set forth in the Merger Agreement;

•        no occurrence of a material adverse effect on XBP Europe or CF VIII;

•        XBP Europe and Exela, or its affiliate, entering into the Tax Sharing Agreement and Services Agreement; and

•        the shares of CF VIII Class A Common Stock to be issued under the Merger Agreement having been approved for listing, and no Listing Event being ongoing or occurring.

For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Merger Agreement.”

Q:     Why is CF VIII providing its stockholders with the opportunity to vote on the Business Combination?

A:     Under the CF VIII Charter, holders of the CF VIII Public Shares must have the opportunity to have their CF VIII Public Shares redeemed upon the consummation of CF VIII’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, CF VIII has elected to provide its stockholders with the opportunity to have their CF VIII Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, CF VIII is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their CF VIII Public Shares in connection with the Closing.

Q:     Are there any arrangements to help ensure that the Combined Entity will have adequate funds available upon Closing of the Business Combination?

A:     Yes. Upon closing of the IPO, CF VIII and the Sponsor entered into the Forward Purchase Contract pursuant to which the Sponsor will invest $10.0 million for the Forward Purchase Securities, comprised of 1,250,000 shares of CF VIII Class A Common Stock and 250,000 Warrants to purchase shares of CF VIII Class A Common Stock for $11.50 per share. The closing of the Forward Purchase Investment is contingent upon, among other customary closing conditions, the substantially concurrent Closing.

The proceeds from the Trust Account (net of any amounts used to fund redemptions) and the Forward Purchase Investment will be used for certain transaction and administrative expenses of CF VIII and XBP Europe, and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. In addition, CF VIII and/or XBP Europe may seek to arrange for additional third-party financing which may be in the form of debt (including bank debt or convertible notes) or equity, the proceeds of which would be used for a variety of purposes.

Q:     How many votes do I have at the Special Meeting?

A:     CF VIII Stockholders are entitled to one vote at the Special Meeting for each share of CF VIII Common Stock held of record as of            , 2023, the Record Date for the Special Meeting. As of the close of business on the Record Date, there were 8,226,589 shares of CF VIII Common Stock issued and outstanding.

Q:     What vote is required to approve the Proposals presented at the Special Meeting?

A:     The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date, the approval of the Closing Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date, voting together as a single class, and the affirmative vote of a majority of the shares of CF VIII Class B Common Stock outstanding as of the Record Date, voting as a separate class and the approval of the Pre-Closing Charter Amendment Proposal requires the affirmative vote of 65% of the issued and outstanding shares of CF VIII Common Stock as of the Record Date. Accordingly, a CF VIII Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF VIII Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal and the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the shares of CF VIII Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. A CF VIII Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal or the Adjournment Proposal.

The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve each of the Proposals. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting and as a result, no CF VIII Public Shares will need to be voted to approve any of the Proposals.

Q:     Are the Proposals conditioned on one another?

A:     The Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal will not be presented to the CF VIII Stockholders at the Special Meeting.

The Business Combination Proposal is subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposal, each of the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal.

The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not consummate the Business Combination. If CF VIII does not consummate the Business Combination and fails to complete an initial business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), CF VIII will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account, including interest (net of taxes payable, less up to $100,000 of net interest to pay dissolution expenses) to its public stockholders in accordance with the CF VIII Charter.

The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve each of the Proposals. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting and as a result, no CF VIII Public Shares will need to be voted to approve any of the Proposals.

Q:     What constitutes a quorum at the Special Meeting?

A:     Holders of a majority in voting power of CF VIII Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the meeting chair has the power to adjourn the Special Meeting. As of the Record Date, 4,113,295 shares of CF VIII Common Stock would be required to achieve a quorum. The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor’s attendance at the Special Meeting (represented in person or by proxy) would be sufficient to satisfy the quorum requirement. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting and accordingly, no CF VIII Public Shares will be needed to for a quorum.

Q:     How will the Sponsor and CF VIII’s directors and officers vote?

A:     The Sponsor and CF VIII’s directors and officers will vote in favor of each of the Proposals. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals at the Special Meeting, including the Business Combination Proposal. Pursuant to the Insider Letter, the Sponsor and CF VIII’s directors and officers have agreed to vote any Founder Shares and CF VIII Placement Shares held by them and any CF VIII Public Shares purchased during or after the IPO (including in open market and privately negotiated transactions) in favor of the Business Combination. The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve each of the Proposals. Accordingly, no CF VIII Public Shares will need to be voted to approve any of the Proposals.

Q:     What interests do the Sponsor and CF VIII’s current officers and directors have in the Business Combination?

A:     The Sponsor and CF VIII’s officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

•        the Sponsor is the record holder of 537,500 CF VIII Placement Shares, 135,000 CF VIII Placement Warrants and 6,228,000 Founder Shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick is the Chairman and Chief Executive Officer of CF VIII and CFGM, and is the trustee of CFGM’s sole stockholder. As such, Mr. Lutnick may be deemed to have beneficial ownership of the securities held directly by the Sponsor. None of the other officers and directors of CF VIII has beneficial ownership of the securities held directly by the Sponsor;

•        the Sponsor is party to each of the Sponsor Support Agreement and the Forward Purchase Contract;

•        the CF VIII Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the CF VIII Charter. In the course of their other business activities, CF VIII’s officers and directors may have, or may become, aware of other investment and business opportunities which may be appropriate for presentation to CF VIII as well as the other entities with which they are affiliated. CF VIII’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF VIII is presented with it. CF VIII does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        unless CF VIII consummates an initial business combination, the Sponsor (and CF VIII’s officers and directors) will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF VIII, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (as of December 31, 2022, no such expenses had been incurred that had not been reimbursed);

•        the fact that the Sponsor has made outstanding loans to CF VIII in the aggregate amount of approximately $8,500,000 as of December 31, 2022 and the Third Extension Loan in March 2023 in the amount of up to $344,781. These loans will not be repaid to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed. The Sponsor has agreed that upon consummation of the Business Combination, all the amounts owed by CF VIII to it under such loans (except with respect to the advancement of certain third party expenses in connection with the Business Combination paid prior to the Closing) will be repaid in the form of newly issued shares of CF VIII Class A Common Stock, rather than in cash, at a value of $10.00 per share;

•        the 540,000 CF VIII Placement Units (comprised of 540,000 CF VIII Placement Shares (537,500 of which are currently held by the Sponsor and 2,500 of which are held by one of CF VIII’s independent directors) and 135,000 CF VIII Placement Warrants) purchased by the Sponsor for $5.4 million will be worthless if a business combination is not consummated;

•        the Sponsor agreed that the 537,500 CF VIII Placement Shares and 135,000 CF VIII Placement Warrants it holds will not be sold or transferred until 30 days after CF VIII has completed a business combination, and the Sponsor agreed that the 6,228,000 Founder Shares it holds (of which it will forfeit 733,400 upon consummation of the Business Combination) will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property;

•        CF VIII’s independent director that owns CF VIII Placement Shares agreed that the 2,500 CF VIII Placement Shares he holds will not be sold or transferred until 30 days after CF VIII has completed a business combination, and CF VIII’s two independent directors that own Founder Shares agreed that the 22,000 Founder Shares they hold will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (subject to early release if the closing price of a share of Common Stock exceeds $12.00 (as adjusted for stock splits, dividends, reorganizations and recapitalizations and the like) for any 20-trading days within any 30-trading day period);

•        the fact that the Sponsor paid $25,000, or approximately $0.004 per share, for the Founder Shares (of which it currently holds 6,228,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $67.0 million, based on the closing price of CF VIII Class A Common Stock of $10.76 on April 13, 2023, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF VIII’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor and CF VIII’s officers and directors have agreed not to redeem any of the Founder Shares or CF VIII Placement Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that if CF VIII does not complete an initial business combination by September 16, 2023 (or an earlier date determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), the proceeds from the sale of the CF VIII Placement Units of $5.4 million, all of which were deposited into the Trust Account, will be included in the liquidating distribution to CF VIII’s public stockholders and the CF VIII Placement Warrants will expire worthless;

•        if the Trust Account is liquidated, including in the event CF VIII is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF VIII to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF VIII Public Share by the claims of prospective target businesses or claims of any third-party for services rendered or products sold to

CF VIII, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account (although there are no assurances that the Sponsor will have sufficient funds to satisfy its indemnity obligations);

•        the fact that in connection with the IPO, the Sponsor agreed, upon the closing of CF VIII’s initial business combination, to invest $10.0 million in exchange for the Forward Purchase Securities (comprised of 1,250,000 shares of CF VIII Class A Common Stock and 250,000 Warrants);

•        the fact that two of CF VIII’s independent directors own an aggregate of 22,000 Founder Shares and one of CF VIII’s independent directors owns 2,500 CF VIII Placement Shares, all of which were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $263,620, based on the closing price of CF VIII Class A Common Stock of $10.76 on April 13, 2023, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that CF VIII’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

CF&Co. previously served as underwriter for the initial public offering of QAC 2, which merged with Exela (which merger resulted in Exela becoming a public company), served as a capital markets advisor to QAC 2 in connection with its business combination with Exela and served as agent in connection with an Exela stock buyback program, and CF&Co. is currently engaged as a distribution agent for an “at-the-market” sales program for Exela common stock, for which it received or will receive customary compensation and pursuant to which it last sold shares in July 2022. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of CF VIII’s officers and directors to enter into the Merger Agreement and CF VIII’s directors in making their recommendation that you vote in favor of the approval of the Business Combination, and the Sponsor in agreeing to vote in favor of the Business Combination. In particular, the existence of the interests described above may incentivize CF VIII’s officers and directors to complete an initial business combination, even if on terms less favorable to CF VIII Stockholders compared to liquidating CF VIII, because, among other things, if CF VIII is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF VIII Placement Shares and CF VIII Placement Warrants, and the CF VIII independent directors’ Founder Shares and CF VIII Placement Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $73.1 million based on the closing price of CF VIII Class A Common Stock of $10.76 and CF VIII Warrants of $0.09 on April 13, 2023), and out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF VIII would not be repaid to the extent such amounts exceed cash held by CF VIII outside of the Trust Account (which such loans, as of December 31, 2022, amounted to approximately $8,500,000). Upon completion of the Business Combination, it is not anticipated that any persons associated with CF VIII will be employed by the Combined Entity or serve on the Combined Entity Board, and there have been no conversations regarding either subject. As of the date of this proxy statement, there is no formal or informal agreement for CF&Co. to be retained by the Combined Entity after Closing.

In connection with the execution of the Merger Agreement, pursuant to a Waiver Agreement, dated October 9, 2022 (the “Waiver Agreement”), CF&Co. waived its right to the business combination marketing fee of $9,350,000 that was otherwise payable under the Business Combination Marketing Agreement upon the Closing (subject to, and conditioned upon, the closing of the Merger).

For more, see “Certain Relationships and Related Person Transactions.”

CF VIII’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the independent directors of CF VIII should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the proposed business combination and the proposed terms in respect thereof. Accordingly, CF VIII’s independent directors on the CF VIII Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Merger Agreement and the transactions contemplated therein.

Q:     What is CF&Co.’s history with each of CF VIII and Exela?

A:     CF&Co.’s history with CF VIII can be summarized as follows:

•        CF&Co. served as underwriter for the IPO. Pursuant to an underwriting agreement, dated March 11, 2021, between CF VIII, on the one hand, and CF&Co. and Odeon Capital Group LLC (“Odeon”), on the other hand, CF VIII paid a total of $4,400,000 in underwriting discounts and commissions for CF&Co.’s services as the representative of the underwriters in the IPO and $100,000 to Odeon for serving as the qualified independent underwriter.

•        Pursuant to the Business Combination Marketing Agreement, CF VIII engaged CF&Co. as an advisor in connection with CF VIII’s initial business combination to assist CF VIII in arranging meetings with CF VIII Stockholders to discuss any potential initial business combination and the target business’ attributes, introducing CF VIII to potential investors that are interested in purchasing CF VIII’s securities, and assisting CF VIII with its press releases and public filings in connection with any initial business combination. Pursuant to the Business Combination Marketing Agreement, CF VIII agreed to pay CF&Co. a cash fee for such services upon the consummation of its initial business combination in an amount equal to $9,350,000. However, in connection with the Merger, subject to and conditioned upon the closing of the Merger, CF&Co. agreed to waive such fee.

•        Pursuant to the Engagement Letter, CF VIII engaged CF&Co. to act as its exclusive financial advisor for the Business Combination, in connection with which CF&Co. agreed to perform customary services for CF VIII in connection with the Business Combination. CF&Co. will not receive any fees for its services under the Engagement Letter, although it is entitled to reimbursement for expenses incurred in connection with its services and indemnification by CF VIII (or, following the Closing of the Business Combination, the Combined Entity).

         CF&Co.’s history with Exela can be summarized as follows:

•        CF&Co. previously served as underwriter for the initial public offering in January 2015 of QAC 2, which merged with Exela (which merger resulted in Exela becoming a public company). Pursuant to an underwriting agreement, dated January 15, 2015, between QAC 2, on the one hand, and Deutsche Bank Securities Inc. and CF&Co., as representatives of the several underwriters, on the other hand, at closing of its initial public offering, QAC 2 paid CF&Co. a total of $3.25 million in underwriting discounts and commissions for CF&Co.’s services as a representative of the underwriters in QAC 2’s initial public offering, and upon consummation of QAC 2’s initial business combination with Exela, CF&Co. was entitled to be paid by QAC 2 an additional $6.125 million in deferring underwriting fees, a portion of which fees were paid in July 2017 pursuant to a combination of cash and shares of Exela. CF&Co. also acted as capital markets advisor in connection with QAC 2’s initial business combination with Exela.

•        CF&Co. acted as agent in connection with Exela’s share buyback program announced in November 2017 and which expired in November 2019, and pursuant to which Exela repurchased shares of common stock for an aggregate purchase price of approximately $10.8 million. In connection with its role as agent, CF&Co. was paid customary fees.

•        CF&Co. is currently acting as a distribution agent in an “at-the-market” offering (the “ATM Program”) announced by Exela in May 2022 pursuant to which it may offer and sell up to $250 million of newly issued shares of common stock. In connection with its role as a distribution agent, CF&Co. may be paid a commission of up to 5.0% of gross sales made by it as agent in the ATM Program. CF&Co. last made sales under the ATM Program in July 2022.

         In the ordinary course of business, CF&Co. and its affiliates may actively trade, and in the past have traded, the equity and debt securities and/or debt of CF VIII, Exela, XBP Europe and their respective affiliates for the account of CF&Co.’s customers (which may include stockholders of Exela and their affiliates) and may be, and may have been in the past, engaged to provide other investment banking services to affiliates of Exela and their stockholders. For more, see “Certain Relationships and Related Party Transactions.”

Q:     Did the CF VIII Board obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to proceed with the Business Combination?

A:     No. The CF VIII Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination. However, CF VIII’s management, the members of the CF VIII Board and the other representatives of CF VIII have experience in evaluating the operating and financial merits of technology companies and reviewed certain financial information of XBP Europe and other relevant financial information selected based on the experience and the professional judgment of CF VIII’s management team. Accordingly, investors will be relying solely on the judgment of the CF VIII Board in valuing XBP Europe’s business and accordingly, investors assume the risk that the CF VIII Board may not have properly valued such business. For more, see the risk factor entitled “Neither the CF VIII Board nor any committee thereof obtained a fairness opinion from an independent financial advisor (or any similar report or appraisal) in determining whether or not to pursue the Business Combination, and the CF VIII Board may not have properly valued the XBP Europe business.”

Q:     What factors did the CF VIII Board consider in determining whether or not to proceed with the Business Combination?

A:     The CF VIII Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, (1) that XBP Europe had an existing pan-European business with over 2,000 clients, many of whom have been long term clients with long term relationships, (2) that XBP Europe has plans to increase its financial performance and cash flows, (3) that Exela agreed to continue to provide services to XBP Europe after Closing, and (4) that if XBP Europe executes its strategy, it might become a well received publicly traded company.

The CF VIII Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to: macroeconomic risks generally, competition in the business processing and automation industry, risks related to XBP Europe’s relationship with Exela, risks that XBP Europe’s business plan may not be achieved, and risks related to CF VIII’s valuation of XBP Europe’s business and in particular, the lack of a fairness opinion (and any similar report or appraisal). See the sections titled “The Business Combination Proposal — The CF VIII Board’s Reasons for the Approval of the Business Combination.”

Q:     Did XBP Europe meet the revenue and Adjusted EBITDA projections included in the Revised 2022 Estimates provided to the CF VIII Board?

A:     As disclosed elsewhere in this proxy statement, XBP Europe’s actual results for the year ended December 31, 2022 included revenue and Adjusted EBITDA that were less than those forecasted in the Revised 2022 Estimates, which resulted from a combination of factors including, among others, lower than expected revenues, delayed revenues, higher than expected costs and change in foreign exchange rates. For more, see pages 201 and 202 of the “Management’s Discussion and Analysis Section of Financial Condition and Results of Operations of XBP Europe” and “Certain Forecasted Information of XBP Europe” below.

Q:     What happens if I sell my shares of CF VIII Class A Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of CF VIII Class A Common Stock after the Record Date, but before the date of the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of CF VIII Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:     What happens if CF VIII Stockholders vote against the Business Combination Proposal?

A:     Pursuant to the CF VIII Charter, if the Business Combination Proposal is not approved and CF VIII does not otherwise consummate an alternative business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), CF VIII will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account, including interest (net of taxes payable, less up to $100,000 of net interest to pay dissolution expenses) to its public stockholders in accordance with the CF VIII Charter. However, as noted above, the Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve each of the Proposals. In addition, as noted above, pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting and as a result, no CF VIII Public Shares will need to be voted to approve any of the Proposals.

Q:     How do the CF VIII Public Warrants differ from the CF VIII Private Warrants and what are the related risks to any holders of CF VIII Public Warrants following the Business Combination?

A:     The economic terms of the CF VIII Private Warrants are identical to those of the CF VIII Public Warrants. However, unlike the CF VIII Public Warrants, the CF VIII Private Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by the Combined Entity so long as they are held by the Sponsor or its permitted transferees (which are, generally, officers, directors, or affiliates of CF VIII or the Sponsor, or any of their family members, or certain other related persons). The Sponsor, or its permitted transferees, has the option to exercise the CF VIII Private Warrants on a cashless basis. If the CF VIII Private Warrants are held by holders other than the Sponsor or its permitted transferees, the CF VIII Private Warrants will be redeemable by the Combined Entity in all redemption scenarios and exercisable by the holders on the same basis as the CF VIII Public Warrants.

Following the Business Combination, the Combined Entity may redeem the Warrants (other than the CF VIII Private Warrants so long as they are held by the Sponsor or a permitted transferee) prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of the Warrants. The Combined Entity will have the ability to redeem outstanding Warrants (other than with respect to the CF VIII Private Warrants as described herein) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period ending on the third trading day prior to the date on which a notice of redemption is sent to the holders of the Warrants. The Combined Entity may not redeem the Warrants as described above unless a registration statement under the Securities Act covering the Common Stock issuable upon exercise of such Warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Combined Entity, if the Combined Entity has elected to require the exercise of Warrants on a cashless basis, the Combined Entity may not redeem the Warrants as described above if the issuance of Common Stock issuable upon exercise of the Warrants is not exempt from registration or qualification under applicable state securities laws or the Combined Entity is unable to effect such registration or qualification. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then current market price when you might otherwise wish to hold your Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. The closing price for the CF VIII Class A Common Stock as of April 13, 2023 was $10.76; to date, the CF VIII Class A Common Stock closing price has never exceeded the $18.00 threshold that, if exceeded for 20 trading days within any 30 trading-day period following the Closing, would trigger the right to redeem the Warrants.

The Combined Entity may only call the Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each registered holder pursuant to the terms of the CF VIII Warrant Agreement, provided that holders will be able to exercise their Warrants prior to the time of redemption and, at the election of the Combined Entity, any such exercise may be required to be on a cashless basis.

Q:     Do I have redemption rights?

A:     Pursuant to the CF VIII Charter, holders of CF VIII Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the CF VIII Charter. As of March 31, 2023, based on funds in the Trust Account of approximately $15.47 million, this would have amounted to approximately $10.77 per share, subject to the right of CF VIII to withdraw interest to pay taxes and the additional contributions to be made to the Trust Account pursuant to the Third Extension Loan. If a holder exercises its redemption rights, then such holder will be exchanging its shares of CF VIII Class A Common Stock for cash. Such a holder will be entitled to receive cash for its CF VIII Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent prior to the Special Meeting. See the section titled “Special Meeting of CF VIII Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. In connection with the IPO, the Sponsor and CF VIII’s officers and directors agreed to waive any redemption rights with respect to any shares of CF VIII Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF VIII’s officers and directors did not receive separate consideration for the waiver.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST,” or abstain from voting on the Business Combination Proposal or any other Proposal described by this proxy statement. As a result, the Merger Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the trading market.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on            , 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your CF VIII Public Shares for cash to Continental, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CF VIII’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     CF VIII expects that a U.S. holder (as defined below in “United States Federal Income Tax Considerations of the Redemption”) that exercises its redemption rights to receive cash from the Trust Account in exchange for all of its CF VIII Public Shares will generally be treated as selling such shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of CF VIII Public Shares that a U.S. holder owns or is deemed to own (including through the ownership of CF VIII Public Warrants). For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “United States Federal Income Tax Considerations of the Redemption.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     If I am a CF VIII Warrant holder, can I exercise redemption rights with respect to my CF VIII Warrants?

A:     No. The holders of CF VIII Warrants have no redemption rights with respect to CF VIII Warrants.

Q:     If I am a holder of CF VIII Units, can I exercise redemption rights with respect to my CF VIII Units?

A:     No. Holders of outstanding CF VIII Units must separate the underlying CF VIII Public Shares and CF VIII Public Warrants prior to exercising redemption rights with respect to the CF VIII Public Shares.

If you hold CF VIII Units registered in your own name, you must deliver the certificate for such CF VIII Units to Continental, the Transfer Agent, with written instructions to separate such CF VIII Units into CF VIII Public Shares and CF VIII Public Warrants. This must be completed far enough in advance to permit the mailing of the CF VIII Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the CF VIII Public Shares from the CF VIII Units. See “How do I exercise my redemption rights?” above. The address of Continental is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your CF VIII Units, you must instruct such nominee to separate your CF VIII Units. Your nominee must send written instructions by facsimile to Continental, the Transfer Agent. Such written instructions must include the number of CF VIII Units to be split and the nominee holding such CF VIII Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant CF VIII Units and a deposit of an equal number of CF VIII Public Shares and CF VIII Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the CF VIII Public Shares from the CF VIII Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your CF VIII Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. There are no appraisal rights available to holders of CF VIII Common Stock, CF VIII Units or CF VIII Warrants in connection with the Business Combination.

Q:     What happens to the funds deposited in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to:

•        pay CF VIII Stockholders who properly exercise their redemption rights;

•        pay certain fees, costs and expenses (including taxes, regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by CF VIII and XBP Europe in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Merger Agreement; and

•        provide for general corporate purposes of the Combined Entity, including, but not limited to, working capital for operations.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section titled “The Business Combination Proposal — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, CF VIII is unable to complete the Business Combination or another initial business combination transaction by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), the CF VIII Charter provides that CF VIII will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the CF VIII Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, less up to $100,000 for dissolution expenses), by (B) the total number of then outstanding CF VIII Public Shares, which redemption will completely extinguish rights of the public stockholders of CF VIII (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the CF VIII Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the Delaware General Corporation Law (the “DGCL”) to provide for claims of creditors and other requirements of applicable law.

CF VIII expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to CF VIII’s obligations under the DGCL to provide for claims of creditors (including tax liabilities) and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding CF VIII Warrants. Accordingly, the CF VIII Warrants will expire worthless.

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place on (a) the third business day following the satisfaction or waiver of the conditions described in the section titled “The Business Combination Proposal — Conditions to the Closing” (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by CF VIII and/or XBP Europe upon the occurrence of certain events. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:     When and where is the Special Meeting?

A:     The Special Meeting will be held at            Eastern Time, on            , 2023, as a virtual meeting. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at            .

Q:     How can I attend the Special Meeting virtually?

A:     CF VIII is pleased to conduct the Special Meeting virtually via the Internet through a live webcast and online shareholder tools. CF VIII believes a virtual format facilitates stockholder attendance and participation by leveraging technology to allow CF VIII to communicate more effectively and efficiently with its stockholders. This format empowers CF VIII Stockholders around the world to participate at no cost. CF VIII will use the virtual format to enhance stockholder access and participation and protect stockholder rights.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of CF VIII. CF VIII Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares of CF VIII Common Stock through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a holder of record of CF VIII Common Stock on            , 2023, the Record Date, you may vote with respect to the Proposals at the Special Meeting via the virtual meeting platform, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote via the virtual meeting platform, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, CF VIII will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal, but will have no effect on the Director Election Proposal, the Nasdaq Proposal or the Adjournment Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal, but will have no effect on the Director Election Proposal, the Nasdaq Proposal or the Adjournment Proposal.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by CF VIII without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the stockholders at the Special Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:     If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to nondiscretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. CF VIII believes the Proposals presented to the stockholders will be considered nondiscretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with the directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders may send a later-dated, signed proxy card to the Transfer Agent at the address set forth below so that it is received by the Transfer Agent prior to the Special Meeting or attend the Special Meeting and vote via the virtual meeting platform. Stockholders also may revoke their proxy by sending a notice of revocation to the Transfer Agent, which must be received by the Transfer Agent prior to the Special Meeting (or otherwise change their vote electronically in accordance with the instructions to be set forth on the proxy card).

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     CF VIII will pay the cost of soliciting proxies for the Special Meeting. CF VIII has engaged Morrow Sodali LLC, which we refer to as “Morrow,” to assist in the solicitation of proxies for the Special Meeting. CF VIII has agreed to pay a fee of $15,000, plus disbursements. CF VIII will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. CF VIII will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of CF VIII Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the CF VIII Common Stock and in obtaining voting instructions from those owners. CF VIII’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or the Proposals, or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact:

CF Acquisition Corp. VIII
110 East 59th Street
New York, New York 10022
Tel: (212) 938-5000
E-mail: CFVIII@cantor.com

You may also contact our proxy solicitor at:

Morrow Sodali LLC
Tel: (800) 662-5200 (banks and brokers can call (203) 658-9400)
E-mail: CFFE.info@investor.morrowsodali.com

To obtain timely delivery, CF VIII Stockholders must request the materials no later than            , 2023.

You may also obtain additional information about CF VIII from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your CF VIII Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to the Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary, together with the section titled “Questions and Answers about the Proposals,” summarizes certain information contained in this proxy statement and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement carefully, including the Annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement to the “Combined Entity” refer to CF VIII and its consolidated subsidiaries (including XBP Europe) after giving effect to the Business Combination. References to “CF VIII” refer to CF Acquisition Corp. VIII and references to “XBP Europe” refer to XBP Europe, Inc. and its consolidated subsidiaries.

Information About the Parties to the Business Combination

CF Acquisition Corp. VIII

CF VIII is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CF VIII Class A Common Stock, CF VIII Units, and CF VIII Warrants are currently listed on Nasdaq under the symbols “CFFE,” “CFFEU” and “CFFEW,” respectively. The mailing address of CF VIII’s principal executive office is 110 East 59th Street, New York, NY 10022.

For more information about CF VIII, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF VIII” and “Information About CF VIII.”

XBP Europe, Inc.

XBP Europe is a pan-European integrator of bills and payments. It connects buyers and suppliers, across industries and sizes, to optimize clients’ bills and payments processes to advance digital transformation, improve market wide liquidity, and encourage sustainable business practices. As a leader in bills and payments, XBP Europe provides business process management solutions with software suites and deep domain expertise, serving as a technology and operations partner for its clients’ strategic journeys. XBP Europe services over 2,000 clients across Europe, consisting of long standing relationships with many blue chip companies. Thanks to its cloud based structure and configuration flexibility, XBP Europe is able to deploy its solutions to clients in any EMEA market. For more information about XBP Europe, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of XBP Europe” and “Information Related to XBP Europe.”

The Proposals to be Voted on by CF VIII Stockholders

The Business Combination Proposal

CF VIII Stockholders will be asked to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Business Combination. CF VIII and XBP Europe have agreed to the Business Combination under the terms of the Merger Agreement. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, the parties shall effect the Business Combination. For more information about the Merger Agreement and the Business Combination, see the section titled “The Business Combination Proposal.”

The Director Election Proposal

CF VIII Stockholders will be asked to consider and vote upon a proposal to elect five (5) directors to serve on the Combined Entity Board, with the            Class I directors serving until the next annual meeting of stockholders, the            Class II directors serving until the second annual meeting of stockholders, and the            Class III directors serving until the third annual meeting of stockholders, in each case following the consummation of the Business Combination and until their respective successors are duly elected and qualified. See the section entitled the “Director Election Proposal.”

The Nasdaq Proposal

CF VIII Stockholders will be asked to approve a proposal, for purposes of complying with the Nasdaq Listing Rule, with respect to the issuance of up to a maximum of 23,748,940 shares of CF VIII Class A Common Stock pursuant to the Merger Agreement. For more, see the section entitled the “Nasdaq Proposal.”

The Closing Charter Amendment Proposals

CF VIII Stockholders will be asked to consider and vote upon separate proposals to approve certain material differences between the CF VIII Charter (as will be amended pursuant to the Pre-Closing Charter Amendment Proposal) and the Combined Entity Charter that will be in effect immediately following the consummation of the Merger, a copy of which is attached to this proxy statement as Annex B. For more, see the “Closing Charter Amendment Proposals.”

The Pre-Closing Charter Amendment Proposal

CF VIII Stockholders will be asked to consider and vote upon a proposal to modify Section 9.2 of the CF VIII Charter in order to expand the methods that CF VIII may employ to not become subject to the “penny stock” rules of the SEC. For more, see the “Pre-Closing Charter Amendment Proposal.”

The Adjournment Proposal

CF VIII Stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined by CF VIII that additional time is necessary or appropriate to complete the Business Combination or for any other reason. For more, see “The Adjournment Proposal.”

Transaction Agreements

Merger Agreement

On October 9, 2022, CF VIII, Merger Sub, BTC International and XBP Europe entered into the Merger Agreement. Pursuant to the Merger Agreement, upon the Closing, Merger Sub will merge with and into XBP Europe, with XBP Europe surviving as a direct wholly owned subsidiary of CF VIII. As a result of the Merger, (i) each share of capital stock of Merger Sub will automatically be converted into an equal number of shares of common stock of XBP Europe, (ii) each share of stock of XBP Europe will be cancelled and exchanged for the right to receive a number of shares of CF VIII Class A Common Stock equal to (a) the quotient of (1) (A) the sum of $220,000,000 minus (B) the Company Closing Indebtedness (as defined in the Merger Agreement) divided by (2) $10.00 plus (b) 1,330,650, and (iii) CF VIII will amend its charter to, among other matters, change its name to XBP Europe Holdings, Inc.

The terms of the Merger Agreement, which contain customary representations, warranties, covenants, closing conditions, and other terms relating to the Merger and the other Transactions are summarized below. Capitalized terms used in the section under the heading “Transaction Agreements” but not otherwise defined have the meanings given to them in the Merger Agreement.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations and warranties of the parties, which shall not survive the Closing. Many of the representations and warranties are qualified by materiality or Acquiror Material Adverse Effect or Company Material Adverse Effect.

The Merger Agreement also contains pre-closing covenants of the parties, including among other things, obligations of the parties to operate their respective businesses in the ordinary course consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of the other party, in each case, subject to certain exceptions and qualifications. Additionally, the parties have agreed not to solicit, negotiate or enter into competing transactions as further provided in the Merger Agreement. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

CF VIII and XBP Europe agreed, as promptly as practicable after the execution of the Merger Agreement, to prepare and (in the case of CF VIII) file with the SEC, a proxy statement on Schedule 14A to be sent to the CF VIII Stockholders for the purpose of CF VIII soliciting proxies from the CF VIII Stockholders to approve the Merger Agreement, the Transactions and related matters at the Special Meeting and providing holders of CF VIII Public Shares an opportunity, in accordance with the CF VIII Charter, to have their CF VIII Public Shares redeemed.

CF VIII agreed to take all commercially reasonable action within its power so that effective immediately following Closing, the Combined Entity Board will consist of the individuals to be designated by XBP Europe prior to the Closing, including Par Chadha as Executive Chairman.

Conditions to the Parties’ Obligations to Consummate the Merger

Under the Merger Agreement, the obligations of the parties to consummate (or cause to be consummated) the Transactions are subject to a number of customary conditions for special purpose acquisition companies, including, among others, the following: (i) the approval of the Proposals by the CF VIII Stockholders, (ii) all specified notices, approvals or consents (including governmental and regulatory approvals) and all waiting or other periods having been made, obtained or having expired or been terminated, as applicable, (iii) the definitive proxy statement having been filed and no proceedings having been initiated or threatened by the SEC with respect thereto, (iv) the consummation of the Transactions not being prohibited by applicable law or order, (v) each of the Ancillary Agreements being in full force and effect, and (vi) the Delayed Contribution having occurred (which has already occurred as of the date hereof).

The obligations of CF VIII and Merger Sub to consummate (or cause to be consummated) the Transactions are also subject to, among other things, (i) the representations and warranties of XBP Europe being true and correct, subject to the applicable materiality standards contained in the Merger Agreement, (ii) material compliance by XBP Europe with its pre-closing covenants, (iii) no occurrence of a Company Material Adverse Effect, (iv) XBP Europe and a subsidiary of BTC International’s indirect sole shareholder, Exela, having entered into the Tax Sharing Agreement and Services Agreement, and (v) all notices, approvals or consents, as set forth in the Merger Agreement, having been obtained.

The obligations of XBP Europe to consummate (and cause to be consummated) the Transactions are also subject to, among other things, (i) the representations and warranties of CF VIII being true and correct, subject to the applicable materiality standards contained in the Merger Agreement, (ii) material compliance by CF VIII with its pre-closing covenants, (iii) no occurrence of an Acquiror Material Adverse Effect, and (iv) the shares of CF VIII Class A Common Stock to be issued under the Merger Agreement having been approved for listing, and no Listing Event being ongoing or occurring upon consummation of the Closing.

Termination Rights

The Merger Agreement contains certain termination rights, including, among others, the following: (i) upon the mutual written consent of BTC International and CF VIII, (ii) if the consummation of the Transactions is prohibited by applicable law or order, (iii) by BTC International if the CF VIII Board publicly changes its recommendation with respect to the Merger Agreement and Transactions and related stockholder approvals under certain circumstances detailed in the Merger Agreement, (iv) by either CF VIII or BTC International if the Special Meeting is held and CF VIII Stockholder approval of the Proposals is not received, (v) by BTC International if CF VIII has not obtained approval of the CF VIII Stockholders of any necessary extension of the expiration for CF VIII to consummate a business combination, (vi) by CF VIII if the written consent of BTC International with respect to the Transactions is not received, (vii) by CF VIII if the requisite PCAOB-compliant audited financials of the XBP Companies reflect a financial position, operating results or cash flows that materially and negatively affect the fair market value of XBP Europe, (viii) by CF VIII if the requisite PCAOB-compliant financials of the XBP Companies have not been delivered to CF VIII on the timing set forth in the Merger Agreement, (ix) by BTC International if CF VIII (a) is delisted from Nasdaq, (b) is unable to continue satisfying the listing requirements of Nasdaq or (c) has received notice of non-compliance with the continued listing requirements of Nasdaq which, in any event, is not cured within 30 days (and, such event will not give rise to a termination if CF VIII relists the CF VIII Class A Common Stock on the New York Stock Exchange), (x) by either CF VIII or BTC International in connection with a breach of a representation, warranty, covenant or other agreement by BTC International or XBP Europe (in the case of CF VIII) or CF VIII or Merger Sub (in the case of BTC International), which is not capable of being cured within 30 days after receipt of such breach, subject to the materiality standards contained in the Merger Agreement, or (xi) by either CF VIII or XBP Europe if the Closing has not occurred on or before June 30, 2023 (subject to automatic extension until as late as September 30, 2023 on the terms and conditions set forth in the Merger Agreement).

None of the parties to the Merger Agreement are required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Merger Agreement. However, each party will remain liable for willful and material breaches of the Merger Agreement prior to termination.

Trust Account Waiver

BTC International agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for CF VIII’s public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Related Agreements

Ultimate Parent Support Agreement

Concurrently with the execution of the Merger Agreement, CF VIII entered into an Ultimate Parent Support Agreement with the Ultimate Parent, an indirect parent of BTC International and wholly owned subsidiary of Exela, pursuant to which, among other things, the Ultimate Parent agreed (i) to cause its direct and indirect subsidiaries to vote their shares of BTC International in favor of the Merger Agreement and other resolutions needed to consummate the Business Combination and the Transactions, and to not transfer such shares, and (ii) not to take any action that would hinder or prevent the consummation of the Business Combination or the other Transactions. Additionally, Ultimate Parent agreed not to solicit, negotiate or enter into competing transactions as further provided in the Ultimate Parent Support Agreement. In addition, on or prior to Closing, (i) $13,105,851 of intercompany loans due to the Ultimate Parent and/or certain of its subsidiaries from XBP Europe will be contributed to the capital of XBP Europe (or such intercompany loans will otherwise be satisfied without payment by XBP Europe), and (ii) on Closing, out of an additional amount of $8,365,801 of intercompany payables due from XBP Europe to the Ultimate Parent and/or certain of its subsidiaries, CF VIII will issue to the Ultimate Parent or such other payees 418,290 shares of Common Stock (in satisfaction of $4,182,900 of intercompany payables), with the remaining $4,182,901 still outstanding.

The Ultimate Parent Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Merger Agreement pursuant to its terms. Upon termination of the Merger Agreement, all obligations of the parties under the Ultimate Parent Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any prior breach of the Ultimate Parent Support Agreement.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF VIII entered into a Sponsor Support Agreement with the Sponsor, BTC International and XBP Europe, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of CF VIII Capital Stock in favor of the Merger Agreement and each of the Proposals, and to not transfer such shares, (ii) to subject certain of its shares of CF VIII Capital Stock to additional transfer restrictions after Closing, which such transfer restrictions are described in additional detail below, (iii) not to redeem any of its shares of CF VIII Capital Stock in connection with the Transactions, (iv) to waive the anti-dilution rights with respect to the shares of CF VIII Class B Common Stock under the CF VIII Charter, (v) upon Closing, to forfeit for cancellation 733,400 of its Founder Shares, and (vi) to convert its right to repayment under any outstanding loans from the Sponsor (including the Sponsor Loan, the Extension Loans, and any Working Capital Loans) due by CF VIII upon Closing to be in the form of newly issued shares of CF VIII Class A Common Stock at a value of $10.00 per share, except as otherwise set forth in the Merger Agreement. Additionally, the Sponsor agreed not to solicit, negotiate or enter into competing transactions as further provided in the Sponsor Support Agreement.

In the Sponsor Support Agreement, the Sponsor agreed that the 6,228,000 Founder Shares it holds (of which it will forfeit 733,400 upon consummation of the Business Combination), and 250,000 of the Forward Purchase Shares it will acquire at Closing, will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. The lock-up agreed to by the Sponsor in the Sponsor Support Agreement matches the lock-up that previously applied to such shares under the Insider Letter, except that it does not include a provision for early release if the closing price of a share of Common Stock exceeds $12.00 (as adjusted for stock splits, dividends, reorganizations and recapitalizations and the like) for any 20-trading days within any 30-trading day period.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Merger Agreement pursuant to its terms. Upon such termination of the Merger Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any prior breach of the Sponsor Support Agreement.

Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, CF VIII entered into the Lock-Up Agreement with XBP Europe and BTC International, pursuant to which BTC International agreed that securities of the Combined Entity held by it immediately following the Closing will be locked-up and subject to transfer restrictions until the earlier of: (i) the one (1) year anniversary of the date of the Closing, and (ii) the date on which the Combined Entity consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the Closing which results in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Forward Purchase Contract

In connection with the closing of the IPO, on March 11, 2021, the Sponsor and CF VIII entered into the Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and CF VIII agreed to issue and sell to the Sponsor, concurrently with the consummation of CF VIII’s initial business combination, 1,250,000 shares of CF VIII Class A Common Stock and 250,000 Warrants, for an aggregate purchase price of $10.0 million. The Forward Purchase Securities will be subject to the lock-up as further described above under “— Sponsor Support Agreement.”

Amended and Restated Registration Rights Agreement

Upon closing of the Business Combination, the Combined Entity, the Sponsor, the independent directors of CF VIII, and BTC International will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the Combined Entity will be obligated to file one or more registration statements to register the resales of Common Stock held by the parties to the Registration Rights Agreement after the Closing. Existing Holders or New Holders, in each case holding a majority of the registrable securities owned by all Existing Holders or New Holders, as applicable, are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities (up to a maximum of two demand registrations by the Existing Holders, or five demand registrations by the New Holders). In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, the Combined Entity must file a registration statement on Form S-1 to register the resale of the registrable securities of the Combined Entity held by the Holders. The Registration Rights Agreement will also provide such Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, the Combined Entity will indemnify such Holders and certain persons or entities related to such Holders such as their officers, directors, and control persons against any losses or damages resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement or prospectus pursuant to which the Holders sell their registrable securities, or any omission or alleged omission of a material fact required to be stated therein to make any statements made therein not misleading, unless such liability arose from such Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Holders including registrable securities in any registration statement or prospectus will indemnify the Combined Entity and certain persons or entities related to the Combined Entity such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

Tax Sharing Agreement

Upon closing of the Business Combination, Exela, XBP Europe, and the Combined Entity will enter into a Tax Sharing Agreement. The Tax Sharing Agreement requires Exela to indemnify and hold harmless XBP Europe and its subsidiaries from and against any taxes of an Exela Consolidated Group imposed on XBP Europe or any of its subsidiaries as a result of being a member of such Exela Consolidated Group for any tax year of XBP Europe or its subsidiaries ending on or prior to the Closing Date.

The Tax Sharing Agreement also provides that if the Combined Entity (or its subsidiaries) is eligible to be included in an Exela Consolidated Group after the Closing Date, (i) Exela will file income tax returns for the Exela Consolidated Group, (ii) the Combined Entity will make periodic payments to Exela in such amounts as the estimated tax payments that would be due from the XBP Consolidated Group if the XBP Consolidated Group were not included in the Exela Consolidated Group, and (iii) Exela will pay the entire federal (and applicable state and local) income tax liability of the Exela Consolidated Group and will indemnify and hold harmless the XBP Consolidated Group against any such liability (other than the XBP Consolidated Group’s share of such liability). The Tax Sharing Agreement also sets forth rules related to allocating income, losses and credits to the XBP Consolidated Group, preparing consolidated tax returns of the Exela Consolidated Group, and conducting tax audits and litigation involving the Exela Consolidated Group.

Services Agreement

Upon closing of the Business Combination, XBP Europe and Exela BPA will enter into a Services Agreement. The Services Agreement requires Exela BPA, its affiliates and its permitted subcontractors to provide to XBP Europe and its subsidiaries, the services, access to facilities, personnel, equipment, software and hardware and other assistance that were provided to XBP Europe and its subsidiaries during the twelve (12) months prior to the Closing Date. Exela BPA is also required to respond in good faith to any request from XBP Europe for new services or services in excess of those provided in the twelve (12) months prior to the Closing Date. The Services Agreement has an initial term of twelve months and will continue beyond such term to the extent that the parties thereto have mutually agreed a longer term for any individual service. Services shall generally be charged at cost plus 8%, or as otherwise agreed or required by law. Additionally, the parties have agreed on behalf of themselves and their subsidiaries (and on behalf of Exela in the case of Exela BPA) not to solicit, negotiate or enter into competing transactions in the restrictive region for a period of two (2) years from Closing, subject to exceptions as described therein. For more, see “The Business Combination Proposal — Related Agreements — Services Agreement.”

Intercompany Confidentiality and Intellectual Property License Agreement

Concurrently with the execution of the Merger Agreement, XBP Europe entered into the License Agreement with certain affiliates of the Ultimate Parent, pursuant to which the XBP Companies both granted to their affiliates and received from their affiliates, a world-wide, non-exclusive, royalty-free, perpetual, irrevocable license to intellectual property in existence at Closing for use in the same manner as used by prior to Closing. The License Agreement includes limited restrictions on sublicenses and assignments to certain parties, and contemplates the purchase of post-Closing improvements at negotiated royalties. Additionally, the License Agreement includes customary confidentiality and indemnification obligations from both licensors and licensees.

Executive Officers of the Combined Entity

The executive officers of the Combined Entity upon the Closing will be the executive officers of XBP Europe immediately prior to the Closing.

Board of Directors of the Combined Entity

Subject to the approval of the Director Election Proposal, the Combined Entity Board will consist of Par Chadha,            ,            ,            and            , with Par Chadha serving as the Executive Chairman of the Combined Entity Board.

CF VIII Board’s Reasons for the Approval of the Business Combination

The CF VIII Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CF VIII Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CF VIII Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the CF VIII Board reviewed the results of due diligence and analyses conducted by its management, representatives of the Sponsor and CF VIII’s legal and financial advisors. The due diligence conducted by CF VIII’s management, representatives of the Sponsor and CF VIII’s legal and financial advisors included:

•        financial and valuation analyses of XBP Europe and the Business Combination utilizing information provided by XBP Europe and publicly available information presented by CF&Co. to the CF VIII Board in CF&Co.’s capacity as financial advisor to CF VIII, as further described in the section entitled “— Certain Forecasted Information for XBP Europe” below;

•        review of historical financial performance of XBP Europe and expected performance in 2022, including information on restructuring and other improvements made in 2021 and 2022;

•        review of information on prospective improvements to XBP Europe’s business, including opportunities identified by management of XBP Europe for cost savings and revenue growth;

•        review of material contracts and other material matters;

•        financial, tax, legal, insurance, accounting, operational, business, management, employment and other due diligence;

•        meetings and calls with the management team and employees of Exela and XBP Europe regarding, among other things, operations, plans and forecasts;

•        in-person tours of certain of XBP Europe’s facilities including in-person tours of XBP Europe’s integrated communication solutions facility in Lyon, France, integrated communication solutions facility in Offenburg, Germany and payment processing facility in Harlow, England; and

•        consultation with CF VIII management, CF VIII’s legal counsel and its financial advisor.

The CF VIII Board determined that pursuing a potential business combination with XBP Europe would be an attractive opportunity for CF VIII and its stockholders for a number of reasons, including, but not limited to, (1) that XBP Europe had an existing pan-European business with over 2,000 clients, many of whom have been long term clients with long term relationships, (2) that XBP Europe has plans to increase its financial performance and cash flows, (3) that Exela agreed to continue to provide services to XBP Europe after Closing, and (4) that if XBP Europe executes its strategy, it might become a well received publicly traded company.

In addition, based on its review of the industry data and the operational, financial and other relevant information related to XBP Europe’s business provided by XBP Europe and presented to the CF VIII Board, the factors considered by the CF VIII Board included, but were not limited to, the following:

•        XBP Europe’s Existing Operations.    XBP Europe has built a pan-European business which is a leader in several markets (including payment processing in Ireland and the United Kingdom, bank giro (electronic funds transfer) processing in Sweden and Norway and online banking technology in Germany), with over 2,000 established clients. For the 12 months ended June 30, 2022 (the end of the most recent period for which financial statements were available at the time of the CF VIII Board’s review), XBP Europe had revenue of approximately $200 million and Adjusted EBITDA of approximately $23 million.

•        XBP Europe’s Strategy.    XBP Europe’s strategy is to decrease operating costs, improve utilization of its processing facilities and increase sales of its higher margin software business in order to increase its revenues and improve its financial performance. XBP Europe believes that the regulatory environment in the United Kingdom and European Union encourages its clients to increase automation and therefore use XBP Europe’s higher margin services.

•        Relationship with Exela.    XBP Europe will be indirectly majority owned and controlled by Exela. Exela is already a public company and Exela has agreed to provide continuing services to XBP Europe pursuant to the Services Agreement while XBP Europe builds out its own public company infrastructure.

•        Market Acceptance of XBP Europe if It Executes Its Business Plan.    The CF VIII Board’s determination that if XBP Europe executes its business plan of decreasing operating costs, increasing the utilization capacity of its facilities and increasing sales of its higher margin software-based services, it might become a well received publicly traded company. For more, see “The Business Combination Proposal — Certain Forecasted Information for XBP Europe.”

•        Continuity of XBP Europe’s Management Team.    Following completion of the Business Combination, the Combined Entity will be led by substantially the same senior management team that led XBP Europe prior to the Business Combination, and will have access to resources from Exela pursuant to the Services Agreement.

•        Continued Ownership by Exela.    The CF VIII Board considered that (i) Exela, through its indirect ownership of BTC International, is converting all of its outstanding equity in XBP Europe into the Combined Entity, (ii) Exela, through its indirect ownership of BTC International, will be the largest shareholder of the Combined Entity after Closing, and (iii) all of the shares of Common Stock to be issued to BTC International will be subject to the lock-up contained in the Lock-Up Agreement.

•        XBP Europe Being a Quality Target.    The CF VIII Board considered the fact that XBP Europe (i) has a largely stable and significant base of clients, (ii) has a business plan, that if implemented, could increase revenues and improve the financial performance of XBP Europe and (iii) might benefit from the consummation of the Business Combination by becoming a public company.

In the course of its deliberations, in addition to the various other risks associated with the business of XBP Europe, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement, the CF VIII Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•        Macroeconomic Risks Generally.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic and the current inflationary environment, and the effects they could have on the Combined Entity’s revenues and financial performance.

•        Competition in XBP Europe’s Industry.    Companies operating in the business processing and automation industry generally have long term relationships with their clients. As a result, while revenues from existing clients tend to be sticky and recurring revenue is expected, it could be difficult for XBP Europe to earn new business from new clients and increase revenues over time.

•        Risks in XBP Europe’s Business Plan, which Business Plan May Not be Achieved.    XBP Europe may not be successful in decreasing its operating costs, increasing the utilization of its processing facilities and moving more of its clients to its higher margin technology business, which could result in XBP Europe’s inability to increase its margins and profitability. In addition, XBP Europe’s liquidity post-Closing could be constrained if a significant number of CF VIII Stockholders exercise their redemption rights or if XBP Europe’s business requires more cash than contemplated by management, including as a result of any increase in the unfunded pension liability in the United Kingdom or the outcome of any resolution of the lawsuits from XBP Europe’s former employees in France.

•        Revenue Decline in XBP Europe’s Business.    XBP Europe’s revenues have declined over the last few years due to, among other things, the COVID-19 pandemic, a loss of clients, currency fluctuation exposure, the transition of XBP Europe’s clients to lower revenue but higher margin systems and platforms, and changes of clients’ technology that has resulted in less transactions that fall under the contractual arrangements with XBP Europe). In addition, at the time of the CF VIII Board’s review, two of XBP Europe’s top 10 clients were expected to end their contracts with XBP Europe in 2023, and contracts with several other large clients were up for renewal, but expected to be renewed.

•        Uncertain Profitability.    XBP Europe has had net losses for the last three fiscal years. Its profitability depends on, among other things, its ability to generate revenue in excess of its expenses. However, XBP Europe has significant and continuing fixed costs and expenses, which it may not be able to reduce adequately to sustain such profitability if its revenue continues to decrease, or if revenue does not increase commensurately with an increase in costs. In addition, XBP Europe may encounter unforeseen expenses, difficulties, complications, delays and other unknown events that may cause its costs to exceed its expectations. Furthermore, following the consummation of the Business Combination, XBP Europe will incur certain additional legal, accounting and other expenses that it would not occur as a wholly-owned subsidiary of Exela.

•        Currency Fluctuation Exposure.    A significant amount of XBP Europe’s revenues are in British Pounds, Euros and Swedish Krona, and even though XBP Europe’s expenses are largely in the same currency as its revenues, because XBP Europe will report its financial results in U.S. dollars, XBP Europe’s reported results will be lower than they otherwise would have been in 2022 as a result of the strengthening U.S. dollar. Revenues of XBP Europe would continue to be adversely affected if the U.S. dollar remains strong, and financial performance may decline further in the future as a result of additional foreign exchange risk.

•        Services From Exela.    XBP Europe has historically received certain services from affiliates of Exela that are not subsidiaries of XBP Europe. XBP Europe and an affiliate of Exela have agreed to enter into the Services Agreement at Closing, pursuant to which affiliates of Exela will continue to provide to XBP Europe those services that XBP Europe has historically received from them. This transitional services arrangement will continue, with respect to each relevant service, until the later of twelve months from Closing and the expiry of the service term in respect of such service, unless otherwise terminated or extended. Despite operating as a standalone business prior to the Business Combination, XBP Europe will be dependent on Exela’s ability and willingness to provide such services, including potentially following expiry of the term of such Services Agreement.

•        Exela Capital Structure.    Exela has a highly leveraged capital structure. In 2021-2022, Exela restructured its subsidiaries’ debt by (i) exchanging the outstanding debt securities due 2023 for new debt securities due 2026 along with certain cash payments, (ii) eliminating amounts borrowed under certain revolving loans in exchange for cash payments and additional debt securities due 2026, and (iii) allowing for the repurchase of senior secured term loans and revolving loans under Exela’s credit agreement. As a consequence of the restructuring, certain secured indebtedness became unsecured, and Exela extended the maturity profile of its remaining debt. Despite these steps, Exela continues to be highly leveraged. As a result of Exela’s leverage and/or its financial performance, Exela may be required to engage in non-strategic divestitures and/or liquidations of assets, make additional changes to its capital structure, or experience other events that may negatively impact XBP Europe, the market for Common Stock and/or the ability or willingness of Exela or any entities controlled by Exela to perform its or their obligations under the Tax Sharing Agreement, the Services Agreement and/or the

License Agreement. For more, see the risk factor entitled “XBP Europe relies on Exela, which is a highly leveraged public company and faces doubt about its ability to continue as a going concern. An adverse event affecting Exela may affect the delivery and availability of the services XBP Europe relies on Exela to provide.”

•        Exela Historical Matters.    Various parties with interests in Exela or its predecessor entities previously instituted litigation against Exela or its predecessor entities, which resulted in certain settlements by and judgments against Exela. Additionally, Exela has underperformed and missed projections at times in the past. Litigation and missed projections could have a negative impact on XBP Europe or the perception of XBP Europe and its management in the capital markets.

•        Previous Transaction.    As of July 2022, XCV-EMEA, LLC acquired BTC International and certain of its subsidiaries and affiliates (including entities operating the European business of Exela) from affiliates of Exela in a transaction valuing the XBP Europe business unit at $109.2 million, less debt, debt-like items, pension liabilities, and intercompany payables. On October 6, 2022, BTC International contributed to XBP Europe the subsidiaries which operate the European business of Exela.

•        XBP Europe Restructuring.    XBP Europe has undergone, and continues to undergo, an operational restructuring that is intended to improve its operating performance. There is no guarantee that these improvements and their projected benefits will be achieved. Whether or not the benefits of these optimization efforts are achieved, there may be negative implications or disruptions to client experience and therefore XBP Europe could face unexpected consequences.

•        XBP Europe’s Data Privacy.    In the course of the services XBP Europe provides to its clients, XBP Europe may receive personal data that is subject to rigorous legal requirements, including under GDPR and UK GDPR. Any failure by XBP Europe to comply with its legal obligations could subject it to significant fines or other regulatory actions, which could also cause reputational harm and a loss of clients.

•        Patent and Other IP Risks.    XBP Europe has limited registered intellectual property and, as a result, could in the future be subject to claims it has infringed on third-party intellectual property rights, which could lead to substantial additional costs. XBP Europe has also relied on Exela for intellectual property in the past, and, following the Closing, will receive intellectual property from Exela and its affiliates pursuant to the License Agreement. After the Closing, XBP Europe’s operations will depend on its ability to independently manage its intellectual property portfolio (which it has not had to do in the past), and its reliance on Exela’s and its subsidiaries ability and willingness to provide intellectual property pursuant to the License Agreement.

•        Management Team and Legal Framework.    XBP Europe’s executives operate in different countries (including the U.S., United Kingdom and Germany) and manage a business operating in over 15 jurisdictions in Europe and Morocco with differing legal frameworks. Management of this business will require substantial time and effort to ensure XBP Europe’s business is in compliance with applicable laws.

•        XBP Europe Does Not Have a History as a Separate Public Company.    In the past, XBP Europe’s operations have been a part of Exela and Exela provided it with certain financial, operational and managerial resources for conducting its business. Following the Business Combination, while Exela will continue to provide a number of these resources to XBP Europe pursuant to the Services Agreement described above, XBP Europe will be required to perform certain of its own financial, operational, legal and managerial functions. There are no assurances that XBP Europe will be able to successfully put in place the financial, operational, legal and managerial resources necessary to perform these functions, or that Exela will be able or willing to provide XBP Europe with the services it is obligated to provide under the Services Agreement.

•        XBP Europe Will Incur Additional Costs as a Result of Operating as a Listed Company.    Following the Business Combination, XBP Europe will incur certain additional legal, accounting and other expenses that it would not incur as a wholly-owned subsidiary of Exela. As a listed company, XBP Europe will be subject to additional rules and regulations, and XBP Europe’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, XBP Europe expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly.

•        Shares Available for Sale/Lock-Ups.    The (1) CF VIII Placement Shares, 1,000,000 of the Forward Purchase Shares, and the Forward Purchase Warrants are subject to a 30 day lock-up, (2) shares of Common Stock to be issued to the Sponsor in repayment of certain portions of its loans to CF VIII at Closing are not subject to any lock-up, and (3) shares of Common Stock issued to the Sponsor in exchange for its Founder Shares, 250,000 of the Forward Purchase Shares and the shares of Common Stock to be issued to BTC International in the Merger are subject to a 12 month lock-up, subject to the exceptions described in this proxy statement. The Combined Entity is required to register such shares of Common Stock promptly after Closing. Upon the registration of such shares of Common Stock and upon the expiration of any applicable lock-up, a substantial number of shares of Common Stock may become available for sale, which could have a negative impact on the Combined Entity’s stock price.

•        No Fairness Opinion.    CF VIII did not obtain a fairness opinion (or any similar report or appraisal) in connection with the Business Combination.

•        Liquidation.    The risks and costs to CF VIII if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in CF VIII being unable to effect a business combination within the completion window which would require CF VIII to liquidate.

•        CF VIII Stockholder Actions.    CF VIII Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing.

•        Closing Conditions.    Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CF VIII’s control.

•        CF VIII Stockholders Holding a Minority Position in the Combined Entity.    Existing CF VIII Stockholders will hold a minority position in the Combined Entity following completion of the Business Combination, with existing CF VIII Stockholders (excluding the Sponsor) owning approximately 4.6% of the Combined Entity after Closing, assuming that no shares of CF VIII Class A Common Stock are redeemed by CF VIII Stockholders and excluding any shares issuable upon exercise of the CF VIII Warrants.

•        Control of the Combined Entity by Exela.    The Combined Entity is expected to be a controlled company under Nasdaq listing standards after Closing, with decisions of the Combined Entity being indirectly controlled by Exela through its indirect ownership of BTC International. So long as Exela indirectly holds the shares issued in the Merger and the number of outstanding shares does not increase, Exela will control the Combined Entity and make all decisions with respect to the operations of the Combined Entity. The business strategy or prospects of XBP Europe may change in the event Exela no longer held control of the Combined Entity, whether as a result of share sales by Exela or for any other reason.

•        Sponsor Incentives.    The Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to CF VIII Stockholders, rather than to liquidate (in which case the Sponsor would lose its entire investment). As a result, the Sponsor may have a conflict of interest in determining whether XBP Europe is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

•        Services of the Sponsor’s affiliate, CF&Co., to Exela and Related Entities.    In addition to the interests of the Sponsor and certain officers and directors of CF VIII in the Business Combination described in the section entitled “The Business Combination Proposal — Interests of the Sponsor and CF VIII’s Officers and Directors in the Business Combination,” the CF VIII Board considered the potential conflict of interest that the Sponsor’s affiliate, CF&Co., served as underwriter for the initial public offering of QAC 2 (which merged with Exela, which merger resulted in Exela becoming a public company), served as a capital markets advisor to QAC 2 in connection with its business combination with Exela, served as agent in connection with an Exela stock buyback program, and is currently engaged as a distribution agent for an “at-the-market” sales program for Exela common stock (pursuant to which it last sold shares in July 2022). CF&Co. received (or, in the case of the “at-the market” sales program, will receive) customary compensation for such services. For more, see “Certain Relationships and Related Party Transactions — XBP Europe.” In addition, prior to or following the Closing, CF&Co. or its affiliates may provide other financial or other services to XBP Europe, Exela or their respective subsidiaries (including in connection with debt or equity financings).

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that holders of CF VIII Public Shares would exercise their redemption rights, thereby further depleting the amount of cash available in the Trust Account.

•        Stock Exchange Listing.    The potential inability to maintain the listing of the Combined Entity’s securities on the stock exchange following the Closing including, for example, the ability to maintain a sufficient number of round lot holders and a sufficient market value of unrestricted publicly held shares.

•        Valuation.    The risk that the CF VIII Board may not have properly valued XBP Europe’s business. See also, “Previous Transaction” above.

•        Distraction to Operations.    The risk that the potential diversion of XBP Europe’s management and employee attention as a result of the Business Combination may adversely affect XBP Europe’s operations.

In addition to considering the factors described above, the CF VIII Board also considered that:

•        The Then Current CF VIII Situation.    CF VIII had completed two extensions of its time to consummate its initial business combination. In connection therewith, previous stockholders of CF VIII redeemed 22,039,902 shares of CF VIII Class A Common Stock, leaving the Trust Account with only approximately $31.19 million as of September 30, 2022. Further, the Sponsor had lent CF VIII over $8 million in connection with the extensions of time to consummate a business combination and for CF VIII’s working capital needs in its search for a business combination. Taking into account the foregoing, the CF VIII Board considered that (1) there may not be other business combination opportunities for CF VIII and (2) entering into a business combination would provide an opportunity for its warrant holders.

•        Interests of Certain Persons.    The Sponsor and certain officers and directors of CF VIII, as individuals, may have interests in the Business Combination that are in addition to, and that may be different from, the interests of CF VIII Stockholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and CF VIII’s Officers and Directors in the Business Combination”). CF VIII’s independent directors on the CF VIII Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CF VIII Audit Committee, the Merger Agreement and the transactions contemplated therein.

•        Differing Returns.    The Sponsor paid $25,000, or approximately $0.004 per share, for the Founder Shares (of which it currently holds 6,228,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $64.3 million, based on the closing price of CF VIII Class A Common Stock of $10.32 on October 6, 2022, the date before the special meeting of the CF VIII Board was held at which the Business Combination was approved. Such shares will be worthless if a business combination is not consummated. The Sponsor and its affiliates can earn a positive rate of return on their investment even if CF VIII’s public stockholders experience a negative return following the consummation of the Business Combination.

After considering the foregoing, the CF VIII Board concluded, in its business judgment, that the potential benefits to CF VIII and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Organizational Structure

The following diagram illustrates the transaction structure of the Business Combination and the organizational structure of XBP Europe prior to the Closing.

Pre-Closing Structure Chart of XBP Europe, Inc.

Shareholders
Exela Technologies Inc (Delaware)
BTC International Holdings, Inc. (Delaware)
XBP Europe, Inc. (Delaware)
Plexus Europe Ltd. (UK)
Exela Technologies Limited (UK)
BancTec Holding N.V. (Netherlands)
Dataforce Interact Holdings Ltd. (UK)
Various European Operating Companies
Various European Operating Companies
Various European Operating Companies

The following diagram illustrates the organizational structure of the Combined Entity upon consummation of the Business Combination, assuming that no CF VIII Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their CF VIII Public Shares.

Date, Time and Place of Special Meeting

The Special Meeting will be held at            , Eastern Time, on            , 2023, as a virtual meeting. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at            .

Record Date; Outstanding Shares of CF VIII Common Stock and CF VIII Warrants; CF VIII Stockholders and CF VIII Warrant Holders Entitled to Vote

CF VIII has fixed the close of business on            , 2023, as the Record Date for determining the CF VIII Stockholders entitled to notice of and to attend and vote at the Special Meeting.

As of the close of business on the Record Date there were 8,226,589 shares of CF VIII Common Stock outstanding and entitled to vote, consisting of 6,976,589 shares of CF VIII Class A Common Stock (further consisting of 1,436,589 CF VIII Public Shares, 5,000,000 Founder Shares and 540,000 CF VIII Placement Shares) and 1,250,000 shares of CF VIII Class B Common Stock, and 6,385,000 CF VIII Warrants, consisting of 6,250,000 CF VIII Public Warrants and 135,000 CF VIII Placement Warrants.

Each share of CF VIII Common Stock is entitled to one vote per share at the Special Meeting. CF VIII Warrants have no voting rights at the Special Meeting. The Sponsor and CF VIII’s officers and directors own an aggregate of 6,790,000 shares of CF VIII Common Stock entitled to vote at the Special Meeting.

As of the date of this proxy statement, the Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve each of the Proposals. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals to be presented at the Special Meeting, including the Business Combination Proposal and as a result, no CF VIII Public Shares will need to be voted to approve any of the Proposals.

Quorum and Required Vote for CF VIII Stockholder Proposals

A quorum of CF VIII Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of CF VIII Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor’s attendance at the Special Meeting (represented in person or by proxy) would be sufficient to satisfy the quorum requirement. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting and accordingly, no CF VIII Public Shares will be needed to for a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date, the approval of the Closing Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date, voting together as a single class, and the affirmative vote of a majority of the shares of CF VIII Class B Common Stock outstanding as of the Record Date, voting as a separate class and the approval of the Pre-Closing Charter Amendment Proposal requires the affirmative vote of 65% of the issued and outstanding shares of CF VIII Common Stock as of the Record Date. Accordingly, a CF VIII Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF VIII Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal and the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the shares of CF VIII Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. A CF VIII Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal or the Adjournment Proposal.

The Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal will not be presented to the CF VIII Stockholders at the Special Meeting. The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not then consummate the Business Combination. If CF VIII does not consummate the Business Combination and fails to complete an initial business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), CF VIII will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account, including interest (net of taxes payable, less up to $100,000 of net interest to pay dissolution expenses) to its public stockholders in accordance with the CF VIII Charter.

The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve each of the Proposals. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals to be presented at the Special Meeting, including the Business Combination Proposal and as a result, no CF VIII Public Shares will need to be voted to approve any of the Proposals.

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. CF VIII has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares via the virtual meeting platform if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Special Meeting of CF VIII Stockholders — Revoking Your Proxy.”

Redemption Rights

Under the CF VIII Charter, holders of CF VIII Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest (net of taxes payable), by (b) the total number of the then issued and outstanding shares of CF VIII Class A Common Stock (excluding the CF VIII Placement Shares); provided that CF VIII will only redeem CF VIII Public Shares to the extent that (after such redemption) CF VIII would have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of at least $5,000,001 either immediately prior to or upon consummation of the initial business combination. As of March 31, 2023, based on funds in the Trust Account of approximately $15.47 million, this would have amounted to approximately $10.77 per share, subject to the right of CF VIII to withdraw interest to pay taxes and the additional contributions to be made to the Trust Account pursuant to the Third Extension Loan. Holders of CF VIII Class A Common Stock on or before            , 2023 (two (2) business days before the Special Meeting) may exercise redemption rights whether or not they are holders as of the Record Date and whether or not such shares are voted at the Special Meeting.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of CF VIII Class A Common Stock for cash and will not hold shares of Common Stock upon consummation of the Business Combination. Such a holder will be entitled to receive cash for its CF VIII Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to the Transfer Agent in accordance with the procedures described herein. See the section titled “Special Meeting of CF VIII Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. A stockholder holding both CF VIII Public Shares and CF VIII Public Warrants may redeem its CF VIII Public Shares but retain the CF VIII Public Warrants.

In connection with the IPO, the Sponsor and CF VIII’s officers and directors agreed to waive any redemption rights with respect to any shares of CF VIII Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF VIII’s officers and directors did not receive separate consideration for the waiver.

Interests of the Sponsor and CF VIII’s Officers and Directors in the Business Combination

When you consider the recommendation of the CF VIII Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor and CF VIII’s officers and directors have interests in the Business Combination that are different from or in addition to (and may conflict with), your interests as a CF VIII Stockholder. These interests include:

•        the Sponsor is the record holder of 537,500 CF VIII Placement Shares, 135,000 CF VIII Placement Warrants and 6,228,000 Founder Shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick is the Chairman and Chief Executive Officer of CF VIII and CFGM, and is the trustee of CFGM’s sole stockholder. As such, Mr. Lutnick may be deemed to have beneficial ownership of the securities held directly by the Sponsor. None of the other officers and directors of CF VIII has beneficial ownership of the securities held directly by the Sponsor;

•        the Sponsor is party to each of the Sponsor Support Agreement and the Forward Purchase Contract;

•        the CF VIII Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the CF VIII Charter. In the course of their other business activities, CF VIII’s officers and directors may have, or may become, aware of other investment and business opportunities which may be appropriate for presentation to CF VIII as well as the other entities with which they are affiliated. CF VIII’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF VIII is presented with it. CF VIII does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        unless CF VIII consummates an initial business combination, the Sponsor (and CF VIII’s officers and directors) will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF VIII, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (as of December 31, 2022, no such expenses had been incurred that had not been reimbursed);

•        the fact that the Sponsor has made outstanding loans to CF VIII in the aggregate amount of approximately $8,500,000 as of December 31, 2022 and the Third Extension Loan in March 2023 in the amount of up to $344,781. These loans will not be repaid to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed. The Sponsor has agreed that upon consummation of the Business Combination, all the amounts owed by CF VIII to it under such loans (except with respect to the advancement of certain third party expenses in connection with the Business Combination paid prior to the Closing) will be repaid in the form of newly issued shares of CF VIII Class A Common Stock, rather than in cash, at a value of $10.00 per share;

•        the 540,000 CF VIII Placement Units (comprised of 540,000 CF VIII Placement Shares (537,500 of which are currently held by the Sponsor and 2,500 of which are held by one of CF VIII’s independent directors) and 135,000 CF VIII Placement Warrants) purchased by the Sponsor for $5.4 million will be worthless if a business combination is not consummated;

•        the Sponsor agreed that the 537,500 CF VIII Placement Shares and 135,000 CF VIII Placement Warrants it holds will not be sold or transferred until 30 days after CF VIII has completed a business combination, and the Sponsor agreed that the 6,228,000 Founder Shares it holds (of which it will forfeit 733,400 upon consummation of the Business Combination) will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property;

•        CF VIII’s independent director that owns CF VIII Placement Shares agreed that the 2,500 CF VIII Placement Shares he holds will not be sold or transferred until 30 days after CF VIII has completed a business combination, and CF VIII’s two independent directors that own Founder Shares agreed that the 22,000 Founder Shares they hold will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (subject to early release if the closing price of a share of Common Stock exceeds $12.00 (as adjusted for stock splits, dividends, reorganizations and recapitalizations and the like) for any 20-trading days within any 30-trading day period);

•        the fact that the Sponsor paid $25,000, or approximately $0.004 per share, for the Founder Shares (of which it currently holds 6,228,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $67.0 million, based on the closing price of CF VIII Class A Common Stock of $10.76 on April 13, 2023, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF VIII’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor and CF VIII’s officers and directors have agreed not to redeem any of the Founder Shares or CF VIII Placement Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that if CF VIII does not complete an initial business combination by September 16, 2023 (or an earlier date determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), the proceeds from the sale of the CF VIII Placement Units of $5.4 million, all of which were deposited into the Trust Account, will be included in the liquidating distribution to CF VIII’s public stockholders and the CF VIII Placement Warrants will expire worthless;

•        if the Trust Account is liquidated, including in the event CF VIII is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF VIII to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF VIII Public Share by the claims of prospective target businesses or claims of any third-party for services rendered or products sold to CF VIII, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account (although there are no assurances that the Sponsor will have sufficient funds to satisfy its indemnity obligations);

•        the fact that in connection with the IPO, the Sponsor agreed, upon the closing of CF VIII’s initial business combination, to invest $10.0 million in exchange for the Forward Purchase Securities (comprised of 1,250,000 shares of CF VIII Class A Common Stock and 250,000 Warrants);

•        the fact that two of CF VIII’s independent directors own an aggregate of 22,000 Founder Shares and one of CF VIII’s independent directors owns 2,500 CF VIII Placement Shares, all of which were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $263,620, based on the closing price of CF VIII Class A Common Stock of $10.76 on April 13, 2023, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that CF VIII’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

CF&Co. previously served as underwriter for the initial public offering of QAC 2, which merged with Exela (which merger resulted in Exela becoming a public company), served as a capital markets advisor to QAC 2 in connection with its business combination with Exela and served as agent in connection with an Exela stock buyback program, and CF&Co. is currently engaged as a distribution agent for an “at-the-market” sales program for Exela common stock, for which it received or will receive customary compensation and pursuant to which it last sold shares in July 2022. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of CF VIII’s officers and directors to enter into the Merger Agreement and CF VIII’s directors in making their recommendation that you vote in favor of the approval of the Business Combination, and the Sponsor in agreeing to vote in favor of the Business Combination. In particular, the existence of the interests described above may incentivize CF VIII’s officers and directors to complete an initial business combination, even if on terms less favorable to CF VIII Stockholders compared to liquidating CF VIII, because, among other things, if CF VIII is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF VIII Placement Shares and CF VIII Placement Warrants, and the CF VIII independent directors’ Founder Shares and CF VIII Placement Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $73.1 million based on the closing price of CF VIII Class A Common Stock of $10.76 and CF VIII Warrants of $0.09 on April 13, 2023), and out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF VIII would not be repaid to the extent such amounts exceed cash held by CF VIII outside of the Trust Account (which such loans, as of December 31, 2022, amounted to approximately $8,500,000).

Upon completion of the Business Combination, it is not anticipated that any persons associated with CF VIII will be employed by the Combined Entity or serve on the Combined Entity Board, and there have been no conversations regarding either subject. As of the date of this proxy statement, there is no formal or informal agreement for CF&Co. to be retained by the Combined Entity after Closing.

In connection with the negotiation and execution of the Merger Agreement, CF&Co. waived its right to the business combination marketing fee of $9,350,000 that was otherwise payable under the Business Combination Marketing Agreement upon the Closing (subject to, and conditioned upon, the closing of the Merger).

For more, see “Certain Relationships and Related Person Transactions.”

CF VIII’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the independent directors of CF VIII should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the proposed business combination and the proposed terms in respect thereof. Accordingly, CF VIII’s independent directors on the CF VIII Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Merger Agreement and the transactions contemplated therein.

Interests of XBP Europe’s Officers and Directors in the Business Combination

When you consider the recommendation of the CF VIII Board in favor of Business Combination Proposal, you should keep in mind that XBP Europe’s directors and officers have interests in such proposal that are different from, or in addition to, those of CF VIII Stockholders generally. These interests include, among other things, the interests listed below:

•        Certain officers of XBP Europe are expected to become officers of the Combined Entity upon the consummation of the Business Combination. Specifically, the following individuals who are currently officers of XBP Europe are expected to become officers of the Combined Entity upon the consummation of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Andrej Jonovic	Chief Executive Officer
Vitalie Robu	President
Dejan Avramovic	Chief Financial Officer

Recommendation to CF VIII Stockholders

The CF VIII Board believes that the Proposals to be presented at the Special Meeting are in the best interests of CF VIII and its stockholders and unanimously recommends that the CF VIII Stockholders vote “FOR” each of the Proposals.

For more information about the CF VIII Board’s recommendation and the proposals, see the sections titled “Special Meeting of CF VIII Stockholders — Recommendations of the CF VIII Board” beginning on page 98 and “The Business Combination Proposal — The CF VIII Board’s Reasons for the Approval of the Business Combination” beginning on page 122.

Appraisal/Dissenters’ Rights

CF VIII Stockholders do not have appraisal rights in connection with the Proposals, including the Business Combination Proposal.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination, calculated as of             , 202  . The tables below reflect the “no redemption”, “50% redemption” and “100% redemption” scenarios described in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of CF VIII Public Shares, BTC International, the Sponsor and the independent directors hold in the Combined Entity upon completion of the Business Combination?”

Assuming No Redemptions

Sources (in millions)		Uses (in millions)
Cash in the Trust Account	$	Transaction expenses	$
Forward Purchase Investment	$	Cash to Balance Sheet	$
Total Sources	$	Total Uses	$
Assuming 50% Redemptions

Sources (in millions)		Uses (in millions)
Cash in the Trust Account	$	Transaction expenses	$
Forward Purchase Investment	$	Redemptions	$
		Cash to Balance Sheet	$
Total Sources	$	Total Uses	$
Assuming 100% Redemptions

Sources (in millions)		Uses (in millions)
Cash in the Trust Account	$	Transaction expenses	$
Forward Purchase Investment	$	Redemptions	$
		Cash to Balance Sheet	$
Total Sources	$	Total Uses	$

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting, CF VIII will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on BTC International comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the majority of the Combined Entity Board, XBP Europe’s senior management comprising the senior management of the Combined Entity and XBP Europe operations comprising the ongoing operations of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of XBP Europe, with the Business Combination treated as the equivalent of XBP Europe issuing stock for the net assets of CF VIII, accompanied by a recapitalization. The net assets of CF VIII will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of XBP Europe in future reports of the Combined Entity.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the State of Delaware, (ii) filings required with the SEC pursuant to the reporting requirements applicable to CF VIII, and the requirements of the Exchange Act to disseminate this proxy statement to CF VIII Stockholders, and (iii) notification of the proposed Business Combination having been made and accepted in the United Kingdom pursuant to the NSI Act, and confirmation by the United Kingdom’s Secretary of State for Business, Energy and Industrial Strategy confirming no further action is needed or making a final order under the NSI Act with respect to the Business Combination (other than for an order prohibiting the Business Combination).

SUMMARY RISK FACTORS

You should carefully read this proxy statement, including the section entitled “Risk Factors.” Certain of the key risks related to XBP Europe’s business, the Combined Entity, and the Business Combination are summarized below. References in the summary below to “XBP Europe” following the Closing refer to the Combined Entity.

•        XBP Europe’s ability to achieve continued and sustained profitability is uncertain.

•        XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all.

•        Exela has significant influence and control over XBP Europe and its corporate governance.

•        XBP Europe is a controlled company, and not subject to all of the corporate governance rules of Nasdaq.

•        XBP Europe relies on Exela, which is a highly leveraged public company and faces doubt about its ability to continue as a going concern. An adverse event affecting Exela may affect the delivery and availability of the services XBP Europe relies on Exela to provide.

•        If XBP Europe is unable to maintain an effective system of internal controls over financial reporting, it may not be able to accurately report its financial results in a timely manner or there may be misstatements in its financial statements (which may include material misstatements), any of which may adversely affect investor confidence and materially and adversely affect business and operating results.

•        As long as Exela controls XBP Europe, other holders of Common Stock will have limited ability to influence matters requiring stockholder approval, and Exela’s interests may conflict with (or may be adverse to) the interests of the other holders of Common Stock. Exela may make decisions that adversely impact XBP Europe’s other stockholders.

•        There can be no assurance that Exela will continue to control XBP Europe in the future. Any change in control of XBP Europe may impact its strategy or business, including in a manner adverse to XBP Europe’s stockholders.

•        Historical or new adverse issues associated with Exela or its management, such as litigation and missed projections, as well as issues associated with XBP Europe, such as missed projections, may adversely impact XBP Europe’s reputation, business and financial position and share price.

•        Certain of XBP Europe’s contracts are subject to rights of termination, audit and/or investigation, which, if exercised, could negatively impact its reputation and reduce its ability to compete for new contracts and have an adverse effect on its business, results of operation and financial condition.

•        XBP Europe’s business process automation solutions often require long selling cycles and long implementation periods that may result in significant upfront expenses that may not be recovered.

•        XBP Europe faces significant competition, including from clients who may elect to perform their business processes in-house or invest in their own technologies in-house.

•        XBP Europe’s industry is characterized by rapid technological change and failure to compete successfully within the industry and address such changes could adversely affect its results of operations and financial condition.

•        XBP Europe’s business could be materially and adversely affected if it does not protect its intellectual property or if its services are found to infringe on the intellectual property of others, or if the intellectual property Exela or its subsidiaries provides under the License Agreement is not protected or is found to infringe on the intellectual property of others.

•        XBP Europe’s revenues are highly dependent on the banking and finance industries, and any decrease in demand for business process solutions in these industries could reduce its revenues and adversely affect the results of operations.

•        XBP Europe derives significant revenue and profit from contracts awarded through competitive bidding processes, including renewals, which can impose substantial costs on XBP Europe, and it will not achieve revenue and profit objectives if it fails to accurately and effectively bid on (and win or renew) such projects, or, if bids are won and a contract is awarded to XBP Europe, revenue and profit objectives may not be achieved due to a number of factors outside its control.

•        XBP Europe faces significant market competition, and if XBP Europe is unable to compete effectively with its competitors, its business and operating results could be harmed.

•        XBP Europe relies, in some cases, on third-party hardware, software and services, which could cause errors or failures of XBP Europe’s services and could also result in adverse effects for XBP Europe’s business and reputation if these third-party hardware, software and services fail to perform properly or are no longer available.

•        XBP Europe is subject to regular client and third-party security reviews and failure to pass these may have an adverse impact on XBP Europe’s operations.

•        Currency fluctuations among the local currencies in locations where XBP Europe operates (or operates in the future), could have a material adverse effect on XBP Europe’s results of operations.

•        Changes in laws or regulations, or a failure to comply with any laws and regulations (including data privacy and data protection laws), may adversely affect XBP Europe’s business, investments and results of operations.

•        XBP Europe operates in a number of jurisdictions and, as a result, may incur additional expenses in order to comply with the laws of those jurisdictions or may incur losses and liabilities resulting from an unfavorable outcome of pending or anticipated legal disputes.

•        The Sponsor and each of CF VIII’s officers and directors have agreed to vote in favor of the Proposals to be presented at the Special Meeting. The Sponsor owns 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, has the ability, voting on its own, to approve each of the Proposals.

•        The Sponsor will have the ability, voting on its own, to approve amendments to the CF VIII Charter that might increase the likelihood that the Business Combination is consummated.

•        The “net cash” per share of CF VIII Common Stock not being redeemed will be significantly less than the redemption price.

•        Neither the CF VIII Board nor any committee thereof obtained a fairness opinion from an independent financial advisor (or any similar report or appraisal) in determining whether or not to pursue the Business Combination, and the CF VIII Board may not have properly valued the XBP Europe business.

•        Since the Sponsor and CF VIII’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of CF VIII Stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as CF VIII’s initial business combination.

•        Upon the Closing, the Combined Entity will have a limited public float, which adversely affects trading volume and liquidity, and may adversely affect the price of the Common Stock and access to additional capital.

•        Following the consummation of the Business Combination, the Combined Entity will incur significant increased expenses and administrative burdens as a result of being a public company, which could have an adverse effect on its business, financial condition and results of operations.

•        There can be no assurance that the Combined Entity will be able to comply with the continued listing standards of Nasdaq.

SELECTED HISTORICAL FINANCIAL INFORMATION OF XBP EUROPE

The selected historical consolidated statements of operations data and consolidated statements of cash flows data of XBP Europe for the years ended December 31, 2022, 2021 and 2020, and the historical consolidated balance sheet data as of December 31, 2022 and 2021 are derived from XBP Europe’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. You should read the following selected historical consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes included elsewhere in this proxy statement.

Statement of Operations Data (Audited)

	Year ended December 31,
	2022	2021	2020
Revenue, net	$180,348,518	$205,772,161	$217,271,915
Related party revenue, net	143,428	178,479	272,493
Cost of revenue (exclusive of depreciation and amortization)	136,275,732	164,256,217	175,116,393
Related party cost of revenue	510,610	765,999	380,238
Selling, general and administrative expenses (exclusive of depreciation and amortization)	32,955,967	29,764,256	35,512,101
Related party expense	8,309,450	9,807,261	10,606,350
Depreciation and amortization	4,390,439	5,165,855	6,311,658
Operating profit (loss)	(1,950,252)	(3,808,948)	(10,382,332)
Other (income) expense, net:
Interest expense, net	$3,062,360	$2,836,016	$2,843,789
Related party interest income, net	(25,024)	(140,880)	(217,143)
Foreign exchange losses, net	1,183,536	1,161,966	2,195,173
Other (income) expense, net	(803,669)	2,142,171	8,670,641
Net loss before income taxes	(5,367,455)	(9,808,221)	(23,874,792)
Income tax expense	(2,561,954)	(2,920,240)	(4,501,980)
Net loss	(7,929,409)	(12,728,461)	(28,376,772)
Other comprehensive loss, net of tax
Foreign currency translation adjustments	444,333	(743,931)	3,622,116
Unrealized pension actuarial gains (losses)	7,082,667	6,188,237	(8,508,097)
Total other comprehensive loss, net of tax	(402,409)	(7,284,155)	(33,262,753)

Statement of Cash Flow Data (Audited)

	Year ended December 31,
	2022	2021	2020
Net cash provided by/(used in) operating activities	$9,889,610	$(3,036,641)	$5,401,252
Net cash provided by/(used in) investing activities	(6,366,341)	1,152,695	(2,189,098)
Net cash provided by/(used in) financing activities	(1,329,452)	(4,623,649)	6,227,621
Effect of exchange rates on cash	2,368,658	166,665	(3,573,399)
Total change in cash, cash equivalents and restricted cash	4,562,475	(6,340,930)	5,866,376

Balance Sheet Data (Audited)

	As of December 31,
	2022	2021
Total assets	$122,842,873	$126,996,348
Total liabilities	149,775,186	153,526,282
Total shareholders’ deficit	(26,932,313)	(26,529,934)

SELECTED HISTORICAL FINANCIAL INFORMATION OF CF VIII

The following table sets forth selected historical financial information derived from CF VIII’s audited consolidated financial statements as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, included elsewhere in this proxy statement. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF VIII” and the financial statements and the related notes appearing elsewhere in this proxy statement.

Consolidated Balance Sheets (Audited)

	December 31, 2022	December 31, 2021
Cash	$41,154	$25,000
Cash equivalents held in the Trust Account	$31,445,874	$250,017,673
Total Assets	$31,697,269	$250,808,980
Sponsor loan – promissory notes	$8,200,162	$734,425
Total Liabilities	$12,142,897	$10,161,114
Class A common stock subject to possible redemption	$31,169,832	$250,000,000
Total Stockholders’ Deficit	$(11,615,460)	$(9,352,134)

Consolidated Statements of Operations (Audited)

	For the Years Ended December 31,
	2022	2021
Loss from operations	$(2,884,428)	$(2,735,906)
Interest income on investments held in Trust Account	1,240,443	17,673
Interest expense on sponsor loans and mandatorily redeemable Class A common stock	(1,054,486)	—
Other income	579,294	—
Changes in fair value of warrant liability	5,121,408	3,016,913
Changes in fair value of forward purchase securities liability	(497,689)	(2,006,525)
Net income (loss) before provision for income taxes	$2,504,542	$(1,707,845)
Provision for income taxes	111,023	—
Net income (loss)	$2,393,519	$(1,707,845)
Weighted average number of shares of common stock outstanding:
Class A – Public shares	17,420,341	19,931,507
Class A – Private placement	540,000	430,521
Class B – Common stock	6,250,000	6,097,945
Basic and diluted net income (loss) per share of common stock:
Class A – Public shares	$0.10	$(0.06)
Class A – Private placement	$0.10	$(0.06)
Class B – Common stock	$0.10	$(0.06)

Consolidated Statements of Cash Flows (Audited)

	For the Years Ended December 31,
	2022	2021
Cash Flow Data
Net cash provided by operating activities	$—	$—
Net cash provided by (used in) investing activities	$219,812,243	$(250,000,000)
Net cash provided by (used in) financing activities	$(219,796,089)	$250,000,000

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the Business Combination. The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting, CF VIII will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of XBP Europe, with the Business Combination treated as the equivalent of XBP Europe issuing stock for the net assets of CF VIII, accompanied by a recapitalization. The net assets of CF VIII will be stated at historical cost, with no goodwill or other intangible assets recorded.

The selected unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the selected unaudited pro forma condensed combined statements of operations for the years ended December 31, 2022 and 2021 present the historical financial statements of XBP Europe and CF VIII, adjusted to reflect the Business Combination and its related transactions. The selected unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The selected unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical balance sheet of XBP Europe and the historical balance sheet of CF VIII, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on December 31, 2022. The selected unaudited pro forma condensed combined statement of operations for the years ended December 31, 2022 and 2021 combine the historical statements of operations of XBP Europe and historical statements of operations of CF VIII for such periods, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2021.

•        Assuming No Redemptions — This presentation assumes that no CF VIII public stockholders exercise redemption rights with respect to their shares of CF VIII Common Stock for a pro rata share of the funds in the Trust Account;

•        Assuming 50% Redemptions — This presentation assumes that CF VIII public stockholders holding 718,295 shares of CF VIII Class A Common Stock will exercise their redemption rights for an aggregate payment of $7,577,464 (based on an estimated redemption price of approximately $10.55 per share) from the Trust Account. Such amount represents 50% of the issued and outstanding CF VIII Public Shares. Assuming 50% redemptions, net cash received from the Trust Account would be approximately $7,577,464. This net cash amount to be received is calculated as the difference of the total amount in the Trust Account as of December 31, 2022 of $31,445,874, minus the aggregate redemption payment of $16,290,945 in connection with the Third Extension in March 2023 and minus the estimated redemption amount of $7,577,464. This Trust Account amount does not include any interest earned after December 31, 2022, assumes no interest is withdrawn to pay taxes and does not include any contributions to the Trust Account pursuant to the Third Extension Loan; and

•        Assuming 100% Redemptions — This presentation assumes that CF VIII public stockholders holding all 1,436,589 CF VIII Public Shares will exercise their redemption rights for an aggregate payment of $15,154,929 (based on the estimated redemption price of approximately $10.55 per share) from the Trust Account. Assuming 100% redemptions, there would be no net cash received from the Trust Account. This aggregate payment is calculated as the total amount in the Trust Account as of December 31, 2022 of $31,445,874, minus the aggregate redemption payment of $16,290,945 in connection with the Third Extension in March 2023. This amount does not include any interest earned after December 31, 2022, assumes no interest is withdrawn to pay taxes and does not include any contributions to the Trust Account pursuant to the Third Extension Loan.

The selected unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with the complete set of unaudited pro forma condensed combined financial information contained elsewhere in this proxy statement. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data:
(in thousands except share and per share data)

	Pro Forma Combined (Assuming No Redemption Scenario)	Pro Forma Combined (Assuming 50% Redemption Scenario)	Pro Forma Combined (Assuming 100% Redemption Scenario)
Year Ended December 31, 2022
Total revenues	$180,492	$180,492	$180,492
Total cost of revenues	136,787	136,787	136,787
Gross margin	43,705	43,705	43,705
Operating expenses
Sales and marketing	32,956	32,956	32,956
General and administrative	5,817	5,817	5,817
Related party expense	5,040	5,040	5,040
Depreciation and amortization	4,390	4,390	4,390
Administrative expenses – related party	120	120	120
Franchise tax expense	163	163	163
Total operating expenses	48,486	48,486	48,486
Loss from operations	(4,781)	(4,781)	(4,781)
Interest earned on marketable securities held in a Trust Account	—	—	—
Interest expense on Sponsor Loans and mandatorily redeemable Class A common stock	—	—	—
Changes in fair value of warrant liability	108	108	108
Changes in fair value of FPS liability	—	—	—
Interest expense, net	(3,062)	(3,062)	(3,062)
Related party interest income, net	25	25	25
Other income, net	1,383	1,383	1,383
Foreign exchange losses, net	(1,184)	(1,184)	(1,184)
Income (loss) before income taxes	(7,510)	(7,510)	(7,510)
Income tax expense	2,673	2,673	2,673
Net loss	(10,183)	(10,183)	(10,183)
Weighted average number of shares of common stock outstanding:
Weighted average shares outstanding – common stock	31,403,550	30,685,255	29,966,961
Basic and diluted net loss per share	$(0.32)	$(0.33)	$(0.34)

	Pro Forma Combined (Assuming No Redemption Scenario)	Pro Forma Combined (Assuming 50% Redemption Scenario)	Pro Forma Combined (Assuming 100% Redemption Scenario)
Year Ended December 31, 2021
Total revenues	$205,950	$205,950	$205,950
Total cost of revenues	165,022	165,022	165,022
Gross margin	40,928	40,928	40,928
Operating expenses
Sales and marketing	29,764	29,764	29,764
General and administrative	7,512	7,512	7,512
Related party expense	5,287	5,287	5,287
Depreciation and amortization	5,166	5,166	5,166
Administrative expenses – related party	95	95	95
Franchise tax expense	201	201	201
Total operating expenses	48,025	48,025	48,025
Loss from operations	(7,097)	(7,097)	(7,097)
Interest earned on marketable securities held in a Trust Account	—	—	—
Interest expense on mandatorily redeemable Class A common stock	—	—	—
Changes in fair value of warrant liability	64	64	64
Changes in fair value of FPS liability	—	—	—
Interest expense, net	(2,836)	(2,836)	(2,836)
Related party interest income net	141	141	141
Other expense, net	(2,142)	(2,142)	(2,142)
Foreign exchange losses, net	(1,162)	(1,162)	(1,162)
Income (loss) before income taxes	(13,033)	(13,033)	(13,033)
Income tax expense	2,920	2,920	2,920
Net loss	(15,953)	(15,953)	(15,953)
Weighted average number of shares of common stock outstanding:
Weighted average shares outstanding – common stock	31,403,550	30,685,255	29,966,961
Basic and diluted net loss per share	$(0.51)	$(0.52)	$(0.53)

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of December 31, 2022:
(in thousands except share and per share data)

	Pro Forma Combined (Assuming No Redemption Scenario)	Pro Forma Combined (Assuming 50% Redemption Scenario)	Pro Forma Combined (Assuming 100% Redemption Scenario)
Total assets	$126,467	$118,890	$111,312
Total liabilities	$110,145	$110,145	$110,145
Total shareholders’ equity (deficit)	$16,323	$8,745	$1,168

RISK FACTORS

CF VIII Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement.

Unless otherwise indicated or the context otherwise requires, references to “we,” “us” or “our” refer to XBP Europe prior to the Closing of the Business Combination, and to the Combined Entity and its subsidiaries (including XBP Europe and its subsidiaries) following Closing of the Business Combination, and references to “XBP Europe” following Closing of the Business Combination include, to the extent relevant, the Combined Entity.

Risks Related to XBP Europe and the Business Combination

XBP Europe’s ability to achieve continued and sustained profitability is uncertain.

XBP Europe’s profitability depends on, among other things, its ability to generate revenue in excess of its expenses. However, XBP Europe has significant and continuing fixed costs and expenses, which it may not be able to reduce adequately to sustain such profitability if its revenue continues to decrease, or if revenue does not increase commensurately with an increase in costs. In addition, XBP Europe may encounter unforeseen expenses, difficulties, complications, delays and other unknown events that may cause its costs to exceed its expectations. In addition, XBP Europe will incur certain additional legal, accounting and other expenses that it would not occur as a wholly-owned subsidiary of Exela, as further described in the risk factor entitled “Following the consummation of the Business Combination, the Combined Entity will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations” below.

XBP Europe’s revenues have declined over the last few years due to, among other things, the COVID-19 pandemic, a loss of clients, the completion of certain one-off projects, currency fluctuation exposure, the transition of XBP Europe’s clients to lower revenue but higher margin systems and platforms, and changes of clients’ technology that has resulted in less transactions that fall under the contractual arrangements with XBP Europe. In addition, one of XBP Europe’s top 10 clients ended its contract with XBP Europe in April 2023, and another one of XBP Europe’s top 10 clients in 2022 was for a one-off project and will not generate revenue in 2023. Contracts with several other large clients are up for renewal. Although these contracts are expected to be renewed, there can be no assurances that they will be renewed on favorable terms or at all.

Further, XBP Europe’s revenues may be adversely affected by many factors, including but not limited to the COVID-19 pandemic; a potential recession in Europe; the inability to attract new clients to use its services; a failure by existing clients to renew their contracts or use additional services (or a decision by existing clients to cease or reduce using XBP Europe’s services); the lengthening of its sales cycles and implementation periods; changes in its client mix; failure of clients to pay invoices on a timely basis or at all; a failure in the performance of XBP Europe’s solutions or internal controls that adversely affects its reputation or results in loss of business; the loss of market share to existing or new competitors; the failure to enter or succeed in new markets; regional or global economic conditions or regulations affecting perceived need for or value of XBP Europe’s services; or XBP Europe’s inability to develop new offerings, expand its offerings or drive adoption of its new offerings on a timely basis and thus potentially not meeting evolving market needs.

XBP Europe’s future profitability also may be impacted by non-cash charges and potential impairment of goodwill, which will negatively affect its reported financial results. Even if it achieves profitability on an annual basis, XBP Europe may not be able to achieve profitability on a quarterly basis. XBP Europe may incur significant losses in the future for a number of reasons, including those described elsewhere herein. Any inability of XBP Europe to achieve continued and sustained profitability may adversely impact its financial position and may require XBP Europe to seek additional financing (which will be subject to the risks described in the risk factor below entitled “XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all”).

XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all.

XBP Europe may be unable to generate continued and sustained profitability, or may incur significant losses in the future. In addition, a large number of redemptions by CF VIII public stockholders may result in the Combined Entity having limited available cash upon Closing. As a result, the Combined Entity may need to raise additional capital through debt and/or equity financing at some point in the future. Any debt agreements the Combined Entity enters into at such time may include financial or operational covenants which may constrain its ability to operate its business, and any inability to satisfy covenants contained in any debt agreements may require prepayment and/or refinancing of such debt. The Combined Entity may also be unable to raise debt and/or equity financing at an attractive price or on attractive terms or at all.

The limited public float of the Combined Entity following the Closing may also adversely affect its ability to raise debt and/or equity financing on attractive terms or at all. For more, see “Upon the Closing, the Combined Entity will have a limited public float, which adversely affects trading volume and liquidity, and may adversely affect the price of the Common Stock.”

XBP Europe relies on Exela, which is a highly leveraged public company and faces doubt about its ability to continue as a going concern. An adverse event affecting Exela may affect the delivery and availability of the services XBP Europe relies on Exela to provide.

XBP Europe is wholly owned by Exela, and will continue to be majority owned by Exela immediately following the Business Combination. XBP Europe relies on the services that Exela has provided in the past and following the Business Combination, Exela has agreed to provide certain services and fulfill other obligations in the future as more fully described in “Certain Relationships and Related Person Transactions — XBP Europe,” pursuant to the Tax Sharing Agreement, the Services Agreement and the License Agreement. Exela is highly leveraged; as of December 31, 2022, Exela had total long-term indebtedness of $1.1 billion, and Exela’s financial statements in its Form 10-K for the year ended December 31, 2022 described a doubt about Exela’s ability to continue as a going concern under the standards of the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern (along with actions Exela has taken to try to mitigate such doubt). As disclosed in Exela’s filings with the SEC, in January 2023, a subsidiary of Exela initially did not make the semiannual interest payments due under certain of its secured notes on time. The payment was subsequently made in February 2023 within a 30 day grace period permitted under such secured notes. To provide sufficient capital to make such payments, Exela arranged a financing and issued a substantial number of additional shares in the first quarter of 2023. As disclosed in Exela’s filings with the SEC in March 2023, Exela continues to engage in discussions with certain beneficial holders of such secured notes with respect to a potential deleveraging or restructuring transaction that could include a pledge of the stock of Parent. Considering XBP Europe’s relationship with Exela, stockholders are encouraged to review Exela’s public filings relating to the foregoing matters and negotiations with its noteholders.

If Exela undergoes a reorganization or restructuring, undergoes a change in its capital structure, and/or undertakes a corporate transaction, including as a result of the events described above, the services that XBP Europe will rely on Exela to provide under the Services Agreement and/or the License Agreement and Exela’s ability and willingness to comply with its obligations under those agreements and under the Tax Sharing Agreement, could be adversely affected. Any such event would impact the ability of XBP Europe to carry out its business operations as currently anticipated, which could adversely affect its business and financial position and/or the price of its Common Stock.

If XBP Europe is unable to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner or there may be misstatements in its financial statements (which may include material misstatements), any of which may adversely affect investor confidence and materially and adversely affect business and operating results.

XBP Europe’s financial statements were prepared in reliance on information provided by, and personnel of, Exela. There can be no assurance that its internal controls were (or, following the Closing, will be), effective, which could adversely affect its ability to accurately report its financial statements in a timely manner or there may be misstatements in its financial statements (which may be material misstatements). The occurrence of any such events may adversely affect investor confidence and materially and adversely affect business and operating results.

As described in Exela’s audited financial statements for the years ended December 31, 2022 and December 31, 2021, Exela’s independent auditor and management concluded that Exela had material weaknesses in internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary to provide reliable financial reports and prevent fraud. Exela is continuing to implement a remediation plan to address such material weaknesses.

There can be no assurances that Exela will continue to control XBP Europe in the future. Any change in control of XBP Europe may impact its strategy or business, including in a manner adverse to XBP Europe’s stockholders.

For various strategic reasons, Exela may need to raise additional financing and may choose to engage in non-strategic divestitures and/or liquidations of assets including, potentially, dispositions of shares of Common Stock (subject to compliance with the lock-up further described in the section entitled “The Business Combination Proposal — Related Agreements — Lock-Up Agreement”). In the event Exela disposes of shares of Common Stock, such dispositions may cause the market value of the Common Stock to decline or could result in a change of control of XBP Europe. Any change in control of XBP Europe may result in a change in XBP Europe’s strategy or business, including in a manner adverse to XBP Europe’s stockholders.

Historical or new adverse issues associated with Exela or its management, such as litigation and missed projections, as well as issues associated with XBP Europe, such as missed projections, may adversely impact XBP Europe’s reputation, business and financial position and share price.

Significant negative news, adverse legal or regulatory findings, material litigation, reputational damage and other adverse developments associated with Exela and/or members of its management team, whether historical or in the future, may adversely impact XBP Europe’s reputation, business and financial position and share price.

In 2022, subsidiaries of Exela engaged in an internal stock purchase where XBP Europe was purchased from a group of highly-leveraged Exela subsidiaries. It is possible that the creditors of such subsidiaries could bring a claim against XBP Europe related to such transaction. In addition, Exela and its predecessor entities and management have been subject to a variety of claims (including expected members of the Combined Entity’s management), including claims that resulted in certain adverse settlements and judgments against Exela.

Missed projections by XBP Europe (or, potentially, by Exela, which will continue to control XBP Europe and has missed certain of its projections in the past), may have a negative impact on XBP Europe or the perception of XBP Europe and its management in the capital markets. As disclosed elsewhere in this proxy statement, XBP Europe’s actual results for the year ended December 31, 2022 included revenue and Adjusted EBITDA that were less than those forecasted in the Revised 2022 Estimates, which resulted from a combination of factors including, among others, lower than expected revenues, delayed revenues, higher than expected costs and change in foreign exchange rates. For more, see pages 201 and 202 of the “Management’s Discussion and Analysis Section of Financial Condition and Results of Operations of XBP Europe” below.

Such historical claims, settlements or judgments, or any new claims, whether or not successful, as well as missed projections by Exela or XBP Europe, may adversely affect the reputation or perception of XBP Europe and its management team, and ultimately, XBP Europe’s business, financial position, and share price.

Certain of XBP Europe’s contracts are subject to rights of termination, audit and/or investigation, which, if exercised, could negatively impact XBP Europe’s reputation and reduce XBP Europe’s ability to compete for new contracts and have an adverse effect on its business, results of operation and financial condition.

Many of XBP Europe’s client contracts may be terminated by its clients without cause and without any fee or penalty, with only limited notice. Any failure to meet a client’s expectations, as well as factors beyond XBP Europe’s control, including a client’s financial condition, strategic priorities, or mergers and acquisitions, could result in a cancellation or non-renewal of such a contract or a decrease in business provided to XBP Europe and cause its actual results to differ from its forecasts. XBP Europe may not be able to replace a client that elects to terminate or not renew its contract with it, which would reduce its revenues. As described in the risk factor entitled “XBP Europe’s ability to achieve continued and sustained profitability is uncertain” above, one of XBP Europe’s top 10 clients ended its contract with XBP Europe in April 2023, and another one of XBP Europe’s top 10 clients in 2022 was for a one-off project and will not generate revenue in 2023.

In addition, a portion of XBP Europe’s revenues is derived from contracts with foreign governments and their agencies. Government entities typically finance projects through appropriated funds. While these projects are often planned and executed as multi-year projects, government entities usually reserve the right to change the scope of, or terminate, these projects for lack of approved funding and/or at their convenience. Changes in government or political developments, including budget deficits, shortfalls or uncertainties, government spending reductions (e.g., during a government transition or other debt or funding constraints could result in lower governmental sales and in XBP Europe’s projects being reduced in price or scope or terminated altogether, which also could limit its recovery of incurred costs, reimbursable expenses and profits on work completed prior to the termination. The public procurement environment is unpredictable and this could adversely affect XBP Europe’s ability to perform work under new and existing contracts. These risks can potentially have an adverse effect on XBP Europe’s revenue growth and profit margins.

Moreover, government contracts are generally subject to a right to conduct audits and investigations by government agencies. Additionally, if the government discovers improper or illegal activities or contractual non-compliance (including improper billing), XBP Europe may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. Any resulting penalties or sanctions could be substantial. Further, the negative publicity that could arise from any such penalties, sanctions or findings in such audits or investigations could have an adverse effect on XBP Europe’s reputation in the industry and reduce its ability to compete for new contracts and could materially adversely affect XBP Europe’s results of operations and financial condition.

XBP Europe may not be able to offset increased costs with increased fees under its contracts.

The pricing and other terms of XBP Europe’s client contracts are based on estimates and assumptions XBP Europe makes at the time it enters into these contracts. These estimates reflect XBP Europe’s best judgments regarding the nature of the engagement and XBP Europe’s expected costs to provide the contracted services and could differ from actual results. Not all of XBP Europe’s larger long-term contracts allow for escalation of fees as XBP Europe’s costs of operations increase and those that allow for such escalations do not always allow increases at rates comparable to increases that XBP Europe experiences. In circumstances where XBP Europe cannot negotiate long-term contract terms that provide for fee adjustments to reflect increases in XBP Europe’s cost of service delivery, XBP Europe’s business, financial conditions, and results of operation could be materially impacted. Any such increase in costs may require XBP Europe to seek additional financing (which will be subject to the risks described in the risk factor above entitled “XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all”).

XBP Europe’s business process automation solutions often require long selling cycles and long implementation periods that may result in significant upfront expenses that may not be recovered.

XBP Europe often faces long selling cycles to secure new contracts for its business process automation solutions. If XBP Europe is successful in obtaining an engagement, the selling cycle may be followed by a long implementation period during which it plans its services in detail and demonstrates to the client its ability to successfully integrate its solutions with the client’s internal operations. XBP Europe’s clients may experience delays in obtaining internal approvals or delays associated with technology or system implementations which can further lengthen the selling cycle or implementation period, and certain engagements may also require a ramping up period after implementation before XBP Europe can commence providing its services. Even if XBP Europe succeeds in developing a relationship with a potential client and begin to discuss the services in detail, the potential client may choose a competitor or decide to retain the work in-house prior to the time a contract is signed. In addition, once a contract is signed, XBP Europe sometimes does not begin to receive revenue until completion of the implementation period and its solution is fully operational. The extended lengths of XBP Europe’s selling cycles and implementation periods can result in the incurrence of significant upfront expenses that may never result in profits or may result in profits only after a significant period of time has elapsed, which may negatively impact its financial performance. For example, XBP Europe generally hires new employees to provide services in connection with certain large engagements once a new contract is signed. Accordingly, XBP Europe may incur significant costs associated with these hires before it collects corresponding revenues. XBP Europe’s inability to obtain contractual commitments after a selling cycle, maintain contractual commitments after the implementation period or limit expenses prior to the receipt of corresponding revenue may have a material adverse effect on its business, results of operations and financial condition.

Further, under the United Kingdom’s Transfer of Undertakings (Protection of Employees) Regulations, 2006, as well as similar regulations in European Union member countries, employees who are dismissed by an incumbent outsourced services supplier that is being replaced could seek compensation from their current or new employer. This could adversely impact XBP Europe’s clients’ ability to outsource and result in additional costs due to redundancy payment liabilities. Such events could have an adverse impact on XBP Europe’s results of operations and its financial position and require XBP Europe to seek additional financing (which will be subject to the risks described in the risk factor above entitled “XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all”).

XBP Europe faces significant competition, including from clients who may elect to perform their business processes in-house or invest in their own technologies in-house.

XBP Europe’s industry is highly competitive, fragmented and subject to rapid change. XBP Europe competes primarily against local, national, regional and large multi-national information and payment technology companies, including focused business process outsourcing (“BPO”) companies based in offshore locations, as well as other BPO and business process automation, consulting services and digital transformation solution providers that focus on the in-house capabilities of XBP Europe’s clients and potential clients. These competitors may include entrants from adjacent industries or entrants in geographic locations with lower costs than those in which XBP Europe operates.

Some of XBP Europe’s competitors have greater financial, marketing, technological or other resources, larger client bases and more established reputations or brand awareness than it does. In addition, some of XBP Europe’s competitors who do not have, or have limited, global delivery capabilities may expand their delivery centers to the countries in which it operates or increase their capacity in lower cost geographies, which could result in increased competition. Some of XBP Europe’s competitors may also enter into strategic or commercial relationships among themselves or with larger, more established companies in order to benefit from increased scale and enhanced scope capabilities or enter into similar arrangements with potential clients. Further, XBP Europe expects competition to intensify in the future as more companies enter its markets and clients consolidate the services they require among fewer vendors. Increased competition, XBP Europe’s inability to compete successfully against competitors, pricing pressures or loss of market share could result in reduced operating margins, which could adversely affect its business, results of operations and financial condition.

XBP Europe’s industry is characterized by rapid technological change and failure to compete successfully within the industry and address such changes could adversely affect its results of operations and financial condition.

The process of developing new services and solutions is inherently complex and uncertain. It requires accurate anticipation of clients’ changing needs and emerging technological trends. XBP Europe must make long-term investments and commit significant resources before knowing whether these investments will eventually result in services that achieve client acceptance and generate the revenues required to provide desired returns. If XBP Europe fails to accurately anticipate and meet its clients’ needs through the development of new technologies and service offerings or if its new services are not widely accepted, it could lose market share and clients to its competitors and that could materially adversely affect its results of operations and financial condition.

More specifically, the business process automation industry in which part of XBP Europe’s business operates is characterized by rapid technological change, evolving industry standards and changing client preferences. The success of XBP Europe’s business depends, in part, upon its ability to develop technology and solutions that keep pace with changes in its industry and the industries of its clients. Although XBP Europe has made, and will continue to make, significant investments in the research, design and development of new technology and platforms-driven solutions, it may not be successful in addressing these changes on a timely basis or in marketing the changes it implements. In addition, products or technologies developed by others may render XBP Europe’s services uncompetitive or obsolete. Failure to address these developments could have a material adverse effect on XBP Europe’s business, results of operations and financial condition.

In addition, existing and potential clients are actively shifting their businesses away from paper-based environments to electronic environments with reduced needs for physical document management and processing. This shift may result in decreased demand for the physical document management services XBP Europe provides. Though XBP Europe has solutions for clients seeking to make these types of transitions, a significant shift by its clients away from physical documents to non-paper based technologies, whether now existing or developed in the future, could adversely affect its business, results of operation and financial condition.

Also, some of the large international companies in the industry have significant financial resources and compete with us to provide document processing services and/or business process services. XBP Europe competes primarily on the basis of technology, performance, price, quality, reliability, brand, distribution and client service and support. XBP Europe’s success in future performance is largely dependent upon its ability to compete successfully, to promptly and effectively react to changing technologies and client expectations and to expand into additional market segments. To remain competitive, XBP Europe must develop services and applications; periodically enhance its existing offerings; remain cost efficient; and attract and retain key personnel and management. If XBP Europe is unable to compete successfully, XBP Europe could lose market share and important clients to its competitors and that could materially adversely affect its results of operations and financial condition.

XBP Europe’s business could be materially and adversely affected if it does not protect its intellectual property or if its services are found to infringe on the intellectual property of others, or if the intellectual property Exela or its subsidiaries provides under the License Agreement is not protected or is found to infringe on the intellectual property of others.

XBP Europe’s success depends in part on certain methodologies and practices it utilizes in developing and implementing applications and other proprietary intellectual property rights. In order to protect such rights, XBP Europe relies upon a combination of nondisclosure, license and other contractual arrangements, as well as trade secret, copyright, trademark and patent laws but XBP Europe has limited registered intellectual property and, as a result, could in the future be subject to infringement claims which could lead to substantial additional costs. After the Closing, XBP Europe’s operations will depend on its ability to independently manage its intellectual property portfolio (which it has not had to do in the past). XBP Europe also generally enters into confidentiality agreements with its employees, clients and potential clients, and limits access to and distribution of its proprietary information. There can be no assurance that the laws, rules, regulations and treaties in effect in the jurisdictions in which XBP Europe operates and the contractual and other protective measures it takes are or will be adequate to protect it from misappropriation or unauthorized use of its intellectual property, or that such laws will not change. There can be no assurance that the resources invested by XBP Europe to protect its intellectual property will be sufficient or that its intellectual property portfolio will adequately deter misappropriation or improper use of its technology, and its intellectual property rights may not prevent competitors from independently developing or selling products and services similar to or duplicative of XBP Europe’s. XBP Europe may not be able to detect unauthorized use and take appropriate steps to enforce its rights, and any such steps may be costly and unsuccessful. Infringement by others of XBP Europe’s intellectual property, and the costs to XBP Europe of enforcing its intellectual property rights, may have a material adverse effect on its business, results of operations and financial condition. XBP Europe could also face competition in some countries where it has not invested in an intellectual property portfolio. If XBP Europe is not able to protect its intellectual property, the value of its brand and other intangible assets may be diminished, and its business may be adversely affected. Further, although XBP Europe believes that it is not infringing on the intellectual property rights of others, claims may nonetheless be successfully asserted against it in the future, and XBP Europe may be the target of enforcement of patents or other intellectual property by third parties, including aggressive and opportunistic enforcement claims by non-practicing entities. Regardless of the merit of such claims, responding to infringement claims can be expensive and time-consuming. If XBP Europe is found to infringe any third-party rights, XBP Europe could be required to pay substantial damages or it could be enjoined from offering some of its products and services. The costs of defending any such claims could be significant, and any successful claim may require XBP Europe to modify its services. The value of, or XBP Europe’s ability to use, its intellectual property may also be negatively impacted by dependencies on third parties, such as its ability to obtain or renew on reasonable terms licenses that XBP Europe needs in the future, or its ability to secure or retain ownership or rights to use data in certain software analytics or services offerings. Any such circumstances may have a material adverse effect on XBP Europe’s business, results of operations and financial condition.

In addition, as described above, XBP Europe will rely on Exela for certain services following the Closing, including intellectual property of Exela and its subsidiaries, which will be provided pursuant to the License Agreement. Such intellectual property to be provided will be subject to many of the same risks described above. In particular, XBP Europe will rely on Exela and its subsidiaries to protect such intellectual property, and its business operations may be materially impacted if such intellectual property is determined to have infringed on the intellectual property rights of others. In addition, if Exela or its subsidiaries is or are unwilling or unable to provide such intellectual property in accordance with the terms of the License Agreement, XBP Europe’s business could be adversely affected. For more, see “XBP Europe relies on Exela, which is highly leveraged public company and faces doubt about its ability to continue as a going concern. An adverse event affecting Exela may impact the delivery and availability of the services XBP Europe relies on Exela to provide” above.

XBP Europe’s revenues are highly dependent on the banking and finance industries, and any decrease in demand for business process solutions in these industries could reduce its revenues and adversely affect the results of operations.

A substantial portion of XBP Europe’s revenues are derived from the banking and finance industries. Clients in banking and financial services accounted for 53% and 46% of XBP Europe’s revenues in 2022 and 2021, respectively. Clients who provide commercial services accounted for 6% and 9% of XBP Europe’s revenues in 2022 and 2021, respectively. Clients in the services, technology, and manufacturing industries accounted for 22% and 25% of XBP Europe’s revenues in 2022 and 2021, respectively. XBP Europe’s success largely depends on continued demand for its services from clients in these segments, and a downturn or reversal of the demand for business process solutions in any of these segments, or the introduction of regulations that restrict or discourage companies from engaging its services, could materially adversely affect XBP Europe’s business, financial condition and results of operations. For example, consolidation in any of these industries or combinations or mergers, particularly involving XBP Europe’s clients, may decrease the potential number of clients for its services. XBP Europe has been affected by the worsening of economic conditions and significant consolidation in the financial services industry and the continuation of this trend may negatively affect its revenues and profitability. Europe’s persistently high inflation, caused in part by increasing energy prices, as a result of the conflict in the Ukraine, may not ease despite measures aimed at reducing inflation. This may ultimately result in a recession. A recession in Europe (including the EU and/or the UK) may lead to further consolidation in the financial services industry, a reduction in demand for XBP Europe’s services or otherwise adversely affect XBP Europe’s operations or financial performance.

XBP Europe derives significant revenue and profit from contracts awarded through competitive bidding processes, including renewals, which can impose substantial costs on XBP Europe, and XBP Europe will not achieve revenue and profit objectives if it fails to accurately and effectively bid on (and win or renew) such projects. In addition, even if bids are won and a contract is awarded to XBP Europe, revenue and profit objectives may not be achieved due to a number of factors outside its control, including cases where an applicable contract or framework arrangement does not guarantee transaction volume.

Many of the contracts awarded to XBP Europe through competitive bidding procedures are extremely complex and require the investment of significant resources in order to prepare accurate bids and proposals. Competitive bidding imposes substantial costs and presents a number of risks, including: (i) the substantial cost and managerial time and effort that XBP Europe spends to prepare bids and proposals for contracts that may or may not be awarded to it; (ii) the need to estimate accurately the resources and costs that will be required to implement and service any contracts XBP Europe is awarded, sometimes in advance of the final determination of their full scope and design; (iii) the expense and delay that may arise if XBP Europe’s competitors protest or challenge awards made to it pursuant to competitive bidding and the risk that such protests or challenges could result in the requirement to resubmit bids and in the termination, reduction or modification of the awarded contracts; and (iv) the opportunity cost of not bidding on and winning other contracts XBP Europe might otherwise pursue. If XBP Europe’s competitors protest or challenge an award made to it on a government contract, it could involve litigation that could take years to resolve.

XBP Europe’s profitability is dependent upon its ability to obtain adequate pricing for its services and to improve its cost structure.

XBP Europe’s success depends on its ability to obtain adequate pricing for its services. Depending on competitive market factors, future prices XBP Europe obtains for its services may decline from previous levels. If XBP Europe is unable to obtain adequate pricing for its services, that could materially adversely affect XBP Europe’s results of operations and financial condition.

XBP Europe regularly reviews its operations with a view towards reducing its cost structure, including, without limitation, reducing its employee base, exiting certain businesses, improving process and system efficiencies and outsourcing some internal functions. XBP Europe, from time to time, engages in operational restructuring to reduce costs. If XBP Europe is unable to continue to maintain its cost base at or below the current level and maintain process and systems changes resulting from prior restructuring actions or to realize the expected cost reductions in the ongoing strategic transformation program, it could materially adversely affect XBP Europe’s results of operations and financial condition. In addition, in order to meet the service requirements of XBP Europe’s clients, which often includes 24/7 service, and to optimize its employee cost base, including its back-office support, XBP Europe often relies on delivery service and back-office support centers in lower-cost locations, including several developing countries. Relying on centers in these locations presents a number of operational risks, many of which are beyond its control, including the risks of political instability, natural disasters, safety and security risks, labor disruptions, excessive employee turnover and rising labor rates. Additionally, a change in the political environment in Europe or the adoption and enforcement of legislation and regulations curbing the use of such centers outside of Europe could materially adversely affect its results of operations and financial condition. These risks could impair XBP Europe’s ability to effectively provide services to its clients and keep its costs aligned to its associated revenues and market requirements.

XBP Europe’s ability to sustain and improve profit margins is dependent on a number of factors, including its ability to continue to improve the cost efficiency of its operations through such programs as robotic process automation, to absorb the level of pricing pressures on its services through cost improvements and to successfully complete information technology initiatives. If any of these factors adversely materialize or if XBP Europe is unable to achieve and maintain productivity improvements through restructuring actions or information technology initiatives, its ability to offset labor cost inflation and competitive price pressures would be impaired, each of which could materially adversely affect its results of operations and financial condition and could require XBP Europe to seek additional financing (which will be subject to the risks described in the risk factor above entitled “XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all”). Furthermore, these restructurings may lead to negative implications or disruptions to client experience and therefore XBP Europe could face unexpected consequences.

Fluctuations in the costs of labor, paper, ink, energy, by-products and other materials and resources may adversely impact the results of XBP Europe’s operations.

Purchases of paper, ink, energy and other raw materials represent a material portion of XBP Europe’s costs. Increases in the costs of these inputs, especially as a result of the current high-inflationary environment in the countries in which XBP Europe operates, may not be able to be passed on to XBP Europe’s clients through higher prices. XBP Europe further expects that inflation may continue to increase or remain higher than in the recent past, resulting in growing costs. In addition, XBP Europe may not be able to resell waste paper and other print-related by-products or may be adversely impacted by decreases in the prices for these by-products. Increases in the cost of materials may adversely impact clients’ demand for XBP Europe’s printing and printing-related services.

XBP Europe relies, in some cases, on third-party hardware, software and services, which could cause errors or failures of XBP Europe’s services and resulting in adverse effects for XBP Europe’s business and reputation.

Although XBP Europe developed many of its platform-driven solutions internally or with the help of Exela and its other affiliates, XBP Europe relies, in some cases, on third-party hardware and software in connection with its service offerings which XBP Europe either purchases or leases from third-party vendors. XBP Europe is generally able to select from a number of competing hardware and software applications, but the complexity and unique specifications of the hardware or software makes design defects and software errors difficult to detect. Any errors or defects in third-party hardware or software that are incorporated into XBP Europe’s service offerings may result in a delay or loss of revenue, diversion of resources, damage to its reputation, the loss of the affected client, loss of future business, increased service costs or potential litigation claims against XBP Europe.

Further, this hardware and software may not continue to be available on commercially reasonable terms or at all. Any loss of the right to use any of this hardware or software could result in delays in the provisioning of XBP Europe’s services, which could negatively affect its business until equivalent technology is either developed by it or, if available, is identified, obtained and integrated. In addition, it is possible that XBP Europe’s hardware vendors or the licensors of third-party software could increase the prices they charge, which could have a material adverse impact on XBP Europe’s results of operations. Further, changing hardware vendors or software licensors could detract from management’s ability to focus on the ongoing operations of XBP Europe’s business or could cause delays in the operations of its business.

XBP Europe is subject to regular client and third-party security reviews and failure to pass these reviews may have an adverse impact on XBP Europe’s operations.

Many of XBP Europe’s client contracts require that it maintain certain physical and/or information security standards, and, in certain cases, permit a client to audit XBP Europe’s compliance with these contractual standards. Any failure to meet such standards or pass such audits can constitute a breach of contract which may result in damages or clients enforcing other remedies under the client contracts which may have a material adverse impact on

XBP Europe’s business. Further, clients from time to time may require stricter physical and/or information security than they negotiated in their contracts, and may condition continued volumes and business on the satisfaction of such additional requirements. Some of these requirements may be expensive to implement or maintain, and may not be factored into XBP Europe’s contract pricing. Further, on an annual basis XBP Europe obtains third-party audits of certain of its locations in accordance with third party attestation standards, and many of its clients expect that XBP Europe will engage in such procedures, and report to them the results. Negative findings in such an audit and/or the failure to adequately remediate in a timely fashion such negative findings may cause clients to terminate their contracts or otherwise have a material adverse effect on XBP Europe’s reputation, results of operation and financial condition.

Currency fluctuations among the Euro, British Pound, Polish Zloty, Norwegian Krona, Danish Krona, Swedish Krona and any other local currencies of any locations where XBP Europe operates in the future, could have a material adverse effect on XBP Europe’s results of operations.

The functional currencies of XBP Europe’s businesses are the local currencies in Europe including the Euro, British Pound, Polish Zloty, Norwegian Krona, Danish Krona, Swedish Krona, Swiss Franc and Serbian Dinar, as well as the Moroccan Dirham, U.S. Dollar and Indian Rupee. Changes in exchange rates between any of these currencies (other than the U.S. Dollar) and the U.S. Dollar will affect the recorded levels of XBP Europe’s assets, liabilities, net sales, cost of goods sold and operating margins and could result in exchange gains or losses. Exchange rates between these currencies in recent years have fluctuated significantly and may do so in the future. XBP Europe’s operating results and profitability may be affected by any volatility in currency exchange rates and its ability to manage effectively currency transaction and translation risks. In addition, to the extent the U.S. Dollar strengthens against the functional currencies of XBP Europe’s business (other than the U.S. Dollar), revenues and profits will be reduced when converted into and reported in U.S. Dollars.

XBP Europe’s results of operations could be adversely affected by economic and political conditions, creating complex risks, many of which are beyond XBP Europe’s control.

XBP Europe’s business depends on the continued demand for its services, and if current global economic conditions worsen, its business could be adversely affected by its clients’ financial condition and level of business activity. Along with its clients, XBP Europe is subject to global political, economic and market conditions, including inflation, interest rates, energy costs, the impact of natural disasters, disease, military action and the threat of terrorism. In particular, XBP Europe currently derives, and is likely to continue to derive, almost all of its revenue from clients located in Europe. Any future decreases in the general level of economic activity in European markets, such as decreases in business and consumer spending and increases in unemployment rates as XBP Europe experienced as a result of the COVID-19 pandemic, could result in a decrease in demand for XBP Europe’s services, thus reducing its revenue. For example, certain clients may decide to reduce or postpone their spending on the services XBP Europe provides, and XBP Europe may be forced to lower its prices. Other developments in response to economic events, such as consolidations, restructurings or reorganizations, particularly involving XBP Europe’s clients, could also cause the demand for XBP Europe’s services to decline, negatively affecting the amount of business that it is able to obtain or retain. XBP Europe may not be able to predict the impact such conditions will have on the industries it serves and may be unable to plan effectively for or respond to such impact. In response to economic and market conditions, from time to time XBP Europe has undertaken or may undertake initiatives to reduce its cost structure where appropriate, such as consolidation of resources to provide functional region-wide support to its international subsidiaries in a centralized fashion. These initiatives, as well as any future workforce and facilities reductions XBP Europe may implement, may not be sufficient to meet current and future changes in economic and market conditions and allow us to continue to achieve the growth rates expected. Any future workforce and/or facility reductions that may be implemented will be subject to local employment laws which may impose expenses and logistical challenges in connection with any such workforce reductions. Costs actually incurred in connection with certain restructuring actions may also be higher than XBP Europe’s estimates of such costs and/or may not lead to the anticipated cost savings.

In addition, any future disruptions or turbulence in the global capital markets may adversely affect XBP Europe’s liquidity and financial condition, and the liquidity and financial condition of its clients. Such disruptions may limit XBP Europe’s ability to access financing, increase the cost of financing needed to meet liquidity needs and affect the ability of its clients to use credit to purchase its services or to make timely payments to XBP Europe, in each case adversely affecting its financial condition and results of operations.

If XBP Europe is unable to attract, train and retain skilled professionals, including highly skilled technical personnel to satisfy client demand and senior management to lead its business, or its labor expenses increase or otherwise comprise a larger percentage of its revenue, its business and results of operations may be materially adversely affected.

XBP Europe’s success is dependent, in large part, on its ability to keep its supply of skilled professionals, including project managers, IT engineers and senior technical personnel, in balance with client demand around the world, and on its ability to attract and retain senior management with the knowledge and skills to lead its business globally. Each year, XBP Europe must hire several hundred new professionals and retrain, retain, and motivate its workforce across Europe and its nearshore jurisdictions. Competition for skilled labor is intense and, in some jurisdictions in which XBP Europe operates, there are more jobs for certain professionals than qualified persons to fill these jobs. Costs associated with recruiting and training professionals can be significant. If XBP Europe is unable to hire or deploy employees with the needed skillsets or if it is unable to adequately train or equip its employees with the skills or tools needed, this could materially adversely affect its business. Additionally, if XBP Europe is unable to maintain an employee environment that is competitive and contemporary, it could have an adverse effect on engagement and retention, which may materially adversely affect XBP Europe’s business. If more stringent labor laws become applicable to XBP Europe or if a significant number of its employees unionize, the profitability of XBP Europe may be adversely affected.

Increased labor costs due to competition, increased minimum wage or employee benefits costs, unionization activity or other factors would adversely impact XBP Europe’s cost of sales and operating expenses. For example, as minimum wage rates increase, XBP Europe may need to increase not only the wages of its minimum wage employees but also the wages paid to employees at wage rates that are above minimum wage. As a result, XBP Europe anticipates that its labor costs will continue to increase. In addition, XBP Europe may face increased costs related to other employee benefits, such as in respect of unfunded UK pension liabilities, which amounted to approximately $23.0 million as of December 31, 2022. Such UK pension liabilities are subject to a fixed payment plan and, pursuant to an agreement with the pension plan’s trustee, are expected to be fully funded by XBP Europe by February 2030 (although there can be no assurance that it will be fully funded by such date). Any such increase, or any increase in labor costs as a percentage of XBP Europe’s revenue could adversely affect XBP Europe’s financial results, as further described in the risk factor entitled “XBP Europe’s ability to achieve continued and sustained profitability is uncertain.”

XBP Europe is also subject to applicable rules and regulations relating to its relationship with its employees, including minimum wage and break requirements, health benefits, unemployment taxes, overtime, and working conditions and immigration status. Legislated increases in the minimum wage and increases in additional labor cost components, such as employee benefit costs, workers’ compensation insurance rates, compliance costs and fines, as well as the cost of litigation in connection with these regulations, would increase XBP Europe’s labor costs. Further, XBP Europe’s employees may form labor unions or workers’ councils, and XBP Europe may become subject to new labor-related requirements that may impose additional requirements or costs on our business. As is the case with any negotiation, XBP Europe may not be able to negotiate or renew acceptable collective bargaining agreements in such cases, which could result in strikes or work stoppages by affected workers. Renewal of collective bargaining agreements could also result in higher wages or benefits paid to union members. In addition, negotiations with labor unions and/or workers’ councils could hinder the pace of innovation by diverting management’s attention away from discovering and implementing the type of innovative strategies that we believe are crucial to the success of our business. A disruption in operations, higher ongoing labor costs or a hindrance to the pace of innovation could have a material adverse effect on our business, financial condition and results of operations.

While XBP Europe is already subject to oversight by workers’ councils in France and Germany, if XBP Europe becomes subject to oversight by any workers’ councils in additional jurisdictions, it may be required to consult with such workers’ councils with respect to certain decisions and to provide specific information and records upon request. Any failure to engage with or provide information to a workers’ council could result in actual or threatened legal challenges or proceedings. Additionally, consultation with and/or obtaining approvals from a workers’ councils may involve additional expense and unanticipated delays, particularly if XBP Europe is required to make changes to accommodate feedback and recommendations from such workers’ councils. If consultations with a workers’ council does not yield a desired result, or if a workers’ council withholds or delays its approvals, XBP Europe may be unable to execute key transactions in a timely fashion or at all, which may impede the ability of XBP Europe to execute its growth strategy and/or have a material adverse effect on its business, financial condition and results of operations.

Failure to comply with data privacy and data protection laws in processing and transferring personal data across jurisdictions may subject XBP Europe to fines, and the enactment of more stringent data privacy and data protection laws may increase its compliance costs.

Any inability by XBP Europe to adequately address privacy and security concerns could result in expenses and liabilities, and an adverse impact on XBP Europe. Moreover, international privacy and data security regulations may become more complex and have greater consequences. Europe’s General Data Protection Regulation, or the GDPR, governs the collection and use of personal data of data subjects in the European Economic Area and extraterritorially as well, and imposes several stringent requirements for controllers and processors of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, increased requirements pertaining to health data, other special categories of personal data and pseudonymized (i.e., key-coded) data and additional obligations when XBP Europe contracts third-party processors in connection with the processing of the personal data. The GDPR provides that European Union member states may make their own further laws and regulations limiting the processing of personal data, including genetic, biometric or health data, which could limit XBP Europe’s ability to use and share personal data or could cause its costs to increase, and harm its business and financial condition. Failure to comply with the requirements of the GDPR and the applicable national data protection laws of the European Union member states may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties.

In addition to the GDPR, XBP Europe is also subject to data privacy and security laws in other jurisdictions in which it operates. Any future failure by XBP Europe to comply with the GDPR or other applicable data privacy and security laws could have a material adverse effect on its business, results of operations or financial condition. Industry groups also impose self-regulatory standards that bind XBP Europe by their incorporation into the contracts that XBP Europe executed and failing to comply with such standards could have a binding impact on its business.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect XBP Europe’s business, investments and results of operations.

XBP Europe is subject to laws, regulations and rules enacted by national, regional and local governments and will be subject to the listing requirements of Nasdaq. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations and rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on XBP Europe’s business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations and rules, as interpreted and applied, could have a material adverse effect on XBP Europe’s business and results of operations.

XBP Europe’s business is subject to governmental regulation and oversight. Any failure or perceived failure to comply with laws and/or regulations in one or more of the jurisdictions in which it operates, could subject it to legal actions and materially adversely affect its results of operations and financial condition.

XBP Europe’s business is subject to governmental regulation and oversight, as well as extensive, complex, overlapping and frequently changing rules, regulations and legal interpretations. Financial and political events have increased the level of regulatory scrutiny on XBP Europe’s industry, and regulatory agencies may view matters or interpret laws and regulations differently than they have in the past and/or may increase their oversight over XBP Europe’s business practices, in each case in a manner adverse to XBP Europe’s business. XBP Europe is subject to the general legal framework in the numerous jurisdictions which it operates. For example, in the European Union the comprehensive GDPR which went into effect in May 2018 introduced significant privacy-related changes for companies operating both in and outside the European Union and this has impacted the processing of personal information of XBP Europe’s employees and the processing of personal information on behalf of XBP Europe’s clients In addition, XBP Europe provides support to clients in highly regulated sectors, including banking, healthcare, insurance and utilities, which in some cases will result in the clients placing contractual obligations on XBP Europe to comply with certain rules and regulations applicable to those sectors in the performance of its services. Currently there are no sector specific licenses or authorizations required for XBP Europe to provide such services If XBP Europe’s business is or becomes subject to additional laws and/or regulations in one or more of the jurisdictions in which it operates, including as a result of changing laws or regulations, changing interpretations of previously enacted laws or regulations, or increased oversight, then a failure to comply with such laws and/or regulations could subject XBP Europe to legal actions and/or otherwise adversely affect its ability to continue its operations as they are currently conducted or are expected to be conducted in the future. In particular, XBP Europe is in the process of applying for a PSP license in the European Union to further expand its payment offerings and better compete in the open banking space and such license will result in oversight by the Central Bank of Ireland in respect of the licensed activities.

Failure to comply with the UK Bribery Act, economic and trade sanctions, regulations, and similar laws could subject XBP Europe to penalties and other adverse consequences.

XBP Europe operates internationally and is subject to anti-corruption laws and regulations, including the UK Bribery Act and other laws that prohibit the making or offering of improper payments to foreign government officials and political figures, including accounting provisions enforced by the SEC. These laws prohibit improper payments or offers of payments to foreign governments and their officials and political parties by XBP Europe business entities for the purpose of obtaining or retaining business. XBP Europe has implemented policies to identify and address potentially impermissible transactions under such laws and regulations; however, there can be no assurance that all of its and its subsidiaries’ employees, consultants, and agents, including those that may be based in or from countries where practices that violate laws may be customary, will not take actions in violation of XBP Europe policies, for which it may be ultimately responsible. XBP Europe is also subject to certain economic and trade sanctions programs that prohibit or restrict transactions to or from or dealings with specified countries, their governments, and in certain circumstances, their nationals, and with individuals and entities that are specially-designated nationals of those countries, narcotics traffickers, and terrorists or terrorist organizations. XBP Europe subsidiaries may be subject to additional foreign or local sanctions requirements in other relevant jurisdictions.

The invasion of Ukraine by Russia, and the financial and economic sanctions and import and/or export controls imposed on Russia by the United Kingdom, the European Union, and others, has caused, and may continue to cause, significant economic and social disruption, and its impact on XBP Europe’s business is uncertain.

In addition to adverse effects on XBP Europe’s operations and on the wider global economy and market conditions, a continuation or escalation of the Russian invasion of Ukraine could result in significant increases in energy prices in Europe and other parts of the world. This has already resulted, and may continue to result, in clients and potential clients (both direct and indirect) of XBP Europe diverting a larger proportion of their available cash towards paying their energy bills and delaying capital investments, particularly for purchases of software solutions such as XBP Europe’s, which may be seen as “luxury” purchases under such conditions. Any of these impacts or increases in these conditions could, in turn, have a material adverse effect on the business, financial condition, cash flows, and results of operations of XBP Europe and could cause the market value of its securities to decline.

COVID-19 caused a global health crisis that caused significant economic and social disruption, and a similar public health event could impact XBP Europe’s business adversely.

XBP Europe’s results of operations could in the future be materially adversely impacted by the ongoing COVID-19 pandemic or similar public heath events. The global spread of COVID-19 created significant volatility and uncertainty and economic disruption. The extent to which the coronavirus pandemic will, or a similar public health event could, continue to impact XBP Europe’s business, operations and financial results will depend on numerous evolving factors that it may not be able to accurately predict, including: the duration and scope of the pandemic; governmental, business and individuals’ actions that have been and continue to be taken; the impact on economic activity; the effect on XBP Europe’s clients and client demand for its services and solutions; XBP Europe’s ability to sell and provide its services and solutions, including as a result of travel restrictions and people working from home; the ability of its clients to pay for its services and solutions; and any closures of its and its clients’ offices and facilities. The spread of the coronavirus caused XBP Europe to modify its business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences), and XBP Europe may take further actions as may be required by government authorities or that XBP Europe determines are in the best interests of its employees, clients and business partners.

XBP Europe may incur losses and liabilities resulting from an unfavorable outcome of pending or anticipated legal disputes.

As of the date of this proxy statement, a group of 71 former employees has brought a claim against a subsidiary of XBP Europe related to their dismissals resulting from the closure of two production sites in France in 2020. From time to time, XBP Europe and its subsidiaries may become involved in other legal proceedings, inquiries, claims and disputes in the ordinary course of its business. Although we believe we have adequately reserved for potential liabilities related to pending litigation, there can be no assurances that we have done so. In addition, litigation or potential claims can be time-consuming, divert management’s attention and resources, cause XBP Europe to incur significant expenses or liability or require it to change its’ business practices. Because of the potential risks, expenses and uncertainties of litigation, XBP Europe may, from time to time, settle disputes, even where it believes that it has meritorious claims or defenses. Because litigation is inherently unpredictable, XBP Europe cannot assure you that the results of any of these actions will not have a material adverse effect on its business.

XBP Europe operates in a number of jurisdictions and, as a result, may incur additional expenses in order to comply with the laws of those jurisdictions.

XBP Europe’s business operates throughout Europe, and therefore, is required to comply with the laws of multiple jurisdictions. These laws regulating the internet, payments, payments processing, privacy, taxation, terms of service, website accessibility, consumer protection, intellectual property ownership, services intermediaries, labor and employment, wages and hours, worker classification, background checks, and recruiting and staffing companies, among others, could be interpreted to apply to us, and could result in greater rights to competitors, users, and other third parties. Compliance with these laws and regulations may be costly, and at times, may require XBP Europe to change its business practices or restrict its product offerings, and the imposition of any such laws or regulations on it, its clients, or third parties that XBP Europe or its clients utilize to provide or use its services, may adversely impact its revenue and business. In addition, XBP Europe may be subject to multiple overlapping legal or regulatory regimes that impose conflicting requirements and enhanced legal risks.

XBP Europe will be prohibited from providing its services outside of the EMEA until the earlier of the two year anniversary of the Closing, and the date on which Exela BPA no longer beneficially owns 80% of XBP Europe’s common stock, which such geographic restriction, if it were to apply upon Closing, could limit XBP Europe’s ability to expand its business and revenue.

Pursuant to the Services Agreement that XBP Europe will enter into with Exela BPA on the Closing Date, XBP Europe will be prohibited from competing with the business of Exela BPA outside of Europe, the Middle East and Africa until the earlier of (i) the two year anniversary of the Closing, and (ii) the date on which Exela BPA no longer beneficially owns 80% of XBP Europe’s common stock. Although XBP Europe’s business strategy does not currently contemplate expanding outside of the EMEA region, and although Exela BPA is expected to beneficially own less than 80% of XBP Europe’s common stock upon Closing (in which case such geographic restriction would not apply), if such geographic restriction were to apply, XBP Europe’s ability to expand its business and revenue could be adversely affected.

Cybersecurity issues, vulnerabilities, and criminal activity resulting in a data or security breach could result in risks to XBP Europe’s systems, networks, products, solutions and services resulting in liability or reputational damage.

XBP Europe collects and retains large volumes of internal and client data, including personally identifiable information and other sensitive data both physically and electronically, for business purposes, and its various information technology systems enter, process, summarize and report such data. XBP Europe also maintains personally identifiable information about its employees. Safeguarding client, employee and XBP Europe’s own data is a key priority for XBP Europe, and its clients and employees have come to rely on it for the protection of their personal information. Augmented vulnerabilities, threats and more sophisticated and targeted cyber-related attacks pose a risk to XBP Europe’s security and the security of its clients, partners, suppliers and third-party service providers, and to the confidentiality, availability and integrity of data owned by XBP Europe or its clients. Despite XBP Europe’s efforts to protect sensitive, confidential or personal data or information, it may be vulnerable to material security breaches, theft, misplaced or lost data, programming errors, employee errors and/or malfeasance that could potentially lead to the compromise of sensitive, confidential or personal data or information, improper use of its systems, software solutions or networks, unauthorized access, use, disclosure, modification or destruction of information, defective products, production downtimes and operational disruptions. Despite protective measures, XBP Europe may not be successful in preventing security breaches which compromise the confidentiality and integrity of this data. While XBP Europe attempts to mitigate these risks by employing a number of measures, including employee training, monitoring and testing, and maintenance of protective systems and contingency plans, XBP Europe remains vulnerable to such threats.

The sensitive, confidential or personal data or information that XBP Europe has access to is also subject to privacy and security laws, regulations or client imposed controls. The regulatory environment, as well as the requirements imposed on XBP Europe by the industries it serves governing information, security and privacy laws is increasingly demanding. Maintaining compliance with applicable security and privacy regulations may increase XBP Europe’s operating costs and/or adversely impact its ability to provide services to its clients. Furthermore, a compromised data system or the intentional, inadvertent or negligent release or disclosure of data could result in theft, loss, fraudulent or unlawful use of client, employee or XBP Europe data which could harm XBP Europe’s reputation or result in remedial and other costs, fines or lawsuits. In addition, a cyber-related attack could result in other negative consequences, including damage to XBP Europe’s reputation or competitiveness, remediation or increased protection costs, litigation or regulatory action. Fraud, employee negligence, and unauthorized access, including, malfunctions, viruses and other events beyond the control of XBP Europe, may lead to the misappropriation or unauthorized disclosure of sensitive or confidential information XBP Europe processes, stores and transmits, including personal information, for its clients. Such failure to prevent or mitigate data loss or other security breaches, including breaches of its vendors’ technology and systems, could expose XBP Europe or its clients to a risk of loss or misuse of such information, adversely affect its operating results, result in litigation or potential liability for it and otherwise harm its business. As a result, among other things, XBP Europe may be subject to monetary damages, regulatory enforcement actions or fines under the GDPR in the European Union or the United Kingdom. In addition to any legal liability, data or security breaches may lead to negative publicity, reputational damage and otherwise adversely affect the results of operations of XBP Europe.

Risks Related to CF VIII and the Business Combination

The consummation of the Business Combination is subject to a number of conditions and, if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Merger Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include, among other things: approval of the proposals required to effect the Business Combination by CF VIII Stockholders, as well as receipt of requisite regulatory approval; absence of laws or orders prohibiting completion of the Business Combination; effectiveness of this proxy statement; approval of the shares of Common Stock to be issued to XBP Europe’s stockholders for listing on the Nasdaq; the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Merger Agreement); the performance by both parties of their covenants and agreements related to the Business Combination; absence of a Company Material Adverse Effect or an Acquiror Material Adverse Effect; the Delayed Contribution having occurred (which occurred prior to the date hereof); and the Tax Sharing Agreement and Services Agreement having been entered into. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the Business Combination may not be completed.

In addition, the parties can mutually decide to terminate the Merger Agreement at any time, before or after CF VIII Stockholder approval, or XBP Europe or CF VIII may elect to terminate the Merger Agreement in certain other circumstances.

XBP Europe and CF VIII will incur transaction costs in connection with the Business Combination.

Each of XBP Europe and CF VIII has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Business Combination. XBP Europe may also incur additional costs to retain key employees. XBP Europe and CF VIII will also incur significant legal, financial advisor, and accounting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the transactions. Immediately following the Closing, XBP Europe’s financial position may require XBP Europe to seek additional financing (which will be subject to the risks described in the risk factor above entitled “XBP Europe may need to raise debt or equity financing, which it may be unable to do on favorable terms or at all”).

Either XBP Europe and CF VIII may waive one or more of the conditions to the Business Combination or certain of the other transactions contemplated by the Merger Agreement.

Either XBP Europe and CF VIII may agree to waive, in whole or in part, some of the conditions to the obligations to consummate the Business Combination or certain of the other transactions contemplated by the Merger Agreement, to the extent permitted by the CF VIII Charter and applicable laws. For example, it is a condition to CF VIII’s obligations to consummate the Business Combination that certain of XBP Europe’s representations and warranties are true and correct in all respects as of the Closing, except where the failure of such representations and warranties to be true and correct, taken as a whole, would not result in a material adverse effect. However, if the CF VIII Board determines that it is in the best interest of CF VIII Stockholders to waive any such breach, then the CF VIII Board may elect to waive that condition and consummate the Business Combination; provided that no party is able to waive the condition that CF VIII Stockholders approve the Business Combination Proposal.

The Sponsor and each of CF VIII’s officers and directors, in respect of any shares of CF VIII Common Stock that they own, have agreed to vote in favor of the Proposals to be presented at the Special Meeting, including the Business Combination Proposal, regardless of how CF VIII’s public stockholders vote. The Sponsor has the ability, voting on its own, to approve each of the Proposals and as a result, no CF VIII Public Shares will need to be voted to approve any of the Proposals.

Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals to be presented at the Special Meeting, including the Business Combination Proposal. Pursuant to the Insider Letter, the Sponsor and CF VIII’s directors and officers have agreed to vote any Founder Shares and CF VIII Placement Shares held by them and any CF VIII Public Shares purchased during or after the IPO (including in open market and privately negotiated transactions) in favor of the Business Combination. The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date, the approval of the Closing Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date, voting together as a single class, and the affirmative vote of a majority of the shares of CF VIII Class B Common Stock outstanding as of the Record Date, voting as a separate class and the approval of the Pre-Closing Charter Amendment Proposal requires the affirmative vote of 65% of the issued and outstanding shares of CF VIII Common Stock as of the Record Date. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF VIII Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal and the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the shares of CF VIII Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting.

In connection with the Extensions, an aggregate of 23,563,411 CF VIII Public Shares were redeemed, resulting in only 1,436,589 CF VIII Public Shares currently issued and outstanding and the Sponsor currently holding 82.2% of the issued and outstanding shares of CF VIII Common Stock. Accordingly, the Sponsor will have the ability, voting on its own, to approve each of the Proposals and therefore, no CF VIII Public Shares will need to be voted to approve any of the Proposals.

The Sponsor will have the ability, voting on its own, to approve amendments to the CF VIII Charter that might increase the likelihood that the Business Combination is consummated.

As described in the risk entitled “The Sponsor and each of CF VIII’s officers and directors, in respect of any shares of CF VIII Common Stock that they own, have agreed to vote in favor of the Proposals to be presented at the Special Meeting, including the Business Combination Proposal, regardless of how CF VIII’s public stockholders vote. The Sponsor has the ability, voting on its own, to approve each of the Proposals and as a result, no CF VIII Public Shares will need to be voted to approve any of the Proposals” the Sponsor owns 82.2% of the issued and outstanding shares of CF VIII Common Stock. Amendments to certain provisions of the CF VIII Charter require a majority of the shares of outstanding CF VIII Common Stock and amendments to certain other provisions of the CF VIII Charter, including the provision requiring the CF VIII initial business combination be consummated by September 16, 2023, require approval of 65% of the issued and outstanding shares of CF VIII Common Stock (subject in any case to applicable DGCL and stock exchange requirements). Because the Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock, it will have the ability, voting on its own, to approve any amendments to the CF VIII Charter that the CF VIII Board approves, including to extend the date by which CF VIII is required to consummate its initial business combination (which is currently September 16, 2023 (or an earlier date determined by the CF VIII Board)). As a result, CF VIII may amend the provisions of the CF VIII Charter which govern its pre-initial business combination behavior more easily than some other blank check companies, and this may increase its ability to complete the Business Combination with XBP Europe or its ability to complete another initial business combination with which holders of CF VIII Public Stock do not agree. Another blank check company with the same voting thresholds but without such concentration of voting power would have to obtain the vote of some of its public stockholders in order to obtain the requisite approval of its stockholders.

The Sponsor and CF VIII’s officers and directors agreed, pursuant to the Insider Letter, that they would not propose any amendment to the CF VIII Charter (i) to modify the substance or timing of CF VIII’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of the CF VIII Public Shares if CF VIII did not complete its initial business combination within 12 months from the closing of the IPO, or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless CF VIII provides the holders of CF VIII Public Shares with the opportunity to redeem their CF VIII Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, divided by the number of then outstanding shares subject to redemption. Holders of CF VIII Public Shares are not parties to, or third-party beneficiaries of, the Insider Letter and, as a result, will not have the ability to pursue remedies against the Sponsor or CF VIII’s officers or directors for any breach of the Insider Letter. As a result, in the event of a breach, holders of CF VIII Public Shares would need to pursue a stockholder derivative action, subject to applicable law.

The “net cash” per share of CF VIII Common Stock not being redeemed will be significantly less than the redemption price.

Each CF VIII Public Share not being redeemed will represent a “net cash” per share contribution equal to its pro rata share of the Trust Account by that shareholder to the Combined Entity (which, as of December 31, 2022, was approximately $10.53). This represents a significantly higher contribution of net cash per share to the Combined Entity than (i) the $10.0 million being contributed by the Sponsor pursuant to its purchase of 1,250,000 Forward Purchase Shares and 250,000 Warrants (which, without assigning any value to the Warrants, would result in a net cash per share contribution of $8.00), (ii) the $25,000 that was contributed by the Sponsor to CF VIII in exchange for 6,250,000 Founder Shares (equal to approximately $0.004 per share), and (iii) the shares being issued to the Sponsor as repayment for certain Sponsor debt (which are being issued at a deemed price of $10.00 per share but which will not result in a contribution of cash to the Combined Entity). Accordingly, assuming that the “net cash” per share of CF VIII Common Stock being contributed to the Combined Entity reflects the cash being contributed at Closing by CF VIII to the Combined Entity (i.e., the Trust Account balance net of redemptions, the Forward Purchase Investment amount, and any cash balances of CF VIII outside of the Trust Account), the redemption price is expected to be significantly greater than the net cash per share being contributed by CF VIII to the Combined Entity.

Neither the CF VIII Board nor any committee thereof obtained a fairness opinion from an independent financial advisor (or any similar report or appraisal) in determining whether or not to pursue the Business Combination, and the CF VIII Board may not have properly valued the XBP Europe business.

Neither the CF VIII Board nor any committee thereof obtained an opinion (or any similar report) from an independent investment banking or accounting firm that the price that CF VIII is paying for XBP Europe in the Business Combination is fair to CF VIII from a financial point of view. In analyzing the Business Combination, the CF VIII Board reviewed a summary of the results of the due diligence and analyses conducted by its management, employees of Cantor and CF VIII’s advisors on XBP Europe. The CF VIII Board also consulted with CF VIII’s management and legal counsel, financial advisors and other advisors. Additionally, the CF VIII Board considered a number of factors, uncertainty and risks, including the fact that in early August 2022, Exela valued the entities comprising the XBP Europe business unit at $109.2 million, less debt, debt-like items, pension liabilities, and intercompany payables (which included certain intercompany receivables not transferred as part of the contribution of the business to XBP Europe), which is substantially less than the pre-transaction enterprise value assigned to XBP Europe in the Business Combination (of $220 million), and those other factors discussed under “The Business Combination Proposal — The CF VIII Board’s Reasons for the Approval of the Business Combination.”

Because of the absence of a fairness opinion (and any similar report or appraisal), investors will be relying solely on the judgment of the CF VIII Board in valuing XBP Europe. As described in the risk factor entitled “Since the Sponsor and CF VIII’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of CF VIII Stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as CF VIII’s initial business combination. In particular, the Sponsor will lose its entire investment in CF VIII if a business combination is not completed. Accordingly, CF VIII’s officers and directors may be incentivized to complete an initial business combination, even on terms less favorable to CF VIII Stockholders than liquidating CF VIII,” the directors have interests that are different, or in addition to (and which may conflict with), the interests of the CF VIII Stockholders, which may have had an impact on the decision to enter into the Merger Agreement. The CF VIII Board may not have properly valued the XBP Europe business and, as a result, the terms may not be fair from a financial point of view to the public stockholders of CF VIII.

The lack of a fairness opinion (and any similar report or appraisal) may also lead an increased number of CF VIII Stockholders to vote against the Business Combination or demand redemption of their shares of CF VIII Common Stock, which could potentially impact the financial position of the post-Closing Combined Entity.

The public stockholders of CF VIII will experience dilution as a consequence of, among other transactions, the issuance of CF VIII Class A Common Stock as consideration in the Business Combination, in connection with the Forward Purchase Investment, and the satisfaction of loans and other amounts due to Sponsor as well as any future issuances of Common Stock. Having a minority share position may reduce the influence that CF VIII’s current stockholders have on the management of the Combined Entity.

The issuance of a significant number of shares of CF VIII Class A Common Stock in the Business Combination and in connection with the Forward Purchase Investment and the satisfaction of loans and other amounts due to Sponsor will dilute the equity interests of existing CF VIII Stockholders in the Combined Entity and may adversely affect prevailing market prices for the CF VIII Public Shares and/or CF VIII Public Warrants.

It is anticipated that, immediately following the consummation of the Business Combination, assuming no redemptions, “50% redemptions” and “100% redemptions”, respectively, and assuming 21,807,374 shares of CF VIII Class A Common Stock are issued to BTC International, (i) existing CF VIII Stockholders (other than the Sponsor and the independent directors) will hold approximately 4.6%, 2.3% and 0%, respectively, of the outstanding shares of Common Stock, (ii) Exela, as the indirect shareholder of BTC International, will hold approximately 69.4%, 71.1% and 72.8%, respectively, of the outstanding shares of Common Stock, and (iii) the Sponsor and the independent directors will hold approximately 26.0%, 26.6% and 27.2%, respectively, of the outstanding shares of Common Stock. These ownership percentages assume no exercise of the Warrants and make the other assumptions set forth in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of CF VIII Public Shares, BTC International, the Sponsor and the independent directors hold in the Combined Entity upon completion of the Business Combination?”

Future issuances of shares of Common Stock may significantly dilute the equity interests of existing holders of CF VIII’s securities and may adversely affect prevailing market prices for the Combined Entity’s securities.

Since the Sponsor and CF VIII’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of CF VIII Stockholders and holders of CF VIII Warrants, a conflict of interest may have existed in determining whether the Business Combination is appropriate as CF VIII’s initial business combination. In particular, the Sponsor will lose its entire investment in CF VIII if a business combination is not completed. Accordingly, CF VIII’s officers and directors may be incentivized to complete an initial business combination, even on terms less favorable to CF VIII Stockholders than liquidating CF VIII.

When you consider the recommendation of the CF VIII Board in favor of approval of the Proposals, including the Business Combination Proposal, you should keep in mind that the Sponsor and CF VIII’s officers and directors have interests that are different from, or in addition to (and which may conflict with), the interests of CF VIII Stockholders and holders of CF VIII Warrants. The CF VIII Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to CF VIII Stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. CF VIII Stockholders should take these interests into account in deciding whether to approve the Proposals, including the Business Combination Proposal. These interests include, among other things:

•        the Sponsor is the record holder of 537,500 CF VIII Placement Shares, 135,000 CF VIII Placement Warrants and 6,228,000 Founder Shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick is the Chairman and Chief Executive Officer of CF VIII and CFGM, and is the trustee of CFGM’s sole stockholder. As such, Mr. Lutnick may be deemed to have beneficial ownership of the securities held directly by the Sponsor. None of the other officers and directors of CF VIII has beneficial ownership of the securities held directly by the Sponsor;

•        the Sponsor is party to each of the Sponsor Support Agreement and the Forward Purchase Contract;

•        the CF VIII Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the CF VIII Charter. In the course of their other business activities, CF VIII’s officers and directors may have, or may become, aware of other investment and business opportunities which may be appropriate for presentation to CF VIII as well as the other entities with which they are affiliated. CF VIII’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF VIII is presented with it. CF VIII does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        unless CF VIII consummates an initial business combination, the Sponsor (and CF VIII’s officers and directors) will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF VIII, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (as of December 31, 2022, no such expenses had been incurred that had not been reimbursed);

•        the fact that the Sponsor has made outstanding loans to CF VIII in the aggregate amount of approximately $8,500,000 as of December 31, 2022 and the Third Extension Loan in March 2023 in the amount of up to $344,781. These loans will not be repaid to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed. The Sponsor has agreed that upon consummation of the Business Combination, all the amounts owed by CF VIII to it under such loans (except with respect to the advancement of certain third party expenses in connection with the Business Combination paid prior to the Closing) will be repaid in the form of newly issued shares of CF VIII Class A Common Stock, rather than in cash, at a value of $10.00 per share;

•        the 540,000 CF VIII Placement Units (comprised of 540,000 CF VIII Placement Shares (537,500 of which are currently held by the Sponsor and 2,500 of which are held by one of CF VIII’s independent directors) and 135,000 CF VIII Placement Warrants) purchased by the Sponsor for $5.4 million will be worthless if a business combination is not consummated;

•        the Sponsor agreed that the 537,500 CF VIII Placement Shares and 135,000 CF VIII Placement Warrants it holds will not be sold or transferred until 30 days after CF VIII has completed a business combination, and the Sponsor agreed that the 6,228,000 Founder Shares it holds (of which it will forfeit 733,400 upon consummation of the Business Combination) will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property;

•        CF VIII’s independent director that owns CF VIII Placement Shares agreed that the 2,500 CF VIII Placement Shares he holds will not be sold or transferred until 30 days after CF VIII has completed a business combination, and CF VIII’s two independent directors that own Founder Shares agreed that the 22,000 Founder Shares they hold will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (subject to early release if the closing price of a share of Common Stock exceeds $12.00 (as adjusted for stock splits, dividends, reorganizations and recapitalizations and the like) for any 20-trading days within any 30-trading day period);

•        the fact that the Sponsor paid $25,000, or approximately $0.004 per share, for the Founder Shares (of which it currently holds 6,228,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $67.0 million, based on the closing price of CF VIII Class A Common Stock of $10.76 on April 13, 2023, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF VIII’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor and CF VIII’s officers and directors have agreed not to redeem any of the Founder Shares or CF VIII Placement Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that if CF VIII does not complete an initial business combination by September 16, 2023 (or an earlier date determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), the proceeds from the sale of the CF VIII Placement Units of $5.4 million, all of which were deposited into the Trust Account, will be included in the liquidating distribution to CF VIII’s public stockholders and the CF VIII Placement Warrants will expire worthless;

•        if the Trust Account is liquidated, including in the event CF VIII is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF VIII to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF VIII Public Share by the claims of prospective target businesses or claims of any third-party for services rendered or products sold to CF VIII, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account (although there are no assurances that the Sponsor will have sufficient funds to satisfy its indemnity obligations);

•        the fact that in connection with the IPO, the Sponsor agreed, upon the closing of CF VIII’s initial business combination, to invest $10.0 million in exchange for the Forward Purchase Securities (comprised of 1,250,000 shares of CF VIII Class A Common Stock and 250,000 Warrants);

•        the fact that two of CF VIII’s independent directors own an aggregate of 22,000 Founder Shares and one of CF VIII’s independent directors owns 2,500 CF VIII Placement Shares, all of which were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $263,620, based on the closing price of CF VIII Class A Common Stock of $10.76 on April 13, 2023, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that CF VIII’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

The existence of financial and personal interests of one or more of CF VIII’s directors may result in a conflict of interest on the part of such director(s) between what (s)he or they may believe is in the best interests of CF VIII and its stockholders and what (s)he or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Proposals. See the section titled “The Business Combination Proposal — Interests of the Sponsor and CF VIII’s Officers and Directors in the Business Combination” for a further discussion of these considerations.

The financial and personal interests of the Sponsor and CF VIII’s officers and directors may have influenced their motivation in identifying and selecting XBP Europe as a business combination target and completing an initial business combination with XBP Europe. In addition, CF&Co. has performed, and will in the future perform, services for Exela for which it has or will receive compensation (as further described in the section entitled “Certain Relationships and Related Person Transactions”), which may have influenced CF&Co.’s advice regarding the Business Combination and its terms.

In considering the recommendations of the CF VIII Board to vote for the Proposals, CF VIII Stockholders should consider these interests. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of CF VIII’s officers and directors to enter into the Merger Agreement and CF VIII’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. The absence of a fairness opinion (or any similar report or appraisal) exacerbates the possibility that these risks impacted the terms of the Merger Agreement. In particular, the existence of the interests described above may incentivize CF VIII’s officers and directors to complete an initial business combination, even if on terms less favorable to CF VIII Stockholders compared to liquidating CF VIII, because, among other things, if CF VIII is liquidated without completing an initial business combination, the Sponsor’s Founder Shares, CF VIII Placement Shares and CF VIII Placement Warrants, and the CF VIII independent directors’ Founder Shares and CF VIII Placement Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $73.1 million based on the closing price of CF VIII Class A Common Stock of $10.76 and CF VIII Warrants of $0.09 on April 13, 2023), and out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF VIII would not be repaid to the extent such amounts exceed cash held by CF VIII outside of the Trust Account (which such loans, as of December 31, 2022, amounted to approximately $8,500,000).

The exercise of the CF VIII Board’s discretion in agreeing to changes or waivers in the terms of the Merger Agreement and related agreements, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in the CF VIII Stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require CF VIII to agree to amend the Merger Agreement, to consent to certain actions taken by XBP Europe, or to waive or exercise rights that CF VIII is entitled to under the Merger Agreement, including those related to closing conditions and termination rights. Such events could arise because of changes in the course of XBP Europe’s business, a request by XBP Europe to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement, the occurrence of other events that would have a material adverse effect on XBP Europe’s business or due to XBP Europe failing to deliver certain information to CF VIII in the time required by the Merger Agreement and would entitle CF VIII to terminate the Merger Agreement. In any of such circumstances, it would be at CF VIII’s discretion, acting through the CF VIII Board, to grant its consent, exercise or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement) may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for CF VIII and its stockholders and what he or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement, CF VIII does not believe there will be any changes or waivers that the CF VIII Board would be likely to make after stockholder approval of the Business Combination Proposal has been obtained.

There are risks to CF VIII Stockholders who are not affiliates of the Sponsor of becoming stockholders of the Combined Entity through the Business Combination rather than acquiring securities of XBP Europe directly in an underwritten public offering.

The Combined Entity will become a public company through a merger upon the completion of the Business Combination, rather than an underwritten offering of the Combined Entity’s securities, which differs from a merger in several significant ways, including but not limited to the following.

First of all, there is no independent third-party underwriter involved in the Business Combination, and as a result investors will not receive the benefit of any outside independent review of CF VIII’s and XBP Europe’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, CF VIII Stockholders must rely on the information in this proxy statement and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although CF VIII performed a due diligence review and investigation of XBP Europe in connection with the Business Combination, CF VIII has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in the Combined Entity because it may not have uncovered facts that would be important to a potential investor.

Second, the Combined Entity will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post-Closing trading of the Common Stock. There can be no guarantee that any information made available in this proxy statement and/or otherwise disclosed will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten offering. As a result, there may not be efficient or sufficient price discovery with respect to the Common Stock or sufficient demand among potential investors immediately after the Closing, which could result in a more volatile price for the Common Stock.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades of the Common Stock. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of the Common Stock will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of the Common Stock or helping to stabilize, maintain or affect the public price of the Common Stock following the Closing. This could result in a more volatile price for the Common Stock after the Business Combination.

Furthermore, securities or industry analysts may not provide, or may be less likely to provide, coverage of the Combined Entity. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of the Combined Entity than they might if the Combined Entity became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Combined Entity as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Common Stock could have an adverse effect on the Combined Entity’s ability to develop a liquid market for its Common Stock after Closing.

The above differences may present material risks to CF VIII Stockholders who are not affiliates of the Sponsor that would not exist if the Combined Entity became a public company through an underwritten offering instead of through a merger.

While CF VIII and XBP Europe work to complete the Business Combination, the focus and resources of XBP Europe’s management may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources of XBP Europe. The diversion of management’s attention and any difficulties encountered in the transition process could harm XBP Europe’s business, financial condition, results of operations and prospects and those of the Combined Entity following the Business Combination. In addition, uncertainty about the effect of the Business Combination on XBP Europe’s employees, consultants, clients, suppliers, partners, and other third-parties, including regulators, may have an adverse effect on the Combined Entity following the Business Combination. These uncertainties may impair the Combined Entity’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

Subsequent to consummation of the Business Combination, the Combined Entity may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

CF VIII cannot assure you that the due diligence conducted in relation to XBP Europe has identified all material issues or risks associated with XBP Europe, its business or the industry in which it competes. Furthermore, CF VIII cannot assure you that factors outside of XBP Europe’s and CF VIII’s control will not later arise. As a result of these factors, the Combined Entity may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in the Combined Entity reporting losses. Even if CF VIII’s due diligence has identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with CF VIII’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the Combined Entity’s financial condition and results of operations and could contribute to negative market perceptions about the Combined Entity or its securities, including the Common Stock. Additionally, CF VIII does not have indemnification rights against BTC International under the Merger Agreement and all of the purchase price consideration will be delivered to BTC International at the Closing. Accordingly, any stockholders or warrant holders of CF VIII who choose not to redeem or otherwise dispose of their shares of CF VIII Common Stock or CF VIII Warrants could suffer a reduction in the value of their shares of Common Stock or Warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value. For more, see “CF VIII Board’s Reasons for the Approval of the Business Combination” in the section entitled “The Business Combination Proposal.”

The historical financial results of XBP Europe and unaudited pro forma financial information included elsewhere in this proxy statement may not be indicative of what XBP Europe’s actual financial position or results of operations would have been if it were a public company.

The historical financial results of XBP Europe included in this proxy statement do not reflect the financial condition, results of operations or cash flows it would have achieved as a standalone public company during the periods presented or those that the Combined Entity will achieve in the future. The Combined Entity’s financial condition and future results of operations could be materially different from amounts reflected in XBP Europe’s historical financial statements included elsewhere in this proxy statement, so it may be difficult for investors to compare the Combined Entity’s future results to historical results or to evaluate its relative performance or trends in its business.

As a result of the Business Combination, the Combined Entity will be a public company with significant operations, and as such (and particularly after it is no longer an “emerging growth company” or “smaller reporting company”), will face increased legal, accounting, administrative and other costs and expenses as a public company that it did not previously incur. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations implemented by the SEC, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require the Combined Entity to carry out activities that XBP Europe has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. If any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or material weakness in the internal control over financial reporting), the Combined Entity could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, the Combined Entity will purchase director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. The additional reporting and other obligations associated with being a public company will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. See also “Risks Related to CF VIII and the Business Combination — CF VIII is an “emerging growth company” within the meaning of the Securities Act and it has taken advantage of certain exemptions from disclosure requirements available to EGCs; this could make the Combined Entity’s securities less attractive to investors and may make it more difficult to compare the Combined Entity’s performance with other public companies.”

Exela has previously identified material weaknesses in its internal controls over financial reporting and XBP Europe’s financial statements were prepared in reliance on information provided by, and personnel of, Exela. For more, see the risk factor entitled “If XBP Europe is unable to maintain an effective system of internal controls over financial reporting, it may not be able to accurately report its financial results in a timely manner or there may be misstatements in its financial statements (which may include material misstatements), any of which may adversely affect investor confidence and materially and adversely affect business and operating results.”

The unaudited pro forma financial information in this proxy statement is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, XBP Europe being treated as the “acquiror” for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of XBP Europe on the date the Business Combination closes and the number of CF VIII Public Shares that are redeemed in connection with the Business Combination.

Accordingly, such pro forma financial information may not be indicative of the Combined Entity’s future operating or financial performance and the Combined Entity’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The Sponsor or CF VIII’s or XBP Europe’s or Exela’s respective directors, officers, advisors or respective affiliates may elect to purchase shares of CF VIII Class A Common Stock from CF VIII’s public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public float of the CF VIII Class A Common Stock.

At any time at or prior to the Business Combination, subject to applicable securities laws, the Sponsor or CF VIII’s or XBP Europe’s respective directors, officers, advisors or respective affiliates may (1) purchase CF VIII Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, CF VIII Public Shares, (2) execute agreements to purchase such shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire CF VIII Public Shares, vote their CF VIII Public Shares in favor of the Proposals or not redeem their CF VIII Public Shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of CF VIII Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or CF VIII’s, or XBP Europe’s or Exela’s respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to limit the number of CF VIII Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the price of CF VIII Common Stock prior to consummation of the Business Combination, or the Common Stock following consummation of the Business Combination (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals, could impact perception of support for the Business Combination or could result in fewer CF VIII Public Shares being redeemed. In addition, if such purchases are made, the public float of the CF VIII Public Shares and the number of beneficial holders of CF VIII’s securities prior to the Business Combination (and consequently, the number of beneficial holders of Common Stock following consummation of the Business Combination), may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the Combined Entity’s securities on a national securities exchange (including in the event the Combined Entity fails to satisfy the “round lot” holder requirement and/or public float requirement of Nasdaq or any other exchange on which it attempts to list its securities).

CF VIII cannot be certain as to the number of CF VIII Public Shares that will be redeemed and the potential impact to CF VIII Stockholders who do not elect to redeem their CF VIII Public Shares. Based on recent market trends, it is likely that a significant number of the CF VIII Public Shares will be redeemed. Any redemptions by CF VIII public stockholders will result in the remaining CF VIII Public Shares bearing disproportionate dilution by the Founder Shares (as compared to the CF VIII Public Shares being redeemed).

There is no guarantee that a CF VIII Stockholder’s decision whether to redeem its shares of CF VIII Class A Common Stock for a pro rata portion of the Trust Account will put the CF VIII Stockholder in a better future economic position. CF VIII can give no assurance as to the price at which a CF VIII Stockholder may be able to sell its Common Stock in the future following the Closing or its shares of CF VIII Class A Common Stock following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of CF VIII Public Shares may cause an increase or decrease in the share price of the Combined Entity and may result in a lower value realized now than a CF VIII Stockholder might realize in the future had the CF VIII Stockholder not redeemed its CF VIII Public Shares. Similarly, if a CF VIII Stockholder does not redeem its CF VIII Public Shares, the CF VIII Stockholder will bear the risk of ownership of shares of Common Stock after the consummation of the Business Combination, and there can be no assurance that a CF VIII Stockholder can sell its shares in the future for a greater amount than the redemption price for CF VIII Public Shares. A CF VIII Stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

On April 13, 2023, the closing price per share of CF VIII Class A Common Stock was $10.76. CF VIII Stockholders should be aware that while CF VIII is unable to predict the price per share of Common Stock following the consummation of the Business Combination (and accordingly it is unable to calculate the potential impact of redemptions on the per-share market price of CF VIII Public Shares owned by non-redeeming CF VIII Stockholders), increased levels of redemptions by CF VIII Stockholders may be a result of the price per share of CF VIII Class A Common Stock falling below the redemption price. We expect that more CF VIII Stockholders may elect to redeem their CF VIII Public Shares if the share price of CF VIII Class A Common Stock is below the projected redemption price (which, as of December 31, 2022, would have been approximately $10.53 per share), and we expect that more CF VIII Stockholders may elect not to redeem their CF VIII Public Shares if the share price of CF VIII Class A Common Stock is above the projected redemption price (which, as of December 31, 2022, would have been approximately $10.53 per share). Each CF VIII Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to the Combined Entity from the Trust Account and (ii) an increase in each CF VIII Stockholder’s pro rata ownership interest in the Combined Entity following the consummation of the Business Combination.

In connection with the previous Extensions, an aggregate of 23,563,411 CF VIII Public Shares were redeemed, as a result of which only 1,436,589 CF VIII Public Shares remain issued and outstanding. Given current market trends, it is likely that additional CF VIII Public Shares will be redeemed in connection with the Business Combination, which will lower the amount of cash in the Trust Account that will be available to the Combined Entity and may require the Combined Entity to seek debt and/or equity financing, which may not be available on favorable terms or at all. Any redemptions by CF VIII public stockholders will result in the remaining CF VIII Public Shares bearing disproportionate dilution by the Founder Shares (as compared to the CF VIII Public Shares being redeemed).

Upon the Closing, the Combined Entity will have a limited public float, which adversely affects trading volume and liquidity, and may adversely affect the price of the Common Stock and access to additional capital.

In connection with the Extensions, an aggregate of 23,563,411 CF VIII Public Shares were redeemed, as a result of which only 1,436,589 CF VIII Public Shares remain issued and outstanding. The other shares of CF VIII Common Stock are held by the Sponsor and CF VIII’s independent directors. All of the shares being issued as Merger Consideration will be issued to BTC International (and such shares will be subject to a lock-up as further described in the section entitled The Business Combination Proposal — Related Agreements — Lock-Up Agreement”). Accordingly, upon the Closing, the Combined Entity will have a limited public float, which adversely affects trading volumes and liquidity, and may adversely affect the price of the Common Stock. In addition, the

Merger Agreement does not include a “minimum cash condition” and the Business Combination can be completed even if all (or substantially all) of the CF VIII Public Shares are redeemed in connection with the Business Combination. If a substantial number of the remaining CF VIII Public Shares are redeemed, the Combined Entity’s public float will be further limited.

Due to the limited post-Closing public float, the trading price of Common Stock may fluctuate widely due to various factors, including the level of purchase or sales of Common Stock relative to the public float. The limited public float could adversely affect the Combined Entity’s business and financing opportunities, and may make it difficult for you to sell your Common Stock at a price that is attractive to you.

If third-parties bring claims against CF VIII, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of CF VIII Class A Common Stock may be less than the per share amount currently in the Trust Account.

CF VIII’s placing of funds in the Trust Account may not protect those funds from third-party claims against CF VIII. Although CF VIII seeks to have all vendors, service providers (other than its independent registered public accounting firm or underwriters in the IPO), prospective target businesses or other entities with which CF VIII does business execute agreements with CF VIII waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against CF VIII’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CF VIII’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to CF VIII than any alternative.

Examples of possible instances where CF VIII may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CF VIII is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CF VIII and will not seek recourse against the Trust Account for any reason. Upon redemption of the CF VIII Public Shares, if CF VIII is unable to complete an initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, CF VIII will be required to provide for payment of claims of creditors that were not waived that may be brought against CF VIII within the 10 years following redemption. Accordingly, the per share redemption amount received by CF VIII’s public stockholders could be less than the per share amount currently held in the Trust Account, due to claims of such creditors. As of March 31, 2023, based on approximately $15.47 million in the Trust Account, the per share amount would have been approximately $10.77, subject to the right of CF VIII to withdraw interest to pay taxes and the additional contributions to be made to the Trust Account pursuant to the Third Extension Loan.

The Sponsor has agreed that it will be liable to CF VIII if and to the extent any claims by a third-party (other than CF VIII’s independent registered public accounting firm and underwriters in the IPO) for services rendered or products sold to CF VIII, or a prospective target business with which CF VIII has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per CF VIII Public Share or (2) such lesser amount per CF VIII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under CF VIII’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. CF VIII has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CF VIII has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for CF VIII’s initial business combination and redemptions could be reduced to less than $10.00 per CF VIII Public Share. In such event, CF VIII may not be able to complete its initial business combination, and CF VIII’s public stockholders would receive such lesser amount per share in connection with any redemption of its CF VIII Public Shares. No member of CF VIII’s management team will indemnify CF VIII for claims by third-parties including, without limitation, claims by vendors and prospective target businesses.

If, after CF VIII distributes the proceeds in the Trust Account to its public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF VIII that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the CF VIII Board may be viewed as having breached its fiduciary duties to CF VIII’s creditors, thereby exposing the members of the CF VIII Board and CF VIII to claims of punitive damages.

If, after CF VIII distributes the proceeds in the Trust Account to its public stockholders, CF VIII files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF VIII that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by CF VIII Stockholders. In addition, the CF VIII Board may be viewed as having breached its fiduciary duty to CF VIII’s creditors and/or having acted in bad faith by paying CF VIII’s public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and CF VIII to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to CF VIII’s public stockholders, CF VIII files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF VIII that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of CF VIII Stockholders and the per-share amount that would otherwise be received by CF VIII Stockholders in connection with CF VIII’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to CF VIII’s public stockholders, CF VIII files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF VIII that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CF VIII’s bankruptcy estate and subject to the claims of third-parties with priority over the claims of CF VIII Stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by CF VIII’s public stockholders in connection with its liquidation would be reduced.

The CF VIII Board may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While CF VIII currently expects that its independent directors would take legal action on CF VIII’s behalf against the Sponsor to enforce its indemnification obligations to CF VIII, it is possible that CF VIII’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If CF VIII’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the public stockholders may be reduced below $10.00 per share.

CF VIII Stockholders may be held liable for claims by third-parties against CF VIII to the extent of distributions received by them upon liquidation of CF VIII.

Under the DGCL, stockholders may be held liable for claims by third-parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to CF VIII’s public stockholders upon the redemption of the CF VIII Public Shares in the event CF VIII does not complete an initial business combination within the required time period may be considered a liquidating distribution under the DGCL. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is CF VIII’s intention to redeem the CF VIII Public Shares as soon as reasonably possible following the required time period in the event CF VIII does not complete an initial business combination and, therefore, it does not intend to comply with the foregoing procedures.

Because CF VIII does not intend to comply with Section 280 of the DGCL, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the 10 years following its dissolution. However, because CF VIII is a blank check company, rather than an operating company, and CF VIII’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from CF VIII’s vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If CF VIII’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurances that CF VIII will properly assess all claims that may be potentially brought against it. As such, CF VIII Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of CF VIII Stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to CF VIII’s public stockholders upon the redemption of the CF VIII Public Shares in the event CF VIII does not complete an initial business combination within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

CF VIII has previously identified a material weakness in its internal control over financial reporting. If CF VIII (or following the Business Combination, the Combined Entity) is unable to maintain an effective system of internal control over financial reporting, CF VIII (or following the Business Combination, the Combined Entity) may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence and materially and adversely affect business and operating results.

As described in Note 1 to the December 31, 2021 audited financial statements of CF VIII included elsewhere in this proxy statement, CF VIII reevaluated (i) the accounting treatment of the CF VIII Public Warrants, the CF VIII Placement Warrants and the Forward Purchase Securities and determined that such warrants and Forward Purchase Securities do not meet the conditions of equity classification and accordingly, should be recorded as liabilities on CF VIII’s balance sheet, and (ii) its accounting of the CF VIII Public Shares, in connection with which it determined that the redeemable CF VIII Public Shares should be reclassified from permanent equity to temporary equity. In connection with such assessments, CF VIII determined it was appropriate to restate its previously reported balance sheet as of March 16, 2021 and previously filed Forms 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 (collectively, the “Restatements”). In connection with the foregoing developments and as a result of the Restatements, CF VIII identified a material weakness in its internal control over financial reporting related to the accounting for complex financial instruments as of December 31, 2021.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary to provide reliable financial reports and prevent fraud.

The material weakness described above was remediated as of June 30, 2022, as further described in CF VIII’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2022, as filed with the SEC on August 15, 2022.

If CF VIII or its management (or following the Business Combination, the Combined Entity) identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, it may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and its stock price may decline as a result. There can be no assurances that the measures CF VIII has taken to date, or any measures it (or following the Business Combination, the Combined Entity) may take in the future, will be sufficient to avoid potential future material weaknesses.

CF VIII’s financial statements express substantial doubt about CF VIII’s ability to continue as a going concern.

For the year ended December 31, 2022, conditions existed that raised substantial doubt about CF VIII’s ability to continue as a going concern. CF VIII currently has until September 16, 2023 (or such earlier date as determined by the CF VIII Board) to consummate an initial business combination. CF VIII’s mandatory liquidation date, if an initial business combination is not consummated, raises substantial doubt about the ability to continue as a going concern. CF VIII’s consolidated financial statements do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should CF VIII be unable to continue as a going concern. In the event of a mandatory liquidation, within ten business days, CF VIII will redeem the CF VIII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding CF VIII Public Shares.

CF VIII is an “emerging growth company” within the meaning of the Securities Act and it has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Combined Entity’s securities less attractive to investors and may make it more difficult to compare the Combined Entity’s performance with other public companies.

CF VIII is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, CF VIII Stockholders may not have access to certain information they may deem important. There can be no assurances whether investors will find CF VIII’s or the Combined Entity’s securities less attractive because CF VIII and, following the Closing, the Combined Entity rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Combined Entity’s securities may be lower than they otherwise would be, there may be a less active trading market for the Combined Entity’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. CF VIII has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, CF VIII, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Pursuant to the JOBS Act, CF VIII’s (and following the Closing, the Combined Entity’s) independent registered public accounting firm will not be required to attest to the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as it is an “emerging growth company”.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of internal controls over financial reporting, and generally requires in the same report a report by a public company’s independent registered public accounting firm on the effectiveness of its internal controls over financial reporting. Following the Business Combination, the Combined Entity will continue to be required to provide management’s attestation on internal controls effective with respect to the year ended December 31, 2023, in accordance with applicable SEC guidance.

However, under the JOBS Act, CF VIII’s (and following the Closing, the Combined Entity’s) independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until it is no longer an “emerging growth company.” The Combined Entity could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following March 16, 2026, the fifth anniversary of the IPO, (b) in which the Combined Entity has total annual gross revenue of at least $1.235 billion, (c) the Combined Entity’s non-convertible debt issued within a three year period exceeds $1 billion, or (d) if the market value of the Combined Entity’s shares that are held by non-affiliates exceeds $700 million on the last day of its second fiscal quarter.

Legal proceedings in connection with the Business Combination or otherwise, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination or otherwise adversely impact CF VIII, the Combined Entity, or their respective stockholders.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Legal proceedings instituted against XBP Europe, Exela, CF VIII, or their respective officers or directors could delay or prevent the Business Combination from becoming effective within the expected timeframe and could result in, among other things, damages, and/or awards of attorneys’ fees or expenses.

The provision of the Combined Entity Charter that authorizes the Combined Entity Board to issue preferred stock from time to time based on terms approved by the Combined Entity Board may delay, defer or prevent a tender offer or takeover attempt that public stockholders might consider in their best interest.

The provision of the Combined Entity Charter that authorizes the Combined Entity Board to issue preferred stock from time to time based on terms approved by the Combined Entity Board may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest. Authorized but unissued preferred stock may enable the Combined Entity Board to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may negatively impact the market price of the Common Stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity Board was to determine that a takeover proposal was not in the best interests of the Combined Entity, such preferred stock could be issued by the Combined Entity Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or an insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

The Combined Entity Charter contains forum limitations for certain disputes between the Combined Entity and its stockholders that could limit the ability of stockholders to bring claims against the Combined Entity or its directors, officers and employees in jurisdictions preferred by stockholders.

The Combined Entity Charter provides that, unless the Combined Entity consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative lawsuit brought on the Combined Entity’s behalf, (ii) any lawsuit against the Combined Entity’s current or former directors, officers, employees or stockholders asserting a breach of a fiduciary duty owed by any such person to the Combined Entity or its stockholders, (iii) any lawsuit asserting a claim arising under any provision of the DGCL, the Combined Entity Charter or the Combined Entity Bylaws (each, as in effect from time to time), or (iv) any lawsuit governed by the internal affairs doctrine of the State of Delaware. The foregoing forum provisions do not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. The Combined Entity Charter also provides that, unless the Combined Entity consents in writing to the selection of an alternative forum, the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Following the Closing, the foregoing forum provisions may prevent or limit a stockholder’s ability to file a lawsuit in a judicial forum that it prefers for disputes with the Combined Entity or its directors, officers, employees or stockholders, which may discourage such lawsuits, make them more difficult or expensive to pursue, and result in outcomes that are less favorable to such stockholders than outcomes that may have been attainable in other jurisdictions, although stockholders will not be deemed to have waived the Combined Entity’s compliance with federal securities laws and the rules and regulations thereunder.

There is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act because Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act claims.

In addition, notwithstanding the inclusion of the foregoing forum provisions in the Combined Entity Charter, courts may find the foregoing forum provisions to be inapplicable or unenforceable in certain cases that the foregoing forum provisions purport to address, including claims brought under the Securities Act. If this were to occur in any particular lawsuit, the Combined Entity may incur additional costs associated with resolving such lawsuit in other jurisdictions or resolving lawsuits involving similar claims in multiple jurisdictions, all of which could harm the Combined Entity’s business, results of operations, and financial condition.

The Combined Entity does not expect to declare any dividends in the foreseeable future.

After the Closing, the Combined Entity does not anticipate declaring any cash dividends to holders of its Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

The proposed Business Combination may be subject to regulatory review and approval requirements, including by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).

The Business Combination may be subject to regulatory review and approval requirements. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information, access or governance rights involved. Prior to the closing of the Business Combination, XBP Europe, which is a corporation formed under the laws of the State of Delaware, is controlled by Exela, a public company listed on Nasdaq. Upon the completion of the Business Combination, no foreign persons are expected to have “control” over XBP Europe, as that term is defined in the CFIUS regulations at 31 C.F.R. § 800.208. Although no CFIUS-related delays are anticipated, and it is not mandatory to submit a CFIUS filing with respect to the Business Combination, CFIUS may decide to review the transaction, to block or delay the Business Combination, or to impose conditions with respect to it. If the Business Combination is unable to be consummated within the applicable time period required, including as a result of extended regulatory review, CF VIII will redeem the CF VIII Public Shares for a pro rata portion of the funds held in the Trust Account and as promptly as reasonably possible following such redemption, subject to the approval of CF VIII’s remaining shareholders and the CF VIII Board, liquidate and dissolve, subject in each case to CF VIII’s obligations under applicable law. In such event, the CF VIII Stockholders will miss the opportunity to consider an investment in the Combined Entity and the Warrants will be worthless.

If CF VIII is deemed to be an investment company for purposes of the Investment Company Act, it would be required to institute burdensome compliance requirements and its activities would be severely restricted. As a result, in such circumstances, unless CF VIII is able to modify its activities so that it would not be deemed an investment company, it may abandon its efforts to complete the Business Combination and instead liquidate.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other things, to the circumstances in which special purpose acquisition companies (“SPACs”) such as CF VIII could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of its registration statement for its initial public offering (the “IPO Registration Statement”). The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement, which CF VIII is unable to achieve.

If CF VIII is deemed to be an investment company under the Investment Company Act, its activities would be severely restricted. In addition, it would be subject to burdensome compliance requirements. CF VIII does not believe that its principal activities will subject it to regulation as an investment company under the Investment Company Act. However, if CF VIII is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, it would be subject to additional regulatory burdens and expenses for which it has not allotted funds. As a result, unless CF VIII is able to modify its activities so that it would not be deemed an investment company, it may be unable to complete the Business Combination and could be required to liquidate. Were CF VIII to liquidate, the Warrants would expire worthless, and its securityholders would lose the investment opportunity associated with an investment in the Combined Entity, including any potential price appreciation of its securities.

To mitigate the risk that CF VIII might be deemed to be an investment company for purposes of the Investment Company Act, on March 16, 2023 CF VIII instructed the trustee of the Trust Account to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of the consummation of its initial business combination or liquidation. As a result, following the liquidation of investments in the Trust Account, CF VIII will likely receive less interest on the funds held in the Trust Account than it was previously earning. In addition, interest previously earned on the funds held in the Trust Account still may be released to CF VIII to pay its taxes. As a result, holders of CF VIII Public Shares will likely receive less upon any redemption or liquidation of CF VIII than what they would have received had the investments not been liquidated.

Risks Related to the CF VIII Share Redemption

Public stockholders who wish to redeem their CF VIII Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If CF VIII Stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their CF VIII Public Shares for a pro rata portion of the funds held in the Trust Account.

A CF VIII public stockholder will be entitled to receive cash for any CF VIII Public Shares to be redeemed only if such CF VIII public stockholder: (1)(a) holds CF VIII Public Shares, or (b) if the CF VIII public stockholder holds CF VIII Public Shares through CF VIII Units, the CF VIII public stockholder elects to separate its CF VIII Units into the underlying CF VIII Public Shares and CF VIII Warrants prior to exercising its redemption rights with respect to the CF VIII Public Shares; (2) prior to 5:00 p.m. Eastern Time on            , 2023 (two (2) business days before the Special Meeting) submits a written request to Continental, the Transfer Agent, that CF VIII redeems all or a portion of its CF VIII Public Shares for cash, affirmatively certifying in its request if it “IS” or “IS NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act)

with any other stockholder with respect to shares of CF VIII Common Stock; and (3) delivers its CF VIII Public Shares to the Transfer Agent physically or electronically through DTC. In order to obtain a physical share certificate, a stockholder’s broker or clearing broker, DTC and the Transfer Agent will need to act to facilitate this request. It is CF VIII’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because CF VIII does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their CF VIII Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a CF VIII public stockholder properly exercises its right to redeem all or a portion of the CF VIII Public Shares that it holds, including timely delivering its shares to the Transfer Agent, such CF VIII Public Shares will be redeemed for a per-share price, payable in cash calculated as of two (2) business days prior to the consummation of the Business Combination, including interest (net of taxes payable). Please see the section titled “Special Meeting of CF VIII Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If a CF VIII public stockholder fails to receive notice of CF VIII’s offer to redeem CF VIII Public Shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite CF VIII’s compliance with the proxy rules, a CF VIII public stockholder fails to receive CF VIII’s proxy materials, such CF VIII public stockholder may not become aware of the opportunity to redeem his, her or its CF VIII Public Shares. In addition, the proxy materials that CF VIII is furnishing to holders of CF VIII Public Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the CF VIII Public Shares. In the event that a CF VIII public stockholder fails to comply with these procedures, its CF VIII Public Shares may not be redeemed. Please see the section titled “Special Meeting of CF VIII Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

Former CF VIII Stockholders who redeemed their shares of CF VIII Class A Common Stock in connection with the Extensions and CF VIII Stockholders who redeem their shares of CF VIII Class A Common Stock in connection with the Business Combination will continue to hold any CF VIII Warrants they own, which will result in additional dilution to holders of Common Stock upon any exercise of such Warrants.

Former CF VIII Stockholders who redeemed their shares of CF VIII Class A Common Stock in connection with the Extensions and CF VIII Stockholders who redeem their shares of CF VIII Class A Common Stock in connection with the Business Combination will continue to hold CF VIII Warrants they owned prior to such redemptions, which will result in additional dilution to non-redeeming holders upon any exercise of such Warrants. Assuming all outstanding CF VIII Public Shares are redeemed in connection with the Business Combination, there would still be outstanding 6.25 million CF VIII Public Warrants, with an aggregate value of approximately $562,500, based on the closing price of $0.09 of the CF VIII Warrants as of April 13, 2023. In the event holders of the CF VIII Public Warrants (or holders of the CF VIII Private Warrants) subsequently exercise their Warrants, holders of shares of Common Stock would suffer dilution in their percentage ownership and voting interest of the Combined Entity.

The Combined Entity may redeem unexpired CF VIII Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your CF VIII Public Warrants worthless.

The economic terms of the CF VIII Private Warrants are identical to those of the CF VIII Public Warrants. However, unlike the CF VIII Public Warrants, the CF VIII Private Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by the Combined Entity so long as they are held by the Sponsor or its permitted transferees (which are, generally, officers, directors, or affiliates of CF VIII or the Sponsor, or any of their family members, or certain other related persons). The Sponsor, or its permitted transferees, has the option to exercise the CF VIII Private Warrants on a cashless basis. If the CF VIII Private Warrants are held by holders other than the Sponsor or its permitted transferees, the CF VIII Private Warrants will be redeemable by the Combined Entity in all redemption scenarios and exercisable by the holders on the same basis as the CF VIII Public Warrants.

Following the Business Combination, the Combined Entity may redeem the Warrants (other than the CF VIII Private Warrants so long as they are held by the Sponsor or a permitted transferee) prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of the Warrants. The Combined Entity will have the ability to redeem outstanding Warrants (other than with respect to the CF VIII Private Warrants as described herein) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period ending on the third trading day prior to the date on which a notice of redemption is sent to the holders of the Warrants. The Combined Entity may not redeem the Warrants as described above unless a registration statement under the Securities Act covering the Common Stock issuable upon exercise of such Warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Combined Entity, if the Combined Entity has elected to require the exercise of Warrants on a cashless basis, the Combined Entity may not redeem the Warrants as described above if the issuance of Common Stock issuable upon exercise of the Warrants is not exempt from registration or qualification under applicable state securities laws or the Combined Entity is unable to effect such registration or qualification. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then current market price when you might otherwise wish to hold your Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. The closing price for the CF VIII Class A Common Stock as of April 13, 2023 was $10.76. To date, the CF VIII Class A Common Stock closing price has never exceeded the $18.00 threshold that, if exceeded for 20 trading days within any 30 trading-day period following the Closing, would trigger the right to redeem the Warrants.

The Combined Entity may only call the Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each registered holder pursuant to the terms of the CF VIII Warrant Agreement, provided that holders will be able to exercise their Warrants prior to the time of redemption and, at the election of the Combined Entity, any such exercise may be required to be on a cashless basis. In the event that the Combined Entity elects to redeem all of the Warrants, the Combined Entity will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by the Combined Entity not less than 30 days prior to such date to the registered holders of the redeemable CF VIII Public Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the CF VIII Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. The Combined Entity is not contractually obligated to notify investors when its Warrants become eligible for redemption, and does not intend to so notify investors upon eligibility of the Warrants for redemption.

A new 1% U.S. federal excise tax could be imposed on the Combined Entity in connection with redemptions of CF VIII Class A Common Stock by CF VIII Stockholders.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. On December 27, 2022, the Internal Revenue Service issued a notice of its intention to issue proposed regulations providing additional guidance with respect to the excise tax. The notice states that the excise tax does not apply to repurchases that occur in the taxable year in which the publicly traded corporation liquidates and dissolves.

Any redemption or other repurchase of CF VIII Common Stock that occurs after December 31, 2022, in connection with a business combination, an extension of the date of expiration of the time period for us to consummate a business combination (such as the Third Extension) pursuant to the CF VIII Charter and the Trust Agreement, or otherwise, may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with a business combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, (ii) the structure of the Business Combination, (iii) any other redemptions or repurchases within the same taxable year as the Business Combination, (iv) if we do not pursue the Business Combination, whether we liquidate and dissolve in the taxable year, and (v) the content of any further regulations and other guidance from the Department of the Treasury. Based on the IR Act and the guidance currently available, we do not expect the excise tax to apply to CF VIII Share Redemptions occurring in the same taxable year as the Business Combination because the fair market value of the Common Stock to be issued to BTC International in connection with the Business Combination is expected to be larger than the aggregate fair market value of the redeemed CF VIII Common Stock. However, if the excise tax is due it would be payable by us and not by the redeeming holder. The foregoing could cause a reduction in the cash available to the Combined Entity after the Business Combination. In addition, if we are unable to complete the Business Combination and ultimately liquidate in a later taxable year, the excise tax imposed on earlier redemptions could reduce the amount of cash available for CF VIII Stockholders on liquidation.

There is uncertainty regarding the federal income tax consequences of the redemption to the holders of CF VIII Class A Common Stock.

There is some uncertainty regarding the federal income tax consequences to holders of CF VIII Class A Common Stock who exercise their redemption rights. The uncertainty of tax consequences relates primarily to the individual circumstances of the taxpayer and include whether the redemption results in a dividend, taxable as ordinary income, or a sale, taxable as capital gain. Whether the redemption qualifies for sale treatment, resulting in taxation as capital gain rather than ordinary income, will depend largely on whether the holder owns (or is deemed to own) any shares of CF VIII Class A Common Stock following the redemption, and if so, the total number of shares of CF VIII Class A Common Stock held by the holder both before and after the redemption relative to all shares of CF VIII Class A Common Stock outstanding both before and after the redemption. The redemption generally will be treated as a sale, rather than a dividend, if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in CF VIII or (iii) is “not essentially equivalent to a dividend” with respect to the holder. Due to the personal and subjective nature of certain of such tests and the absence of clear guidance from the IRS, there is uncertainty as to whether a holder who elects to exercise his, her or its redemption rights will be taxed on any gain from the redemption as ordinary income or capital gain. See the section entitled “United States Federal Income Tax Considerations of the Redemption”.

Risks Related to Being a Public Company

The Combined Entity will be a controlled company, and thus not subject to all of the corporate governance rules of Nasdaq. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

The Combined Entity will be considered a “controlled company” under the rules of Nasdaq. Controlled companies are exempt from the Nasdaq corporate governance rules requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of Nasdaq, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the Nasdaq requirements and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of Nasdaq. It is expected that the Combined Entity will take advantage of some or all of the exemptions described above for so long as it is a controlled company. If the Combined Entity uses some or all of these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

So long as Exela controls the Combined Entity, other holders of the Combined Entity’s Common Stock will have limited ability to influence matters requiring stockholder approval, and Exela’s interests may conflict with (or may be adverse to) the interests of the other holders of Common Stock. Exela, along with its directors and management team, may make decisions that adversely impact the Combined Entity’s other stockholders.

Following the Business Combination, Exela will beneficially own 69.4% of the Combined Entity, assuming no redemptions, no exercise of Warrants, and making the additional assumptions described in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of CF VIII Public Shares, BTC

International, the Sponsor and the independent directors hold in the Combined Entity upon completion of the Business Combination?” So long as this ownership and control continues, Exela, along with its directors and management team, including its Executive Chairman, Par Chadha, generally will have the ability to control the outcome of any matter submitted for the vote of Combined Entity stockholders, including the election and removal of directors, changes to the size of the Combined Entity’s board of directors, any amendment to the Combined Entity Charter and Combined Entity Bylaws, and the approval of any merger or other significant corporate transaction, including a sale of substantially all of the Combined Entity’s assets (other than in certain circumstances set forth in the Combined Entity Charter or the Combined Entity Bylaws).

The interests of Exela may not coincide with (or may be adverse to) the interests of the other Combined Entity stockholders. The business, financial and operating policies of XBP Europe in effect prior to the effectuation of the Business Combination may change or be terminated with respect to the Combined Entity following the Closing. Exela’s ability, subject to the limitations in the Combined Entity Charter and the Combined Entity Bylaws, to control all matters submitted to Combined Entity stockholders for approval will limit the ability of other stockholders to influence corporate matters and, as a result, the Combined Entity may take actions that its stockholders do not view as beneficial and/or that adversely affect the Combined Entity stockholders other than Exela. Exela may also pursue acquisition opportunities that may be complementary to the Combined Entity’s business, and, as a result, those acquisition opportunities may not be available to the Combined Entity. As a result of the foregoing, the market price of Common Stock could be adversely affected. In addition, the existence of a controlling stockholder of the Combined Entity may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from seeking to acquire, the Combined Entity. A third party would be required to negotiate any such transaction with Exela, and the interests of Exela with respect to such transaction may be different from the interests of Combined Entity stockholders other than Exela.

Considering XBP Europe’s relationship with Exela and Par Chadha, stockholders are encouraged to review Exela’s public filings relating to the relationships between Exela and Par Chadha and their respective affiliates.

Following the consummation of the Business Combination, the Combined Entity will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Combined Entity will face a significant increase in insurance, legal, accounting, administrative and other costs and expenses as a public company that XBP Europe does not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Entity to carry out activities XBP Europe has not been directly required to do (although Exela, as its parent and a public company, has been required to do). For example, the Combined Entity will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Entity could incur additional costs to rectify those issues, and the existence of those issues could adversely affect the Combined Entity’s reputation or investor perceptions of it. Being a public company could make it more difficult or costly for the Combined Entity to obtain certain types of insurance, including director and officer liability insurance, and the Combined Entity may be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for the Combined Entity to attract and retain qualified persons to serve on the Combined Entity Board, board committees or as executive officers. Furthermore, if the Combined Entity is unable to satisfy its obligations as a public company, it could be subject to delisting of its Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Entity to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third-parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

There can be no assurance that the Combined Entity will be able to comply with the continued listing standards of Nasdaq.

The Combined Entity’s continued eligibility for listing may depend on a number of factors, including the number of CF VIII Public Shares that are redeemed. If, after the Business Combination, Nasdaq delists the Combined Entity’s shares from trading on its exchange for failure to meet the listing standards (including in the event the Combined Entity fails to satisfy the Nasdaq “round lot” holder requirement and/or public float requirement) and the Combined Entity is not able to list such securities on another national securities exchange, the securities of the Combined Entity could be quoted on an over-the-counter market. If this were to occur, the Combined Entity and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for the Combined Entity’s securities;

•        reduced liquidity for the Combined Entity’s securities;

•        a determination that the Common Stock is a “penny stock,” which will require brokers trading the Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Common Stock;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities could decline.

The trading market for the Combined Entity’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Combined Entity, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Combined Entity, except to the extent currently included or in the future covered in analysts’ reports on Exela. If no securities or industry analysts commence coverage of the Combined Entity, the Combined Entity’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Entity change their recommendation regarding the Combined Entity’s Common Stock adversely, or provide more favorable relative recommendations about the Combined Entity’s competitors, the price of the Combined Entity’s shares of Common Stock would likely decline. If any analyst who may cover the Combined Entity were to cease coverage of the Combined Entity or fail to regularly publish reports on it, the Combined Entity could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.

Introduction

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 and the unaudited pro forma condensed combined statements of operations for the years ended December 31, 2022 and 2021 present the historical financial statements of XBP Europe and CF VIII, adjusted to reflect the Business Combination and its related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical balance sheet of XBP Europe and the historical balance sheet of CF VIII, on a pro forma basis as if the Business Combination, summarized below, had been consummated on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the years ended December 31, 2022 and 2021 combine the historical statements of operations of XBP Europe, including autonomous entity adjustments which are presented separately, and the historical statements of operations of CF VIII for such periods, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited combined financial statements of XBP Europe as of and for the years ended December 31, 2022 and 2021 and the related notes included elsewhere in this proxy statement; the historical audited consolidated financial statements of CF VIII as of and for the years ended December 31, 2022 and 2021 and the related notes included elsewhere in this proxy statement;

•        the discussion of the financial condition and results of operations of XBP Europe and CF VIII in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of XBP Europe” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF VIII,” respectively; and

•        other information relating to XBP Europe and CF VIII contained in this proxy statement, including the Merger Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination Proposal — The Merger Agreement.”

Description of the Business Combination and Related Transaction

On October 9, 2022, CF VIII, Merger Sub, BTC International and XBP Europe entered into the Merger Agreement. Pursuant to the Merger Agreement, upon the Closing, Merger Sub will merge with and into XBP Europe, with XBP Europe surviving as a direct wholly owned subsidiary of CF VIII. As a result of the Merger, (i) each share of capital stock of Merger Sub will automatically be converted into an equal number of shares of common stock of XBP Europe, (ii) each share of stock of XBP Europe will be cancelled and exchanged for the right to receive a number of shares of CF VIII Class A Common Stock equal to (a) the quotient of (1) (A) the sum of $220,000,000 minus (B) the Company Closing Indebtedness (as defined in the Merger Agreement) divided by (2) $10.00 plus (b) 1,330,650, and (iii) CF VIII will amend its charter to, among other matters, change its name to XBP Europe Holdings, Inc. The Sponsor agreed that the 537,500 CF VIII Placement Shares and 135,000 CF VIII Placement Warrants it holds will not be sold or transferred until 30 days after CF VIII has completed a business combination, and the Sponsor agreed that the 6,228,000 Founder Shares it holds (of which it will forfeit 733,400 upon consummation of the Business Combination) will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. Additionally, in accordance with the Ultimate Parent Support Agreement, related party receivable in the amount of $12,149,776 will be eliminated at the Closing, along with the elimination of related party notes payable in the amount of $11,164,944 and a reduction of related party payables in the amount of $15,796,433, with a corresponding impact to additional paid-in capital. Also, in accordance with the Ultimate Parent Support Agreement, related party payables were further reduced by $4,182,900 in consideration for the issuance of Common Stock to the Ultimate Parent with a corresponding increase to Common Stock of $418 and additional paid-in capital in the amount of $4,182,482.

The terms of the Merger Agreement, which contain customary representations, warranties, covenants, closing conditions, and other terms relating to the Business Combination are summarized in the section entitled “The Business Combination Proposal.”

The unaudited pro forma condensed combined financial information contained herein assumes that CF VIII Stockholders approve the Business Combination. CF VIII Stockholders may elect to redeem their CF VIII Public Shares for cash even if they approve the Business Combination. CF VIII cannot predict how many of its public stockholders will exercise their right to have their CF VIII Public Shares redeemed for cash. As a result, the unaudited pro forma condensed combined financial statements present three redemption scenarios as follows:

•        Assuming No Redemptions — This presentation assumes that no CF VIII public stockholders exercise redemption rights with respect to their CF VIII Public Shares for a pro rata share of the funds in the Trust Account;

•        Assuming 50% Redemptions — This presentation assumes that CF VIII public stockholders holding 718,295 CF VIII Public Shares will exercise their redemption rights for an aggregate payment of $7,577,464 (based on an estimated redemption price of approximately $10.55 per share) from the Trust Account. Such amount represents 50% of the issued and outstanding CF VIII Public Shares. Assuming 50% redemptions, net cash received from the Trust Account would be approximately $7,577,464. This net cash amount to be received is calculated as the difference of the total amount in the Trust Account as of December 31, 2022 of $31,445,874, minus the aggregate redemption payment of $16,290,945 in connection with the Third Extension in March 2023 and minus the estimated redemption amount of $7,577,464. This Trust Account amount does not include any interest earned after December 31, 2022, assumes no interest is withdrawn to pay taxes and does not include any contributions to the Trust Account pursuant to the Third Extension Loan; and

•        Assuming 100% Redemptions — This presentation assumes that CF VIII public stockholders holding all 1,436,589 CF VIII Public Shares will exercise their redemption rights for an aggregate payment of $15,154,929 (based on the estimated redemption price of approximately $10.55 per share) from the Trust Account. Assuming 100% redemptions, there would be no net cash received from the Trust Account. This aggregate payment is calculated as the total amount in the Trust Account as of December 31, 2022 of $31,445,874, minus the aggregate redemption payment of $16,290,945 in connection with the Third Extension in March 2023. This amount does not include any interest earned after December 31, 2022, assumes no interest is withdrawn to pay taxes and does not include any contributions to the Trust Account pursuant to the Third Extension Loan.

The actual results will likely be within the parameters described by the three scenarios; however, there can be no assurance regarding which scenario will be closer to the actual results. Under each scenario, CF VIII will be treated as the “acquired” company for financial reporting purposes, as further discussed in Note 1 of the Notes to the Unaudited Pro Forma Combined Financial Information.

The following summarizes the pro forma number of shares of Common Stock outstanding following the consummation of the Business Combination and the Forward Purchase Securities under three separate redemption scenarios, discussed further in the sections below:

	Class A Common Stock – No Redemptions		Class A Common Stock – 50% Redemptions		Class A Common Stock – 100% Redemptions
Name and Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Exela Technologies, Inc., as the indirect shareholder of XBP Europe(1)	21,807,374	69.4%	21,807,374	71.1%	21,807,374	72.8%
Sponsor and Independent Directors(2)	8,159,587	26.0%	8,159,587	26.6%	8,159,587	27.2%
Public Stockholders	1,436,589	4.6%	718,295	2.3%	—	0.0%
Holders of CF VIII Public Warrants	—	0.0%	—	0.0%	—	0.0%

____________

(1)      Shares were calculated assuming Company Closing Indebtedness (as defined in, and calculated in accordance with the terms of, the Merger Agreement), of $19,415,663, representing the amount of such indebtedness as of December 31, 2022.

(2)      Includes 5,516,600 Founder Shares (after forfeiting 733,400 Founder Shares), 540,000 CF VIII Placement Shares, 1,250,000 Forward Purchase Shares and assumes 852,987 shares of Common Stock are issued to the Sponsor upon Closing as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII (based on $8,529,873 owed by CF VIII to the Sponsor as of December 31, 2022, at an issuance price of $10.00 per share).

The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what XBP Europe’s financial condition or results of operations would have been had XBP Europe operated historically as a company independent of Exela, or if the Business Combination and related transactions had occurred on the dates indicated. The unaudited pro forma combined financial information also should not be considered representative of XBP Europe’s future combined financial condition or combined results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF December 31, 2022
(in thousands except share and per share data)

						Assuming No Redemptions			Assuming 50% Redemptions			Assuming 100% Redemptions
	As of December 31, 2022							As of December 31, 2022	Transaction Accounting Adjustments		As of December 31, 2022			As of December 31, 2022
	CF Acquisition Corp. VIII (Historical)	Adjustments to December 31 Balance		Pro Forma CF Acquisition Corp. VIII	XBP Europe, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined			Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	41	—		41	7,473	15,155	(C)	24,155	7,577	(K)	16,577	—		9,000
						10,000	(D)		10,000	(D)		10,000	(D)
						(1,260)	(E)		(1,260)	(E)		(1,260)	(E)
						(7,254)	(P)		(7,254)	(P)		(7,254)	(P)
Accounts receivable, net					35,977			35,977			35,977			35,977
Inventories, net					4,526			4,526			4,526			4,526
Prepaid expenses and other current assets	210	—		210	8,773			8,983			8,983			8,983
Related party note receivable	—	—		—	13,266	(13,266)	(N)	(0)	(13,266)	(N)	(0)	(13,266)	(N)	(0)
Total current assets	251	—		251	70,015	3,375		73,641	(4,203)		66,064	(11,780)		58,486
Non-current assets:
Cash equivalents held in Trust Account	31,446	(16,291)	(A)	15,155	—	(15,155)	(C)	—	(15,155)	(K)	—	(15,155)	(M)	—
Property and equipment, net	—	—		—	14,620			14,620			14,620	—		14,620
Operating lease right-of-use asset	—	—		—	5,848			5,848			5,848			5,848
Goodwill	—	—		—	22,062			22,062			22,062			22,062
Deferred contract costs	—	—		—	1,529			1,529			1,529			1,529
Long-term unbilled receivables	—	—		—	7,055			7,055			7,055			7,055
Other assets	—	—		—	1,712			1,712			1,712	—		1,712
Total non-current assets	31,446	(16,291)		15,155	52,826	(15,155)		52,826	(15,155)		52,826	(15,155)		52,826

TOTAL ASSETS	$31,697	$(16,291)		$15,406	$122,841	$(11,780)		$126,467	$(19,358)		$118,890	$(26,935)		$111,312

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	—	—		—	16,863	—		16,863	—		16,863	—		16,863
Accrued expenses	1,190	—		1,190	24,724	(1,190)	(E)	24,724	(1,190)	(E)	24,724	(1,190)	(E)	24,724
Related party payables	—	—		—	32,658			4,183			4,183			4,183
				—		(24,292)	(N)		(24,292)	(N)		(24,292)	(N)
				—		(4,183)	(O)		(4,183)	(O)		(4,183)	(O)
Accrued compensation and benefits	—	—		—	13,401			13,401			13,401			13,401
Sponsor loan – promissory notes	8,200	330	(B)	8,530	—	(8,530)	(F)	—	(8,530)	(F)	—	(8,530)	(F)	—
Current portion of deferred revenue	—	—		—	5,660			5,660			5,660	—		5,660
Franchise tax payable	70	—		70	—	(70)	(E)	—	(70)	(E)	—	(70)	(E)	—
Customer deposits	—	—		—	1,061			1,061			1,061			1,061
Current portion of finance lease liabilities	—	—		—	757			757			757			757
Current portion of operating lease liabilities	—	—		—	1,796			1,796			1,796			1,796
Current portion of long-term debts	—	—		—	4,970			4,970			4,970			4,970
Total current liabilities	9,460	330		9,790	101,890	(38,265)		73,415	(38,265)		73,415	(38,265)		73,415

Non-current liabilities:
Warrant liability	179	—		179	—	(168)	(G)	11	(168)	(G)	11	(168)	(G)	11
Forward purchase securities liability	2,504	—		2,504	—	(2,497)	(D)	—	(2,497)	(D)	—	(2,497)	(D)	—
				—		(7)	(G)		(7)	(G)		(7)	(G)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF December 31, 2022 — (Continued)
(in thousands except share and per share data)

						Assuming No Redemptions			Assuming 50% Redemptions			Assuming 100% Redemptions
	As of December 31, 2022							As of December 31, 2022	Transaction Accounting Adjustments		As of December 31, 2022			As of December 31, 2022
	CF Acquisition Corp. VIII (Historical)	Adjustments to December 31 Balance		Pro Forma CF Acquisition Corp. VIII	XBP Europe, Inc. (Historical)	Transaction Accounting Adjustments		Pro Forma Combined			Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Deferred underwriting compensation	—	—		—	—	—		—			—	—		—
Related party notes payable	—	—		—	11,164	(11,164)	(N)	0	(11,164)	(N)	0	(11,164)	(N)	0
Long-term debt, net of current maturities	—	—		—	14,446	—		14,446			14,446	—		14,446
Finance lease liabilities, net of current portion	—	—		—	658	—		658			658			658
Pension liabilities	—	—		—	16,076	—		16,076			16,076			16,076
Operating lease liabilities, net of current portion	—	—		—	3,963	—		3,963			3,963			3,963
Other non-current liabilities	—	—		—	1,576			1,576			1,576	—		1,576
Total non-current liabilities	2,683	—		2,683	47,883	(13,836)		36,730	(13,836)		36,730	(13,836)		36,730

TOTAL LIABILITIES	12,143	330		12,473	149,773	(52,101)		110,145	(52,101)		110,145	(52,101)		110,145

Stockholders’ Equity (Deficit):
Class A stock subject to possible redemption	31,170	(16,043)	(A)	15,127	—	(15,127)	(H)	—	(7,577)	(K)	—	(15,127)	(M)	—
									(7,550)	(L)
Total Stockholders’ Equity (Deficit):	31,170	(16,043)		15,127	—	(15,127)		—	(15,127)		—	(15,127)		—

STOCKHOLDERS’ EQUITY (DEFICIT)
Class A common stock				—		0	(D)	2	0	(D)	2	0	(D)	2
						1	(I)		1	(I)		1	(I)
						1	(F)		0	(L)		0	(M)
									1	(F)		1	(F)
						0	(O)		0	(O)		0	(O)
Class B common stock	1			1	—	(1)	(I)	—	(1)	(I)	—	(1)	(I)	—
Additional paid-in capital	695			695		12,497	(D)	40,623	12,497	(D)	33,045	12,497	(D)	25,467
						175	(G)		(5,845)	(H)		(5,845)	(H)
						8,529	(F)		175	(G)		175	(G)
						15,127	(H)
									8,529	(F)		8,529	(F)
						(12,889)	(J)		7,550	(L)		(28)	(M)
						(4,039)	(P)		(4,039)	(P)		(4,039)	(P)
						(5,845)	(H)		(12,889)	(J)		(12,889)	(J)
						22,190	(N)		22,190	(N)		22,190	(N)
						4,182	(O)		4,182	(O)		4,182	(O)
Net Parent Investment					(5,845)	5,845	(H)	—	5,845	(H)	—	5,845	(H)	—
Accumulated other comprehensive income	—			—	(21,087)			(21,087)	—		(21,087)	—		(21,087)

Retained earnings/(Accumulated deficit)	(12,311)	(578)	(B)	(12,889)	—	(12,889)	(J)	(3,215)	12,889	(J)	(3,215)	12,889	(J)	(3,215)
						(3,215)	(P)		(3,215)	(P)		(3,215)	(P)
TOTAL STOCKHOLDERS EQUITY (DEFICIT)	(11,616)	(578)		(12,194)	(26,932)	55,448		16,323	47,871		8,745	40,293		1,168

TOTAL LIABILITIES, MEZZANINE EQUITY, AND STOCKHOLDERS’ EQUITY (DEFICIT)	$31,697	$(16,291)		$15,406	$122,841	$(11,780)		$126,467	$(19,358)		$118,890	$(26,935)		$111,312

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands except share and per share data)

									Assuming No Redemptions			Assuming 50% Redemptions			Assuming 100% Redemptions
	For the Fiscal Year Ended December 31, 2022										For the Fiscal Year Ended December 31, 2022			For the Fiscal Year Ended December 31, 2022			For the Fiscal Year Ended December 31, 2022
	CF Acquisition Corp. VIII (Historical)	Adjustment to CF Acquisition Corp. VIII (Historical)		Pro Forma CF Acquisition Corp. VIII	XBP Europe, Inc. (Historical)	Autonomous Entity Adjustments		Pro Forma XBP Europe, Inc.	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenues:
Total revenues	—			—	180,492	—		180,492			180,492			180,492			180,492
				—
Cost of revenues:				—
Total cost of revenues	—			—	136,787	—		136,787			136,787			136,787			136,787
Gross margin	—			—	43,705	—		43,705	—		43,705	—		43,705	—		43,705

Operating expenses:
Sales and marketing	—			—	32,956			32,956	—		32,956	—		32,956	—		32,956
General and administrative	2,602			2,602				—	3,215	(V)	5,817	3,215	(V)	5,817	3,215	(V)	5,817
Related party expense				—	8,309	(3,269)	(R)	5,040			5,040			5,040			5,040
Depreciation and amortization				—	4,390			4,390	—		4,390	—		4,390	—		4,390
Administrative expenses – related party	120			120	—			—			120			120			120
Franchise tax expense	163			163	—			—	—		163	—		163	—		163
Total operating expenses	2,885			2,885	45,655	(3,269)		42,386	3,215		48,486	3,215		48,486	3,215		48,486
Income from operations	(2,885)			(2,885)	(1,950)	3,269		1,319	(3,215)		(4,781)	(3,215)		(4,781)	(3,215)		(4,781)
Interest earned on marketable securities held in a Trust Account	1,240			1,240	—			—	(1,240)	(S)	—	(1,240)	(S)	—	(1,240)	(S)	—
Interest expense on Sponsor Loans and mandatorily redeemable Class A common stock	(1,054)	(578)	(Q)	(1,633)	—	—		—	1,633	(S)		1,633	(S)		1,633	(S)
Changes in fair value of warrant liability	5,121			5,121	—	—		—	(5,013)	(T)	108	(5,013)	(T)	108	(5,013)	(T)	108
Changes in fair value of FPS liability	(498)			(498)	—	—		—	498	(U)	—	498	(U)	—	498	(U)	—
Interest income, net				—	(3,062)	—		(3,062)	—		(3,062)	—		(3,062)	—		(3,062)
Related party interest expense, net				—	25	—		25			25			25			25
Other income, net	579			579	804	—		804	—		1,383	—		1,383	—		1,383
Foreign exchange losses, net				—	(1,184)	—		(1,184)			(1,184)			(1,184)			(1,184)
Income before income taxes	2,504	(578)		1,925	(5,367)	3,269		(2,098)	(7,338)		(7,510)	(7,338)		(7,510)	(7,338)		(7,510)
Income tax expense	111			111	2,562	—		2,562	—		2,673	—		2,673	—		2,673
Net loss	$2,393	$(578)		$1,814	$(7,929)	$3,269		$(4,660)	$(7,338)		$(10,183)	$(7,338)		$(10,183)	$(7,338)		$(10,183)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022 — (Continued)
(in thousands except share and per share data)

							Assuming No Redemptions			Assuming 50% Redemptions			Assuming 100% Redemptions
	For the Fiscal Year Ended December 31, 2022								For the Fiscal Year Ended December 31, 2022			For the Fiscal Year Ended December 31, 2022			For the Fiscal Year Ended December 31, 2022
	CF Acquisition Corp. VIII (Historical)	Adjustment to CF Acquisition Corp. VIII (Historical)	Pro Forma CF Acquisition Corp. VIII	XBP Europe, Inc. (Historical)	Autonomous Entity Adjustments	Pro Forma XBP Europe, Inc.	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Deemed dividends on preferred stock	—		—	—		—	—		—	—		—	—		—
Net income (loss) available to common shareholders	$2,393	$(578)	$1,814	$(7,929)	$3,269	$(4,660)	$(7,338)		$(10,183)	$(7,338)		$(10,183)	$(7,338)		$(10,183)
Weighted average number of shares of common stock outstanding:
Class A – Public Shares	17,420,341
Class A – Private Placement Shares	540,000
Class B – Common stock	6,250,000
Common stock									31,403,550			30,685,255			29,966,961
Basic and diluted net income (loss) per share:
Class A – Public Shares	$0.10
Class A – Private Placement Shares	$0.10
Class B – Common stock	$0.10
Common stock								(W)	$(0.32)		(W)	$(0.33)		(W)	$(0.34)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands except share and per share data)

						Assuming No Redemptions			Assuming 50% Redemptions			Assuming 100% Redemptions
	For the Year ended December 31, 2021							For the Year ended December 31, 2021			For the Year ended December 31, 2021			For the Year ended December 31, 2021
	CF Acquisition Corp. VIII (Historical)	XBP Europe, Inc. (Historical)	Autonomous Entity Adjustments		Pro Forma XBP Europe, Inc.	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenues:
Total revenues		205,950	—		205,950			205,950			205,950			205,950

Cost of revenues:
Total cost of revenues		165,022	—		165,022			165,022			165,022			165,022
Gross margin	—	40,928	—		40,928	—		40,928	—		40,928	—		40,928

Operating expenses:
Sales and marketing	—	29,764			29,764	—		29,764	—		29,764	—		29,764
General and administrative	2,440	—			—	5,072	(V)	7,512	5,072	(V)	7,512	5,072	(V)	7,512
Related party expense	—	9,807	(4,520)	(R)	5,287			5,287			5,287			5,287
Depreciation and amortization	—	5,166			5,166	—		5,166	—		5,166	—		5,166
Administrative expenses – related party	95	—			—			95			95			95
Franchise tax expense	201	—			—	—		201	—		201	—		201
Total operating expenses	2,736	44,737	(4,520)		40,217	5,072		48,025	5,072		48,025	5,072		48,025
Income (loss) from operations	(2,736)	(3,809)	4,520		711	(5,072)		(7,097)	(5,072)		(7,097)	(5,072)		(7,097)
Interest earned on marketable securities held in a Trust Account	18					(18)	(S)	—	(18)	(S)	—	(18)	(S)	—
Interest expense on mandatorily redeemable Class A common stock		—	—		—			—			—			—
Changes in fair value of warrant liability	3,017	—	—		—	(2,953)	(T)	64	(2,953)	(T)	64	(2,953)	(T)	64
Changes in fair value of FPS liability	(2,007)	—	—		—	2,007	(U)	—	2,007	(U)	—	2,007	(U)	—
Interest income (expense), net	—	(2,836)	—		(2,836)	—		(2,836)	—		(2,836)	—		(2,836)
Related party interest expense, net	—	141	—		141			141			141			141
Other income (expense), net	—	(2,142)	—		(2,142)	—		(2,142)	—		(2,142)	—		(2,142)
Foreign exchange losses, net	—	(1,162)	—		(1,162)			(1,162)			(1,162)			(1,162)
Income (loss) before income taxes	(1,708)	(9,808)	4,520		(5,288)	(6,037)		(13,033)	(6,037)		(13,033)	(6,037)		(13,033)
Income tax expense (benefit)	—	2,920	—		2,920	—		2,920	—		2,920	—		2,920
Net income (loss)	$(1,708)	$(12,728)	$4,520		$(8,208)	$(6,037)		$(15,953)	$(6,037)		$(15,953)	$(6,037)		$(15,953)
Deemed dividends on preferred stock	—	—				—		—	—		—	—		—
Net income (loss) available to common shareholders	$(1,708)	$(12,728)	$4,520		$(8,208)	$(6,037)		$(15,953)	$(6,037)		$(15,953)	$(6,037)		$(15,953)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021 — (Continued)
(in thousands except share and per share data)

					Assuming No Redemptions			Assuming 50% Redemptions			Assuming 100% Redemptions
	For the Year ended December 31, 2021						For the Year ended December 31, 2021			For the Year ended December 31, 2021			For the Year ended December 31, 2021
	CF Acquisition Corp. VIII (Historical)	XBP Europe, Inc. (Historical)	Autonomous Entity Adjustments	Pro Forma XBP Europe, Inc.	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Weighted average number of shares of common stock outstanding:

Class A – Public Shares	19,931,507
Class A – Private Placement Shares	430,521
Class B – Common stock	6,097,945
Common stock							31,403,550			30,685,255			29,966,961
Basic and diluted net income (loss) per share:
Class A – Public Shares	$(0.06)
Class A – Private Placement Shares	$(0.06)
Class B – Common stock	$(0.06)
Common stock						(W)	$(0.51)		(W)	$(0.52)		(W)	$(0.53)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been adjusted to include Transaction Accounting Adjustments (discussed within the notes below) which reflect the application of the accounting required by GAAP. The Transaction Accounting Adjustments for the Business Combination consist of those necessary to account for the Business Combination. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination, the Forward Purchase Contract and certain other adjustments.

Under each redemption scenario, the Business Combination will be accounted for as a reverse capitalization in accordance with ASC 805, Business Combinations (“ASC 805”). Under this method of accounting, CF VIII will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of XBP Europe, with the Business Combination treated as the equivalent of XBP Europe issuing stock for the net assets of CF VIII, accompanied by a recapitalization. The net assets of CF VIII will be stated at historical cost, with no goodwill or other intangible assets recorded.

The determination is primarily based on the evaluation of the following facts and circumstances:

•        BTC International comprising a relative majority of the voting power of the Combined Entity;

•        BTC International will have the ability to nominate the majority of the Combined Entity Board;

•        Senior management of XBP Europe will comprise the senior management of the Combined Entity;

•        Operations of XBP Europe will comprise the ongoing operations of the Combined Entity; and

•        XBP Europe is significantly larger than CF VIII in terms of revenue, total assets (excluding cash) and employees.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical balance sheet of XBP Europe and the historical balance sheet of CF VIII, on a pro forma basis as if the Business Combination, summarized below, had been consummated on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the years ended December 31, 2022 and December 31, 2021 combine the historical statements of operations of XBP Europe and the historical statements of operations of CF VIII for such periods, on a pro forma basis as if the Business Combination and related transactions, summarized below, had been consummated on January 1, 2021.

The historical audited and unaudited combined financial statements of XBP Europe have been derived from Exela’s historical accounting records and reflect certain allocation of expenses. All of the allocations and estimates in such financial statements are based on assumptions that Exela’s management believes are reasonable. The historical combined financial statements do not necessarily represent the financial position or results of operations of XBP Europe business had it been operated as a standalone company during the periods or at the dates presented.

The pro forma adjustments are based on available information and assumptions that management believes are reasonable given the information that is currently available. However, such adjustments are subject to change.

The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had XBP Europe and CF VIII filed consolidated income tax returns during the periods presented.

Note 2 — Transaction Accounting Adjustments

Adjustments to CF VIII Audited Consolidated Balance Sheet for the Year Ended December 31, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet for the year ended December 31, 2022 are as follows:

(A)    Subsequent to December 31, 2022, stockholders of CF VIII holding 1,523,509 shares of CF VIII Class A Common Stock exercised their right to redeem such shares. As a result of this event, approximately $16,290,945 was removed from the Trust Account with a corresponding decrease to CF VIII Class A Common Stock subject to redemption.

(B)    Represents additional interest expense of $329,711 recognized for the accretion of discount on Sponsor loans — promissory notes subsequent to December 31, 2022, with a corresponding increase in Accumulated deficit.

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of December 31, 2022 are as follows:

(C)    Represents the release of the restricted cash and cash equivalents held in the Trust Account upon consummation of the Business Combination and related transactions at Closing. Under the “No Redemption Scenario”, cash and cash equivalents increased by $15,154,929 with a corresponding decrease to cash and cash equivalents held in Trust Account.

(D)    Represents the issuance of 1,250,000 shares of CF VIII Class A Common Stock in accordance with the Forward Purchase Contract with the Sponsor in exchange for $10,000,000. Accordingly, cash and cash equivalents increased by $10,000,000 with a corresponding increase in CF VIII Class A Common Stock of $125 and $9,999,875 to additional paid-in capital.

In conjunction with the Forward Purchase Contract, CF VIII will also issue 250,000 Warrants to purchase shares of CF VIII Class A Common Stock, the related liability for which is included within warrant liability as discussed in adjustment (G) below. As a result of the issuance of shares, the liability for the Forward Purchase Contract of $2,497,214 will be reclassified with corresponding increase to additional paid-in capital.

(E)    Reflects the settlement of the historical liabilities of CF VIII in the amount of $1,259,741 that will be settled at transaction close.

(F)    Represents the repayment of the outstanding $8,529,873 balance on the Sponsor loan — promissory notes with the issuance of shares of CF VIII Class A Common Stock. As a result, 852,987 shares of CF VIII Class A Common Stock was issued resulting in an increase in CF VIII Class A Common Stock of $853 and additional paid-in capital of $8,529,020.

(G)    Represents the reclassification of the public warrant liability to equity. Warrant liability will be adjusted for (a) reclass to additional paid-in capital in the amount of $175,000 which represents the value of the CF VIII Public Warrants as of December 31, 2022 and (b) recording of the warrant liability of $7,000 for the 250,000 Forward Purchase Warrants to purchase shares of CF VIII Class A Common Stock for $11.50 per share being purchased pursuant to the Forward Purchase Contract (as discussed in adjustment (B)). The Forward Purchase Warrants are liability classified while CF VIII Public Warrants are equity classified. CF VIII Private Warrants in the liability amount of $3,780 have not been adjusted for and remain outstanding.

Under the CF VIII warrant agreement, upon certain merger or consolidation events and if a majority of the voting interest is obtained by the purchasing parties via a cash purchase, the holders of the public warrants will also receive cash consideration and be entitled to the same treatment as the holders of common stock. Applicable U.S. GAAP provides that if a change in control provision results in delivery of the same form of consideration as holders of the shares underlying the contract, permanent equity classification would not be precluded.

(H)    Represents, under the “No Redemption Scenario”, the reclassification of CF VIII Class A Common Stock subject to possible redemption to permanent equity immediately prior to the Closing. This adjustment also reflects recapitalization of XBP Europe’s historical equity and issuance of 21,489,901 shares of CF VIII Class A Common Stock, which excludes 418,290 shares to be issued in accordance with the Ultimate Parent Support Agreement, as described in adjustment (O).

(I)     Represents the conversion of existing shares of CF VIII Class B Common Stock into shares of CF VIII Class A Common Stock resulting in a $625 increase to CF VIII Class A Common Stock and corresponding decrease to CF VIII Class B Common Stock.

(J)     Represents the elimination of CF VIII’s historical accumulated deficit of $12,888,838.

(K)    Represents the release of the restricted cash and cash equivalents held in the Trust Account upon consummation of the Business Combination at Closing. Under the “50% redemptions” scenario, cash and cash equivalents increased $7,577,464, cash and cash equivalents held in Trust Account decreased $15,154,929 and redeemable CF VIII Class A Common Stock decreased by $72. Please refer to “Basis of Pro Forma Presentation” above for calculations assuming 50% redemptions.

(L)    Under the “50% Redemptions Scenario”, redeemable CF VIII Class A Common Stock and cash are impacted by $7,577,464 related to redemptions (as discussed in adjustment (K)) and the remaining balance, $7,549,818, is reclassified to permanent equity, with an increase of $72 to CF VIII Class A Common Stock and remaining amount to additional paid-in capital.

(M)   Represents the release of the cash and cash equivalents held in the Trust Account upon consummation of the Business Combination at Closing. Under the “100% Redemptions Scenario”, cash and cash equivalents did not increase, cash and cash equivalents held in Trust Account decreased by $15,154,929 and redeemable CF VIII Class A Common Stock decreased by $15,127,282, with a difference in the amount of $27,790 contributed to additional paid-in capital and $143 to CF VIII Class A Common Stock. Please refer to “Basis of Pro Forma Presentation” above for calculations assuming 100% Redemptions.

(N)    Represents elimination of related party note receivable in the amount of $13,266,141, elimination of related party notes payable in the amount of $11,164,944, and a reduction of related party payables in the amount of $24,292,466 with a corresponding impact to additional paid-in capital, as required by the Ultimate Parent Support Agreement.

(O)    In accordance with the Ultimate Parent Support Agreement, related party payables were further reduced by $4,182,900 in consideration for the issuance of 418,290 shares of Common Stock to the Ultimate Parent with a corresponding increase to Common Stock of $418 and additional paid-in capital in the amount of $4,182,482.

(P)    Represents the payment of $7,254,384 of estimated transaction costs at Closing in connection with the Business Combination. Of the total, $4,039,384 relates to advisory, legal and other fees, which are reflected as equity issuance costs. The remaining amount of $3,215,000 relates to audit and other fees and is included within accumulated deficit.

Adjustment to CF VIII Audited Consolidated Statement of Operations for the Year Ended December 31, 2022

The pro forma adjustments included in the audited consolidated statement of operations for the year ended December 31, 2022 are as follows:

(Q)    Represents (1) additional interest expense of $329,711 recognized for the accretion of discount on Sponsor loan — promissory notes subsequent to December 31, 2022 through March 16, 2023, and (2) interest expense of $248,396 on mandatorily redeemable Class A Common Stock due to a redemption event that took place subsequent to December 31, 2022.

Autonomous Entity Adjustments

(R)    Represents related party management fee charged by the Parent in the amount of $3,626,639 and $4,996,686 for the years ended December 31, 2022 and 2021, respectively, which are not expected to continue following the closing of the Business Combination, net of $357,475 and $476,633 of incremental expenses for the years ended December 31, 2022 and 2021, respectively, expected to be incurred for transitional services under Annex A of the Services Agreement.

Transaction Accounting Adjustments

(S)    Represents the elimination of investment income on the Trust Account and interest expense on Sponsor loans and mandatorily redeemable Class A Common Stock.

(T)    Represents removal of the mark-to-market activity on the warrant liability associated with the CF VIII Public Warrants. Upon the consummation of the Business Combination, the CF VIII Public Warrants will convert to equity classified warrants, and the CF VIII Private Warrants are expected to remain as liability classified. Accordingly, the change in fair value of the warrant liability will decrease by $5,013,125 and $2,953,125 for the years ended December 31, 2022 and 2021, respectively.

(U)    Represents removal of the mark-to-market activity on the Forward Purchase Contract liability. Upon the consummation of the Business Combination, the Forward Purchase Contract liability will be removed as described in adjustment (D) above.

(V)    Represents the payment of estimated transaction costs at Closing in connection with the Business Combination.

(W)   Represents the net loss per share calculated using the weighted average shares outstanding and the issuance of additional shares of CF VIII Class A Common Stock in connection with the Business Combination, assuming that the shares were outstanding since January 1, 2021. As the Business Combination is being reflected as if it had occurred at the beginning of the annual period presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Business Combination have been outstanding for the entire period presented.

	Year ended December 31, 2022	Year ended December 31, 2021
Numerator
Pro forma net (loss) attributable to common stockholders, basic and diluted	$(10,183,259)	$(15,952,546)
Denominator
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic – No Redemptions	31,403,550	31,403,550
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic – 50% Redemptions	30,685,255	30,685,255
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, basic – 100% Redemptions	29,966,961	29,966,961
Dilutive potential shares	*	*
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, diluted – No Redemptions	31,403,550	31,403,550
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, diluted – 50% Redemptions	30,685,255	30,685,255
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, diluted – 100% Redemptions	29,966,961	29,966,961
Net loss per share attributable to common stockholders, basic and diluted – No Redemptions	$(0.32)	$(0.51)
Net loss per share attributable to common stockholders, basic and diluted – 50% Redemptions	$(0.33)	$(0.52)
Net loss per share attributable to common stockholders, basic and diluted – 100% Redemptions	$(0.34)	$(0.53)

The combined financial information has been prepared assuming a “No Redemption”, “50% Redemptions”, and “100% Redemptions” scenario. As XBP Europe was in a net loss under each scenario presented, giving effect to unvested share-based compensation or outstanding warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such unvested share-based compensation and warrants would be anti-dilutive.

SPECIAL MEETING OF CF VIII STOCKHOLDERS

General

CF VIII is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by the CF VIII Board for use at the Special Meeting to be held on            , 2023 and at any adjournment or postponement thereof. This proxy statement provides CF VIII Stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on            , 2023, at            Eastern Time. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at            .

Purpose of the Special Meeting

CF VIII Stockholders are being asked to vote on the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals, the Pre-Closing Charter Amendment Proposal and the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of CF VIII Common Stock at the close of business on            , 2023, which is the Record Date. You are entitled to one vote for each share of CF VIII Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 8,226,589 shares of CF VIII Common Stock outstanding, of which 1,436,589 are CF VIII Public Shares, 5,540,000 are shares of CF VIII Class A Common Stock held by the Sponsor and one of the independent directors of CF VIII and 1,250,000 are Founder Shares held by the Sponsor and two of the independent directors of CF VIII.

See “Vote of the Sponsor, Directors and Officers” below for important information on the voting power of the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the IPO and the appointment of each of its directors and officers, CF VIII entered into agreements with the Sponsor and each of its directors and officers pursuant to which each agreed to vote any shares of CF VIII Common Stock owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor and CF VIII’s directors and officers as it relates to the Founder Shares and CF VIII Placement Shares and the requirement to vote such shares in favor of the Business Combination Proposal. The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve each of the Proposals. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote its shares of capital stock in CF VIII in favor of the Proposals, subject to the terms and conditions in the Sponsor Support Agreement. As a result, no CF VIII Public Shares will need to be voted to approve any of the Proposals.

In connection with the IPO or their appointment to the CF VIII Board, the Sponsor and CF VIII’s officers and directors agreed to waive any redemption rights with respect to any shares of CF VIII Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF VIII’s officers and directors did not receive separate consideration for the waiver. The Founder Shares and the CF VIII Placement Shares held by the Sponsor and CF VIII’s directors and officers have no redemption rights upon CF VIII’s liquidation and will be worthless if CF VIII fails to consummate a business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter).

Quorum and Required Vote for CF VIII Stockholder Proposals

A quorum of CF VIII Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of CF VIII Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum. The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor’s attendance at the Special Meeting (represented in person or by proxy) would be sufficient to satisfy the quorum requirement. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting and accordingly, no CF VIII Public Shares will be needed to for a quorum.

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date, the approval of the Closing Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date, voting together as a single class, and the affirmative vote of a majority of the shares of CF VIII Class B Common Stock outstanding as of the Record Date, voting as a separate class and the approval of the Pre-Closing Charter Amendment Proposal requires the affirmative vote of 65% of the issued and outstanding shares of CF VIII Common Stock as of the Record Date. Accordingly, a CF VIII Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Amendment Proposal.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF VIII Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposal and the Adjournment Proposal each requires the affirmative vote of the holders of a majority of the shares of CF VIII Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. A CF VIII Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal or the Adjournment Proposal.

The Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal will not be presented to CF VIII Stockholders at the Special Meeting. The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not then consummate the Business Combination. If CF VIII does not consummate the Business Combination and fails to complete an initial business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), CF VIII will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account, including interest (net of taxes payable, less up to $100,000 of net interest to pay dissolution expenses) to its public stockholders in accordance with the CF VIII Charter.

The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve each of the Proposals. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals to be presented at the Special Meeting, including the Business Combination Proposal and as a result, no CF VIII Public Shares will need to be voted to approve any of the Proposals.

Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposal or the Adjournment Proposal. The approval of the Business Combination Proposal requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date, the approval of the Closing Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date, voting together as a single class, and the affirmative vote of a majority of the shares of CF VIII Class B Common Stock outstanding as of the Record Date, voting as a separate class and the approval of the Pre-Closing Charter Amendment Proposal requires the affirmative vote of 65% of the issued and outstanding shares of CF VIII Common Stock as of the Record Date. Accordingly, a CF VIII Stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal, the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal.

Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendations of the CF VIII Board

The CF VIII Board has unanimously determined that each of the Proposals is fair to and in the best interests of CF VIII and the CF VIII Stockholders and has unanimously approved such Proposals. The CF VIII Board unanimously recommends that the CF VIII Stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the election of each of the five (5) director nominees pursuant to the Director Election Proposal;

•        vote “FOR” the Nasdaq Proposal;

•        vote “FOR” each of the Closing Charter Amendment Proposals;

•        vote “FOR” the Pre-Closing Charter Amendment Proposal;

•        vote “FOR” the Adjournment Proposal (if it is presented at the meeting).

When you consider the recommendation of the CF VIII Board in favor of approval of the Proposals, you should keep in mind that the Sponsor and CF VIII’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        the Sponsor is the record holder of 537,500 CF VIII Placement Shares, 135,000 CF VIII Placement Warrants and 6,228,000 Founder Shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick is the Chairman and Chief Executive Officer of CF VIII and CFGM, and is the trustee of CFGM’s sole stockholder. As such, Mr. Lutnick may be deemed to have beneficial ownership of the securities held directly by the Sponsor. None of the other officers and directors of CF VIII has beneficial ownership of the securities held directly by the Sponsor;

•        the Sponsor is party to each of the Sponsor Support Agreement and the Forward Purchase Contract;

•        the CF VIII Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the CF VIII Charter. In the course of their other business activities, CF VIII’s officers and directors may have, or may become, aware of other investment and business opportunities which may be appropriate for presentation to CF VIII as well as the other entities with which they are affiliated. CF VIII’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF VIII is presented with it. CF VIII does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        unless CF VIII consummates an initial business combination, the Sponsor (and CF VIII’s officers and directors) will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF VIII, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (as of December 31, 2022, no such expenses had been incurred that had not been reimbursed);

•        the fact that the Sponsor has made outstanding loans to CF VIII in the aggregate amount of approximately $8,500,000 as of December 31, 2022 and the Third Extension Loan in March 2023 in the amount of up to $344,781. These loans will not be repaid to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed. The Sponsor has agreed that upon consummation of the Business Combination, all the amounts owed by CF VIII to it under such loans (except with respect to the advancement of certain third party expenses in connection with the Business Combination paid prior to the Closing) will be repaid in the form of newly issued shares of CF VIII Class A Common Stock, rather than in cash, at a value of $10.00 per share;

•        the 540,000 CF VIII Placement Units (comprised of 540,000 CF VIII Placement Shares (537,500 of which are currently held by the Sponsor and 2,500 of which are held by one of CF VIII’s independent directors) and 135,000 CF VIII Placement Warrants) purchased by the Sponsor for $5.4 million will be worthless if a business combination is not consummated;

•        the Sponsor agreed that the 537,500 CF VIII Placement Shares and 135,000 CF VIII Placement Warrants it holds will not be sold or transferred until 30 days after CF VIII has completed a business combination, and the Sponsor agreed that the 6,228,000 Founder Shares it holds (of which it will forfeit 733,400 upon consummation of the Business Combination) will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property;

•        CF VIII’s independent director that owns CF VIII Placement Shares agreed that the 2,500 CF VIII Placement Shares he holds will not be sold or transferred until 30 days after CF VIII has completed a business combination, and CF VIII’s two independent directors that own Founder Shares agreed that the 22,000 Founder Shares they hold will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (subject to early release if the closing price of a share of Common Stock exceeds $12.00 (as adjusted for stock splits, dividends, reorganizations and recapitalizations and the like) for any 20-trading days within any 30-trading day period);

•        the fact that the Sponsor paid $25,000, or approximately $0.004 per share, for the Founder Shares (of which it currently holds 6,228,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $67.0 million, based on the closing price of CF VIII Class A Common Stock of $10.76 on April 13, 2023, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF VIII’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor and CF VIII’s officers and directors have agreed not to redeem any of the Founder Shares or CF VIII Placement Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that if CF VIII does not complete an initial business combination by September 16, 2023 (or an earlier date determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), the proceeds from the sale of the CF VIII Placement Units of $5.4 million, all of which were deposited into the Trust Account, will be included in the liquidating distribution to CF VIII’s public stockholders and the CF VIII Placement Warrants will expire worthless;

•        if the Trust Account is liquidated, including in the event CF VIII is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF VIII to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF VIII Public Share by the claims of prospective target businesses or claims of any third-party for services rendered or products sold to CF VIII, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account (although there are no assurances that the Sponsor will have sufficient funds to satisfy its indemnity obligations);

•        the fact that in connection with the IPO, the Sponsor agreed, upon the closing of CF VIII’s initial business combination, to invest $10.0 million in exchange for the Forward Purchase Securities (comprised of 1,250,000 shares of CF VIII Class A Common Stock and 250,000 Warrants);

•        the fact that two of CF VIII’s independent directors own an aggregate of 22,000 Founder Shares and one of CF VIII’s independent directors owns 2,500 CF VIII Placement Shares, all of which were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $263,620, based on the closing price of CF VIII Class A Common Stock of $10.76 on April 13, 2023, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that CF VIII’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

CF&Co. previously served as underwriter for the initial public offering of QAC 2, which merged with Exela (which merger resulted in Exela becoming a public company), served as a capital markets advisor to QAC 2 in connection with its business combination with Exela and served as agent in connection with an Exela stock buyback program, and CF&Co. is currently engaged as a distribution agent for an “at-the-market” sales program for Exela common stock, for which it received or will receive customary compensation and pursuant to which it last sold shares in July 2022. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of CF VIII’s officers and directors to enter into the Merger Agreement and CF VIII’s directors in making their recommendation that you vote in favor of the approval of the Business Combination, and the Sponsor in agreeing to vote in favor of the Business Combination. In particular, the existence of the interests described above may incentivize CF VIII’s officers and directors to complete an initial business combination, even if on terms less favorable to CF VIII Stockholders compared to liquidating CF VIII, because, among other things, if CF VIII is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF VIII Placement Shares and CF VIII Placement Warrants, and the CF VIII independent directors’ Founder Shares and CF VIII Placement Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $73.1 million based on the closing price of CF VIII Class A Common Stock of $10.76 and CF VIII Warrants of $0.09 on April 13, 2023), and out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF VIII would not be repaid to the extent such amounts exceed cash held by CF VIII outside of the Trust Account (which such loans, as of December 31, 2022, amounted to approximately $8,500,000). Upon completion of the Business Combination, it is not anticipated that any persons associated with CF VIII will be employed by the Combined Entity or serve on the Combined Entity Board, and there have been no conversations regarding either subject. As of the date of this proxy statement, there is no formal or informal agreement for CF&Co. to be retained by the Combined Entity after Closing.

In connection with the negotiation and execution of the Merger Agreement, CF&Co. waived its right to the business combination marketing fee of $9,350,000 that was otherwise payable under the Business Combination Marketing Agreement upon the Closing (subject to, and conditioned upon, the closing of the Merger).

For more, see “Certain Relationships and Related Person Transactions.”

CF VIII’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the independent directors of CF VIII should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the proposed business combination and the proposed terms in respect thereof. Accordingly, CF VIII’s independent directors on the CF VIII Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Merger Agreement and the transactions contemplated therein.

For more information, see the section entitled “Business Combination Proposal — Interests of Certain Persons in the Transactions.”

Voting Your Shares — Stockholders of Record

Each share of CF VIII Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of CF VIII Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the CF VIII Board “FOR” the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals, the Pre-Closing Charter Amendment Proposal and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote During the Meeting.    You can access the Special Meeting by visiting the website            . You will need your control number for access. If you do not have a control number, please contact Continental. Please allow up to 48 hours prior to the meeting for processing your control number. Instructions on how to attend and participate at the Special Meeting are available at            .

Voting Your Shares — Beneficial Owners

If your shares of CF VIII Common Stock are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “— Attending the Special Meeting” below.

Attending the Special Meeting

Only CF VIII Stockholders on the Record Date or their legal proxyholders may attend the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact CF VIII’s transfer agent, Continental.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify CF VIII’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote via the virtual meeting platform as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your CF VIII Common Stock, you may call Morrow, CF VIII’s proxy solicitor, at (800) 662-5200 or (203) 658-9400 (banks and brokers) or email at CFFE.info@investor.morrowsodali.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Closing Charter Amendment Proposals, the Pre-Closing Charter Amendment Proposal and the Adjournment Proposal. Under the CF VIII Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the CF VIII Charter, any holders of CF VIII Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account (less taxes payable and up to $100,000 of interest income for dissolution expenses), calculated as of two (2) business days prior to the consummation of the Business Combination. If a demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay CF VIII’s taxes). For illustrative purposes, based on funds in the Trust Account of approximately $15.47 million as of March 31, 2023, the estimated per share redemption price would have been approximately $10.77, subject to the right of CF VIII to withdraw interest to pay taxes and the additional contributions to be made to the Trust Account pursuant to the Third Extension Loan.

In order to exercise your redemption rights, you must:

•        prior to 5:00 p.m. Eastern Time on            , 2023 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your CF VIII Public Shares for cash to Continental, the Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

•        In your request to Continental for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of CF VIII Common Stock; and

•        deliver your CF VIII Public Shares either physically or electronically through DTC to the Transfer Agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is CF VIII’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, CF VIII does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your CF VIII Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the Transfer Agent) and thereafter, with CF VIII’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to the Transfer Agent and decide within the required timeframe not to exercise your redemption rights, you may request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed above.

Prior to exercising redemption rights, CF VIII Stockholders should verify the market price of CF VIII Common Stock, as they may receive greater proceeds from the sale of their CF VIII Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There can be no assurances that you will be able to sell your shares of CF VIII Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in CF VIII Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of CF VIII Common Stock will cease to be outstanding immediately prior to the consummation of the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and CF VIII does not consummate an initial business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), CF VIII will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public stockholders and the CF VIII Warrants will expire worthless.

In connection with the IPO, the Sponsor and CF VIII’s officers and directors agreed to waive any redemption rights with respect to any shares of CF VIII Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF VIII’s officers and directors did not receive separate consideration for the waiver.

Appraisal and Dissenting Rights of CF VIII Stockholders

CF VIII Stockholders do not have appraisal rights in connection with the Business Combination or the other Proposals.

Proxy Solicitation

CF VIII is soliciting proxies on behalf of the CF VIII Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. CF VIII and its directors, officers and employees may also solicit proxies in person. CF VIII will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CF VIII will bear the cost of the solicitation.

CF VIII has hired Morrow to assist in the proxy solicitation process. CF VIII will pay Morrow a fee of $15,000, plus disbursements of its expenses in connection with services relating to the Special Meeting.

CF VIII will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CF VIII will reimburse them for their reasonable expenses in connection with such efforts.

Stock Ownership

The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve each of the Proposals. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Proposals to be presented at the Special Meeting, including the Business Combination Proposal and as a result, no CF VIII Public Shares will need to be voted to approve any of the Proposals.

THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of CF VIII Common Stock are being asked to approve and adopt the Merger Agreement and the Business Combination. CF VIII Stockholders should carefully read this proxy statement in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement. Please see the section titled “— The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because CF VIII is holding a stockholder vote on the Business Combination, CF VIII may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date for the Special Meeting.

The Merger Agreement

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated by reference into this proxy statement. The Merger Agreement has been attached to this proxy statement to provide you with information regarding its terms. It is not intended to provide any other factual information about CF VIII, BTC International, XBP Europe or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Business Combination and the terms and conditions of the Merger Agreement. Any defined terms used in this summary but not defined in this summary shall have the meanings set forth in the Merger Agreement.

The Merger Agreement contains representations and warranties that CF VIII and Merger Sub, on the one hand, and BTC International and XBP Europe, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters exchanged by the parties in connection with signing the Merger Agreement. While CF VIII, Merger Sub, BTC International and XBP Europe do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed or is disclosed in this proxy statement, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about CF VIII, Merger Sub, BTC International or XBP Europe, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between CF VIII and Merger Sub, on the one hand, and BTC International and XBP Europe, on the other hand, and are modified by the disclosure letters.

General; Structure of the Business Combination; Closing

CF VIII, Merger Sub, BTC International and XBP Europe entered into the Merger Agreement on October 9, 2022, pursuant to which CF VIII, Merger Sub, BTC International and XBP Europe will effect the Business Combination. The terms of the Merger Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Business Combination, are summarized below.

The Merger is to become effective by the filing of a certificate of merger with the Secretary of State of the State of Delaware and will be effective at the Effective Time. The parties will hold the Closing on (a) the third business day following the satisfaction or waiver of the conditions described below (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by CF VIII and XBP Europe in writing.

Conversion/Exchange of Securities

At the Effective Time, pursuant to the terms of the Merger Agreement and without any action on the part of CF VIII, Merger Sub, XBP Europe or BTC International:

•        each share of capital stock of XBP Europe that is issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and cease to exist in exchange for the right to receive a number of shares of CF VIII Class A Common Stock equal to the quotient of (a) (i) the sum of $220,000,000 minus (ii) the Company Closing Indebtedness (as defined in the Merger Agreement) divided by (b) $10.00, plus 1,330,650, without interest; and

•        each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of any holder or beneficiary thereof, be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of XBP Europe.

Upon effectiveness of the Merger, each share of CF VIII Class B Common Stock that is outstanding will be automatically exchanged for shares of CF VIII Class A Common Stock on a one-to-one basis. Immediately thereafter, upon effectiveness of the Combined Entity Charter, each share of CF VIII Class A Common Stock that is outstanding and not subject to redemption will be automatically converted into shares of Common Stock (of the Combined Entity), also on a one-to-one basis.

Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of XBP Europe and BTC International are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a “Company Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the EMEA Companies, taken as a whole, or (ii) the ability of the EMEA Companies to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Merger Agreement or any related agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable governmental authority with respect thereto following the date of the Merger Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of any EMEA Companies to meet any projections or forecasts, provided, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, or (g) any events generally applicable to the industries or markets in which the EMEA Companies operate, (h) any matter existing as of the date of the Merger Agreement, to the extent expressly set forth in the disclosure letter of XBP Europe, (i) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent during the Interim Period (as defined below), unless otherwise agreed by CF VIII to be subject to this clause (i)) of, CF VIII (other than actions contemplated by this Merger Agreement or any related agreement), (j) any events that are cured by the EMEA Companies prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (l) solely to the extent related to the identity of CF VIII and its affiliates, the announcement of the Merger Agreement, or the consummation of the Merger (subject to certain exceptions), or (m) any worsening of the events referred to in clauses (a), (b), (d), (e) and (g), any such event only to the extent it disproportionately affects the EMEA Companies, taken as a whole, relative to other participants in the industries in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

Under the Merger Agreement, certain representations and warranties of CF VIII and Merger Sub are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, an “Acquiror Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of CF VIII and Merger Sub, taken as a whole or (ii) the ability of CF VIII or Merger Sub to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”: (a) any enactment of, or change or proposed change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Merger Agreement or any related agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable governmental authority with respect thereto following the date of the Merger Agreement), acts of nature or change in climate, (e) any acts of terrorism or war, sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any matter existing as of the date of the Merger Agreement, to the extent expressly set forth in the disclosure letter of CF VIII, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent during the Interim Period, unless otherwise agreed by BTC International to be subject to this clause (g)) of, BTC International (other than actions contemplated by the Merger Agreement or any related agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any CF VIII Share Redemptions or the failure to obtain the CF VIII Stockholders’ Approval (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to an Acquiror Material Adverse Effect), (j) any events generally applicable to blank check companies or the market in which blank check companies operate, (k) any events that are cured by CF VIII prior to the Closing, (l) solely to the extent related to the identity of XBP Europe and its affiliates, the announcement of the Merger Agreement, or the consummation of the Business Combination (subject to certain exceptions), or (m) any worsening of the events referred to in clauses (a), (b), (d), (e), (h) and (j), any such event only to the extent it disproportionately affects CF VIII and Merger Sub relative to other participants in the industries in which such persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect.

Conditions to the Closing of the Merger

Conditions to Obligations of CF VIII, Merger Sub and XBP Europe to Consummate the Business Combination. The obligations of CF VIII, Merger Sub and XBP Europe to consummate the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•        CF VIII Stockholder Approval shall have been obtained;

•        specified regulatory approvals shall have been obtained or have expired or been terminated, as applicable;

•        the definitive proxy statement shall have been filed under the Exchange Act and no proceedings shall have been initiated or threatened by the SEC with respect to the proxy statement;

•        no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination;

•        each of the Ancillary Agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto; and

•        BTC International shall have transferred all outstanding interests in the EMEA Companies (other than XBP Europe) to XBP Europe.

Conditions to Obligations of CF VIII and Merger Sub to Consummate the Business Combination.    The obligations of CF VIII and Merger Sub to consummate the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by CF VIII and Merger Sub:

•        certain fundamental representations and warranties of XBP Europe contained in the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though then made, except with respect to such representations and warranties which speak to an earlier date, which representations and warranties shall be true and correct at and as of such date;

•        each of the other representations and warranties of XBP Europe contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

•        each of the covenants of XBP Europe to be performed as of or prior to the Closing shall have been performed in all material respects;

•        there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•        XBP Europe, CF VIII and Exela shall have entered into the Tax Sharing Agreement, and CF VIII and Exela BPA shall have entered into the Services Agreement;

•        CF VIII shall have received copies of certain documents listed in the disclosure letter of XBP Europe; and

•        all notices, approvals or consents set forth and described in the disclosure letter of XBP Europe shall have been made or obtained.

Conditions to Obligations of BTC International and XBP Europe to Consummate the Business Combination. The obligations of BTC International and XBP Europe to consummate the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by XBP Europe:

•        certain fundamental representations and warranties of CF VIII and Merger Sub contained in the Merger Agreement shall be true and correct in all respects as of the date of the Merger Agreement and as of the Closing Date as though then made, except with respect to such representations and warranties which speak to an earlier date, which representations and warranties shall be true and correct at and as of such date;

•        each of the other representations and warranties of CF VIII and Merger Sub contained in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to

“materiality” or “Acquiror Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have an Acquiror Material Adverse Effect;

•        each of the covenants of CF VIII and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;

•        there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect; and

•        the shares of CF VIII Class A Common Stock to be issued in connection with the Merger Agreement shall have been approved for listing on Nasdaq or NYSE, subject only to official notice of issuance thereof, and no non-compliance with applicable initial and continuing listing requirements of Nasdaq or NYSE, shall be ongoing or shall occur upon the consummation of the Closing and after giving effect to the Business Combination.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by BTC International, XBP Europe, CF VIII and Merger Sub relating to, among other things, their ability to enter into the Merger Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Effective Time. These representations and warranties have been made solely for the benefit of the other party to the Merger Agreement. Such representations and warranties of XBP Europe relate to the following topics: organization, good standing, corporate power and qualification; subsidiaries and capitalization; due authorization; financial statements; material contracts; intellectual property and data protection; title to properties and assets, and liens; compliance with other instruments; compliance with laws; absence of changes; litigation; insurance; governmental consents; permits; registration and voting rights; brokers or finders, and transaction expenses; solvency; related-party relationships; labor agreements and actions, and employee compensation; employee benefit plans; tax matters; books and records; corrupt practices and anti-bribery laws; anti-money laundering; sanctions; export controls; takeover statutes and charter provisions; proxy statement; company approval; environmental matters; real property; business activities; and no additional representations or warranties.

Additionally, CF VIII and Merger Sub made representations and warranties relating to the following topics: organization, good standing, corporate power and qualification; capitalization; due authorization; financial statements; compliance with other instruments and compliance with law; absence of changes; litigation; governmental consents; brokers or finders and transaction expenses; tax; takeover statutes and charter provisions; proxy statement; SEC filings; trust account; Investment Company Act and JOBS Act; business activities; Nasdaq quotation; board approval; forward purchase; related party transactions; and no additional or representations or warranties.

Covenants of the Parties

Covenants of XBP Europe and BTC International

XBP Europe and BTC International, as applicable, made certain covenants under the Merger Agreement, including, among others, the following:

XBP Europe has agreed that from the date of the Merger Agreement through the earlier of the Closing or the termination of the Merger Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise contemplated by the Merger Agreement or the related agreements, including the disclosure letters, as required by applicable law (including for this purpose any Permitted COVID-19 Measures), government authority or contract to which any of the EMEA Companies is a party, for the incurrence of XBP Europe transaction expenses, as consented to by CF VIII in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied), or as a commercially reasonable response to generally applicable business conditions, including energy shortages, during the Interim Period, to operate the business of the EMEA Companies in the ordinary course, consistent with past practice.

During the Interim Period, XBP Europe has also agreed to, and to cause its subsidiaries to, except as expressly contemplated by the Merger Agreement or the related agreements, including the disclosure letters, as required by applicable law (including for this purpose any Permitted COVID-19 Measures), for the incurrence of XBP Europe Transaction Expenses, as consented to by CF VIII in writing (which consent, in certain cases, shall not be unreasonably conditioned, withheld, delayed or denied), or as a commercially reasonable response to generally applicable business conditions, including energy shortages, during the Interim Period, not to:

•        change or amend the governing documents of any EMEA Company;

•        make or declare any dividend or distribution to the stockholders or members, as applicable, of any EMEA Company or make any other distributions in respect of any of the EMEA Companies’ capital stock or equity interests, except dividends and distributions by a wholly owned subsidiary of an EMEA Company to such EMEA Company or another wholly owned subsidiary of such EMEA Company;

•        split, combine, reclassify, recapitalize or otherwise amend any terms of the EMEA Companies’ capital stock, interests or other equity interests, except for any such transaction by a wholly owned subsidiary of an EMEA Company that remains a wholly owned subsidiary of such EMEA Company after consummation of such transaction;

•        sell, assign, transfer, convey, lease, license or otherwise dispose of any material assets or properties (including material intellectual property) of the EMEA Companies, except for (i) sales of products in the ordinary course, consistent with past practice, (ii) dispositions of obsolete or worthless equipment in the ordinary course, consistent with past practice, or (iii) transactions solely among the EMEA Companies;

•        acquire any ownership interest in any real property;

•        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

•        make or change any material election in respect of material taxes in a manner inconsistent with past practice, adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, enter into any settlement agreement, closing agreement or waiver or surrender of any claim for refund in respect of material taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes, in each case, except to comply with applicable law;

•        issue any additional equity interests or securities exercisable for or convertible into equity interests, or grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any EMEA Company;

•        adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any EMEA Company, merge or consolidate with any person or be acquired by any person, or file for bankruptcy in respect of any EMEA Company;

•        waive, release, settle, compromise or otherwise resolve any action, lawsuit, investigation or any other proceeding by or before any governmental authority, except in the ordinary course, consistent with past practice or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

•        incur, assume or guarantee any indebtedness for borrowed money, or incur liens on any EMEA Company equity interests or any EMEA Company property or assets, in respect of indebtedness for borrowed money of any person, subject to certain exceptions for (i) ordinary course indebtedness other than for borrowed money, (ii) incurrence, borrowing or guarantee of indebtedness for borrowed money of the EMEA Companies not exceeding $50,000,000 and (iii) entry into contracts committing to allow the EMEA Companies to draw cash as indebtedness for borrowed money, solely if the aggregate amount of outstanding indebtedness for borrowed money of the EMEA Companies, plus any undrawn such loan commitments, does not exceed $80,000,000 in the aggregate;

•        repay indebtedness other than scheduled payments of principal, premium or interest pursuant to the terms of such indebtedness, except for refinancing and paying off indebtedness incurred after Closing;

•        enter into, renew or amend in any material respect certain affiliate transactions, related party contracts and types of contracts that, if entered into on or before the date of the Merger Agreement, would have been required to be disclosed pursuant to the disclosure letter of XBP Europe, except contracts with related parties in respect of indebtedness for borrowed money, including liens related thereto, subject to their being no less favorable than third party alternatives;

•        except in the ordinary course, consistent with past practice and as required by applicable law or contemplated by benefit plans of the EMEA Companies, (i) hire any officer, director, employee or contract worker, (ii) grant any material increase in the compensation of any current or former officer, director, employee or contract worker with targeted total annual compensation in excess of $100,000, (iii) adopt, amend or modify any benefit plan of any current or former officer, director, employee or contract worker or (iv) materially amend any existing agreement with any current or former officer, director, employee or contract worker;

•        materially limit the right of any EMEA Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person;

•        make any loans, advances or capital contributions to, or investments in, any other person, make any change in existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any person; or

•        enter into any agreement or otherwise make a binding commitment to take any action prohibited under the Merger Agreement.

During the Interim Period, XBP Europe has agreed to, and XBP Europe and BTC International have agreed to cause the EMEA Companies to, comply in all material respects with, and continue performing under, as applicable, EMEA Companies’ governing documents, and all other material contracts to which any of the EMEA Companies may be a party.

After the Closing, the Combined Entity and XBP Europe have agreed to indemnify and hold harmless each present and former director and officer of the EMEA Companies, CF VIII, the Combined Entity and Merger Sub, against any costs, expenses, damages or liabilities incurred in connection with any action, lawsuit, investigation or any other proceeding by or before any governmental authority, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person.

The parties have agreed that XBP Europe will, and will cause the other EMEA Companies to, and that the Combined Entity will, maintain for a period of not less than six (6) years from the Closing (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of the EMEA Companies’, CF VIII’s or the Combined Entity’s former and current officers, directors and employees, no less favorable than as contemplated by the applicable governing documents immediately prior to the Closing and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the EMEA Companies’, CF VIII’s or the Combined Entity’s directors’ and officers’ liability insurance policies with respect to claims existing on or prior to the Closing at a cost not to exceed the amount due under CF VIII’s directors’ and officers’ liability insurance for binding such tail policy.

XBP Europe has acknowledged and agreed that it and each other EMEA Company is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable laws on a person possessing material nonpublic information about a publicly traded company. BTC International agreed that, while it is in possession of such material nonpublic information, it will not purchase or sell any securities of CF VIII (except with the prior written consent of CF VIII), communicate such information to any third party, take any other action with respect to CF VIII in violation of such laws, or cause or encourage any third party to do any of the foregoing.

BTC International agreed that promptly following the execution of the Merger Agreement, BTC International would duly execute and deliver to CF VIII the written consent of XBP Europe to the Merger Agreement, related documents and Business Combination.

XBP Europe has agreed not to adopt any stockholder rights plan, “poison pill” or similar anti-takeover instrument or plan to which any EMEA Company would be or become subject, party to or otherwise bound by.

As soon as reasonably practicable and to the extent required for this proxy statement, BTC International has agreed to use reasonable best efforts to deliver to CF VIII (i) the audited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity of the EMEA Companies as of and for the years ended December 31, 2020, December 31, 2021 and December 31, 2022 and (ii) the unaudited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity, of the EMEA Companies as of and for the nine-month period ended September 30, 2022 and as of and for the three-month period ended March 31, 2023, in each case, that comply with the standards of the PCAOB for inclusion in this proxy statement. BTC International also agreed to use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in this proxy statement.

Covenants of CF VIII

CF VIII made certain covenants under the Merger Agreement, including, among others, the following:

Upon satisfaction or waiver of the conditions set forth in the Merger Agreement, at the Closing, CF VIII has agreed to cause any required documents, opinions and notices to be delivered to the Trustee pursuant to the Trust Agreement, and to use reasonable best efforts to cause the Trustee to pay amounts payable pursuant to the CF VIII Share Redemptions, and immediately thereafter, all remaining amounts to CF VIII for immediate use, after which the Trust Account will terminate.

During the Interim Period, CF VIII has also agreed not to, except as otherwise contemplated by the Merger Agreement (including the disclosure letters) or the related agreements thereto, as required by law (including for this purpose any Permitted COVID-19 Measures), governmental authority or any contract to which CF VIII is a party, for the incurrence of CF VIII transaction expenses, or as consented to by XBP Europe in writing (which consent will not be unreasonably conditioned, withheld, delayed or denied) or as a commercially reasonable response to generally applicable business conditions:

•        seek any approval from CF VIII Stockholders to change, modify or amend the Trust Agreement or the governing documents of CF VIII, except as contemplated by the Proposals and except as required for CF VIII to obtain an extension of the date of expiration of the time period for CF VIII to consummate a business combination pursuant to the CF VIII Charter and the Trust Agreement;

•        (i) make or declare any dividend or distribution to the CF VIII Stockholders or make any other distributions in respect of its or Merger Sub’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of CF VIII’s or Merger Sub’s capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of CF VIII or Merger Sub, other than a redemption of shares of CF VIII Class A Common Stock (prior to the Effective Time) made as part of the CF VIII Share Redemptions or in connection with any Extension;

•        merge or consolidate with or into, or acquire any other person or be acquired by any other person;

•        make or change any material election in respect of material taxes, in a manner inconsistent with past practice, adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, enter into any settlement agreement, closing agreement or waiver or surrender of any claim for refund in respect of material taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes or in respect to any material tax attribute that would give rise to any claim or assessment of taxes;

•        enter into, renew or amend in any material respect, any transaction or contract with an affiliate of CF VIII, other than any transaction pursuant to which Sponsor or its affiliates provides debt financing to CF VIII that is repayable without interest, premium or other fee or expense and is not incurred in connection with any contributions to the Trust Account;

•        incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another person, except indebtedness for borrowed money provided by Sponsor or any of its affiliates to fund the ongoing operations of CF VIII or, subject to the limitations in the disclosure letter of XBP Europe, in connection with any Extension;

•        make any material change in its accounting principles or methods unless required by GAAP;

•        (i) issue any CF VIII capital stock or securities exercisable for or convertible into CF VIII capital stock, other than the issuance of CF VIII Class A Common Stock pursuant to the Forward Purchase Contract or Merger Agreement or (ii) grant any options, warrants or other equity-based awards with respect to CF VIII capital stock not outstanding on the date of the Merger Agreement;

•        settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

•        liquidate, dissolve, reorganize or otherwise wind-up the business and operations of CF VIII or Merger Sub; or

•        enter into any agreement to do any action prohibited under the Merger Agreement.

During the Interim Period, CF VIII has also agreed to, and to cause Merge Sub to, comply in all material respects with, and continue performing under, as applicable, the CF VIII governing documents, the Trust Agreement and all material contracts to which CF VIII or Merger Sub may be a party.

Prior to the Closing, CF VIII has agreed to use reasonable best efforts to ensure it remains listed as a public company on Nasdaq or NYSE. CF VIII also agreed to prepare and submit to Nasdaq or the NYSE (as applicable), a listing application, if required under Nasdaq or NYSE rules (as applicable), covering the shares of CF VIII Class A Common Stock issuable in the Merger.

During the Interim Period, CF VIII has agreed to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable laws.

Unless otherwise approved in writing by XBP Europe (which approval shall not be unreasonably conditioned, withheld, delayed or denied), CF VIII has agreed that it will not permit any amendment or modification to be made to, provide a waiver (in whole or in part) of, or otherwise provide consent to (including consent to termination), any provision or remedy under, or any replacements of, the Forward Purchase Contract, and that it will use its reasonable best efforts to consummate the transactions contemplated by the Forward Purchase Contract.

CF VIII shall take all necessary action to ensure that, effective as of the Closing, any loans from the Sponsor or an affiliate thereof to CF VIII are terminated upon the repayment in full of amounts outstanding pursuant to such loans.

Mutual Covenants

Each party made certain mutual covenants under the Merger Agreement, including, among others, the following:

XBP Europe, CF VIII and Merger Sub have agreed to use their reasonable best efforts to cooperate in good faith with any governmental authority and undertake promptly any and all actions required to satisfy the regulatory approvals and complete lawfully the Business Combination. CF VIII and Merger Sub have agreed to (i) promptly submit all notifications, reports, and other filings required to be submitted to a governmental authority in order to obtain regulatory approvals, (ii) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or regulatory approval under any applicable laws prescribed or enforceable by any governmental authority for the Business Combination and to resolve any objections as may be asserted by any governmental authority with respect to the Business Combination; and (iii) cooperate fully with each other in the defense of such matters.

XBP Europe, on the one hand, and CF VIII, on the other, have agreed to each be responsible for and pay one-half of the filing fees payable to the governmental authorities in connection with the Business Combination.

XBP Europe and CF VIII have agreed to use reasonable best efforts to cause this proxy statement to comply in all material respects with all applicable laws including all rules and regulations promulgated by the SEC and to respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning this proxy statement.

CF VIII has agreed that it would, as promptly as practicable after the definitive proxy statement was filed, (i) give notice of, convene and hold a meeting of CF VIII Stockholders to vote on the Proposals for a date no later than 30 days after the date the proxy statement is mailed to CF VIII Stockholders, (ii) use reasonable best efforts to solicit proxies from CF VIII Stockholders to vote in favor of each of the Proposals, and (iii) provide CF VIII Stockholders with the opportunity to elect to effect a CF VIII Share Redemption.

Each of CF VIII and Merger Sub on the one hand, and BTC International on the other hand, has agreed that it would notify the other of any event which it became aware of prior to Closing, which would reasonably be expected to cause any of the Merger Agreement conditions to fail to be satisfied at Closing.

Each of CF VIII, Merger Sub and XBP Europe have agreed to use reasonable best efforts to cause the Merger to qualify, and agreed not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. CF VIII, Merger Sub and XBP Europe shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its tax return for the taxable year of the Merger. If CF VIII or XBP Europe seeks a tax opinion from its respective tax advisor regarding the intended tax treatment of the Merger, or the SEC requests such a tax opinion, each party shall use reasonable best efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor in order for such tax advisor to provide such opinion.

Each of CF VIII, Merger Sub and XBP Europe has agreed that they will, prior to the Closing, cause any dispositions of XBP Europe capital stock or acquisitions of CF VIII capital stock resulting from the Merger by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CF VIII to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Each of CF VIII, Merger Sub and XBP Europe have agreed to, and XBP Europe has agreed to cause the other EMEA Companies to, use reasonable best efforts to obtain all material consents and approvals of third parties that any EMEA Company, CF VIII or Merger Sub, as applicable, are required to obtain to consummate the Business Combination, and take such other action as may be reasonably necessary or another party to the Merger Agreement may reasonably request to satisfy the conditions to closing or otherwise to comply with the Merger Agreement and to consummate the Business Combination as soon as practicable, subject to certain exceptions.

Each of BTC International, XBP Europe and CF VIII have agreed that during the Interim Period, it shall not, and shall cause its representatives not to, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning XBP Europe or CF VIII or their respective subsidiaries, to any person relating to, a business combination proposal, an acquisition proposal or an alternative transaction or afford to any person access to the business, properties, assets or personnel of any EMEA Company or CF VIII or any of its subsidiaries in connection with a business combination proposal, an acquisition proposal or an alternative transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal, an acquisition proposal or an alternative transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to a business combination proposal, an acquisition proposal or an alternative transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal or alternative transaction. Each of XBP Europe and CF VIII agreed that each of them shall, and shall cause its representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to any business combination proposal, alternative transaction or acquisition proposal. XBP Europe and CF VIII have agreed in the Merger Agreement that any violation of the restrictions set forth in this paragraph by a party or its affiliates or representatives would be deemed to be a breach of such section in Merger Agreement by such party.

During the Interim Period, to the extent permitted by applicable law, each of XBP Europe and CF VIII shall, and shall cause each of its subsidiaries to, (i) afford to the other party and its representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of its operations, to all of its respective assets, properties, facilities, books, contracts, tax returns, records and appropriate officers, employees and other personnel and shall furnish such representatives with all financial and operating data and other information concerning its affairs that are in its possession as such representatives may reasonably request, and (ii) cooperate with the other party and its representatives regarding all due diligence matters, including document requests. All information obtained by XBP Europe, CF VIII, Merger Sub and their respective representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither XBP Europe nor CF VIII shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any law or regulations applicable to such party.

Survival of Representations, Warranties and Covenants

Except for certain covenants to be performed following the Closing, the representations, warranties and covenants of the parties contained in the Merger Agreement will not survive the Closing.

Termination

The Merger Agreement may be terminated prior to the Closing, as follows:

•        by mutual written consent of BTC International and CF VIII;

•        by written notice from BTC International or CF VIII to the other if any governmental order has become final and non-appealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting the consummation of the Business Combination;

•        by written notice from BTC International to CF VIII within five (5) business days after there has been a modification in recommendation of the CF VIII Board with respect to any of the Proposals;

•        by written notice from XBP Europe or CF VIII to the other if the CF VIII Stockholders’ Approval will not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment or postponement thereof;

•        by written notice from BTC International to CF VIII in the event CF VIII has not obtained approval of a necessary Extension by the requisite CF VIII Stockholders prior to the Expiration Date;

•        by written notice from CF VIII to BTC International if the written consent of XBP Europe to the Merger Agreement, related documents and Business Combination shall not have been obtained and a complete copy delivered to Acquiror on the date of the Merger Agreement;

•        by written notice from BTC International to CF VIII if the written consent of Merger Sub to the Merger Agreement, related documents and Business Combination shall not have been obtained and a complete copy delivered to BTC International on the date of the Merger Agreement;

•        by written notice from CF VIII to BTC International if the PCAOB Financial Statements delivered by BTC International to CF VIII reflect a financial position, operating results or cash flows of the EMEA Companies that is materially different from the Company Financial Statements, which difference materially and negatively affects the fair market value of XBP Europe;

•        by written notice from CF VIIII to BTC International, if the PCAOB Financial Statements have not been delivered by February 1, 2023, or if the 2022 Financial Statements have not been delivered by March 31, 2023, in either case prior to the later of (x) 30 days after the missed deadline, or (y) the actual delivery of the applicable financial statements;

•        by written notice from BTC International to CF VIII if CF VIII fails to remain in compliance with certain specified listing conditions and such noncompliance shall not have been cured within 30 days after the date that CF VIII became aware of such non-compliance;

•        prior to the Closing, by written notice to BTC International from CF VIII in the event of certain uncured breaches on the part of BTC International or XBP Europe, or if the Closing has not occurred on or before June 30, 2023 subject to extensions until as late as September 30, 2023, as specified in the Merger Agreement (the “Agreement End Date”), unless CF VIII is in material breach of the Merger Agreement; or

•        prior to the Closing, by written notice to CF VIII from BTC International in the event of certain uncured breaches on the part of CF VIII or Merger Sub, or if the Closing has not occurred on or before the Agreement End Date, unless BTC International is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of the NDA) that will survive any termination of the Merger Agreement, and there will be no liability on the part of either party thereto or its respective affiliates, officers, directors or stockholders, other than liability of BTC International, XBP Europe, CF VIII or Merger Sub, as the case may be, for any willful and material breach of the Merger Agreement occurring prior to such termination.

Amendments

The Merger Agreement may not be amended except by a duly authorized agreement in writing signed on behalf of each of the parties to the Merger Agreement and referencing the Merger Agreement.

Related Agreements

Ultimate Parent Support Agreement

Concurrently with the execution of the Merger Agreement, CF VIII entered into an Ultimate Parent Support Agreement with the Ultimate Parent, an indirect parent of BTC International and wholly owned subsidiary of Exela, pursuant to which, among other things, the Ultimate Parent agreed (i) to cause its direct and indirect subsidiaries to vote their shares of BTC International in favor of the Merger Agreement and other resolutions needed to consummate the Business Combination and the Transactions, and to not transfer such shares, and (ii) not to take any action that would hinder or prevent the consummation of the Business Combination or the other Transactions. Additionally, Ultimate Parent agreed not to solicit, negotiate or enter into competing transactions as further provided in the Ultimate Parent Support Agreement. In addition, on or prior to Closing, (i) $13,105,851 of intercompany loans due to the Ultimate Parent and/or certain of its subsidiaries from XBP Europe will be contributed to the capital of XBP Europe (or such intercompany loans will otherwise be satisfied without payment by XBP Europe), and (ii) on Closing, out of an additional amount of $8,365,801 of intercompany payables due from XBP Europe to the Ultimate Parent and/or certain of its subsidiaries, CF VIII will issue to the Ultimate Parent or such other payees 418,290 shares of Common Stock (in satisfaction of $4,182,900 of intercompany payables), with the remaining $4,182,901 still outstanding.

The Ultimate Parent Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Merger Agreement pursuant to its terms. Upon termination of the Merger Agreement, all obligations of the parties under the Ultimate Parent Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any prior breach of the Ultimate Parent Support Agreement.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF VIII entered into a Sponsor Support Agreement with the Sponsor, BTC International and XBP Europe, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of CF VIII Capital Stock in favor of the Merger Agreement and each of the Proposals, and to not transfer such shares, (ii) to subject certain of its shares of CF VIII Capital Stock to additional transfer restrictions after Closing, which such transfer restrictions are described in additional detail below, (iii) not to redeem any of its shares of CF VIII Capital Stock in connection with the Transactions, (iv) to waive the anti-dilution rights with respect to the shares of CF VIII Class B Common Stock under the CF VIII Charter, (v) upon Closing, to forfeit for cancellation 733,400 of its Founder Shares, and (vi) to convert its right to repayment under any outstanding loans from the Sponsor (including the Sponsor Loan, the Extension Loans, and any Working Capital Loans) due by CF VIII upon Closing to be in the form of newly issued shares of CF VIII Class A Common Stock at a value of $10.00 per share, except as otherwise set forth in the Merger Agreement. Additionally, Sponsor agreed not to solicit, negotiate or enter into competing transactions as further provided in the Sponsor Support Agreement.

In the Sponsor Support Agreement, the Sponsor agreed that the 6,228,000 Founder Shares it holds (of which it will forfeit 733,400 upon consummation of the Business Combination), and 250,000 of the Forward Purchase Shares it will acquire at Closing, will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. The lock-up agreed to by the Sponsor in the Sponsor Support Agreement matches the lock-up that previously applied to such shares under the Insider Letter, except that it does not include a provision for early release if the closing price of a share of Common Stock exceeds $12.00 (as adjusted for stock splits, dividends, reorganizations and recapitalizations and the like) for any 20-trading days within any 30-trading day period.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Merger Agreement pursuant to its terms. Upon such termination of the Merger Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any prior breach of the Sponsor Support Agreement.

Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, CF VIII entered into the Lock-Up Agreement with XBP Europe and BTC International, pursuant to which BTC International agreed that securities of the Combined Entity held by it immediately following the Closing will be locked-up and subject to transfer restrictions until the earlier of: (i) the one (1) year anniversary of the date of the Closing, and (ii) the date on which CF VIII consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the Closing which results in all CF VIII Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Forward Purchase Contract

In connection with the closing of the IPO, on March 11, 2021, the Sponsor and CF VIII entered into the Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and CF VIII agreed to issue and sell to the Sponsor, concurrently with the consummation of CF VIII’s initial business combination, 1,250,000 shares of CF VIII Class A Common Stock and 250,000 Warrants, for an aggregate purchase price of $10.0 million. The Forward Purchase Securities will be subject to the lock-up as further described above under “— Sponsor Support Agreement.”

Amended and Restated Registration Rights Agreement

Upon closing of the Business Combination, the Combined Entity, the Sponsor, the independent directors of CF VIII, and BTC International will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the Combined Entity will be obligated to file one or more registration statements to register the resales of Common Stock held by the parties to the Registration Rights Agreement after the Closing. Existing Holders or New Holders, in each case holding a majority of the registrable securities owned by all Existing

Holders or New Holders, as applicable, are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities (up to a maximum of two demand registrations by the Existing Holders, or five demand registrations by the New Holders). In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, the Combined Entity must file a registration statement on Form S-1 to register the resale of the registrable securities of the Combined Entity held by the Holders. The Registration Rights Agreement will also provide such Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, the Combined Entity will indemnify such Holders and certain persons or entities related to such Holders such as their officers, directors, and control persons against any losses or damages resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement or prospectus pursuant to which the Holders sell their registrable securities, or any omission or alleged omission of a material fact required to be stated therein to make any statements made therein not misleading, unless such liability arose from such Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Holders including registrable securities in any registration statement or prospectus will indemnify the Combined Entity and certain persons or entities related to the Combined Entity such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

Tax Sharing Agreement

Upon closing of the Business Combination, Exela, XBP Europe, and the Combined Entity will enter into a Tax Sharing Agreement. The Tax Sharing Agreement requires Exela to indemnify and hold harmless XBP Europe and its subsidiaries from and against any taxes of an Exela Consolidated Group imposed on XBP Europe or any of its subsidiaries as a result of being a member of such Exela Consolidated Group for any tax year of XBP Europe or its subsidiaries ending on or prior to the Closing Date.

The Tax Sharing Agreement also provides that if the Combined Entity (or its subsidiaries) is eligible to be included in an Exela Consolidated Group after the Closing Date, (i) Exela will file income tax returns for the Exela Consolidated Group, (ii) the Combined Entity will make periodic payments to Exela in such amounts as the estimated tax payments that would be due from the XBP Consolidated Group if the XBP Consolidated Group were not included in the Exela Consolidated Group, and (iii) Exela will pay the entire federal (and applicable state and local) income tax liability of the Exela Consolidated Group and will indemnify and hold harmless the XBP Consolidated Group against any such liability (other than the XBP Consolidated Group’s share of such liability). The Tax Sharing Agreement also sets forth rules related to allocating income, losses and credits to the XBP Consolidated Group, preparing consolidated tax returns of the Exela Consolidated Group, and conducting tax audits and litigation involving the Exela Consolidated Group.

Services Agreement

Upon closing of the Business Combination, XBP Europe and Exela BPA, whose sole member is Exela, will enter into a Services Agreement. The Services Agreement requires Exela BPA, its affiliates and its permitted subcontractors to provide to XBP Europe and its subsidiaries, the services, access to facilities, personnel, equipment, software and hardware and other assistance that were provided to XBP Europe and its subsidiaries during the twelve (12) months prior to the Closing Date. Exela BPA is also required to respond in good faith to any request from XBP Europe for new services or services in excess of those provided in the twelve (12) months prior to the Closing Date.

The Services Agreement provides that, prior to the earlier of (i) the two year anniversary of the Closing, and (ii) the date on which Exela BPA no longer beneficially owns 80% of XBP Europe’s Common Stock, XBP Europe will not solicit, negotiate or enter into competing transactions (other than pursuant to any post-Closing acquired entities or as consented to by Exela BPA), outside of Europe, Africa, or the Middle East. The Services Agreement also provides that prior to the two year anniversary of the Closing, Exela BPA, its subsidiaries, and Exela will not solicit, negotiate or enter into competing transactions services (other than pursuant to any post-Closing acquired entities or as consented to by Exela BPA), in Europe, Africa or the Middle East.

The Services Agreement has an initial term of twelve (12) months and will continue beyond such term to the extent that the parties thereto have mutually agreed a longer term for any individual service. Services shall generally be charged at cost plus 8%, or as otherwise agreed or required by law.

Intercompany Confidentiality and Intellectual Property License Agreement

Concurrently with the execution of the Merger Agreement, XBP Europe entered into the License Agreement with certain affiliates of the Ultimate Parent, pursuant to which the XBP Companies both granted to their affiliates and received from their affiliates, a world-wide, non-exclusive, royalty-free, perpetual, irrevocable license to intellectual property in existence at Closing for use in the same manner as used by prior to Closing. The License Agreement includes limited restrictions on sublicenses and assignments to certain parties, and contemplates the purchase of post-Closing improvements at negotiated royalties. Additionally, the License Agreement includes customary confidentiality and indemnification obligations from both licensors and licensees.

Background of the Business Combination

The terms of the Business Combination are the result of arm’s-length negotiations between representatives of CF VIII and XBP Europe. The following is a brief description of the background of these negotiations and the resulting Business Combination.

CF VIII is a blank check company incorporated in Delaware on July 8, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On March 16, 2021, CF VIII closed the IPO for the sale of 25,000,000 CF VIII Units, including 3,000,000 CF VIII Units sold upon partial exercise of the underwriters’ over-allotment option, at a price of $10.00 per CF VIII Unit, yielding gross proceeds of $250,000,000. Simultaneous with the closing of the IPO on March 16, 2021, CF VIII consummated the sale of 540,000 CF VIII Placement Units at a price of $10.00 per CF VIII Placement Unit ($5,400,000 in the aggregate) in the CF VIII Private Placement with the Sponsor. Prior to closing of the IPO, on March 11, 2021, CF VIII and the Sponsor entered into the Forward Purchase Contract pursuant to which the Sponsor committed to fund $10,000,000 in CF VIII’s initial business combination in exchange for 1,000,000 CF VIII Units and 250,000 shares of CF VIII Class A Common Stock.

Upon the consummation of the IPO, CF VIII’s management commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team, the Sponsor and its affiliates, representatives of CF VIII contacted, and representatives of CF VIII were contacted by, a number of individuals, financial advisors and other entities who offered to present ideas for business combination opportunities.

During its search process, CF VIII formally evaluated approximately twenty-five (25) business combination opportunities across a broad range of sectors including, among others, financial services, technology, cryptocurrencies, healthcare, proptech, carbon capture, e-commerce and biotech. During CF VIII’s search for a business combination target, the Chief Executive Officer of CF VIII kept members of the CF VIII Board apprised of the details of such business combination opportunities, including overviews of the businesses, their target sectors, the material discussions with such businesses and the status of the discussions.

With respect to the companies it evaluated, CF VIII executed non-disclosure agreements with approximately 22 potential target businesses and entered into substantive discussions with several of these potential target businesses, their substantial stockholders and/or transaction intermediaries. Among the potential targets CF VIII had substantive discussions with, CF VIII executed two letters of intent (with Target A and Target B), and one letter of interest (with XCV-EMEA, LLC and BTC International in respect of XBP Europe), each as further described below.

The two potential targets that CF VIII executed letters of intent with were (1) an e-commerce company (“Target A”) and (2) a carbon capture company (“Target B”). CF VIII engaged in due diligence and discussions with Target A from March 2021 until May 2021, at which point CF VIII and Target A decided to no longer pursue a business combination and terminated their discussions. From June 2021 to January 2022, CF VIII engaged in due diligence of Target B, and CF VIII and Target B negotiated the terms of, and evaluated investor interest in, a business combination between the parties. In January 2022, CF VIII and Target B decided to no longer pursue a business combination and terminated their discussions.

In July 2022, during a meeting between representatives of Exela, a corporate finance client of CF&Co., and representatives of CF&Co., a representative of Exela discussed that Exela was considering a transaction involving XBP Europe and its subsidiaries. The representative of CF&Co. suggested that XBP Europe consider a SPAC sponsored by an affiliate of Cantor and introduced the potential business combination opportunity to Cantor. Based on the potential transaction size, the identity of SPACs sponsored by affiliates of Cantor which were still pursuing targets for their initial business combinations, and other considerations, Cantor determined that XBP Europe might be an attractive target opportunity for CF VIII to pursue.

On August 8, 2022, representatives of CF&Co., in its capacity as financial advisor to CF VIII, on behalf of CF VIII, and Exela, on behalf of XBP Europe, met regarding a potential business combination between CF VIII and XBP Europe. No director or executive officer of CF VIII participated in this meeting. During that meeting, Exela provided CF VIII’s representatives with preliminary information regarding XBP Europe and its business including its historic financial performance and its strategy (as described on page 123 of this proxy statement under the section titled “XBP Europe’s Strategy”) and offered to provide more detailed information. Following the meeting with Exela, representatives of CF&Co. provided an update to the Chief Executive Officer of CF VIII and discussed next steps on a potential business combination.

Later on August 8, 2022, Exela provided CF VIII and certain of its representatives with access to a virtual data room (the “Data Room”) containing initial due diligence materials.

From August 8, 2022 through August 23, 2022, CF VIII and CF&Co., in its capacity as financial advisor to CF VIII, on behalf of CF VIII, began their initial evaluation of XBP Europe, which included, among other things, an initial evaluation of XBP Europe’s business, business model, technology and the market valuations for companies similar to XBP Europe.

On August 10, 2022, the CF VIII Board and the CF VIII Audit Committee held a meeting to review CF VIII’s report on Form 10-Q for the quarter ended June 30, 2022 and the financial statements included therein. In addition to a quorum of the CF VIII Board, the meeting was attended by non-executive officers of CF VIII. At that meeting, the CF VIII Board was provided an update on CF VIII’s search for a business combination and were apprised that CF VIII had begun discussions with Exela regarding a potential business combination with XBP Europe. No materials regarding XBP Europe were provided to the CF VIII Board at this meeting.

On August 11, 2022, CF VIII and Exela executed a non-disclosure agreement.

On August 15, 2022, CF&Co., in its capacity as financial advisor to CF VIII, on behalf of CF VIII, sent Exela an initial due diligence request list setting forth the initial materials of XBP Europe that CF VIII wanted to review. In response to such request, Exela uploaded additional documents into the Data Room for CF VIII’s review. CF VIII updated this due diligence request list from time to time during the course of the diligence of XBP Europe and Exela provided additional materials in the Data Room and via e-mail in response to CF VIII’s requests.

On August 17, 2022, CF VIII sent Exela a proposed letter of interest. Additionally on August 17, 2022, CF VIII engaged Hughes Hubbard & Reed LLP (“HHR”) as legal counsel for the Business Combination.

Between August 17, 2022 and August 23, 2022, the parties exchanged drafts of the letter of interest, and discussed various provisions in the letter of interest. Key matters discussed, negotiated and agreed by the parties were the enterprise value of XBP Europe, the lock-up applicable to the Sponsor’s shares of CF VIII Common Stock, and the costs and expenses of the proposed business combination, including with respect to the repayment of amounts owed to the Sponsor and its affiliates in equity of the Combined Entity rather than in cash.

On August 22, 2022, CF VIII and XBP Europe agreed to the terms of a non-binding letter of interest (the “LOI”).

On August 23, 2022, the Chairman and Chief Executive Officer of CF VIII held a meeting with the Executive Chairman of Exela.

Later on August 23, 2022, the CF VIII Board held a special meeting. In addition to all of the members of the CF VIII Board, the meeting was attended by non-executive officers of CF VIII and representatives of CF&Co. In advance of the special meeting, the CF VIII Board was provided the LOI. At the special meeting, the CF VIII Board was provided background information on XBP Europe and discussed the proposed terms of the business combination between XBP Europe and CF VIII. By a unanimous vote of the CF VIII Board, the CF VIII Board authorized the execution of the LOI by CF VIII.

On August 23, 2022, XCV-EMEA, LLC, BTC International and CF VIII executed the LOI. The LOI contemplated a total enterprise value of XBP Europe of $220 million, which was the enterprise value upon which Exela indicated it was willing to pursue a business combination. The LOI also contemplated that the Sponsor would transfer a portion of its shares of CF VIII Class B Common Stock to the seller of XBP Europe or an affiliate thereof at the closing of the transaction, that the Sponsor would invest $10.0 million at closing of the transaction pursuant to the Forward Purchase Contract, that the post-closing management team of XBP Europe would consist of the current management team and/or additional personnel selected by Exela, that Exela would determine the Combined Entity Board (subject to applicable listing requirements) and that Mr. Par Chadha would serve as executive chairman, that the board of directors of Exela would approve the transaction before signing of the definitive agreements, that Exela will provide administrative and support services after closing of the Business Combination (including protective provisions for the business) to XBP Europe on terms to be agreed as part of the definitive agreements, that all shares issued to the seller of XBP Europe and all promote shares in CF VIII owned by the Sponsor would be subject to a 12 month lock-up, that the fees and expenses payable to CF&Co. at closing of the transaction would be paid 35% in cash and the balance in shares of CF VIII Class A Common Stock and that all amounts payable to the Sponsor and its affiliates would be subject to a cap and would be paid in a combination of cash and shares of CF VIII Class A Common Stock, as determined by XBP Europe prior to closing of the Business Combination. The LOI also included additional customary terms.

On August 30, 2022, CF VIII engaged member firms of CMS Legal Services EEIG, Advokatfirman Delphi KB and William Fry LLP as European legal counsel to assist it with diligence in various jurisdictions in Europe material to XBP Europe’s business.

Beginning on August 23, 2022 and continuing through execution of the Merger Agreement, the CF VIII management team, its legal and financial advisors and representatives of the Sponsor continued their due diligence review of XBP Europe, including by reviewing the materials in the Data Room, requesting additional documentation, reviewing additional information provided, and holding multiple due diligence video and telephonic conference calls with Exela’s and XBP Europe’s respective management teams, employees and advisors. Additional information was provided in the Data Room and via e-mail and a number of follow-up diligence calls were hosted as requested by CF VIII. During due diligence, CF VIII and XBP Europe discussed, among other things, an overview of XBP Europe and its current and future product and service offerings, XBP Europe’s technology, operations, sales and marketing, corporate legal structure, material contracts, intellectual property, historical, current and projected financial condition, employment structure, human resources and related matters, ongoing economic and contractual relationship between XBP Europe and Exela and other diligence matters, including Exela’s capital structure. In addition, CF VIII, its advisors and representatives received demonstrations of certain of XBP Europe’s software products and toured two integrated communication solutions facilities operated by XBP Europe in France and Germany, and a processing facility operated by XBP Europe in England. Such diligence continued as requested by CF VIII up through negotiation and finalization of the definitive documentation and associated schedules.

On September 11, 2022, HHR sent Willkie Farr & Gallagher LLP (“Willkie”), XBP Europe’s legal counsel, an initial draft of the Merger Agreement. In connection therewith, HHR and Willkie discussed high-level considerations for the Merger Agreement.

On September 13, 2022, HHR and Willkie discussed proposed terms for certain Ancillary Agreements and responsibility for the drafting of the same.

From September 16, 2022 through October 9, 2022, representatives of CF VIII and XBP Europe, and members of their respective legal counsel and financial advisors, conducted various telephonic conferences regarding the terms of the Merger Agreement and exchanged drafts and negotiated the terms of the Merger Agreement and the Ancillary Agreements, including the disclosure schedules to the Merger Agreement, the Ultimate Parent Support Agreement, the Sponsor Support Agreement, the Lock-up Agreement, the Tax Allocation Agreement, the Services Agreement and the License Agreement, and the forms of the Amended and Restated Registration Rights Agreement, the Combined Entity Charter and the Combined Entity Bylaws. CF VIII’s representatives and CF&Co. regularly apprised the Chief Executive Officer of CF VIII of the current status and held discussions regarding negotiation of key issues. During this time, the parties negotiated and resolved all open items in the Merger Agreement and the Ancillary Agreements.

In connection with the negotiations, on September 19, 2022 and September 20, 2022, representatives of CF VIII and XBP Europe, including legal and financial advisors, held in person meetings at Cantor’s offices to continue to negotiate the material terms of the Merger Agreement and the Transactions. These negotiations included the whether there would be a working capital adjustment, the transaction expenses, the terms of the Services Agreement, including the fees to be charged thereunder, the extent of the support agreement by affiliates of Exela, and certain termination rights. CF VIII’s representatives and CF&Co. met with the Chief Executive Officer of CF VIII after these meetings to apprise him of the status of such meetings and to discuss negotiation of key issues raised at the meetings.

On each of September 22, 2022 and October 4, 2022, the CF VIII Board was provided a status update on the proposed business combination between CF VIII and XBP Europe.

On October 6, 2022, representatives of CF VIII and XBP Europe, including legal and financial advisors, held a virtual meeting to negotiate certain outstanding terms of the Merger Agreement and the Transactions, including the scope of the License Agreement licenses to and from Exela and its affiliates (including XBP Europe) and addressing legacy payables and receivables between the XBP Europe subsidiaries and Exela and its retained subsidiaries (including BTC International). CF VIII’s representatives and CF&Co. met with the Chief Executive Officer of CF VIII after this meeting to apprise him of the outcome of such meeting and to discuss negotiation of the issues that remained open after such meeting. The parties subsequently resolved these open issues via email.

On October 7, 2022, a special meeting of the CF VIII Board was held. In addition to all members of the CF VIII Board, the meeting was attended by non-executive officers of CF VIII and representatives of CF&Co. and HHR. In advance of the meetings, the CF VIII Board was provided a board presentation prepared by CF&Co. in its capacity as financial advisor to CF VIII, a presentation prepared by HHR regarding fiduciary duties, the then current drafts of the Merger Agreement, CF VIII’s and XBP Europe’s disclosure schedules to the Merger Agreement, the Ultimate Parent Support Agreement, the Sponsor Support Agreement, the Lock-up Agreement, the Tax Allocation Agreement, the Services Agreement, the License Agreement, the Amended and Restated Registration Rights Agreement, the Combined Entity Charter and the Combined Entity Bylaws, drafts of proposed resolutions to be passed by each of the CF VIII Board and the CF VIII Audit Committee, an engagement letter between CF VIII and CF&Co. to document the engagement of CF&Co. for CF&Co. to serve as financial advisor to CF VIII for the Business Combination (the “Engagement Letter”) and the Waiver Agreement. The CF VIII Board, with the assistance of its financial and legal advisors, discussed and reviewed the Business Combination, including the terms and conditions of the Merger Agreement and the Ancillary Agreements, the potential benefits of, and risks relating to, the Business Combination, the reasons for entering into the Merger Agreement, the proposed timeline for entering into the definitive transaction agreements and announcing the Business Combination, and related fiduciary duties, and conflicts of interest of Cantor and the officers and directors of CF VIII with respect to the Business Combination. After review and discussion, the CF VIII Board unanimously approved the Business Combination and the other Transactions, the entry into the Merger Agreement and other transaction documents in the forms provided to the CF VIII Board with such changes as approved by management of CF VIII, and determined, among other things, that the Business Combination Proposal is in the best interests of CF VIII and its stockholders and recommended that the CF VIII Stockholders vote “FOR” the Business Combination Proposal. See “— CF VIII Board’s Reasons for the Approval of the Business Combination” for additional information related to the factors considered by the CF VIII Board in approving the Business Combination.

After the CF VIII Board Meeting on October 7, 2022, a meeting of the CF VIII Audit Committee was held. In addition to all members of the CF VIII Audit Committee, the meeting was attended by a non-executive officer of CF VIII. At such meeting, the CF VIII Audit Committee unanimously approved the entry into the Merger Agreement and the Transactions, the Engagement Letter, the Waiver Agreement and each of the definitive agreements that included CF VIII and Sponsor as parties and certain other matters.

On October 7, 2022, after the meeting of the CF VIII Audit Committee, CF VIII and CF&Co. executed the Engagement Letter.

On October 9, 2022, CF VIII and XBP Europe finalized the terms of the Merger Agreement and XBP Europe’s disclosure schedules to the Merger Agreement.

On October 9, 2022, CF VIII, Merger Sub, BTC International and XBP Europe executed the Merger Agreement. Concurrently with the execution of the Merger Agreement, CF VIII also entered into the Ultimate Parent Support Agreement, the Sponsor Support Agreement, the Lock-Up Agreements and the Waiver Agreement, in each case, with the counterparties thereto (and XBP Europe entered into the License Agreement). See “— Related Agreements” for additional information.

On October 10, 2022, the parties issued a joint press release announcing the execution of the Merger Agreement.

On October 11, 2022, CF VIII filed a Form 8-K with the SEC that included a copy of the Merger Agreement, the forms or copies of the other executed Ancillary Agreements, a copy of the press release issued by the parties on October 10, 2022, and a presentation prepared by XBP Europe regarding XBP Europe.

CF VIII Board’s Reasons for the Approval of the Business Combination

The CF VIII Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CF VIII Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CF VIII Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the CF VIII Board reviewed the results of due diligence and analyses conducted by its management, representatives of the Sponsor and CF VIII’s legal and financial advisors. The due diligence conducted by CF VIII’s management, representatives of the Sponsor and CF VIII’s legal and financial advisors included:

•        financial and valuation analyses of XBP Europe and the Business Combination utilizing information provided by XBP Europe and publicly available information presented by CF&Co. to the CF VIII Board in CF&Co.’s capacity as financial advisor to CF VIII, as further described in the section entitled “— Certain Forecasted Information for XBP Europe” below;

•        review of historical financial performance of XBP Europe and expected performance in 2022, including information on restructuring and other improvements made in 2021 and 2022;

•        review of information on prospective improvements to XBP Europe’s business, including opportunities identified by management of XBP Europe for cost savings and revenue growth;

•        review of material contracts and other material matters;

•        financial, tax, legal, insurance, accounting, operational, business, management, employment and other due diligence;

•        meetings and calls with the management team and employees of Exela and XBP Europe regarding, among other things, operations, plans and forecasts;

•        in-person tours of certain of XBP Europe’s facilities including in-person tours of XBP Europe’s integrated communication solutions facility in Lyon, France, integrated communication solutions facility in Offenburg, Germany and payment processing facility in Harlow, England; and

•        consultation with CF VIII management and CF VIII’s legal counsel and financial advisor.

The CF VIII Board determined that pursuing a potential business combination with XBP Europe would be an attractive opportunity for CF VIII and its stockholders for a number of reasons, including, but not limited to, (1) that XBP Europe had an existing pan-European business with over 2,000 clients, many of whom have been long term clients with long term relationships, (2) that XBP Europe has plans to increase its financial performance and cash flows, (3) that Exela agreed to continue to provide services to XBP Europe after Closing, and (4) that if XBP Europe executes its strategy, it might become a well received publicly traded company.

In addition, based on its review of the industry data and the operational, financial and other relevant information related to XBP Europe’s business provided by XBP Europe and presented to the CF VIII Board, the factors considered by the CF VIII Board included, but were not limited to, the following:

•        XBP Europe’s Existing Operations.    XBP Europe has built a pan-European business which is a leader in several markets (including payment processing in Ireland and the United Kingdom, bank giro (electronic funds transfer) processing in Sweden and Norway and online banking technology in Germany) with over 2,000 established clients. For the 12 months ended June 30, 2022, XBP Europe had revenue of approximately $200 million and Adjusted EBITDA of approximately $23 million.

•        XBP Europe’s Strategy.    XBP Europe’s strategy is to decrease operating costs, improve utilization of its processing facilities and increase sales of its higher margin software business in order to increase its revenues and improve its financial performance. XBP Europe believes that the regulatory environment in the United Kingdom and European Union encourages its clients to increase automation and therefore use XBP Europe’s higher margin services.

•        Relationship with Exela.    XBP Europe will be indirectly majority owned and controlled by Exela. Exela is already a public company and Exela has agreed to provide continuing services to XBP Europe pursuant to the Services Agreement while XBP Europe builds out its own public company infrastructure.

•        Market Acceptance of XBP Europe if it Executes its Business Plan.    The CF VIII Board’s determination that if XBP Europe executes its business plan of decreasing operating costs, increasing the utilization capacity of its facilities and increasing sales of its higher margin software-based services, it might become a well received publicly traded company. For more, see “The Business Combination Proposal — Certain Forecasted Information for XBP Europe.”

•        Continuity of XBP Europe’s Management Team.    Following completion of the Business Combination, the Combined Entity will be led by substantially the same senior management team that led XBP Europe prior to the Business Combination, and will have access to resources from Exela pursuant to the Services Agreement.

•        Continued Ownership by Exela.    The CF VIII Board considered that (i) Exela, through its indirect ownership of BTC International, is converting all of its outstanding equity in XBP Europe into the Combined Entity, (ii) Exela, through its indirect ownership of BTC International, will be the largest shareholder of the Combined Entity after Closing, and (iii) all of the shares of Common Stock to be issued to BTC International will be subject to the lock-up contained in the Lock-Up Agreement.

•        XBP Europe Being a Quality Target.    The CF VIII Board considered the fact that XBP Europe (i) has a largely stable and significant base of clients, (ii) has a business plan, that if implemented, could increase revenues and improve the financial performance of XBP Europe and (iii) might benefit from the consummation of the Business Combination by becoming a public company.

In the course of its deliberations, in addition to the various other risks associated with the business of XBP Europe, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement, the CF VIII Board also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following:

•        Macroeconomic Risks Generally.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic and the current inflationary environment, and the effects they could have on the Combined Entity’s revenues and financial performance.

•        Competition in XBP Europe’s Industry.    Companies operating in the business processing and automation industry generally have long term relationships with their clients. As a result, while revenues from existing clients tend to be sticky and recurring revenue is expected, it could be difficult for XBP Europe to earn new business from new clients and increase revenues over time.

•        Risks in XBP Europe’s Business Plan, which Business Plan May Not be Achieved.    XBP Europe may not be successful in decreasing its operating costs, increasing the utilization of its processing facilities and moving more of its clients to its higher margin technology business, which could result in XBP Europe’s inability to increase its margins and profitability. In addition, XBP Europe’s liquidity post-Closing could be constrained if a significant number of CF VIII Stockholders exercise their redemption rights or if XBP Europe’s business requires more cash than contemplated by management, including as a result of any increase in the unfunded pension liability in the United Kingdom or the outcome of any resolution of the lawsuits from XBP Europe’s former employees in France.

•        Revenue Decline in XBP Europe’s Business.    XBP Europe’s revenues have declined over the last few years due to, among other things, the COVID-19 pandemic, a loss of clients, currency fluctuation exposure, the transition of XBP Europe’s clients to lower revenue but higher margin systems and platforms, and changes of clients’ technology that has resulted in less transactions that fall under the contractual arrangements with XBP Europe. In addition, at the time of the CF VIII Board’s review, two of XBP Europe’s top 10 clients were expected to end their contracts with XBP Europe in 2023, and contracts with several other large clients were up for renewal, but expected to be renewed.

•        Uncertain Profitability.    XBP Europe has had net losses for the last three fiscal years. Its profitability depends on, among other things, its ability to generate revenue in excess of its expenses. However, XBP Europe has significant and continuing fixed costs and expenses, which it may not be able to reduce adequately to sustain such profitability if its revenue continues to decrease, or if revenue does not increase commensurately with an increase in costs. In addition, XBP Europe may encounter unforeseen expenses, difficulties, complications, delays and other unknown events that may cause its costs to exceed its expectations. Furthermore, following the consummation of the Business Combination, XBP Europe will incur certain additional legal, accounting and other expenses that it would not occur as a wholly-owned subsidiary of Exela.

•        Currency Fluctuation Exposure.    A significant amount of XBP Europe’s revenues are in British Pounds, Euros and Swedish Krona, and even though XBP Europe’s expenses are largely in the same currency as its revenues, because XBP Europe will report its financial results in U.S. dollars, XBP Europe’s reported results will be lower than they otherwise would have been in 2022 as a result of the strengthening U.S. dollar. Revenues of XBP Europe would continue to be adversely affected if the U.S. dollar remains strong, and financial performance may decline further in the future as a result of additional foreign exchange risk.

•        Services From Exela.    XBP Europe has historically received certain services from affiliates of Exela that are not subsidiaries of XBP Europe. XBP Europe and an affiliate of Exela have agreed to enter into the Services Agreement at Closing, pursuant to which affiliates of Exela will continue to provide to XBP Europe those services that XBP Europe has historically received from them. This transitional services arrangement will continue, with respect to each relevant service, until the later of twelve months from Closing and the expiry of the service term in respect of such service, unless otherwise terminated or extended. Despite operating as a standalone business prior to the Business Combination, XBP Europe will be dependent on Exela’s ability and willingness to provide such services, including potentially following expiry of the term of such Services Agreement.

•        Exela Capital Structure.    Exela has a highly leveraged capital structure. In 2021-2022, Exela restructured its subsidiaries’ debt by (i) exchanging the outstanding debt securities due 2023 for new debt securities due 2026 along with certain cash payments, (ii) eliminating amounts borrowed under certain revolving loans in exchange for cash payments and additional debt securities due 2026, and (iii) allowing for the repurchase of senior secured term loans and revolving loans under Exela’s credit agreement. As a consequence of the restructuring, certain secured indebtedness became unsecured, and Exela extended the maturity profile of its remaining debt. Despite these steps, Exela continues to be highly leveraged. As a result of Exela’s leverage and/or its financial performance, Exela may be required to engage in non-strategic divestitures and/or liquidations of assets, make additional changes to its capital structure, or experience other events that may negatively impact XBP Europe, the market for Common Stock and/or the ability or willingness of Exela or any entities controlled by Exela to perform its or their obligations under the Tax Sharing Agreement, the Services Agreement and/or the License Agreement. For more, see the risk factor entitled “XBP Europe relies on Exela, which is a highly leveraged public company and faces doubt about its ability to continue as a going concern. An adverse event affecting Exela may affect the delivery and availability of the services XBP Europe relies on Exela to provide.”

•        Exela Historical Matters.    Various parties with interests in Exela or its predecessor entities previously instituted litigation against Exela or its predecessor entities, which resulted in certain settlements by and judgments against Exela. Additionally, Exela has underperformed and missed projections at times in the past. Litigation and missed projections could have a negative impact on XBP Europe or the perception of XBP Europe and its management in the capital markets.

•        Previous Transaction.    As of July 2022, XCV-EMEA, LLC acquired BTC International and certain of its subsidiaries and affiliates (including entities operating the European business of Exela) from affiliates of Exela in a transaction valuing the XBP Europe business unit at $109.2 million, less debt, debt-like items, pension liabilities, and intercompany payables. On October 6, 2022, BTC International contributed to XBP Europe the subsidiaries which operate the European business of Exela.

•        XBP Europe Restructuring.    XBP Europe has undergone, and continues to undergo, an operational restructuring that is intended to improve its operating performance. There is no guarantee that these improvements and their projected benefits will be achieved. Whether or not the benefits of these optimization efforts are achieved, there may be negative implications or disruptions to client experience and therefore XBP Europe could face unexpected consequences.

•        XBP Europe’s Data Privacy.    In the course of the services XBP Europe provides to its clients, XBP Europe may receive personal data that is subject to rigorous legal requirements, including under GDPR and UK GDPR. Any failure by XBP Europe to comply with its legal obligations could subject it to significant fines or other regulatory actions, which could also cause reputational harm and a loss of clients.

•        Patent and Other IP Risks.    XBP Europe has limited registered intellectual property and, as a result, could in the future be subject to claims it has infringed on third-party intellectual property rights, which could lead to substantial additional costs. XBP Europe has also relied on Exela for intellectual property in the past, and following the Closing, will receive intellectual property from Exela and its affiliates pursuant to the License Agreement. After the Closing, XBP Europe’s operations will depend on its ability to independently manage its intellectual property portfolio (which it has not had to do in the past), and its reliance on Exela’s and its subsidiaries ability and willingness to provide intellectual property pursuant to the License Agreement.

•        Management Team and Legal Framework.    XBP Europe’s executives operate in different countries (including the U.S., United Kingdom and Germany) and manage a business operating in over 15 jurisdictions in Europe and Morocco with differing legal frameworks. Management of this business will require substantial time and effort to ensure XBP Europe’s business is in compliance with applicable laws.

•        XBP Europe Does Not Have a History as a Separate Public Company.    In the past, XBP Europe’s operations have been a part of Exela and Exela provided it with certain financial, operational and managerial resources for conducting its business. Following the Business Combination, while Exela will continue to provide a number of these resources to XBP Europe pursuant to the Services Agreement described above, XBP Europe will be required to perform certain of its own financial, operational, legal and managerial functions. There are no assurances that XBP Europe will be able to successfully put in place the financial, operational, legal and managerial resources necessary to perform these functions, or that Exela will be able or willing to provide XBP Europe with the services it is obligated to provide under the Services Agreement.

•        XBP Europe Will Incur Additional Costs as a Result of Operating as a Listed Company.    Following the Business Combination, XBP Europe will incur certain additional legal, accounting and other expenses that it would not incur as a wholly-owned subsidiary of Exela. As a listed company, XBP Europe will be subject to additional rules and regulations, and XBP Europe’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, XBP Europe expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time consuming and costly.

•        Shares Available for Sale/Lock-Ups.    The (1) CF VIII Placement Shares, 1,000,000 of the Forward Purchase Shares, and the Forward Purchase Warrants are subject to a 30 day lock-up, (2) shares of Common Stock to be issued to the Sponsor in repayment of certain portions of its loans to CF VIII at Closing are not subject to any lock-up, and (3) shares of Common Stock issued to the Sponsor in exchange for its Founder Shares, 250,000 of the Forward Purchase Shares and the shares of Common Stock to be issued to BTC International in the Merger are subject to a 12 month lock-up, subject to the exceptions described in this proxy statement. The Combined Entity is required to register such shares of Common Stock promptly after Closing. Upon the registration of such shares of Common Stock and upon the expiration of any applicable lock-up, a substantial number of shares of Common Stock may become available for sale, which could have a negative impact on the Combined Entity’s stock price.

•        No Fairness Opinion.    CF VIII did not obtain a fairness opinion (or any similar report or appraisal) in connection with the Business Combination.

•        Liquidation.    The risks and costs to CF VIII if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in CF VIII being unable to effect a business combination within the completion window which would require CF VIII to liquidate.

•        CF VIII Stockholder Actions.    CF VIII Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing.

•        Closing Conditions.    Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CF VIII’s control.

•        CF VIII Stockholders Holding a Minority Position in the Combined Entity.    Existing CF VIII Stockholders will hold a minority position in the Combined Entity following completion of the Business Combination, with existing CF VIII Stockholders (excluding the Sponsor) owning approximately 4.6% of the Combined Entity after Closing, assuming that no shares of CF VIII Class A Common Stock are redeemed by CF VIII Stockholders and excluding any shares issuable upon exercise of the CF VIII Warrants.

•        Control of the Combined Entity by Exela.    The Combined Entity is expected to be a controlled company under Nasdaq listing standards after Closing, with decisions of the Combined Entity being indirectly controlled by Exela through its indirect ownership of BTC International. So long as Exela indirectly holds the shares issued in the Merger and the number of outstanding shares does not increase, Exela will control the Combined Entity and make all decisions with respect to the operations of the Combined Entity. The business strategy or prospects of XBP Europe may change in the event Exela no longer held control of the Combined Entity, whether as a result of share sales by Exela or for any other reason.

•        Sponsor Incentives.    The Sponsor may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to CF VIII Stockholders, rather than to liquidate (in which case the Sponsor would lose its entire investment). As a result, the Sponsor may have a conflict of interest in determining whether XBP Europe is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination.

•        Services of the Sponsor’s affiliate, CF&Co., to Exela and Related Entities.    In addition to the interests of the Sponsor and certain officers and directors of CF VIII in the Business Combination described in the section entitled “The Business Combination Proposal — Interests of the Sponsor and CF VIII’s Officers and Directors in the Business Combination,” the CF VIII Board considered the potential conflict of interest that the Sponsor’s affiliate, CF&Co. served as underwriter for the initial public offering of QAC 2 (which merged with Exela, which merger resulted in Exela becoming a public company), served as a capital markets advisor to QAC 2 in connection with its business combination with Exela served as agent in connection with an Exela stock buyback program, and is currently engaged as a distribution agent for an “at-the-market” sales program for Exela common stock (pursuant to which it last sold shares in July 2022). CF&Co. received (or, in the case of the “at-the-market” sales program, will receive) customary compensation for such services. For more, see “Certain Relationships and Related Party Transactions — XBP Europe.” In addition, prior to or following the Closing, CF&Co. or its affiliates may provide other financial or other services to XBP Europe, Exela or their respective subsidiaries (including in connection with debt or equity financings).

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that holders of CF VIII Public Shares would exercise their redemption rights, thereby further depleting the amount of cash available in the Trust Account.

•        Stock Exchange Listing.    The potential inability to maintain the listing of the Combined Entity’s securities on the stock exchange following the Closing including, for example, the ability to maintain a sufficient number of round lot holders and a sufficient market value of unrestricted publicly held shares.

•        Valuation.    The risk that the CF VIII Board may not have properly valued XBP Europe’s business. See also, “Previous Transaction” above.

•        Distraction to Operations.    The risk that the potential diversion of XBP Europe’s management and employee attention as a result of the Business Combination may adversely affect XBP Europe’s operations.

In addition to considering the factors described above, the CF VIII Board also considered that:

•        The Then Current CF VIII Situation.    CF VIII had completed two extensions of its time to consummate its initial business combination. In connection therewith, previous stockholders of CF VIII redeemed 22,039,902 shares of CF VIII Class A Common Stock, leaving the Trust Account with only approximately $31.19 million as of September 30, 2022. Further, the Sponsor had lent CF VIII over $8 million in connection with the extensions of time to consummate a business combination and for CF VIII’s working capital needs in its search for a business combination. Taking into account the foregoing, the CF VIII Board considered that (1) there may not be other business combination opportunities for CF VIII and (2) entering into a business combination would provide an opportunity for its warrant holders.

•        Interests of Certain Persons.    The Sponsor and certain officers and directors of CF VIII, as individuals, may have interests in the Business Combination that are in addition to, and that may be different from, the interests of CF VIII Stockholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and CF VIII’s Officers and Directors in the Business Combination”). CF VIII’s independent directors on the CF VIII Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CF VIII Audit Committee, the Merger Agreement and the transactions contemplated therein.

•        Differing Returns.    The Sponsor paid $25,000, or approximately $0.004 per share, for the Founder Shares (of which it currently holds 6,228,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $64.3 million, based on the closing price of CF VIII Class A Common Stock of $10.32 on October 6, 2022, the date before the special meeting of the CF VIII Board was held at which the Business Combination was approved. Such shares will be worthless if a business combination is not consummated. The Sponsor and its affiliates can earn a positive rate of return on their investment even if CF VIII’s public stockholders experience a negative return following the consummation of the Business Combination.

After considering the foregoing, the CF VIII Board concluded, in its business judgment, that the potential benefits to CF VIII and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Certain Forecasted Information for XBP Europe

XBP Europe provided CF VIII with an internally prepared range of estimates of revenue and Adjusted EBITDA for the period ending December 31, 2022 (“2022 Estimates”). This prospective financial information was not prepared with a view toward compliance with GAAP, the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The 2022 Estimates were prepared solely for internal use, capital budgeting and other management purposes. The 2022 Estimates are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. The 2022 Estimates may be materially different from actual results.

The 2022 Estimates reflect numerous assumptions including assumptions with respect to general business, economic, currency exchange, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond XBP Europe’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” Furthermore, the 2022 Estimates do not take into account any circumstances or events occurring after the date on which they were prepared. The 2022 Estimates were initially prepared in May 2022 (the “Initial 2022 Estimates”) and updated in October 2022 (the “Revised 2022 Estimates”) to account for changes in currency exchange rates and XBP Europe’s near-term sales pipeline.

As noted above, XBP Europe updated the Initial 2022 Estimates originally developed in May 2022 and provided to CF VIII in August 2022. The Revised 2022 Estimates for revenue of $183 – $190 million and Adjusted EBITDA of $17 million – $21 million primarily reflect adjustments in the exchange rate between the U.S. dollar and the British pound, Euro and Swedish Krona over the course of 2022. In connection with the consideration by the CF VIII Board of the Merger Agreement, CF VIII management presented the CF VIII Board the Revised 2022 Estimates provided by XBP Europe in October 2022.

Comparable Company Analysis

In connection with its approval of the Merger Agreement, the CF VIII Board considered comparisons of illustrative valuations and the implied EBITDA multiples derived from several groups of companies with attributes similar to XBP Europe (including Exela, XBP Europe’s parent company) (the “Comparable Company Analysis”), including:

Payments and Banking System Operators (the “Payments and Banking System Comparable Group”):    The Payments and Banking System Comparable Group includes a selection of companies that offer payment processing and technology services. Companies include Fiserv, Inc., Fidelity National Information Systems, Inc., Jack Henry & Associates, Inc. and Genpact Limited.

Order-to-Cash/Purchase-to-Pay Processors (the “Order-to-Cash/Purchase-to-Pay Comparable Group”):    The Order-to-Cash/Purchase-to-Pay Comparable Group includes a selection of companies that provide solutions that automate and improve back office financial functions for organizations. Companies include Bill.com Holdings, Inc., Coupa Software Inc., BTRS Holdings, Inc. and Pagero Group Ab (Publ).

Workflow Automation Providers (the “Workflow Automation Comparable Group”):    The Workflow Automation Comparable Group includes a selection of companies that offer software solutions which automate and streamline a range of business functions. Companies include UiPath Inc., Blackline, Inc. and Pegasystems Inc.

IT Services Companies (the “IT Services Comparable Group”):    The IT Services Comparable Group includes companies that provide information technology and business process services. Companies include CGI Inc., and WNS (Holdings) Limited.

Multi-Shore Business Process Outsourcing Companies (the “Multi-Shore BPO Comparable Group”):    The Multi-Shore BPO Comparable Group includes companies that provide outsourced processing, analytics and automation services to companies around the world. Companies include Cognizant Technology Solutions Corporation and Conduent Incorporated.

These groups of companies were selected by CF&Co., among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of this analysis, were considered by CF&Co. to be relevant to those of XBP Europe’s existing and planned operations. None of the comparable companies is identical to XBP Europe, or one another. Accordingly, a complete valuation analysis of XBP Europe cannot rely solely upon a quantitative review of the selected public companies, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies that could affect their value relative to that of XBP Europe. See the “General” section below for more detail on judgments and assumptions made by CF&Co. as part of the Comparable Company Analysis. For purposes of the Comparable Company Analysis, the enterprise value for XBP Europe is a pre-transaction valuation of $220 million on a standalone basis (i.e., without taking into account the Business Combination), the Adjusted EBITDA of XBP Europe for the 12 months ended June 30, 2022 was approximately $23 million and the Revised 2022 Estimates assumed 2022E Adjusted EBITDA of $17 million – $21 million.

	Enterprise Value	Enterprise Value/EBITDA
		LTM	2022E
XBP Europe Merger Consideration	$220.0	9.6x	10.48 – 12.94x
Payments and Banking System:
Fiserv, Inc.	82,860.9	13.4x	11.6x
Fidelity National Information Service	63,994.5	14.4x	9.8x
Jack Henry and Associates	13,627.6	23.8x	20.6x
Genpact Limited	9,824.9	13.4x	12.1x
Mean		16.2x	13.5x
Order-to-Cash/Purchase-to-Pay:
Bill.com Holdings, Inc.	15,061.7	NM	NM
Coupa Software Incorporated	6,264.4	NM	NM
BTRS Holdings Inc.	1,413.6	NM	NM
Pagero Group Ab (Publ)	192.3	NM	NM
Mean		NA	NA
Workflow Automation:
UiPath Inc.	5,857.2	NM	NM
Blackline, Inc.	4,710.3	NM	NM
Pegasystems Inc.	3,065.3	NM	50.2x
Mean		NA	50.2x
IT Services:
CGI Inc.	20,212.6	11.0x	10.7x
WNS (Holdings) Limited	3,885.8	17.1x	16.3x
Mean		14.0x	13.5x
Multi-Shore BPO:
Cognizant Technology Solutions Corporation	33,437.6	8.9x	9.1x
Conduent Incorporated	1,685.1	4.9x	4.2x
Mean		6.9x	6.7x

Exela	1,010.9	7.0x	6.6x

____________

Note: Metrics calculated using publicly available information for public comparables as of October 6, 2022. LTM as of June 30, 2022 except for UIPath and Coupa Software, which are as of July 31, 2022.

Note: Valuation multiples greater than 60.0x or less than 0.0x are considered Not Meaningful (“NM”).

Precedent Transaction Analysis

The CF VIII Board also considered illustrative transaction valuations and the implied LTM EBITDA multiples for a selection of 36 precedent M&A transactions including payment handling and business process outsourcing companies (the “Precedent Transaction Analysis”). The mean LTM EBITDA multiple for the nine transactions with relevant data was 14.9x compared with 9.6x for the XBP Europe transaction, based on an pre-transaction enterprise value of XBP Europe of $220 million on a standalone basis (i.e., without taking into account the Business Combination), and Adjusted EBITDA of XBP Europe for the 12 months ended June 30, 2022 of approximately $200 million and $23 million, respectively.

The Precedent Transaction Analysis is subject to certain limitations due to (i) limited data available for precedent transactions and (ii) none of the transactions included in the Precedent Transaction Analysis being identical to the Business Combination. Accordingly, a complete valuation analysis of XBP Europe cannot rely solely on a quantitative review of the selected precedent transactions and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies. See the “General” section below for more detail on judgments and assumptions made by CF&Co. as part of the Precedent Transaction Analysis prepared for, and reviewed by, the CF VIII Board.

Target	Acquirer	Transaction Value		Enterprise Value/ LTM EBITDA
Computer Services	Centerbridge Partners, L.P.	$1,519.0		14.8x
Payrailz, LLC	Jack Henry & Associates, Inc.	NA		NA
PFU Limited	Ricoh	804.8		NA
Anachron Invoice Portal	BTRS Holdings Inc.	59.1		NA
Fintaxt, Inc.	Fiserv, Inc.	672.0		NA
FourQ Systems Inc.(1)	BlackLine, Inc.	160.2		NA
Swiss Post Solutions AG	AS Equity Partners	346.7		NA
Tungsten Corporation plc	Kofax, Inc.	89.4		19.4x
Universe Group plc	Inform Information Systems, Ltd	49.9		15.0x
VNDLY, Inc.	Workday, Inc.	473.2		NA
Cognicase Management Consulting S.L.	CGI Inc.	93.1		NA
MineralTree, Inc.	Global Payments Inc.	500.0		NA
Convera Holdings, LLC	The Baupost Group, L.L.C.	910.0		14.2x
Gosocket Corporation SA	Pagero Group Ab	24.2		NA
Card Acquiring Business of Svenska	Worldline SA	231.9		NA
Invoice2go, Inc.	Bill.com Holdings, Inc.	654.6		NA
Patientco Holdings, Inc.	Waystar, Inc.	450.0		NA
DivvyPay, Inc.	Bill.com Holdings, Inc.	2,375.0		NA
EDM Group Limited	Restore plc	84.3		13.9x
Equiniti Group Limited	Siris Capital Group, LLC	1,198.3		9.8x
Sentenial Limited(1)	EML Payments Limited	83.9		NM
BankCard USA Merchant Services Inc(1)	Quisitive Technology Solutions, Inc	165.4	(2)	15.0x
Synergy Commerce, LLC(1)	Fiserv, Inc.	182.0		NA
Cedacri SPA	ION Investment Group Limited	1,787.3		NA
NIC Inc.	Tyler Technologies, Inc.	2,091.5		19.2x
Ondot Systems, Inc.	Fiserv, Inc.	270.0		NA
Personiv	eClerx LLC	34.0		NA
Carta Worldwide	Mogo Inc.	18.5		NA
Handepay Ltd/Merchant Rentals	PayPoint plc	91.7		13.0x
Billtrust, Inc.	South Mountain Merger Corp.	1,293.0		NM
Rimilia Holdings Ltd(1)	BlackLine, Inc.	120.0		NA
Oversight Systems	TCMI Inc.	NA		NA
Terra Payment Services (Netherlands)(1)	International Finance Corporation	9.0		NA
FundsLibrary Limited	Broadridge Financial Solutions	69.6		NA
Docuware	Ricoh Europe Holdings PLC	172.8		NA
Scout RFP, Inc.	Workday, Inc.	513.0		NA
Payment Handling and Business Process Outsourcing Mean		$488.8		14.9x

____________

Source: Company filings, press releases and equity research reports.

(1)      Transaction value excludes potential earnouts to be paid.

(2)      Excludes $20 million earnout that could be earned in 2023 or 2024.

General

CF&Co. based its valuation analyses, which includes the Comparable Company Analysis and Precedent Transaction Analysis described above, on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. In conducting its valuation analyses, CF&Co. considered the results of each of its analyses and did not attribute any particular weight to any one analysis or factor. The totality of the analyses performed by CF&Co. were considered collectively. The foregoing summary does not purport to be a complete description of the analyses performed by CF&Co. in connection with the valuation analyses. The preparation of valuation analyses involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. The analyses performed by CF&Co., particularly those based on estimates, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the Comparable Company Analysis described above are identical to XBP Europe, and none of the precedent transactions used in the Precedent Transactions Analyses described above are identical to the Business Combination. Additionally, selected comparable companies and precedent transactions involved companies that offer different portfolios of services and operate in different geographies than XBP Europe. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of XBP Europe and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

XBP Europe does not maintain multi-year projections in its normal course of operations. As a result of not having multi-year projections, CF&Co. was unable to perform, and the CF VIII Board was unable to consider, a discounted cash flow analysis.

CF&Co.’s valuation analyses were just one of the many factors taken into consideration by the CF VIII Board in determining to approve the Business Combination. Consequently, CF&Co.’s analysis should not be viewed as determinative of the decision of the CF VIII Board.

The CF VIII Board selected CF&Co. as its exclusive financial advisor in connection with the Business Combination based on CF&Co.’s reputation as a leading global provider of advisory and capital markets services, experience with SPAC business combinations and expertise in mergers and acquisitions, as well as its familiarity with CF VIII. Pursuant to a letter agreement dated October 7, 2022, CF VIII engaged CF&Co. as its exclusive financial advisor in connection with the Business Combination. CF&Co. has acted as a financial advisor to CF VIII in connection with the Business Combination but has agreed not to receive an M&A advisory fee for such services other than to receive reimbursement of actual expenses incurred. CF VIII has also agreed to indemnify CF&Co. against certain liabilities arising out of its engagement. For more information, see “Certain Relationships and Related Party Transactions — CF VIII — Engagement Letters”. CF&Co. has previously been engaged by CF VIII to provide certain investment banking and other services, including business combination marketing services in connection with the Business Combination. With respect to the foregoing, pursuant to the Waiver Agreement, CF&Co. has agreed to waive the $9.35 million of business combination marketing fees that would have otherwise been payable at the Closing pursuant to the Business Combination Marketing Agreement, as further described in “Certain Relationships and Related Party Transactions — CF VIII — Business Combination Marketing Agreement”. Except for the foregoing, CF VIII does not anticipate that CF&Co. will receive any fees in connection with the completion of the Business Combination.

CF&Co. also served as the lead underwriter in the IPO, and received a fee of $4.4 million upon closing of the IPO. In addition, CF&Co. previously served as underwriter for the initial public offering of QAC 2, which merged with Exela (which merger resulted in Exela becoming a public company), served as a capital markets advisor to QAC 2 in connection with its business combination with Exela and served as agent in connection with an Exela stock buyback program, and CF&Co. is currently engaged as a distribution agent for an “at-the-market” sales program for Exela common stock (pursuant to which it last sold shares in July 2022). For more, see “Certain Relationships and Related Party Transactions — XBP Europe.” CF&Co. and/or its affiliates may also seek to provide CF VIII, Exela and XBP Europe and their respective affiliates with certain investment banking and other services unrelated to the Business Combination in the future.

CF&Co. is an affiliate of each of CF VIII and the Sponsor. For additional details, see the section entitled “Certain Relationships and Related Person Transactions.”

In the ordinary course of business, CF&Co. and its affiliates may actively trade, and in the past have traded, the equity and debt securities and/or debt of CF VIII, Exela, XBP Europe and their respective affiliates for the account of CF&Co.’s customers (which may include stockholders of Exela and their affiliates) and may be, and may have been in the past, engaged to provide other investment banking services to affiliates of Exela and their stockholders.

Satisfaction of 80% Test

It is a requirement under the CF VIII Charter and Nasdaq listing requirements that the business or assets acquired in CF VIII’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of October 9, 2022, the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account was approximately $31.2 million (excluding taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $25 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the CF VIII Board looked at the pre-transaction enterprise value of XBP Europe of $220 million. In determining whether the enterprise value described above represents the fair market value of XBP Europe, the CF VIII Board considered all of the factors described above in this section and the fact that the purchase price for XBP Europe was the result of an arm’s length negotiation with XBP Europe. As a result, the CF VIII Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of CF VIII’s management team and the CF VIII Board, the CF VIII Board believes that the members of its management team and the CF VIII Board are qualified to determine whether the Business Combination meets the 80% asset test. The CF VIII Board did not seek or obtain a fairness opinion (or any similar report or appraisal) in determining whether the 80% asset test has been met.

Interests of the Sponsor and CF VIII’s Officers and Directors in the Business Combination

When you consider the recommendation of the CF VIII Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor and CF VIII’s officers and directors have interests in the Business Combination that are different from or in addition to (and may conflict with), your interests as a CF VIII Stockholder. These interests include:

•        the Sponsor is the record holder of 537,500 CF VIII Placement Shares, 135,000 CF VIII Placement Warrants and 6,228,000 Founder Shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick is the Chairman and Chief Executive Officer of CF VIII and CFGM, and is the trustee of CFGM’s sole stockholder. As such, Mr. Lutnick may be deemed to have beneficial ownership of the securities held directly by the Sponsor. None of the other officers and directors of CF VIII has beneficial ownership of the securities held directly by the Sponsor;

•        the Sponsor is party to each of the Sponsor Support Agreement and the Forward Purchase Contract;

•        the CF VIII Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the CF VIII Charter. In the course of their other business activities, CF VIII’s officers and directors may have, or may become, aware of other investment and business opportunities which may be appropriate for presentation to CF VIII as well as the other entities with which they are affiliated. CF VIII’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF VIII is presented with it. CF VIII does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        unless CF VIII consummates an initial business combination, the Sponsor (and CF VIII’s officers and directors) will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF VIII, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (as of December 31, 2022, no such expenses had been incurred that had not been reimbursed);

•        the fact that the Sponsor has made outstanding loans to CF VIII in the aggregate amount of $           approximately $8,500,000 as of December 31, 2022 and the Third Extension Loan in March 2023 in the amount of up to $344,781. These loans will not be repaid to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed. The Sponsor has agreed that upon consummation of the Business Combination, all the amounts owed by CF VIII to it under such loans (except with respect to the advancement of certain third party expenses in connection with the Business Combination paid prior to the Closing) will be repaid in the form of newly issued shares of CF VIII Class A Common Stock, rather than in cash, at a value of $10.00 per share;

•        the 540,000 CF VIII Placement Units (comprised of 540,000 CF VIII Placement Shares (537,500 of which are currently held by the Sponsor and 2,500 of which are held by one of CF VIII’s independent directors) and 135,000 CF VIII Placement Warrants) purchased by the Sponsor for $5.4 million will be worthless if a business combination is not consummated;

•        the Sponsor agreed that the 537,500 CF VIII Placement Shares and 135,000 CF VIII Placement Warrants it holds will not be sold or transferred until 30 days after CF VIII has completed a business combination, and the Sponsor agreed that the 6,228,000 Founder Shares it holds (of which it will forfeit 733,400 upon consummation of the Business Combination) will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property;

•        CF VIII’s independent director that owns CF VIII Placement Shares agreed that the 2,500 CF VIII Placement Shares he holds will not be sold or transferred until 30 days after CF VIII has completed a business combination, and CF VIII’s two independent directors that own Founder Shares agreed that the 22,000 Founder Shares they hold will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property (subject to early release if the closing price of a share of Common Stock exceeds $12.00 (as adjusted for stock splits, dividends, reorganizations and recapitalizations and the like) for any 20-trading days within any 30-trading day period);

•        the fact that the Sponsor paid $25,000, or approximately $0.004 per share, for the Founder Shares (of which it currently holds 6,228,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $67.0 million, based on the closing price of CF VIII Class A Common Stock of $10.76 on April 13, 2023, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF VIII’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor and CF VIII’s officers and directors have agreed not to redeem any of the Founder Shares or CF VIII Placement Shares held by them in connection with a stockholder vote to approve a proposed initial business combination;

•        the fact that if CF VIII does not complete an initial business combination by September 16, 2023 (or an earlier date determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), the proceeds from the sale of the CF VIII Placement Units of $5.4 million, all of which were deposited into the Trust Account, will be included in the liquidating distribution to CF VIII’s public stockholders and the CF VIII Placement Warrants will expire worthless;

•        if the Trust Account is liquidated, including in the event CF VIII is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF VIII to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF VIII Public Share by the claims of prospective target businesses or claims of any third-party for services rendered or products sold to CF VIII, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account (although there are no assurances that the Sponsor will have sufficient funds to satisfy its indemnity obligations);

•        the fact that in connection with the IPO, the Sponsor agreed, upon the closing of CF VIII’s initial business combination, to invest $10.0 million in exchange for the Forward Purchase Securities (comprised of 1,250,000 shares of CF VIII Class A Common Stock and 250,000 Warrants);

•        the fact that two of CF VIII’s independent directors own an aggregate of 22,000 Founder Shares and one of CF VIII’s independent directors owns 2,500 CF VIII Placement Shares, all of which were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $263,620, based on the closing price of CF VIII Class A Common Stock of $10.76 on April 13, 2023, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that CF VIII’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Merger Agreement.

In addition, CF VIII’s executive officers and directors currently have fiduciary duties or contractual obligations to the following other entities. CF VIII does not believe that the pre-existing fiduciary duties or contractual obligations of its executive officers and directors materially impacted its decision to enter into the proposed Business Combination with XBP Europe because, among other things, none of such executive officers or directors had any interest in, or affiliation with, XBP Europe:

Individual	Entity	Entity’s Business	Affiliation
Howard W. Lutnick	Cantor Fitzgerald, L.P.(1)	Financial Holding Company	Chairman and Chief Executive Officer
	BGC Partners, Inc.(2)	Public company — financial services	Chairman of the Board and Chief Executive Officer
	Newmark Group, Inc.(3)	Public company — real estate services	Chairman of the Board
	Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.)	Real estate investment trust	Chairman of the Board and Chief Executive Officer
	Rodin Income Trust, Inc.	Real estate investment trust	Chairman of the Board, Chief Executive Officer and President
	Satellogic Inc.	Public company — satellite imagery	Director
	CF Acquisition Corp. IV	Blank check company	Chairman and Chief Executive Officer
	CF Acquisition Corp. VII	Blank check company	Chairman and Chief Executive Officer
Jane Novak	Cantor Fitzgerald, L.P.	Financial Holding Company	Managing Director
	CF Acquisition Corp. IV	Blank check company	Chief Financial Officer
	CF Acquisition Corp. VII	Blank check company	Chief Financial Officer
Steven Bisgay	Cantor Fitzgerald, L.P.	Financial Holding Company	Chief Financial Officer
	CF Acquisition Corp. IV	Blank check company	Director
	CF Acquisition Corp. VII	Blank check company	Director
Robert Hochberg	Numeric Computer Systems, Inc.	Global software company	President and Chief Executive Officer
	CF Acquisition Corp. IV	Blank check company	Director

Individual	Entity	Entity’s Business	Affiliation
Charlotte Blechman	Tom Ford Retail LLC	Fashion company	Chief Marketing Officer
	CF Acquisition Corp. IV	Blank check company	Director
Mark Kaplan	Cantor Fitzgerald & Co.(4)	Investment banking and asset management	Global Chief Operating Officer
	CF Acquisition Corp. IV	Blank check company	Director
Robert Sharp	Ramy Brook	Contemporary fashion brand	Co-Chief Executive Officer
	KDS Partners LLC	Private investment firm	President and Chief Executive Officer
	CF Acquisition Corp. VII	Blank check company	Director

____________

(1)      Includes direct and indirect subsidiaries of Cantor Fitzgerald, L.P. including entities that are not wholly-owned, directly or indirectly, by Cantor Fitzgerald, L.P.

(2)      Includes direct and indirect subsidiaries of BGC Partners, Inc. including entities that are not wholly-owned, directly or indirectly, by BGC Partners, Inc.

(3)      Includes direct and indirect subsidiaries of Newmark Group, Inc. including entities that are not wholly-owned, directly or indirectly, by Newmark Group, Inc.

(4)      Includes certain affiliated entities that are subsidiaries of Cantor Fitzgerald, L.P. including entities that are not wholly-owned, directly or indirectly, by Cantor Fitzgerald, L.P.

CF&Co. previously served as underwriter for the initial public offering of QAC 2, which merged with Exela (which merger resulted in Exela becoming a public company), served as a capital markets advisor to QAC 2 in connection with its business combination with Exela and served as agent in connection with an Exela stock buyback program, and CF&Co. is currently engaged as a distribution agent for an “at-the-market” sales program for Exela common stock, for which it received or will receive customary compensation and pursuant to which it last sold shares in July 2022. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of CF VIII’s officers and directors to enter into the Merger Agreement and CF VIII’s directors in making their recommendation that you vote in favor of the approval of the Business Combination, and the Sponsor in agreeing to vote in favor of the Business Combination. In particular, the existence of the interests described above may incentivize CF VIII’s officers and directors to complete an initial business combination, even if on terms less favorable to CF VIII Stockholders compared to liquidating CF VIII, because, among other things, if CF VIII is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF VIII Placement Shares and CF VIII Placement Warrants, and the CF VIII independent directors’ Founder Shares and CF VIII Placement Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $73.1 million based on the closing price of CF VIII Class A Common Stock of $10.76 and CF VIII Warrants of $0.09 on April 13, 2023), and out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF VIII would not be repaid to the extent such amounts exceed cash held by CF VIII outside of the Trust Account (which such loans, as of December 31, 2022, amounted to approximately $8,500,000). Upon completion of the Business Combination, it is not anticipated that any persons associated with CF VIII will be employed by the Combined Entity or serve on the Combined Entity Board, and there have been no conversations regarding either subject. As of the date of this proxy statement, there is no formal or informal agreement for CF&Co. to be retained by the Combined Entity after Closing.

In connection with the negotiation and execution of the Merger Agreement, CF&Co. waived its right to the business combination marketing fee of $9,350,000 that was otherwise payable under the Business Combination Marketing Agreement upon the Closing (subject to, and conditioned upon, the closing of the Merger).

For more, see “Certain Relationships and Related Person Transactions.”

CF VIII’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the independent directors of CF VIII should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the proposed business combination and the proposed terms in respect thereof. Accordingly, CF VIII’s independent directors on the CF VIII Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Merger Agreement and the transactions contemplated therein.

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting, CF VIII will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on BTC International comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the majority of the Combined Entity Board, XBP Europe’s senior management comprising the senior management of the Combined Entity and XBP Europe operations comprising the ongoing operations of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of XBP Europe, with the Business Combination treated as the equivalent of XBP Europe issuing stock for the net assets of CF VIII, accompanied by a recapitalization. The net assets of CF VIII will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of XBP Europe in future reports of the Combined Entity.

Potential Purchases or Arrangements With Respect to CF VIII Public Shares

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, CF VIII’s, XBP Europe’s or Exela’s respective directors, officers, advisors or respective affiliates may (1) purchase CF VIII Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, CF VIII Public Shares, (2) execute agreements to purchase CF VIII Public Shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire CF VIII Public Shares, vote their CF VIII Public Shares in favor of the Proposals and/or not to redeem their CF VIII Public Shares. Such a purchase or other arrangement may include a contractual acknowledgement that such stockholder, although still the record holder of shares of CF VIII Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, CF VIII’s, XBP Europe’s or Exela’s respective directors, officers, advisors or respective affiliates purchase CF VIII Public Shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their CF VIII Public Shares. The purpose of such share purchases and other transactions would be to limit the number of CF VIII Public Shares electing to redeem. Any purchases of CF VIII Public Shares made by the Sponsor or its affiliates would not be voted in favor of the Business Combination Proposal.

United States Federal Income Tax Considerations of the Redemption

The following is a discussion of material U.S. federal income tax considerations for holders of shares of CF VIII Class A Common Stock that elect to have their shares of CF VIII Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to shares of CF VIII Class A Common Stock that are held as a capital asset for U.S. federal income tax purposes and to holders who purchased shares of CF VIII Class A Common Stock in the IPO. Unless otherwise indicated or the context otherwise requires, references in this subsection to “we,” “us,” “our” and other similar terms refer to CF VIII. This discussion is limited to U.S. federal income tax considerations, and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•        financial institutions or financial services entities;

•        broker dealers;

•        insurance companies;

•        dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of CF VIII Class A Common Stock;

•        persons holding shares of CF VIII Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        U.S. expatriates or former long-term residents of the U.S.;

•        governments or agencies or instrumentalities thereof;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        persons who received their shares of CF VIII Class A Common Stock as compensation;

•        partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes; and

•        tax-exempt entities.

If you are a partnership (or other pass-through entity or arrangement) for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners (or other owners) will generally depend on the status of the partners and your activities. Partnerships and their partners (or other owners) should consult their tax advisors with respect to the consequences to them of electing to have their shares of CF VIII Class A Common Stock redeemed for cash if the Business Combination is completed.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes). You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The discussion below regarding material U.S. federal income tax considerations of the redemption is intended to provide only a summary of the material U.S. federal income tax consequences of the redemption to holders of CF VIII securities. The disclosure in this section, in so far as it relates to matters of U.S. federal income tax law, constitutes the opinion of Hughes Hubbard & Reed LLP, a copy of which is filed as Exhibit 8.1 to this proxy statement. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of the redemption. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you of the redemption.

Redemption of Shares of CF VIII Class A Common Stock

In the event that a holder’s shares of CF VIII Class A Common Stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section titled “Special Meeting of CF VIII Stockholders — Redemption Rights”, the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of CF VIII Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of CF VIII Class A Common Stock, a U.S. holder will be treated as described below under the section titled “— U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of CF VIII Class A Common Stock,” and a Non-U.S. holder will be treated as described under the section titled “— Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of CF VIII Class A Common Stock.” If the redemption does not qualify as a sale of shares of CF VIII Class A Common Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section titled “— U.S. Holders — Taxation of Distributions,” and the tax consequences to a Non-U.S. holder described below under the section titled “— Non-U.S. Holders — Taxation of Distributions.”

Whether a redemption of shares of CF VIII Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of CF VIII stock treated as held by the redeemed holder before and after the redemption (including any stock constructively treated as owned by the holder) relative to all of shares of CF VIII

Class A Common Stock outstanding both before and after the redemption. The redemption of shares of CF VIII Class A Common Stock generally will be treated as a sale of the shares of CF VIII Class A Common Stock (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the holder, (2) results in a “complete termination” of the holder’s interest in us or (3) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of CF VIII Common Stock actually owned by the holder, but also shares of CF VIII Common Stock that are constructively owned by it. A holder may constructively own, in addition to shares of CF VIII Common Stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any shares of CF VIII Common Stock that the holder has a right to acquire by exercise of an option, which would generally include CF VIII Class A Common Stock which could be acquired pursuant to the exercise of the CF VIII Warrants. Moreover, any shares of CF VIII Common Stock that a holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of shares of CF VIII’s outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of CF VIII Class A Common Stock must, among other requirements, be less than 80% of the percentage of the shares of CF VIII’s outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of shares of CF VIII Class A Common Stock and the shares of CF VIII Class A Common Stock to be issued pursuant to the Business Combination). Prior to the Business Combination, shares of CF VIII Class A Common Stock may not be treated as voting stock for this purpose and, consequently, this substantially disproportionate test may not be applicable. There will be a complete termination of a holder’s interest if either (1) all of the shares of CF VIII Common Stock actually and constructively owned by the holder are redeemed or (2) all of the shares of CF VIII Common Stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other shares of CF VIII Common Stock.

The redemption of shares of CF VIII Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation where such stockholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of CF VIII Class A Common Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such a U.S. holder will be as described below under the section titled “U.S. Holders — Taxation of Distributions,” and the tax effects to such a Non-U.S. holder will be as described below under the section titled “Non-U.S. Holders — Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed shares of CF VIII Class A Common Stock will be added to the holder’s adjusted tax basis in its remaining shares of CF VIII Common Stock or, if it has none, to the holder’s adjusted tax basis in its CF VIII Warrants or possibly in other shares of CF VIII Common Stock constructively owned by it. A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of shares of CF VIII Class A Common Stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income taxation purposes regardless of its source; or

•        an entity treated as a trust for U.S. federal income tax purposes if (i) a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. persons have the authority to control all substantial decisions of such trust or (ii) it has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Taxation of Distributions.    If our redemption of a U.S. holder’s shares of CF VIII Class A Common Stock is treated as a corporate distribution, as discussed above under the section titled “— Redemption of Shares of CF VIII Class A Common Stock,” such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its shares of CF VIII Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of CF VIII Class A Common Stock and will be treated as described below under the section titled “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of CF VIII Class A Common Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied.    With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of shares of CF VIII Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the shares of CF VIII Class A Common Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Shares of CF VIII Class A Common Stock.    If our redemption of a U.S. holder’s shares of CF VIII Class A Common Stock is treated as a sale, taxable exchange or other taxable disposition, as discussed above under the section titled “— Redemption of Shares of CF VIII Class A Common Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash and the U.S. holder’s adjusted tax basis in the shares of CF VIII Class A Common Stock redeemed. A U.S. holder’s adjusted tax basis in its shares of CF VIII Class A Common Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of CF VIII Class A Common Stock treated as a return of capital. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of CF VIII Class A Common Stock so disposed of exceeds one year. Long-term capital gains recognized by noncorporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of shares of CF VIII Class A Common Stock (shares of CF VIII Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of shares of CF VIII Class A Common Stock who, or that is, for U.S. federal income tax purposes:

•        a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•        a foreign corporation; or

•        an estate or trust that is not a U.S. holder.

Taxation of Distributions.    If our redemption of a Non-U.S. holder’s shares of CF VIII Class A Common Stock is treated as a corporate distribution, as discussed above under the section titled “— Redemption of Shares of CF VIII Class A Common Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute a dividend for U.S. federal income tax purposes and, provided such dividend is not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30 percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of CF VIII Class A Common Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the shares of CF VIII Class A Common Stock, which will be treated as described below under the section titled “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of CF VIII Class A Common Stock.” It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s shares of CF VIII Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax. A Non-U.S. holder may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

The withholding tax described in the preceding paragraph does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30 percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Shares of CF VIII Class A Common Stock.    If our redemption of a Non-U.S. holder’s shares of CF VIII Class A Common Stock is treated as a sale or other taxable disposition, as discussed above under the section titled “— Redemption of Shares of CF VIII Class A Common Stock,” subject to the discussion of backup withholding and FATCA below, a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of the redemption, unless:

•        the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder);

•        such Non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the disposition takes place and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held shares of CF VIII Class A Common Stock and, in the circumstance in which shares of CF VIII Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than five percent (5%) of the issued and outstanding shares CF VIII Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of CF VIII Class A Common Stock. There can be no assurance that shares of CF VIII Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30 percent (30%) rate (or lower income tax treaty rate). If the second bullet point applies to a Non-U.S. holder, such Non-U.S. holder will be subject to U.S. tax on such Non-U.S. holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of 30 percent (30%).

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we or an applicable withholding agent may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Dividend payments with respect to shares of CF VIII Class A Common Stock and proceeds from the sale, taxable exchange or taxable redemption of shares of CF VIII Class A Common Stock may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Amounts treated as dividends that are paid to a Non-U.S. holder are generally subject to reporting on IRS Form 1042-S even if the payments are exempt from withholding. A Non-U.S. holder generally will eliminate any other requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s United States federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) impose withholding of 30 percent (30%) on payments of dividends (including amounts treated as dividends received pursuant to a redemption of stock) on shares of CF VIII Class A Common Stock. In general, no such withholding will be required with respect to a U.S. holder or an individual Non-U.S. holder that timely provides the certifications required on a valid IRS Form W-9 or W-8BEN, respectively. Holders potentially subject to withholding include “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of shares of CF VIII Class A Common Stock.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Merger Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the State of Delaware, (ii) filings required with the SEC pursuant to the reporting requirements applicable to CF VIII, and the requirements of the Exchange Act to disseminate this proxy statement to CF VIII Stockholders, and (iii) notification of the proposed Business Combination having been made and accepted in the United Kingdom pursuant to the NSI Act, and confirmation by the United Kingdom’s Secretary of State for Business, Energy and Industrial Strategy confirming no further action is needed or making a final order under the NSI Act with respect to the Business Combination (other than for an order prohibiting the Business Combination).

Vote Required for Approval

The Business Combination Proposal (and consequently, the Merger Agreement and the Business Combination contemplated thereby) will be approved and adopted only if the holders of at least a majority of the outstanding shares of CF VIII Common Stock vote “FOR” the Business Combination Proposal, each director nominee is elected pursuant to the Director Election Proposal, and the Nasdaq Proposal, each of the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal is approved at the Special Meeting. Failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve the Business Combination Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Business Combination Proposal and as a result, no CF VIII Public Shares will need to be voted to approve of the Business Combination Proposal.

Recommendation of the CF VIII Board

THE CF VIII BOARD UNANIMOUSLY RECOMMENDS THAT CF VIII STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Nasdaq Proposal, each of the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal are approved at the Special Meeting, CF VIII Stockholders are being asked to elect five (5) directors to serve on the Combined Entity Board following the Business Combination, with the Class I directors serving until the next annual meeting of stockholders, the Class II directors serving until the second annual meeting of stockholders, and the Class III directors serving until the third annual meeting of stockholders, in each case following the consummation of the Business Combination and until their respective successors are duly elected and qualified. The election of these directors is contingent upon approval of the Business Combination Proposal, the Nasdaq Proposal, each of the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal.

The CF VIII Board has nominated Par Chadha (Class III director),                  (Class III director),          (Class II director),                  (Class II director) and                  (Class I director) to serve as the directors, with Par Chadha serving as the Chair.

For information regarding each of the director nominees, see the section entitled “Management of the Combined Entity Following the Business Combination.”

Vote Required for Approval

The Director Election Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting.

If a quorum is present, directors are elected by a plurality of the votes cast, in person online or by proxy. This means that the five (5) nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person online at the Special Meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

The Sponsor and CF VIII’s officers and directors have agreed to vote any shares of CF VIII Common Stock held by them in favor of each of the director nominees being nominated in the Director Election Proposal. The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to elect each of the director nominees being nominated in the Director Election Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of each of the director nominees being nominated in the Director Election Proposal and as a result, no CF VIII Public Shares will need to be voted to elect any of the director nominees.

Recommendation of the CF VIII Board

THE CF VIII BOARD UNANIMOUSLY RECOMMENDS THAT CF VIII STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE FIVE (5) DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, CF VIII Stockholders are also being asked to approve the issuance of up to a maximum of 23,748,940 shares of CF VIII Class A Common Stock pursuant to the Merger Agreement.

Why CF VIII Needs Stockholder Approval

CF VIII is seeking stockholder approval for the Nasdaq Proposal in order to comply with Nasdaq Listing Rule 5635. Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash, (a) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Currently, 8,226,589 shares of CF VIII Common Stock are outstanding. CF VIII anticipates that (i) the number of shares of CF VIII Class A Common Stock to be issued to BTC International pursuant to the Merger Agreement will be in excess of 20% of the number of shares of CF VIII Common Stock outstanding before the Closing. Accordingly, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rule 5635(a).

Effect of Proposal on Current Stockholders

The issuance of shares of CF VIII Class A Common Stock to BTC International pursuant to the Merger Agreement will result in dilution to CF VIII’s current stockholders in connection with the consummation of the Business Combination, and will result in CF VIII’s current stockholders holding a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Combined Entity. In addition, the resale of the Common Stock to be issued (as CF VIII Class A Common Stock) to BTC International could cause the market price of the Common Stock to decline. However, the issuance of these shares is required under the Merger Agreement. Accordingly, if the Nasdaq Proposal is not approved, CF VIII cannot consummate the Business Combination.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this Proposal.

The Nasdaq Proposal is conditioned on the approval of the Business Combination Proposal, the Director Election Proposal, each of the Closing Charter Amendment Proposals and the Pre-Closing Charter Amendment Proposal.

The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve the Nasdaq Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Nasdaq Proposal and as a result, no CF VIII Public Shares will need to be voted to approve the Nasdaq Proposal

Recommendation of the CF VIII Board

THE CF VIII BOARD UNANIMOUSLY RECOMMENDS THAT CF VIII STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

CLOSING CHARTER AMENDMENT PROPOSALS

Overview

If the Business Combination is consummated, the Combined Entity will replace the CF VIII Charter (as will be amended pursuant to the Pre-Closing Charter Amendment Proposal) with the Combined Entity Charter in the form attached to this proxy statement as Annex B. In the judgment of the CF VIII Board, the adoption of the Combined Entity Charter is necessary to adequately address the needs of the Combined Entity.

The Closing Charter Amendment Proposals are comprised of the following material amendments to the CF VIII Charter:

•        to change CF VIII’s name to “XBP Europe Holdings, Inc.”;

•        to eliminate the classes of CF VIII Common Stock;

•        to increase the number of authorized shares of CF VIII “blank check” preferred stock;

•        to eliminate certain restrictions on business combinations with affiliated parties; and

•        to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

The following table sets forth a summary of the principal proposed changes and the material differences between the CF VIII Charter and the Combined Entity Charter. This summary is qualified by reference to the complete text of the Combined Entity Charter, a copy of which is attached to this proxy statement as Annex B. All CF VIII Stockholders are encouraged to read the Combined Entity Charter in its entirety for a more complete description of its terms.

Subject Matter	CF VIII Charter	Combined Entity Charter
Authorized Capital Stock

The authorized capital stock of CF VIII under the CF VIII Charter consists of:

•   160,000,000 shares of CF VIII Class A Common Stock;

•   40,000,000 shares of CF VIII Class B Common Stock; and

•   1,000,000 shares of preferred stock.

The authorized capital stock of the Combined Entity under the Combined Entity Charter consists of:

•   160,000,000 shares of a single class of Common Stock; and

•   10,000,000 shares of preferred stock.

The Combined Entity Charter provides that the number of authorized shares of any of the preferred stock may be increased or decreased (but not below the number of shares of such class or series then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Combined Entity entitled to vote thereon.

Voting Rights

Holders of shares of CF VIII Class A Common Stock and CF VIII Class B Common Stock are entitled to one vote per share on each matter properly submitted to the stockholders on which the holders of CF VIII Common Stock are entitled to vote.

Holders of the Common Stock will be entitled to one vote per share on each matter properly submitted to the stockholders.

Subject Matter	CF VIII Charter	Combined Entity Charter
Distributions and Dividends

The CF VIII Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of CF VIII Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the CF VIII Board from time to time out of any assets or funds of CF VIII legally available therefor and shall share equally on a per share basis in such dividends and distributions.

The Combined Entity Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Combined Entity) when, as and if declared thereon by the Combined Entity Board from time to time out of any assets or funds of the Combined Entity legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Classified Board

Subject to the rights granted to the holders of any series of preferred stock then outstanding in respect of directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more such series, as the case may be, the CF VIII Board is divided into two classes, Class I and Class II, with members of each class serving staggered two-year terms.

Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Subject to the rights granted to the holders of any series of preferred stock then outstanding in respect of directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more such series, as the case may be, the Combined Entity Board is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms.

Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

Shareholder Action by Consent Without a Meeting	The CF VIII Charter does not permit stockholder action by written consent, except with respect to the CF VIII Class B Common Stock with respect to which action may be taken by written consent.

The Combined Entity Charter provides that, at any time when Exela beneficially owns a majority of the voting power of the capital stock of the Combined Entity entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Combined Entity may be effected by written consent of stockholders, except for the election of directors or the approval of a merger, consolidation, conversion, or sale of all or substantially all assets of the Combined Entity.

Corporate Opportunities

The doctrine of corporate opportunity shall not apply to officers and directors of CF VIII in circumstances where the application thereof would conflict with any fiduciary duties or contractual obligations they may have now or in the future. The doctrine of corporate opportunity shall apply to a director or officer of CF VIII with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the CF VIII

The stockholders, directors and officers of the Combined Entity who are affiliated or designees of Exela shall not have any duty to refrain from engaging directly or indirectly in the same business activities of the Combined Entity, except where expressly limited from doing so by any agreement with the Combined Entity.

Subject Matter	CF VIII Charter	Combined Entity Charter

and (i) such opportunity is one CF VIII is legally and contractually permitted to undertake and would otherwise be reasonable for CF VIII to pursue and (ii) the director or officer is permitted to refer that opportunity to CF VIII without violating any legal obligation.

Anti-Takeover Provisions

The CF VIII Charter includes an opt out of Section 203 of the DGCL, provided, however, the CF VIII Charter contains a similar restriction except that affiliates of the Sponsor and its permitted transferees are not deemed “interested stockholders,” regardless of the percentage of CF VIII’s voting stock owned by them.

The Combined Entity Charter also includes an opt out of Section 203 of the DGCL but eliminates the similar restriction previously included in the CF VIII Charter.
Blank Check Company Provisions	The CF VIII Charter contains provisions that are specific to a blank check company as described elsewhere in this proxy statement.	The Combined Entity Charter eliminates all such provisions as they are no longer applicable following the consummation of the Business Combination.

Reasons for the Amendments to the CF VIII Charter

Name Change

Changing the post-combination corporate name from “CF Acquisition Corp. VIII” to “XBP Europe Holdings, Inc.” is desirable to reflect the Business Combination and to align the name of the Combined Entity with the existing operating business of XBP Europe.

Elimination of Multiple Classes of Common Stock

The elimination of multiple classes of CF VIII Common Stock (and the rights and privileges specifically attributable to the CF VIII Class B Common Stock) is desirable because all shares of CF VIII Class B Common Stock will be converted into shares of CF VIII Class A Common Stock in connection with the Merger.

Increase in Authorized Shares of Preferred Stock

An increase in authorized shares of “blank check” preferred stock will provide the Combined Entity with needed flexibility to issue shares in the future in a timely manner and under circumstances the Combined Entity considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Notwithstanding the foregoing, authorized but unissued preferred stock may enable the Combined Entity Board to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may negatively impact the market price of the Common Stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity Board was to determine that a takeover proposal was not in the best interests of the Combined Entity, such preferred stock could be issued by the Combined Entity Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or an insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Entity Board to issue the authorized preferred stock on its own volition will enable Combined Entity to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

Certain Business Combinations

While the CF VIII Charter opts out of Section 203 of the DGCL, which affects the ability of an “interested stockholder” to engage in certain business combinations, for a period of three years following the time that the stockholder becomes an “interested stockholder,” the CF VIII Charter contains a similar restriction except that affiliates of the Sponsor and its permitted transferees are not deemed “interested stockholders,” regardless of the percentage of CF VIII’s voting stock owned by them. Removing these restrictions will allow potential change of control transactions of the Combined Entity which would have otherwise been delayed or prevented by such restrictions.

Action by Written Consent

It is desirable to permit the stockholders of the Combined Entity to act by written consent in circumstances where Exela owns more than a majority of the voting power of the capital stock of the Combined Entity. Authorizing action by written consent in these circumstances will foster quicker decision-making and allow the Combined Entity to implement strategies that it would otherwise have been presented at a special meeting where Exela could vote in favor of the particular action without the need of any other stockholders.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to CF VIII’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Combined Entity Charter does not include the requirement to dissolve the Combined Entity after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations. In addition, certain other provisions in the CF VIII Charter require that proceeds from the initial public offering be held in the Trust Account until the completion of a business combination or redemption of 100% of the outstanding public shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Combined Entity Charter.

Corporate Opportunities

This amendment is desirable as it is intended to provide that each person exempted pursuant to such amendment is not subject to the doctrine of corporate opportunities and does not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Combined Entity or any of its subsidiaries. The CF VIII Charter provides that the doctrine of corporate opportunities applies to a director or officer of CF VIII, with certain exceptions. This change is in line with practices of similarly positioned public companies, and certain individuals may be unwilling or unable to serve as directors or officers of the Combined Entity without such assurances due to their activities as investors in a wide range of companies. This amendment may, however, result in the exempted persons having conflicts of interest and the Combined Entity not having access to certain potentially beneficial opportunities discovered by the exempted persons.

Vote Required for Approval

The approval of each of the Closing Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VIII Common Stock as of the Record Date, voting together as a single class, and the affirmative vote of a majority of the shares of CF VIII Class B Common Stock outstanding as of the Record Date, voting as a separate class. Accordingly, a CF VIII Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Closing Charter Amendment Proposals.

Each of the Closing Charter Amendment Proposals is subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Closing Charter Amendment Proposals will not be presented to the CF VIII Stockholders at the Special Meeting.

The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and 98.2% of the outstanding shares of CF VIII Class B Common Stock. Accordingly, the Sponsor will have the ability, voting on its own, to approve each of the Closing Charter Amendment Proposals. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of each of the Charter Amendment Proposals and as a result, no CF VIII Public Shares will need to be voted to approve any of the Closing Charter Amendment Proposals

Recommendation of the CF VIII Board

THE CF VIII BOARD UNANIMOUSLY RECOMMENDS THAT CF VIII STOCKHOLDERS VOTE “FOR” EACH OF THE CLOSING CHARTER AMENDMENT PROPOSALS.

THE PRE-CLOSING CHARTER AMENDMENT PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, CF VIII Stockholders are being asked to approve an amendment to modify Section 9.2 of the CF VIII Charter.

Section 9.2(a) of the CF VIII Charter includes the following limitation on CF VIII’s ability to redeem CF VIII Public Shares in connection with, and accordingly, to consummate, its initial business combination:

“provided, however, that the Corporation will only redeem Offering Shares so long as (after such redemption), the Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’) (or any successor rule)), or of any entity that succeeds the Corporation as a public company, will be at least $5,000,001 or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination either immediately prior to or upon consummation of the initial Business Combination (such limitation hereinafter called the ‘Redemption Limitation’).”

The purpose of the proviso in Section 9.2(a), which we refer to as the “NTA Requirement”, was to ensure that in connection with its initial business combination, CF VIII would continue, as it has since the IPO, to not be subject to the “penny stock” rules of the SEC and therefore, not be a “blank check company” as defined under Rule 419 of the Securities Act because it complied with Rule 3a51-1(g)(1) (the “NTA Rule”). The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and CF VIII believes that it may rely on another exclusion, which relates to it being listed on the Nasdaq Capital Market (Rule 3a51-1(a)(2)) (the “Exchange Rule”). Therefore, CF VIII intends to rely on the Exchange Rule to not be deemed a penny stock issuer.

Accordingly, CF VIII is proposing that immediately prior to the Closing, Section 9.2(a) of the CF VIII Charter shall be amended by deleting the proviso in Section 9.2(a) cited above and replacing it with the following:

“provided, however, that the Corporation will only redeem Offering Shares so long as (after such redemption), (i) (A) the Corporation’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’) (or any successor rule)), or of any entity that succeeds the Corporation as a public company, will be at least $5,000,001, or (B) the Corporation is otherwise exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended, and (ii) the Corporation satisfied any greater net tangible asset or cash requirement which may be contained in the agreement relating to the initial Business Combination either immediately prior to or upon consummation of the initial Business Combination (such limitation hereinafter called the ‘Redemption Limitation’).”

Rule 419 blank check companies and “penny stock” issuers

As disclosed in the IPO prospectus, because the net proceeds of the IPO were to be used to complete an initial business combination with a target business that had not been selected at the time of the IPO, CF VIII may be deemed to be a “blank check company”. Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that that term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule.

Historically, SPACs have relied upon the NTA Rule to avoid being deemed a penny stock issuer. Like many SPACs, CF VIII included the proviso of Section 9.2(a) in the CF VIII Charter in order to ensure that through the consummation of its initial business combination, CF VIII would not be considered a penny stock issuer and therefore not a blank check company if no other exemption from the rule was available.

Reliance on Rule 3a51-1(a)(2).

The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria set forth in the Exchange Rule. CF VIII’s securities are listed on the Nasdaq Capital Market and have been so listed since the consummation of the IPO. CF VIII believes that the Nasdaq Capital Market has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on the Exchange Rule to avoid being treated as a penny stock. Therefore, the NTA Requirement is unnecessary so long as CF VIII meets the requirements of the Exchange Rule.

Reason for the Amendment

CF VIII is proposing the Pre-Closing Charter Amendment Proposal in order to modify the NTA Requirement contained in the CF VIII Charter because CF VIII believes that in certain circumstances, it may not satisfy the NTA Requirement upon Closing. CF VIII further believes that it can rely on other available exclusions from the penny stock rules, more specifically, the Exchange Rule, that would not impose restrictions on CF VIII’s or the Combined Entity’s net tangible assets. While CF VIII does not believe any failure to satisfy the NTA Requirement would subject it to the SEC’s penny stock rules, as the NTA Requirement is included in the CF VIII Charter, if the Pre-Closing Charter Amendment Proposal is not approved, CF VIII may not be able to consummate the Business Combination.

Vote Required for Approval

The Pre-Closing Charter Amendment Proposal requires the affirmative vote of the holders of 65% of the issued and outstanding shares of CF VIII Common Stock. Accordingly, a CF VIII Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Pre-Closing Charter Amendment Proposal.

The Pre-Closing Charter Amendment Proposal is subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Pre-Closing Charter Amendment Proposal will not be presented to the CF VIII Stockholders at the Special Meeting.

The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve the Pre-Closing Charter Amendment Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Pre-Closing Charter Amendment Proposal and as a result, no CF VIII Public Shares will need to be voted to approve the Pre-Closing Charter Amendment Proposal.

Recommendation of the CF VIII Board

THE CF VIII BOARD UNANIMOUSLY RECOMMENDS THAT CF VIII STOCKHOLDERS VOTE “FOR” THE PRE-CLOSING CHARTER AMENDMENT PROPOSAL.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the CF VIII Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will be presented to CF VIII Stockholders in the event that it is determined by CF VIII that additional time is necessary or appropriate to complete the Business Combination or for any other reason. In no event will the CF VIII Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the CF VIII Charter and the DGCL.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by CF VIII Stockholders, the CF VIII Board may not be able to adjourn the Special Meeting to a later date in the event it is determined by CF VIII that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the votes cast by the CF VIII Stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal. The approval of the Adjournment Proposal is not conditioned upon the approval of any other Proposal.

The Sponsor currently holds 82.2% of the issued and outstanding shares of CF VIII Common Stock and accordingly, the Sponsor will have the ability, voting on its own, to approve the Adjournment Proposal. Pursuant to the Sponsor Support Agreement, the Sponsor has agreed to vote any shares of CF VIII Common Stock held by it in favor of the Adjournment Proposal and as a result, no CF VIII Public Shares will need to be voted to approve the Adjournment Proposal.

Recommendation of the CF VIII Board

THE CF VIII BOARD UNANIMOUSLY RECOMMENDS THAT CF VIII STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL

information about CF VIII

Unless the context otherwise requires, references in this section to “we,” “us” or “our” refer to CF VIII.

General

We are a blank check company incorporated as a Delaware corporation on July 8, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement as our initial business combination. Our sponsor is CFAC Holdings VIII, LLC.

Although we are not limited in our search for target businesses to a particular industry or sector for the purpose of consummating an initial business combination, we focused our search on companies in the financial services, healthcare, real estate services, technology and software industries.

We, the Sponsor, and CF&Co. are all affiliates of Cantor. Cantor is a diversified company specializing in financial and real estate services for customers operating in the global financial and commercial real estate markets, whose businesses include CF&Co., a leading independent middle market investment bank and primary dealer; BGC Partners, Inc., whose common stock trades on the Nasdaq Global Select Market under the ticker symbol “BGCP,” a leading global financial technology and brokerage business primarily servicing the global financial markets; and Newmark Group, Inc., whose Class A common stock trades on the Nasdaq Global Select Market under the ticker symbol “NMRK,” a leading full-service commercial real estate services business.

Entities controlled by Cantor have also sponsored seven additional SPACs: CF Finance Acquisition Corp. (“Cantor SPAC I”), CF Finance Acquisition Corp. II (“Cantor SPAC II”), CF Finance Acquisition Corp. III (“Cantor SPAC III”), CF Acquisition Corp. IV (“Cantor SPAC IV”), CF Acquisition Corp. V (“Cantor SPAC V”), CF Acquisition Corp. VI (“Cantor SPAC VI”) and CF Acquisition Corp. VII (“Cantor SPAC VII”).

Cantor SPAC I consummated its initial public offering in December 2018 and consummated its initial business combination in November 2020 with GCM Grosvenor Inc. (“GCM Grosvenor”), a global alternative asset management firm. Cantor SPAC II consummated its initial public offering in August 2020 and consummated its initial business combination in March 2021 with View, Inc. (“View”), a leading smart buildings platform and technology company. Cantor SPAC III consummated its initial public offering in November 2020 and consummated its initial business combination in August 2021 with AEye, Inc. (“AEye”), a provider of high-performance, active lidar systems technology for vehicle autonomy, advanced driver-assistance systems, and robotic vision application. Cantor SPAC V consummated its initial public offering in February 2021 and consummated its initial business combination in January 2022 with Satellogic, Inc. (“Satellogic”), the first vertically integrated geospatial analytics company. Cantor SPAC VI consummated its initial public offering in February 2021 and consummated its initial business combination in September 2022 with Rumble Inc. (“Rumble”), a fast-growing neutral video platform. Cantor SPAC IV consummated its initial public offering in December 2020 and Cantor SPAC VII consummated its initial public offering in December 2021. Neither Cantor SPAC IV nor Cantor SPAC VII have entered into business combination agreements. Past performance by any of such SPAC entities should not be relied on as indicative of the future performance of an investment in CF VIII or the Combined Entity.

On March 16, 2021, we closed the IPO for the sale of an aggregate of 25,000,000 CF VIII Units (including 3,000,000 CF VIII Units purchased pursuant to partial exercise of the underwriters’ over-allotment option) at a price of $10.00 per CF VIII Unit, each CF VIII Unit consisting of one share of CF VIII Class A Common Stock and one-fourth of one CF VIII Public Warrant, each whole CF VIII Public Warrant permitting the holders thereof to purchase one share of CF VIII Class A Common Stock for $11.50 per share, yielding gross proceeds of $250,000,000. Simultaneous with the closing of the IPO, we consummated the sale of 540,000 CF VIII Placement Units at a price of $10.00 per CF VIII Placement Unit ($5.4 million in the aggregate) in the CF VIII Private Placement, each CF VIII Placement Unit consisting of one CF VIII Placement Share and one-fourth of one CF VIII Placement Warrant. Upon closing of the IPO, $250,000,000 of the net proceeds of the IPO and the concurrent CF VIII Private Placement were deposited in the Trust Account.

On March 12, 2021, the CF VIII Units started trading on the Nasdaq Capital Market under the symbol “CFFEU.” On May 3, 2021, the CF VIII Class A Common Stock and CF VIII Warrants started trading on the Nasdaq Capital Market under the symbols “CFFE” and “CFFEW,” respectively.

In March 2022, CF VIII Stockholders approved an amendment to the CF VIII Charter extending the deadline by which our initial business combination must be completed from March 16, 2022 to September 30, 2022, in the First Extension. In connection with the First Extension, holders of 2,879,927 CF VIII Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account, and the Sponsor made the First Extension Loan to CF VIII in the amount of $4,424,015, which amount CF VIII deposited into the Trust Account for the benefit of holders of CF VIII Public Shares that did not redeem their shares in connection with the First Extension vote.

In September 2022, CF VIII Stockholders approved a second amendment to the CF VIII Charter extending the deadline by which our initial business combination must be completed from September 30, 2022 to March 16, 2023, in the Second Extension. In connection with the Second Extension, holders of 19,159,975 CF VIII Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account, and the Sponsor made the Second Extension Loan to CF VIII in the amount of $976,832, which amount CF VIII deposited into the Trust Account for the benefit of holders of CF VIII Public Shares that did not redeem their shares in connection with the Second Extension vote.

In March 2023, CF VIII Stockholders approved a third amendment to the CF VIII Charter extending the deadline by which our initial business combination must be completed from March 16, 2023 to September 16, 2023 (or such earlier date as determined by the CF VIII Board), in the Third Extension. In connection with the Third Extension, holders of 1,523,509 CF VIII Public Shares exercised their right to redeem such shares for a pro rata portion of the funds in the Trust Account, and the Sponsor made the Third Extension Loan to CF VIII in the amount of up to $344,781 (with the Sponsor agreeing to fund $57,464 of the Third Extension Loan for each month of the Third Extension that is utilized by CF VIII). CF VIII deposited $57,464 into the Trust Account in March 2023, and will deposit the same amount into the Trust Account for each of the five subsequent calendar months (commencing on April 17, 2023 and ending on the 16th day of each subsequent month), or portion thereof, that CF VIII needs to complete its initial business combination for the benefit of holders of CF VIII Public Shares that did not redeem their shares in connection with the Third Extension vote.

Initial Business Combination

So long as we obtain and maintain a listing for our securities on Nasdaq, we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The CF VIII Board made the determination as to the fair market value of our initial business combination. The CF VIII Board believes that the financial skills and background of its members qualified it to conclude that the Business Combination with XBP Europe met this requirement.

Stockholder Approval of the Business Combination

Pursuant to the CF VIII Charter, our public stockholders may request that we redeem all or a portion of such stockholder’s CF VIII Public Shares for cash if the initial business combination is consummated for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two (2) business days prior to the consummation of the business combination, including interest (net of taxes payable).

In connection with the IPO or their appointment to the CF VIII Board, the Sponsor and each of our officers and directors agreed to waive their redemption rights with respect to any shares of CF VIII Common Stock they may hold in connection with the consummation of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF VIII’s officers and directors did not receive separate consideration for the waiver. Any CF VIII Public Shares held by the Sponsor, and the 540,000 CF VIII Placement Shares and 6,250,000 Founder Shares held by the Sponsor and our independent directors will be excluded from the pro rata calculation used to determine the per-share redemption price.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, CF VIII’s, XBP Europe’s or Exela’s respective directors, officers, advisors or respective affiliates may (1) purchase CF VIII Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, CF VIII Public Shares, (2) execute agreements to purchase CF VIII Public Shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire CF VIII Public Shares, vote their CF VIII Public Shares in favor of the Proposals and/or not to redeem their CF VIII Public Shares. Such a purchase or other arrangement may include a contractual acknowledgement that such stockholder, although still the record holder of shares of CF VIII Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, CF VIII’s, XBP Europe’s or Exela’s respective directors, officers, advisors or respective affiliates purchase CF VIII Public Shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their CF VIII Public Shares. The purpose of such share purchases and other transactions would be to limit the number of CF VIII Public Shares electing to redeem.

Redemption of CF VIII Public Shares and Liquidation if no Initial Business Combination

The CF VIII Charter provides that we will have until September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), to complete our initial business combination. If we are unable to complete our initial business combination by such deadline, pursuant to the CF VIII Charter we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CF VIII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of taxes payable, less up to $100,000 of net interest to pay dissolution expenses) divided by the number of then outstanding CF VIII Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF VIII Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter).

The Sponsor and our officers and directors have entered into letter agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares or CF VIII Placement Shares held by them if we fail to complete our initial business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter).

The Sponsor and our officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the CF VIII Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the CF VIII Public Shares if we did not complete our initial business combination within 12 months from the closing of the IPO, or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their CF VIII Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding CF VIII Public Shares. However, we will only redeem CF VIII Public Shares in an amount such that (after such redemption), our net tangible assets would be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination. If this optional redemption right is exercised with respect to an excessive number of CF VIII Public Shares such that we cannot satisfy the net tangible asset requirement described above, we would not proceed with the amendment or the related redemption of the CF VIII Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of the IPO held outside the Trust Account, the $           Sponsor Loan and any Working Capital Loans. We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all amounts held by CF VIII, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by CF VIII Stockholders upon our dissolution would be approximately $10.53 as of December 31, 2022. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by CF VIII Stockholders will not be substantially less than $10.53. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm, and the underwriters of the IPO, did not execute agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per CF VIII Public Share and (ii) the actual amount per CF VIII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable from interest, provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of CF VIII. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per CF VIII Public Share or (ii) such lesser amount per CF VIII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per CF VIII Public Share.

We seek to reduce the possibility that the Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will use proceeds held outside the Trust Account plus proceeds from the Sponsor Loan and any Working Capital Loans to pay any such potential claims. In the event that we liquidate, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of the CF VIII Public Shares in the event we do not complete our initial business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), may be considered a liquidating distribution under the DGCL. The DGCL provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of CF VIII Public Shares in the event we do not complete our initial business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), is not considered a liquidating distribution under the DGCL and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem the CF VIII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, less up to $100,000 for dissolution expenses), divided by the number of then outstanding CF VIII Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF VIII Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. Accordingly, if our initial business combination has not been completed by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), it would be our intention to redeem the CF VIII Public Shares as soon as reasonably possible following such date, and, accordingly, we would not expect to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we do not anticipate complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors

(such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable if no waiver against the Trust Account is executed only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per CF VIII Public Share or (ii) such lesser amount per CF VIII Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.53 (or even $10.00) per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some, or all amounts received by our stockholders. Furthermore, the CF VIII Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any CF VIII Public Shares properly tendered in connection with a stockholder vote to amend any provisions of the CF VIII Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the CF VIII Public Shares if we did not complete our initial business combination within 12 months from the closing of the IPO, or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the CF VIII Public Shares if we are unable to complete our business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in such stockholder redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of the CF VIII Charter, like all provisions of the CF VIII Charter, may be amended with the approval of the CF VIII Stockholders.

Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 110 East 59th Street, New York, New York 10022. The cost for our use of this space is included in the $10,000 per month fee we pay to the Sponsor for office space, administrative and shared personnel support services. We consider our current office space adequate for our current operations.

Employees

We currently have two executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote, and will continue to devote, as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Competition

If we succeed in effecting the Business Combination, in all likelihood, the Combined Entity will face significant competition from XBP Europe’s competitors. We cannot assure you that, subsequent to the Business Combination, the Combined Entity will have the resources or ability to compete effectively. Information regarding the competition XBP Europe will face is set forth in the section titled “Information Related to XBP Europe.”

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

CF VIII’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to CF VIII.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Title
Howard W. Lutnick	61	Chairman and Chief Executive Officer
Jane Novak	58	Chief Financial Officer
Robert Hochberg	60	Director
Charlotte Blechman	52	Director
Steven Bisgay	56	Director
Mark Kaplan	63	Director
Robert Sharp	57	Director

Howard W. Lutnick has been our Chairman and Chief Executive Officer since July 2020. Mr. Lutnick is also the Chairman and Chief Executive Officer of Cantor. Mr. Lutnick joined Cantor in 1983 and has served as Chief Executive Officer of Cantor since 1992 and as Chairman since 1996. Mr. Lutnick’s company, CF Group Management, Inc. (“CFGM”), is the managing general partner of Cantor. Mr. Lutnick is also the Chairman of the Board of Directors of BGC Partners, Inc. and its Chief Executive Officer, positions in which he has served from June 1999 to the present. In addition, Mr. Lutnick has served as Chairman of Newmark Group, Inc. since 2016. Mr. Lutnick served as the Chairman and Chief Executive Officer of Cantor SPAC I from October 2015 until consummation of its business combination with GCM Grosvenor in November 2020, as the Chairman and Chief Executive Officer of Cantor SPAC II from September 2019 until consummation of its business combination with View in March 2021, as the Chairman and Chief Executive Officer of Cantor SPAC III from March 2016 until consummation of its business combination with AEye in August 2021, as the Chairman and Chief Executive Officer of Cantor SPAC V from April 2020 until consummation of its business combination with Satellogic in January 2022, and as the Chairman and Chief Executive Officer of Cantor SPAC VI from April 2020 until consummation of its business combination with Rumble in September 2022. Mr. Lutnick has also served as the Chairman and Chief Executive Officer of Cantor SPAC IV since January 2020 and of Cantor SPAC VII since July 2020. Mr. Lutnick has also served as a director of Satellogic since January 2022. Mr. Lutnick is a member of the Board of Directors of the National September 11 Memorial & Museum, the Board of Directors of the Partnership for New York City, the Board of Directors of the Horace Mann School, and the Board of Overseers of The Hoover Institution. In addition, Mr. Lutnick has served as Chairman and Chief Executive Officer of each of Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.) and Rodin Income Trust, Inc. since February 2017 and as President of Rodin Income Trust, Inc. since January 2018.

Jane Novak has been our Chief Financial Officer since July 2021. Ms. Novak joined Cantor in October 2017 and, since then, has served as the Global Head of Accounting Policy. In this role, Ms. Novak provides guidance to Cantor and its affiliates on complex accounting matters, including, among other things, compliance with GAAP, IFRS, and SEC pronouncements, establishing formal accounting policies, reviewing SEC filings, leading new accounting standards implementation and monitoring standard-setting activities. Ms. Novak served as the Chief Financial Officer of Cantor SPAC III from July 2021 until consummation of its initial business combination with AEye in August 2021, as Chief Financial Officer of Cantor SPAC V from July 2021 until consummation of its business combination with Satellogic in January 2022 and as Chief Financial Officer of Cantor SPAC VI from July 2021 until consummation of its business combination with Rumble in September 2022. Ms. Novak has also served as the Chief Financial Officer of Cantor SPAC IV since July 2021 and of Cantor SPAC VII since November 2021. Prior to joining Cantor, Ms. Novak worked for a number of financial services institutions over the prior 20 years, including Annaly Capital Management from February 2016 to September 2017, holding accounting policy, financial reporting and SEC reporting positions of progressive responsibility. Ms. Novak began her career in the audit practice at Deloitte’s New York office, serving financial services clients. Ms. Novak graduated summa cum laude from Brooklyn College, CUNY, with a B.S. in Accounting. Ms. Novak holds an active CPA license from the State of New York and is a member of the American Institute of Certified Public Accountants.

Robert Hochberg has served as a member of the CF VIII Board since March 2021. Mr. Hochberg is currently President and Chief Executive Officer of Numeric Computer Systems, Inc. (“Numeric”). Mr. Hochberg has served at Numeric as President since June 1984 and as Chief Executive Officer since November 1994. Numeric is a global software company with offices in New York, San Juan, Auckland, Jakarta and Sydney. Mr. Hochberg has also served as a director of Cantor SPAC IV since December 2021. Mr. Hochberg previously served as a director of Cantor SPAC I from January 2020 until the consummation of its business combination with GCM Grosvenor in November 2020, a director of Cantor SPAC II from August 2020 until consummation of its business combination with View in March 2021 and a director of Cantor SPAC III from November 2020 until consummation of its business combination with AEye in August 2021. Mr. Hochberg is a graduate of Vassar College, where he received a Bachelor of Arts in Economics.

Charlotte S. Blechman has served as a member of the CF VIII Board since March 2021. Ms. Blechman has extensive executive and management experience in marketing, public relations, visual merchandising, branding, digital and social marketing, advertising and communications. Ms. Blechman has served as Chief Marketing Officer of Tom Ford Retail LLC since January 2017 where she oversees various departments. She is responsible for all global marketing, communications, advertising, public relations, visual display, customer relationship management, digital marketing, events, and global marketing initiatives. Ms. Blechman served as a director of Cantor SPAC II from November 2020 until consummation of its business combination with View in March 2021. Ms. Blechman has also served as a director of Cantor SPAC IV since December 2020. From 2011 to 2017, Ms. Blechman served as Executive Vice-President of Marketing and Communication at Barneys New York. Prior to that, Ms. Blechman served as Gucci America’s Vice President of Public Relations and Special Events, also overseeing Worldwide Celebrity Relations. She also served as Vice President of Public Relations for Yves Saint Laurent.

Steven Bisgay has served as a member of the CF VIII Board since July 2021. Mr. Bisgay is currently the Chief Financial Officer of Cantor. From January 2020 until June 2022, Mr. Bisgay held the position of Chief Financial Officer of BGC Partners, Inc. Mr. Bisgay joined Cantor in February 2015 and served as Chief Financial Officer from that time until August 2020, and from January 2021 to present. As Chief Financial Officer of Cantor, Mr. Bisgay is responsible for financial operations, including accounting, finance, regulatory reporting, treasury and financial planning and analysis, as well as taxation, risk management, and investor relations. Mr. Bisgay also held various offices at and provided services to other affiliates of Cantor until December 2019, including as the Chief Financial Officer of Cantor SPAC I from October 2015 and as a director of Cantor SPAC I from December 2018 until December 2019, and as a director, Chief Financial Officer and Treasurer of two publicly non-traded REITs, Rodin Income Trust, Inc. and Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.), beginning in 2016. Mr. Bisgay served as a director of Cantor SPAC V from July 2021 until consummation of its business combination with Satellogic in January 2022 and of Cantor SPAC VI from July 2021 until consummation of its business combination with Rumble in September 2022. Mr. Bisgay has also served as a director of Cantor SPAC IV since July 2021 and of Cantor SPAC VII since December 2021. Prior to his time at Cantor, Mr. Bisgay was Chief Financial Officer at KCG Holdings, Inc., a market-making firm focused on client trading solutions, liquidity services and market-making technologies, after serving as Chief Financial Officer and Chief Operating Officer, Head of Business Development, Group Controller, and Director of Internal Audit at Knight Capital Group, Inc. and as a Senior Manager at PricewaterhouseCoopers, LLP. Mr. Bisgay received a B.S. in Accounting from Binghamton University and an M.B.A. from Columbia University. Mr. Bisgay also is registered with FINRA, holds a Series 27 Financial and Operations Principal license and is a Certified Public Accountant.

Mark Kaplan has served as a member of the CF VIII Board since March 2022. Mr. Kaplan is currently the Global Chief Operating Officer of Cantor Fitzgerald & Co., the Investment Banking and Asset Management arm of Cantor, a position he has held since February 2018. In that role, Mr. Kaplan oversees the businesses and operations of Cantor’s primary business divisions, both domestically and internationally. Mr. Kaplan has also served as a director of Cantor SPAC IV since December 2021. From 2007 to 2017, Mr. Kaplan was Chief Operating Officer for Société Générale in the Americas (“Société Générale”) where he was responsible for managing its regional operations, including the IT, Operations, Finance, Product Control, Operational Risk, IT Security, BCP, Sourcing and Real Estate departments. As part of that role, Mr. Kaplan helped develop and build many of the firm’s business initiatives, as well as several significant mergers and acquisitions. Prior to that position, Mr. Kaplan spent six years as the General Counsel for Société Générale, and for its investment banking subsidiary, Cowen & Co., leading their Legal and Compliance departments. Before joining Société Générale, Mr. Kaplan was the U.S. General Counsel of CBIC. And prior to that position was a Managing Director and Director of Litigation at Oppenheimer & Co., Inc. Mr. Kaplan has a B.A. from Bucknell University and a Juris Doctor from Columbia Law School.

Robert Sharp has served as a member of the CF VIII Board since March 2022. Mr. Sharp has over 25 years of experience in corporate acquisitions and strategically building equity value, combining financial and operational expertise. Since January 2014, Mr. Sharp has been Co-CEO of Ramy Brook, a leading contemporary fashion brand. Mr. Sharp is also the President and CEO of KDS Partners LLC, a private investment firm. Previously, Mr. Sharp was a founding partner and member of the Executive Committee of MidOcean Partners, a leading private equity firm, from February 2003 to December 2013. From September 1999 to February 2003, Mr. Sharp was a Managing Director at DB Capital Partners, the private equity division of Deutsche Bank, which was acquired out of Deutsche Bank to form MidOcean Partners. Mr. Sharp joined DB Capital Partners from Investcorp International, a global private equity firm. Mr. Sharp has served on numerous corporate boards throughout his career, including as the previous Chairman of Thomas Scientific, one of the largest suppliers of laboratory products and services. Mr. Sharp also served as a director of Cantor SPAC I from March 2019 until consummation of its business combination with GCM Grosvenor in November 2020 and as a director of Cantor SPAC III from November 2020 until consummation of its business combination with AEye in August 2021. Mr. Sharp has also served as a director of Cantor SPAC VII since December 2021. Mr. Sharp is a member of the Advisory Board of Mount Sinai Hospital, and a member of the Steering Committee of Duke University’s Financial Economics Center. Mr. Sharp received his B.A. in Economics, Phi Beta Kappa, Summa Cum Laude, from Union College, and his M.B.A in Finance from Columbia University, where he was a Samuel Bronfman Fellow.

All of CF VIII’s directors and members of management are U.S. persons located in the United States. Investors will therefore be able to effect service of process and enforce judgment of United States courts predicated upon civil liabilities and criminal penalties on such members of the CF VIII Board and management of CF VIII under United States securities laws.

Number and Terms of Office of Officers and Directors

We currently have six directors. Holders of shares of CF VIII Class B Common Stock have the right to elect all of our directors prior to consummation of our initial business combination and holders of CF VIII Public Shares do not have the right to vote on the election of directors during such time. These provisions of the CF VIII Charter may only be amended if approved by at least 90% of the shares of CF VIII Common Stock voting at a stockholder meeting. Approval of our initial business combination requires the affirmative vote of a majority of the CF VIII Board, including Mr. Lutnick. The CF VIII Board unanimously approved the Business Combination. The CF VIII Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term.

The term of office of the first class of directors, consisting of Mr. Bisgay and Mr. Kaplan, expired at our first annual meeting of stockholders and Mr. Bisgay and Mr. Kaplan were re-elected by the holders of the shares of CF VIII Class B Common Stock. The term of office of the second class of directors, consisting of Mr. Lutnick, Mr. Hochberg, Ms. Blechman and Mr. Sharp, will expire at the second annual meeting of stockholders. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, that prior to the consummation of our initial business combination, any or all of the directors may be removed from office, for cause or not for cause, only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of CF VIII Class B Common Stock. Subject to any other special rights applicable to the stockholders, including holders of preferred stock, whenever any director shall have been elected by the holders of any class of stock voting separately as a class, such director may be removed and the vacancy filled only by the holders of that class of stock voting separately as a class. Vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, and in any case, prior to the consummation of our initial business combination, by a majority of the holders of the shares of CF VIII Class B Common Stock, and any director so elected to fill any such vacancy or newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Our officers are appointed by the CF VIII Board and serve at the discretion of the CF VIII Board, rather than for specific terms of office. The CF VIII Board is authorized to appoint persons to the offices set forth in the CF VIII Bylaws as it deems appropriate. The CF VIII Bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Senior Managing Directors, Managing Directors, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the CF VIII Board.

Director Independence

So long as we obtain and maintain a listing for our securities on Nasdaq, a majority of the CF VIII Board generally must be independent, subject to certain limited exceptions set forth under the rules of Nasdaq. We currently rely on the “controlled company” exemption. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the CF VIII Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The CF VIII Board has determined that each of Mr. Hochberg, Ms. Blechman and Mr. Sharp is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules.

Officer and Director Compensation

Except as described below, none of our officers or directors has received any cash compensation for services rendered to us. Except as described below, to date, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been or will be paid by us to our officers and directors, or, other than as described herein, to the Sponsor or any affiliate of the Sponsor or our officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, the Sponsor has transferred up to 10,000 Founder Shares or CF VIII Placement Shares to each of our independent directors or we have paid cash fees to such directors, at our discretion. In March 2021, the Sponsor transferred 10,000 Founder Shares to each of Mr. Hochberg and Ms. Blechman. In March 2022, the Sponsor transferred 2,500 shares of CF VIII Class A Common Stock to Mr. Sharp and we agreed to pay Mr. Sharp $25,000 to serve as a director of CF VIII, which payment was made on March 1, 2023. We pay an amount equal to $10,000 per month to the Sponsor for office space, administrative and shared personnel support services. In addition, our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor, our officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not have nor do we expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination. After the completion of the initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Entity. We have not established any limit on the amount of such fees that may be paid to our directors or members of management. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination. The existence or terms of any employment or consulting arrangements for any members of our management team to retain their positions with us after consummation of a business combination may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

There is no expectation that any directors or members of our management team will remain with the Combined Entity following completion of the Business Combination and accordingly, no consulting or management fees are expected to be paid to directors or members of our management team following completion of the Business Combination.

Committees of the CF VIII Board

The CF VIII Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and certain limited exceptions, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. In addition, Nasdaq rules generally require that the compensation committee of a listed company be comprised solely of independent directors, subject to certain limited exceptions set forth thereunder. We rely on the “controlled company” exemption.

Audit Committee

We have established an audit committee of the CF VIII Board. Mr. Hochberg, Ms. Blechman and Mr. Sharp serve as members of our audit committee, and Mr. Hochberg chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Mr. Hochberg, Ms. Blechman and Mr. Sharp each meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate, and the CF VIII Board has determined that Mr. Hochberg qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the CF VIII Board. Mr. Hochberg, Ms. Blechman and Mr. Sharp serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we generally would be required to have at least two members of the compensation committee, all of whom must be independent, subject to certain limited exceptions set forth under the rules of Nasdaq. Mr. Hochberg, Ms. Blechman and Mr. Sharp are each independent and Mr. Hochberg chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The CF VIII Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the CF VIII Board. The CF VIII Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors that participate in the consideration and recommendation of director nominees are currently Mr. Hochberg, Ms. Blechman and Mr. Sharp. In accordance with Rule 5605 of the Nasdaq rules, each of Mr. Hochberg, Ms. Blechman and Mr. Sharp is independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The CF VIII Board will also consider director candidates recommended for nomination by the CF VIII Stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of CF VIII Stockholders (or, if applicable, a special meeting of CF VIII Stockholders). CF VIII Stockholders that wish to nominate a director for election to the CF VIII Board should follow the procedures set forth in the CF VIII Bylaws. However, prior to our initial business combination, holders of CF VIII Public Shares do not have the right to recommend director candidates for nomination to the CF VIII Board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the CF VIII Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the CF VIII Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with the IPO. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this proxy statement entitled “Where You Can Find More Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CF VIII

The following discussion and analysis of CF VIII’s financial condition and results of operations should be read in conjunction with CF VIII’s financial statements and notes to those statements included in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” and similar terms are to CF Acquisition Corp. VIII before the Business Combination, except where the context requires otherwise.

Overview

We are a blank check company incorporated in Delaware on July 8, 2020 for the purpose of effecting an initial business combination. Our sponsor is CFAC Holdings VIII, LLC.

Although we are not limited in our search for target businesses to a particular industry or sector for the purpose of consummating our initial business combination, we focused our search on companies operating in the financial services, healthcare, real estate services, technology and software industries. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

Our registration statements for the IPO became effective on March 11, 2021. On March 16, 2021, we consummated the IPO of 25,000,000 CF VIII Units, including 3,000,000 CF VIII Units sold upon the partial exercise of the underwriter’s over-allotment option, at a purchase price of $10.00 per CF VIII Unit, generating gross proceeds of $250,000,000. Each CF VIII Unit consists of one share of CF VIII Class A Common Stock and one-fourth of one redeemable CF VIII Public Warrant. Each whole CF VIII Public Warrant entitles the holder to purchase one share of CF VIII Class A Common Stock at a price of $11.50. Each CF VIII Public Warrant will become exercisable 30 days after the completion of our initial business combination and will expire 5 years after the completion of our initial business combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the IPO, we consummated the sale of 540,000 CF VIII Placement Units, at a price of $10.00 per CF VIII Placement Unit, to the Sponsor in the CF VIII Private Placement, generating gross proceeds of $5,400,000.

Following the closing of the IPO and sale of the CF VIII Placement Units on March 16, 2021, an amount of $250,000,000 ($10.00 per CF VIII Unit) from the net proceeds of the sale of the CF VIII Units in the IPO and the sale of the CF VIII Placement Units was placed in the Trust Account, located in the United States at J.P. Morgan Chase Bank, N.A., with Continental acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of our initial business combination and (ii) the distribution of the Trust Account, as described below.

On March 8, 2022, at a special meeting of CF VIII Stockholders, CF VIII Stockholders approved the First Extension, which extended our term to complete our initial business combination from March 16, 2022 to September 30, 2022. In connection with the First Extension, the Sponsor loaned us the First Extension Loan in an aggregate amount of $4,424,015 ($0.20 for each CF VIII Public Share that was not redeemed in connection with the First Extension). The proceeds of the First Extension Loan were deposited in the Trust Account on March 9, 2022. The First Extension Loan does not bear interest and is repayable by us to the Sponsor or its designees upon consummation of our initial business combination. In connection with the stockholder vote to approve the First Extension, 2,879,927 CF VIII Public Shares were redeemed at $10.00 a share, resulting in a reduction of $28,799,270 in the amount held in the Trust Account.

On September 27, 2022, at a special meeting of CF VIII Stockholders, CF VIII Stockholders approved the Second Extension, which extended our term to complete our initial business combination from September 30, 2022 to March 16, 2023. In connection with the Second Extension, the Sponsor loaned us the Second Extension Loan in an aggregate amount of $976,832 ($0.33 for each CF VIII Public Share that was not redeemed in connection with the Second Extension). The proceeds of the Second Extension Loan were deposited in the Trust Account on September 30, 2022. The Second Extension Loan does not bear interest and is repayable by us to the Sponsor or its designees upon consummation of our initial business combination. In connection with the stockholder vote to approve the Second Extension, 19,159,975 CF VIII Public Shares were redeemed at approximately $10.24 a share, resulting in a reduction of $196,121,351 in the amount held in the Trust Account.

On March 6, 2023, we issued 5,000,000 shares of CF VIII Class A Common Stock to the Sponsor upon the conversion of 5,000,000 shares of CF VIII Class B Common Stock held by the Sponsor (the “Conversion”). The 5,000,000 shares of CF VIII Class A Common Stock issued in connection with the Conversion are subject to the same restrictions as applied to the CF VIII Class B Common Stock prior to the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the IPO.

On March 14, 2023, at a special meeting of CF VIII Stockholders, CF VIII Stockholders approved the Third Extension, which extended our term to complete our initial business combination from March 16, 2023 to September 16, 2023 (or such earlier date as determined by the CF VIII Board). In connection with the Third Extension, the Sponsor loaned us the Third Extension Loan in an aggregate amount of up to $344,781 ($0.04 per share per month, or up to $0.24 per share if all six months of the Third Extension are utilized, for each CF VIII Public Share that was not redeemed in connection with the Third Extension). The Third Extension Loan does not bear interest and is repayable by us to the Sponsor or its designees upon consummation of our initial business combination. The proceeds of the Third Extension Loan will be deposited in the trust account in six equal installments for each month (or portion thereof) that is needed by CF VIII to complete an initial business combination. In connection with the stockholder vote to approve the Third Extension, 1,523,509 CF VIII Public Shares were redeemed at approximately $10.69 a share, resulting in a reduction of $16,290,945 in the amount held in the Trust Account.

Following the Conversion and the Third Extension, there are 6,976,589 shares of CF VIII Class A Common Stock issued and outstanding and 1,250,000 shares of CF VIII Class B Common Stock issued and outstanding.

Pursuant to the Merger Agreement, in connection with the closing of the Business Combination, all amounts outstanding under each of the First Working Capital Loan, the Second Working Capital Loan, the First Extension Loan, the Second Extension Loan and the Third Extension Loan will be converted into shares of CF VIII Class A Common Stock in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

We have until September 16, 2023 (or such earlier date as determined by the CF VIII Board), or a later date approved by CF VIII Stockholders in accordance with the CF VIII Charter, to consummate our initial business combination. If we are unable to complete our initial business combination by such date, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CF VIII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest (net of taxes payable, less up to $100,000 for dissolution expenses), divided by the number of then outstanding CF VIII Public Shares, which redemption will completely extinguish our public stockholders’ rights as CF VIII Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF VIII Board, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above, to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete an initial business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by the CF VIII Stockholders in accordance with the CF VIII Charter).

Liquidity and Capital Resources

As of December 31, 2022 and 2021, we had approximately $41,200 and $25,000, respectively, of cash in our operating account. As of December 31, 2022 and 2021, we had a working capital deficit of approximately $9,209,000 and $2,634,000, respectively. As of December 31, 2022 and 2021, we had approximately $276,000 and $18,000, respectively, of interest income from the Trust Account available to pay taxes.

Our liquidity needs through December 31, 2022 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $79,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”), the proceeds from the consummation of the CF VIII Private Placement with the Sponsor not held in the Trust Account, the Sponsor Loan, the First Working Capital Loan and the Second Working Capital Loan. We fully repaid the Pre-IPO Note upon completion of the IPO. In addition, in order to finance transaction costs in connection with our initial business combination, pursuant to the Sponsor Loan, the Sponsor loaned us $1,750,000 pursuant to fund our expenses relating to investigating and selecting a target business and other working capital requirements after the IPO and prior to our initial business combination, which Sponsor Loan has been fully drawn by us. If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide us Working Capital Loans.

On March 9, 2022, we borrowed $4,424,015 ($0.20 for each CF VIII Public Share that was not redeemed in connection with the First Extension) from the Sponsor pursuant to the First Extension Loan, which was deposited in the Trust Account.

On June 30, 2022, we entered into the First Working Capital Loan with the Sponsor in the amount of up to $1,000,000 in connection with advances the Sponsor will make to us for working capital expenses, which First Working Capital Loan has been fully drawn by us.

On September 30, 2022, we borrowed $976,832 ($0.33 for each CF VIII Public Share that was not redeemed in connection with the Second Extension) from the Sponsor pursuant to the Second Extension Loan, which was deposited in the Trust Account.

On October 14, 2022, we entered into the Second Working Capital Loan with the Sponsor in the amount of up to $750,000 in connection with advances the Sponsor will make to us for working capital expenses.

On March 15, 2023, we borrowed up to $344,781 ($0.04 per share per month, or up to $0.24 per share if all six months of the Third Extension are utilized, for each CF VIII Public Share that was not redeemed in connection with the Third Extension) from the Sponsor in connection with the Third Extension Loan. The initial drawdown of $57,464 under the Third Extension Loan was deposited in the Trust Account on such date and additional amounts of $57,464 will be drawn down under the Third Extension Loan for each additional month that we extend our time to consummate an initial business combination thereafter.

As of December 31, 2022 and 2021, the carrying amounts of the loans payable by us to the Sponsor were approximately $8,200,000 and $734,000, respectively. As of December 31, 2022 and 2021, the face amounts of these loans were approximately $8,500,000 and $734,000, respectively. See “Related Party Loans” below for additional information.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from the Sponsor to meet our needs through the earlier of the consummation of an initial business combination or one year from the date of this proxy statement. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating an initial business combination.

Results of Operations

Our entire activity from inception through December 31, 2022 related to our formation, the IPO, and, since the closing of the IPO, to locating and completing a suitable initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on investments held in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the year ended December 31, 2022, we had net income of approximately $2,394,000, which consisted of approximately $5,122,000 of gain from the change in fair value of warrant liability, approximately $1,241,000 of interest income on investments held in the Trust Account and approximately $579,000 of other income, partially offset by approximately $2,602,000 of general and administrative expenses, approximately $1,055,000 of interest expense on Sponsor loans and mandatorily redeemable CF VIII Class A Common Stock, approximately $498,000 of loss from the change in fair value of the Forward Purchase Securities liability, approximately $111,000 of income tax expense, approximately $162,000 of franchise tax expense, and $120,000 of administrative expenses paid to the Sponsor.

For the year ended December 31, 2021, we had a net loss of approximately $1,708,000, which consisted of approximately $2,440,000 of general and administrative expenses, approximately $2,007,000 of loss from the change in fair value of the Forward Purchase Securities liability, approximately $201,000 of franchise tax expense, and approximately $95,000 of administrative expenses paid to the Sponsor, partially offset by approximately $3,017,000 of gain from the change in fair value of warrant liability and approximately $18,000 of interest income on investments held in the Trust Account.

Contractual Obligations

Business Combination Marketing Agreement

We engaged CF&Co., an affiliate of the Sponsor, pursuant to the Business Combination Marketing Agreement, as an advisor in connection with our initial business combination to assist us in holding meetings with CF VIII Stockholders to discuss any potential initial business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities and assist us with our press releases and public filings in connection with any initial business combination. We agreed to pay CF&Co. a cash fee for such services upon the consummation of our initial business combination in an amount of $9,350,000. However, in connection with the Merger, subject to and conditioned upon the closing of the Merger, CF&Co. agreed to waive such fee. If an initial business combination other than the Business Combination is consummated, CF&Co. would be entitled to receive the business combination marketing fee that will be released from the Trust Account only upon completion of such an initial business combination.

Engagement Letter

Pursuant to the Engagement Letter, we engaged CF&Co. as our exclusive financial advisor for the proposed business combination with XBP Europe, but CF&Co. has agreed not to receive an advisory fee for such services other than to receive reimbursement of actual expenses incurred and to be indemnified against certain liabilities arising out of its engagement.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor loaned us $1,750,000 pursuant to the Sponsor Loan to fund expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the IPO and prior to our initial business combination, which Sponsor Loan has been fully drawn by us.

On March 9, 2022, we borrowed $4,424,015 ($0.20 for each CF VIII Public Share that was not redeemed in connection with the First Extension) from the Sponsor pursuant to the First Extension Loan, which was deposited in the Trust Account. The First Extension Loan will not bear interest and will be repayable by us to the Sponsor or its designees upon consummation of our initial business combination.

On June 30, 2022, we entered into the First Working Capital Loan, which has been fully drawn by us. The First Working Capital Loan bears no interest and is due and payable on the date on which we consummate our initial business combination. The principal balance may be prepaid at any time.

On September 30, 2022, we borrowed $976,832 ($0.33 for each CF VIII Public Share that was not redeemed in connection with the Second Extension) from the Sponsor pursuant to the Second Extension Loan, which was deposited in the Trust Account. The Second Extension Loan will not bear interest and will be repayable by us to the Sponsor or its designees upon consummation of our initial business combination.

On October 14, 2022, we entered into the Second Working Capital Loan. The Second Working Capital Loan bears no interest and is due and payable on the date on which we consummate our initial business combination. The principal balance may be prepaid at any time.

On March 15, 2023, we borrowed up to $344,781 ($0.04 per share per month, or up to $0.24 per share if all six months of the Third Extension are utilized, for each CF VIII Public Share that was not redeemed in connection with the Third Extension) from the Sponsor in connection with the Third Extension Loan. The initial draw down of $57,464 was deposited in the Trust Account on such date and additional amounts of $57,464 will be drawn down under the Third Extension Loan for each additional month that we extend our time to consummate a business combination thereafter. The Third Extension Loan does not bear interest and is repayable by us to the Sponsor or its designees upon consummation of our initial business combination.

Pursuant to the Merger Agreement, in connection with the closing of the Business Combination, all amounts outstanding under each of the First Working Capital Loan, the Second Working Capital Loan, the First Extension Loan, the Second Extension Loan and the Third Extension Loan will be converted into shares of CF VIII Class A Common Stock in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

As of December 31, 2022 and 2021, the carrying amounts of the loans payable by us to the Sponsor were approximately $8,200,000 and $734,000, respectively. As of December 31, 2022 and 2021, the face amounts of these loans were approximately $8,500,000 and $734,000, respectively.

The Sponsor pays expenses on our behalf and we reimburse the Sponsor for such expenses paid on our behalf. As of December 31, 2022 and 2021, we had accounts payable outstanding to the Sponsor for such expenses paid on our behalf of $0 and approximately $571,000, respectively.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments, and we evaluate these estimates on an ongoing basis. To the extent actual experience differs from the assumptions used, our consolidated balance sheets, consolidated statements of operations, consolidated statements of stockholders’ equity (deficit) and consolidated statements of cash flows could be materially affected. We believe that the following accounting policies involve a higher degree of judgment and complexity.

Going Concern

In connection with our going concern considerations in accordance with guidance in ASC 205-40, Presentation of Financial Statements — Going Concern, we have until September 16, 2023 to consummate an initial business combination. Our mandatory liquidation date, if an initial business combination is not consummated, raises substantial doubt about our ability to continue as a going concern. Our consolidated financial statements included in this proxy statement do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should we be unable to continue as a going concern. In the event of a mandatory liquidation, within ten business days, we will redeem the CF VIII Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of taxes payable, less up to $100,000 for dissolution expenses), divided by the total number of then outstanding CF VIII Public Shares.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Warrant and Forward Purchase Securities Liability

We account for our outstanding CF VIII Warrants and the Forward Purchase Securities in accordance with guidance in ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, under which the CF VIII Warrants and the Forward Purchase Securities do not meet the criteria for equity classification and must be recorded as liabilities. As the CF VIII Warrants and the Forward Purchase Securities meet the definition of a derivative under ASC 815, Derivatives and Hedging, they are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement, with any subsequent changes in fair value recognized in the consolidated statements of operations in the period of change.

CF VIII Class A Common Stock Subject to Possible Redemption

We account for shares of CF VIII Class A Common Stock subject to possible redemption in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity. Shares of CF VIII Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. Shares of conditionally redeemable shares of CF VIII Class A Common Stock (including shares of CF VIII Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of CF VIII Class A Common Stock are classified as stockholders’ equity. All of the CF VIII Public Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 2,960,098 and 25,000,000 shares of CF VIII Class A Common Stock subject to possible redemption, respectively, are presented as temporary equity outside of the stockholders’ deficit section of our consolidated balance sheets. We recognize any subsequent changes in redemption value immediately as they occur and adjust the carrying value of redeemable shares of CF VIII Class A Common Stock to the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, we recognized the accretion from initial book value to redemption amount value of redeemable shares of CF VIII Class A Common Stock. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable shares of CF VIII Class A Common Stock also resulted in charges against Additional paid-in capital and Accumulated deficit.

Net Income (Loss) Per Share of CF VIII Common Stock

We comply with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income (loss) per share of CF VIII Common Stock is computed by dividing net income (loss) applicable to stockholders by the weighted average number of shares of CF VIII Common Stock outstanding for the applicable periods. We apply the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of CF VIII Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

We have not considered the effect of the CF VIII Warrants to purchase an aggregate of 6,385,000 shares of CF VIII Class A Common Stock sold in the IPO and the concurrent CF VIII Private Placement in the calculation of diluted earnings per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share of CF VIII Common Stock is the same as basic earnings per share of CF VIII Common Stock for the periods presented.

See Note 2 — Summary of Significant Accounting Policies to our consolidated financial statements as of and for the year ended December 31, 2022 contained elsewhere in this proxy statement for additional information regarding these critical accounting policies and other significant accounting policies.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Off-Balance Sheet Arrangements and Contractual Obligations

As of December 31, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

Recent Developments

On March 16, 2023, we instructed Continental to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Citibank, N.A., with Continental continuing to act as trustee, until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the IPO and CF VIII Private Placement are no longer invested in U.S. government debt securities or money market funds that invest in U.S. government debt securities.

INFORMATION ABOUT XBP Europe

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” “XBP Europe, “the Company” and similar terms are to XBP Europe Inc. and its subsidiaries before the Business Combination, except where the context requires otherwise.

OVERVIEW

XBP Europe is a pan-European integrator of bills, payments and related solutions and services seeking to enable digital transformation of businesses. The Company’s name — “XBP” stands for “exchange for bills and payments” and reflects the Company’s strategy to connect buyers and suppliers, within multiple industries, including banking, healthcare, insurance, utilities and the public sector, to optimize clients’ bills and payments and related digitization processes. XBP Europe believes its business ultimately advances digital transformation, improves market-wide liquidity by expediting payments, and encourages sustainable business practices.

The Company provides business process management solutions with proprietary software suites and deep domain expertise, serving as a technology and services partner for its clients. The Company believes its offerings are crucial to allowing clients to streamline complex and disconnected processes. The Company serves over 2,000 clients across Europe. XBP Europe’s client concentration is relatively low, with its top 10 clients accounting for 22% of revenue in 2021 and 26% in 2022, respectively.

For the fiscal year ended December 31, 2022, XBP Europe generated $180 million of revenue.

The Company processed in excess of 900 million payment transactions in 2021 and 1 billion payment transactions in 2022. This volume is achieved using its cloud-based structure, which enables the Company to deploy its business solutions to clients across the European market, and also to the Middle East and Africa (together with Europe, “EMEA”), where it has a smaller number of clients. In addition, the Company’s physical footprint, spanning 15 countries with 34 locations, utilization of a strong asset light financial model and significant operating leverage also contributes to such scale.

The Company intends to enhance and expand its product and service offerings by adding emerging standards to its bills and payments solutions, such as Request to Pay. These products and services would further enable the Company’s clients to transform their organizations while creating a higher-value relationship for their end clients. This expansion should also position XBP Europe as one of the few companies within the broader open banking initiatives that can offer solutions and services across multiple industries and departments.

XBP EUROPE’S BUSINESS

XBP Europe is a leading, pan-European provider of bills and payments services and solutions. Its digital foundation was developed to deliver fully outsourced solutions to address current and evolving client needs. The Company hosts its products both on client premises and as a SaaS offering in the cloud. These offerings, along with several hybrid solutions are available to clients based on their needs and preferences. The Company offers a business process management (“BPM”) model, whereby clients may choose among licenses covering a maximum number of transactions, multi-year term licenses with flexible recurring options, or per user monthly subscriptions. XBP Europe expects an increasing portion of its products to be offered through the subscription model in the future.

XBP Europe’s flexible deployment model has attracted many leading banking and financial institutions, including some of the largest in Europe. Among these institutions is Finanz Informatik (“FI”), the IT service provider of the Savings Banks Finance Group, a German financial institution with approximately $3.5 trillion in assets and 67 million customers.

The Company’s product lines are equally suitable for small and medium businesses (“SMBs”). The Company has recently made a concerted effort to expand its offerings to these smaller enterprises. It now offers monthly subscription Digital Mailroom and e-signature Drysign platforms to such entities across the United Kingdom, Germany and France.

Across both SMBs and large enterprises, the Company’s primary source of revenue stems from transactions processed by its products, including bill and payments processing. In 2022, this revenue stream generated approximately $137 million (approximately 76% of total revenues) and constituted the Company’s Bills and Payments reporting segment. Other sources of revenue include the sale of recurring software licenses and related maintenance, professional services, and sale of its hardware solutions and related maintenance, which represented the remainder of the Company’s revenue or $44 million (24% of total revenues) in 2022 and constituted the Company’s Technology segment.

The Company offers a multi-industry and departmental suite of products, which centers around finance and accounting (“F&A”) solutions and services and is comprised of the XBP Platform, Request to Pay, enterprise information management, robotic process automation, Digital Mailroom, business process management and workflow automation, and integrated communication services. The Company also offers core industry solutions for banking and financial services, and has rolled out a suite of Work From Anywhere (“WFA”) applications with enterprise software for connectivity and productivity to enable remote work.

Multi-Industry and Cross-departmental Solutions

XBP Platform — exchange for bills and payments

The XBP platform provides a secure messaging service, allowing billers, consumers and businesses to communicate and transact utilizing a modern technology stack that can connect to any client system without significant capital investments by new clients. Business-to-business (“B2B”) billers are able to communicate with payers electronically, offering transparency and simplified reconciliations. By structuring and linking data across disparate client systems, the Company’s XBP platform can be rapidly implemented using each client’s existing infrastructure and in-country settlement processes. This product allows payers to receive their bills in a single place, with analytics, alerts and several payment options. Downstream processes can be integrated with actionable data that is offered as a value-added service.

The XBP platform payment solutions enable consolidation of inbound payment channels and data continuity to enhance treasury management. Among other things, the product offers integrated receivables dashboards, multi-channel bill presentment and payment, reconciliation, exception and dispute management, ageing analytics, collections management, and targeted engagements.

Through the introduction of the XBP platform for SMBs, clients are able to access the Company’s XBP web portal and leverage rich features to organize their clients’ invoices, initiate communication and manage account receivables (“AR”) effectively, all designed to improve liquidity by expediting payments.

The Company’s accounts payable (“AP”) solution enables clients to simplify the complexities of supplier onboarding and management through a user-friendly user-interface (“UI”). XBP Europe’s AP solution can be integrated with its Digital Mailroom technology, which is able to process both digital and non-digital (e.g., paper) data. The AP solution process begins by initiating a requisition. Once approved, the requisition moves to procurement, where bids are solicited from an approved supplier network. The Company believes that supporting its clients by making its supplier network available may be a key differentiator in enabling a complete AP solution. The Company’s AP solution also records receipt of goods and invoices and performs three-way matching digitally. Exceptions are processed and once approved in accordance with the client’s processes, the purchase is recorded in the client’s ERP system, so that it can be paid. XBP Europe then uses its system to generate and deliver a payment file in the format the bank needs so that a payment can be processed. Some of its clients also authorize the Company to process the payment on their behalf. Additionally, XBP Europe deploys advanced AI-enabled solutions to decipher complex invoices and provide forecasts and insights into legacy accounting platforms.

Plug and play solutions across the Procure-to-Pay (P2P) and Order-to-Cash (o2C) cycle to simplify and personalize user experience, optimize treasury management, and facilitate compliance while reducing administrative cost

Request To Pay (RTP)

XBP Europe’s consistent focus on innovation in the open banking space allowed it to become one of the first market participants to develop an approved Request to Pay (“RTP”) solution for the United Kingdom market. This product was developed in cooperation with a key partner, Mastercard, and was approved by the United Kingdom’s regulatory body, Pay.UK in 2020. Meanwhile, the post-Brexit European Union is advancing its own RTP solution known as “R2P”, through the Single European Payment Area (“SEPA”) framework, sponsored by the European Payments Council (the “EPC”). Whether in the United Kingdom or EU, RTP enables billers to make payment requests and allows payers to act on such requests through a secure, unified messaging service that provides end-to-end audit trails for billers and facilitates two-way communication throughout the payment process. The solution is designed to help reduce the number of late payments by allowing the payer to exercise more options, including opening a line of communication regarding the amount, frequency and time of payment. According to a study by the Euro Banking Association, RTP has multiple potential uses, which include POS (point of sale)

transactions, e-commerce, e-invoicing, and recurring payments. The benefits across these use cases are multifold and include: improved liquidity management, reduction of payment defaults, avoidance of credit card fees and reduced reliance on cash by enabling a low cost real time account to account transfer.

Enterprise Information Management

XBP Europe’s enterprise information management (“EIM”) solutions consume and organize large amounts of data across multiple formats and store the information in cloud-enabled proprietary platforms. The Company also gathers transaction data from enterprise systems for hosting. The collected, extracted data is usually used to complete a client-mandated process, and is then made available to the Company’s clients and their end-consumers for a period of time in return for an access fee as part of the hosting service.

Robotic Process Automation

XBP Europe has been at the forefront of using robotic process automation (“RPA”). The Company’s deployment model for RPA is desktop automation, followed by server level automation if the usage is reaching its capacity. XBP Europe has built up a large library of RPA rules by both industry and client and embeds it into its solution suite. XBP Europe views RPAs as a step towards the automation of processes in instances where application programming interfaces (“APIs”) do not exist. An example of this is old legacy systems, which may only be accessed through UI that were intended for a human operator to access. In these instances, RPAs will allow a bot to mimic the human interaction.

Digital Mailroom Solutions

XBP Europe is one of the leading providers of digital mailroom and records digitization solutions and often handles the entire mailroom operation for its clients. XBP Europe’s digital mailroom product, called “DMR,” employs the Company’s technology and uses either the Company’s or a client’s infrastructure to process mailroom transactions. The end-to-end digital mailroom accommodates inputs from paper, fax, emails and other electronic data. The Company also offers recorded voice, image, microfiche and video input channels. Users of DMR are able to view any of these inputs the same way they view emails in their inbox. The versatility of DMR means that it is used as both a module inside the XBP platform and as part of XBP Europe’s WFA suite. The UI also connects to other XBP Europe offerings, such as the Drysign e-signature platform, shipping and receiving services with digital receipt, and delivery and routing to the Company’s intelligent lockers.

XBP Europe offers DMR for enterprise wide deployment to captive mailrooms of clients, mailrooms outsourced to XBP Europe and others. It is also suitable for business locations with no dedicated mailroom, such as a client’s front desk. DMR also functions as a virtual address solution, enabling businesses to acquire desirable addresses to support their evolution without needing to invest in additional physical office locations. Digital mailroom solutions are available as SaaS, BpaaS or as enterprise licenses. The Company’s largest DMR deployment is with the German Savings Banks Finance Group, to which 67 million users have access. Since late 2021, the Company has been offering DMR to SMBs on a monthly subscription basis in the United Kingdom, France and Germany.

Business Process Management and Intelligent Workflow Automation

XBP Europe has built extensive workflow automation and case management platforms for business process management, which can be leveraged to use the Company’s EIM engines. These platforms are designed to integrate popular databases and enterprise systems and are offered across three user categories: enterprise class (10,000 or more users or tasks), interdepartmental class (collaboration across departments), and case-management (off the shelf workflow automation platform which can be customized). Most of the Company’s deployments of its workflow automation suite are with banking clients in Germany and the United Kingdom.

Integrated Communications

XBP Europe’s comprehensive multi-channel integrated communications solutions help clients communicate with other businesses or clients. This suite of solutions can link through several channels, including email, print and mail, SMS, web, voice, and chat. XBP Europe’s solutions and services can be expanded to include design and marketing, selection of optimal engagement and least cost routing for mission critical communications. The cost of bills, statements, enrollments, client support, targeted marketing, mass notifications, reprographics, and regulatory notices can each be evaluated using these solutions. XBP Europe also partners with clients to promote digital migration and improve user experience and help reduce, and even eliminate inefficient, wasteful communications.

Banking and Financial Industry Solutions and Services

XBP Europe is one of the largest non-bank processors of payments in Europe, having handled in excess of 900 million payment transactions in 2021 and 1 billion payment transactions in 2022. The Company’s banking and financial industry offerings include solutions for payment processing and payment enablement, mortgage enrollment, lending and loan management, confirmation of payee, know your client (“KYC”), anti-money laundering, governance, compliance and information management solutions and accounted for approximately 53% of revenue in 2022. XBP Europe can provide these services as an end-to-end solution or as an augmentation of existing banking processes. It may also offer them as a technology license or through its employees who service clients.

The Company handles a variety of payment channels in addition to checks and credit cards including Real Time Payments (called Faster Payments in the UK), SEPA, Bank Giro in the Nordics and other payment networks. It performs these services on behalf of banks or their clients. Open banking is changing the regulatory environments in many of XBP Europe’s markets, which are beginning to permit non-bank payment processors to connect to the payment networks directly. The Company is in the process of applying for a PSP license in the European Union to further expand its payment offerings and better compete in the open banking space. The Company operates core and mission critical payments services for a number of banks in Europe. These banks look to XBP Europe to manage the payment infrastructure (software, hardware and hosting), the process design, the operational aspects of the services, payment scheme compliance (to the in-country interbank clearing schemes) and the application of the appropriate governance processes covering this heavily regulated industry. The bank clients outsource functions from their payments infrastructure and operations to the Company, which manages the end-to-end design, build, test and operates aspects of the payments processes using the Company’s in-house resources, software and know-how. XBP Europe has internal policies and procedures that conform to the standards required by banks and regulators for such sensitive and crucial activities and to comply with local laws and regulations.

The services that XBP Europe provides are for certain services so critical to the banks’ core operational activities, that they are exempt from value added tax. As part of its services, XBP Europe staff and systems collect and aggregate outgoing payments, initiate and process payments, check those payments for validity and compliance, and submit them directly to the national interbank payments networks to which XBP Europe is directly connected. Similarly, when payments are arriving (incoming requests for payment), XBP Europe systems and operational staff validate them, perform anti-fraud checks (rejecting fraudulent payments) and make payment decisions if funds are available and the account credentials are met. Post-settlement, the time after a payment has been made, XBP Europe operates systems and services that handle payment queries or errors.

Cross-border Payments

As well as domestic payments, XBP Europe operates foreign currency services for five banks in the United Kingdom and Ireland. These services are more complex than domestic payments as they require the Company to comply with international sanctions regimes (e.g., OFAC) and involve much more regulations, rules and downstream processes such as exchange rates charging tariffs.

Digitization of Checks

The Company provides mobile and remote deposit technologies to its banking and financial services clients. For example, when the United Kingdom transitioned from traditional check processing to an image based check clearing system (“ICS”) in 2017, to speed up the settlement of checks, XBP Europe and Vocalink (now part of Mastercard) were selected to jointly build and run the infrastructure of this new inter-bank clearing system. Today, all checks in the United Kingdom are processed via ICS. Separately, the Company has delivered ICS compliant services to seven of the nineteen participant banks in the United Kingdom and has been working to upgrade their mobile and remote deposit capabilities.

Confirmation of Payee

Payments in the United Kingdom and the European Union are moving toward real time account-to-account payments, which is expected to shift transactional volumes from traditional services such as card schemes, and batch-based payments such as direct debit. This move is largely driven by regulation in part due to cost and speed benefits. Both the United Kingdom and the European Union payments regulators have encouraged the adoption of so-called overlay services that provide greater benefits to end users and reduced opportunities for fraud. Two of these overlays are RTP, which is described above, and Confirmation of Payee (“CoP”) and the Company is part of a select few in the industry that has adopted and deployed both of these services.

CoP is a service that verifies the payee’s bank account name and details before transmitting payments. This is a standard mandated by Pay.UK and conforms to the security requirements of open banking. CoP acts as an additional layer of payment protection and warns against sending payments to any non-verified payee account. This serves to transfer the fraud liability to the payer should the payer ignore any warnings. These validations help reduce the risk of payments to the wrong account holder, subsequent payment investigations and adjustment costs, and losses from, among other things, fraud. XBP Europe was among the first service providers to launch a live client on its CoP service with the Co-operative Bank in 2020. The Company has since implemented the product with additional bank clients. Ultimately, CoP delivers revenue to XBP Europe through license sales and transaction volume.

Mortgage and loan management

To improve the speed and provide cost efficiencies within a compliant mortgage and lending completion process, the Company’s proprietary mortgage and loan management solutions enable lenders to originate and service loans with greater efficiency by automating the entire mortgage lifecycle, from origination to submission and post-completion disbursements. The Company sells this solution on a software license basis.

INDUSTRY TRENDS

B2B Bills and Payments are Complex.

There is at present no uniform solution for B2B bills and payments in Europe. Further, the billing and payment processes within an organization are often disconnected. The market is served by a group of diverse players who typically address client needs based on scale. This leads to a disproportionate focus towards large enterprises that typically produce a large number of outbound invoices with a higher degree of complexity. Large enterprises also tend to contract with a greater number of suppliers, which leads to complexities when matching invoices to purchase orders and making subsequent payments. In response, some large enterprises have made significant capital investments to develop extensive, automated AP and AR capabilities. However, these functions typically operate without integration leading to manual reconciliation, which can be labor intensive.

On the SMB side, only a selection of SMBs maintain automated bills and payments systems. These entities tend to purchase accounts payable and/or accounts receivable solutions off the shelf while they are still small and then keep such off the shelf solutions as they grow, leading to inefficiencies as their needs become more complex. Many other SMBs still rely on a heavily manual process. Typically, these are organizations that did not purchase an accounts payable or accounts receivable system, grew through acquisitions and inherited disparate accounts payable and accounts receivable processes, or are geographically dispersed and require different processes based on local regulations and languages.

B2B Bills and Payments Solutions are Transforming.

In recent years, the payment solutions industry has undergone a fundamental change. The market has increasingly demanded faster payment solutions initiated through cost effective account-to-account transfers and instant communication among businesses, consumers and their financial institutions. Habits too, are changing, as businesses are increasingly run by the digital generation, which expects payment channels that can provide instantaneous solutions. However, these changes have also brought about an increased risk of billing fraud.

Client demands for faster payments have attracted the focus of a number of national regulators. Across Europe, regulators have turned their attention to increasing the speed of payments, so that businesses may be better scaled and system wide liquidity can improve. Regulators have also placed heightened focus on environmental factors promoting the move to digitized processes including mandates for migration to e-invoices in some countries. There is a clear agenda in several European countries including Germany, Norway, Sweden, the United Kingdom, and France towards an aggressive full conversion to e-invoices. Such initiatives have also resulted in RTP from Pay.UK in the United Kingdom and SEPA R2P for most of Europe. Despite the evolving regulatory environment, the journey towards full digital transformation of bills and payments is still in its early stages and these steps have not yet compelled a widespread change in how businesses manage invoices and payments.

Broader Open Banking Initiatives.

While the market for open banking services has grown significantly since 2018, opportunities for significant growth remain. As an example, the Open Banking Implementation Entity announced in February 2023 that there are seven million users of open banking services across the UK, which represents 14% of the adult population. Forrester Research predicts that this number will grow to 45% of the adult population by 2027. This same research shows that 59% of UK adults expressed an interest in utilizing open banking in 2021. Payment volumes per capita in the UK are expected to rise from one per person per annum to 30 per person per annum, which would set the stage for exponential growth in this area.

Specifically within Europe, Forrester shows an interest level in the adult population of between 50% and 64%. Further, the adoption rate of open banking is expected to double across each European country by 2027. As with the UK, payment volumes across these markets are set to show exponential growth with Sweden leading the way from four per person per annum to 37.

In addition to the current uses of open banking data, companies are beginning to use data collected from open banking to ‘push’ tailored goods and services to consumers as a way to gain a competitive advantage for their offerings. To date, it has mainly been used for selling financial services products (e.g. credit cards and loans), however, there are many more uses arising.

MARKET SIZE

According to the World Bank, the combined GDP of the European Union and the UK was approximately $20.3 trillion in 2021, making it the second largest market in the world (after the United States), with the largest individual markets in Europe being France, Germany, and the UK.

The 2021/2022 Annual Report on European SMEs by the European Commission reported that in 2021, there were approximately 22.8 million small and medium enterprises and approximately 50,000 large enterprises (where a small and medium enterprise is defined as an enterprise with fewer than 250 employees, annual turnover of less than €50 million and balance sheet total of less than €43 million, and large enterprises are enterprises other than a small or medium enterprise), in the European Union. At the beginning of 2021, the United Kingdom had an additional 5.5 million small and medium businesses and 7,700 large enterprises according to statistics provided by the UK Department for Business, Energy & Industrial Strategy (where a small and medium business is defined as a business with fewer than 250 employees, and a large business as a business other than a small or medium business).

Bills and Payments

StraitsResearch has reported that the Global B2B payments market size was valued at $1 trillion in 2021, and it is projected to reach $2.5 trillion by 2030 (growing at a CAGR of 10.8% during that period). It further reported that the B2B market in Europe (which is the second-largest B2B region) is projected to reach $640 billion by 2030 (including all payment methods), growing at a CAGR of 9.4% between 2022 and 2030.

According to a release by the European Central Bank, in 2021, the total number of non-cash payments in the Eurozone area (comprised of 20 out of 27 of the EU member countries) increased by 12.5% to 114.2 billion, and total value increased by 18.6% to €197.0 trillion in 2021 (approximately $214.3 trillion), in each case based on the EUR/USD exchange rate as of January 20, 2023. The same release also reported that card payments accounted for 49% of total number of non-cash payments, credit transfers accounted for 22% of such payments, and direct debits accounted for 20% of such payments.

Market Catalysts

According to a report by Allied Market Research, the European Open Banking market size was valued at $6.1 billion in 2020 and is projected to reach $48.3 billion by 2030, growing at a 23.2% CAGR during the forecast period.

The IMARC Group reported that the global e-invoicing market reached a value of $8.7 billion in 2021, and is expected to reach $29.7 billion by 2027, with a 21.5% CAGR during 2022-2027. Insight Partners reported that the e-invoicing market in Europe was valued at $1.2 billion in 2019 and is projected to reach $4.2 billion by 2027; it is expected to grow at a CAGR of 17.1% from 2020 to 2027, as fragmented invoicing solutions market and high amount of intra-European trade drive continuous demand.

HOW XBP EUROPE COMPETES

The Company’s business strategy aims to accelerate clients’ digital transformation through deployment of XBP Europe software and automation techniques, hosted within a single, cloud platform. The Company’s overarching goal is to provide the highest value and lowest cost of ownership to its clients. The Company attempts to accomplish this by building scalable systems that are used by its employees to deliver business process automation services across Europe. The key elements of the Company’s growth strategy are described below:

•        Expand Penetration of Solution Stack Across Client Base.    The Company seeks to move up in what it calls “the seven layers of technology enabled solutions and services stack,” climbing the value chain from discrete services to end-to-end processes through use of front-end enterprise software. It believes continued deployment of its single sign-on portals with on-demand applications will drive expansion of XBP Europe’s front-end software (B2B/B2C/SaaS) and integrated offerings.

Seven layers of technology enabled solutions and services stack

•        Layer 1 — Data Fabric — Host, gather, extract all types of structured and unstructured data, digital and analog

•        Layer 2 — Information Management — Digital classifications, data enhancement and normalization driving downstream processes improvement

•        Layer 3 — Intelligent Workflow Automation — Digital connectivity and automated decisioning driving productivity and quality

•        Layer 4 — Process Components — Operations partner for component(s) of larger process, handing off output file for downstream execution

•        Layer 5 — Platform Integrations — XBP Europe platforms directly connected to clients’ core systems, accessed through single sign-on and common interfaces

•        Layer 6 — End-to-End Process — Full cycle operations and technology for multi-channel process through execution of business outcomes

•        Layer 7 — Front-End Software (B2B/B2C/SaaS) — XBP Europe front end applications (branded or private label) directly interfacing with end user experience

•        Expand relationships with existing clients.    The Company intends to continue pursuing cross-selling and up-selling opportunities within its existing client base. With an existing base of over 2,000 clients, the Company believes it has meaningful opportunities to offer a bundled suite of services and to be a “one-stop-shop” for its clients’ bills and payments automation and broader digital transformation. As an example, the Company offers a full suite of solutions by bundling integrated accounts payable and receivables, payment solutions, finance and accounting services, master data management, reporting analytics along with integrated communication services for enterprises and SMBs.

•        Expand XBP network of billers and payers.    The Company processed in excess of 1 billion payment transactions in 2022. The transactions it processes touch tens of millions of consumers, buyers and suppliers across Europe, and present a significant opportunity to connect many more of them. XBP Europe intends to expand the scope and scale of services it offers by leveraging the integration value its existing network provides as it endeavors to further connect buyers and suppliers to communicate and transact digitally.

•        Work-from-Anywhere (WFA) enablement — The Company believes the modern workforce will continue to become more globalized, dynamic, and dispersed, demanding applications that support digital workflows, remote connectivity, productivity optimization and flexible facilities. XBP Europe plans to continue expanding its WFA suite of enterprise software to meet the evolving needs of its clients and their employees.

•        Pursue new client opportunities.    The Company plans to continue to develop new long-term, strategic client relationships, particularly where it has an opportunity to deliver a wide range of its capabilities and can have a meaningful impact on its clients’ business outcomes. For example, XBP Europe plans to leverage the solutions it has already introduced in some European markets, like CoP or RTP (which the Company has introduced in the United Kingdom), and offer them to clients in other European markets. Additionally, the Company plans to become a registered PSP. This would further its ability to serve new clients.

•        Capitalize on its enhanced scale and operating capacity.    The Company intends to utilize its pan-European scale and track record of success to strengthen its ability to bid on new opportunities. XBP Europe plans to dedicate additional resources to expand its range of service offerings and pursue additional cross-selling opportunities. The Company also plans to use its scale and operations expertise to improve utilization of its assets.

ABOUT XBP EUROPE

XBP Europe is a wholly-owned subsidiary of Exela, a Nasdaq-listed company headquartered in Irving, Texas. XBP Europe was formed in September 2022 to facilitate the Business Combination. Together with its subsidiaries, XBP Europe constitutes a collection of entities, which have comprised Exela’s core European business since the 1995 merger between Texas-based BancTec, Inc. and Recognition International, Inc. XBP Europe’s subsidiaries and predecessor entities have been serving clients in the European marketplace for over 45 years. In 2018, through the acquisitions of Asterion International and Drescher Full-Service Versand, Exela further expanded its geographic and client reach across Europe.

Clients

The Company serves over 2,000 clients across a variety of industries. Its clients are among the leading companies in their respective industries, and many of them are recurring clients that have maintained long-term relationships with XBP Europe and its predecessor companies.

The Company has leveraged its relationships with clients to offer extended value chain services. XBP Europe believes that clients turn to it due to a demonstrated ability to work on large-scale projects, past performance and record of delivery, and deep domain expertise accumulated from years of experience in key verticals. The Company believes its stable and significant base of clients and long-term relationships can contribute to predictable revenues.

The Company maintains a strong mix of diversified clients with low client concentration. No single client accounted for more than 6% of 2022, 2021 or 2020 revenue and the top 10 clients only accounted for 26%, 22% and 22% of 2022, 2021 and 2020 revenue, respectively.

Competitor Landscape

The Company’s competitors include both large and small businesses, as well as global companies. Such competitors broadly fall into the following categories: (a) bills and payments aggregators and processors, multinational companies providing data aggregation, information management and workflow automation, (b) consulting, discrete process and platform integration service providers, (c) platform and front-end software providers, (d) BPO companies, and (e) niche local providers in specific verticals and/or geographies. The Company believes the principal competitive factors in providing its solutions include platforms, industry specific knowledge, quality, reliability and security of service, and price. XBP Europe continues to integrate best practice delivery processes into its service-delivery capabilities to improve quality and service levels and to increase operational efficiencies.

Regulation and Compliance

The Company operates across numerous jurisdictions and provides client solutions in a number of fields, any number of which could be subject to regulation in the future. The Company is subject to the general legal framework in such jurisdictions. Whilst the Company provides support to clients in highly regulated industries, including banking, healthcare, insurance and utilities, which in some cases will result in the clients placing contractual obligations on the Company to comply with certain rules and regulations applicable to those industries in the performance of its services, currently there are no industry-specific licenses or authorizations required for the Company to provide such services.

However, the Company believes that the current regulatory environment in many geographies presents opportunities for growth as many geographies allow non-bank payment processes to connect directly to payment networks. In connection with accessing such opportunities and expanding its business the Company may choose to opt into certain regulatory frameworks, or may be required to comply with new or existing regulations, any of which may impact its business operations and practices. The Company may, in the future, decide to subject itself to regulation to expand its service offerings. The Company recently partnered with Mastercard to develop an approved RTP solution for the United Kingdom market, which was approved by Pay.UK in 2020. In addition, the post-Brexit European Union is advancing R2P, which could be subject to regulation from the EPC. Further, the Company is also in the process of applying for a PSP license in the European Union to further expand its payment offerings and better compete in the open banking space.

There has been increased public attention regarding the use of personal information and data transfer, accompanied by legislation and regulations intended to strengthen data protection, information security and consumer and personal privacy. The law in these areas continues to develop and the changing nature of privacy laws in the European Union and elsewhere could impact the Company’s processing of personal information of its employees and its processing of personal information on behalf of its clients. In the European Union the comprehensive GDPR went into effect in May 2018. The GDPR has introduced significant privacy-related changes for companies operating both in and outside the European Union. The Company has resources dedicated to compliance with existing and emerging laws and regulations. It also relies on outside experts and licenses technologies to help supplement its knowledge and resource base and to validate and audit its processes.

Research and Development

The Company’s ability to compete successfully depends heavily upon its ability to ensure a timely flow of competitive products, services and technologies to the marketplace while leveraging its domain expertise. Through regular and sustained investment, licensing of intellectual property and acquisition of third-party businesses and technology, the Company expects to continue to develop new knowledge platforms, applications and supporting service bundles that enhance and expand its existing suite of services.

The Company’s seven-layer model described above requires the Company to continue to harness its capabilities in each layer and the ultimate measure of success will be how many clients are in each layer. XBP Europe believes that a greater client concentration in the top layers will reflect the success of its R&D strategy.

Intellectual Property

The Company deploys a combination of proprietary knowledge platforms and applications, as well as generally available third-party licensed software. XBP Europe has a worldwide, non-exclusive, fully paid perpetual irrevocable intellectual property license with Exela and its worldwide subsidiaries pursuant to which it has access to all of the intellectual property in existence at Closing and able to be sub-licensed, of Exela and those other subsidiaries for use in the EMEA region on an exclusive basis. Until such time as it is no longer an affiliate of Exela, XBP Europe may also employ any intellectual property improvements developed by Exela. The Company believes that the intellectual property it has at its disposal is a competitive strength.

The Company’s platforms aim to enhance information management and workflow processes through automation and process optimization to minimize labor requirements or to improve labor performance. XBP Europe’s decisioning engines have been built with years of deep domain expertise, incorporating hundreds of thousands of client and industry specific rules, which enable efficiency and lower the cost of preparing and decisioning transactions. XBP Europe business processes and implementation methodologies are confidential and proprietary and include trade secrets that are important to its business.

The Company’s licensed intellectual properties are generally governed by written agreements of varying duration, including some with fixed terms that are subject to renewal based on mutual agreement. Generally, each agreement may be further extended, and XBP Europe has historically been able to renew most existing agreements before they expire. The Company expects these and other similar agreements to be extended so long as it is mutually advantageous to both parties at the time of renewal.

Human Capital

XBP Europe considers its employees to be the foundation for its growth and success.

As of March 31, 2023, the Company had approximately 1,550 employees (of which approximately 170 were part-time employees) across 15 European countries and in Morocco. Employee count fluctuates based upon the timing and duration of client engagements. The Company’s senior leadership team has extensive experience with business process management, and while XBP Europe has grown through a number of acquisitions, it has retained an experienced and cohesive leadership team.

XBP Europe is also fully committed to developing and fostering a culture of diversity and inclusion, and understands that its ability to attract, train, and retain talented individuals from all backgrounds and perspectives is key to its continued success.

•        Diversity and inclusion.    The Company continues to focus on the hiring, retention, and advancement of women and underrepresented populations. Recently, XBP Europe has been expanding its efforts to recruit and hire world-class diverse talent, and has engaged with strategic partners to accelerate its inclusion and diversity programs.

•        Compensation and benefits.    The Company offers its employees a complete set of benefits, including competitive base salaries and bonus opportunities. In addition, XBP Europe expects to establish an equity incentive plan through which it will use targeted equity-based grants with vesting conditions to attract and retain personnel.

•        Health, safety, and wellness.    XBP Europe is committed to the health, safety and wellness of its employees. In response to the COVID-19 pandemic, XBP Europe implemented significant changes in the best interest of its employees and the communities in which it operates, by having the majority of the Company’s employees work from home, while implementing additional safety measures for employees continuing critical on-site work.

•        Talent development.    The Company invests significant resources to develop the talent needed to continue to be a leader in its industry. XBP Europe delivers numerous training opportunities, provides rotational assignment opportunities, has expanded its focus on continuous learning and development, and has implemented industry-leading methodologies to manage performance, provide feedback and develop talent. The Company’s talent development programs provide employees with the resources they need to help achieve their career goals, build management skills and lead their organizations.

•        Building connections.    The Company believes that building connections between its employees, their families, and its communities creates a more meaningful, fulfilling and enjoyable workplace. The Company is active and involved in the communities in which its employees live and work, and promotes a culture of volunteering and giving back.

The Company locates its operation centers in areas where the value proposition it offers is attractive relative to other local opportunities, resulting in an engaged educated multilingual workforce that is able to make a meaningful contribution from their local marketplace. The Company’s platforms enable rapid employee learning and facilitate knowledge transfer among employees, reducing training time, and allowing employees to increase their skills and leadership capabilities with the goal of creating a long-term funnel of talent to support the Company’s growth.

Legal Proceedings

Subsidiary Litigation

A group of 71 former employees brought a claim against a subsidiary of XBP Europe related to their dismissal resulting from the closure of two production sites in France in 2020. The employees filed complaints with the Labor Court on June 9, 2022. Conciliation hearings at the Labor Court were held on September 27, 2022, December 13, 2022 and March 7, 2023. A further hearing is scheduled for June 13, 2023.

The Company accrued $2.0 million in Accrued Liabilities on the combined and consolidated balance sheet as of December 31, 2022 (see Note 15, Restructuring) based on the estimate at such time of the range of possible losses, however, the settlement discussions have included amounts up to €3.99 million. The Company has been in settlement discussions with plaintiff’s counsel, and settlement has been agreed in principle with 4 claimants for a total of €0.1 million. The remaining 67 claimants filed an application for summary proceedings in respect of part of the claim for a total claim of €1.0 million. The summary proceedings hearing was held on April 11, 2023 and the court issued its decision on May 9, 2023 upholding all of the plaintiffs’ claims for a total amount of €1.0 million. The Company intends to appeal the decision, however the decision does not increase the anticipated exposure for the claim with the next hearing scheduled for June 13, 2023.

Other

We are, from time to time, involved in other legal proceedings, inquiries, claims and disputes, which arise in the ordinary course of business. Although our management cannot predict the outcomes of these matters, our management believes these actions will not have a material, adverse effect on our financial position, results of operations or cash flows.

management of XBP Europe PRIOR TO the business combination

XBP Europe was incorporated in Delaware on September 28, 2022 and formed for the purpose of holding Exela’s European business to facilitate the Business Combination. As a result, the directors and officers put in place during XBP Europe’s formation are not representative of the individuals who have managed the business across the various EMEA Companies prior to the Business Combination. See “Management of the Combined Entity Following the Business Combination” for a description of the management of the Combined Entity that will be in place upon Closing.

Those individuals who are referred to as XBP Europe’s named executive officers in the Executive Compensation section do not necessarily reflect the individuals who managed the business across the various EMEA Companies prior to the Business Combination. Since the EMEA Companies were wholly owned subsidiaries of Exela, management decisions related to the EMEA Companies have been made by representatives of Exela prior to the Business Combination. See “Executive Compensation” for the list of the named executive officers of XBP Europe prior to the Business Combination.

management of the combined entity following the business combination

The following table sets forth the persons that are anticipated to become the executive officers and directors of the Combined Entity upon the Closing. At Closing, the Combined Entity Board will be comprised of five (5) directors.

For biographical information concerning the executive officers, see “Information about the Combined Entity’s Management.” For biographical information concerning the remaining directors, see below.

Name	Age	Title
Par Chadha	68	Director, Executive Chairman
Andrej Jonovic	42	Chief Executive Officer
Vitalie Robu	51	President
Dejan Avramovic	39	Chief Financial Officer
		Director
		Director
		Director
		Director

Controlled Company

For purposes of the Nasdaq Listing Rules, the Combined Entity will be a “controlled company.” Under the Nasdaq rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Upon completion of the Business Combination, Exela, through its ownership of BTC International, will own 69.4%, 71.1% or 72.8% of the Combined Entity (assuming no redemptions, “50% redemptions” or “100% redemptions,” and in each case, assuming no exercise of Warrants and making the additional assumptions described in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of CF VIII Public Shares, BTC International, the Sponsor and the independent directors hold in the Combined Entity upon completion of the Business Combination?”). The Combined Entity may elect to avail itself of the exemptions available to it under Rule 5615I of Nasdaq, as will be disclosed in an amendment to this proxy statement.

Director Independence

As a “controlled company,” the Combined Entity will be exempt from the requirement that a majority of the Combined Entity Board be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the relevant company and who, in the opinion of the Combined Entity Board, has no relationship with the company which would “interfere with the exercise of independent judgment” in carrying out director responsibilities. It is anticipated that each individual expected to serve on the Combined Entity Board upon consummation of the Business Combination, other than Par Chadha, will qualify as an independent director under Nasdaq listing standards.

Committees of the Combined Entity Board

Following the Closing, it is anticipated that the Combined Entity Board will have three standing committees: an audit committee, a compensation committee and a nominating committee.

Audit Committee

Upon the Closing of the Business Combination, it is anticipated that the members of our audit committee will consist of            ,            and            .            is expected to serve as the chairperson of the audit committee. Under the Nasdaq Listing Rules, we are required to have at least three (3) members on the audit committee. The Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and it is anticipated that each will qualify as independent directors under applicable rules. Each of            ,            and            is financially literate and it is anticipated that            qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Upon the Closing of the Business Combination, it is anticipated that the members of our compensation committee will consist of            ,            and            .            is expected to serve as the chairperson of the compensation committee. Under the Nasdaq Listing Rules, we are required to have at least two members on the compensation committee. The Nasdaq Listing Rules require that the compensation committee of a listed company (other than that of a “controlled company,” which the Combined Entity will be upon the Closing) be composed solely of independent directors, and it is anticipated that each of            ,            and            will qualify as independent directors under applicable rules.

Nominating Committee

Upon the Closing of the Business Combination, it is anticipated that the members of our nominating committee will consist of            .            is expected to serve as the chairperson of the nominating committee. The Nasdaq Listing Rules require that the nominating committee of a listed company (other than that of a “controlled company,” which the Combined Entity will be upon the Closing) be composed solely of independent directors, and it is anticipated that each of            ,            and            will qualify as independent directors under applicable rules.

Code of Ethics

The Combined Entity Board will adopt a code of business conduct and ethics (“Code of Ethics”) that will apply to all of the Combined Entity’s directors, officers and employees in accordance with applicable federal securities laws. Upon the consummation of the Business Combination, the Code of Ethics will be available on the Corporate Governance section of the Combined Entity’s website. In addition, the Combined Entity intends to post on the Corporate Governance section of the Combined Entity’s website all disclosures that are required by law or the listing standards of the Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Ethics rather than by filing a Current Report on Form 8-K. The reference to the Combined Entity’s website address in this proxy statement does not include or incorporate by reference the information on the Combined Entity’s website into this proxy statement.

INFORMATION ABOUT THe ComBINED Entity’S MANAGEMENT

Par Chadha is a director nominee of the Combined Entity and, if appointed, will serve as the Executive Chairman of the Combined Entity. Mr. Chadha is also the Executive Chairman of Exela and is the founder, Chief Executive Officer and Chief Investment Officer of HGM, a family office, formed in 2001. Mr. Chadha brings over 40 years of experience in building businesses in the Americas, Europe and Asia, including execution of mergers and acquisitions, integration of businesses and public offerings. Mr. Chadha served as the Chairman of Exela since the closing of business combination among Exela, SourceHOV Holdings, Inc. (“SourceHOV”), and Novitex Holdings, Inc. (“Novitex”) on July 12, 2017 (“Novitex Business Combination”), and most recently became Executive Chairman of Exela in September 2021. He also served as Chairman of SourceHOV from 2011 to July 2017 when it was acquired by Exela, and was Chairman of Lason Inc. from 2007 to 2011 until its merger with SourceCorp, a predecessor company of SourceHOV. Mr. Chadha currently serves as the Chairman of HOV Services Limited (NSE:HOVS), a company listed on the National Stock Exchange of India. He previously held this position from 2009 to 2011 and has otherwise served as a Director since 2005. Mr. Chadha is co-founder of Rule 14, LLC, an artificial intelligence led automation company formed in 2011. During his career, Mr. Chadha has been a cofounder of technology companies in the fields of metro optical networks, systems-on-silicon, and communications. Mr. Chadha previously participated in director and executive roles in portfolio companies of HGM, and currently holds and manages investments in evolving financial technology, health technology and AI industries. Mr. Chadha holds a B.S. degree in Electrical Engineering from the Punjab Engineering College, India. Mr. Chadha is the father-in-law of Andrej Jonovic.

Andrej Jonovic will serve as Chief Executive Officer of the Combined Entity, in connection with which Mr. Jonovic will be responsible for the development and execution of business strategy, shaping the company culture and enhancing shareholder value. Mr. Jonovic has served as the Executive Vice President, Business Strategy and Corporate Affairs of Exela since July 2017, where he has been responsible for the oversight of several companywide functions, including M&A and strategic transactions, legal affairs, human resources, marketing and the Digital Assets Group. Mr. Jonovic will retain his role at Exela, however his primary role will be as Chief Executive Officer of XBP Europe. Prior to Exela, Mr. Jonovic was a managing director in the family office of HandsOn Global Management, based in London, and oversaw the integration of BancTec’s European operations with SourceHOV following their combination in October 2014. Earlier in his career, Mr. Jonovic was an associate at Freshfields Bruckhaus Deringer, LLP, a global law firm headquartered in London. Mr. Jonovic holds a bachelor’s degree in International Studies from The American University, Washington D.C., and a law degree from the London School of Economics and Political Science. Mr. Jonovic was a solicitor with the Law Society of England and Wales. Mr. Jonovic is the son-in-law of Par Chadha.

Vitalie Robu will serve as the President of the Combined Entity. Mr. Robu is currently the President of the EMEA region of Exela and served as Chief Operating Officer of the EMEA region since the Novitex Business Combination until January 2019. As President of the Combined Entity, Mr. Robu will be responsible for all sales, operations and business strategy functions across the EMEA region. Mr. Robu currently serves in an identical role for the EMEA region of Exela. Mr. Robu specializes in transaction processing services, technology products, and software solutions, and has over 25 years of international management experience in the private and public sectors. Prior to the Novitex Business Combination, he served as Senior Vice President, Operations for the European region of SourceHOV from 2014. From 2010 to 2014, Mr. Robu held the position of President and Executive Director of DataForce UK, a business process outsourcing and software provider that was part of SourceHOV. Prior to joining the SourceHOV group, Mr. Robu served as Manager of Investment and Insurance Products for Citibank EMEA in London from 2007 to 2010. Mr. Robu has degrees in International Relations from the National School for Political Studies, Bucharest and Physics from the State University of Moldova, and earned an MBA from IMD — International Institute for Management Development, Lausanne.

Dejan Avramovic will serve as Chief Financial Officer of the Combined Entity, in connection with which Mr. Avramovic will be responsible for finance, accounting, financial reporting, internal controls and investor relations. Previously, Mr. Avramovic served in various finance positions continuously since joining affiliates of Exela in May 2017, including most recently as Senior Vice President, Global Finance, since July 2019. Mr. Avramovic’s prior experience includes eleven years of public company audit and transaction advisory services at Deloitte & Touche LLP, a global accounting and advisory firm. Mr. Avramovic holds an undergraduate degree in accounting from Chicago State University and an M.B.A. degree from the University of Chicago Booth School of Business. Mr. Avramovic is a registered Certified Public Accountant, however, the license is currently inactive.

EXECUTIVE COMPENSATION

Throughout this section, unless noted otherwise, “Exela Technologies” refers to Exela Technologies, Inc., and “Exela” refers to Exela Technologies and its consolidated subsidiaries.

Compensation of XBP Europe’s Named Executive Officers

The following table sets forth information regarding the compensation awarded to, earned by, or paid to certain of XBP Europe’s executive officers during the fiscal year ended December 31, 2022. As an emerging growth company, XBP Europe has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer and its two other most highly compensated executive officers. Throughout this proxy statement, these three officers are referred to as XBP Europe’s “named executive officers.”

The compensation reported in this summary compensation table below is not necessarily indicative of how XBP Europe will compensate its named executive officers in the future. XBP Europe expects that it will continue to review, evaluate and modify its compensation framework as a result of becoming a publicly-traded company and XBP Europe’s compensation program following the Closing could vary significantly from its historical practices.

Summary Compensation Table

The following table sets forth compensation information for XBP Europe’s named executive officers for services performed for XBP Europe for the fiscal years ended December 31, 2022.

Name and Principal Position(1)	Fiscal Year	Salary ($)(2)	Bonus ($)(2)	All Other Compensation ($)(2)(3)	Total ($)(2)
Vitalie Robu	2022	$285,643	$	$14,977	$
President, EMEA
David Jones	2022	$210,200	$	$22,870	$
Senior Vice President, Business Strategy, Sales and Marketing
Jason Steward	2022	$191,425	$	$25,290	$
Senior Vice President, EMEA Business Solutions and Services

____________

(1)      We are currently a wholly owned subsidiary of Exela Technologies, consisting of the entirety of Exela Technologies’ European business.

(2)      With respect to each of Messrs. Robu and Steward, the salary, and other compensation amounts have been converted from Great British pounds to U.S. dollars using the average end of month conversion ratio as of November, 30, 2022: 1.00 GBP to 1.235 USD. With respect to Mr. Jones, the salary, bonus and other compensation amounts have been converted from Euros to U.S. dollars using the average end of month conversion ratio as of November, 30, 2022: 1.00 EUR to 1.051 USD. With respect to each of Messrs. Robu, Jones and Steward, the 2022 bonus amount (and accordingly the total compensation amount) will be reported in an amendment to this proxy statement following determination as to their respective bonuses.

(3)      The amounts reported in this column for 2022 include: (i) for Mr. Robu, $4,720 for the cost of his private medical insurance plan in the United Kingdom, $8,626 for a company car, and contributions of $1,631 to a UK-based, defined pension plan; (ii) for Mr. Jones, $1,892 for the cost of his private medical insurance plan in the Netherlands, $4,162 for a travel allowance, and contributions of $16,816 toward holiday pay; and (iii) for Mr. Steward, $1,455 for the cost of his private medical insurance plan in the United Kingdom, $12,350 for a car allowance, and pension contribution of $11,486 to a UK-based, defined contribution plan.

Narrative to Summary Compensation Table

Executive Employment Agreements

Certain of the compensation paid to XBP Europe’s named executive officers reflected in the summary compensation table was provided pursuant to employment agreements with Exela Technologies or one of its subsidiaries, which are summarized below. For a discussion of the severance pay and other benefits to be provided to XBP Europe’s named executive officers generally in connection with a termination of employment and/or a change in control, please see “— Potential Payments Upon Termination or Change In Control” below.

Vitalie Robu.    HOV Global Services Limited is party to an employment agreement with Mr. Robu, dated April 23, 2010, pursuant to which Mr. Robu currently serves as President, EMEA. The employment agreement provides for an indefinite term. Mr. Robu currently receives an annual base salary of $285,643, and pursuant to the employment agreement, is entitled to annual increases in his base salary by the greater of (i) ten percent (10%) of his base salary (“Adjustment Percentage”), and (ii) the annual consumer price index of inflation published by the Office for National Statistics of the United Kingdom as of the end of the monthly period following the respective commencement date anniversary, provided that the Company may in its absolute discretion change the Adjustment Percentage, provided, however that the Adjustment Percentage may not be less than the consumer price index. He also receives an annual bonus determined at the discretion of the board of directors of Exela Technologies, currently with a target of 100% of his base salary, and the use of a company car with an associated allowance of $8,626. The employment agreement also provides that Mr. Robu will be eligible to participate in the HOV Global Services Limited’s private medical health insurance, travel insurance, and, at the expense of the HOV Global Services Limited, a life insurance plan. The severance provisions contained in Mr. Robu’s employment agreement are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Robu’s employment agreement also contains restrictive covenants, including customary confidentiality and invention assignment covenants, as well as a non-competition covenant that applies during the term of employment and a covenant not to make use of the Company’s confidential information for personal purposes or on behalf of any other company during the term of employment and at all times thereafter.

David W. Jones.    Exela Technologies B.V. is party to an employment agreement with Mr. Jones, dated January 2, 2019, pursuant to which he currently serves as Senior Vice President, Business Strategy, Sales and Marketing. The employment agreement provides for an indefinite term of employment. Mr. Jones is currently entitled to an annual base salary of $210,200, and pursuant to the employment agreement, a holiday allowance to be paid on June 1 of each year in an amount equal to eight percent (8%) of his annual base salary, and is entitled to participate in a bonus plan, commission, or incentive scheme based on individually-assigned key performance indicators. The employment agreement also provides that Mr. Jones is entitled to a stipend for the cost of his private medical insurance and a travel allowance of $4,162. The severance provisions contained in Mr. Jones’ employment agreement are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Jones’ employment agreement also contains restrictive covenants, including customary confidentiality and invention assignment covenants, as well as a non-competition covenant that applies during the term of employment and for a period of 12 months thereafter, and a non-solicitation clause that applies during the term of employment and for a period of 12 months thereafter.

Jason Steward.    Exela Technologies Limited (f/k/a BancTec Limited) is party to an employment contract with Mr. Steward, dated February 5, 2018, pursuant to which he currently serves as Senior Vice President, EMEA Business Solutions and Services. The employment agreement provides for an indefinite term. Mr. Steward is currently entitled to an annual base salary of $191,425, and pursuant to the employment agreement is entitled to an advance against any annual bonus in the amount of $29,640 paid in equal amounts at the end of each quarter, with the potential for an additional incentive bonus, and an annual company car allowance of $12,350. The employment agreement also provides that Mr. Steward is entitled to participate in the private medical insurance, life insurance, and a pension scheme. The severance provisions contained in Mr. Steward’s employment agreement are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Steward’s employment agreement also contains restrictive covenants, including customary confidentiality and invention assignment covenants, as well as a non-compete clause that applies during the term of employment and for a period of six months thereafter and a non-solicit clause that applies during the term of employment and for a period of six months thereafter.

Short-Term Incentives

Mr. Jones earns commissions based on the sales performance of XBP Europe’s sales team. Mr. Steward’s ultimate annual bonus amount is tied to XBP Europe’s revenue and gross profit actual results for the year.

Stock Plans, Health and Welfare Plans, and Retirement Plans

2018 Stock Incentive Plan.

Exela Technologies currently maintains the 2018 Stock Incentive Plan, which was approved by its Board of Directors on December 19, 2017 and subsequently approved by a majority of its stockholders by written consent on December 20, 2017. The 2018 Stock Incentive Plan became effective on January 17, 2018 and there were originally 2,774,589 shares of Exela Technologies’ common stock reserved for issuance under the 2018 Stock Incentive Plan. On December 31, 2021, the shareholders of Exela Technologies approved the Amended and Restated 2018 Stock Incentive Plan (the “2018 Plan”) increasing the number of shares of common stock reserved for issuance from an original 2,774,589 shares to 17,848,076. The 2018 Plan is administered by the Compensation Committee of the Board of Directors of Exela Technologies. Under the 2018 Plan, Exela Technologies is authorized to issue shares of its common stock to eligible participants in the form of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance awards and other awards that may be settled in or based on its common stock.

Each of the equity awards held by XBP Europe’s named executive officers as of December 31, 2022 is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table below, which have not been adjusted to reflect any adjustment in contemplation of the Business Combination transaction.

Health and Welfare Plans.

XBP Europe’s named executive officers are generally eligible to participate in the employee benefit plans generally offered to those employees based in the same country. Each of Messrs. Robu and Steward is entitled to participate in the private medical insurance and life insurance made available to those employees in the United Kingdom. Mr. Jones is eligible to participate in the employee benefit plans that Exela Technologies B.V. offers to its employees generally, including a private insurance stipend for those employees in the Netherlands.

Retirement Plans.

XBP Europe’s named executive officers are generally eligible to participate in the retirement plans generally offered to those employees based in the same country. Each of Messrs. Robu and Steward is entitled to participate in the pension scheme made available to those employees in the United Kingdom. With respect to those employees in the Netherlands, Exela Technologies B.V. does not offer any collective or individual pension scheme to its employees.

Outstanding Equity-Based Awards at Fiscal Year-End

The following table sets forth outstanding equity awards in Exela held by each of XBP Europe’s named executive officers as of December 31, 2022, which were granted under the 2018 Plan. The numbers in the following table have not been adjusted to reflect any adjustment in contemplation of the Business Combination.

Option Awards
Name	Number of securities underlying unexercised options (#) exercisable(1)		Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)(2)	Option exercise price ($)	Option expiration date
Vitalie Robu	1,430	(3)	0	$358.00	August 31, 2028
	572		858	$78.00	August 26, 2029
David W. Jones	133		200	$22.80	September 30, 2030
Jason Steward	200		300	$22.80	September 30, 2030

____________

(1)      Pursuant to the provisions in the 2018 Plan, the exercise price and number of shares subject to certain of these stock options were adjusted in connection with the one-for-three reverse stock split per share of common stock that occurred on January 25, 2021 and the one-for-20 reverse stock split per share of common stock on July 25, 2022. Accordingly, the share totals and exercise prices shown in the above table reflect XBP Europe’s named executive officers’ post-reverse stock splits holdings.

(2)      This option grant became fully vested as of August 28, 2022.

(3)      The option grant is subject to a four-year vesting schedule, with 40% of the option vesting on the second anniversary of date of grant and 60% vesting on the fourth anniversary of the date of grant, subject to the option holder’s continuous service through each vesting date. Upon a participant’s termination of service, other than for cause, a participant may exercise the vested portion of his option for a period of 90 days following such termination (12 months in the event of participant’s death or disability). If a participant’s service terminates for cause, all options held by such participant, whether vested or unvested, will terminate immediately.

Potential Payments Upon Termination or Change in Control

The following summaries describe the potential payments and benefits that XBP Europe would provide to its named executive officers in connection with a termination of employment and/or a change in control, in each case, as of December 31, 2022, the last day of XBP Europe’s 2022 fiscal year.

Vitalie Robu.    Pursuant to Mr. Robu’s employment agreement, if Mr. Robu is terminated by HOV Global Services Limited, other than for gross misconduct or material breach of the terms of his employment agreement (as further detailed in Mr. Robu’s employment agreement), in addition to any statutory entitlements, Mr. Robu will be entitled to six months’ prior notice or payment of his base salary in lieu thereof, payable in the form of salary continuation payments.

David W. Jones.    Pursuant to Mr. Jones’ employment agreement, if Mr. Jones is terminated by Exela Technologies B.V., other than in case of an urgent and pressing reason in accordance with Article 7:677 Dutch Civil Code, in addition to any statutory entitlements, Mr. Jones will be entitled to notice based on his years of service as follows: one month’s notice until five years of service completed, two months’ notice until 10 years of service completed, three months’ notice until 15 years of service completed, and four months’ notice thereafter until Mr. Jones reaches his applicable state pension age, whereupon he would revert to an entitlement of only one month’s notice. Mr. Jones is currently entitled to one month’s prior written notice or payment of his base salary in lieu thereof, payable in the form of salary continuation payments.

Jason Steward.    Pursuant to Mr. Steward’s employment agreement, if Mr. Steward is terminated by Exela Technologies Limited, other than for gross misconduct or material breach of his employment agreement (as detailed in Mr. Steward’s employment agreement), in addition to any statutory entitlements, Mr. Steward will be entitled to three months’ prior notice or payment of his base salary in lieu thereof, payable in the form of salary continuation payments.

Vesting and Settlement of Outstanding Equity Awards

Certain of XBP Europe’s named executive officers hold vested and unvested stock options in Exela granted pursuant to the 2018 Plan. The 2018 Plan provides that in the event of a significant “corporate event,” as defined therein, each outstanding award will be treated as the administrator determines. In addition, unless otherwise provided in an award agreement, with respect to each outstanding equity award under the 2018 Plan that is assumed or substituted in connection with a change in control of Exela, the vesting, payment, purchase or distribution of such award may not be accelerated by reason of the change in control for any award holder unless the award holder experiences an involuntary termination as a result of the change in control. For these purposes, an award holder will be deemed to experience an involuntary termination as a result of a change in control if the award holder experiences a termination other than for cause, or otherwise experiences a termination under circumstances which entitle the award holder to mandatory severance payment(s) pursuant to applicable law.

DIRECTOR COMPENSATION

For the fiscal year ended December 31, 2022, members of the XBP Europe’s Board of Directors received no compensation for services rendered. XBP Europe will reimburse its directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other services for XBP Europe in their capacities as directors.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS AFTER THE BUSINESS COMBINATION

Following the Business Combination, the executive officers of the Combined Entity will consist of:

•        Andrej Jonovic, Chief Executive Officer

•        Vitalie Robu, President

•        Dejan Avramovic, Chief Financial Officer

Following the Business Combination, Par Chadha will serve as Executive Chairman of the Combined Entity Board and the other members of the Combined Entity Board will be            ,            ,            and            . No determinations regarding the compensation arrangements that will govern following the Closing for these directors or executive officers have been made.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF XBP EUROPE

The following discussion and analysis provides information that the Company’s management believes is relevant to an assessment and understanding of the Company’s combined results of operations and financial condition. The discussion should be read together with the Company’s historical audited annual combined financial statements as of December 31, 2022 and 2021 and for the years ended December 31, 2022, 2021 and 2020, in each case together with related notes thereto, included elsewhere in this proxy statement. This discussion may contain forward-looking statements based upon the Company’s current expectations, estimates and projections that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements due to, among other considerations, the matters discussed under “Risk factors” and “Note Regarding Forward-Looking Statements.” Unless the context otherwise requires, all references in this subsection to “the Company” refer to the business of XBP Europe, Inc. and its subsidiaries prior to the consummation of the Business Combination, which will be the business of the Combined Entity following the consummation of the Business Combination.

Overview

The Company is a pan-European integrator of bills, payments and related solutions and services seeking to enable digital transformation of businesses. The Company provides business process management solutions with proprietary software suites and deep domain expertise, serving as a technology and services partner for Company’s clients’ strategic journeys and streamlining their complex, disconnected payment processes. The Company serves over 2,000 clients across Europe. The Company serves clients of varying sizes and across multiple industries with a strategy of optimizing the Company clients’ bills and payments processes which the Company believes ultimately advances digital transformation, improves market-wide liquidity, and encourages sustainable business practices.

The Company’s digital foundation was developed to deliver fully outsourced solutions to address current and evolving client needs. The Company hosts its products both on client premises and as a SaaS offering in the cloud. These offerings, along with several hybrid solutions are available to clients based on the client’s needs and preferences. When distributing its licenses, the Company offers a business process management (“BPM”) model, whereby clients may choose among licenses covering a maximum number of transactions, multi-year term licenses with flexible recurring options, or per user monthly subscriptions.

The Company’s primary source of revenue stems from transactions processed by its products, including bills and payments processing. Other sources of revenue include the sale of recurring software licenses and professional services, as well as hardware solutions and related maintenance. The Company offers a multi-industry and departmental suite of products, which center around finance and accounting (“F&A”) solutions and services comprised of the XBP Platform, Request to Pay, enterprise information management, Digital Mailroom, business process management and workflow automation, and integrated communication services. The Company also offers core industry solutions for banking and financial services sector, and has rolled out a suite of Work From Anywhere (“WFA”) applications with enterprise software for connectivity and productivity to enable remote work.

The continued success of the Company’s business is driven by its people. Its operation centers are located in areas where the value proposition the Company offers is attractive relative to other local opportunities, resulting in an engaged, educated multi-lingual workforce that is able to make a meaningful global contribution from their local marketplace. As of March 31, 2023, the Company had approximately 1,550 employees (of which approximately 165 were part-time employees) across 15 European countries and in Morocco.

Company Segments

Company’s two reportable segments are Bills & Payments and Technology. These segments are comprised of significant business units that align the Company’s products and services with how the Company manages its business, approaches its key markets and interacts with its clients based on their respective industries.

Bills and Payments:    The Bills & Payments business unit primarily focuses on simplifying how bills and payments are processed by businesses of all sizes and industries. The Company offers automation of AP and AR processes and through an integrated platform, seeks to integrate buyers and suppliers across Europe.

Technology:    The Technology business unit primarily focuses on sales of recurring software licenses and related maintenance, hardware solutions and related maintenance and professional services.

Recent developments

Separation from Exela

On October 10, 2022, Exela announced its intent to effect the separation of its EMEA business through the formation of XBP Europe, and subsequent merger with CF VIII.

Merger

On October 9, 2022, XBP Europe entered into the Merger Agreement with CF VIII, BTC International and Merger Sub. Pursuant to the Merger Agreement, assuming closing conditions are satisfied or waived, Merger Sub, a newly formed subsidiary of CF VIII, will be merged with and into XBP Europe, with XBP Europe surviving the Merger.

The Merger is anticipated to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, CF VIII will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be treated as the equivalent of the Company issuing stock for the net assets of CF VIII, accompanied by a recapitalization. The net assets of CF VIII will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of the Company.

The most significant change in the Combined Entity’s future reported financial position and results are expected to be an estimated increase in cash (as compared to the Company’s combined balance sheet at December 31, 2022) of between approximately $1.5 million assuming 100% redemptions, $9.1 million, assuming 50% redemptions and $16.7 million, assuming no redemptions. See “Unaudited Pro Forma Condensed Combined Financial Information.”

As a consequence of the Merger, XBP Europe will become the successor to an SEC-registered and Nasdaq-listed company, which will require the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees.

Covid Update

The COVID-19 pandemic remains a threat and certain countries are still subject to restrictions related to COVID-19. While the threat level has declined to a significant extent in Europe and globally, any resurgence could have a material adverse effect on the Company’s business operations, results of operations, cash flows and financial position.

In the 2022 fiscal year, the Company has experienced the impact of global supply chain challenges, availability of staff at some of the Company’s key operating centers and pending clients’ decision to resume work from office. However, all of the Company’s facilities remained operational and have continued to provide ongoing services to the Company’s clients.

Conflict between Russian and Ukraine

The ongoing military conflict between Russia and Ukraine has created volatility in the global capital markets and is expected to have further global economic consequences. The economic sanctions and controls imposed by the United Kingdom, the European Union, and others on Russia have caused, and may continue to cause, significant economic and social disruption, and its impact on the Company’s business is uncertain.

Although, it is not possible to predict the short term and long-term impact of the conflict on the global economy, escalation of this conflict could result in significant increases in energy prices in Europe and other parts of the world. This has already resulted, and may continue to result, in clients and potential clients (both direct and indirect) of the Company diverting a larger proportion of their available cash towards paying their energy bills and delaying capital investments, particularly for purchases of software solutions such as the Company’s, which may be seen as more of a “luxury” purchase under such conditions. Any of these impacts or increases in these conditions could, in turn, have a material adverse effect on the business, financial condition, cash flows, and results of operations of the Company and could cause the market value of its securities to decline.

Key Factors Affecting Company’s Business

The Company believes that its performance and future success depend upon several factors that present significant opportunities for us but also pose risks and challenges including those discussed below and in the section of this proxy statement titled “Risk Factors.”

Investment in Technology

The Company’s revenue growth depends heavily upon its ability to ensure a timely flow of competitive products, services and technologies to the marketplace while also leveraging its domain expertise. Through regular and sustained investment, licensing of intellectual property and acquisition of third-party businesses and technology, the Company continues to develop new knowledge platforms, applications and supporting service bundles that enhance and expand its existing suite of services. These efforts will require the Company to invest significant financial and other resources.

Acquiring new clients

The Company plans to continue developing new long-term, strategic client relationships, particularly where there is an opportunity to deliver a wide range of capabilities that have meaningful impact on clients’ business outcomes. As such, the Company plans to leverage the solutions it has already introduced in some European markets, like Confirmation of Payee or Request To Pay, part of the XBP platform, and offer them to clients in other European markets. Additionally, the Company plans to become a registered payment service provider to supplement its existing solutions and services. The Company believes there is a long-term opportunity to expand in these markets to serve new clients.

The Company’s ability to attract new clients also depends on a number of factors, including the effectiveness and pricing of its products, its competitors’ offerings, and successfully executing its marketing efforts. Acquisition of new clients is expected to have a positive impact on the Company’s long-term profitability and operations.

Expanding the Company’s relationships with existing clients

In addition to acquiring new clients, the Company intends to continue retaining existing clients and pursue cross-selling and up-selling opportunities. With an existing base of over 2,000 clients, the Company believes there is meaningful opportunities to offer a bundled suite of services and to be a “one-stop-shop” for its clients’ bills and payments automation and broader digital transformation journeys.

The Company’s ability to influence clients to process more transactions and payments on its platforms has a direct impact on its revenue. As such, the Company offers a full suite of solutions by bundling integrated accounts payable and receivables, payment solutions, F&A services, master data management, reporting analytics along with integrated communication services for enterprise and small and medium businesses.

Basis of Presentation

Refer to Note 1 to our audited combined and consolidated financial statements as of and for the years ended December 31, 2022, 2021 and 2020 contained elsewhere in this proxy statement for a summary of the underlying basis used to prepare our financial statements.

Key Performance Indicators

The Company uses a variety of operational and financial measures to assess performance. Among the measures considered by management are the following:

•        Revenue by segment;

•        Gross profit by segment; and

•        Adjusted EBITDA (which is a non-GAAP measure).

Revenue by segment

The Company analyzes its revenue by comparing actual monthly revenue to internal projections and prior periods across its operating segments in order to assess performance, identify potential areas for improvement, and determine whether segments are meeting management’s expectations.

Gross profit by segment

The Company defines Gross Profit as revenue less cost of revenue (exclusive of depreciation and amortization). The Company uses Gross Profit by segment to assess financial performance at the segment level.

Non-GAAP Measures

To supplement its combined financial data presented on a basis consistent with GAAP, this proxy statement contains certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA. The Company has included these non-GAAP financial measures because they are financial measures used by management to evaluate the Company’s core operating performance and trends, to make strategic decisions regarding the allocation of capital and new investments. These measures exclude certain expenses that are required under GAAP. The Company excludes these items because they are non-recurring or non-cash expenses that are determined based in part on the Company’s underlying performance.

Adjusted EBITDA

The Company defines Adjusted EBITDA as EBITDA plus restructuring and related expenses, related party management fees and royalties, foreign exchange gains or losses, gains or losses on sale of assets, one-time, non-recurring professional and legal expenses and transaction costs incurred in connection with the Business Combination.

Note Regarding Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are not financial measures presented in accordance with GAAP. The Company believes that the presentation of these non-GAAP financial measures will provide useful information to investors in assessing its financial performance and results of operations as the Exela’s board of directors and management use EBITDA and Adjusted EBITDA to assess its financial performance, because it allows them to compare the Company’s operating performance on a consistent basis across periods by removing the effects of the Company’s capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and items outside the control of the Company’s management team. Net income/loss is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. The Company’s non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measures. These non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in the Company’s industry, the Company’s definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following tables present a reconciliation of EBITDA and Adjusted EBITDA to the net loss, the most directly comparable GAAP measure, for the years ended December 31, 2022, 2021, and 2020:

	Year Ended December 31,
	2022	2021	2020
Net Loss	$(7,929)	$(12,728)	$(28,377)
Income Tax Expense	2,562	2,920	4,502
Interest expense including related party interest expense, net	3,037	2,695	2,627
Depreciation and amortization	4,390	5,166	6,312
EBITDA	2,060	(1,947)	(14,936)
Restructuring and related expenses(1)	2,247	12,737	7,223
Related party management fees and royalties(2)	5,401	6,291	7,524
Foreign exchange losses, net	1,184	1,162	2,195
Gain on sale of assets(3)	—	(2,226)	—
Adverse Arbitration Order expenses(4)	—	—	8,688
Transaction Fees(5)	3,595	—	—
Adjusted EBITDA	14,487	16,018	10,695

____________

(1)      Adjustment represents costs associated with restructuring, including employee severance and vendor and lease termination costs.

(2)      Primarily represents management fees paid to Exela in exchange for management services, which included provision of legal, human resources, corporate finance, and marketing support, along with compensation and benefits for certain executives. The management services agreement will terminate in connection with the Business Combination.

(3)      Represents a gain recognized on the disposal of property, plant, and equipment and other assets.

(4)      Represents legal and other expenses incurred in connection with Adverse Arbitration Settlement.

(5)      Represents transaction costs incurred as part of the Business Combination.

Key Components of Revenue and Expenses

Revenue

The Company earns revenue from transactions processed using its products. In addition, the Company also sells recurring licenses, as well as maintenance and other professional services. Licensing options include, among other things, a BPM model, where clients can purchase a license covering a maximum number of transactions, multi-year term licenses with flexible recurring options and per-user monthly subscriptions. The Company derives a majority of its revenue from bills and payments, which is comprised of transactions processing and the sale of licenses. The remainder of its revenue stems from the sale of hardware solutions, including proprietary software, to enable the digital transformation of the Company’s clients.

Related party revenue — Related party revenue consists of sales of the above products or services to related parties.

Costs and Expenses

Cost of revenue — Cost of revenue consists primarily of salaries and employee benefits, including performance bonuses, and cost of products.

Related party cost of revenue — Related party cost of revenue consists of the cost of the products or services purchased or acquired from related parties, plus a related party transfer pricing markup.

Selling, general and administrative expenses — Selling, general and administrative expenses consist primarily of administrative personnel and officers’ salaries and benefits including performance bonuses, legal and audit expenses, insurance, operating lease expenses (mainly facilities and vehicles) and other facility costs.

Related party expenses — Related party expenses primarily consist of management fee, allocated shared service center expenses and intercompany royalties.

Depreciation and amortization — Depreciation and amortization of intangible assets expenses consist of depreciation of property and equipment, and amortization of developed technology, definite life intangibles, client relationship, and trade names.

Interest expense — Interest expense consists of interest related to pensions, debt, and finance leases.

Related party interest expense — Related party interest expense consists of interest incurred on amounts due to related parties.

Foreign exchange losses, net — Foreign exchange losses, net is comprised of losses and gains due to foreign currency remeasurement that are netted together for reporting purposes.

Other expenses, net — Other expenses, net consists of expected return on plan assets, amortization of prior service cost, amortization of net loss and legal expenses.

Income tax expense — Income taxes consist primarily of income taxes related to federal, and foreign jurisdictions in which the Company conducts its business. The Company maintains a full valuation allowance on net deferred tax assets for its U.S. federal taxes and certain foreign and state taxes as the Company has concluded that it is not more likely than not that the deferred assets will be utilized.

Results of Operations

Year Ended December 31, 2022 Compared to Year Ended December 31, 2021 (US dollars in thousands)

	Year Ended December 31,
	2022	2021
Revenue:
Bills and Payments	$136,858	$166,356
Technology	43,634	39,594
Revenue, net	180,492	205,950
Cost of revenue (exclusive of depreciation and amortization):
Bills and Payments	114,297	144,077
Technology	22,490	20,945
Total cost of revenues	136,787	165,022
Selling, general and administrative expenses (exclusive of depreciation and amortization)	32,956	29,764
Related party expense	8,309	9,807
Depreciation and amortization	4,390	5,166
Operating loss	(1,950)	(3,809)
Interest expense, net	3,062	2,836
Related party interest expense, net	(25)	(141)
Foreign exchange losses, net	1,184	1,162
Other expense (income), net	(804)	2,142
Net loss before income taxes	(5,367)	(9,808)
Income tax expense	(2,562)	(2,920)
Net loss	$(7,929)	$(12,728)

Revenue

For the year ended December 31, 2022, the Company’s revenue on a combined basis decreased by $25.5 million, or 12.4%, to $180.5 million (including related party revenue of $0.1 million) from $206.0 million (including related party revenue of $0.2 million) for the year ended December 31, 2021. On a constant currency basis, revenue declined by 1.7% or $3.5 million, while negative impact of foreign currency accounted for another 10.7% or 22.0 million of the revenue decline. For the purposes of trend analysis, constant currency refers to the prevailing rate of the US dollar against relevant currencies for the financial year ended December 31, 2021.

Bills & Payments and Technology segments constituted 75.8%, and 24.2% of total revenue, respectively, for the year ended December 31, 2022, compared to 80.8%, and 19.2%, respectively, for the year ended December 31, 2021. The revenue changes by reporting segment were as follows:

Bills & Payments — Revenue attributable to bills and payments segment was $136.9 million for the year ended December 31, 2022 compared to $166.4 million for the year ended December 31, 2021. The revenue decline of $29.5 million, or 17.7% is primarily attributable to lower volumes and the adverse movement in foreign currency as European currencies depreciated against the dollar during 2022. On a constant currency basis, revenue declined by 7.7% or $12.8 million, while negative impact of foreign currency accounted for another 10.0% or $16.7 million of the decline.

Technology — For the year ended December 31, 2022, revenue attributable to the Technology segment increased by $4.0 million, or 10.2%, to $43.6 million from $39.6 million for the year ended December 31, 2021. The revenue growth in Technology segment in FY 2022 vs FY 2021 was due to increased volume of business won despite the negative impact of dollar appreciation against the European currencies. On a constant currency basis, revenue increased by 23.6% or $9.3 million, offset by the negative impact of foreign currency accounting for 13.4% or $5.3 million.

Cost of Revenue

For the year ended December 31, 2022, the cost of revenue decreased by $28.2 million (including decrease in related party cost of $0.3 million), or 17.1%, compared to the year ended December 31, 2021. Total cost of revenue decreased by 6.3% or $10.4 million on a constant currency basis with foreign currency impact accounting for another 10.8% or $17.8 million to the overall decrease when compared to the cost of revenue for the year ended December 31, 2021.

In the Bills & Payments segments, the decrease was primarily attributable to the corresponding decline in revenues. Costs to the Bills & Payments segment decreased by $29.8 million, or 20.7%. On a constant currency basis, cost of revenue at Bills & Payments segment declined by 10.8% or $15.5 million, with foreign currency accounting for another 9.9% or $14.3 million of the decline.

The cost of revenue in the Technology segment increased by $1.5 million, or 7.4% due to a higher volume of work. On constant currency basis, cost of revenue at the Technology segment increased by 24.3% or $5.1 million, offset by foreign currency impact of 17.0% or $3.6 million.

The decrease in cost of revenues on a combined basis was primarily due to a decrease in employee related cost. The lower costs were attributable to cost and capacity management, cost optimization as part of process automation initiatives, lower restructuring expenses and the foreign exchange impact. Cost of revenue for the year ended December 31, 2022 was 75.8% of revenue compared to the 80.1% of revenue for the year ended December 31, 2021 as a result of cost optimization initiatives and a shift in revenue mix towards technology. The decrease in ratio was also due to adverse effects of COVID-19 for the year ended December 31, 2021 in the amount of $7.5 million compared to prior year.

Selling, General and Administrative Expenses

SG&A expenses increased by $3.2 million, or 10.7%, to $33.0 million for the year ended December 31, 2022, compared to $29.8 million for the year ended December 31, 2021. The increase was primarily attributable to transaction costs incurred in connection with Business Combination in the amount of $3.6 million and the recording of the gain on sale of assets of $2.2 million for the year ended December 31, 2021. SG&A expenses increased as a percentage of revenue to 18.3% for the year ended December 31, 2022 as compared to 14.5% for the year ended December 31, 2021.

Related Party Expenses

Related party expense was $8.3 million for the year ended December 31, 2022 compared to $9.8 million for the year ended December 31, 2021. The decrease was primarily driven by a decrease in the related party management fee incurred during the current period. On October 9, 2022, the management fee was terminated in connection with the Merger Agreement and was replaced by the related party service fee which reduced the fees and modified the services provided.

Depreciation & Amortization

Total depreciation and amortization expense was $4.4 million and $5.2 million for the years ended December 31, 2022 and 2021, respectively. The decrease in total depreciation and amortization expense by $0.8 million was primarily due to a reduction in depreciation expense as a result of the expiration of the lives of assets acquired in prior periods and decrease in intangibles amortization expense due to end of useful lives for certain intangible assets during the year ended December 31, 2022 compared to the year ended December 31, 2021.

Interest Expense

Interest expense was $3.1 million for the year ended December 31, 2022, compared to $2.8 million for the year ended December 31, 2021, largely due to new borrowings and higher pension interest cost during the year ended December 31, 2022 compared to the year ended December 31, 2021.

Related Party Interest Income

Related party interest income, net was ($0.0) million for the year ended December 31, 2022 compared to related party interest income ($0.1) million for the year ended December 31, 2021.

Foreign Exchange Losses, net

Foreign exchange losses were $1.2 million for the year ended December 31, 2022, nearly flat from $1.2 million for the year ended December 31, 2021 due to lower realized exchange gains and higher unrealized exchange losses by an approximately equal amount relative to FY 2021.

Other Expense, net

Other income, net was $0.8 million for the year ended December 31, 2022 compared to other expense, net of $2.2 million for the year ended December 31, 2021. The decrease in expense of $3.0 million was primarily due to one-time legal expense for the year ended December 31, 2021.

Income Tax Expense

The Company had an income tax expense of $2.6 million for the year ended December 31, 2022 compared to income tax expense of $2.9 million for the year ended December 31, 2021. The decrease in tax expense from the prior year was attributable to the impact of the change in the valuation allowances due to improved profitability in France and Northern Europe partially offset by increase in current expense in the Netherlands.

Year Ended December 31, 2021 Compared to Year Ended December 31, 2020 (US dollars in thousands)

	Years Ended December 31,
	2021	2020
Revenue:
Bills and Payments	$166,356	$177,634
Technology	39,594	39,910
Revenue, net	205,950	217,544
Cost of revenue (exclusive of depreciation and amortization):
Bills and Payments	144,077	153,121
Technology	20,945	22,376
Total cost of revenues	165,022	175,497
Selling, general and administrative expenses (exclusive of depreciation and amortization)	29,764	35,512
Related party expense	9,807	10,606
Depreciation and amortization	5,166	6,312
Operating income (loss)	(3,809)	(10,383)
Interest expense, net	2,836	2,844
Related party interest expense, net	(141)	(217)
Foreign exchange losses, net	1,162	2,195
Other expense (income), net	2,142	8,670
Net loss before income taxes	(9,808)	(23,875)
Income tax expense	(2,920)	(4,502)
Net loss	$(12,728)	$(28,377)

Revenue

For the year ended December 31, 2021, the Company’s revenue on a combined basis decreased by $11.5 million, or 5.3%, to $206.0 million (including related party revenue of $0.2 million) from $217.5 million (including related party revenue of $0.3 million) for the year ended December 31, 2020. On a constant currency basis, revenue declined by 9.8% or $21.4 million, with an offsetting impact of foreign currency accounting for 4.6% or $9.9 million. For the purposes of trend analysis, constant currency refers to the prevailing rate of the US dollar against relevant currencies for the financial year ended December 31, 2021.

Bills & Payments — Revenue attributable to Bills & Payments segment was $166.4 million for the year ended December 31, 2021 compared to $177.6 million for the year ended December 31, 2020. The revenue decline of $11.2 million, or 6.3%, is primarily attributable to lower volumes and underutilization of resources as a result of COVID-19. On a constant currency basis, revenue declined by 10.9% or $19.4 million, with an offsetting impact of foreign currency accounting for 4.6% or $8.2 million.

Technology — For the year ended December 31, 2021, revenue attributable to the Technology segment decreased by $0.3 million, or 0.8%, to $39.6 million from $39.9 million for the year ended December 31, 2020. The negative impact on revenue in Technology segment in FY 2021 vs FY 2020 was due to a continued slowdown in client spending due to COVID-19. On a constant currency basis, revenue declined by 5.0% or $2.0 million, with an offsetting impact of foreign currency accounting for 4.2% or $1.7 million.

Bills & Payments and Technology segments constituted 80.8% and 19.2% of total revenue, respectively, for the year ended December 31, 2021, compared to 81.7% and 18.3%, respectively, for the year ended December 31, 2020.

Cost of Revenue

For the year ended December 31, 2021, the cost of revenue decreased by $10.5 million (including increase in related party cost of $0.4 million), or 6.0%, compared to the year ended December 31, 2020. Total cost of revenue decreased by 10.5% or $18.5 million, on a constant currency basis with an offsetting impact of foreign currency accounting for 4.5% or $8.0 million when compared to the cost of revenue for the year ended December 31, 2020.

In the Bills & Payments and Technology segments, the decrease was primarily attributable to the corresponding decline in revenues and operational efficiencies. Costs to the Bills & Payments segment decreased by $9.0 million, or 5.9%. On a constant currency basis, cost of revenue at Bills & Payments segment declined by 10.2% or $15.6 million, with an offsetting impact of foreign currency accounting for 4.3% or $6.6 million.

The cost of revenue in the Technology segment decreased by $1.4 million, or 6.4%. On a constant currency basis, cost of revenue at the Technology segment declined by 12.4% or $2.8 million, with an offsetting impact of foreign currency accounting for 6.0% or $1.4 million.

Cost of revenue for the year ended December 31, 2021 was 80.1% of revenue compared to the 80.7% of revenue for the year ended December 31, 2020.

The decrease in cost of revenues on a combined basis was primarily due to a decrease in employee related cost. The lower costs were attributable to cost and capacity management as a result of COVID-19.

Selling, General and Administrative Expenses

SG&A expenses decreased $5.7 million, or 16.2%, to $29.8 million for the year ended December 31, 2021, compared to $35.5 million for the year ended December 31, 2020. The decrease was primarily attributable to gain on sale of assets recorded during the year ended December 31, 2021 in the amount of $2.1 million, other income of $1.4 million, miscellaneous expenses of $0.8 million and legal and professional fees of $0.7 million. SG&A expenses decreased as a percentage of revenues to 14.5% for the year ended December 31, 2021 as compared to 16.3% for the year ended December 31, 2020.

Related Party Expenses

Related party expense was $9.8 million for the year ended December 31, 2021 compared to $10.6 million for the year ended December 31, 2020. The decrease was primarily driven by a decrease in the related party management fee incurred during the current period.

Depreciation & Amortization

Total depreciation and amortization expense was $5.2 million and $6.3 million for the years ended December 31, 2021 and 2020, respectively. The decrease in total depreciation and amortization expense by $1.1 million was primarily due to a reduction in depreciation expense as a result of the expiration of the lives of assets acquired in prior periods and decrease in intangibles amortization expense due to end of useful lives for certain intangible assets during the year ended December 31, 2021 compared to the year ended December 31, 2020.

Interest Expense

Interest expense was $2.8 million for the year ended December 31, 2021, which was nearly unchanged compared to $2.8 million for the year ended December 31, 2020.

Related Party Interest Income

Related party interest income, net was ($0.1) million for the year ended December 31, 2021 compared to related party interest income ($0.2) million for the year ended December 31, 2020. The decrease in related party interest income is primarily due to increase in the borrowings from related parties.

Foreign Exchange Losses, net

Foreign exchange losses were $1.2 million for the year ended December 31, 2021 compared to $2.2 million for the year ended December 31, 2020. The decrease in losses by $1.0 million over the prior year period was primarily attributable to exchange rate fluctuations on foreign currency transactions.

Other Expense, net

Other expense, net was $2.1 million for the year ended December 31, 2021 compared to other expense, net of $8.7 million for the year ended December 31, 2020. Other expense, net decreased primarily due to a one-time legal expense which the Company had accrued as a liability in the amount of $8.9 million as of December 31, 2020, a majority of which was paid in 2021.

Income Tax Expense

The Company had an income tax expense of $2.9 million for the year ended December 31, 2021 compared to income tax expense of $4.5 million for the year ended December 31, 2020. The decrease in tax expense from the prior year was attributable to the impact of the change in the Company’s judgment in 2020 related to the realizability of deferred tax assets in France and Sweden partially offset by an increase in 2021 permanent adjustments relating to unrealized foreign currency gains and losses.

Liquidity and Capital Resources

Overview

At December 31, 2022, and December 31, 2021 cash and cash equivalents totaled $7.5 million and $2.9 million, respectively.

The Company currently expects to spend approximately $1.5 to $2.5 million on total capital expenditures over the next twelve months. The Company will continue to evaluate additional capital expenditure needs that may arise.

As of December 31, 2022, and in comparison to December 31, 2021, total debt was reduced by $2.4 million primarily due to lower outstanding balances on secured borrowings under the securitization facility and the foreign currency impact of a stronger dollar.

The Company may receive additional financing specifically through the Merger. On a pro forma basis, assuming CF VIII Stockholder approval and consummation of the Merger, cash and cash equivalents would have amounted to between approximately $9.0 million and $24.2 million as of December 31, 2022, depending on the extent of redemptions by CF VIII Stockholders. The Company plans to use its current cash on hand and additional financing raised through the Merger (assuming a favorable vote of CF VIII Stockholders), to support its core business operations and strategic plan.

The Company has utilized COVID-19 relief measures in various European jurisdictions, including permitted deferrals of certain payroll, social security and value added taxes. At the end of 2022, the Company paid a significant portion of these deferred payroll taxes, social security and value added taxes. The remaining balance of deferred payroll taxes, social security and value added taxes will be paid by the end of fiscal 2025 as per deferment timeline as established by local laws and regulations.

Upon the consummation of the Merger, the Company will also assume all of CF VIII’s outstanding obligations at that time. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The Company believes the current cash, cash equivalents and cash flows from financing activities, including the reduction in cash used in principal repayment on borrowings under factoring arrangement, are sufficient to meet the Company’s working capital and capital expenditure requirements for a period of at least twelve months. To the extent existing cash, cash from operations, and amounts available for borrowing are insufficient to fund future activities, the Company may need to raise additional capital.

Cash Flows

The following table summarizes The Company’s cash flows for the periods indicated:

	Years Ended December 31,
	2022	2021	2020
Net cash provided by (used in) operating activities	9,890	(3,037)	5,401
Net cash provided by (used in) investing activities	(6,366)	1,153	(2,189)
Net cash provided by (used in) financing activities	(1,329)	(4,623)	6,228
Subtotal	2,194	(6,507)	9,440
Effect of exchange rates on cash	2,369	166	(3,574)
Net increase (decrease) in cash and cash equivalents	4,562	(6,341)	5,866

Analysis of Cash Flow Changes between the year ended December 31, 2022, December 31, 2021 and December 31, 2020

Operating Activities — Net cash provided by operating activities was $9.9 million for the year ended December 31, 2022, compared to net cash used by operating activities of $3.0 million for the year ended December 31, 2021. The increase of $12.9 million in cash provided by operating activities was due to an improved operating performance leading to a lower net loss, an increase in related party payables primarily due to transaction costs incurred as part of Business Combination and a lower outflow from accrued expenses due to reduction in legal reserves, VAT liabilities and other accrued expenses for the year ended December 31, 2021 that did not occur for the year ended December 31, 2022.

Net cash used in operating activities was $3.0 million for the year ended December 31, 2021, compared to cash provided by operating activities of $5.4 million for the year ended December 31, 2020. The decrease of $8.4 million in cash provided by operating activities for the year ended December 31, 2021 was driven by restructuring expenses recorded in the year ended December 31, 2021, offset by working capital initiatives which resulted in inflows from accounts receivable and prepaid expenses and other assets and an inflow from related party payables due to the timing of cash remittances to the Parent. Accrued expenses and other liabilities resulted in an outflow due to a reduction in legal reserves, VAT liabilities and other accrued expenses.

Investing Activities — The cash outflow of $6.4 million in investing activities for the year ended December 31, 2022 was primarily due to higher additions to property, plant and equipment in 2022. Property additions were primarily related to a purchase of the Company’s Irish headquarters in Dublin, Ireland.

Net cash provided by investing activities was $1.2 million for the year ended December 31, 2021, compared to cash used in investing activities of $2.2 million for the year ended December 31, 2020. The decrease of $3.4 million in cash used in investing activities for the year ended December 31, 2021 was primarily due to $3.1 million in cash proceeds received from sale of asset in 2021.

Financing Activities — Net cash used in financing activities was $1.3 million for the year ended December 31, 2022, compared to net cash used in financing activities of $4.6 million for the year ended December 31, 2021. The decrease of $3.3 million in cash used in financing activities for the year ended December 31, 2022 was primarily due to proceeds related to the 2022 Committed Facility Agreement and lower principal repayments of finance leases.

Net cash used in financing activities was $4.6 million for the year ended December 31, 2021, compared to cash provided by financing activities of $6.2 million for the year ended December 31, 2020. The decrease of $10.8 million in cash used in financing activities for the year ended December 31, 2021 was primarily the result of $8.0 million of net proceeds from borrowings for the year ended December 31, 2020.

Indebtedness

Secured Borrowing Facility

On June 4, 2015, and prior to being acquired by Exela, certain entities entered into an agreement wherein amounts due from customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of €2.6 million. The agreement was amended on December 10, 2019 and was terminated on August 25, 2020. The proceeds from the facility are determined by the amounts invoiced to our customers. The amounts are recorded as short-term borrowing secured by customer accounts receivable, presented under “Current portion of long-term debt” on the combined and consolidated balance sheets. The cost of this secured borrowing facility is 0.16% of receivables transferred. During the years ended December 31, 2022, 2021 and 2020, the Company included $0.0 million, $0.0 million and $0.2 million, respectively, in interest expense, related to this secured borrowing facility.

On August 25, 2020, certain entities entered into an agreement wherein amounts due from customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of €31 million. The proceeds from the facility are determined by the amounts invoiced to our customers. The amounts due from customers are recorded in accounts receivable and the amount due to the third party as a liability, presented under “Current portion of long-term debt” on the combined and consolidated balance sheets. The cost of this secured borrowing facility is 0.8% of newly assigned receivables. During the years ended December 31, 2022, 2021 and 2020, the Company included $0.3 million, $0.3 million and $0.1 million, respectively, in interest expense, related to this secured borrowing facility. As of December 31, 2022 and 2021 the outstanding balances were $4.2 million and $5.7 million, respectively.

2019 Credit Agreement

In October 2019, a wholly-owned UK subsidiary of XBP Europe (the “UK Subsidiary”) entered into a secured credit agreement (the “2019 Credit Agreement”) for a £9 million Secured Credit Facility (the “Secured Credit Facility”) consisting of (i) a secured Term Loan A facility in an aggregate principal amount of £2.0 million (the “Term Loan A Facility”), (ii) a secured Term Loan B facility in an aggregate principal amount of £2.0 million (the “Term Loan B Facility”), and (iii) a secured revolving credit facility in an aggregate principal amount of £5.0 million (the “Revolving Credit Facility”). On December 21, 2022, the UK Subsidiary amended its 2019 Credit Agreement, allowing the UK Subsidiary to affirm the maturity of Term Loan A Facility and Term Loan B Facility to October 31, 2024 subject to compliance with financial covenants. On February 9, 2023, the UK Subsidiary amended its 2019 Credit Agreement, allowing the UK Subsidiary to extend the maturity of the Revolving Credit Facility to October 31, 2024 subject to compliance with financial covenants. As of December 31, 2022, the outstanding balance of the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility was approximately $1.9 million, $1.0 million, and $6.0 million, respectively. As of December 31, 2021, the outstanding balance of the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility was approximately $2.4 million, $1.7 million, and $6.7 million, respectively.

The 2019 Credit Agreement contains financial covenants including, but not limited to (a) a Combined Cashflow Coverage Ratio, which measures the ratio of (i) Combined Cashflow and (ii) Debt Service defined as finance charges in addition to mandatory repayments in respect to the 2019 Credit Agreement, (b) Combined Interest Coverage Ratio, which measures the ratio of (i) Combined EBITDA to (ii) Combined Finance Charges, (c) a Combined Total Net Leverage Ratio, which measures the ratio of (i) Combined Net Indebtedness in respect to the last day of the most recent period to (ii) EBITDA, (d) Guaranteed Intragroup Balances, (e) the Loan to Market Value defined as the Facility A Loan outstanding to the market value of the property in each case, as defined in the 2019 Credit Agreement. The term “Combined” refers to the UK Subsidiary and its wholly-owned subsidiaries.

The 2019 Credit Agreement and indenture governing the Secured Credit Facility contains limitations on the ability of the UK Subsidiary to effect mergers and change of control events as well as certain other limitations, including limitations on: (i) the declaration and payment of dividends or other restricted payments (ii) substantial changes of the general nature of the business, (iii) acquisition of a company, (iv) enter a joint venture, (v) or effect a dormant subsidiary to commence trading or cease to satisfy the criteria of a dormant subsidiary.

The UK Subsidiary’s obligations under the 2019 Credit Agreement are jointly and severally guaranteed by certain of its existing and future direct and indirectly wholly owned subsidiaries. The 2019 Credit Agreement and the 2022 Committed Facility Agreement (as defined below) contain cross default provisions which relate to the wholly owned UK Subsidiary and its subsidiaries, but not any other entities within the XBP Europe consolidated group.

At inception, borrowings under the Secured Credit Facility bore interest at a rate per annum equal to the LIBOR plus the applicable margin of 2%, 2.5%, and 3% per annum for the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility respectively. Effective October 29, 2021, borrowings under the Revolving Credit Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 3%. Effective December 31, 2021, borrowings under the Term Loan A Facility and the Term Loan B Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 2% and 2.5%, respectively.

In June 2020, the UK Subsidiary entered into an amendment to the 2019 Credit Agreement, to provide an additional aggregate principal amount of £4.0 million GBP under a credit agreement (the “Revolving Working Capital Loan Facility” or “2020 Credit Agreement”). At the inception of the Revolving Working Capital Loan Facility, the borrowing bore an interest rate per annum equal to the LIBOR plus the applicable margin of 3.5% per annum. Effective December 31, 2021, borrowings under the Revolving Working Capital Loan Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 3%. The maturity of the Revolving Working Capital Loan Facility was October 2022. On February 9, 2023, the UK Subsidiary further amended its 2019 Credit Agreement, allowing the UK Subsidiary to extend the maturity of the Revolving Working Capital Loan Facility to October 31, 2024 subject to compliance with financial covenants. As of December 31, 2022 and 2021, the Revolving Working Capital Loan Facility had an outstanding balance of $4.8 million, and $5.4 million, respectively.

As of December 31, 2022, the UK Subsidiary had $10.9 million in outstanding and less than $0.1 million available for additional borrowings under the Revolving Credit Facilities to the extent XBP’s compliance with financial covenants permits such borrowings.

As of December 31, 2021, the UK Subsidiary was not in compliance with the Cashflow Coverage Ratio financial covenant and received a waiver from the lenders. Cashflow Coverage Ratio is computed as a ratio of (a) Combined EBITDA for the relevant period adjusted for changes in working capital, taxes, capital expenditures paid, cash receipts and payments resulting from intracompany debt, pension cash costs and exceptional items including non-cash items, and (b) debt service for the relevant period, comprised of finance charges, repayments of the term loan facilities, the revolving multitranche facility, the revolving working capital facility and the 2022 committed facility under the respective credit agreements of such facilities falling due and any voluntary prepayments made during that relevant period but excluding any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility and any prepayment of borrowings of any member of the group existing on the date of the credit agreement which is required to be repaid under the terms of the agreement, so that no amount shall be included more than once. The term “Combined” refers to the UK Subsidiary and its wholly-owned subsidiaries.

As of the December 31, 2021 measurement date, the subject covenant required a minimum ratio of 1.5x of Cashflow to debt service. However, the actual ratio was -0.61x.

As of December 31 2022, the UK Subsidiary was in compliance with the Combined Cashflow Coverage ratio as the actual ratio of 1.93x exceeded the minimum covenant ratio of 1.1x. The actual ratio of 1.93x was computed as a ratio of UK Subsidiary’s cash flow to debt service costs applying Generally Accepted Accounting Practice in the UK (UK GAAP).

As of December 31, 2022, the UK Subsidiary was in compliance with all affirmative and negative covenants under the 2019 Credit Agreement, including any financial covenants, pertaining to its financing arrangements.

2022 Committed Facility Agreement

In May 2022, the UK Subsidiary entered into a committed facility agreement (the “2022 Committed Facility Agreement”), which includes a term loan for £1.4 million to be used in refinancing a property owned by XBP Europe in Dublin, Ireland (the “Property”). At inception of the 2022 Committed Facility Agreement, the borrowing bore an interest rate equal to 3.5% per annum in addition to the Bank of England Base Rate. The maturity of the 2022 Committed Facility Agreement is May 2027. As of December 31, 2022, the 2022 Committed Facility Agreement had an outstanding balance of $1.6 million.

The 2022 Committed Facility Agreement contains financial covenants including, but not limited to (a) a Combined Debt Service Coverage Ratio, which measures the cashflow less dividends, net capital expenditure, and taxation relative to the debt service for that relevant period, (b) interest cover, which measures EBITDA relative to the aggregate of (i) interest charges and (ii) interest element of finance leases in any relevant period, (c) Total Net Debt to EBITDA, which measures the total net debt relative to EBITDA for any relevant period, and (d) loan to market value, which measures the loan as a percentage of the aggregate market value of The Property. The term “Combined” refers to the UK subsidiary and its wholly-owned subsidiaries.

As of December 31, 2022, the UK subsidiary was in compliance with all affirmative and negative covenants under the 2022 Committed Facility Agreement, including any financial covenants pertaining to its financing arrangements. The Company continually monitors its compliance with such covenants. The Company believes it will remain in compliance with all such covenants for the next twelve months; however, due to the inherent uncertainty, management’s estimates of the achievement of its financial covenants may change in the future.

Changes to Covenant Ratios and Compliance

The Company is not aware of any changes in the required covenant ratio under the 2019 Credit Agreement or the 2022 Committed Facility Agreement at future compliance dates. The Company continually monitors its compliance with the covenants. The Company believes it will remain in compliance with all such covenants for the next 12 months based on the expected future performance; however, due to the inherent uncertainty, management’s estimates of the achievement of its financial covenants may change in the future. The Company believes there are multiple mechanisms available to the Company in case of non-compliance with the provisions of any of its debt covenants, which would ensure ongoing sufficient liquidity for the Company, including but not limited to, entering into bona fide negotiations with its lenders to amend the existing facilities as appropriate, refinancing existing credit facilities with alternative providers of capital or curing any potential breaches.

Contractual Obligations and Commitments

The Company leases numerous facilities in Europe. Its facilities house general offices, sales offices, service locations, and production facilities. Substantially all of the Company’s operations facilities are leased under long-term leases with varying expiration dates, except for the few owned locations. The Company regularly obtains various machinery, equipment, vehicles and furniture on leases. The machinery and equipment leases mainly include leasing of computers, servers, other IT equipment, mailing system, production equipment, generators, office equipment, printers, copiers and miscellaneous warehouse equipment.

Adverse Arbitration Settlement

In April 2020, a Swedish subsidiary of the Company commenced an arbitration in Finland against a client alleging breach of contract and other damages in connection with an outsourcing services agreement and transition services agreement executed in 2017. In September 2020, the client submitted counterclaims against the Company in an aggregate amount in excess of €10.0 million. Following an expedited arbitration, in late November 2020, the arbitrator awarded the client approximately $13.0 million in the aggregate for the counterclaimed damages and costs. The Company filed an application to annul the award in late January 2021 with the relevant court asserting, among other bases, that the arbitrator violated due process and procedural rules by disallowing the Company’ witness and expert testimony and maintaining the expedited format following the assertion of significant counterclaims which would ordinarily have required the application of normal rather than expedited rules. On May 28, 2021, the parties entered into a settlement agreement resolving this dispute for a total of $8.9 million including the reimbursement of certain third party charges (“Adverse Arbitration Settlement”). The Company had accrued a liability balance of $8.9 million for this matter as of the settlement date. As of December 31, 2022 and 2021 there was a net outstanding balance of $1.6 million and $3.3 million, respectively for this matter included in accrued liabilities on the combined and consolidated balance sheet.

Company Subsidiary Litigation

A group of 71 former employees brought a claim against a French subsidiary of XBP Europe related to their dismissal resulting from the closure of two production sites in France in 2020. The employees filed complaints with the Labor Court on June 9, 2022. Conciliation hearings at the Labor Court were held on September 27, 2022, December 13, 2022 and March 7, 2023. A further hearing is scheduled for June 13, 2023.

The Company accrued $2.0 million in Accrued Liabilities on the combined and consolidated balance sheet as of December 31, 2022 (see Note 15, Restructuring) based on the estimate at such time of the range of possible losses, however, the settlement discussions have included amounts up to €3.99 million. The Company has been in settlement discussions with plaintiff’s counsel, and settlement has been agreed in principle with 4 claimants for a total of €0.1 million. The remaining 67 claimants filed an application for summary proceedings in respect of part of the claim for a total claim of €1.0 million. The summary proceedings hearing was held on April 11, 2023 and the court issued its decision on May 9, 2023 upholding all of the plaintiffs’ claims for a total amount of €1.0 million. The Company intends to appeal the decision, however the decision does not increase the anticipated exposure for the claim with the next hearing scheduled for June 13, 2023.

Contract-Related Contingencies

The Company has certain contingent obligations that arise in the ordinary course of providing services to its clients. These contingencies are generally the result of contracts that require the Company to comply with certain performance measurements or the delivery of certain services to clients by a specified deadline. The Company believes the adjustments to the transaction price, if any, under these contract provisions will not result in a significant revenue reversal or have a material adverse effect on the Company’s combined balance sheets, combined statements of operations or combined statements of cash flows.

Critical Accounting Policies and Estimates

The preparation of financial statements requires the use of judgments and estimates. The critical accounting policies are described below to provide a better understanding of how the Company develops its assumptions and judgments about future events and related estimations and how they can impact the Company’s financial statements. A critical accounting estimate is one that requires subjective or complex estimates and assessments and is fundamental to the Company’s results of operations. The Company bases its estimates on historical experience and on various other assumptions it believes to be reasonable according to the current facts and circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The Company believes the current assumptions, judgments and estimates used to determine amounts reflected in the combined financial statements are appropriate; however, actual results may differ under different conditions. This discussion and analysis should be read in conjunction with the Company’s financial statements and related notes included elsewhere in this proxy statement.

Goodwill and other intangible assets:    Goodwill and other intangible assets are initially recorded at their fair values. Goodwill represents the excess of the purchase price of acquisitions over the fair value of the net assets acquired. The Company’s goodwill at December 31, 2022 and 2020 was $22.1 million and $23.9 million, respectively. Goodwill and other intangible assets not subject to amortization are tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset’s estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.

Benefit Plan Accruals:    The Company has defined benefit plans in the UK, Germany, Norway and France under which participants earn a retirement benefit based upon a formula set forth in the respective plans. The Company records annual amounts relating to its pension plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, and compensation increases. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so.

Impairment of goodwill, long-lived and other intangible assets:    Long-lived assets, such as property and equipment and finite-lived intangible assets are evaluated for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Recoverability is measured by a comparison of their carrying amount to the estimated undiscounted cash flows to be generated by those assets. If the undiscounted cash flows are less than the carrying amount, the Company records impairment losses for the excess of the carrying value over the estimated fair value. Fair value is determined, in part, by the estimated cash flows to be generated by those assets. The Company’s cash flow estimates are based upon, among other things, historical results adjusted to reflect the Company’s best estimate of future market rates, and operating performance. Development of future cash flows also requires us to make assumptions and to apply judgment, including timing of future expected cash flows, using the appropriate discount rates, and determining salvage values. The estimate of fair value represents the Company’s best estimates of these factors, and is subject to variability. Assets are generally grouped at the lowest level of identifiable cash flows, which is the reporting unit level for us. Changes to the key assumptions related to future performance and other economic factors could adversely affect the impairment valuation.

The Company conducts its annual goodwill impairment tests on October 1 of each year, or more frequently if indicators of impairment exist. When performing the annual impairment test, the Company has the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. If a qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Company would be required to perform a quantitative impairment test for goodwill. A quantitative test requires comparison of fair value of the reporting unit to its carrying value, including goodwill. The Company uses a combination of the Guideline Public Company Method of the Market Approach and the Discounted Cash Flow Method of the Income Approach to determine the reporting unit fair value. For the Guideline Public Company Method, the Company’s annual impairment test utilizes valuation multiples of publicly traded peer companies. For the Discounted Cash Flow Method, the annual impairment test utilizes discounted cash flow projections using market participant weighted average cost of capital calculation. If the fair value of goodwill at the reporting unit level is less than its carrying value, an impairment loss is recorded for the amount by which a reporting unit’s carrying amount exceeds its fair value, limited to the total amount of goodwill allocated to that reporting unit.

In connection with the completion of the annual impairment tests as of October 1, 2022 and 2021, the Company recorded no impairment charge to goodwill.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, allocation of assets and liabilities to reporting units, and determination of fair value. The determination of reporting unit fair value is sensitive to the amount of Revenue and EBITDA generated by us, as well as the Revenue and EBITDA market multiples used in the calculation. Additionally, the fair value is sensitive to changes in the valuation assumptions such as expected income tax rate, risk-free rate, asset beta, and various risk premiums. Unanticipated changes, including immaterial revisions, to these assumptions could result in a provision for impairment in a future period. Given the nature of these evaluations and their application to specific assets and time frames, it is not possible to reasonably quantify the impact of changes in these assumptions.

Revenue:    The Company accounts for revenue in accordance with ASC 606. A performance obligation is a promise in a contract to transfer a distinct good or service to the client, and is the unit of account in ASC 606. Revenue is measured as the amount of consideration the Company expects to receive in exchange for transferring goods or providing services. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. All of the Company’s material sources of revenue are derived from contracts with clients, primarily relating to the provision of business and transaction processing services within each of the segments. The Company does not have any significant extended payment terms, as payment is received shortly after goods are delivered or services are provided. Refer to Note 2 — Basis of Presentation and Summary of Significant Accounting Policies to our audited combined and consolidated financial statements as of and for the years ended December 31, 2022, 2021 and 2020 contained elsewhere in this proxy statement for additional information regarding the Company’s revenue recognition policy.

Income Taxes:    We account for income taxes by using the asset and liability method. We account for income taxes regarding uncertain tax positions and recognize interest and penalties related to uncertain tax positions in income tax benefit/(expense) in the consolidated statements of operations.

Emerging Growth Company Status

The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

CF VIII is an “emerging growth company” as defined in Section 2(a) of the Securities Act and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the consummation of the Business Combination, the Combined Entity expects to remain an emerging growth company at least through the end of the 2022 fiscal year and XBP Europe expects that the Combined Entity will continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare the Combined Entity’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recently Adopted and Recently Issued Accounting Pronouncements

Refer to Note 2 — Basis of Presentation and Summary of Significant Accounting Policies to our audited combined and consolidated financial statements.

Quantitative and Qualitative Disclosure About Market Risk

Interest Rate Risk

We are exposed to market risk related to changes in interest rates. At December 31, 2022, we had $19.4 million of debt outstanding, with a weighted average interest rate of 6.55%. Interest is calculated under the terms of our credit agreements based on the greatest of certain specified base rates plus an applicable margin that varies based on certain factors. Assuming no change in the amount outstanding, a 1.0% increase or decrease in the assumed weighted average interest rate would not have a material impact in the results of operations.

At December 31, 2021, we had $21.8 million of debt outstanding, with a weighted average interest rate of 3.62%. Assuming no change in the amount outstanding, a 1.0% increase or decrease in the assumed weighted average interest rate would not have a material impact in the results of operations.

Foreign Currency Risk

The Company is exposed to foreign currency risks that arise from normal business operations. These risks include transaction gains and losses associated with intercompany loans with foreign subsidiaries and transactions denominated in currencies other than a location’s functional currency. Contracts are denominated in currencies of major industrial countries.

Market Risk

The Company is exposed to market risks primarily from changes in interest rates and foreign currency exchange rates. The Company does not use derivatives for trading purposes, to generate income or to engage in speculative activity.

Inflation Risk

The Company does not believe that inflation has had a material effect on its business, results of operations, or financial condition. Nonetheless, if the Company’s costs were to become subject to significant inflationary pressures, the Company may not be able to fully offset such higher costs. The Company’s inability or failure to do so could harm our business, results of operations, and financial condition.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of CF VIII Common Stock as of March 31, 2023, without giving effect to the Business Combination, by:

•        each person known by CF VIII to be the beneficial owner of more than 5% of the outstanding shares of CF VIII Common Stock;

•        each of CF VIII’s executive officers and directors; and

•        all executive officers and directors of CF VIII as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages of CF VIII Common Stock prior to the Closing are based on 8,226,589 shares of CF VIII Common Stock, consisting of (i) 6,976,589 shares of CF VIII Class A Common Stock and 1,250,000 shares of CF VIII Class B Common Stock issued and outstanding as of March 31, 2023.

The beneficial ownership percentages of Common Stock of the Combined Entity are based on 31,403,550 shares of Common Stock issued and outstanding in the No Redemptions scenario, 30,685,256 shares of Common Stock issued and outstanding in the “50% Redemptions” scenario and 29,966,961 shares of Common Stock issued and outstanding in the “100% Redemptions” scenario, in each case as of immediately following the Closing, except as noted below. The beneficial ownership percentages of Common Stock of the Combined Entity do not reflect the issuance of any shares of Common Stock issuable upon exercise of Warrants, except as noted below.

Pre-Business Combination Beneficial Ownership Table of CF VIII

Name and Address of Beneficial Owner	CF VIII Class A Common Stock		CF VIII Class B Common Stock		Approximate Percentage of Outstanding Common Stock
	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers(1)
Howard Lutnick(2)(3)	5,537,500	79.4%	1,228,000	98.2%	82.2%
Jane Novak	—	—	—	—	—
Robert Hochberg	—	—	11,000	*	*
Charlotte Blechman	—	—	11,000	*	*
Steven Bisgay	—	—	—	—	—
Mark Kaplan	—	—	—	—	—
Robert Sharp	2,500	*	—	—	*
All executive officers and directors as a group (7 individuals)	5,540,000	79.4%	1,250,000	100%	82.5%

5% or More Stockholders:
CFAC Holdings VIII, LLC(2)(3)	5,537,500	79.4%	1,228,000	98.2%	82.2%
Owl Creek Parties(4)	600,000	8.6%	—	—	7.3%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o CF Acquisition Corp. VIII, 110 East 59th Street, New York, NY 10022.

(2)      Interests shown consist of 1,228,000 shares of CF VIII Class B Common Stock, which shares are convertible into shares of CF VIII Class A Common Stock on a one-for-one basis, 5,000,000 shares of CF VIII Class A Common Stock (which are Founder Shares and were converted from shares of CF VIII Class B Common Stock into shares of CF VIII Class A Common Stock on March 6, 2023), and 537,500 CF VIII Placement Shares. Excludes the Forward Purchase Shares as such shares may not be voted or disposed of by the Sponsor within 60 days of the date of this proxy statement.

(3)      The Sponsor is the record holder of such shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick is the Chairman and Chief Executive Officer of CF VIII and CFGM, and is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares of CF VIII Common Stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Excludes the Forward Purchase Shares as such shares may not be voted or disposed of by the Sponsor within 60 days of the date of this proxy statement. The business address of the Sponsor is 110 East 59th Street, New York, NY 10022.

(4)      Based on a Schedule 13G filed with the SEC on February 9, 2023, Owl Creek Asset Management, L.P. (“Owl Creek”), a Delaware limited partnership and the investment manager of Owl Creek Credit Opportunities Master Fund, Ltd. (the “Owl Creek Fund”) and Jeffrey A. Altman, as managing member of Owl Creek (together with Owl Creek and the Owl Creek Fund, the “the Owl Creek Parties”), may be deemed to be the beneficial owner of the 500,000 shares of CF VIII Class A Common Stock owned by the Owl Creek Fund. The number of CF VIII Public Shares held by the Owl Creek Parties is based on the number of shares held on December 31, 2022, which may not reflect any redemption of shares by the Owl Creek Parties in connection with the Third Extension or any other transactions after December 31, 2022. Accordingly, the number of CF VIII Public Shares and the percentages set forth in the table may not reflect the Owl Creek Parties’ current beneficial ownership. The principal business address for the reporting persons is 640 Fifth Avenue, 20th Floor, New York, NY 10019.

Beneficial Ownership Table of the Combined Entity Assuming No Exercise of Warrants

Name and Address of Beneficial Owner	Common Stock – No Redemptions			Common Stock – 50% Redemptions			Common Stock – 100% Redemptions
	Number of Shares Beneficially Owned		% of Class	Number of Shares Beneficially Owned		% of Class	Number of Shares Beneficially Owned		% of Class
Directors and Executive Officers(1)
Par Chadha	—		*	—		*	—		*
Andrej Jonovic	—		*	—		*	—		*
Vitalie Robu	—		*	—		*	—		*
Dejan Avramovic	—		*	—		*	—		*
All executive officers and directors as a group ( individuals)	—		*	—		*	—		*

5% or More Stockholders:
Exela Technologies, Inc.(2)	21,807,374	(4)	69.4%	21,807,374	(4)	71.1%	21,807,374	(4)	72.8%
CFAC Holdings VIII, LLC(3)	8,159,587		26.0%	8,159,587		26.6%	8,159,587		27.2%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o XBP Europe, Inc., 2701 E. Grauwyler Rd., Irving, TX.

(2)      Exela’s wholly owned subsidiary, BTC International, is the record holder of the shares. BTC International is a direct, wholly owned subsidiary of XCV-EMEA, LLC. ETI-XCV, LLC is the sole member of XCV-EMEA, LLC. ETI-XCV Holdings, LLC is the sole member of ETI-XCV, LLC. Exela Technologies, Inc. is the sole member of ETI-XCV Holdings, LLC, and, therefore, is deemed to have beneficial ownership of the shares of CF VIII Common Stock held directly by BTC International. The business address of Exela is 2701 E. Grauwyler Rd., Irving, TX.

(3)      The Sponsor is the record holder of the shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick is the Chairman and Chief Executive Officer of CF VIII and CFGM, and is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares of CF VIII Common Stock held directly by the Sponsor. Includes 5,516,600 Founder Shares (after forfeiting 733,400 Founder Shares), 540,000 CF VIII Placement Shares, 1,250,000 Forward Purchase Shares and assumes 852,987 shares of Common Stock are issued to the Sponsor upon Closing as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII (based on $8,529,873 owed by CF VIII to the Sponsor as of December 31, 2022, at an issuance price of $10.00 per share). Does not include an aggregate of 385,000 shares of Common Stock underlying the 135,000 Placement Warrants and 250,000 Forward Purchase Warrants (as this table assumes no exercise of Warrants). Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of the Sponsor is 110 East 59th Street, New York, NY 10022.

(4)      Shares were calculated assuming Company Closing Indebtedness (as defined in, and calculated in accordance with the terms of, the Merger Agreement) of $19,415,663, representing the amount of such indebtedness as of December 31, 2022.

Beneficial Ownership Table of the Combined Entity Assuming Exercise of Warrants

Name and Address of Beneficial Owner	Common Stock – No Redemptions			Common Stock – 50% Redemptions			Common Stock – 100% Redemptions
	Number of Shares Beneficially Owned		% of Class	Number of Shares Beneficially Owned		% of Class	Number of Shares Beneficially Owned		% of Class
Directors and Executive Officers(1)
Par Chadha	—		*	—		*	—		*
Andrej Jonovic	—		*	—		*	—		*
Vitalie Robu	—		*	—		*	—		*
Dejan Avramovic	—		*	—		*	—		*
All executive officers and directors as a group individuals)	—		*	—		*	—		*

5% or More Stockholders:
Exela Technologies, Inc.(2)	21,807,374	(4)	57.3%	21,807,374	(4)	58.4%	21,807,374	(4)	59.6%
CFAC Holdings VIII, LLC(3)	8,544,587		22.5%	8,544,587		22.9%	8,554,587		23.3%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o XBP Europe, Inc., 2701 E. Grauwyler Rd., Irving, TX.

(2)      Exela’s wholly owned subsidiary, BTC International, is the record holder of the shares. BTC International is a direct, wholly owned subsidiary of XCV-EMEA, LLC. ETI-XCV, LLC is the sole member of XCV-EMEA, LLC. ETI-XCV Holdings, LLC is the sole member of ETI-XCV, LLC. Exela Technologies, Inc. is the sole member of ETI-XCV Holdings, LLC, and, therefore, is deemed to have beneficial ownership of the shares of CF VIII Common Stock held directly by BTC International. The business address of Exela is 2701 E. Grauwyler Rd., Irving, TX.

(3)      The Sponsor is the record holder of the shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick is the Chairman and Chief Executive Officer of CF VIII and CFGM, and is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares of CF VIII Common Stock held directly by the Sponsor. Includes 5,516,600 Founder Shares (after forfeiting 733,400 Founder Shares), 540,000 CF VIII Placement Shares, 1,250,000 Forward Purchase Shares, assumes 852,987 shares of Common Stock are issued to the Sponsor upon Closing as payment in full for outstanding Sponsor loans and out-of-pocket expenses incurred by the Sponsor on behalf of CF VIII (based on $8,529,873 owed by CF VIII to the Sponsor as of December 31, 2022, at an issuance price of $10.00 per share) and includes an aggregate of 385,000 shares of Common Stock underlying the 135,000 Placement Warrants and 250,000 Forward Purchase Warrants, each of which is exercisable by the Sponsor commencing on the date that is thirty (30) days after consummation of CF VIII’s initial business combination. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The business address of the Sponsor is 110 East 59th Street, New York, NY 10022.

(4)      Shares were calculated assuming Company Closing Indebtedness (as defined in, and calculated in accordance with the terms of, the Merger Agreement), of $19,415,663, representing the amount of such indebtedness as of December 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CF VIII

Founder Shares

On July 8, 2020, the Sponsor purchased 5,750,000 shares of CF VIII Class B Common Stock for an aggregate price of $25,000 or approximately $0.004 per share. In March 2021, the Sponsor transferred 10,000 shares of CF VIII Class B Common Stock to each of Mr. Hochberg and Ms. Blechman, each an independent director of CF VIII. On March 11, 2021, CF VIII effected a 1.1-for-1 stock split. All share and per share amounts included in CF VIII’s financial statements elsewhere in this proxy statement have been retroactively adjusted. On March 16, 2021, following consummation of the IPO, the Sponsor returned to CF VIII, at no cost, an aggregate of 75,000 shares of CF VIII Class B Common Stock in connection with the underwriters’ decision not to exercise the remaining portion of their over-allotment option, all of which were cancelled, resulting in an aggregate of 6,250,000 shares of CF VIII Class B Common Stock outstanding and held by the Sponsor and two of the independent directors of CF VIII.

On March 6, 2023, CF VIII issued 5,000,000 shares of CF VIII Class A Common Stock to the Sponsor upon the conversion of 5,000,000 shares of CF VIII Class B Common Stock held by the Sponsor. The 5,000,000 shares of CF VIII Class A Common Stock issued in connection with the Conversion are subject to the same restrictions as applied to the CF VIII Class B Common Stock prior to the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the IPO.

Upon effectiveness of the Merger, the outstanding shares of CF VIII Class B Common Stock will automatically convert into shares of CF VIII Class A Common Stock on a one-to-one basis (and immediately thereafter, upon effectiveness of the Combined Entity Charter, will convert into shares of Common Stock (of the Combined Entity), also on a one-to-one basis. The Founder Shares are subject to certain transfer restrictions described herein. The Sponsor is a Delaware limited liability company. It is not controlled by, and does not have substantial ties to, any non-U.S. person.

CF VIII Placement Units

Simultaneously with the closing of the IPO, the Sponsor purchased 540,000 CF VIII Placement Units at a price of $10.00 per CF VIII Placement Unit ($5,400,000 in the aggregate). Each CF VIII Placement Unit consists of one share of CF VIII Class A Common Stock and one-fourth of one CF VIII Placement Warrant. Each whole CF VIII Placement Warrant sold as part of the CF VIII Placement Units is exercisable for one share of CF VIII Class A Common Stock at a price of $11.50 per share. The proceeds from the CF VIII Placement Units were added to net proceeds from the IPO that were deposited in the Trust Account (resulting in, upon consummation of the IPO, the Trust Account holding $10.00 per share of CF VIII Class A Common Stock). If CF VIII does not complete a business combination by September 16, 2023 (or such earlier date as determined by the CF VIII Board or a later date approved by CF VIII Stockholders pursuant to the CF VIII Charter), the CF VIII Placement Warrants will expire worthless. The CF VIII Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees. The CF VIII Placement Warrants will expire five years after the completion of CF VIII’s initial business combination or earlier upon redemption or liquidation.

In March 2022, the Sponsor transferred 2,500 CF VIII Placement Shares to Mr. Sharp and CF VIII agreed to pay Mr. Sharp $25,000 to serve as a director of CF VIII, which payment was made on March 1, 2023.

The Sponsor and CF VIII’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their CF VIII Placement Units, CF VIII Placement Shares or CF VIII Placement Warrants until 30 days after the completion of the initial business combination.

Underwriting Agreement

Pursuant to an underwriting agreement, dated March 11, 2021, between CF VIII, on the one hand, and CF&Co. and Odeon Capital Group LLC (“Odeon”), on the other hand, CF VIII paid a total of $4,400,000 in underwriting discounts and commissions for CF&Co.’s services as the representative of the underwriters in the IPO and $100,000 to Odeon for serving as the qualified independent underwriter.

Forward Purchase Contract

In connection with the closing of the IPO, on March 11, 2021, the Sponsor and CF VIII entered into the Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and CF VIII agreed to issue and sell to the Sponsor, concurrently with the consummation of CF VIII’s initial business combination, 1,250,000 shares of CF VIII Class A Common Stock and 250,000 Warrants, for an aggregate purchase price of $10.0 million. The Forward Purchase Securities will be subject to the lock-up as further described below under “— Sponsor Support Agreement.”

Business Combination Marketing Agreement

Pursuant to the Business Combination Marketing Agreement, CF VIII engaged CF&Co. as an advisor in connection with CF VIII’s initial business combination to assist CF VIII in arranging meetings with CF VIII Stockholders to discuss any potential initial business combination and the target business’ attributes, introducing CF VIII to potential investors that are interested in purchasing CF VIII’s securities, and assisting CF VIII with its press releases and public filings in connection with any initial business combination. Pursuant to the Business Combination Marketing Agreement, CF VIII agreed to pay CF&Co. a cash fee for such services upon the consummation of its initial business combination in an amount equal to $9,350,000. However, in connection with the Merger, subject to and conditioned upon the closing of the Merger, CF&Co. agreed to waive such fee. If an initial business combination other than the Business Combination is consummated, CF&Co. would be entitled to receive the business combination marketing fee that will be released from the Trust Account only upon completion of such an initial business combination.

Engagement Letter

Pursuant to the Engagement Letter, CF VIII engaged CF&Co. to act as its exclusive financial advisor for the Business Combination, in connection with which CF&Co. agreed to perform customary services for CF VIII in connection with the Business Combination. CF&Co. will not receive any fees for its services under the Engagement Letter, although it is entitled to reimbursement for expenses incurred in connection with its services and indemnification by CF VIII (or, following the Closing of the Business Combination, the Combined Entity).

Related Party Loans and Other Transactions

In order to finance transaction costs in connection with an intended business combination, the Sponsor loaned CF VIII $1,750,000 pursuant to the Sponsor Loan to fund CF VIII’s expenses relating to investigating and selecting a target business and for other working capital requirements after the IPO and prior to a business combination. The Sponsor Loan has been fully drawn by CF VIII.

If the Sponsor Loan is insufficient to cover the working capital requirements of CF VIII, the Sponsor or an affiliate of the Sponsor, or certain of CF VIII’s officers and directors may, but are not obligated to, loan CF VIII funds as may be required under the Working Capital Loans.

On June 30, 2022, CF VIII entered into the First Working Capital Loan, which has been fully drawn by CF VIII.

On October 14, 2022, CF VIII entered into the Second Working Capital Loan.

Each of the First Working Capital Loan and the Second Working Capital Loan bears no interest and is due and payable on the date on which CF VIII consummates its initial business combination. The principal balance may be prepaid at any time. Except for the foregoing, the terms of any additional Working Capital Loans, if any, have not been determined and no written agreements exist with respect to any additional Working Capital Loans.

On March 9, 2022, the Sponsor loaned CF VIII $4,424,015 ($0.20 for each CF VIII Public Share not redeemed in connection with the First Extension) pursuant to the First Extension Loan, which amount was deposited into the Trust Account.

On September 30, 2022, the Sponsor loaned CF VIII $976,832 ($0.33 for each CF VIII Public Share that was not redeemed in connection with the Second Extension) pursuant to the Second Extension Loan, which amount was deposited into the Trust Account.

On March 15, 2023, the Sponsor loaned CF VIII up to $344,781 ($0.04 per share per month, or up to $0.24 per share if all six months of the Third Extension are utilized, for each CF VIII Public Share that was not redeemed in connection with the Third Extension) pursuant to the Third Extension Loan. The initial drawdown of $57,464 was deposited in the Trust Account on such date and additional amounts of $57,464 will be drawn down under the Third Extension Loan for each additional month that CF VIII extends its time to consummate an initial business combination thereafter.

Each Extension Loan does not bear interest and will be repaid to the Sponsor or its designees upon consummation of CF VIII’s initial business combination.

In the event that a business combination does not close, CF VIII may use a portion of proceeds held outside the Trust Account to repay the Sponsor Loan, the Extension Loans and the Working Capital Loans and no proceeds held in the Trust Account would be used to repay the Sponsor Loan, the Extension Loans or the Working Capital Loans.

In connection with the execution of the Merger Agreement, the Sponsor agreed that the Sponsor Loan, the Extension Loans and the Working Capital Loans would be repaid in the form of newly issued shares of CF VIII Class A Common Stock, at a value of $10.00 per share, in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

As of December 31, 2022 and 2021, the carrying amounts of the loans payable by CF VIII to the Sponsor were approximately $8,200,000 and $734,000, respectively. As of December 31, 2022 and 2021, the face amounts of these loans were approximately $8,500,000 and $734,000, respectively.

The Sponsor pays expenses on CF VIII’s behalf, for which CF VIII reimburses the Sponsor. As of December 31, 2022 and 2021, CF VIII had accounts payable outstanding to the Sponsor for such expenses paid on its behalf of $0 and approximately $571,000, respectively.

Sponsor Support Agreement

Contemporaneously with the execution of the Merger Agreement, CF VIII entered into a Sponsor Support Agreement with the Sponsor, BTC International and XBP Europe, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of CF VIII Capital Stock in favor of the Merger Agreement and each of the Proposals, and to not transfer such shares, (ii) to subject certain of its shares of CF VIII Capital Stock to additional transfer restrictions after Closing, which such transfer restrictions are described in additional detail below, (iii) not to redeem any of its shares of CF VIII Capital Stock in connection with the Transactions, (iv) to waive the anti-dilution rights with respect to the shares of CF VIII Class B Common Stock under the CF VIII Charter, (v) upon Closing, to forfeit for cancellation 733,400 of its Founder Shares, and (vi) to convert its right to repayment under any outstanding loans from the Sponsor (including the Sponsor Loan, the Extension Loans, and the Working Capital Loans) due by CF VIII upon Closing to be in the form of newly issued shares of CF VIII Class A Common Stock at a value of $10.00 per share, except as otherwise set forth in the Merger Agreement. Additionally, the Sponsor agreed not to solicit, negotiate or enter into competing transactions as further provided in the Sponsor Support Agreement.

In the Sponsor Support Agreement, the Sponsor agreed that the 6,228,000 Founder Shares it holds (of which it will forfeit 733,400 upon consummation of the Business Combination), and 250,000 of the Forward Purchase Shares it will acquire at Closing, will not be sold or transferred until the earlier of the one year anniversary of CF VIII’s initial business combination and the date on which the Combined Entity completes certain material transactions that result in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. The lock-up agreed to by the Sponsor in the Sponsor Support Agreement matches the lock-up that previously applied to such shares under the Insider Letter, except that it does not include a provision for early release if the closing price of a share of Common Stock exceeds $12.00 (as adjusted for stock splits, dividends, reorganizations and recapitalizations and the like) for any 20-trading days within any 30-trading day period.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Merger Agreement pursuant to its terms. Upon such termination of the Merger Agreement, all obligations of the parties under the Sponsor Support Agreement will terminate; provided, however that such termination will not relive any party thereto from liability arising in respect of any prior breach of the Sponsor Support Agreement.

Amended and Restated Registration Rights Agreement

Upon closing of the Business Combination, the Combined Entity, the Sponsor, the independent directors of CF VIII, and BTC International will enter into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the Combined Entity will be obligated to file one or more registration statements to register the resales of Common Stock held by the parties to the Registration Rights Agreement after the Closing. Existing Holders or New Holders, in each case holding a majority of the registrable securities owned by all Existing Holders or New Holders, as applicable, are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities (up to a maximum of two demand registrations by the Existing Holders, or five demand registrations by the New Holders). In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, the Combined Entity must file a registration statement on Form S-1 to register the resale of the registrable securities of the Combined Entity held by the Holders. The Registration Rights Agreement will also provide such Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, the Combined Entity will indemnify such Holders and certain persons or entities related to such Holders such as their officers, directors, and control persons against any losses or damages resulting from any untrue or alleged untrue statement of a material fact contained in any registration statement or prospectus pursuant to which the Holders sell their registrable securities, or any omission or alleged omission of a material fact required to be stated therein to make any statements made therein not misleading, unless such liability arose from such Holder’s misstatement or alleged misstatement, or omission or alleged omission, and the Holders including registrable securities in any registration statement or prospectus will indemnify the Combined Entity and certain persons or entities related to the Combined Entity such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

XBP Europe

Underwriting Agreement

Pursuant to an underwriting agreement, dated January 15, 2015, between QAC 2, on the one hand, and Deutsche Bank Securities Inc. and CF&Co., as representatives of the several underwriters, on the other hand, at closing of its initial public offering, QAC 2 paid CF&Co. a total of $3.25 million in underwriting discounts and commissions for CF&Co.’s services as a representative of the underwriters in QAC 2’s initial public offering, and upon consummation of QAC 2’s initial business combination with Exela, CF&Co. was entitled to be paid by QAC 2 an additional $6.125 million in deferred underwriting fees, a portion of which fees were paid in July 2017 pursuant to a combination of cash and shares of Exela. CF&Co. also acted as capital markets advisor in connection with QAC 2’s initial business combination with Exela.

Share Buyback Program

CF&Co. acted as agent in connection with Exela’s share buyback program announced in November 2017 and which expired in November 2019, and pursuant to which Exela repurchased shares of common stock for an aggregate purchase price of approximately $10.8 million. In connection with its role as agent, CF&Co. was paid customary fees.

At-the-Market Sales Program

CF&Co. is currently acting as a distribution agent in the ATM Program announced by Exela in May 2022 pursuant to which it may offer and sell up to $250 million of newly issued shares of common stock. In connection with its role as a distribution agent, CF&Co. may be paid a commission of up to 5.0% of gross sales made by it as agent in the ATM Program. CF&Co. last made sales under the ATM Program in July 2022.

Ultimate Parent Support Agreement

Concurrently with the execution of the Merger Agreement, CF VIII entered into an Ultimate Parent Support Agreement with the Ultimate Parent, an indirect parent of BTC International and wholly owned subsidiary of Exela, pursuant to which, among other things, the Ultimate Parent agreed (i) to cause its direct and indirect subsidiaries to vote their shares of BTC International in favor of the Merger Agreement and other resolutions needed to consummate the Business Combination and the Transactions, and to not transfer such shares, and (ii) not to take any action that would hinder or prevent the consummation of the Business Combination or the other Transactions. Additionally, Ultimate Parent agreed not to solicit, negotiate or enter into competing transactions as further provided in the Ultimate Parent Support Agreement. In addition, on or prior to Closing, (i) $13,105,851 of intercompany loans due to the Ultimate Parent and/or certain of its subsidiaries from XBP Europe will be contributed to the capital of XBP Europe (or such intercompany loans will otherwise be satisfied without payment by XBP Europe), and (ii) on Closing, out of an additional amount of $8,365,801 of intercompany payables due from XBP Europe to the Ultimate Parent and/or certain of its subsidiaries, CF VIII will issue to the Ultimate Parent or such other payees 418,290 shares of Common Stock (in satisfaction of $4,182,900 of intercompany payables), with the remaining $4,182,901 still outstanding.

The Ultimate Parent Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Merger Agreement pursuant to its terms. Upon termination of the Merger Agreement, all obligations of the parties under the Ultimate Parent Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any prior breach of the Ultimate Parent Support Agreement.

Lock-Up Agreement

Concurrently with the execution of the Merger Agreement, CF VIII entered into the Lock-Up Agreement with XBP Europe and BTC International, pursuant to which BTC International agreed that securities of the Combined Entity held by it immediately following the Closing will be locked-up and subject to transfer restrictions until the earlier of: (i) the one (1) year anniversary of the date of the Closing, and (ii) the date on which CF VIII consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the Closing which results in all CF VIII Stockholders having the right to exchange their shares of common stock for cash, securities or other.

Services Agreement

Upon closing of the Business Combination, XBP Europe and Exela BPA will enter into a Services Agreement. The Services Agreement requires Exela BPA, its affiliates and its permitted subcontractors to provide to XBP Europe and its subsidiaries, the services, access to facilities, personnel, equipment, software and hardware and other assistance that were provided to XBP Europe and its subsidiaries during the twelve (12) months prior to the Closing Date. Exela BPA is also required to respond in good faith to any request from XBP Europe for new services or services in excess of those provided in the twelve (12) months prior to the Closing Date.

The Services Agreement provides that, prior to the earlier of (i) the two year anniversary of the Closing, and (ii) the date on which Exela BPA no longer beneficially owns 80% of XBP Europe’s Common Stock, XBP Europe will not solicit, negotiate or enter into competing transactions (other than pursuant to any post-Closing acquired entities or as consented to by Exela BPA), outside of Europe, Africa, or the Middle East. The Services Agreement also provides that prior to the two year anniversary of the Closing, Exela BPA, its subsidiaries, and Exela will not solicit, negotiate or enter into competing transactions services (other than pursuant to any post-Closing acquired entities or as consented to by Exela BPA), in Europe, Africa or the Middle East.

The Services Agreement has an initial term of twelve (12) months and will continue beyond such term to the extent that the parties thereto have mutually agreed a longer term for any individual service. Services shall generally be charged at cost plus 8%, or as otherwise agreed or required by law.

Intercompany Confidentiality and Intellectual Property License Agreement

Concurrently with the execution of the Merger Agreement, XBP Europe entered into the License Agreement with certain affiliates of the Ultimate Parent, pursuant to which the XBP Companies both granted to their affiliates and received from their affiliates, a world-wide, non-exclusive, royalty-free, perpetual, irrevocable license to intellectual property in existence at Closing for use in the same manner as used by prior to Closing. The License Agreement includes limited restrictions on sublicenses and assignments to certain parties, and contemplates the purchase of post-Closing improvements at negotiated royalties. Additionally, the License Agreement includes customary confidentiality and indemnification obligations from both licensors and licensees.

Tax Sharing Agreement

Upon closing of the Business Combination, Exela, XBP Europe, and the Combined Entity will enter into a Tax Sharing Agreement. The Tax Sharing Agreement requires Exela to indemnify and hold harmless XBP Europe and its subsidiaries from and against any taxes of an Exela Consolidated Group imposed on XBP Europe or any of its subsidiaries as a result of being a member of such Exela Consolidated Group for any tax year of XBP Europe or its subsidiaries ending on or prior to the Closing Date.

The Tax Sharing Agreement also provides that if the Combined Entity (or its subsidiaries) is eligible to be included in an Exela Consolidated Group after the Closing Date, (i) Exela will file income tax returns for the Exela Consolidated Group, (ii) the Combined Entity will make periodic payments to Exela in such amounts as the estimated tax payments that would be due from the XBP Consolidated Group if the XBP Consolidated Group were not included in the Exela Consolidated Group, and (iii) Exela will pay the entire federal (and applicable state and local) income tax liability of the Exela Consolidated Group and will indemnify and hold harmless the XBP Consolidated Group against any such liability (other than the XBP Consolidated Group’s share of such liability). The Tax Sharing Agreement also sets forth rules related to allocating income, losses and credits to the XBP Consolidated Group, preparing consolidated tax returns of the Exela Consolidated Group, and conducting tax audits and litigation involving the Exela Consolidated Group.

Amended and Restated Registration Rights Agreement

See “— CF VIII — Amended and Restated Registration Rights Agreement” above.

Exela Technologies, Inc.

Prior to the Business Combination, XBP Europe was wholly owned by Exela. Following the Business Combination, the Combined Entity (and indirectly, XBP Europe) will continue to be majority owned by Exela and, therefore, Exela will continue to control a significant percentage of the outstanding voting power of the Combined Entity and XBP Europe. So long as this ownership and control continues, Exela, along with its directors and management team, including its Executive Chairman, Par Chadha, will generally will have the ability to control the outcome of any matter submitted for the vote of Combined Entity stockholders, including the election and removal of directors, changes to the size of the Combined Entity Board, any amendment to the Combined Entity Charter and Combined Entity Bylaws, and the approval of any merger or other significant corporate transaction, including a sale of substantially all of the Combined Entity’s assets (other than in certain circumstances set forth in the Combined Entity Charter or Combined Entity Bylaws). In addition, XBP Europe relies on the services that Exela has provided in the past and in the event that Exela fails to provide such services in the future, as more fully described in “Certain Relationships and Related Person Transactions — Services Agreement.” Given these relationships, XBP Europe will continue to rely on (and the Combined Entity will rely on), Exela.

DESCRIPTION OF SECURITIES AFTER THE BUSINESS COMBINATION

The following summary of the material terms of the Combined Entity’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the proposed Combined Entity Charter is attached as Annex B to this proxy statement. You are urged to read the Combined Entity Charter in its entirety for a complete description of the rights and preferences of Combined Entity’s securities following the Business Combination.

Authorized Capitalization

The total amount of the Combined Entity’s authorized capitalized stock consists of (a) 160,000,000 shares of Common Stock, par value $0.0001 per share, and (b) 10,000,000 shares of preferred stock of the Combined Entity. The Combined Entity is expected to have approximately 31,403,550 shares of Common Stock outstanding and no shares of Combined Entity preferred stock outstanding immediately after the consummation of the Business Combination (assuming no redemptions, no exercise of Warrants, and making the additional assumptions described in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of CF VIII Public Shares, BTC International, the Sponsor and the independent directors hold in the Combined Entity upon completion of the Business Combination?”).

Common Stock of the Combined Entity

Voting rights.    Each holder of Common Stock will be entitled to one (1) vote in person or by proxy for each share of the Common Stock held of record by such holder. The holders of shares of Common Stock will not have cumulative voting rights. Except as otherwise required in the Combined Entity Charter or by applicable law, the holders of the Common Stock vote together as a single class on all matters on which stockholders are generally entitled to vote.

Dividend rights.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of Common Stock will be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Combined Entity) when, as and if declared thereon by the Combined Entity Board from time to time out of any assets or funds of the Combined Entity legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Rights upon liquidation.    Subject to the applicable law and the rights, if any, of the holders of any outstanding series of the preferred stock of the Combined Entity, in any event of an voluntary or involuntary liquidation, dissolution or winding up of the Combined Entity, after payment or provision for payment of the debts and other liabilities of the Combined Entity, the holders of shares of Common Stock will be entitled to receive all of the remaining assets of the Combined Entity available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Preferred Stock of the Combined Entity

The Combined Entity Board has the authority, without stockholder approval, to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix for each such series the designations, preferences, and relative, participating, optional or other rights and such qualifications, limitations or restrictions thereof, as stated and expressed in the resolution or resolutions adopted and filed by the Combined Entity Board in accordance with the DGCL.

The issuance of Combined Entity preferred stock could have the effect of decreasing the trading price of the Common Stock, restricting dividends on the capital stock of the Combined Entity, diluting the voting power of the Common Stock, impairing the liquidation rights of the capital stock of the Combined Entity, or delaying or preventing a change in control of the Combined Entity. Although the Combined Entity does not currently intend to issue any shares of preferred stock, the Combined Entity cannot assure you that the Combined Entity will not do so in the future.

Dividends

The payment of future dividends on the shares of the Common Stock is subject to the rights of the holders of the Combined Entity preferred stock (if any) and will depend on the revenues and earnings (if any), capital requirements and financial condition of the Combined Entity after the completion of the Business Combination subject to the discretion of the Combined Entity Board. The Combined Entity Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. The ability of the Combined Entity to declare dividends may be limited by the terms of any financing and other agreements entered into by the Combined Entity or its subsidiaries from time to time.

Election of Directors

The Combined Entity Board will be divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class serving a three-year term, except with respect to the election of directors at the special meeting pursuant to the Director Election Proposal. Class I directors will be elected to an initial one-year term (and three-year terms subsequently), the Class II directors will be elected to an initial two-year term (and three-year terms subsequently) and the Class III directors will be elected to an initial three-year term (and three-year terms subsequently). There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Immediately following consummation of the Business Combination, Exela will indirectly (through its ownership of BTC International) hold more than 50% of the voting power of the Combined Entity capital stock.

Removal of Directors; Vacancies

Under the DGCL, unless otherwise provided in the Combined Entity Charter, a director serving on a classified board may be removed by the stockholders only for cause. The Combined Entity Charter provides that, subject to the rights, if any, of the holders of shares of the Combined Entity preferred stock then outstanding, directors may be removed for cause upon the affirmative vote of 75% of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Combined Entity Charter provides that, subject to the rights granted to one or more series of the Combined Entity preferred stock then outstanding, any newly created directorship on the Combined Entity Board that results from an increase in the number of directors, and any vacancy that results from the death, resignation, disqualification, removal or another cause, may be filled by a majority vote of the Combined Entity Board then in office, even if they do not represent a quorum, and even if only a single director is then in office (unless the Combined Entity Board determines that such vacancy should be filled by a vote of the stockholders).

Annual Stockholder Meetings

The proposed Combined Entity Bylaws, attached as Annex C, provide that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Combined Entity Board. To the extent permitted under applicable law, the Combined Entity Board may conduct meetings by remote communications. The proposed Combined Entity Bylaws provide that stockholders seeking to bring business before the Combined Entity’s annual meeting of stockholders, or to nominate candidates for election as directors at the Combined Entity’s annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the Combined Entity’s Secretary at the Combined Entity’s principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in the Combined Entity’s annual proxy statement must comply with the notice periods contained in the annual proxy statement. The proposed Combined Entity Charter specifies certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude the Combined Entity’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders. The proposed Combined Entity Bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event such business includes a proposal to amend the bylaws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of Combined Entity capital stock that are owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Combined Entity of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in a proxy statement prepared by us to solicit proxies for such annual meeting. The foregoing provisions may limit the Combined Entity’s stockholders’ ability to bring matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.

Quorum

Unless otherwise required by the DGCL or the Combined Entity Charter, the Combined Entity Bylaws provide that holders of a majority of the aggregate voting power of the Combined Entity’s capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders. If, however, such quorum will not be present or represented at any meeting of the stockholders, such stockholders will have power to adjourn the meeting from time to time until a quorum shall attend.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of the Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Combined Entity Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Combined Entity by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of the Common Stock at prices higher than prevailing market prices.

Special Meetings

The proposed Combined Entity Bylaws provide that special meetings of stockholders may be called only by or at the direction of the Combined Entity Board, pursuant to a resolution adopted by a majority of the Combined Entity Board. Stockholders of the Combined Entity will not be eligible and will have no right to call a special meeting.

The Combined Entity Bylaws also provide that any action required or permitted to be taken at any meeting of the Combined Entity Board or of any committee thereof may be taken without a meeting, if all members of the Combined Entity Board or committee thereof, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto must be filed with the minutes of proceedings of the Combined Entity Board or committee thereof.

Combined Entity Charter and Combined Entity Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

The Combined Entity Bylaws may be amended, altered or repealed (A) at any annual or regular meeting of the Combined Entity Board, or at any special meeting of the Combined Entity Board if notice of the proposed alteration, amendment or repeal is contained in written notice of such special meeting, by the affirmative vote of a majority of the Combined Entity Board then present (at which meeting a quorum of the Combined Entity Board is present); or (B) by the affirmative vote of the holders of at least a majority of the voting power of the shares entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. CF VIII has entered, and the Combined Entity expects to continue to enter into, agreements to indemnify the directors, executive officers and other employees as determined by the Combined Entity Board. Under the terms of such indemnification agreements, the Combined Entity will be required to indemnify each of its directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of the Combined Entity or any of its subsidiaries or was serving at the Combined Entity’s request in an official capacity for another entity. The Combined Entity will be required to indemnify its officers and directors against all expenses, judgments, fines, penalties and amounts paid in settlement (if pre-approved), including all costs, expenses and obligations incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other, arising out of the officers’ or directors’ role as an officer or director of the Combined Entity, or establishing or enforcing a right to indemnification under the indemnification agreement.

Exclusive Jurisdiction of Certain Actions

The Combined Entity Charter requires that derivative actions brought in the name of the Combined Entity, actions against directors, officers and other employees for breaches of fiduciary duty, actions asserting a claim against the Combined Entity or any directors, officers or other employees arising pursuant to the DGCL of the Combined Entity Charter or the Combined Entity Bylaws, actions asserting a claim against the Combined Entity or any directors, officers or other employees governed by the internal affairs doctrine, or actions asserting an “internal corporate claim” (as defined in the DGCL) may be brought only in the Court of Chancery in the State of Delaware, all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants provided, that if the Court of Chancery in the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware). Although we believe this provision benefits the Combined Entity by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors, officers and other employees.

Listing of Securities

CF VIII intends to apply to list the Common Stock and Warrants (of the Combined Entity) on Nasdaq under the symbols “XBP” and “XBPEW,” respectively.

Transfer Agent and Registrar

Upon completion of the Business Combination, the transfer agent and registrar for Common Stock will be Continental Stock Transfer & Trust Company.

PRICE RANGE AND DIVIDENDS OF SECURITIES

CF VIII

Price Range of CF VIII Securities

CF VIII Units, CF VIII Class A Common Stock, and CF VIII Warrants are currently listed on the Nasdaq Capital Market under the symbols “CFFEU,” “CFFE,” and “CFFEW,” respectively. The CF VIII Units commenced public trading on the Nasdaq Capital Market on March 12, 2021. The CF VIII Class A Common Stock and CF VIII Warrants each commenced separate public trading on the Nasdaq Capital Market on May 3, 2021.

The closing price of CF VIII Units, CF VIII Class A Common Stock and CF VIII Warrants on October 7, 2022, the last trading day before announcement of the execution of the Merger Agreement, was $10.21, $10.32 and $0.04, respectively. As of April 13, 2023, the closing price for each CF VIII Unit, each share of CF VIII Class A Common Stock and each CF VIII Warrant was $10.64, $10.76 and $0.09, respectively.

Holders of CF VIII Securities

As of the Record Date, there were             holders of record of CF VIII Class A Common Stock,             holders of record of CF VIII Class B Common Stock,             holders of record of CF VIII Warrants and             holder of record of CF VIII Units.

Dividend Policy of CF VIII

CF VIII has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Dividend Policy of XBP Europe

XBP Europe has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Dividend Policy of the Combined Entity Following the Business Combination

The Combined Entity does not intend to pay cash dividends following the completion of the Business Combination.

APPRAISAL RIGHTS

CF VIII Stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.

LEGAL MATTERS

Certain legal matters relating to the validity of the CF VIII Class A Common Stock to be issued hereunder will be passed upon for CF VIII by Hughes Hubbard & Reed LLP, New York, New York.

EXPERTS

The financial statements of CF VIII as of December 31, 2022 and 2021, and for the years ended December 31, 2022 and 2021 appearing in this proxy statement have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report (which includes an explanatory paragraph relating to CF VIII’s ability to continue as a going concern) appearing elsewhere in this proxy statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined and consolidated financial statements of XBP Europe, Inc. and its subsidiaries as of December 31, 2022 and 2021, and for the years ended December 31, 2022, 2021 and 2020 appearing in this proxy statement have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this proxy statement and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CF VIII’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The CF VIII Board is aware of no other matter that may be brought before the Special Meeting. Under the DGCL, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in the Combined Entity’s annual meetings of stockholders. If the Combined Entity holds a 2023 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2023 annual meeting will be held. If the 2023 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the Combined Entity Board for inclusion in the proxy statement for the Combined Entity’s 2023 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the CF VIII Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of CF Acquisition Corp. VIII, 110 East 59th Street, New York, New York 10022. Following the Closing, such communications should be sent to the board or committee chairperson in care of XBP Europe, Inc., 2701 East Grauwyler Road, Irving, TX 75061. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, CF VIII and servicers that it employs to deliver communications to CF VIII Stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement. Upon written or oral request, CF VIII will deliver a separate copy of this proxy statement to any stockholder at a shared address to which a single copy of this proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement may likewise request that CF VIII deliver single copies of CF VIII’s proxy statement in the future. Stockholders may notify CF VIII of their requests by calling or writing CF VIII at its principal executive offices at 110 East 59th Street, New York, New York 10022.

WHERE YOU CAN FIND MORE INFORMATION

CF VIII files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read CF VIII’s SEC filings, including this proxy statement, at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact Morrow Sodali LLC, CF VIII’s proxy solicitation agent, at the following address and telephone number:

Telephone: (800) 662-5200
(banks and brokers call collect at (203) 658-9400)
Email: CFFE.info@investor.morrowsodali.com

If you are a CF VIII Stockholder and would like to request documents, please do so by            , 2023, in order to receive them before the special meeting. If you request any documents from CF VIII, CF VIII will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to CF VIII has been supplied by CF VIII, and all such information relating to XBP Europe has been supplied by XBP Europe. Information provided by either CF VIII or XBP Europe does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of CF VIII for the special meeting. CF VIII has not authorized anyone to give any information or make any representation about the Business Combination, CF VIII or XBP Europe that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

XBP Europe, Inc. and Subsidiaries

CF ACQUISITION CORP. VIII

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder
of XBP Europe Holdings, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying combined and consolidated balance sheets of XBP Europe Holdings, Inc. and Subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related combined and consolidated statements of operations and comprehensive loss, changes in net parent investment and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ UHY LLP

We have served as the Company’s auditor since 2022.

Sterling Heights, Michigan

May 12, 2023

XBP Europe, Inc. and Subsidiaries

Combined and Consolidated Balance Sheets

As of December 31, 2022 and 2021

(in thousands of United States dollars)

	December 31,
	2022	2021
ASSETS
Current assets
Cash and cash equivalents	$7,473	$2,910
Accounts receivable, net of allowance for doubtful accounts of $2,366 and $1,447 respectively	35,977	35,109
Inventories, net	4,526	4,093
Prepaid expenses and other current assets	8,773	10,033
Related party note receivable	13,266	14,064
Total current assets	70,014	66,209
Property, plant and equipment, net of accumulated depreciation of $44,629 and $44,448 respectively	14,620	13,014
Operating lease right-of-use assets, net	5,848	10,383
Goodwill	22,062	23,952
Intangible assets, net	1,529	2,288
Deferred income tax assets	7,055	9,554
Other noncurrent assets	1,712	1,596
Total assets	$122,841	$126,996

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current liabilities
Accounts payable	$16,863	$14,099
Related party payables	32,658	16,607
Accrued liabilities	24,724	22,222
Accrued compensation and benefits	13,401	17,786
Customer deposits	1,061	2,147
Deferred revenue	5,660	5,760
Current portion of finance lease liabilities	757	1,073
Current portion of operating lease liabilities	1,796	4,120
Current portion of long-term debt	4,970	18,603
Total current liabilities	101,891	102,417
Related party notes payable	11,164	11,164
Long-term debt, net of current maturities	14,446	3,220
Finance lease liabilities, net of current portion	658	1,426
Pension liabilities	16,076	27,357
Operating lease liabilities, net of current portion	3,963	6,255
Other long-term liabilities	1,576	1,687
Total liabilities	$149,775	$153,526
Commitments and Contingencies (Note 13)

STOCKHOLDER’S DEFICIT
Net parent investment	(5,845)	2,084
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(17,789)	(18,233)
Unrealized pension actuarial losses, net of tax	(3,298)	(10,381)
Total accumulated other comprehensive loss	(21,087)	(28,614)
Total stockholder’s deficit	(26,932)	(26,530)
Total liabilities and stockholder’s deficit	$122,841	$126,996

The accompanying notes are an integral part of these combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries

Combined and Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2022, 2021 and 2020

(in thousands of United States dollars)

	Year ended December 31,
	2022	2021	2020
Revenue, net	$180,349	$205,772	$217,272
Related party revenue, net	143	178	272
Cost of revenue (exclusive of depreciation and amortization)	136,276	164,256	175,117
Related party cost of revenue	511	766	380
Selling, general and administrative expenses (exclusive of depreciation and amortization)	32,956	29,764	35,512
Related party expense	8,309	9,807	10,606
Depreciation and amortization	4,390	5,166	6,132
Operating loss	(1,950)	(3,809)	(10,383)
Other expense (income), net
Interest expense, net	3,062	2,836	2,844
Related party interest income, net	(25)	(141)	(217)
Foreign exchange losses, net	1,184	1,162	2,195
Other (income) expense, net	(804)	2,142	8,670
Net loss before income taxes	(5,367)	(9,808)	(23,875)
Income tax expense	(2,562)	(2,920)	(4,502)
Net loss	(7,929)	(12,728)	(28,377)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	444	(744)	3,622
Unrealized pension actuarial gains (losses)	7,083	6,188	(8,508)
Total other comprehensive loss, net of tax	$(402)	$(7,284)	$(33,263)

The accompanying notes are an integral part of these combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries

Combined and Consolidated Statements of Changes in Net Parent Investment

December 31, 2022, 2021 and 2020

(in thousands of United States dollars)

		Accumulated Other Comprehensive Loan
	Net Parent Investment	Foreign Currency Translation Adjustment	Unrealized Pension Actuarial Losses, net of tax	Total Net Parent Investment
Balances at January 1, 2020	$43,189	$(21,111)	$(8,061)	$14,017
Net loss January 1, 2020 to December 31, 2020	(28,377)	—	—	(28,377)
Foreign currency translation adjustment	—	3,622	—	3,622
Net unrealized pension actuarial losses, net of tax		—	(8,508)	(8,508)
Balances at December 31, 2020	$14,812	$(17,489)	$(16,569)	$(19,246)
Net loss January 1, 2021 to December 31, 2021	(12,728)	—	—	(12,728)
Foreign currency translation adjustment	—	(744)	—	(744)
Net unrealized pension actuarial gains, net of tax	—	—	6,188	6,188
Balances at December 31, 2021	$2,084	$(18,233)	$(10,381)	$(26,530)
Net loss January 1, 2022 to December 31, 2022	(7,929)	—	—	(7,929)
Foreign currency translation adjustment	—	444	—	444
Net unrealized pension actuarial gains, net of tax	—	—	7,083	7,083
Balances at December 31, 2022	$(5,845)	$(17,789)	$(3,298)	$(26,932)

The accompanying notes are an integral part of these combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries

Combined and Consolidated Statements of Cash Flows

For the years ended December 31, 2022, 2021 and 2020

(in thousands of United States dollars)

	Year ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net loss	$(7,929)	$(12,728)	$(28,377)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	3,779	4,159	4,624
Amortization of developed technology	237	294	489
Intangible amortization	379	451	1,220
Provision for doubtful accounts	181	216	259
Unrealized foreign currency losses	1,550	2,513	1,950
Loss on disposal of assets	82	1,565	47
Gain on sales of assets	—	(2,226)	—
Change in deferred income taxes	1,668	3,003	2,160

Change in operating assets and liabilities
Accounts receivable	(3,369)	3,707	3,945
Inventories	(688)	939	237
Prepaid expense and other assets	4,253	6,414	1,205
Accounts payable	3,834	1,573	(620)
Related parties payable	14,073	9,849	1,384
Accrued expenses and other liabilities	(7,727)	(23,964)	17,581
Deferred revenue	510	(524)	(1,028)
Customer deposits	(943)	1,722	325

Net cash provided by (used in) operating activities	9,890	(3,037)	5,401

Cash flows from investing activities
Purchase of property, plant and equipment	(6,366)	(1,915)	(2,189)
Proceeds from sale of property, plant and equipment	—	3,068	—

Net cash provided by (used in) investing activities	(6,366)	1,153	(2,189)

Cash flows from financing activities
Revolver borrowings	123,079	144,216	90,213
Revolver paydowns	(124,291)	(146,968)	(82,223)
Principal payments on long-term obligations	(829)	(271)	(618)
Proceeds from Credit Facility	1,732
Principal payments on finance leases	(1,021)	(1,600)	(1,144)

Net cash provided by (used in) financing activities	(1,329)	(4,623)	6,228

Effect of exchange rates on cash	2,369	166	(3,574)
Net increase (decrease) in cash and equivalents	4,562	(6,341)	5,866

Cash and equivalents, beginning of period	2,910	9,251	3,385
Cash and equivalents, end of period	7,473	2,910	9,251

Supplemental Cashflow information
Income tax payments, net of refunds received	1,288	(130)	710
Interest paid	3,028	2,909	2,906

The accompanying notes are an integral part of these combined and consolidated financial statements.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

1. Description of the Business

XBP Europe, Inc. (“XBP”, “the Business” or “our”) is a pan-European integrator of bills, payments and related solutions and services seeking to enable digital transformation of businesses. The Business’ name — “XBP” — stands for “exchange for bills and payments” and reflects the Business’ strategy to facilitate connections between buyers and suppliers to optimize clients’ bills and payments and related digitization processes. XBP believes its business ultimately advances digital transformation, improves market-wide liquidity, and encourages sustainable business practices.

The Business provides business process management solutions with proprietary software suites and deep domain expertise, serving as a technology and operations partner for its clients’ strategic journeys and streamlining their complex, disconnected payment processes. The Business serves over 2,000 clients across Europe, the Middle East and Africa (“EMEA”). The Business client relationships span multiple industries, including banking, healthcare, insurance, and the public sector. The Business is able to deploy its solutions to clients in any EMEA market due to its cloud-based structure. Its physical footprint spans 15 countries with 34 locations.

Merger/Business Combination with CF Acquisition Corp. VIII

On October 9, 2022, XBP entered into an Agreement and Plan of Merger (“Merger Agreement”) with CF Acquisition Corp. VIII, a special purpose acquisition company (“CF VIII”), whereby the business combination will be accounted for as a reverse capitalization in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under this method of accounting, CF VIII will be treated as the “acquired” company for financial reporting purposes with XBP surviving as a direct wholly-owned subsidiary of CF VIII.

The Merger Agreement contains customary representations, warranties, closing conditions and other terms relating to the business combination. The transaction is expected to close in the second half of 2023, subject to approval from CF VIII shareholders.

2. Basis of Presentation and Summary of Significant Accounting Policies

The following is a summary of the significant accounting policies consistently applied in the preparation of the accompanying combined and consolidated financial statements.

Basis of Presentation

Throughout the period covered by the combined and consolidated financial statements, the Business operated as part of Exela Technologies, Inc. (“Exela” or “Parent”). Consequently, stand-alone financial statements have not historically been prepared for the Business. The accompanying combined and consolidated financial statements have been prepared from Exela’s historical accounting records and are presented on a stand-alone basis as if the Business’ operations had been conducted independently from Exela. The operations of the Business are in various legal entities with a direct ownership relationship. Accordingly, Exela and its subsidiaries’ net parent investment in these operations is shown in lieu of a statement of stockholder’s equity in the combined and consolidated financial statements. The combined and consolidated financial statements and related notes to the combined and consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

The combined and consolidated statements of operations and comprehensive loss include all revenues and costs directly attributable to XBP, including costs for facilities, functions and services used by XBP. Costs for certain functions and services such as accounting, finance and IT delivered by Exela are directly charged to XBP based on specific identification when possible or based on a reasonable allocation driver such as net sales, headcount, usage or other allocation methods. Current and deferred income taxes have been determined based on the stand-alone results of XBP. However, because the Business filed as part of Exela’s tax group in certain jurisdictions, the

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Business’ actual tax balances may differ from those reported. The Business’ portion of its domestic and certain income taxes for jurisdictions outside the United States are deemed to have been settled in the period the related tax expense was recorded.

All intercompany transactions and balances within the Business have been eliminated. The combined and consolidated financial statements of the Business include assets and liabilities that have been determined to be specifically identifiable or otherwise attributable to the Business. Transactions with affiliated companies owned by Exela or its subsidiaries which are not a part of the Business are reflected as related party transactions.

All of the allocations and estimates in the combined and consolidated financial statements are based on assumptions that management of Exela believes are reasonable. However, the combined and consolidated financial statements included herein may not be indicative of the financial position, results of operations, and cash flows of the Business in the future or if the Business had been a separate, stand-alone entity during the periods presented.

Actual costs that would have been incurred if XBP had been a stand-alone business would depend on multiple factors, including organizational structure and strategic decisions.

Prior Period Adjustments (in Thousands)

In preparing the combined and consolidated financial statements for the year ended December 31, 2022, the Business determined that loss (gains) on sale, net in the combined and consolidated statements of operations for the years ended December 31, 2021 and 2020 should have been recorded as Selling, general and administrative expenses. Accordingly, the combined and consolidated statements of operations for the years ended December 31, 2021 and 2020 have been adjusted to reclass a gain of $2,131 and a loss of $12, respectively, from Other (income) expense, net to Selling, general and administrative expenses. These corrections were not considered material to prior period financial statements.

Use of Estimates in Preparation of the Combined and Consolidated Financial Statements

Estimates and judgments relied upon in preparing these combined and consolidated financial statements include revenue recognition for multiple element arrangements, allowance for doubtful accounts, inventory obsolescence costs, income taxes, depreciation, amortization, employee benefits, contingencies, goodwill, intangible assets, right of use assets and obligation, pension obligations, pension assets, and asset and liability valuations. The Business regularly assesses these estimates and records changes in estimates in the period in which they become known. The Business bases its estimates on historical experience and various other assumptions that the Business believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Segment Reporting

The Business consists of two segments:

1.      The Bills & Payments business unit primarily focuses on simplifying how bills and payments are processed by businesses of all sizes and industries. It offers automation of AP and AR processes and through its platform, XBP, seeks to integrate buyers and suppliers across Europe.

2.      The Technology business unit primarily focuses on sales of recurring software licenses and related maintenance, hardware solutions and related maintenance and professional services.

Cash and Cash Equivalents

Cash and cash equivalents include cash deposited with financial institutions and liquid investments with original maturity dates equal to or less than three months. All bank deposits and money market accounts are considered cash and cash equivalents.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at the original invoice amount less an estimate made for doubtful accounts. Revenue that has been earned but remains unbilled at the end of the period is recorded as a component of accounts receivable, net. The Business specifically analyzes accounts receivable and historical bad debts, customer credit-worthiness, current economic trends, and changes in customer payment terms and collection trends when evaluating the adequacy of its allowance for doubtful accounts. The Business writes off accounts receivable balances against the allowance for doubtful accounts, net of any amounts recorded in deferred revenue, when it becomes probable that the receivable will not be collected.

Inventories

Inventories primarily include heavy-duty scanners and related parts, toner, paper stock, envelopes and postage supplies. Inventories are stated at the lower of cost or net realizable values and include the cost of raw materials, labor, and purchased subassemblies. Cost is determined using the weighted average method.

Property, Plant and Equipment

Property, plant, and equipment are recorded at cost less accumulated depreciation. Depreciation is computed using the straight-line method (which approximates the use of the assets) over the estimated useful lives of the assets. When these assets are sold or otherwise disposed of, the asset and related depreciation is relieved, and any gain or loss is included in the combined and consolidated statements of operations and comprehensive loss for the period of sale or disposal. Leasehold improvements are amortized over the lease term or the useful life of the asset, whichever is shorter. Repair and maintenance costs are expensed as incurred.

Intangible Assets

Customer Relationships

Customer relationship intangible assets represent customer contracts and relationships obtained as part of acquired businesses. Customer relationship values are estimated by evaluating various factors including historical attrition rates, contractual provisions and customer growth rates, among others. The estimated average useful lives of customer relationships range from 4 to 16 years depending on facts and circumstances. These intangible assets are primarily amortized straight-line over the estimated useful life. The Business evaluates the remaining useful life of intangible assets on an annual basis to determine whether events and circumstances warrant a revision to the remaining useful life.

Developed Technology

The Business has acquired various developed technologies embedded in its technology platform. Developed technology is an integral asset to the Business in providing solutions to customers and is recorded as an intangible asset. The Business amortizes developed technology on a straight-line basis over the estimated useful life, which is typically 5 to 8.5 years.

Capitalized Software Costs

The Business capitalizes certain costs incurred to develop software products to be sold, leased or otherwise marketed after establishing technological feasibility in accordance with ASC section 985-20, Software — Costs of Software to Be Sold, Leased, or Marketed, and the Business capitalizes costs to develop or purchase internal-use software in accordance with ASC section 350-40, Intangibles — Goodwill and Other — Internal-Use Software. Significant estimates and assumptions include determining the appropriate period over which to amortize the

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

capitalized costs based on estimated useful lives and estimating the marketability of the commercial software products and related future revenues. The Business amortizes capitalized software costs on a straight-line basis over the estimated useful life, which is typically 5 years.

Outsourced Contract Costs

Costs of outsourcing contracts, including costs incurred for bid and proposal activities, are generally expensed as incurred. However, certain costs incurred upon initiation of an outsourcing contract are deferred and expensed on a straight-line basis over the estimated contract term, which is typically 3 to 5 years. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or fulfillment activities and can be separated into two principal categories: contract commissions and set-up/fulfillment costs. Contract fulfillment costs are capitalized only if they are directly attributable to a specifically anticipated future contract; represent the enhancement of resources that will be used in satisfying a future performance obligation (the services under the anticipated contract); and are expected to be recovered.

Impairment of Long-Lived Assets

The Business reviews the recoverability of its long-lived assets, including finite-lived trade names, trademarks, customer relationships, developed technology, capitalized software costs, outsourced contract costs, acquired software, workforce, and property, plant and equipment, when events or changes in circumstances occur that indicate that the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future cash flows (undiscounted and without interest charges) of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between estimated fair value and carrying value. The primary measure of fair value is based on discounted cash flows based in part on the financial results and the expectation of future performance.

The Business did not record any impairment related to its property, plant, and equipment, customer relationships, developed technology, capitalized software cost or outsourced contract costs for the years ended December 31, 2022, 2021, and 2020.

Goodwill

Goodwill represents the excess purchase price over tangible and intangible assets acquired less liabilities assumed arising from business combinations. Goodwill is generally allocated to reporting units based upon relative fair value (taking into consideration other factors such as synergies) when an acquired business is integrated into multiple reporting units. The Business’ reporting units are at the operating segment level, for which discrete financial information is prepared and regularly reviewed by management. When a business within a reporting unit is disposed of, goodwill is allocated to the disposed business using the relative fair value method.

The Business conducts its annual goodwill impairment tests on October 1st of each year, or more frequently if indicators of impairment exist. When performing the annual impairment test, the Business has the option of performing a qualitative or quantitative assessment to determine if an impairment has occurred. If a qualitative assessment indicates that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the Business would be required to perform a quantitative impairment analysis for goodwill. The quantitative analysis requires a comparison of fair value of the reporting unit to its carrying value, including goodwill. If the carrying value of the reporting unit exceeds its fair value, an impairment loss is recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit. The Business uses a combination of the Guideline Public Company Method of the Market Approach and the Discounted Cash Flow Method of the Income Approach to determine the reporting unit fair value. Refer to Note 8- Intangible Assets and Goodwill for additional discussion of goodwill.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Benefit Plan Accruals

The Business has defined benefit plans in the UK, Germany, Norway and France under which participants earn a retirement benefit based upon a formula set forth in the respective plans. The Business records annual amounts relating to its pension plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return, and compensation increases. The Business reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so.

Leases

The Business determines if a contract is, or contains, a lease at contract inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of operating lease liabilities and operating lease liabilities, net of current portion in the combined and consolidated balance sheet. Finance leases are included in property, plant and equipment, current portion of finance lease liabilities and finance lease liabilities, net of current portion in the combined and consolidated balance sheet.

ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. In addition, ROU assets include initial direct costs incurred by the lessee as well as any lease payments made at or before the commencement date and exclude lease incentives. As most of the Business’ leases do not provide an implicit rate, the Business uses its incremental borrowing rate based on the information available at the commencement date in determining the present value of lease payments. The implicit rate in the lease is used when readily determinable. Lease terms include options to extend or terminate the lease when it is reasonably certain that the Business will exercise that option. Leases with a term of one year or less are not recorded on the balance sheet.

Finance lease ROU assets are amortized over the lease term or the useful life of the asset, whichever is shorter. The amortization of finance lease ROU assets is recorded in depreciation expense in the combined and consolidated statements of operations and comprehensive loss. For operating leases, expense is recognized for lease payments on a straight-line basis over the lease term.

Revenue Recognition

The Business accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. Revenue is measured as the amount of consideration that is expected to receive in exchange for transferring goods or providing services. The contract transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. All of the Business’ material sources of revenue are derived from contracts with customers, primarily relating to the provision of business and transaction processing services within each of the Business’ segments. The Business does not have any significant extended payment terms, as payment is received shortly after goods are delivered or services are provided.

Nature of Services

The primary performance obligations are to stand ready to provide various forms of business processing services, consisting of a series of distinct services that are substantially the same and have the same pattern of transfer over time, and accordingly are combined into a single performance obligation. The Business’ promise to our customers is typically to perform an unknown or unspecified quantity of tasks and the consideration received is contingent upon the customers’ use (i.e., number of transactions processed, requests fulfilled, etc.); as such, the total transaction price is variable. The variable fees are allocated to the single performance obligation charged to the distinct service period in which the Business has the contractual right to bill under the contract.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Revenue from the sale of recurring software licenses is recognized ratably over the contractual term, unless perpetual licenses are granted, which are recognized at a point in time. Professional services revenue consists of implementation services for new customers, or implementations of new products for existing customers. Professional services are typically sold on a time-and-materials basis and billed monthly based on actual hours incurred.

Revenue from the sale of hardware solutions is recognized on a point in time basis and related maintenance are recognized ratably over the contractual term.

Disaggregation of Revenues

The following tables disaggregate revenue from contracts by geographic region for the years ended December 31, 2022, 2021, and 2020:

	Year ended December 31,
(dollars in thousands)	2022	2021	2020
France	$66,054	$74,305	$74,637
Germany	55,668	56,906	62,401
United Kingdom	32,061	39,226	40,839
Sweden	17,640	23,680	24,598
Other	8,926	11,655	14,797
Total Combined Revenue	$180,349	$205,772	$217,272

Contract Balances

The following table presents contract assets, contract liabilities and contract costs recognized at December 31, 2022 and 2021:

(dollars in thousands)	Balance at Beginning of Period	Change	December 31, 2021	Change	December 31, 2022
Accounts receivable, net	$41,752	$(6,643)	$35,109	$868	$35,977
Deferred revenues	6,398	(638)	5,760	(100)	5,660
Customer deposits	531	1,616	2,147	(1,086)	1,061
Costs to obtain and fulfill a contract	107	(47)	60	(16)	44

Accounts receivable, net includes $9.5 million and $8.3 million as of December 31, 2022 and 2021, respectively, representing amounts not billed to customers. Unbilled receivables are accrued and represent work performed in accordance with the terms of contracts with customers.

Deferred revenues relate to payments received in advance of performance under a contract. A significant portion of this balance relates to maintenance contracts or other service contracts where the Business received payments for upfront conversions or implementation activities which do not transfer a service to the customer but rather are used in fulfilling the related performance obligations that transfer over time. The advance consideration received from customers is deferred over the contract term. The Business recognized revenue of $5.0 million during the year ended December 31, 2022 that had been deferred as of December 31, 2021. The Business recognized revenue of $4.4 million during the year ended December 31, 2021 that had been deferred as of December 31, 2020.

Costs incurred to obtain and fulfill contracts are deferred and presented as part of intangible assets, net and expensed on a straight-line basis over the estimated benefit period. These costs represent incremental external costs or certain specific internal costs that are directly related to the contract acquisition or fulfillment and can be separated into two principal categories: contract commissions and fulfillment costs. Applying the practical

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

expedient in ASC 340-40-25-4, the incremental costs of obtaining contracts are recognized as an expense when incurred if the amortization period would have been one year or less. These costs are included in Selling, general and administrative expenses. The effect of applying this practical expedient was not material.

Customer deposits consist primarily of amounts received from customers in advance for postage. These advanced postage deposits are used to cover the costs associated with postage, with the corresponding postage revenue being recognized as services are performed.

Performance Obligations

At the inception of each contract, the Business assesses the goods and services promised in the Business’ contracts and identifies each distinct performance obligation. The majority of our contracts have a single performance obligation, as the promise to transfer the individual goods or services is not separately identifiable from other promises in the contracts. For the majority of our business and transaction processing service contracts, revenues are recognized as services are provided based on an appropriate input or output method, typically based on the related labor or transactional volumes.

Certain of our contracts have multiple performance obligations, including contracts that combine software implementation services with post-implementation customer support. For contracts with multiple performance obligations, the Business allocates the contract’s transaction price to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in the contract. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which the Business estimates the expected costs of satisfying a performance obligation and add an appropriate margin for that distinct good or service. The adjusted market approach is also used whereby the Business estimates the price that customers in the market would be willing to pay. In assessing whether to allocate variable consideration to a specific part of the contract, the Business considers the nature of the variable payment and whether it relates specifically to its efforts to satisfy a specific part of the contract. Certain of our software implementation performance obligations are satisfied at a point in time, typically when customer acceptance is obtained.

When evaluating the transaction price, the Business analyzes, on a contract-by-contract basis, all applicable variable consideration. The nature of our contracts gives rise to variable consideration, including volume discounts, contract penalties, and other similar items that generally decrease the transaction price. These amounts are estimated based on the expected amount to be provided to customers and reduce revenues recognized. The Business does not anticipate significant changes to our estimates of variable consideration.

Reimbursements from customers, such as postage costs, are included in revenue, while the related costs are included in cost of revenue.

Transaction Price Allocated to the Remaining Performance Obligations

In accordance with optional exemptions available under ASC 606, the Business did not disclose the value of unsatisfied performance obligations for (a) contracts with an original expected length of one year or less, and (b) contracts for which variable consideration relates entirely to an unsatisfied performance obligation, which comprise the majority of the Business’ contracts. The business has certain non-cancellable contracts where a fixed monthly fee is received in exchange for a series of distinct services that are substantially the same and have the same pattern of transfer over time, with the corresponding remaining performance obligations as of December 31, 2022 in each of the future periods below:

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

(dollars in thousands)
2023	$2,953
2024	832
2025	669
2026 and thereafter	1,206
Total	$5,660

Advertising

Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2022, 2021, and 2020, were $0.3 million, $0.2 million, and $0.1 million, respectively.

Research and Development

Research and development costs are expensed as incurred. Research and development expenses for the years ended December 31, 2022, 2021, and 2020, were $1.1 million, 1.1 million, and $1.0 million, respectively.

Restructuring Charges

Restructuring charges for exit and disposal activities are recognized when the liability is incurred. The liability for the restructuring charge associated with an exit or disposal activity is measured initially at its fair value. Restructuring charges for the years ended December 31, 2022, 2021, and 2020, were $0.3 million, $6.4 million, and $0.1 million, respectively.

Income Taxes

The Business accounts for income taxes by using the asset and liability method. The Business accounts for income taxes regarding uncertain tax positions and recognized interest and penalties related to uncertain tax positions in income tax expense in the consolidated statements of operations and comprehensive loss.

Deferred income taxes are recognized on the tax consequences of temporary differences by applying enacted statutory tax rates applicable in future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities, as determined under tax laws and rates. A valuation allowance is provided when it is more likely than not that all or some portion of the deferred tax assets will not be realized. The Business did not consider future book income as a source of taxable income when assessing if a portion of the deferred tax assets are more likely than not to be realized. However, scheduling the reversal of existing deferred tax liabilities indicated that a portion of the deferred tax assets are likely to be realized. Therefore, partial valuation allowances were established against a portion of the Business’ deferred tax assets. In the event the Business determines that it would be able to realize deferred tax assets that have valuation allowances established, an adjustment to the net deferred tax assets would be recognized as a component of income tax expense through continuing operations.

The Business engages in transactions (i.e. acquisitions) in which the tax consequences may be subject to uncertainty and examination by the varying taxing authorities. Therefore, judgment is required by the Business in assessing and estimating the tax consequences of these transactions. While the Business’ tax returns are prepared and based on the Business’ interpretation of tax laws and regulations, in the normal course of business the tax returns are subject to examination by the various taxing authorities. Such examinations may result in future assessments of additional tax, interest and penalties. For purposes of the Business’ income tax provision, a tax benefit is not recognized if the tax position is not more likely than not to be sustained based solely on its technical merits. Considerable judgment is involved in determining which tax positions are more likely than not to be sustained. Refer to Note 11 — Income Taxes for further information.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Loss Contingencies

The Business reviews the status of each significant matter, if any, and assesses its potential financial exposure considering all available information including, but not limited to, the impact of negotiations, settlements, rulings, advice of legal counsel and other updated information and events pertaining to a particular matter. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, the Business accrues a liability for the estimated loss. Judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to loss contingencies, accruals are based on the best information available at the time. As additional information becomes available, the Business reassesses the potential liability related to its pending claims and litigation and may revise its estimates. These revisions in the estimates of the potential liabilities could have a material impact on the results of operations and financial position of the Business. Our liabilities exclude any estimates for legal costs not yet incurred associated with handling these matters.

Foreign Currency Translation

The Business has determined all international subsidiaries’ functional currency is the local currency. These assets and liabilities are translated at exchange rates in effect at the balance sheet date while income and expense amounts are translated at average exchange rates during the period. The resulting foreign currency translation adjustments are disclosed as a separate component of other comprehensive loss.

Included as foreign exchange losses, net in the combined and consolidated statements of operations and comprehensive loss are net exchange loss of $1.2 million, $1.2 million and $2.2 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Fair Value Measurements

The Business records the fair value of assets and liabilities in accordance with ASC 820, Fair Value Measurement (“ASC 820”). ASC 820 defines fair value as the price received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and in the principal or most advantageous market for that asset or liability. The fair value should be calculated based on assumptions that market participants would use in pricing the asset or liability, not on assumptions specific to the entity.

In addition to defining fair value, ASC 820 expands the disclosure requirements around fair value and establishes a fair value hierarchy for valuation inputs. The hierarchy prioritizes the inputs into three levels based on the extent to which inputs used in measuring fair value are observable in the market. Each fair value measurement is reported in one of the three levels, which is determined by the lowest level input that is significant to the fair value measurement in its entirety. These levels are:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 — unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability at fair value.

Refer to Note 12 — Employee Benefit Plans and Note 14 — Fair Value Measurement for further discussion.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Business to concentration of credit risk consist primarily of cash and cash equivalents and trade receivables. The Business maintains its cash and cash equivalents and certain other financial instruments with highly rated financial institutions and limits the amount of credit exposure with any one financial institution. From time to time, the Business assesses the credit worthiness of its customers. Credit risk on trade receivables is minimized because of the large number of entities comprising our client base and their dispersion across many industries and geographic areas. The Business generally has not experienced any material losses related to receivables from any individual customer or groups of customers. The Business does not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable, net. The Business does not have any significant customers that account for 10% or more of the total combined revenues.

Recently Adopted Accounting Pronouncements

Effective January 1, 2022, the Business adopted Accounting Standards Update (“ASU”) no. 2021-05, Leases (Topic 842): Lessors — Certain Leases with Variable Lease Payments. The ASU requires a lessor to classify a lease with variable lease payments that do not depend on an index or rate as an operating lease on the commencement date of the lease if specified criteria are met. The adoption had no material impact on the Business’s combined and consolidated results of operations, cash flows, financial position or disclosures.

Effective January 1, 2021, the Business adopted ASU no. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU simplifies the accounting for income taxes by eliminating some exceptions to the general approach in ASC 740, Income Taxes, for recognizing deferred taxes for investments, performing intraperiod allocation and calculating income taxes in interim periods. The ASU adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a combined group. It also clarifies certain aspects of the existing guidance to promote more consistent application, among other things. The adoption had no material impact on our combined and consolidated results of operations, cash flows, financial position or disclosures.

Effective March 12, 2020, the Business adopted ASU no. 2020-04, Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides temporary optional expedients and exceptions to the guidance in GAAP on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate (“SOFR”). Entities can elect not to apply certain modification accounting requirements to contracts affected by what the guidance calls reference rate reform, if certain criteria are met. An entity that makes this election would not have to remeasure the contracts at the modification date or reassess a previous accounting determination. The guidance is effective upon issuance and generally can be applied through December 31, 2022. The adoption had no impact on the Business’ combined and consolidated results of operations, cash flows, financial position or disclosures.

Effective March 9, 2020, the Business adopted ASU no. 2020-03, Codification Improvements to Financial Instruments. This ASU represents changes to clarify or improve the Codification. The amendments make the Codification easier to understand and apply by eliminating inconsistencies and providing clarifications in relation to financial instruments. This guidance was effective immediately upon issuance. The additional elements of the ASU did not have a material impact on the Business’ combined and consolidated results of operations, cash flows, financial position, or disclosures.

Effective January 1, 2020, the Business adopted ASU no. 2018-13, Fair Value Measurement (Topic 820); which changes the fair value measurement disclosure requirements of Accounting Standards Codification (“ASC 820”). The amendments in this ASU are the result of a broader disclosure project called FASB Concepts Statement, Conceptual Framework for Financial Reporting. The FASB used the guidance in the Concepts Statement to improve the effectiveness of ASC 820’s disclosure requirements. The objective of the disclosure requirements in

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

this subtopic is to provide users of financial statements with information about assets and liabilities measured at fair value in the statement of financial position or disclosed in the notes to financial statements. The ASU includes but is not limited to the valuation techniques and inputs that a reporting entity uses to arrive at its measures of fair value, including judgments and assumptions that the entity makes, the uncertainty in the fair value measurements as of the reporting date, and how changes in fair value measurements affect an entity’s performance and cash flows. The adoption had no material impact on the Business’ combined and consolidated results of operations, cash flows, financial position, or disclosures.

Effective January 1, 2020, the Business adopted ASU no. 2018-14, “Disclosure Framework — Changes to the Disclosure Requirements for Defined Benefit Plans”. The standard revises the annual disclosure requirements by removing disclosures no longer considered cost beneficial, clarifying specific requirements of disclosures and adding certain disclosures identified as relevant. ASU 2018-14 is effective for fiscal years ending after December 15, 2020. The standard should be applied on a retrospective basis to all periods presented. The standard did not have an impact on the Business’ combined and consolidated results of operations, financial condition, or cash flows.

Effective January 1, 2020, the Business adopted ASU no. 2018-15, Intangibles, Goodwill, and Other — Internal Use Software (Subtopic 350-40): Customer’s accounting for implementation costs incurred in a Cloud Computing Arrangement that is a service contract. The amendments align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). Accordingly, the amendments require an entity (customer) in a hosting arrangement that is a service contract to follow the guidance in Subtopic 350-40 to determine which implementation costs to capitalize as an asset related to the service contract and which costs to expense. The amendments also require the entity (customer) to expense the capitalized implementation costs of a hosting arrangement that is a service contract over the term of the hosting arrangement, which includes reasonably certain renewals. The adoption had no material impact on the Business’ combined and consolidated results of operations, cash flows, financial position, or disclosures.

Recently Issued Accounting Pronouncements

In September 2022, the FASB issued ASU 2022-04, Liabilities — Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations. This ASU requires that a buyer in a supplier finance program disclose the key terms of supplier finance programs, the amount of obligations outstanding at the end of the reporting period that the entity has confirmed as valid to the finance provider, where these obligations are recorded in the balance sheet, and a roll forward of the obligations. The new standard is effective for fiscal years beginning after December 15, 2022, on a retrospective basis, including interim periods within those fiscal years. The Business is currently evaluating the impact that adopting this standard will have on the combined and consolidated financial statements.

In October 2021, the FASB issued ASU no. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. The ASU amends ASC 805 to add contract assets and contract liabilities to the list of exceptions to the recognition and measurement principles that apply to business combinations and to require that an entity (acquirer) recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. While primarily related to contract assets and contract liabilities that were accounted for by the acquiree in accordance with ASC 606, the amendments also apply to contract assets and contract liabilities from other contracts to which the provisions of Topic 606 apply, such as contract liabilities from the sale of nonfinancial assets within the scope of Subtopic 610-20. The ASU should be applied prospectively and is effective for the Business for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. Early adoption is permitted. The Business is currently evaluating the impact that adopting this standard will have on the combined and consolidated financial statements.

In June 2016, the FASB issued ASU no. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

2. Basis of Presentation and Summary of Significant Accounting Policies (cont.)

broader range of reasonable and supportable information to inform credit loss estimates. The Business will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. This ASU along with related additional clarificatory guidance in the ASU No. 2019-05, “Financial Instruments — Credit Losses (Topic 326)” and ASU No. 2019-11, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses”, is effective for the Business for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years. Adoption of the standard will be applied using a modified retrospective approach through a cumulative-effect adjustment to retained earnings as of the effective date. The Business is currently evaluating the impact that adopting this standard will have on the combined and consolidated financial statements.

3. Inventories

Inventories, net consist of the following:

	December 31,
(dollars in thousands)	2022	2021
Finished goods	$6,607	$6,135
Allowance for obsolescence	(2,081)	(2,042)
Total inventories, net	$4,526	$4,093

Finished goods inventory includes of $2.1 million and $2.0 million of allowance for obsolescence as of December 31, 2022 and 2021, respectively. Our allowance for obsolescence is based on a policy developed by historical experience and management judgment.

4. Accounts Receivable

Accounts receivable, net consist of the following:

	December 31,
(dollars in thousands)	2022	2021
Billed receivables	$28,704	$28,285
Unbilled receivables	9,639	8,271
Less: Allowance for doubtful accounts	(2,366)	(1,447)
Total accounts receivable, net	$35,977	$35,109

Unbilled receivables represent balances recognized as revenue that have not been billed to the customer. Our allowance for doubtful accounts is based on a policy developed by historical experience and management judgment. Adjustments to the allowance for doubtful accounts may occur based on market conditions or specific client circumstances.

5. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	December 31,
(dollars in thousands)	2022	2021
Prepaid postage	$2,048	$2,406
Prepaid insurance	765	701
Prepaid maintenance	390	793
Government receivables	3,496	3,942
Deferred stock issuance costs	478	—
Other prepaids	1,596	2,191
Total prepaid expenses and other current assets	$8,773	$10,033

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

6. Leases

The Business leases numerous facilities in Europe. Our facilities house general offices, sales offices, service locations, and production facilities. Substantially all of our operations facilities are leased under long-term leases with varying expiration dates, except for the few owned locations. The Business regularly obtains various machinery, equipment, vehicles and furniture on leases. The machinery and equipment leases mainly include leasing of computers, servers, other IT equipment, mailing system, production equipment, generators, office equipment, printers, copiers and miscellaneous warehouse equipment.

Our ROU assets and lease liabilities as of December 31, 2022 and 2021 recorded on the combined and consolidated balance sheets are as follows:

	December 31,
Combined and consolidated balance sheet location (dollars in thousands)	2022	2021
Operating Lease
Operating lease right-of-use assets, net	$5,848	$10,383
Current portion of operating lease liabilities	1,796	4,120
Operating lease liabilities, net of current position	3,963	6,255
Finance Lease
Finance lease right-of-use assets, net (included in property, plant and equipment, net)	1,345	2,138
Current portion of finance lease liabilities	757	1,073
Finance lease liabilities	658	1,426

Supplemental combined and consolidated balance sheet information related to leases is as follows:

	December 31,
	2022	2021
Weighted-average remaining lease term
Operating Leases	4.16	3.98
Finance leases	1.38	2.17

Weighted-average discount rate
Operating Leases	8.5%	8.0%
Finance leases	8.0%	8.8%

The interest on financing lease liabilities was $0.1 million, $0.3 million, and $0.1 million for the years ended December 31, 2022, 2021, and 2020, respectively. The amortization expense on finance lease right-of-use assets was $0.2 million, $0.2 million, and $0.1 million for the years ended December 31, 2022, 2021, and 2020 respectively.

Maturities of finance and operating lease liabilities based on lease term for the next five years are as follows:

(dollars in thousands)	Finance Leases	Operating Leases
2023	$852	$2,184
2024	646	1,437
2025	15	1,211
2026	—	794
2027	—	741
2028 and thereafter	—	363
Total lease payments	1,513	6,730
Less: Imputed interest	(98)	(971)
Present value of lease liabilities	$1,415	$5,759

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

6. Leases (cont.)

Combined rental expense for all operating leases was $5.4 million, $6.6 million, and $7.3 million for the years ended December 31, 2022, 2021, and 2020, respectively.

The following table summarizes the cash paid and related right-of-use operating finance or operating lease recognized for the years ended December 31, 2022, 2021 and 2020.

(dollars in thousands)	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$4,347	$5,336
Financing cash flows from finance leases	1,021	1,600
Right-of-use lease assets obtained in the exchange for lease liabilities:
Operating leases	$34	$1,796
Finance leases	104	286

7. Property, Plant and Equipment, Net

Property, plant, and equipment, which include assets recorded under finance leases, are stated at cost less accumulated depreciation, and amortization, and consist of the following:

(dollars in thousands)	Expected Useful Lives (in Years)	December 31,
		2022	2021
Buildings and improvements	7 – 40	$8,788	$5,074
Leasehold improvements	Shorter of life of improvement or lease term	967	1,039
Vehicles	5 – 7	—	3
Machinery and equipment	5 – 15	6,986	7,133
Computer equipment and software	3 – 8	29,870	30,958
Furniture and Fixtures	5 – 15	7,805	8,129
Finance lease right-of use assets	Shorter of life of the asset or lease term	4,833	5,126
		59,249	57,462
Less: Accumulated depression and amortization		(44,629)	(44,448)
Total property, plant and equipment, net		$14,620	$13,014

Depreciation expense related to property, plant and equipment was $3.7 million, $4.2 million, and $4.6 million for the years ended December 31, 2022, 2021, and 2020, respectively.

8. Intangible Assets and Goodwill

Intangibles

Intangible assets are stated at cost or acquisition-date fair value less amortization and impairment and consist of the following:

(dollars in thousands)	Weighted Average Remaining Useful Life (in Years)	December 31, 2022
		Gross Carrying Amount(a)	Accumulated Amortization	Intangible Asset, net
Customer relationships	5	$3,049	$(1,564)	$1,485
Outsource contract costs	1.5	449	(405)	44
Internally developed software	0.9	2,485	(2,485)	—
Developed technology	—	4,759	(4,759)	—
Total intangibles, net		$10,742	$(9,213)	$1,529

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

8. Intangible Assets and Goodwill (cont.)

(dollars in thousands)	Weighted Average Remaining Useful Life (in Years)	December 31, 2021
		Gross Carrying Amount(a)	Accumulated Amortization	Intangible Asset, net
Customer relationships	5	$3,232	$(1,263)	$1,969
Outsource contract costs	2.1	489	(429)	60
Internally developed software	0.9	2,777	(2,518)	259
Developed technology	—	4,759	(4,759)	—
Total intangibles, net		$11,257	$(8,969)	$2,288

____________

(a)      Amounts include intangibles acquired in business combinations and asset acquisitions

In connection with the completion of the annual impairment tests as of October 1, 2022 and 2021, the Business recorded no impairment charge to goodwill.

Aggregate amortization expense related to intangibles was $0.6 million, $1.0 million, and $1.7 million for the years ended December 31, 2022, 2021, and 2020, respectively.

Estimated intangibles amortization expense for the four years consists of the following:

(dollars in thousands)	Estimated Amortization Expenses
2023	$414
2024	375
2025	372
2026	368
$1,529

Goodwill

Goodwill by reporting segment consists of the following:

(dollars in thousands)	Balances as of January 1, 2022	Additions	Disposals	Impairments	Currency Translation Adjustments	Balances as at December 31, 2022
Bills and Payments	$10,447	$—	$—	$—	$(758)	$9,689
Technology	13,505	—	—	—	(1,132)	12,373
Total	$23,952	$—	$—	$—	(1,890)	$22,062
(dollars in thousands)	Balances as of January 1, 2021	Additions	Disposals	Impairments	Currency Translation Adjustments	Balances as at December 31, 2021
Bills and Payments	$11,419	$—	$(253)	$—	$(719)	$10,447
Technology	14,341	—	—	—	(836)	13,505
Total	$25,760	$—	$(253)	$—	(1,555)	$23,952

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

9. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
(dollars in thousands)	2022	2021
Accrued taxes (exclusive of income taxes)	$10,691	$7,284
Accrued professional and legal fees	827	581
Accrued legal reserve for pending litigation	3,977	3,621
Accrued employee related expenses	377	418
Accrued postage and shipping	1,980	2,950
Other accruals	6,872	7,368
Total accrued liabilities	$24,724	$22,222

10. Debt

Secured Borrowing Facility

On June 4, 2015, and prior to being acquired by Exela, certain entities entered into an agreement wherein amounts due from customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of €2.6 million. The agreement was amended on December 10, 2019 and was terminated on August 25, 2020. The proceeds from the facility are determined by the amounts invoiced to our customers. The amounts are recorded as short-term borrowing secured by customer accounts receivable, presented under “Current portion of long-term debt” on the combined and consolidated balance sheets. The cost of this secured borrowing facility is 0.16% of receivables transferred. During the years ended December 31, 2022, 2021 and 2020, the Business included $0.0 million, $0.0 million and $0.2 million, respectively, in interest expense, related to this secured borrowing facility.

On August 25, 2020, certain entities entered into an agreement wherein amounts due from customers were pledged to a third party, in exchange for a borrowing facility in amounts up to a total of €31 million. The proceeds from the facility are determined by the amounts invoiced to our customers. The amounts due from customers are recorded in accounts receivable and the amount due to the third party as a liability, presented under “Current portion of long-term debt” on the combined and consolidated balance sheets. The cost of this secured borrowing facility is 0.8% of newly assigned receivables. During the years ended December 31, 2022, 2021 and 2020, the Business included $0.3 million, $0.3 million and $0.1 million, respectively, in interest expense, related to this secured borrowing facility. As of December 31, 2022 and 2021 the outstanding balances were $4.2 million and $5.7 million, respectively.

2019 Credit Agreement

In October 2019, a wholly-owned UK subsidiary of XBP Europe entered into a secured credit agreement (the “2019 Credit Agreement”) for a £9 million Secured Credit Facility (the “Secured Credit Facility”) consisting of (i) a secured Term Loan A facility in an aggregate principal amount of £2.0 million (the “Term Loan A Facility”), (ii) a secured Term Loan B facility in an aggregate principal amount of £2.0 million (the “Term Loan B Facility”), and (iii) a secured revolving credit facility in an aggregate principal amount of £5.0 million (the “Revolving Credit Facility”). On December 21, 2022 the UK subsidiary amended its 2019 Credit Agreement, allowing the UK subsidiary to affirm to extend the maturity of Term Loan A Facility and Term Loan B Facility to October 31, 2024 subject to compliance with financial covenants. On February 9, 2023, the Business amended its 2019 Credit Agreement, allowing the UK subsidiary to extend the maturity of the Revolving Credit Facility to October 31, 2024 subject to compliance with financial covenants. As of December 31, 2022, the outstanding balance of the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility was approximately $1.9 million, $1.0 million, and $6.0 million, respectively. As of December 31, 2021, the outstanding balance of the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility was approximately $2.4 million, $1.7 million, and $6.7 million, respectively.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

10. Debt (cont.)

The 2019 Credit Agreement contains financial covenants including, but not limited to (a) a Combined Cashflow Coverage Ratio, which measures the ratio of (i) Combined Cashflow and (ii) Debt Service defined as finance charges in addition to mandatory repayments in respect to the 2019 Credit Agreement, (b) Combined Interest Coverage Ratio, which measures the ratio of (i) Combined EBITDA to (ii) Combined Finance Charges, (c) a Combined Total Net Leverage Ratio, which measures the ratio of (i) Combined Net Indebtedness in respect to the last day of the most recent period to (ii) EBITDA, (d) Guaranteed Intragroup Balances, (e) the Loan to Market Value defined as the Facility A Loan outstanding to the market value of the property in each case, as defined in the 2019 Credit Agreement. The term “Combined” refers to the UK subsidiary and its wholly-owned subsidiaries.

The 2019 Credit Agreement and indenture governing the Secured Credit Facility contains limitations on the ability of the UK subsidiary to effect mergers and change of control events as well as certain other limitations, including limitations on: (i) the declaration and payment of dividends or other restricted payments (ii) substantial changes of the general nature of the business, (iii) acquisition of a company, (iv) enter a joint venture, (v) or effect a dormant subsidiary to commence trading or cease to satisfy the criteria of a dormant subsidiary.

The UK subsidiary’s obligations under the 2019 Credit Agreement are jointly and severally guaranteed by certain of its existing and future direct and indirectly wholly owned subsidiaries. The 2019 Credit Agreement and the 2022 Committed Facility Agreement (defined below) contain cross default provisions which relate to the wholly owned UK subsidiary and its subsidiaries, but not any other entities within the consolidated group.

At inception, borrowings under the Secured Credit Facility bore interest at a rate per annum equal to the LIBOR plus the applicable margin of 2%, 2.5%, and 3% per annum for the Term Loan A Facility, the Term Loan B Facility, and the Revolving Credit Facility respectively. Effective October 29, 2021, borrowings under the Revolving Credit Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 3%. Effective December 31, 2021, borrowings under the Term Loan A Facility and the Term Loan B Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 2% and 2.5%, respectively.

In June 2020, the UK subsidiary entered into an amendment to the 2019 Credit Agreement, to provide an additional aggregate principal amount of £4.0 million GBP under a credit agreement (the “Revolving Working Capital Loan Facility” or “2020 Credit Agreement”). At the inception of the Revolving Working Capital Loan Facility, the borrowing bore an interest rate per annum equal to the LIBOR plus the applicable margin of 3.5% per annum. Effective December 31, 2021, borrowings under the Revolving Working Capital Loan Facility bore interest at a rate per annum equal to the SONIA plus the applicable margin of 3%. The maturity of the Revolving Working Capital Loan Facility was October 2022. On February 9, 2023, the UK subsidiary further amended its 2019 Credit Agreement, allowing the UK subsidiary to extend the maturity of the Revolving Working Capital Loan Facility to October 31, 2024 subject to compliance with financial covenants. As of December 31, 2022 and 2021, the Revolving Working Capital Loan Facility had an outstanding balance of $4.8 million, and $5.4 million, respectively.

As of December 31, 2022, the UK subsidiary had $10.9 million in outstanding and less than $0.1 million available for additional borrowings under the Revolving Credit Facilities to the extent the Company’s compliance with financial covenants permits such borrowings.

As of December 31, 2021, the UK subsidiary was not in compliance with the Cashflow Coverage Ratio financial covenant and received a waiver from the lenders. Cashflow Coverage Ratio is computed as a ratio of (a) UK Subsidiary’s EBITDA for the relevant period adjusted for changes in working capital, taxes, capital expenditures paid, cash receipts and payments resulting from intracompany debt, pension cash costs and exceptional items including non-cash items, and (b) Debt service for the relevant period, comprised of finance charges, repayments of the Term Loan Facilities, the Revolving Multitranche Facility, the Revolving Working Capital Facility and the 2022 Committed Facility falling due and any voluntary prepayments made during that relevant period but excluding any amounts falling due under any overdraft or revolving facility and which were available for simultaneous redrawing according to the terms of that facility and any prepayment of borrowings of any member of the group existing on the date of the credit agreement which is required to be repaid under the terms of the agreement, so that no amount shall be included more than once.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

10. Debt (cont.)

At December 31, 2021 measurement date, the subject covenant required a minimum ratio of 1.5x of Cashflow to Debt Service whereas the actual ratio was -0.61x.

As of December 31 2022, the UK Subsidiary was in compliance with the Combined Cashflow Coverage ratio as actual ratio of 1.93x exceeded the minimum covenant ratio of 1.1x. The actual ratio of 1.93x was computed as a ratio of UK Subsidiary’s cash flow to debt service costs applying Generally Accepted Accounting Practice in the UK (UK GAAP).

As of December 31, 2022, the UK subsidiary was in compliance with all affirmative and negative covenants under the 2019 Credit Agreement, including any financial covenants, pertaining to its financing arrangements.

Debt Outstanding

As of December 31, 2022, and 2021, the following debt instruments were outstanding:

	December 31,
(dollars in thousands)	2022	2021
Term loan	$4,489	$4,031
Revolvers	10,852	12,127
Secured borrowings under Securitization Facility	4,075	5,665
Total debt	19,416	21,823
Less: Current portion of long-term debt	4,970	18,603
Long-term debt, net of current maturities	$14,446	$3,220

As of December 31, 2022, maturities of long-term debt are as follows:

(dollars in thousands)	Maturity
2023	$4,970
2024	11,747
2025	169
2026	169
2027	931
Total debt	19,416
Less: Unamortized discount and debt issuance costs	23
Total maturities of long-term debt	19,393

2022 Committed Facility Agreement

In May 2022, a wholly-owned UK subsidiary of XBP Europe entered into a committed facility agreement (the “2022 Committed Facility Agreement”), which includes a term loan for £1.4 million to be used in refinancing a property owned by XBP Europe in Dublin, Ireland (the “Property”). At inception of the 2022 Committed Facility Agreement, the borrowing bore an interest rate equal to 3.5% per annum in addition to the Bank of England Base Rate. The maturity of the 2022 Committed Facility Agreement is May 2027. As of December 31, 2022, the 2022 Committed Facility Agreement had an outstanding balance of $1.6 million.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

10. Debt (cont.)

The 2022 Committed Facility Agreement contains financial covenants including, but not limited to (a) a Combined Debt Service Coverage Ratio, which measures the cashflow less dividends, net capital expenditure, and taxation relative to the debt service for that relevant period, (b) interest cover, which measures EBITDA relative to the aggregate of (i) interest charges and (ii) interest element of finance leases in any relevant period, (c) Total Net Debt to EBITDA, which measures the total net debt relative to EBITDA for any relevant period, and (d) loan to market value, which measures the loan as a percentage of the aggregate market value of The Property. The term “Combined” refers to the UK subsidiary and its wholly-owned subsidiaries.

As of December 31, 2022, the UK subsidiary was in compliance with all affirmative and negative covenants under the 2022 Committed Facility Agreement, including any financial covenants pertaining to its financing arrangements. The Business continually monitors its compliance with such covenants. The Business believes it will remain in compliance with all such covenants for the next 12 months; however, due to the inherent uncertainty, management’s estimates of the achievement of its financial covenants may change in the future.

11. Income Taxes

The income tax provision consists of the following:

	Years ended December 31,
(In thousands)	2022	2021	2020
Current income taxes
Federal	$—	$—	$—
State	—	—	—
Foreign	1,653	886	776
Total Current	$1,653	$886	$776

Deferred income taxes
Federal	$—	$—	$—
State	—	—	—
Foreign	909	2,034	3,726
Total Deferred	$909	$2,034	$3,726
Total income tax provision	$2,562	$2,920	$4,502

The following represents the domestic and foreign components of loss before income tax provision:

	Years ended December 31,
(In thousands)	2022	2021	2020
U.S.	$—	$—	$—
Foreign	(5,367)	(9,808)	(23,875)
Total	$(5,367)	$(9,808)	$(23,875)

At December 31, 2022, gross deferred tax assets totaled approximately $27.6 million while gross deferred tax liabilities totaled approximately $1.1 million. Deferred income taxes reflect the net of temporary differences between the carrying amount of assets and liabilities for financial reporting and income tax purposes. The company has gross foreign NOLs of $75.5 million. Applying jurisdictional tax rates, the total tax-effected foreign NOLs are $19.7 million. The amount of NOLs expiring beginning in 2023 is $9.0 million gross or $1.2 million tax-effected. The remaining foreign NOLs do not expire.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

11. Income Taxes (cont.)

Significant components of our deferred taxes assets (liabilities) are as follows:

	Years ended December 31,
(In thousands)	2022	2021
Deferred income tax assets:
Property, plant, and equipment	$228	$481
Defined benefit liability	4,214	5,684
Bad debt reserve	163	237
Inventories	160	136
Accrued liabilities	2,125	4,820
Accrued pension liabilities	699	845
Operating lease liabilities	258	992
Net operating loss	19,711	18,897
Total deferred income tax assets	$27,558	$32,092

Deferred income tax liabilities:
Stock-based compensation	$—	$(41)
Operating lease right of use assets	(280)	(986)
Intangible assets	(777)	(890)
Total deferred income tax liabilities	$(1,057)	$(1,917)

Valuation allowance	(19,446)	(20,621)
Total net deferred income tax assets	$7,055	$9,554

A reconciliation of the significant differences between the federal statutory income tax and the effective income tax on pretax loss is as follows:

	Years ended December 31,
(In thousands)	2022	2021	2020
Tax expense at statutory rate	$(1,128)	$(2,112)	$(5,041)
Foreign rate difference	428	(107)	(280)
Foreign tax expense	—	—	61
Return to provision adjustments	399	—	—
Rate change	(561)	—	—
Change in valuation allowance	2,296	4,153	11,243
Currency translation adjustment	—	—	—
Permanent differences	1,129	986	(1,220)
Tax credit	—	—	—
Trade tax	—	—	2
Other	—	—	(263)
Income tax expense	$2,562	$2,920	$4,502

The Company believes that based upon the range of data reviewed, no uncertain tax positions have been identified for the years ended December 31, 2022, 2021 and 2020.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

12. Employee Benefit Plans

UK Pension Plan

Two of our subsidiaries in the United Kingdom provide pension benefits to certain retirees and eligible dependents. Employees eligible for participation included all full-time regular employees who were more than three years from retirement prior to October 2001. A retirement pension or a lump-sum payment may be paid dependent upon length of service at the mandatory retirement age. The Business accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Business uses a December 31 measurement date for this plan. No new employees are registered under this plan and the pension obligation for the existing participants of the plan is calculated based on actual salary of the participants as at the earlier of two dates, the participants leaving the Business or December 31, 2015.

The expected rate of return assumptions for plan assets relate solely to the UK plan and are based mainly on historical performance achieved over a long period of time (15 to 20 years) encompassing many business and economic cycles.

German Pension Plan

XBP’s subsidiary in Germany, Exela Technologies ECM Solutions GmbH, provides pension benefits to certain retirees. Employees eligible for participation include all employees who started working for the Business or its predecessors prior to September 30, 1987 and have finished a qualifying period of at least 10 years. The Business accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Business uses a December 31 measurement date for this plan. The German pension plan is an unfunded plan and therefore has no plan assets. No new employees are registered under this plan and the participants who are already eligible to receive benefits under this plan are no longer employees of the Business.

Norway Pension Plan

Our subsidiary in Norway provides pension benefits to eligible retirees and eligible dependents. Employees eligible for participation include all employees who were more than three years from retirement prior to March 2018. The Business accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Business uses a December 31 measurement date for this plan. No new employees are registered under this plan and the pension obligation for the existing participants of the plan is calculated based on actual salary of the participants at the later of two dates, the participants leaving the Business or April 30, 2018.

Asterion Pension Plan

Exela Technologies Holding GmbH acquired in 2018 through the Asterion Business Combination the obligation to provide pension benefits to eligible retirees and eligible dependents. Employees eligible for participation included all full-time regular employees who were more than three years from retirement prior to July 2003. A retirement pension or a lump-sum payment may be paid dependent upon length of service at the mandatory retirement age. The Business accrues the cost of these benefits over the service lives of the covered employees based on an actuarial calculation. The Business uses a December 31 measurement date for this plan. No new employees are registered under this plan and the pension obligation for the existing participants of the plan is calculated based on actual salary of the participants at the earlier of two dates, the participants leaving the Business or April 10, 2018.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

12. Employee Benefit Plans (cont.)

Funded Status

The change in benefit obligations, the change in the fair value of the plan assets and the funded status of our pension plans (except for the German pension plan which is unfunded) and the amounts recognized in our combined and consolidated financial statements are as follows:

	Year Ended December 31,
(dollars in thousands)	2022	2021
Change in Benefit Obligation:
Benefit obligation at beginning of period	$117,582	$122,069
Service cost	53	68
Interest cost	1,910	1,686
Actuarial loss (gain)	(44,748)	(2,243)
Plan amendments	—	(28)
Plan curtailment	149	98
Benefits paid	(1,915)	(2,497)
Foreign-exchange rate changes	(11,261)	(1,571)
Benefit obligation at end of year	$61,770	$117,582

Change in Plan Assets:
Fair value of plan assets at beginning of period	$90,225	$87,414
Actual (loss) return on plan assets	(36,818)	2,950
Employer contributions	2,862	3,249
Participants’ contributions	—	16
Benefits paid	(1,818)	(2,394)
Foreign-exchange rate changes	(8,757)	(1,010)
Fair value of plan assets at end of year	45,694	90,225
Funded status at end of year	$(16,076)	$(27,357)

Net amount recognized in the Consolidated Balance Sheets:
Pension liability, net(a)	$(16,076)	$(27,357)
Amounts recognized in accumulated other comprehensive loss, net of tax consist of:
Net actuarial loss (gain)	(6,959)	(6,061)
Net prior service costs	(124)	(127)
Net amount recognized in accumulated comprehensive loss, net of tax	$(7,083)	$(6,188)

Plans with underfunded or non-funded accumulated benefit obligation:
Aggregate projected benefit obligation	$61,770	$117,582
Aggregate accumulated benefit obligation	$61,770	$117,582
Aggregate fair value of plan assets	$45,694	$90,225

____________

(a)      Combined balance of $16.1 million as of December 31, 2022 includes pension liabilities (assets) of $13.7 million, $1.7 million, $1.2 million and ($0.5) million under UK, Asterion, German and Norway pension plans, respectively. Combined balance of $27.4 million as of December 31, 2021 includes pension liabilities of $23.0 million, $2.5 million, $1.8 million and less than $0.1 million under UK, Asterion, German and Norway pension plans, respectively.

Tax Effect on Accumulated Other Comprehensive Loss

As of December 31, 2022, and 2021, the Business had actuarial losses of $3.3 million and $10.4 million, respectively, which is net of a deferred tax benefit of $1.9 million for each period.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

12. Employee Benefit Plans (cont.)

Pension and Postretirement Expense

The components of the net periodic benefit cost are as follows:

	Year ended December 31,
(dollars in thousands)	2022	2021	2020
Service cost	$53	$68	$69
Interest cost	1,910	1,686	1,984
Expected return on plan assets	(2,856)	(2,410)	(2,530)
Amortization
Amortization of prior service cost	273	127	103
Amortization of net loss	1,768	3,103	1,741
Settlement loss	—	—	637
Net periodic benefit cost	$1,148	$2,574	$2,004

The Business records pension interest cost within Interest expense, net. Expected return on plan assets, amortization of prior service costs, and amortization of net losses are recorded within Other expense, net. Service cost is recorded within Cost of revenue.

Valuation

The Business uses the corridor approach and projected unit credit method in the valuation of its defined benefit plans for the UK, Germany, and Norway respectively. The corridor approach defers all actuarial gains and losses resulting from variances between actual results and economic estimates or actuarial assumptions. For defined benefit pension plans, these unrecognized gains and losses are amortized when the net gains and losses exceed 10% of the greater of the market-related value of plan assets or the projected benefit obligation at the beginning of the year. The amount in excess of the corridor is amortized over 15 years. Similarly, the Business used the Projected Unit Credit Method for the German Plan, and evaluated the assumptions used to derive the related benefit obligations consisting primarily of financial and demographic assumptions including commencement of employment, biometric decrement tables, retirement age, staff turnover. The projected unit credit method determines the present value of our defined benefit obligations and related service costs by taking into account each period of service as giving rise to an additional unit of benefit entitlement and measures each unit separately in building up the final obligation. Benefit is attributed to periods of service using the plan’s benefit formula, unless an employee’s service in later years will lead to a materially higher of benefit than in earlier years, in which case a straight-line basis is used.

The following tables set forth the principal actuarial assumptions used to determine benefit obligation and net periodic benefit costs:

	December 31,
	2022	2021	2020	2021	2022	2021	2022	2021
(dollars in thousands)	UK		Germany		Norway		Asterion
Weighted-average assumptions used to determine benefit obligations:
Discount rate	5.00%	1.80%	3.80%	1.00%	3.00%	1.90%	3.80%	1.13%
Rate of compensation increase	N/A	N/A	N/A	N/A	3.50%	2.75%	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit costs:
Discount rate	1.80%	1.40%	3.80%	1.00%	3.00%	1.90%	3.80%	1.13%
Expected asset return	3.45%	2.72%	N/A	N/A	4.15%	3.10%	3.80%	1.13%
Rate of compensation increase	N/A	N/A	N/A	N/A	3.50%	2.75%	N/A	N/A

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

12. Employee Benefit Plans (cont.)

The Germany plan is an unfunded plan and therefore has no plan assets. The expected rate of return assumptions for plan assets are based mainly on historical performance achieved over a long period of time (10 to 20 years) encompassing many business and economic cycles. Adjustments, upward and downward, may be made to those historical returns to reflect future capital market expectations; these expectations are typically derived from expert advice from the investment community and surveys of peer company assumptions.

The Business assumed a weighted average expected long-term rate of return on plan assets for the UK scheme of 3.45%. Our long-term expected rate of return on cash is determined by reference to UK government 10 year bond yields at the balance sheet dates. The long-term expected return on bonds is determined by reference to corporate bond yields at the balance sheet dates. The long-term expected rate of return on equities and diversified growth funds is based on the rate of return on UK long dated government bonds with an allowance for out-performance. The long-term expected rate of return on the liability driven investments holdings is determined by reference to UK government 20 year bond yields at the balance sheet dates.

The discount rate assumption was developed considering the current yield on an investment grade non-gilt index with an adjustment to the yield to match the average duration of the index with the average duration of the plan’s liabilities. The index utilized reflected the market’s yield requirements for these types of investments.

The inflation rate assumption was developed considering the difference in yields between a long-term government stocks index and a long-term index-linked stocks index. This difference was modified to consider the depression of the yield on index-linked stocks due to the shortage of supply and high demand, the premium for inflation above the expectation built into the yield on fixed-interest stocks and the government’s target rate for inflation (CPI) at 2.3%. The assumptions used are the best estimates chosen from a range of possible actuarial assumptions which, due to the time scale covered, may not necessarily be borne out in practice.

Plan Assets

The investment objective for the UK plan is to earn, over moving fifteen to twenty year periods, the long-term expected rate of return, net of investment fees and transaction costs, to satisfy the benefit obligations of the plan, while at the same time maintaining sufficient liquidity to pay benefit obligations and proper expenses, and meet any other cash needs, in the short-to medium-term.

Our investment policy related to the UK defined benefit plan is to continue to maintain investments in government gilts and highly rated bonds as a means to reduce the overall risk of assets held in the fund. No specific targeted allocation percentages have been set by category, but are set at the direction and discretion of the plan trustees. The weighted average allocation of plan assets by asset category is as follows:

	Year Ended December 31,
	2022	2021
U.K. and other international equities	27.1%	32.7%
U.K. government and corporate bonds	5.5	2.7
Diversified growth fund	18.4	25.7
Liability driven investments	44.3	34.6
Multi-asset credit fund	4.7	4.3
Total	100.0%	100.0%

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

12. Employee Benefit Plans (cont.)

The following tables set forth, by category and within the fair value hierarchy, the fair value of our pension assets at December 31, 2022 and 2021:

	December 31, 2022
(dollars in thousands)	Total	Level 1	Level 2	Level 3
Asset Category:
Cash	$932	$932	$—	$—
Equity funds:
U.K.	11,400	—	11,400	—
Fixed income securities:
Corporate bonds/U.K. Gilts	2,529	—	2,529	—
Other investments:
Diversified growth fund	8,417	—	8,417	—
Liability driven investments	20,258	—	20,258	—
Multi-asset credit fund	2,158	—	2,158	—
Total fair value	$45,694	$932	$44,762	$—
	December 31, 2021
(dollars in thousands)	Total	Level 1	Level 2	Level 3
Asset Category:
Cash	$149	$149	$—	$—
Equity funds:
U.K.	17,423	—	17,423	—
Other international	11,909	—	11,909	—
Fixed income securities:
Corporate bonds/U.K. Gilts	2,444	—	2,444	—
Other investments:
Diversified growth fund	23,122	—	23,122	—
Liability driven investments	31,259	—	31,259	—
Multi-asset credit fund	3,919	—	3,919	—
Total fair value	$90,225	$149	$90,076	$—

The plan assets are categorized as follows, as applicable:

Level 1 — quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument.

Level 3 — unobservable inputs reflecting management’s own assumptions about the inputs used in pricing the asset or liability at fair value.

Employer Contributions

Our funding is based on governmental requirements and differs from those methods used to recognize pension expense. The Business made contributions of $2.9 million and $3.2 million to its pension plans during the years ended December 31, 2022 and 2021, respectively. The Business has fully funded the pension plans for 2022 based on current plan provisions. The Business expects to contribute $2.7 million to the pension plans during 2023, based on current plan provisions.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

12. Employee Benefit Plans (cont.)

Estimated Future Benefit Payments

The estimated future pension benefit payments expected to be paid to plan participants are as follow:

(dollars in thousands)	Estimated Benefit Payments
Year ended December 31,
2023	$1,872
2024	2,067
2025	2,656
2026	2,674
2027	2,978
2028 – 2032	13,615
Total	$25,862

13. Commitments and Contingencies

Litigation

The Business is, from time to time, involved in certain legal proceedings, inquiries, claims and disputes, which arise in the ordinary course of business. Although management cannot predict the outcomes of these matters, management does not believe these actions will have a material, adverse effect on our combined and consolidated balance sheets, combined and consolidated statements of operations and comprehensive loss or combined and consolidated statements of cash flows.

Adverse Arbitration Order

In April 2020, one of the Business’ Nordic subsidiaries commenced an arbitration in Finland against a customer alleging breach of contract and other damages in connection with an outsourcing services agreement and transition services agreement executed in 2017. In September 2020, the customer submitted counterclaims against the Business in an aggregate amount in excess of €10.0 million. Following an expedited arbitration, in late November 2020, the arbitrator awarded the customer approximately $13.0 million in the aggregate for the counterclaimed damages and costs. The Business filed an application to annul the award in late January 2021 with the relevant court asserting, among other bases, that the arbitrator violated due process and procedural rules by disallowing the Business’ witness and expert testimony and maintaining the expedited format following the assertion of significant counterclaims which would ordinarily have required the application of normal rather than expedited rules. On May 28, 2021, the parties entered into a settlement agreement resolving this dispute for a total of $8.9 million including the reimbursement of certain third party charges. The Business had accrued a liability balance of $8.9 million for this matter, which was included in Other (income) expense, net in the combined and consolidated statements of operations and comprehensive loss for the year ended December 31, 2020. As of December 31, 2022 and 2021 there was a net outstanding balance of $1.6 million and $3.3 million, respectively for this matter included in Accrued liabilities on the combined and consolidated balance sheets.

Company Subsidiary Litigation

A group of 71 former employees brought a claim against a subsidiary of XBP Europe related to their dismissal resulting from the closure of two production sites in France in 2020. The employees filed complaints with the Labor Court on June 9, 2022. Conciliation hearings at the Labor Court were held on September 27, 2022, December 13, 2022 and March 7, 2023. A further hearing is scheduled for June 13, 2023.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

13. Commitments and Contingencies (cont.)

The Business accrued $2.2 million in Accrued Liabilities on the combined and consolidated balance sheet as of December 31, 2022 (see Note 15, Restructuring) based on the estimate at such time of the range of possible losses, however, the settlement discussions have included amounts up to €3.99 million. The Business has been in settlement discussions with plaintiff’s counsel, and settlement has been agreed in principle with 4 claimants for a total of €0.1 million. The remaining 67 claimants filed an application for summary proceedings in respect of part of the claim for a total claim of €1.0 million. The summary proceedings hearing was held on April 11, 2023 and the court issued its decision on May 9, 2023 upholding all of the plaintiffs’ claims for a total amount of €1.0 million. The Company intends to appeal the decision, however the decision does not increase the anticipated exposure for the claim with the next hearing scheduled for June 13, 2023.

Contract-Related Contingencies

The Business has certain contingent obligations that arise in the ordinary course of providing services to its customers. These contingencies are generally the result of contracts that require the Business to comply with certain performance measurements or the delivery of certain services to customers by a specified deadline. The Business believes the adjustments to the transaction price, if any, under these contract provisions will not result in a significant revenue reversal or have a material adverse effect on the Business’ combined and consolidated balance sheets, combined and consolidated statements of operations and comprehensive loss or combined and consolidated statements of cash flows.

14. Fair Value Measurement

Assets and Liabilities Measured at Fair Value

The carrying amount of assets and liabilities including cash and cash equivalents, accounts receivable, accounts payable and current portion of long-term debt approximated their fair value as of December 31, 2022 and 2021, due to the relative short maturity of these instruments. The fair values of the Business’ loans and receivables under the factoring arrangement entered into by subsidiaries of the Business are equal to the carrying values. Property and equipment, intangible assets, capital lease obligations, and goodwill are not required to be re-measured to fair value on a recurring basis. These assets are evaluated for impairment if certain triggering events occur. If such evaluation indicates that impairment exists, the respective asset is written down to its fair value.

15. Restructuring

The Business periodically takes action to improve operating efficiencies, typically in connection with rationalizing the cost structure of the Business. The Business’ footprint and headcount reductions and organizational integration actions relate to discrete, unique restructuring events, primarily reflected in approved plans for reductions in force (“RIF”).

The Business’ restructuring activity and balance of the restructuring liability is as follows:

	December 31,
(dollars in thousands)	2022	2021
Balance at January 1	$4,237	$108
Restructuring charges	267	6,379
Payment of benefits	(2,468)	(2,250)
Balance at December 31	2,036	4,237

As of December 31, 2022 and 2021, the current portion of the restructuring liability was $2.0 million and $4.2 million, respectively, and was included in “Accrued compensation and benefits” in the combined and consolidated balance sheets.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

15. Restructuring (cont.)

During the first half of 2021, the Business closed two of its French offices, Caen and Nantes, and incurred total restructuring costs of approximately $6.4 million, of which $5.6 million and $0.8 million is included in “Cost of revenue” and “Selling, general and administrative expenses”, respectively in the combined and consolidated statements of operations and comprehensive loss for the year ended December 31, 2021. As part of this restructuring, the Business sold one office building for $3.0 million, recording a gain of $1.9 million, included in Selling, general and administrative expenses in the combined and consolidated statements of operations and comprehensive loss for the year ended December 31, 2021.

16. Other (Income) Expense, Net

The components of “Other (income) expense, net” in the combined and consolidated statements of operations and comprehensive loss are summarized as follows:

	Years ended December 31,
(dollars in thousands)	2022	2021	2020
Pension (income) expense, net	$(804)	$834	$(17)
Other expense, net	—	1,308	8,687
Total other (income) expense, net	$(804)	$2,142	$8,670

17. Related Parties

The components of “Related party expense” in the combined and consolidated statements of operations and comprehensive loss are summarized as follows:

	Years ended December 31,
(dollars in thousands)	2022	2021	2020
Related party shared services	$4,051	$4,280	$4,042
Related party royalty	631	530	538
Related party management fee	3,627	4,997	6,026
Total related party expense	$8,309	$9,807	$10,606

Historically, the Business has been managed and operated in the ordinary course of business with other affiliates of Exela. Accordingly, certain shared costs have been allocated to the Business and reflected as expenses in the combined and consolidated financial statements.

Related Party Sales

During the historical periods presented, the Business sold products and services to Exela and its non-XBP businesses. Revenue, net in the combined and consolidated statements of operations and comprehensive loss include sales to affiliates of Exela of $0.1 million, $0.2 million and $0.3 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Shared Service Center Costs

The historical costs and expenses reflected in our financial statements include costs for certain shared service functions historically provided by the Business’ parent, Exela, including, but not limited to accounting and finance, IT and business process operations. Where possible, these charges were allocated based on full-time equivalents (FTE’s), formal agreements between XBP and Exela, or other allocation methodologies that Management determined to be a reasonable reflection of the utilization of services provided or the benefit received by XBP and all costs of operating XBP during the periods presented.

The allocated shared service expenses and general corporate expenses for the years ended December 31, 2022, 2021 and 2020 were $4.1 million. $4.3 million and $4.0 million, respectively, and are included in the Related party expense in the combined and consolidated statement of operations and comprehensive loss.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

17. Related Parties (cont.)

In the opinion of management of Exela and the Business, the expense and cost allocations have been determined on a basis considered to be a reasonable reflection of the utilization of services provided or the benefit received by the Business during 2022, 2021 and 2020. The amounts that would have been, or will be incurred, on a stand-alone basis could differ from the amounts allocated due to economies of scale, difference in management judgment, a requirement for more or fewer employees or other factors. Management does not believe, however, that it is practicable to estimate what these expenses would have been had the Business operated as an independent entity, including any expenses associated with obtaining any of these services from unaffiliated entities. In addition, the future results of operations, financial position and cash flows could differ materially from the historical results presented herein.

Related Party Royalty Fees

During the historical periods presented, the Business’ parent, Exela, charged royalty fees for allowing the Business to use tradenames and trademarks owned by Exela. The Business incurred royalty expense of $0.6 million, $0.5 million and $0.5 million for the years ended December 31, 2022, 2021 and 2020, respectively, included in Related party expense within the combined and consolidated statements of operations and comprehensive loss.

Related Party Management Fee

During the historical periods presented, Exela provided management services to the Business in exchange for a management fee. These management services included provision of legal, human resources, corporate finance, and marketing support, along with compensation and benefits for certain executives. The management fee was calculated based on a weighted average of total external revenue, headcount and total assets attributable to the Business. On October 9, 2022 the management fee was terminated when the Merger Agreement was entered into and was replaced by the related party service fee which reduced the fees and modified the services provided. The Business incurred total management fees of $3.6 million, $5.0 million and $6.0 million for the years ended December 31, 2022, 2021 and 2020, respectively.

Note Receivable

The Business entered into an Intercompany Loan Agreement (“related party note receivable”) with an affiliate of Exela on January 1, 2016, where the Business agreed to lend up to €20 million to the affiliate. The related party note receivable has a six year term with the option to extend for an additional one year term and bears annual interest of 9.5%, due at the end of the term. The combined and consolidated balance sheets included $13.3 million and $14.1 million for the related party note as of December 31, 2022 and 2021, respectively. The combined and consolidated statements of operations and comprehensive loss included $1.3 million, $1.4 million, and $1.3 million of related party interest income for the years ended December 31, 2022, 2021 and 2020, respectively.

Notes Payable

The Business entered into three Intercompany Loan Agreements (“related party notes payable”) with an affiliate of Exela, in September 2009 and May 2010, whereby the affiliate of Exela agreed to lend up to £9.3 million to the Business. The related party notes payable which are denominated in United States dollars accrued interest daily at the one-month LIBOR rate for United States dollar deposits in the London interbank market plus four percentage points. These notes had an original maturity date of March 31, 2013 and were amended with an effective date of December 1, 2012. The amendment (a) amended the interest rate to a fixed rate of 4% plus LIBOR for the remainder of 2012, 12% plus LIBOR for 2013 and 13.5% thereafter and (b) extended the term of the agreement to December 31, 2024. The term is automatically extended without necessity of a separate written amendment for an additional period of one year. The combined and consolidated balance sheets included $11.2 million for the related party notes payable as of December 31, 2022 and December 31, 2021. The combined and consolidated statements of operations and comprehensive loss included $1.5 million of related party interest expense for the years ended December 31, 2022, 2021 and 2020 in the Related party interest expense, net.

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

18. Segment Information

The Business’s operating segments are significant strategic business units that align its products and services with how it manages its business, approaches the markets and interacts with its clients. The Business is organized into two segments: Bills and Payments and Technology.

Bills and Payments

The Bills & Payments business unit primarily focuses on simplifying how bills and payments are processed by businesses of all sizes and industries. It offers automation of AP and AR processes and through its platform, XBP, seeks to integrate buyers and suppliers across Europe.

Technology

The Technology business unit primarily focuses on sales of recurring software licenses and related maintenance, hardware solutions and related maintenance and professional services.

The chief operating decision maker reviews segment profit to evaluate operating segment performance and determine how to allocate resources to operating segments. “Segment profit” is defined as revenue less cost of revenue (exclusive of depreciation and amortization). The Business does not allocate Selling, general, and administrative expenses, depreciation and amortization, interest expense and foreign exchange losses, net to reporting segments. The Business manages assets on a total company basis, not by operating segment, and therefore asset information and capital expenditures by operating segments are not presented. A reconciliation of segment profit to net loss before income taxes is presented below.

	Year ended December 31, 2022
(dollars in thousands)	Bills & Payments	Technology	Total
Revenue, net (including related party revenue of $0.1 million)	$136,858	$43,634	$180,492
Cost of revenue (including related party cost of revenue of $0.5 million, exclusive of depreciation and amortization)	114,297	22,490	136,787
Segment profit	22,561	21,144	43,705
Selling, general and administrative expenses (exclusive of depreciation and amortization)			32,956
Related party expense			8,309
Depreciation and amortization			4,390
Related party interest income, net			(25)
Interest expense, net			3,062
Foreign exchange losses, net			1,184
Other income, net			(804)
Net loss before income taxes			$(5,367)
	Year ended December 31, 2021
(dollars in thousands)	Bills & Payments	Technology	Total
Revenue, net (including related party revenue of $0.1 million)	$166,356	$39,594	$205,950
Cost of revenue (including related party cost of revenue of $0.5 million, exclusive of depreciation and amortization)	144,077	20,945	165,022
Segment profit	22,279	18,649	40,928
Selling, general and administrative expenses (exclusive of depreciation and amortization)			29,764
Related party expense			9,807
Depreciation and amortization			5,166
Related party interest income, net			(141)
Interest expense, net			2,836
Foreign exchange losses, net			1,162
Other income, net			2,142
Net loss before income taxes			$(9,808)

XBP Europe, Inc. and Subsidiaries
Notes to the Combined and Consolidated Financial Statements

18. Segment Information (cont.)

(dollars in thousands)	Year ended December 31, 2020
	Bills & Payments	Technology	Total
Revenue, net (including related party revenue of $0.1 million)	$177,634	$39,910	$217,544
Cost of revenue (including related party cost of revenue of $0.5 million, exclusive of depreciation and amortization)	153,121	22,376	175,497
Segment profit	24,513	17,534	42,047
Selling, general and administrative expenses (exclusive of depreciation and amortization)			35,512
Related party expense			10,606
Depreciation and amortization			6,312
Related party interest income, net			(217)
Interest expense, net			2,844
Foreign exchange losses, net			2,195
Other income, net			8,670
Net loss before income taxes			$(28,875)

19.    Subsequent Events

The Business evaluated subsequent events through May 12, 2023, the date the financial statements were issued. All events that had a material impact on the Business’ financial statements are disclosed in the notes to the combined and consolidated financial statements.

2019 Credit Agreement Amendment

On February 9, 2023, the UK subsidiary amended its 2019 Credit Agreement, allowing the Business to extend the maturity of the Revolving Credit Facility and the Revolving Working Capital Loan Facility to October 31, 2024 subject to compliance with financial covenants.

Intercompany Loan Amendment

On January 1, 2023, the Business amended its 2016 Intercompany Loan Agreement, extending the maturity of the Intercompany Loan Agreement to December 31, 2023.

Related Party Notes Payable Amendment

On February 9, 2023, the Business amended its related party notes payable, extending the maturity date to December 31, 2024.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
CF Acquisition Corp. VIII

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CF Acquisition Corp. VIII (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years ended December 31, 2022 and 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years ended December 31, 2022 and 2021, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by September 16, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
March 29, 2023

PCAOB Number 100

CF ACQUISITION CORP. VIII
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Current Assets:
Cash	$41,154	$25,000
Prepaid expenses	210,241	195,463
Total Current Assets	251,395	220,463
Cash equivalents held in Trust Account	31,445,874	250,017,673
Other assets	—	570,844
Total Assets	$31,697,269	$250,808,980

Liabilities and Stockholders’ Deficit:
Current Liabilities:
Accrued expenses	$1,189,676	$1,349,132
Payables to related party	—	570,844
Sponsor loan – promissory notes	8,200,162	734,425
Franchise tax payable	70,065	200,000
Total Current Liabilities	9,459,903	2,854,401
Warrant liability	178,780	5,300,188
FPS liability	2,504,214	2,006,525
Total Liabilities	12,142,897	10,161,114

Commitments and Contingencies
Class A common stock subject to possible redemption, 2,960,098 and 25,000,000 shares issued and outstanding at redemption value of $10.53 and $10.00 per share as of December 31, 2022 and 2021, respectively	31,169,832	250,000,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of both December 31, 2022 and 2021	—	—
Class A common stock, $0.0001 par value; 160,000,000 shares authorized; 540,000 shares issued and outstanding (excluding 2,960,098 and 25,000,000 shares subject to possible redemption) as of December 31, 2022 and 2021, respectively	54	54
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 6,250,000 shares issued and outstanding as of both December 31, 2022 and 2021	625	625 (1)
Additional paid-in capital	694,592	146,555
Accumulated deficit	(12,310,731)	(9,499,368)
Total Stockholders’ Deficit	(11,615,460)	(9,352,134)
Total Liabilities, Stockholders’ Deficit and Commitments and Contingencies	$31,697,269	$250,808,980

____________

(1)      On March 16, 2021, 75,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

CF ACQUISITION CORP. VIII
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	Year Ended December 31, 2021
General and administrative costs	$2,601,894	$2,440,245
Administrative expenses – related party	120,000	95,161
Franchise tax expense	162,534	200,500
Loss from operations	(2,884,428)	(2,735,906)
Interest income on investments held in the Trust Account	1,240,443	17,673
Interest expense on sponsor loans and mandatorily redeemable Class A common stock	(1,054,486)	—
Other income	579,294	—
Changes in fair value of warrant liability	5,121,408	3,016,913
Changes in fair value of FPS liability	(497,689)	(2,006,525)
Net income (loss) before provision for income taxes	2,504,542	(1,707,845)
Provision for income taxes	111,023	—
Net income (loss)	$2,393,519	$(1,707,845)

Weighted average number of shares of common stock outstanding:
Class A – Public shares	17,420,341	19,931,507
Class A – Private placement	540,000	430,521
Class B – Common stock	6,250,000	6,097,945 (1)
Basic and diluted net income (loss) per share:
Class A – Public shares	$0.10	$(0.06)
Class A – Private placement	$0.10	$(0.06)
Class B – Common stock	$0.10	$(0.06)

____________

(1)      On March 16, 2021, 75,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

CF ACQUISITION CORP. VIII
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Years Ended December 31, 2022 and 2021

	Common Stock					Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares		Amount
Balance – December 31, 2020	—	$—	6,325,000	(1)	$633	$24,367	$(1,421)	$23,579
Sale of Class A common stock to Sponsor in private placement	540,000	54	—		—	5,224,095	—	5,224,149
Forfeiture of Class B common stock by Sponsor at $0.0001 par value	—	—	(75,000	)(2)	(8)	8	—	—
Accretion for redeemable shares of Class A common stock to redemption value	—	—	—		—	(5,248,470)	(7,790,102)	(13,038,572)
Stock-based compensation	—	—	—		—	146,555	—	146,555
Net loss	—	—	—		—	—	(1,707,845)	(1,707,845)
Balance – December 31, 2021	540,000	$54	6,250,000		$625	$146,555	$(9,499,368)	$(9,352,134)
Stock-based compensation	—	—	—		—	49,411	—	49,411
Sponsor loans extinguishment	—	—	—		—	694,592	—	694,592
Accretion for redeemable shares of Class A common stock to redemption value	—	—	—		—	(195,966)	(5,204,882)	(5,400,848)
Net income	—	—	—		—		2,393,519	2,393,519
Balance – December 31, 2022	540,000	$54	6,250,000		$625	$694,592	$(12,310,731)	$(11,615,460)

____________

(1)      This number includes up to 825,000 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters. This number was retroactively adjusted in 2021 to reflect the recapitalization of the Company in the form of a 1.1-for-1 stock split (see Note 6).

(2)      On March 16, 2021, 75,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

CF ACQUISITION CORP. VIII
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash flows from operating activities:
Net income (loss)	$2,393,519	$(1,707,845)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Stock-based compensation	49,411	146,555
General and administrative expenses paid by related party	2,040,571	178,877
Interest income on investments held in the Trust Account	(1,240,443)	(17,673)
Interest expense on sponsor loans and mandatorily redeemable Class A common stock	1,054,486	—
Changes in fair value of warrant liability	(5,121,408)	(3,016,913)
Changes in fair value of FPS liability	497,689	2,006,526
Changes in operating assets and liabilities:
Accrued expenses	(159,456)	1,347,711
Franchise tax payable	(129,935)	200,000
Other assets	615,566	291,918
Payables to related party	—	570,844
Net cash provided by operating activities	—	—

Cash flows from investing activities:
Cash deposited in Trust Account	(5,400,847)	(250,000,000)
Proceeds from Trust Account to pay franchise taxes	292,469	—
Proceeds from Trust Account to redeem Public Shares	224,920,621	—
Sale of cash equivalents held in Trust Account	224,056,750	—
Purchase of cash equivalents held in Trust Account	(225,000,000)	—
Purchase of available-for-sale debt securities held in Trust Account	(224,056,750)	—
Maturity of available-for-sale debt securities held in Trust Account	225,000,000	—
Net cash provided by (used in) investing activities	219,812,243	(250,000,000)

Cash flows from financing activities:
Proceeds from related party – Sponsor loan	7,795,448	734,425
Proceeds received from initial public offering	—	250,000,000
Redemption payment for Public Shares	(224,920,621)	—
Proceeds received from private placement	—	5,400,000
Offering costs paid	—	(4,897,322)
Payment of related party payable	(2,670,916)	(1,237,103)
Net cash provided by (used in) financing activities	(219,796,089)	250,000,000

Net change in cash	16,154	—
Cash – beginning of the period	25,000	25,000
Cash – end of the period	$41,154	$25,000

Supplemental disclosure of non-cash financing activities:
Prepaid expenses paid with payables to related party	$59,500	$1,058,225

The accompanying notes are an integral part of these consolidated financial statements.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

CF Acquisition Corp. VIII (the “Company”) was incorporated in Delaware on July 8, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2022, the Company had not commenced operations. All activity through December 31, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) described below, and the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. During the years ended December 31, 2022 and 2021, the Company generated non-operating income in the form of interest income on investments in money market funds that invest in U.S. government debt securities and classified as cash equivalents from the proceeds derived from the Initial Public Offering, and recognized changes in the fair value of the warrant liability and FPS (as defined below) liability as other income (loss). In addition, during the year ended December 31, 2022, the Company generated non-operating income in the form of interest income from direct investments in U.S. government debt securities.

The Company’s sponsor is CFAC Holdings VIII, LLC (the “Sponsor”). The registration statements for the Initial Public Offering became effective on March 11, 2021. On March 16, 2021, the Company consummated the Initial Public Offering of 25,000,000 units (each, a “Unit” and with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), including 3,000,000 Units sold upon the partial exercise of the underwriters’ over-allotment option, at a purchase price of $10.00 per Unit, generating gross proceeds of $250,000,000, which is described in Note 3. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable 30 days after the completion of the Business Combination and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 540,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor in a private placement, generating gross proceeds of $5,400,000, which is described in Note 4. The proceeds of the Private Placement Units were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 4).

Offering costs amounted to approximately $4,900,000, consisting of $4,500,000 of underwriting fees and approximately $400,000 of other costs.

Following the closing of the Initial Public Offering and sale of the Private Placement Units on March 16, 2021, an amount of $250,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units (see Note 4) was placed in a trust account (the “Trust Account”) located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

On March 16, 2023, the Company instructed Continental Stock Transfer & Trust Company to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Citibank, N.A., with Continental Stock Transfer & Trust Company continuing to act as trustee, until the earlier of the consummation of the initial business combination or liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the Initial Public Offering and Private Placement are no longer invested in U.S. government debt securities or money market funds that invest in U.S. government debt securities.

Merger Agreement with XBP Europe, Inc. — On October 9, 2022, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”) by and among the Company, Sierra Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“Parent”), and XBP Europe, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“XBP Europe”). Pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into XBP Europe (the “Merger” and together with the other transactions contemplated by the Merger Agreement, the “XBP Europe Business Combination”) whereby the separate existence of Merger Sub will cease and XBP Europe will be the surviving corporation of the Merger and become a wholly owned subsidiary of the Company.

The board of directors of the Company has unanimously approved the Merger and the XBP Europe Business Combination. The closing of the XBP Europe Business Combination will require the approval of the stockholders of the Company and is subject to other customary closing conditions, including the receipt of certain regulatory approvals.

Certain existing agreements of the Company, including, but not limited to, the business combination marketing agreement, have been or will be amended or amended and restated in connection with the XBP Europe Business Combination, all as further described in the proxy statement initially filed by the Company with the SEC on February 13, 2023 (as amended from time to time, the “XBP Europe Proxy Statement”).

For more information related to the XBP Europe Business Combination, reference should be made to the Form 8-K that was filed by the Company with the SEC on October 11, 2022 and the XBP Europe Proxy Statement.

Initial Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination, including the XBP Europe Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share). The per share amount to be distributed to public stockholders who redeem the Public Shares will not be reduced by the Marketing Fee (as defined in Note 4). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation (as may be amended, the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined in Note 4), their Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

Forward Purchase Contract — In connection with the Initial Public Offering, the Sponsor committed, pursuant to a forward purchase contract with the Company (the “FPA”), to purchase, in a private placement for gross proceeds of $10,000,000 to occur concurrently with the consummation of an initial Business Combination, 1,000,000 of the Company’s Units on substantially the same terms as the sale of Units in the Initial Public Offering at $10.00 per Unit, and 250,000 shares of Class A common stock (for no additional consideration) (the securities issuable pursuant to the FPA, the “FPS”). The funds from the sale of the FPS will be used as part of the consideration to the sellers in the initial Business Combination; any excess funds from this private placement will be used for working capital in the post-transaction company. This commitment is independent of the percentage of stockholders electing to redeem their Public Shares and provides the Company with a minimum funding level for the initial Business Combination.

Failure to Consummate a Business Combination — The Company has until September 16, 2023 (which was originally March 16, 2022 and was extended to September 16, 2023 in the Extensions (as defined below) and the Third Extension (as defined in Note 10)), or a later date approved by the Company’s stockholders in accordance with the Amended and Restated Certificate of Incorporation, to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

On March 8, 2022, at a special meeting of the Company’s stockholders, the Company’s stockholders approved an extension of the expiration of the period in which the Company has to consummate a Business Combination from March 16, 2022 to September 30, 2022 (the “First Extension”). In connection with the approval of the First Extension, on March 9, 2022, the Sponsor loaned the Company an aggregate amount of $4,424,015 ($0.20 for each Public Share that was not redeemed in connection with the First Extension) (the “First Extension Loan”). The proceeds of the First Extension Loan were deposited in the Trust Account on March 9, 2022. The First Extension Loan does not bear interest and is repayable by the Company to the Sponsor or its designees upon consummation of an initial Business Combination.

On September 27, 2022, at a special meeting of the Company’s stockholders, the Company’s stockholders approved an extension of the expiration of the period in which the Company has to consummate a Business Combination from September 30, 2022 to March 16, 2023 (the “Second Extension” and, together with the First Extension, the “Extensions”). In connection with the approval of the Second Extension, on September 30, 2022, the Sponsor loaned the Company an aggregate amount of $976,832 ($0.33 for each Public Share that was not redeemed in connection with the Second Extension) (the “Second Extension Loan”). The proceeds of the Second Extension Loan were deposited in the Trust Account on September 30, 2022. The Second Extension Loan does not bear interest and is repayable by the Company to the Sponsor or its designees upon consummation of an initial Business Combination.

Pursuant to the terms and conditions of the XBP Europe Business Combination, in connection with the consummation of the XBP Europe Business Combination, all amounts outstanding under each of the First Extension Loan and the Second Extension Loan will be converted into shares of Class A common stock at $10.00 per share in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

If consummated, the XBP Europe Business Combination would be a Business Combination that is anticipated to close in 2023. If the Merger is not closed during the Combination Period, the Company may seek approval from its stockholders to further extend the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below $10.00 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account, except for the Company’s independent registered public accounting firm.

Liquidity and Capital Resources

As of December 31, 2022 and 2021, the Company had approximately $41,200 and $25,000, respectively, of cash in its operating account. As of December 31, 2022 and 2021, the Company had a working capital deficit of approximately $9,209,000 and $2,634,000, respectively. As of December 31, 2022 and 2021, approximately $276,000 and $18,000, respectively, of interest income earned on funds held in the Trust Account was available to pay taxes.

The Company’s liquidity needs through December 31, 2022 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $79,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”) (see Note 4), the proceeds from the sale of the Private Placement Units not held in the Trust Account, the Sponsor Loan (as defined below), the First Working Capital Loan (as defined below) and the Second Working Capital Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor committed up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Company’s initial Business Combination (the “Sponsor Loan”), which Sponsor Loan has been fully drawn by the Company. If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (as defined in Note 4).

On March 9, 2022, the Company borrowed $4,424,015 ($0.20 for each Public Share that was not redeemed in connection with the First Extension) from the Sponsor pursuant to the First Extension Loan, which was deposited in the Trust Account.

On June 30, 2022, the Company entered into a Working Capital Loan (the “First Working Capital Loan”) with the Sponsor in the amount of up to $1,000,000 in connection with advances the Sponsor will make to the Company for working capital expenses, which First Working Capital Loan has been fully drawn by the Company.

On September 30, 2022, the Company borrowed $976,832 ($0.33 for each Public Share that was not redeemed in connection with the Second Extension) from the Sponsor pursuant to the Second Extension Loan, which was deposited in the Trust Account.

On October 14, 2022, the Company entered into a second Working Capital Loan with the Sponsor in the amount of up to $750,000 (the “Second Working Capital Loan”) in connection with advances the Sponsor will make to the Company for working capital expenses.

Each of the First Extension Loan, the First Working Capital Loan, the Second Extension Loan and the Second Working Capital Loan bears no interest and is due and payable on the date on which the Company consummates its initial Business Combination. The principal balance of each loan may be prepaid at any time with funds outside of the Trust Account.

Pursuant to the terms and conditions of the XBP Europe Business Combination, in connection with the consummation of the XBP Europe Business Combination, all amounts outstanding under each of the First Working Capital Loan, the Second Working Capital Loan, the First Extension Loan and the Second Extension Loan will be converted into shares of Class A common stock at $10.00 per share in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

As of December 31, 2022 and 2021, the carrying amounts of the loans payable by the Company to the Sponsor were approximately $8,200,000 and $734,000, respectively. As of December 31, 2022 and 2021, the face amounts of these loans were approximately $8,500,000 and $734,000, respectively.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements of the Company include its wholly-owned subsidiary. All intercompany accounts and transactions are eliminated in consolidation.

Going Concern

In connection with the Company’s going concern considerations in accordance with guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern, the Company has until September 16, 2023 to consummate a Business Combination. The Company’s mandatory liquidation date, if a Business Combination is not consummated, raises substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should the Company be unable to continue as a going concern. As discussed in Note 1, in the event of a mandatory liquidation, within ten business days, the Company will redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Inflation Reduction Act of 2022

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by publicly traded U.S. corporations and certain U.S. subsidiaries of publicly traded foreign corporations that occur after December 31, 2022. The excise tax is imposed on the repurchasing corporation itself and not its stockholders from which the shares are repurchased. In addition, certain exceptions apply to the excise tax. Any redemption or other repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax depending on a number of factors. The U.S. Department of the Treasury (the “Treasury Department”) has authority to promulgate regulations and provide other guidance regarding the excise tax. In December 2022, the Treasury Department issued Notice 2023-2, Initial Guidance Regarding the Application of the Excise Tax on Repurchases of Corporate Stock under Section 4501 of the Internal Revenue Code, indicating its intention to propose such regulations and issuing certain interim rules on which taxpayers may rely. Under the interim rules, liquidating distributions made by SPACs are exempt from the excise tax. In addition, any redemptions that occur in the same taxable year as a liquidation is completed will also be exempt from such tax. Because the excise tax would be payable by the Company and not by the redeeming stockholders, the mechanics of any required payment of the excise tax have not yet been determined. The obligation of the Company to pay any excise tax could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination. At this time, it has been determined that none of the IR Act tax provisions have an impact to the Company’s fiscal 2022 tax provision. Management will continue to monitor any updates to the Company’s business along with guidance issued with respect to the IR Act to determine any impact on the Company’s consolidated financial statements.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liability, FPS liability, and sponsor loans liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account as of both December 31, 2022 and 2021. The Company’s investments held in the Trust Account as of both December 31, 2022 and 2021 were comprised of cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Deposit Insurance Corporation maximum coverage limit of $250,000, and cash equivalents held in the Trust Account. For the years ended December 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, Fair Value Measurement, approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature, with the exception of the warrant and FPS liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering.

Warrant and FPS Liability

The Company accounts for the warrants and FPS as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and FPS using applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants and FPS are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants and FPS are indexed to the Company’s own shares of common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the warrants and execution of the FPA and as of each subsequent quarterly period end date while the warrants and FPS are outstanding. For issued or modified warrants and for instruments to be issued pursuant to the FPA that meet all of the criteria for equity classification, such warrants and instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants and for the FPA instruments that do not meet all the criteria for equity classification, such warrants and instruments are required to be recorded at their initial fair value on the date of issuance, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants and the FPS are recognized on the consolidated statements of operations in the period of the change.

The Company accounts for the warrants and FPS in accordance with guidance in ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”), pursuant to which the warrants and FPS do not meet the criteria for equity classification and must be recorded as liabilities. See Note 7 for further discussion of the pertinent terms of the warrants and Note 9 for further discussion of the methodology used to determine the fair value of the warrants and FPS.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Sponsor Loans

The Company accounts for the liability related to the sponsor loans in accordance with the guidance in ASC 470-20, Debt — Debt with Conversion and Other Options. The loans are carried at amortized cost on the Company’s consolidated balance sheets. Interest expense recognized on the Company’s consolidated statements of operations reflects accretion of discount. The sponsor loans contain a contingent beneficial conversion feature which does not require financial statement recognition until the contingency (the closing of the XBP Europe Business Combination) is resolved.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. For shares of Class A common stock subject to mandatory redemption (if any) with a fixed redemption amount and a fixed redemption date, the Company recognizes interest expense on the consolidated statements of operations to reflect accretion to the redemption amount. As a result, to reflect accretion to the redemption amount, the Company recognized interest expense of $689,606 in the consolidated statement of operations for the year ended December 31, 2022. Shares of conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. All of the Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2022 and 2021, 2,960,098 and 25,000,000 shares of Class A common stock subject to possible redemption, respectively, are presented as temporary equity outside of the stockholders’ deficit section of the Company’s consolidated balance sheets. The Company recognizes any subsequent changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A common stock to the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value of redeemable Class A common stock. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable Class A common stock also resulted in charges against Additional paid-in capital and Accumulated deficit.

Net Income (Loss) Per Share of Common Stock

The Company complies with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net income (loss) per share of common stock is computed by dividing net income (loss) applicable to stockholders by the weighted average number of shares of common stock outstanding for the applicable periods. The Company applies the two-class method in calculating earnings per share and allocates net income (loss) pro-rata to shares of Class A common stock subject to possible redemption, nonredeemable shares of Class A common stock and shares of Class B common stock. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants to purchase an aggregate of 6,385,000 shares of Class A common stock sold in the Initial Public Offering and the Private Placement in the calculation of diluted earnings per share because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share of common stock is the same as basic earnings per share of common stock for the periods presented.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:

	For the Year Ended December 31, 2022			For the Year Ended December 31, 2021
	Class A – Public shares	Class A – Private placement shares	Class B – Common stock	Class A – Public shares	Class A – Private placement shares	Class B – Common stock
Basic and diluted net income (loss) per share of common stock
Numerator:
Allocation of net income (loss)	$1,722,236	$53,386	$617,897	$(1,286,468)	$(27,788)	$(393,589)
Denominator:
Basic and diluted weighted average number of shares of common stock outstanding	17,420,341	540,000	6,250,000	19,931,507	430,521	6,097,945
Basic and diluted net income (loss) per share of common stock	$0.10	$0.10	$0.10	$(0.06)	$(0.06)	$(0.06)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, Income Taxes (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of both December 31, 2022 and 2021, the Company had deferred tax assets with a full valuation allowance recorded against them.

ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

No amounts were accrued for the payment of interest and penalties as of both December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company has been subject to income tax examinations by major taxing authorities since inception.

The Company’s current taxable income primarily consists of interest income on investments held in the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are currently not deductible. During the years ended December 31, 2022 and 2021, the Company recorded income tax expense of approximately $111,000 and $0, respectively. The Company’s effective tax rate for the years ended

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

December 31, 2022 and 2021 was 4.4% and 0%, respectively. The Company’s effective tax rate differs from the federal statutory rate mainly due to the change in fair value of warrant and FPS liabilities, which is not taxable and not deductible, and start-up costs, which are currently not deductible as they are deferred for tax purposes.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The standard is expected to reduce complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU also enhances information transparency by making targeted improvements to the related disclosures guidance. Additionally, the amendments affect the diluted earnings per share calculation for instruments that may be settled in cash or shares and for convertible instruments. The new standard will become effective for the Company beginning January 1, 2024, can be applied using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s consolidated financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 25,000,000 Units at a price of $10.00 per Unit, including 3,000,000 Units sold upon the partial exercise of the underwriters’ over-allotment option. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. On March 16, 2021, the Sponsor forfeited 75,000 shares of Class B common stock due to the underwriter not exercising the remaining portion of the over-allotment option, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares).

Note 4 — Related Party Transactions

Founder Shares

On July 8, 2020, the Sponsor purchased 5,750,000 shares (including any shares of Class A common stock issuable upon conversion thereof, the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. On March 8, 2021, the Sponsor transferred an aggregate of 20,000 shares of Class B common stock to two of the independent directors of the Company. As a result, the Company recognized approximately $29,000 and $147,000 of compensation expense at fair value that was presented in the Company’s statements of operations for the years ended December 31, 2022 and 2021 respectively. On March 11, 2021, the Company effected a 1.1-for-1 stock split. All share and per share amounts have been retroactively adjusted. On March 16, 2021, the Sponsor forfeited 75,000 shares of Class B common stock, due to the underwriter not exercising the over-allotment option in full, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares), resulting in an aggregate of 6,250,000 shares of Class B common stock outstanding and held by the Sponsor and two of the independent directors of the Company. The Founder Shares will automatically convert into shares of Class A common stock at the time of the

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

consummation of the Business Combination and are subject to certain transfer restrictions. Further, in connection with the XBP Europe Business Combination, subject to and conditioned upon its closing, the Sponsor agreed to forfeit 733,400 Founder Shares.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. In connection with the XBP Europe Business Combination, subject to and conditioned upon its closing, the Sponsor agreed to amend the lock-up terms applicable to the Founder Shares described above to remove clause (x) above.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 540,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($5,400,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock (the “Private Placement Shares”) and one-fourth of one warrant (each whole warrant, a “Private Placement Warrant”). Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. On March 25, 2022, the Sponsor transferred 2,500 shares of Class A common stock to an independent director of the Company. As a result, the Company recognized approximately $20,000 of compensation expense at fair value that was presented in the Company’s consolidated statement of operations for the year ended December 31, 2022. The proceeds from the Private Placement Units have been added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Underwriter

Cantor Fitzgerald & Co. (“CF&Co.”), the lead underwriter of the Initial Public Offering, is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss any potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, and assist the Company with its press releases and public filings in connection with any Business Combination. The Company will pay CF&Co. a cash fee (the “Marketing Fee”) for such services upon the consummation of the Business Combination in an amount equal to $9,350,000, which is equal to 3.5% of the gross proceeds of the base offering in the Initial Public Offering, and 5.5% of the gross proceeds from the partial exercise of the underwriter’s over-allotment option; provided, however, in connection with the XBP Europe Business Combination, subject to and conditioned upon its closing, CF&Co. agreed to waive the Marketing Fee.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

In addition, the Company engaged CF&Co. as its exclusive financial advisor for the XBP Europe Business Combination, but CF&Co. has agreed not to receive an advisory fee for such services other than to receive reimbursement of actual expenses incurred and to be indemnified against certain liabilities arising out of its engagement.

Related Party Loans

The Sponsor made available to the Company, under the Pre-IPO Note, up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. Prior to the closing of the Initial Public Offering, the amount outstanding under the Pre-IPO Note was approximately $79,000. The Pre-IPO Note was non-interest bearing and was repaid in full upon the completion of the Initial Public Offering.

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor committed, pursuant to the Sponsor Loan, up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, for the period commencing upon the consummation of the Initial Public Offering and concluding upon the consummation of the Company’s initial Business Combination, which Sponsor Loan has been fully drawn by the Company. For the years ended December 31, 2022 and 2021, the Company paid $120,000 and approximately $95,000 respectively, for office space and administrative fees.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On June 30, 2022, the Company entered into the First Working Capital Loan with the Sponsor in the amount of up to $1,000,000, which First Working Capital Loan has been fully drawn by the Company.

On October 14, 2022, the Company entered into the Second Working Capital Loan with the Sponsor in the amount of up to $750,000 in connection with advances the Sponsor will make to the Company for working capital expenses.

The First Working Capital Loan and the Second Working Capital Loans bear no interest and are due and payable on the date on which the Company consummates its initial Business Combination. The principal balance of the First Working Capital Loan and Second Working Capital Loan may be prepaid at any time.

Except for the foregoing with respect to the First Working Capital Loan and the Second Working Capital, the terms of any other Working Capital Loans have not been determined and no written agreements exist with respect to such loans.

On March 9, 2022, the Company borrowed $4,424,015 ($0.20 for each Public Share that was not redeemed in connection with the First Extension) from the Sponsor pursuant to the First Extension Loan, which was deposited in the Trust Account. The First Extension Loan bears no interest and is due and payable on the date on which the Company consummates its initial Business Combination.

On September 30, 2022, the Company borrowed $976,832 ($0.33 for each Public Share that was not redeemed in connection with the Second Extension) from the Sponsor pursuant to the Second Extension Loan, which was deposited in the Trust Account. The Second Extension Loan bears no interest and is due and payable on the date on which the Company consummates its initial Business Combination.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

As of December 31, 2022 and 2021, the carrying amounts of the loans payable by the Company to the Sponsor were approximately $8,200,000 and $734,000, respectively. As of December 31, 2022 and 2021, the face amounts of these loans were approximately $8,500,000 and $734,000, respectively.

Pursuant to the terms and conditions of the XBP Europe Business Combination, in connection with the consummation of the XBP Europe Business Combination, all amounts outstanding under each of the First Working Capital Loan, the Second Working Capital Loan, the First Extension Loan and the Second Extension Loan will be converted into shares of Class A common stock at $10.00 per share in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

In connection with the terms and conditions of the XBP Europe Business Combination, a substantive conversion feature was added to the sponsor loans. Consequently, the amounts outstanding under these loans at the date of the Merger Agreement were accounted for as an extinguishment of the previous loans and establishment of the new loans at fair value. The gain on extinguishment was recognized as a capital transaction with the Sponsor through additional paid-in capital.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payables to related parties on the accompanying consolidated balance sheets. As of December 31, 2022 and 2021, the Company had accounts payable outstanding to the Sponsor for such expenses paid on the Company’s behalf of $0 and approximately $571,000, respectively.

Note 5 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on March 11, 2021, the holders of Founder Shares and Private Placement Units (and component securities) are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted CF&Co. a 45-day option to purchase up to 3,300,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On March 16, 2021, simultaneously with the closing of the Initial Public Offering, CF&Co. partially exercised the over-allotment option for 3,000,000 additional Units and advised the Company that it would not exercise the remaining portion of the over-allotment option.

CF&Co. was paid a cash underwriting discount of $4,400,000 in connection with the Initial Public Offering.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Company’s Business Combination (see Note 4).

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

Risks and Uncertainties

Management continues to evaluate the impacts of the COVID-19 pandemic and the military conflict in Ukraine on the financial markets and on the industry, and has concluded that while it is reasonably possible that the pandemic and the conflict could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impacts are not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 6 — Stockholders’ Equity (Deficit)

Class A Common Stock — The Company is authorized to issue 160,000,000 shares of Class A common stock, par value $0.0001 per share. As of December 31, 2022 and 2021, there were 540,000 shares of Class A common stock issued and outstanding, excluding 2,960,098 shares (following the redemptions of 2,879,927 shares of Class A common stock in connection with the First Extension and 19,159,975 shares of Class A common stock in connection with the Second Extension) and 25,000,000 shares subject to possible redemption, respectively. The outstanding shares of Class A common stock comprise of 540,000 shares included in the Private Placement Units. The shares of Class A common stock included in the Private Placement Units do not contain the same redemption features contained in the Public Shares.

Class B Common Stock — The Company is authorized to issue 40,000,000 shares of Class B common stock, par value $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of both December 31, 2022 and 2021, there were 6,250,000 shares of Class B common stock issued and outstanding. In connection with the underwriter advising the Company that it would not exercise the remaining portion of the over-allotment option, the Sponsor forfeited 75,000 shares of Class B common stock, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares).

Prior to the consummation of the Business Combination, only holders of Class B common stock have the right to vote on the election of directors. Holders of Class A common stock are not entitled to vote on the election of directors during such time. Holders of Class A common stock and Class B common stock vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

Pursuant to the Sponsor Support Agreement entered into in connection with the XBP Europe Business Combination, the Sponsor agreed, among other items, to waive the anti-dilution rights of the Company’s shares of Class B common stock under the Amended and Restated Certificate of Incorporation.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Equity (Deficit) (cont.)

On March 8, 2021, the Sponsor transferred an aggregate of 20,000 shares of Class B common stock to two of the independent directors of the Company. On March 11, 2021, the Company effected a 1.1-for-1 stock split. Information contained in the consolidated financial statements has been retroactively adjusted for this split. On March 16, 2021, the Sponsor forfeited 75,000 shares of Class B common stock, resulting in an aggregate of 6,250,000 shares of Class B common stock outstanding and held by the Sponsor and two of the independent directors of the Company.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of both December 31, 2022 and 2021, there were no shares of preferred stock issued or outstanding.

Note 7 — Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time during the exercise period;

•        upon a minimum of 30 days’ prior written notice of redemption;

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Warrants (cont.)

•        if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of the warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Income Taxes

The Company’s taxable income primarily consists of interest income from investments held in the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are currently not deductible. There was approximately $111,000 of federal income tax expense for the year ended December 31, 2022 and no income tax expense for the year ended December 31, 2021.

The income tax provision for the years ended December 31, 2022 and 2021 consists of the following:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Current
Federal	$111,023	$—
State	—	—
Deferred
Federal	(411,243)	(571,138)
State	—	—
Change in valuation allowance	411,243	571,138
Income tax provision	$111,023	$—

The Company’s net deferred tax assets as of December 31, 2022 and 2021 are as follows:

	As of December 31,
	2022	2021
Deferred tax assets
Start-up/organizational costs	$935,979	$501,658
Deferred compensation	41,153	30,777
Accrued bonus	5,250	—
Net operating loss carryforwards	—	38,703
Total deferred tax assets	982,382	571,138
Valuation allowance	(982,382)	(571,138)
Deferred tax assets, net of allowance	$—	$—

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Income Taxes (cont.)

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

There were no unrecognized tax benefits as of both December 31, 2022 and 2021. No amounts were accrued for the payment of interest and penalties as of both December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate is as follows for the years ended December 31, 2022 and 2021:

	For the Year Ended December 31, 2022	For the Year Ended December 31, 2021
Statutory federal income tax rate	21.0%	21.0%
Change in fair value of warrant liability	(42.9)%	37.1%
Change in fair value of FPS liability	4.2%	(24.7)%
Change in valuation allowance	16.3%	(33.4)%
Nondeductible interest expense	5.8%	—%
Effective Tax Rate	4.4%	—%

The Company’s effective tax rate differs from the federal statutory rate mainly due to the changes in fair value of warrant and FPS liabilities, which are not taxable and not deductible, and start-up costs, which are currently not deductible as they are deferred for tax purposes.

Note 9 — Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs to valuation techniques used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These three levels of the fair value hierarchy are:

•        Level 1 measurements — unadjusted observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2 measurements — inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3 measurements — unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

Fair Value Measurements on Recurring Basis

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2022 and 2021 and indicate the fair value hierarchy of the inputs that the Company utilized to determine such fair value:

December 31, 2022

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account – U.S. government debt securities	$31,445,874	$—	$—	$31,445,874
Liabilities:
Warrant liability	$—	$178,780	$—	$178,780
FPS liability	—	—	2,504,214	2,504,214
Total Liabilities	$—	$178,780	$2,504,214	$2,682,994

December 31, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account – U.S. government debt securities	$250,017,673	$—	$—	$250,017,673
Liabilities:
Warrant liability	$—	$5,300,188	$—	$5,300,188
FPS liability	—	—	2,006,525	2,006,525
Total Liabilities	$—	$5,300,188	$2,006,525	$7,306,713

Level 1 assets as of both December 31, 2022 and 2021 include investments in a money market fund classified as cash equivalents; the fund holds U.S. government debt securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Warrant Liability

The warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s consolidated balance sheets. The warrant liability is measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within change in fair value of warrant liability in the Company’s consolidated statements of operations.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

Initial Measurement

The Company established the initial fair value for the warrants on March 16, 2021, the date of the closing of the Initial Public Offering. The Public Warrants and Private Placement Warrants were measured at fair value on a recurring basis, using an Options Pricing Model (the “OPM”). The Company allocated the proceeds received from (i) the sale of Units in the Initial Public Offering (which is inclusive of one share of Class A common stock and one-fourth of one Public Warrant), (ii) the sale of the Private Placement Units (which is inclusive of one share of Class A common stock and one-fourth of one Private Placement Warrant), and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to the shares of Class A common stock subject to possible redemption. The warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The Company utilized the OPM to value the warrants as of March 16, 2021, with any subsequent changes in fair value recognized in the consolidated statement of operations. The estimated fair value of the warrant liability as of March 16, 2021, was determined using Level 3 inputs. Inherent in the OPM are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimated the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate was based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants was assumed to be equivalent to their remaining contractual term. The dividend rate was based on the historical rate, which the Company anticipated to remain at zero. The aforementioned warrant liability is not subject to qualified hedge accounting.

The following table provides quantitative information about the inputs utilized by the Company in the fair value measurement of the warrants as of March 16, 2021:

March 16, 2021 (Initial Measurement)
Risk-free interest rate	1.05%
Expected term (years)	5
Expected volatility	17.5%
Exercise price	$11.50
Stock price	$10.00
Dividend yield	0.0%

Subsequent Measurement

During the year ended December 31, 2021, the fair value measurement of the Public Warrants was reclassified from Level 3 to Level 2 due to the use of an observable quoted price in an inactive market. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of the Private Placement Warrants is equivalent to that of the Public Warrants. As such, the Private Placement Warrants were reclassified from Level 3 to Level 2 during the year ended December 31, 2021. There were no transfers into or out of Level 3 fair value measurement during the year ended December 31, 2022.

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

The following table presents the changes in the fair value of warrant liability:

	Private Placement	Public	Warrant Liability
Fair value as of March 16, 2021	$175,851	$8,141,250	$8,317,101
Change in valuation inputs or other assumptions(1)	(63,788)	(2,953,125)	(3,016,913)
Fair value as of December 31, 2021(2)	$112,063	$5,188,125	$5,300,188
Change in valuation inputs or other assumptions(1)	(108,283)	(5,013,125)	(5,121,408)
Fair value as of December 31, 2022	$3,780	$175,000	$178,780

____________

(1)      Changes in valuation inputs or other assumptions are recognized in Change in fair value of warrant liability in the consolidated statements of operations.

(2)      Due to the use of quoted prices in an inactive market and the use of observable inputs for similar assets or liabilities (Level 2) for Public Warrants and Private Placement Warrants, respectively, subsequent to initial measurement, the Company had transfers out of Level 3 totaling approximately $7.1 million during the year ended December 31, 2021.

FPS Liability

The liability for the FPS was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $10.0 million pursuant to the FPA is discounted to present value and compared to the fair value of the shares of common stock and warrants to be issued pursuant to the FPA. The fair value of the shares of common stock and warrants to be issued under the FPA are based on the public trading price of the Units issued in the Initial Public Offering. The excess (liability) or deficit (asset) of the fair value of the shares of common stock and warrants to be issued compared to the $10.0 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPS is the probability of consummation of the Business Combination. As of both December 31, 2022 and 2021, the probability assigned to the consummation of the Business Combination was 80%. The probability was determined based on observed success rates of business combinations for special purpose acquisition companies.

The following table presents a summary of the changes in the fair value of the FPS liability. There were no transfers into or out of Level 3 fair value measurement during year ended December 31, 2022:

FPS Liability
Fair value as of March 16, 2021	$1,933,236
Change in valuation inputs or other assumptions(1)	73,289
Fair value as of December 31, 2021	$2,006,525
Change in valuation inputs or other assumptions(1)	497,689
Fair value as of December 31, 2022	$2,504,214

____________

(1)      Changes in valuation inputs or other assumptions are recognized in Change in fair value of FPS liability in the consolidated statements of operations.

Fair Value Measurements on Non-Recurring Basis

Sponsor Loans Liability

During the year ended December 31, 2022, sponsor loans liability was measured at fair value on a non-recurring basis at the time of modification that was accounted for as an extinguishment.

At the time of the extinguishment, the fair value of the sponsor loans was $7,534,106. The estimated fair value of these obligations was determined by reference to the Company’s quoted stock price and discounted cash flow calculations based on market-observable risk-free rate and reduced to account for the probability of consummation

CF ACQUISITION CORP. VIII

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements (cont.)

of the Business Combination, the probability of repayment in cash or the probability of forgiveness. The primary unobservable inputs utilized in estimating the fair value of the sponsor loans were the probabilities of consummation of the Business Combination, repayment in cash or forgiveness. As a result, the estimated fair value of these loans falls within Level 3 in the fair value hierarchy. The range of probabilities used in deriving the estimated fair value of the sponsor loans was 8%-80%.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued and determined that there have been no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements, other than as described below.

On February 13, 2023, the Company filed the XBP Europe Proxy Statement with the SEC.

On February 14, 2023, the Company filed a definitive proxy statement with the SEC regarding an extension of its time to consummate a Business Combination from March 16, 2023 to September 16, 2023.

On March 6, 2023, the Company issued 5,000,000 shares of Class A common stock to the Sponsor upon the conversion of 5,000,000 shares of Class B common stock held by the Sponsor (the “Conversion”). As a result of the Conversion, as of March 6, 2023, the Sponsor held 5,537,500 shares of Class A common stock and 1,228,000 shares of Class B common stock. The 5,000,000 shares of Class A common stock issued in connection with the Conversion are subject to the same restrictions as applied to the Class B common stock prior to the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial Business Combination as described in the prospectus for the Company’s initial public offering. Following the Conversion, there were 8,500,098 shares of Class A common stock issued and outstanding and 1,250,000 shares of Class B common stock issued and outstanding.

On March 14, 2023, at a special meeting of the Company’s stockholders, the Company’s stockholders approved an extension of the expiration of the period in which the Company has to consummate a Business Combination from March 16, 2023 to September 16, 2023 (the “Third Extension”). In connection with the approval of the Third Extension, on March 15, 2023, the Sponsor agreed to loan the Company an aggregate amount of up to $344,781 ($0.04 per share per month, or up to $0.24 per share if all six months of the Third Extension are utilized, for each Public Share that was not redeemed in connection with the Third Extension) (the “Third Extension Loan”). The Third Extension Loan does not bear interest and is repayable by the Company to the Sponsor or its designees upon consummation of an initial Business Combination. The proceeds of the Third Extension Loan will be deposited in the Trust Account in six equal installments for each month (or portion thereof) that is needed by the Company to complete an initial Business Combination. The first installment was deposited in the Trust Account on March 16, 2023. In connection with the stockholder vote to approve the Third Extension, 1,523,509 Public Shares were redeemed at approximately $10.69 a share, resulting in a reduction of $16,290,945 in the amount held in the Trust Account. Pursuant to the terms and conditions of the XBP Europe Business Combination, in connection with the consummation of the XBP Europe Business Combination, all amounts outstanding under the Third Extension Loan will be converted into shares of Class A common stock at $10.00 per share in accordance with, and subject to the exceptions set forth in, the Merger Agreement.

On March 16, 2023, the Company instructed Continental Stock Transfer & Trust Company to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at Citibank, N.A., with Continental Stock Transfer & Trust Company continuing to act as trustee, until the earlier of the consummation of the initial business combination or liquidation. As a result, following the liquidation of investments in the Trust Account, the remaining proceeds from the Initial Public Offering and Private Placement are no longer invested in U.S. government debt securities or money market funds that invest in U.S. government debt securities.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

CF ACQUISITION CORP. VIII,

Sierra Merger Sub, Inc.,

BTC International Holdings, Inc.,

and

XBP EUROPE, INC.

dated as of October 9, 2022

Annex A-i

Annex A-ii

Exhibits
Exhibit A	Form of Exela Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of A&R Registration Rights Agreement
Exhibit G	Form of Tax Sharing Agreement
Exhibit H	Form of Services Agreement
Exhibit I	Company Written Consent

Annex A-iii

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of October 9, 2022 (this “Agreement”), is made and entered into by and among (i) CF Acquisition Corp. VIII, a Delaware corporation (“Acquiror”), (ii) Sierra Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), (iii) BTC International Holdings, Inc., a Delaware corporation (“Parent”) and (iv) XBP Europe, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Parent is the sole shareholder of the Company, and prior to the date of this Agreement, Parent transferred certain of the EMEA Company Interests (other than the Company’s equity interests) to the Company and agreed to transfer, prior to the Closing, all other outstanding EMEA Company Interests (the “Delayed Contribution”) pursuant to that certain Contribution Agreement between Parent and the Company, dated as of October 6, 2022 (the “Contribution Agreement”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with Delaware General Corporation Law (“DGCL”), Merger Sub will merge with and into the Company (the “Merger”), the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation of the Merger and a direct wholly owned subsidiary of Acquiror (the Company is hereinafter referred to for the periods from and after the Effective Time (as defined below) as the “Surviving Corporation”);

WHEREAS, pursuant to the Forward Purchase Contract, CFAC Holdings VIII, LLC, a Delaware limited liability company (“Sponsor”), has agreed to subscribe for and purchase, and Acquiror has agreed to issue and sell to Sponsor, the Forward Purchase Securities in exchange for an aggregate purchase price of $10,000,000 on the terms and subject to the conditions set forth therein;

WHEREAS, for U.S. federal income tax purposes, the parties hereto intend the Merger to qualify as a “reorganization” under Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

WHEREAS, concurrently with the execution and delivery of this Agreement ETI-XCV Holdings, LLC has entered into a support agreement in the form attached hereto as Exhibit A (the “Exela Support Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Sponsor has entered into a support agreement in the form attached hereto as Exhibit B (the “Sponsor Support Agreement”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, and Parent have entered into a lock-up agreement in the form attached hereto as Exhibit C (the “Lock-Up Agreement”) pursuant to which, among other things, Parent will not sell, for the period set forth in the Lock-Up Agreement, the Merger Consideration;

WHEREAS, each of the board of directors of Acquiror (the “Acquiror Board”), and the board of directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of Acquiror and Merger Sub and their respective stockholders to enter into this Agreement and to consummate the Merger and the other Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Merger and the other Transactions and (c) determined to recommend to their respective stockholders the approval and adoption of this Agreement, the Merger and the other Transactions; and

WHEREAS, each of the board of directors of Exela (the “Exela Board”), and the board of directors of the Company (the “Company Board”) has unanimously (with two members of the Exela Board recusing themselves): (i) determined that it is fair to, advisable for and in the best interests of the Company and Parent for the Company to enter into this Agreement and to consummate the Merger and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Merger and the other Transactions, and (iii) in the case of the Company, determined to recommend to Parent the approval and adoption of this Agreement, the Merger and the other Transactions.

Annex A-1

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub, Parent and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2017 Indenture” means the Indenture Agreement dated July 12, 2017, (as amended, restated, supplemented, amended and restated, or modified in any way as of the date hereof) by Exela Intermediate LLC, as issuer, Exela Finance Inc., as co-issuer, regarding 10.00% First Priority Senior Secured Notes due 2023.

“2021 Indenture” means the Indenture Agreement dated December 9, 2021 (as amended, restated, supplemented, amended and restated, or modified in any way as of the date hereof) by Exela Intermediate LLC as issuer, Exela Finance Inc. as co-issuer, regarding 11.500% First Priority Senior Secured Notes due 2026.

“A&R Registration Rights Agreement” means the amended and restated registration rights agreement between the Acquiror, Parent and the other parties thereto, in the form attached hereto as Exhibit D.

“Acquiror Bylaws” means the bylaws of Acquiror in effect immediately prior to the Effective Time, as amended and/or restated from time to time.

“Acquiror Capital Stock” means, collectively, the Acquiror Common Stock and the Acquiror Preferred Stock.

“Acquiror Charter” means the Amended and Restated Certificate of Incorporation of Acquiror, dated March 11, 2021, as amended and/or restated from time to time.

“Acquiror Class A Common Stock” means Class A common stock of Acquiror, par value $0.0001 per share.

“Acquiror Class B Common Stock” means Class B common stock of Acquiror, par value $0.0001 per share.

“Acquiror Common Stock” means, collectively, the Acquiror Class A Common Stock and the Acquiror Class B Common Stock.

“Acquiror Governing Documents” means, collectively, the Acquiror Charter and the Acquiror Bylaws.

“Acquiror Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of Acquiror and Merger Sub, taken as a whole or (ii) the ability of Acquiror or Merger Sub to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an “Acquiror Material Adverse Effect”: (A) any enactment of, or change or proposed change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (B) any change in interest rates or economic, political, business or financial market conditions generally, (C) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (D) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (E) any acts of terrorism or war, sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (F) any matter existing as of the date of this Agreement, to the extent expressly set forth in the Acquiror Disclosure Letter, (G) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.4, unless otherwise agreed by Parent to be subject to this clause (G)) of, Parent (other than actions contemplated by this Agreement or any Ancillary Agreement), (H) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (I) the consummation and effects of any Acquiror Share Redemptions or the failure to obtain the Acquiror Stockholders’ Approval (provided that the

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exception in this clause (I) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to an Acquiror Material Adverse Effect), (J) any Events generally applicable to blank check companies or the market in which blank check companies operate, (K) any Events that are cured by Acquiror prior to the Closing, (L) solely to the extent related to the identity of the Company and its Affiliates, the announcement of this Agreement, or the consummation of the Transactions (provided that the exceptions in this clause (L) with respect to the identity of the Company and its Affiliates shall not be deemed to apply to references to “Acquiror Material Adverse Effect” in the representations and warranties set forth in Sections 4.5, and 4.8, and, to the extent related thereto, the condition in Section 8.3(a)); provided, that in the case of each of clauses (A), (B), (D), (E), (H) and (J), any such Event only to the extent it disproportionately affects Acquiror and Merger Sub relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, an Acquiror Material Adverse Effect.

“Acquiror Preferred Stock” means preferred stock of Acquiror, par value $0.0001 per share.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with the Acquiror Governing Documents) holder of shares of Acquiror Common Stock to redeem all or a portion of the shares of Acquiror Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the Acquiror Governing Documents) in connection with the Transaction Proposals.

“Acquiror Stockholder” means any holder of any shares of Acquiror Capital Stock.

“Acquiror Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of Acquiror Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the Acquiror Governing Documents) at an Acquiror Stockholder Meeting duly called by the Acquiror Board and held for such purpose.

“Acquiror Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by Acquiror, Merger Sub or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including intra alia in connection with preparing and filing the Proxy Statement and receiving stock exchange approval for listing the shares of Acquiror Class A Common Stock, (ii) one half of applicable Transfer Taxes and (iii) one half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

“Acquiror Warrants” means all outstanding and unexercised warrants to purchase shares of Acquiror Class A Common Stock.

“Acquisition Proposal” means, as to the Company or Acquiror, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (i) any acquisition or purchase, direct or indirect, of (a) 15% or more of the consolidated assets of such Person and its Subsidiaries or (b) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

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“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement End Date” means June 30, 2023; provided, however, the Agreement End Date shall be extended to the latest of the dates set forth in clauses (a) through (c) (it being understood that such extension is not cumulative): (a) if the PCAOB Financial Statements are not delivered pursuant to Section 5.6(a) on or prior to January 15, 2023, the Agreement End Date shall be extended by the number of calendar days from January 15, 2023 to the date of delivery of the PCAOB Financial Statements, (b) if the 2022 Financials Statements are not delivered pursuant to Section 5.6(b) on or prior to March 31, 2023, the Agreement End Date shall be extended to the later of: (i) (x) June 30, 2023 as extended pursuant to clause (a) plus (y) the number of calendar days from March 31, 2023 to the date of delivery of the 2022 Financial Statements, and (ii) August 31, 2023; or (c) in the event of an Alternative Transaction with respect to Exela that has the effect of materially delaying any regulatory approval set forth in Section 8.1(b) of the Company Disclosure Letter or triggering the requirement to obtain a regulatory or other material third party approval not currently set forth on Section 8.1(b), the Agreement End Date shall be extended by the length of such delay or amount of time reasonably required to obtain such approval not contemplated by Section 8.1(b) of the Company Disclosure Letter; provided further, however, that in no event shall the Agreement End Date be extended beyond September 30, 2023.

“Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction) concerning the sale or transfer of (x) all or any material part of the business or assets of the EMEA Companies or (y) any EMEA Company Interests or other equity interests or profits interests (including phantom or synthetic equity) of any EMEA Company, in any case, whether such transaction takes the form of a direct or indirect sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, provided that an “Alternative Transaction” shall not include a merger or similar business combination involving Exela for so long as such transaction (a) does not prohibit the performance by Parent, the Company or Exela of their respective obligations under this Agreement or the Ancillary Agreements, or the consummation of the Transactions, and (b) the ultimate owner of a majority of the equity securities of Exela following the closing of such merger or similar business combination transaction acknowledges in writing for the benefit of the Acquiror the effective and binding nature of this Agreement and the Ancillary Agreements, and (ii) as to Acquiror, a transaction (other than any Transaction) concerning the sale or transfer of Acquiror Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, Business Combination, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, (i) the NDA, (ii) the Exela Support Agreement, (iii) the Sponsor Support Agreement, (iv) the Lock-Up Agreement, (v) the Tax Sharing Agreement, (vi) the Services Agreement, (vii) the A&R Registration Rights Agreement, (viii) the Forward Purchase Contract, (ix) the Company Written Consent, (x) the MergerSub Written Consent, and (xi) the License Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including U.S. domestic bribery, kickback and anti-corruption laws, the U.K. Bribery Act 2010 or other Laws of other countries in which any of the EMEA Companies operate or conduct business).

“Applicable Export Laws” means (i) any Export Laws as administered or enforced by competent Governmental Authorities with jurisdiction over the Acquiror, the Merger Sub, the Parent, the Company, the EMEA Companies or their Affiliates, directors, officers, employees or agents or this Agreement, including, without being limited to, the U.S. Department of Commerce, the U.S. Department of State, OFAC, the United Nations Security Council, the United Kingdom, the European Union or its Member States, as well as (ii) any Export Laws which may result in the application of penalties, fines, sentences, injunctions, sanctions or other punitive measures against the Acquiror, the Merger Sub, the Parent or the Company as a result, direct or indirect, of the performance of this Agreement.

“Applicable Sanctions” means (i) any Sanctions Laws as administered or enforced by competent Governmental Authorities with jurisdiction over the Acquiror, the Merger Sub, the Parent, the Company, the EMEA Companies or their Affiliates, directors, officers, employees or agents or this Agreement, including, without being limited to,

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the U.S. Department of Commerce, the U.S. Department of State, OFAC, the United Nations Security Council, the United Kingdom, the European Union or its Member States, as well as (ii) any Sanctions Laws which may result in the application of penalties, fines, sentences, injunctions, sanctions or other punitive measures against the Acquiror, the Merger Sub, the Parent or the Company as a result, direct or indirect, of the performance of this Agreement.

“Business Combination” has the meaning set forth in Article II of the Acquiror Charter.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close; provided, however, that Lincoln’s Birthday (February 12) and election day shall not be excluded from the definition of Business Day by virtue of this clause.

“Code” means the Internal Revenue Code of 1986.

“Company Bylaws” means the bylaws of the Company in effect as of the date of this Agreement.

“Company Charter” means the certificate of incorporation of the Company, dated September 28, 2022.

“Company Closing Indebtedness” means all Indebtedness of the EMEA Companies (as determined on a consolidated basis) of the type referred to in clauses (i), (vii) and (viii) (in each case of clauses (vii) and (viii), to the extent in respect of Indebtedness referred to in clause (i)) of the definition of such term; provided that Indebtedness pursuant to clause (viii) will only be included to the extent required to be recorded on a balance sheet prepared in accordance with GAAP.

“Company Governing Documents” means, collectively, the Company Charter and the Company Bylaws.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) Intellectual Property used by the EMEA Companies in the operation of or in connection with each of their respective businesses, including the Licensed Intellectual Property.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the EMEA Companies, taken as a whole or (ii) the ability of the EMEA Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (A) any enactment of, or change or proposed change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (B) any change in interest rates or economic, political, business or financial market conditions generally, (C) the taking of any action expressly required to be taken under this Agreement or any Ancillary Agreement, (D) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic or pandemic (including COVID-19 or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (E) any acts of terrorism or war, sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (F) any failure in and of itself of any EMEA Companies to meet any projections or forecasts, provided, that the exception in this clause (F) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, or (G) any Events generally applicable to the industries or markets in which the EMEA Companies operate, (H) any matter existing as of the date of this Agreement, to the extent expressly set forth in the Company Disclosure Letter, (I) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 5.1, unless otherwise agreed by Acquiror to be subject to this clause (i)) of, Acquiror (other than actions contemplated by this Agreement or any Ancillary Agreement), (J) any Events that are cured by the EMEA Companies prior to the Closing, (K) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (L) solely to the extent related to the identity of the Acquiror and its Affiliates, the announcement of this Agreement,

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or the consummation of the Transactions (provided that the exceptions in this clause (l) with respect to the identity of the Acquiror and its Affiliates shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Sections 3.5(b), 3.8(a)(i) and (ii) and 3.13, and, to the extent related thereto, the condition in Section 8.2(a)), provided, that in the case of each of clauses (A), (B), (D), (E) and (G), any such Event only to the extent it disproportionately affects the EMEA Companies, taken as a whole, relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

“Company Products” means each product, service, solution or offering (together with all Intellectual Property, deliverables, technology and materials utilized as part thereof) Used or Developed by or on behalf of any of the EMEA Companies that (i) have been sold, distributed or made available to third parties by any of the EMEA Companies, or manufactured by any of the EMEA Companies, or ordered or purchased by third parties from the Company or its Subsidiaries, in each case at any time during the 5-year period preceding the date of this Agreement or (ii) that, as of the date hereof have, in whole or in part, entered any prototype, initial, joint or prospective Development stage, process or status.

“Company Real Property” means the Leased Real Property and the Owned Real Property

“Company Stock” means common stock of the Company, par value $0.001 per share.

“Company Source Code” means, collectively, any software source code of any Software included in the Owned Intellectual Property.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the EMEA Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, including intra alia in connection with preparing and filing the Proxy Statement and receiving stock exchange approval for listing the shares of Acquiror Class A Common Stock, (ii) one half of applicable Transfer Taxes (iii) one half of the filing fees payable to the Governmental Authorities in connection with the Transactions and (iv) any change in control bonus, transaction bonus, retention bonus or similar payment payable by any EMEA Company, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the EMEA Companies at or after the Closing pursuant to any agreement to which any of the EMEA Companies is a party prior to the Closing which become payable (including if subject to continued employment) solely as a result of the execution of this Agreement or the consummation of the Transactions.

“Company Written Consent” means the irrevocable written consent of Parent as the sole stockholder of the Company, in the form attached hereto as Exhibit I.

“Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems or violation or suspected violation of Privacy Laws, computer security policies, acceptable use policies, standard security practices or Privacy Policies. Examples of such incidents include: (i) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (ii) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (iii) an attacker obtains sensitive data and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (iv) a user provides or exposes sensitive information to others through peer-to-peer file sharing services.

“Confidential Information” means any non-public information of or concerning the EMEA Companies or any of their respective businesses, including business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property.

“Contract Workers” means individual independent contractors or consultants or temporary or leased employees or other agents employed or used with respect to the operation of the business of the EMEA Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported to the applicable Governmental Authorities.

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“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral, express or implied.

“Copyrights” means all rights in copyrights (whether registered or unregistered), mask works, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all rights in drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, rights of publicity, author rights and all other rights associated therewith.

“COTS License” means any license for “shrink-wrap,” “click-through” or other “off-the-shelf” Software that is not customized and commercially available to the public.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any legally binding quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“Data Room” means the virtual data room hosted by Egnyte titled ‘Exela File Server’.

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, marketing, monetization, investigation or development (and any contribution to the foregoing), whether independently or jointly.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“DP Laws” means all law and regulation relating to data protection and privacy which is from time to time applicable to each of the EMEA Companies in any relevant jurisdiction, including the GDPR, and all relevant EU and EEA member state laws or regulations giving effect to or corresponding with it, and the UK Data Protection Act 2018

“DSR” means a request by or on behalf of a data subject to exercise any rights under DP Laws, including for access to personal data, data portability, the rectification or erasure of personal data, to restrict or deal with objections to the processing of personal data or in relation to solely automated decision-making that has legal or similarly significant effects on data subjects.

“EMEA Companies” means, collectively, the Company and its Subsidiaries assuming consummation of the Delayed Contribution.

“EMEA Company Interests” means all of the outstanding capital stock, interests or other equity securities (including convertible securities) of the EMEA Companies.

“Environment” means any of the following media wherever situated, namely, air (including air within buildings and within other natural or man-made structures above or below the ground), water and land (including any natural or man-made structures thereon) and any human, plant or animal life and all living organisms supported by any of those media.

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“Environmental Claim” means any Action, Governmental Order, lien, fine, default notice, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law (i) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the Environment; or (ii) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation, default or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exela” means Exela Technologies, Inc., a Delaware corporation.

“Exela Credit Documents” means the 2017 Indenture, the 2021 Indenture and the First Lien Credit Agreement.

“Exela Group” shall have the meaning set forth in the Tax Sharing Agreement.

“Export Laws” means (i) all Laws imposing trade sanctions on any Person, and all anti-boycott Laws, as well as (ii) all Laws relating to the import, export, re-export, transfer or transit of information, data, goods, software and technology.

“First Lien Credit Agreement” means the First Lien Credit Agreement dated July 12, 2017 (as amended, restated, supplemented, amended and restated, or modified in any way as of the date hereof) by Exela Intermediate LLC as borrower, Exela Intermediate Holdings LLC as holdings, the lenders party thereto and Wilmington Savings Fund Society as administrative agent and collateral agent.

“Forward Purchase Contract” means the Forward Purchase Contract, dated March 11, 2021, between Sponsor and Acquiror, as may be amended, restated, modified or supplemented from time to time.

“Forward Purchase Securities” means 1,250,000 shares of Acquiror Class A Common Stock and 250,000 Acquiror Warrants.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, and solely with respect to references to GAAP applied to the EMEA Companies, as consistently applied by Exela.

“GDPR” means, as applicable to the EMEA Companies from time to time: (a) General Data Protection Regulation (EU) 2016/679 (“EU GDPR”); or (b) the EU GDPR as it forms part of domestic law in the United Kingdom by virtue of section 3 of the European Union (Withdrawal) Act 2018 (including as further amended or modified by the laws of the United Kingdom or a part from time to time) (“UK GDPR”). Words and expressions which are defined in GDPR shall (unless the context requires otherwise) have the meanings given in GDPR or, in relation to any jurisdiction in which GDPR is not applicable, shall be interpreted as references to the words and expressions most closely approximating them under the DP Laws of that jurisdiction. This includes “controller”, “data subject”, “personal data”, “personal data breach”, “process” (and related terms) and “processor”.

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“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a United States corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a United States limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a United States limited liability company are its operating agreement and certificate of formation, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means (i) any material, substance, chemical, waste (including waste as defined in Section 75, Environmental Protection Act 1990), product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws or (ii) the presence, generation, transportation, storage, treatment, use or disposal of which (whether alone or in combination with any other substance) gives rise to a risk of causing harm to human health, comfort or safety or harm to any other living organism or causing damage to the Environment.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” other than accounts payable arising in the Ordinary Course and (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following: (i) Copyrights; (ii) Trademarks; (iii) Patents; (iv) Proprietary Information; (v) Databases (including knowledge databases, customer lists and customer databases); (vi) all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof (“Internet Properties”); (vii) all publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and Personal Information and materials; (viii) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (ix) all other intellectual property now known or hereafter recognized in any jurisdiction worldwide; (x) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (xi) all rights and powers to assert, defend and recover title to any of the foregoing; (xii) all rights and powers to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; (xiii) all proceeds, income, royalties, damages and payments now or hereafter due and payable under or in respect of all of the foregoing (including with respect to past, present or future infringement or violation thereof); and (xiv) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Investment Company Act” means the Investment Company Act of 1940.

“IRS” means the Internal Revenue Service.

Annex A-9

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other information technology equipment, facilities, infrastructure and documentation owned, leased or licensed by any of the EMEA Companies or used by the EMEA Companies and owned or controlled by a member of the Exela Group.

“Law” means any statute, law, directive, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including common law, civil law, civil codes and general principles of equity.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the EMEA Companies.

“License Agreement” means the Intercompany Confidentiality and Intellectual Property License Agreement entered into by and among the Company and the parties listed on Exhibit A thereto, dated as of the date of this Agreement.

“Licensed Intellectual Property” means the Intellectual Property licensed to any of the EMEA Companies.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Listing Event” means any of (a) Acquiror’s common stock is delisted from Nasdaq, (b) Acquiror has received a notice from Nasdaq to the effect that Acquiror’s common stock no longer meets the Nasdaq listing requirements, without regard to any cure period that may be available under Nasdaq’s listing rules; or (c) any Event whereby Acquiror no longer meets the requirements of Nasdaq Rule 5550 for continued listing on Nasdaq, provided, that with respect to subclauses (a), (b) and (c), such events shall not be deemed Listing Events in the event Acquiror relists its common stock on the NYSE.

“Merger Consideration” means a number of shares of Acquiror Class A Common Stock equal to (a) the quotient of (i) (A) the sum of $220,000,000 minus (B) the Company Closing Indebtedness, divided by (ii) $10.00 plus (b) 1,330,650.

“Merger Sub Written Consent” means the irrevocable written consent of Acquiror as the sole stockholder of Merger Sub, in the form attached hereto as Exhibit J.

“NDA” means the Confidentiality Agreement, dated as of August 11, 2022, between Acquiror and Exela.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation) or any Software that contains or is derived from any such Software.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (ii) such action complies with, in all material respects, all applicable Laws.

Annex A-10

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the EMEA Companies.

“Owned Real Property” means all freehold property owned, used or occupied by the EMEA Companies.

“Owned Registered IP” means and all Registered IP included in the Owned Intellectual Property.

“Patents” means all (i) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (ii) inventions, discoveries, improvements, idea submissions and invention disclosures, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and (iii) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry (PCI) Data Security Standard (DSS), as amended or updated from time to time.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to Acquiror prior to the date of this Agreement or (ii) reasonably implemented by a party hereto following the date hereof in good faith.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, and (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the real property of which the Leased Real Property is a part, and (D) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate up-to-date survey would show, in each case of clauses (A)-(D), that do not materially interfere with the present use of the Leased Real Property (v) zoning, building, entitlement and other land use and Environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) limited, non-exclusive, incidental licenses of Intellectual Property (excluding Proprietary Information) entered into in the Ordinary Course, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the EMEA Companies, (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the EMEA Companies, taken as a whole, (xi) Liens identified in the Company Annual Financial Statements, (xii) Liens created by the terms of this Agreement or any Ancillary Agreement; (xiii) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the EMEA Companies, and (xiv) Liens existing on the date of this Agreement and listed in Section 3.7 of the Company Disclosure Letter.

Annex A-11

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (i) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information and (ii) all other data or information that is otherwise protected by any applicable Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“Privacy Laws” means all Laws including GDPR and DP Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means trade secrets and other confidential information, including designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, reports, analyses, protocols, schematics, pricing, customer and user lists, market studies, business plans and databases.

“Purchase Agreement” means the Stock Purchase Agreement between BancTec, Inc. and XCV-EMEA, LLC, dated as of July 22, 2022.

“Reference Time” means 12:01 a.m. (Eastern Time) on the Closing Date.

“Registered IP” means all Intellectual Property that is registered, filed, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority or domain name registrar.

“Related Party” means (i) any Affiliate of the Company (other than any Subsidiary of the Company); (ii) any director, officer, manager, partner, shareholder, member or employee (and any immediate family member of any of the foregoing) of an EMEA Company or the Persons described in clause (i); (iii) any trust, limited partnership, limited liability company or other entity, the owners or beneficiaries of which include any such natural person or their immediate family members described in clauses (i) or (ii); or (iv) any entity in which any such Person described in clauses (i), (ii) or (iii) has a significant ownership interest or otherwise controls.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means any financial, economic or trade sanctions, restrictions or designations in relation to specific persons, including individuals, entities, bodies or vessels, or specific countries.

“Sanctions List” means any restricted party or similar list under Applicable Sanctions, including — without being limited to — OFAC’s Specially Designated Nationals And Blocked Persons List, the United Nations Security Council Consolidated List, the UK Sanctions List, the EU’s consolidated list of persons, groups and entities subject to EU financial sanctions (as may be amended), Annex XIX of Council Regulation (EU) No 833/2014 of 31 July 2014 concerning restrictive measures in view of Russia’s actions destabilising the situation in Ukraine and similar lists maintained by the member states of the European Union.

Annex A-12

“Sanctioned Person” means (i) any person, including individuals, entities, bodies or vessels, identified on any Sanctions List, (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea, Donetsk and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria), (iii) as well as any person directly or indirectly owned fifty percent or more by, controlled by or acting on behalf or at the direction of any of the foregoing persons, to the extent this results in it being considered as a Sanctioned Person in accordance with Applicable Sanctions.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Senior Employee” means each of the employees set forth on Section 3.19(b) of the Company Disclosure Letter.

“Software” means all (i) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customizations of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (ii) electronic data, Databases and data collections and (iii) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“Stock Incentive Plan” means the Exela Technologies Inc. 2018 Stock Incentive Plan, as amended from time to time.

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Transactions” means, collectively, the Merger, and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

Annex A-13

“Use” means the use, reproduction, modification, adaptation, manufacture, distribution, promotion, export, import, delivery, offer, provision, introduction, leasing, licensing, release, monetization, sublicensing and sale, creation of derivative works based on, translation, and public display and performance in all fields of use.

Section 1.2. Other Definitions.

2022 Financial Statements	5.6(b)
Acquiror	Preamble
Acquiror Board	Recitals
Acquiror Board Recommendation	4.18
Acquiror Cure Period	9.1(k)
Acquiror Deadline Extension	6.8
Acquiror Deal Communications	10.18(b)
Acquiror Disclosure Letter	Article IV
Acquiror Financial Statements	4.4(a)
Acquiror Modification in Recommendation	7.2(b)(ii)
Acquiror Non-Recourse Party	10.16(b)
Acquiror SEC Filings	4.13
Acquiror Stockholder Meeting	7.2(a)(i)
Agreement	Preamble
Anti-Money Laundering Laws	3.24
Closing	2.5
Closing Date	2.5
Company	Preamble
Company Advised Parties	10.18(f)
Company Annual Financial Statements	3.4(a)
Company Benefit Plan	3.20(a)
Company Board	Recitals
Company Cure Period	9.1(j)
Company Deal Communications	10.18(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Interim Financial Statements	3.4(a)
Company Non-Recourse Party	10.16(b)
Constituent Corporations	2.1(b)
Contribution Agreement	Recitals
D&O Indemnified Parties	5.2(a)
Data Processing Contracts	3.6(r)
Designated Entity	3.6(b)
DGCL	Recitals
Effective Time	2.1(d)
Exchange Agent	2.8
Exela Board	Recitals
Exela Support Agreement	Recitals
Expiration Date	6.4(a)(i)
Extension	6.4(a)(i)
FCPA	3.23
Forward Purchase Amount	4.19
Interim Period	5.1
Intervening Event	7.2(b)(iii)
Intervening Event Change in Recommendation	7.2(b)(iii)
Intervening Event Notice Period	7.2(b)(iii)

Annex A-14

IP Licenses	3.6(f)
IPO	4.14
Lock-Up Agreement	Recitals
Material Contract	3.5(a)
Merger	Recitals
Merger Certificate	2.1(c)
Merger Sub	Preamble
Merger Sub Board	Recitals
New Acquiror Bylaws	2.1(e)
New Acquiror Charter	2.1(e)
New Acquiror Governing Documents	2.1(e)
Parent	Preamble
PCAOB Financial Statements	5.6(a)
Prior Acquiror Counsel	10.18(a)
Prior Company Counsel	10.18(f)
Privacy Policies	3.6(p)
Privileged Acquiror Deal Communications	10.18(b)
Privileged Company Deal Communications	10.18(g)
Proxy Statement	7.2(a)(i)
Public Stockholders	10.1
Q1 Financial Statements	5.6(c)
Real Property Lease	3.5(a)(iii)
Regulatory Approvals	8.1(b)
Released Claims	10.1
Services Agreement	8.2(d)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Surviving Corporation	Recitals
Tax Sharing Agreement	8.2(d)
Terminating Acquiror Breach	9.1(k)
Terminating Company Breach	9.1(j)
Top 15 Customers	3.5(d)
Transaction Proposals	7.2(a)(i)
Trust Account	10.1
Trust Agreement	4.14
Trustee	4.14

Section 1.3. Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

Annex A-15

(c) References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof (but subject to compliance with Section 5.1(l) if applicable) provided that with respect to any Contract listed (or required to be listed) on either Disclosure Letter, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter.

(d) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America. For purposes of calculating the Company Closing Indebtedness, Indebtedness, or other terms herein applying currency other than U.S. dollars, such foreign currencies shall be converted into U.S. dollars at the applicable exchange rate as reported on the Bloomberg Professional Service as of the close of business on the applicable date.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) Unless the context of this Agreement otherwise requires, references to the Company with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation and vice versa.

Section 1.4. Knowledge. As used herein, (a) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified on Section 1.4(a) of the Company Disclosure Letter; (b) the phrase “to the knowledge of Acquiror” shall mean the knowledge of the individuals identified on Section 1.4(b) of the Acquiror Disclosure Letter, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II

TRANSACTIONS; CLOSING

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company, as the Surviving Corporation, shall continue its corporate existence under the DGCL.

(b) From and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Company and Merger Sub (the Company and Merger Sub sometimes being referred to herein as the “Constituent Corporations”), and shall become subject to all the debts, liabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

(c) The Merger shall be consummated in accordance with this Agreement by filing a certificate of merger in respect of the Merger (as so filed, the “Merger Certificate”) in accordance with the relevant provisions of the DGCL and Section 2.1(d).

Annex A-16

(d) At the Closing, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Merger Sub and the Company shall cause the (i) Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Merger Sub and the Company in writing and specified in the Merger Certificate (the “Effective Time”).

(e) At the Effective Time, the Acquiror Charter and Acquiror Bylaws in effect immediately prior to the Effective Time shall, subject to the approval of the applicable Transaction Proposal at the Acquiror Stockholder Meeting, be amended and restated in the forms attached hereto as Exhibit E (the “New Acquiror Charter”) and Exhibit F (the “New Acquiror Bylaws”, and together with the Acquiror Charter, the “New Acquiror Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of Acquiror until thereafter amended as provided therein and under the DGCL. The New Acquiror Charter shall provide that Acquiror’s name is XBP Europe Holdings, Inc.

Section 2.2. Directors and Officers.

(a) Subject to the terms of the Acquiror Governing Documents, Acquiror shall take all such commercially reasonable action within its power as may be necessary or appropriate such that, immediately following the Closing (subject to obtaining the Acquiror Stockholders’ Approval), the Acquiror Board shall consist of seven (7) directors who shall be designated in writing by the Company and who shall comply with all requirements under applicable Law and stock exchange regulations applicable to Acquiror, each such director to hold office in accordance with the New Acquiror Governing Documents. Subject to obtaining the Acquiror Stockholders’ Approval, Par Chadha will serve as Executive Chairman in accordance with the terms of the New Acquiror Governing Documents.

(b) From and after the Effective Time, the officers of the Company shall be the officers of the Surviving Corporation and (subject to appointment by the Acquiror Board effective immediately following the Effective Time as approved by the directors to be designated in accordance with Section 2.2(a)) Acquiror, each such officer to hold office in accordance with the Surviving Corporation Governing Documents or the New Acquiror Governing Documents, respectively.

Section 2.3. Effect of the Merger on Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub or the Company, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into an equal number of shares of common stock of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.4. Effect of the Merger on Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or Parent, each share of Company Stock that is issued and outstanding immediately prior to the Effective Time, shall automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration in accordance with Section 2.7, without interest. As of the Effective Time, Parent shall cease to have any other rights in and to the Company or the Surviving Corporation.

Section 2.5. Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Transactions contemplated by this Agreement (the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by Acquiror and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.6. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

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(ii) a properly executed and valid U.S. Internal Revenue Service Form W-9 for and on behalf of Parent;

(iii) evidence in form and substance reasonably acceptable to Acquiror of the termination of all Contracts relating to Historical Services (except as expressly set forth in the Services Agreement and the License Agreement);

(iv) copies of the approvals, waivers or consents called for by Schedules 8.1(b) and 8.2(e); and

(v) a duly executed copy of the A&R Registration Rights Agreement executed by Parent.

(b) At the Closing, Acquiror will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled;

(ii) copies of the written resignations of all of the directors and officers of Acquiror and Merger Sub, effective as of the Effective Time; and

(iii) a duly executed copy of the A&R Registration Rights Agreement executed by Acquiror.

(c) On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds:

(i) all accrued and unpaid Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof;

(ii) to Sponsor, in partial satisfaction of the loans from Sponsor to Acquiror, the Acquiror Transaction Expenses paid as of the date of this Agreement by Sponsor on behalf of Acquiror set forth in Section 2.6(c)(ii) of the Acquiror Disclosure Letter (the “Specified Attorney Fees”); and

(iii) all accrued and unpaid Acquiror Transaction Expenses payable to Persons other than Sponsor or Affiliates of Sponsor as set forth on a written statement to be delivered by Acquiror to the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof. For the avoidance of doubt, nothing contained herein shall affect Acquiror’s ability to be reimbursed (and any invoices to the Acquiror to be paid) for any Acquiror Transaction Expenses payable to Persons other than Sponsor or Affiliates of Sponsor incurred after the delivery of such written statement.

(d) On the Closing Date, Acquiror shall issue: (i) a number of shares of Acquiror Class A Common Stock equal to the quotient of (1) the aggregate amount owed under all loans made by the Sponsor or any of its Affiliates to Acquiror (excluding the amount paid in respect of the Specified Attorney Fees), as set forth on a written statement to be delivered to Acquiror and the Company by or on behalf of the Sponsor not less than two (2) Business Days prior to the Closing Date, divided by (2) $10.00; and (ii) a number of shares of Acquiror Class A Common Stock as provided in Section 6.2 of the Parent Support Agreement.

Section 2.7. Company Closing Certificate. No later than three (3) Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth its estimate of the Company Closing Indebtedness as well as reasonable detail regarding the components of such estimate (the “Company Indebtedness Certificate”). The Company shall give reasonable consideration to any comments made by Acquiror to its estimate of the Company Closing Indebtedness, and the Company shall make the final determination of Company Closing Indebtedness, acting reasonably.

Section 2.8. Disbursement of Merger Consideration. Continental Stock Transfer & Trust Company shall act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration to Parent. On or prior to the Closing Date, Acquiror shall provide notice to the Exchange Agent instructing it as to the payment of the Merger Consideration to Parent in accordance with this Article II.

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Section 2.9. Withholding. Each of the Surviving Corporation, Acquiror and Merger Sub and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. tax Law. To the extent practicable, at least ten (10) Business Days prior to making any such deduction or withholding, the Surviving Corporation, Acquiror, Merger Sub or their agent shall notify the Person in respect of whom such deduction or withholding is expected to be made of such deduction or withholding, which notice shall be in writing and include the amount of and basis for such deduction or withholding. The Surviving Corporation, Acquiror, Merger Sub or their agent, as applicable, shall cooperate with such Person to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. To the extent that amounts are so withheld by the Surviving Corporation, Acquiror, Merger Sub or their agent, as the case may be, and timely paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Acquiror and Merger Sub the following, in each case, assuming the Delayed Contribution was consummated prior to the date hereof, except as set forth in (i) Exela’s annual report on Form 10-K filed on March 16, 2022, or Exela’s quarterly report on Form 10-Q filed on August 12, 2022 (excluding “risk factors” or predictive or forward-looking statements), or (ii) the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall, in the case of this clause (ii), and subject to Section 10.9, be deemed to be part of the representations and warranties made hereunder.

Section 3.1. Organization, Good Standing, Corporate Power and Qualification. Each of Parent and the Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and the Company has the requisite power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and in accordance with such Person’s Governing Documents. Each of Parent and the Company is presently qualified to do business in each jurisdiction in which it is required to be so qualified (except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, Parent has made available to Acquiror accurate and complete copies of the Governing Documents of Parent and the Company, including all amendments thereto as in effect as of the date of this Agreement.

Section 3.2. Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest or other equity security in any corporation, partnership, limited liability company, association or other business entity, other than the interests in the Subsidiaries of the Company set forth on Section 3.2(a)(i) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and has requisite corporate, limited liability company or other entity power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified (except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect) and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.2(a)(ii) of the Company Disclosure Letter, the Company directly or indirectly owns (beneficially and of record) good and valid title to all

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the issued and outstanding interests or other equity securities of the Subsidiaries listed in Section 3.2(a)(i) of the Company Disclosure Letter free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws. All interests or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with such Subsidiary’s Governing Documents and applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) The shares of capital stock, held by Parent as set forth on Section 3.2(b)-1 of the Company Disclosure Letter constitute 100% of the total issued and outstanding interests or equity securities (including convertible securities) of the Company. Immediately following the Effective Time, Acquiror shall own all of the Company Stock, free and clear of all Liens, other than Liens created by Acquiror or any of its Affiliates as of immediately prior to the Closing. All Company Stock that is issued and outstanding was duly authorized and validly issued in compliance with the Company’s Governing Documents and applicable Laws, is fully paid and nonassessable, and has not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. Exela is the sole member and directly owns 100% of the total issued and outstanding interests (and other securities) of ETI-XCV Holdings, LLC and Exela Technologies BPA, LLC, and the ownership chart included in Section 3.2(b)-2 of the Company Disclosure Letter accurately depicts the indirect ownership by Exela of 100% of the total issued and outstanding interests or equity securities (including convertible securities) of (i) Parent and the Company through the Subsidiaries included in such chart, and (ii) the entities owning the properties, assets or rights required to enable Exela Technologies BPA, LLC to provide the services required to be provided to the EMEA Companies under the Services Agreement.

(c) There are no outstanding subscriptions, options, warrants or other equity appreciation, phantom equity, profit participation or similar rights or securities (including debt securities) convertible into or exchangeable or exercisable for Company Stock, or any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional Company Stock or other equity interests, the sale of treasury membership interests or other equity interests of any of the EMEA Companies, or for the repurchase or redemption of Company Stock or other equity interests of any of the EMEA Companies. Except as set forth in Section 3.2(c) of the Company Disclosure Letter, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding equity numbers contained in this Section 3.2.

(d) The Company has no obligation (contingent or otherwise) to purchase or redeem any Company Stock, and no EMEA Company has any obligation (contingent or otherwise) to purchase or redeem any EMEA Company Interests.

(e) The only Company Stock (or other interests or equity securities in the Company) that will be outstanding immediately after the Closing will be the Company Stock owned by Acquiror following the consummation of the Merger.

(f) The transactions contemplated by the Purchase Agreement complied with the Exela Credit Documents, and Parent and the EMEA Companies are not bound by, and none of their assets or properties or the EMEA Company Interests are subject to, any Liens under the Exela Credit Documents (or any replacements thereto). None of Parent or any of the EMEA Companies are Restricted Subsidiaries or Subsidiary Guarantors (as such terms are defined in the Exela Credit Documents).

Section 3.3. Due Authorization. Parent and the Company each have all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the Company Written Consent, the filing of the Merger Certificate and the receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of each of Parent and the Company and their respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by Parent and the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of Parent and the Company’s obligations hereunder or thereunder has been taken

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or will be taken prior to the Closing, subject to (i) obtaining the Company Written Consent, (ii) the filing of the Merger Certificate and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of the each of Parent and the Company, enforceable against such parties in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4. Financial Statements.

(a) Included in Section 3.4(a) of the Company Disclosure Letter are a copy of: (i) the unaudited combined balance sheets of the EMEA Companies as of December 31, 2020 and December 31, 2021, and the related unaudited combined statements of profit and loss for the years then ended (collectively the “Company Annual Financial Statements”), and (ii) the unaudited combined balance sheet of the EMEA Companies as of June 30, 2022, and the related unaudited combined statements of profit and loss for the six-month period then ended (collectively, the “Company Interim Financial Statements”, and together with the Company Annual Financial Statements, the “Company Financial Statements”). The Company Financial Statements are true and correct in all material respects and present fairly the financial condition, and operating results of the EMEA Companies as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, in the case of the Company Interim Financial Statements subject to year-end adjustments. The books of account, ledgers, order books, records and other financial documents of the EMEA Companies accurately and completely reflect all material information relating to the EMEA Companies’ business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has: (i) in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the EMEA Companies is made known to the management of the Company by others within any of the EMEA Companies; and (ii) disclosed, based on its most recent evaluation, to the Company’s (or Exela’s) outside auditors and Parent (or any predecessor sole stockholder) (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of any of the EMEA Companies to record, process, summarize and report financial data and have identified for the Company’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of any of the EMEA Companies. The EMEA Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2020, neither the Company nor, to the knowledge of the Company, any Representative of any of the EMEA Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of any of the EMEA Companies with respect to the Company Financial Statements or the internal accounting controls of any of the EMEA Companies, including any written complaint, allegation, assertion or claim that any of the EMEA Companies has engaged in questionable accounting or auditing practices. No attorney representing any of the EMEA Companies, whether or not employed by any of the EMEA Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the EMEA Companies or any of their respective Representatives to Parent, any previous sole stockholder of the Company or the board of directors (or similar governing body or person) of Parent, Exela or any EMEA Company or any committee of the foregoing or, to the knowledge of the Company, to any current or former director or officer of any of Parent, Exela or any EMEA Company.

(d) As of the date of this Agreement, none of the EMEA Companies has any liability or obligation, absolute or contingent, individually or in the aggregate that would be required to be set forth on a consolidated balance sheet of the EMEA Companies prepared in accordance with GAAP other than (i) obligations and liabilities

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that individually or in the aggregate, are not material to the EMEA Companies taken as a whole, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement or the Ancillary Agreements to which it is or will be a party (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder or thereunder), (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter and (vi) liabilities or obligations incurred since the date of the Financial Statements in the Ordinary Course. Except as set forth in Section 3.4(d) of the Company Disclosure Letter, no EMEA Company has any Indebtedness for borrowed money nor incurred any guarantees, nor incurred Liens on its properties or assets, in respect of Indebtedness for borrowed money, and with respect to guarantees, any obligations of an entity in the Exela Group that is not an EMEA Company. No EMEA Company has any off balance sheet arrangements that are not disclosed in Section 3.4(d) of the Company Disclosure Letter.

(e) There are no outstanding liabilities or obligations of the EMEA Companies under or in connection with any earn-out or deferred purchase price payment pursuant to any acquisition document governing the acquisition of the EMEA Companies, as the case may be.

Section 3.5. Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all of the following Contracts to which any EMEA Company is a party, by which any EMEA Company is bound or to which any EMEA Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following, other than Company Benefit Plans (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) obligations of, or payments to, any of the EMEA Companies in excess of €2,000,000 annually, excluding postage;

(ii) any Indebtedness for borrowed money (excluding intercompany loans solely involving EMEA Companies) or letters of credit where amounts drawn by any of the EMEA Companies are in excess of €250,000;

(iii) any real property leasehold or license interest and any real property occupancy agreement (each, a “Real Property Lease”) involving obligations of, or payments to, any of the EMEA Companies in excess of €200,000 in a calendar year (other than obligations of, or payments to, any of the EMEA Companies arising from purchase orders entered into in the Ordinary Course);

(iv) any Contracts disclosed in Section 3.6(f) of the Company Disclosure Letter;

(v) (A) partnership, joint venture or similar Contracts or (B) purchase, merger, acquisition, disposition (whether by merger, sale of equity, sale, transfer or assignment of assets or otherwise) or similar Contracts with respect to the equity interests of any Person other than the Company, or material assets (excluding Intellectual Property) or a business;

(vi) Contracts with any Governmental Authority involving obligations of, or payments to, any of the EMEA Companies in excess of €250,000 annually;

(vii) Contracts which (A) limit the right of any EMEA Company to engage in any material respect in any line of business or in any geographic area, or to Develop, manufacture, produce, assemble, license or sell Company Products, or to compete with any Person; (B) grant any exclusive or similar rights to any Person that is not an EMEA Company; (C) involve any joint, collaborative or other Development or contribution of any material Owned Intellectual Property by any EMEA Company; (D) grant “most favored nation” or other preferential terms or pricing from an EMEA Company to any Person; or (E) require an EMEA Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions, and in each case are expected to have a material effect on the EMEA Companies, taken as a whole, following the Merger;

(viii) Contracts in respect of material environmental remediation;

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(ix) Contracts that in Parent’s reasonable determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant, to the extent not otherwise disclosed pursuant to this Section 3.5; or

(x) Contracts between (A) on the one hand, any of the EMEA Companies, and (B) on the other hand, any Related Party, in each case, involving obligations of, or payments to, any of the EMEA Companies in excess of €250,000 annually;

(b) True copies of the written Contracts required to be listed on Section 3.5(a) of the Company Disclosure Letter, and correct and complete written summaries of all such Contracts that are unwritten, have been delivered to or made available to Acquiror prior to the date of this Agreement, together with all amendments thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts to which any of the EMEA Companies is a party or by which its assets are bound are valid, binding and in full force and effect and is enforceable pursuant to its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the EMEA Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in breach or in default, under any Contract to which any of the EMEA Companies is or will be a party or by which its assets are bound.

(d) Section 3.5(d) of the Company Disclosure Schedule sets forth a list of the EMEA Companies’ top fifteen (15) customers based on revenue for the twelve months ended June 30, 2022 (the “Top 15 Customers”).

(e) None of the EMEA Companies has given or received written notice to terminate any Material Contract or Contract with a Top 15 Customer and, to the knowledge of the Company, there are no circumstances likely to lead to any such notice being given or received.

(f) None of the EMEA Companies has given or received written notice of any allegation of any breach or default of any Material Contract or Contract with a Top 15 Customer and, to the knowledge of the Company, there are no circumstances which are likely to give rise to any such breach or default.

Section 3.6. Intellectual Property and Data Protection.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth a list of each item of Owned Registered IP, in each case enumerating specifically the applicable filing, serial or registration/application number, title, jurisdiction, status (including prosecution status), date of filing/issuance, registrar, and current applicant(s)/registered owner(s), as applicable.

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority, or other third party (each a “Designated Entity”) were used, directly or indirectly, in the Development, testing or commercialization, in whole or in part, of any Owned Intellectual Property and no Designated Entity has any right, title, or interest (including any usage, license, “march in”, ownership, co-ownership, or other rights) in or to any Owned Intellectual Property.

(c) As of the date of this Agreement, there are no Actions before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world, including any interference, reexamination, cancellation, nullity or opposition proceedings, or inventorship challenges in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any of the material Owned Intellectual Property, or to which any of the EMEA Companies or their respective Affiliates is a party with respect to any Intellectual Property used, held for use, practiced or intended to be practiced, in connection with and material to the business of the EMEA Companies.

(d) The EMEA Companies (i) are the sole and exclusive owner of, and possess all right, title, and interest in and to, any and all material Owned Intellectual Property, and (ii) possess a valid and legally enforceable license and other right to use any and all other Intellectual Property used or held for use by, for, or on behalf

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of the EMEA Companies in the operation of or in connection with and material to the business of the EMEA Companies, including any applicable Licensed Intellectual Property, in each case of clauses (i) and (ii) above, free and clear of all Liens except Permitted Liens. The Company Intellectual Property constitutes all of the Intellectual Property necessary for the operation of the business of the EMEA Companies. The EMEA Companies have taken commercially reasonable actions consistent with industry standards and applicable Law to maintain and protect each item of Owned Intellectual Property material to the business of the EMEA Companies, including with respect to the validity and enforceability thereof. The EMEA Companies have not transferred ownership of, or granted any exclusive rights in or to any material Owned Intellectual Property and none of the material Owned Intellectual Property is subject to any claims of joint ownership and none of the EMEA Companies nor any of their Affiliates is a party to or bound by any Contract that prevents it or them from using, selling, transferring, assigning, licensing or conveying any of the material Owned Intellectual Property. Except as set forth on Section 3.6(d) of the Company Disclosure Letter, no Designated Entity may sublicense, transfer or further develop any Intellectual Property based on the Owned Intellectual Property without the permission of the Company.

(e) All of the material Owned Intellectual Property, including any and all registrations, issuances, and applications thereof, is enforceable, subsisting, valid, in full force and effect and have not expired or been cancelled, been adjudged invalid or unenforceable, abandoned or otherwise terminated in whole or in party, and payment of all renewal and maintenance fees, costs and expenses, and other payments that are or have become due with respect thereto have been paid by or on behalf of the EMEA Companies, and all filings related thereto have been duly made. To the knowledge of the Company, the EMEA Companies have not and are not conducting the business in a manner that would result in or could reasonably be expected to result in the cancellation or unenforceability of any material Owned Intellectual Property.

(f) Section 3.6(f) of the Company Disclosure Letter sets forth a list of all material Contracts (other than COTS Licenses or Ordinary Course Contracts for Company Products with customers of the EMEA Companies) (i) pursuant to which the EMEA Companies use Licensed Intellectual Property or (ii) pursuant to which the EMEA Companies have granted to a third party any right in or to any Intellectual Property, in each case, involving annual obligations or payments in excess of $100,000 (such material Contracts, collectively, the “IP Licenses”). The EMEA Companies have not granted any licenses to any material Company Intellectual Property other than non-exclusive licenses granted in the Ordinary Course. No EMEA Company is obligated to pay any sales or revenue-based royalties to third parties with respect to marketing, sale, distribution, manufacture, license or use of any Company Products or Owned Intellectual Property.

(g) Neither the operation and conduct of the business of the EMEA Companies (including Company Products), nor the use of the material Company Intellectual Property and/or any use, sale, transfer or assignment thereof infringes, dilutes, violates, interferes with, or misappropriates, and the consummation of the Merger will not cause the operation and conduct of the business of the EMEA Companies, including the use of all Company Intellectual Property, to infringe, dilute, violate, interfere with or misappropriate, any Intellectual Property or other proprietary rights of any other Person. None of the EMEA Companies has received any actual or threatened written claim (including in the form of a demand letter or offer of license), demand, or suit based on: (i) an alleged violation of any of the foregoing, To the knowledge of the Company, there is no actual or threatened infringement, violation, interferences, dilution, or misappropriation by a third party of any of the material Owned Intellectual Property. The EMEA Companies have taken commercially reasonable security measures to protect the confidentiality of Proprietary Information (including all Confidential Information) owned by the EMEA Companies or used by the EMEA Companies in their business.

(h) Section 3.6(h) of the Company Disclosure Letter lists all material Company Products. Except in accordance with the applicable privacy policies of the EMEA Companies and Law, to the knowledge of the Company, none of the Company Products (i) sends information of a user to another Person without the user’s consent, (ii) records a user’s actions without such user’s knowledge or (iii) employs a user’s Internet connection without such user’s knowledge to gather or transmit information regarding such user or such user’s behavior. To the knowledge of the Company, since September 30, 2020, there are and have not been any material claims asserted against any EMEA Company related to the Company Products.

(i) The Company Intellectual Property is sufficient for the Acquiror and its Subsidiaries to carry on the business from and after the Merger, consistent with past practice.

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(j) Since September 30, 2020, each of the EMEA Companies has at all times complied with DP Laws in all material respects, as at the date of this Agreement there are no outstanding requests, complaints or claims, except for the DSRs, complaints and claims detailed in Section 3.6(j) of the Company Disclosure Letter.

(k) The IT Systems (i) perform in material conformance with their documentation, (ii) have not suffered any material persistent substandard performance, breakdown, or failure, (iii) are free from any material defects, and (iv) do not contain any virus, software routine or hardware component designed to permit unauthorized access or to disable or otherwise harm any computer, systems, or Software or any software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software. The IT Systems are in good repair and operating condition (ordinary wear and tear excepted) and are adequate and suitable (including with respect to working condition, performance, and capacity) for the purposes for which they are being used.

(l) Excluding the Services Agreement, none of the EMEA Companies will be liable for any material additional payment obligations or lose any material benefits currently enjoyed in respect of the IT Systems as a result of the Transactions.

(m) Except for the Open Source Software set forth on Section 3.6(m) of the Company Disclosure Letter that is used in Owned Intellectual Property, no Open Source Software forms part of, has been used in connection with the development of, is incorporated into, or is required to use, or has been distributed with, in whole, or in part, any Owned Intellectual Property. The EMEA Companies have not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any material Company Source Code, other than disclosures to employees, consultants, contractors and other service providers of the EMEA Companies involved in Software or IT Systems development or maintenance for or on behalf of the EMEA Companies and subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the EMEA Companies of any material Company Source Code, other than disclosures to employees, consultants, contractors and other service providers of the EMEA Companies involved in Software or IT Systems development or maintenance for or on behalf of the EMEA Companies and subject to a written confidentiality agreement. Without limiting the foregoing, neither the execution nor performance of this Agreement or any of the Ancillary Agreements or the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code pursuant to any Contract to which the EMEA Companies are a party as of the date of this Agreement.

(n) Except as set forth on Section 3.6(n) of the Company Disclosure Letter, since September 30, 2020, (i) no material security breaches (including violations of computer security policies, denial of service attacks, distributed denial of service attacks, attacks designed to flood and crash computer or network resources, attacks coupled with demands for money) or any threats of the foregoing have occurred involving any of the EMEA Companies or any of their assets, rights or properties; (ii) no material violation of Privacy Laws by any EMEA Company or their agents has occurred that would require notification to individuals or any Governmental Authority; (iii) no material violation by any EMEA Company or their agents of obligations relating to processing of Confidential Information has occurred that would require notification to third parties and (iv) no security breaches (including violations of computer security policies, denial of service attacks, distributed denial of service attacks, attacks designed to flood and crash computer or network resources, attacks coupled with demands for money) or any threats of the foregoing have occurred involving any of the EMEA Companies or any of their assets, rights or properties which would require notification of any Government Authority, in each case of (i) through (iii), and which have not been remediated or resolved in all material respects. The EMEA Companies implement, and have implemented, maintain and comply with adequate technologies, policies and procedures designed to prevent the occurrence of any such security breaches. Except as set forth on Section 3.6(n) of the Company Disclosure Letter, since September 30, 2020, no Computer Security Incident has occurred, or has been attempted, involving and having a material unresolved impact on, any of the EMEA Companies or any of their assets, rights or properties. The EMEA Companies implement and have implemented and maintained commercially reasonable and adequate security, backup, disaster recovery, incident response and business continuity plans.

(o) The EMEA Companies have established and maintain appropriate technical, physical and organizational measures, in compliance with Privacy Laws and Privacy Policies. The EMEA Companies take commercially reasonable steps designed to protect the Personal Information and the Confidential Information and

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prevent Computer Security Incidents. The EMEA Companies have taken commercially reasonable steps designed to ensure that third party contractors or vendors with access to Personal Information, Confidential Information or IT Systems have been appropriately vetted and, where required by applicable Privacy Laws, are contractually bound to provide the same level of protection as required of the EMEA Companies herein. The EMEA Companies have taken commercially reasonable steps designed to ensure that employees or contracts with the right to access Personal Information, Confidential Information or IT Systems are subject to appropriate written obligations of confidentiality.

(p) The EMEA Companies undertake regular testing, audits and investigations to monitor the effectiveness of and compliance with the technological and organizational measures and the privacy policies, statements and terms regarding the Processing of Personal Information by or on behalf of the EMEA Companies (“Privacy Policies”) and such agreements referred to in Section 3.6(q), and any suspected, actual or potential material non-compliance with DP Laws, or material non-compliance with such Privacy Policies and agreements, have been addressed as at the date of this Agreement.

(q) The EMEA Companies have entered into appropriate agreements for all personal data sharing arrangements between the EMEA Companies and any third party as joint or co-controllers.

(r) Except as set forth on Section 3.6(r)(i) of the Company Disclosure Letter, to the knowledge of the Company, no Person has gained unauthorized access to, or made any unauthorized Processing of, any Personal Information Processed by or on behalf of any EMEA Company. Except as set forth on Section 3.6(r)(ii) of the Company Disclosure Letter, to the knowledge of the Company, there have not been any actual or alleged incidents of data security breaches, unauthorized access, or use of any of the IT Systems or unauthorized Processing of any Personal Information or Proprietary Information, or other information stored on the IT Systems, and the EMEA Companies have not received any notices, allegations, or complaints from any Governmental Authority or any other Person with respect thereto, nor have they received any claims for compensation under Privacy Laws from data subjects or any other Person. The EMEA Companies (i) have obtained valid consent where necessary from data subjects to collect and process personal data (including sensitive data) where required by DP Laws or satisfies an alternative legal basis/condition for processing personal data, special categories of personal data/sensitive personal data and personal data relating to criminal offences or convictions or related security measures (ii) implemented and maintains appropriate policies and procedures designed to ensure that the collection, processing, accuracy, storage and retention of data by the EMEA Companies complies with DP Laws, including relating to the security of personal data processed by the EMEA Companies, including information security policies and specific security policies governing IT administrators and has provided data subjects with privacy notices as required under applicable Privacy Laws and (iii) are in material compliance with the terms of any Contract by which any EMEA Companies are bound relating to data protection, privacy or security, or the Processing of Personal Information, including the Privacy Policies (“Data Processing Contracts”).

(s) To the knowledge of the Company, the execution, delivery and performance of the Ancillary Agreements and the consummation of the Merger do not and will not (i) violate the Privacy Policies as they currently exist, (ii) require delivery of any notice to or consent from any Person to transfer, or prohibit the transfer or other Processing of the Personal Information to the Acquiror and its Subsidiaries pursuant to this Agreement, or (iii) violate any Privacy Laws or Data Processing Contracts. No material Actions are pending or, to the knowledge of the Company, threatened against any of the EMEA Companies relating to the Processing of Personal Information. The EMEA Companies have all necessary Data Processing Contracts in place with all service providers, vendors, and other Persons whose relationship with the EMEA Companies involves the relevant service provider, vendor, or other Person Processing any Personal Information on behalf of the EMEA Companies and, where required, such agreements comply with Privacy Laws applicable to the EMEA Companies.

(t) The EMEA Companies have taken all commercially reasonable actions to maintain and protect the confidentiality of all Proprietary Information constituting Company Intellectual Property, including those used in connection with the business of the EMEA Companies. To the knowledge of the Company, (i) there has been no misappropriation of any material Proprietary Information of the EMEA Companies, including those used in connection with the business of the EMEA Companies by any Person, and (ii) no Contract Worker of the EMEA Companies has misappropriated any material Proprietary Information of any other Person in the course of performance as an employee or Contract Worker of the EMEA Companies.

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(u) To the knowledge of the Company, each current and former employee (managing directors included) of the EMEA Companies and their respective predecessors who works or worked in connection with any part of the business of the EMEA Companies or their predecessors, and each current and former Contract Worker who provides or provided services to the EMEA Companies or their predecessors, in each case, that was or is involved in the Development of any material Owned Intellectual Property has executed a valid and binding written agreement expressly assigning to the EMEA Companies or the applicable predecessors all right, title, and interest in and to all Intellectual Property Developed during the term of such employee’s employment or such Contract Worker’s work for the EMEA Companies or their predecessors, as applicable, and has waived all moral rights therein to the extent legally permissible, or such Intellectual Property is owned by the EMEA Companies as a matter of law. Except as set forth on Section 3.6(u) of the Company Disclosure Letter, all Designated Entities that were, are or will be involved in the joint Development of any Intellectual Property have executed a valid and binding written agreement expressly assigning to the EMEA Companies all right, title, and interest (including any usage, license, “march in”, ownership, co-ownership, or other rights) in and to all Intellectual Property Developed during the term of such agreement. To the extent an assignment of right, title, and interest in certain Intellectual Property is not possible in a particular jurisdiction, the EMEA Companies have exclusive rights of use which are unlimited in time, space and content in each case to such Intellectual Property in that particular jurisdiction.

Section 3.7. Title to Properties and Assets; Liens.

(a) Except as set forth in Section 3.7(a) of the Company Disclosure Letter, each of the EMEA Companies has good and marketable title to its properties, assets and rights, including the Owned Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than (a) Liens for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) Liens imposed by Law and incurred in the Ordinary Course for obligations not past due, (c) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, and (d) Liens and defects in title which do not in any case materially detract from the value of the property subject thereto or which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and which have not arisen otherwise than in the Ordinary Course. With respect to the properties, assets and rights it leases, each of the EMEA Companies is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, subject to clauses (a)-(d) above.

(b) Except as set forth in Section 3.7(b) of the Company Disclosure Letter, the properties, assets and rights owned, leased or licensed by the EMEA Companies (including any Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the EMEA Companies, except for such properties, assets and rights that the loss of which would not reasonably be expected to be, individually or in the aggregate, material to the EMEA Companies, taken as a whole. Such properties, assets and rights, together with the services listed on the “Services Schedule” under the Services Agreement, constitute all the properties, assets and rights necessary for the EMEA Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted.

(c) BancTec India Pvt. Ltd. was prior to the consummation of the transactions contemplated by the Contribution Agreement a Subsidiary of Parent. BancTec India Pvt. Ltd. is dormant company. BancTec India Pvt. Ltd. does not own any of the assets used in the Business. Any assets BancTec India Pvt. Ltd. has ever used in the Business either no longer exist or are now owned by the EMEA Companies.

Section 3.8. Compliance with Other Instruments. None of the EMEA Companies is in violation of any term of its Governing Documents in any material respects, taken as a whole. None of the EMEA Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound, which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by Parent and the Company and the performance by Parent and the Company of their respective obligations pursuant to this Agreement and the Ancillary Agreements to which Parent or the Company is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) Parent or any EMEA Company’s Governing Documents, (ii) any material Contract to which any of the EMEA Companies is a party or by which any of the EMEA Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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Section 3.9. Compliance with Laws. Each of the EMEA Companies is, and since September 30, 2020 has been, in compliance in all material respects with all applicable Laws. Since September 30, 2019, none of the EMEA Companies has received any written notice of or been charged with the violation of any Laws, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10. Absence of Changes. Since June 30, 2021 to the date of this Agreement, (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the EMEA Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby) and (c) none of the EMEA Companies has (x) sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $500,000 individually or $1,000,000 in the aggregate other than non-exclusive licenses in the Ordinary Course or (y) transferred the employment or consulting relationship (whether by termination or otherwise) with any of its officers, directors, material employees or material Contract Worker to any other entity in the Exela Group (other than one of the EMEA Companies) and (d) none of the EMEA Companies has taken any action that, if taken after the date of this Agreement, would constitute a material breach of the covenants set forth in Section 5.1.

Section 3.11. Litigation. Except as set forth in Section 3.11 of the Company Disclosure Letter, as of the date hereof: (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the EMEA Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the EMEA Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any EMEA Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the EMEA Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the EMEA Companies currently pending or which any of the EMEA Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.12. Insurance. Each of the EMEA Companies has in full force and effect all policies or binders of property, fire and casualty, product liability, workers’ compensation, professional liability, cybersecurity and other forms of insurance held by, or for the benefit of any of the EMEA Companies as cover such risks and are in such amounts as are customarily carried by Persons conducting a business similar to the EMEA Companies. All such policies are in full force and effect, all premiums due under such policies have been paid, and no notice of cancellation or termination has been received by any of the EMEA Companies with respect to any such policy. As of the date hereof, the Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.13. Governmental Consents. Assuming the accuracy of the representations made by Acquiror and Merger Sub in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the EMEA Companies (including but not limited to merger controls as required under the applicable Laws]) is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

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Section 3.14. Permits.

(a) Each of the EMEA Companies has all Permits and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, to the knowledge of each of the EMEA Companies, it can obtain, without undue burden or expense, any similar authority for the conduct of its business as presently planned to be conducted. None of the EMEA Companies is or, with the giving notice, the lapse of time or otherwise, would be in default in any material respect under any of such Permits or other similar authority.

(b) Each of the EMEA Companies does not require any regulatory authorization as a payment processor which it has not obtained, except for such failures to obtain authorizations as are not, and would not reasonably be expected to be, individually or in the aggregate, material to the EMEA Companies taken as a whole.

(c) As of the date of this Agreement, none of the EMEA Companies fall within the definition or perform the services of a “payment processor”, “issuer”, “merchant” or “acquirer” (either for its own internal business processes or on behalf of its clients) under PCI DSS. As of the date of this Agreement, to the extent that an EMEA Company is required to comply with PCI DSS (including where a client of an EMEA Company requires the relevant EMEA Company to comply with PCI DSS), such EMEA Company has in all material respects: (i) where required by contract had its compliance with the requirements of PCI DSS assessed and verified by a quality security assessor; and (ii) during the last two years, been compliant with the applicable requirements of PCI DSS (including those required by contract by a client of an EMEA Company).

Section 3.15. Registration and Voting Rights. Except as set forth in Section 3.15 of the Company Disclosure Letter and other than with respect to actions contemplated by the Merger, this Agreement and the Ancillary Agreements, (a) none of the EMEA Companies is presently under any obligation and has not granted any rights to register under the Securities Act (or other equivalent provisions under applicable Laws) any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no EMEA Company nor any Representative thereof has entered into any agreements with respect to the voting of EMEA Company Interests.

Section 3.16. Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.16 of the Company Disclosure Letter, none of the EMEA Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the EMEA Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.17. Solvency. Neither Parent nor the Company is entering into this Agreement, the Ancillary Agreements or the Transactions with the actual intent to hinder, delay or defraud either present or future creditors of Exela or any of its Subsidiaries. Assuming (i) that the representations and warranties of Acquiror contained in this Agreement are true and correct, (ii) the performance by Acquiror of its obligations under Section 6.4, and (iii) all Required Consents are made or received (as applicable) prior to or effective upon the consummation of the Closing, after giving effect to the Merger and the other transactions contemplated by this Agreement, as of the consummation of the Closing, and with respect to subclauses (b) and (c) below, taking into account the Company and the EMEA Companies ability to generate cash from operations, asset dispositions or refinancing, or a combination thereof, the Company and each of the EMEA Companies (a) will be solvent (in that the present fair saleable value of its assets will not be less than (x) the sum of its debts at such time, and (y) the amount required to pay its probable liability on its recourse debts as they become absolute and matured); (b) will not have an unreasonably small amount of capital with which to engage in its business; and (c) will not have incurred debts beyond its ability to pay as they mature.

Section 3.18. Related-Party Relationships. Except as set forth in Section 3.18 of the Company Disclosure Letter (and other than with respect to actions contemplated by the Merger, this Agreement and the Ancillary Agreements):

(a) No Related Party owns or has any right in any property or asset used in, or necessary to, the business of the EMEA Companies as currently conducted or as currently proposed to be conducted.

(b) No Related Party is indebted to any of the EMEA Companies, nor is any of the EMEA Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party, other than with respect to advances to employees for expenses of EMEA Companies in the Ordinary Course.

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(c) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the EMEA Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the EMEA Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the EMEA Companies.

(d) No Related Party is directly or indirectly interested in any Contract with any of the EMEA Companies, other than any such Contracts related to such Person’s (i) indemnification by the Company or (ii) salary and other employment benefits provided by the Company to such Person.

Section 3.19. Labor Agreements and Actions; Employee Compensation.

(a) Except as set forth in Section 3.19(a) of the Company Disclosure Letter, none of the EMEA Companies is currently, or within the past three years has been, bound by or subject to (and none of their assets or properties is bound by or subject to) any Contract with any labor or trade union, works council, or similar employee organization applicable to any employees and, to the Company’s knowledge, there are no activities or proceedings of any labor or trade union, works council or similar organization to organize any such employees. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there is not, and within the past three years there has not been, (i) any unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to any EMEA Company or any of its employees; (ii) any strike, material slowdown, material dispute, material work stoppage or lockout or other labor dispute involving any of the EMEA Companies, and there is no such action pending, or to the Company’s knowledge, threatened, (iii) any representation claim or petition pending before any applicable Governmental Authority; and (iv) any charges with respect to or relating to any EMEA Company pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth the name of each Senior Employee and such Senior Employee’s 2022 salary and target bonus. None of the Senior Employees has any employment Contract with an EMEA Company other than as disclosed on Section 3.19(b) of the Company Disclosure Letter.

(c) To the Company’s knowledge, no officer or management level employee, or any group of management employees, intends to terminate their employment with any of the EMEA Companies, nor do any of the EMEA Companies have a present intention to terminate the employment of any of the foregoing. To the Company’s knowledge, no officer or management level employee is currently working for a competitive enterprise.

(d) Each EMEA Company is and has been, since September 30, 2020, in compliance in all material respects with all applicable Laws relating to employees, workers and independent contractors and the employment or engagement of labor, including all applicable Laws relating to wages, vacation pay, hours, overtime, collective bargaining, employment discrimination, accessibility, privacy, civil rights, safety and health and COVID-19 Measures related to employment, workers’ compensation, pay equity, classification of employees, workers and independent contractors (including in respect of any applicable Taxes, filings or withholdings with respect thereto), immigration, agency workers, sexual and other harassment, whistleblower protections, and the withholding, collection and payment of income tax without payroll taxes, pension plan remittances, and/or social security Taxes or other similar Taxes. All material amounts due and owing to any employee as of the date of this Agreement, including for wages, vacation pay, hours, and overtime, have been paid in full, or if accrued are reflected in the books of account, ledgers, order books, records and other financial documents of such EMEA Company.

(e) Except as set forth in Section 3.19(e) of the Company Disclosure Letter, as of the date hereof, there are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving any current or former employee or group of employees of the EMEA Companies (or anyone else engaged, or formally engaged, in any other capacity by the EMEA Companies). There are no material charges, investigations, administrative proceedings or formal complaints of (i) illegal discrimination or retaliation, (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries and professional diseases (v) whistleblower retaliation (vi) issues with pay or wages (including vacation pay), involving any of the EMEA Companies that are anticipated or have been threatened or are pending before any Governmental Authority.

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Section 3.20. Employee Benefit Plans.

(a) Section 3.20(a) of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each material Company Benefit Plan, whether written or unwritten; provided that, employment agreements and offer letters shall be deemed material only if such agreements are with the executive officers of the Company or the annual compensation described therein exceeds €1,000,000, or severance benefits (other than those mandated by local law) described therein exceed €1,000,000. For purposes of this Agreement, a “Company Benefit Plan” means (i) any pension schemes as defined in the Finance Act 2004 in relation to plans in the United Kingdom, (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including, without limitation, any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, commission, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, absence from work due to medical reasons, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, individual consulting, or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by any of the EMEA Companies or (in respect of the Company Benefit Plans subject to the laws of the United Kingdom) any person or entity connected and associated with any of the EMEA Companies (for the purposes of Part 1 of the Pensions Act 2004) or to which any of the EMEA Companies contributes or is required to contribute or is a party (or, in respect of Company Benefit Plans subject to the laws of the United States, has in the last three years contributed or been required to contribute to or been a party to), on behalf of current or former employees, officers, workers, independent contractors or directors of any of the EMEA Companies or their spouses, beneficiaries or dependents, or with respect to which any of the EMEA Companies has or may have any liability, contingent or otherwise, in each case, other than the Stock Incentive Plan and any plan to which contributions are mandated by a Governmental Authority. Except as set forth in Section 3.20(a) of the Company Disclosure Letter, no Company Benefit Plan covers employees other than employees of any of the EMEA Companies. None of the EMEA Companies or their respective Affiliates has communicated to present or former employees of any of the EMEA Companies an intention to formally adopt or authorize any additional Company Benefit Plan, or formally adopted or authorized, any additional Company Benefit Plan, or made any changes in or termination of any existing Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered to Acquiror, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the most recent annual report filed with The Pensions Regulator in the United Kingdom, with respect to such Company Benefit Plan, and (E) the most recent actuarial reports or other financial statements relating to such Company Benefit Plan.

(b) Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws. No Company Benefit Plan is subject to the laws of the United States, and no benefit or payment thereunder is subject to Section 280G of the Code or Section 409A of the Code.

(c) Each Company Benefit Plan operated in the United Kingdom that is required to be so registered is a registered pension scheme under Chapter 2 of Part 4 of the United Kingdom Finance Act 2004.

(d) All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law.

(e) No Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of any of the EMEA Companies (or any spouse, beneficiary or dependent thereof) except as required by Law.

(f) To the Company’s knowledge, no event has occurred and no condition exists with respect to any employee benefit plan, agreement or arrangement maintained or contributed to by any Person who is an ERISA Affiliate of any of the EMEA Companies (other than the Company or one of its Subsidiaries) which could subject any of the EMEA Companies, Acquiror or any of its Affiliates, directly or indirectly, to a liability, including, without

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limitation, liability under Section 412, 430 or 4971 of the Code or Title IV or ERISA, or which could result in the imposition of a Lien on the assets of any of the EMEA Companies. No event has occurred and no condition exists with respect to the Stock Incentive Plan which could subject any of the EMEA Companies, Acquiror or any of its Affiliates, directly or indirectly, to a liability from and after the date of this Agreement.

(g) None of the EMEA Companies nor any of their respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under a pension plan that is subject to Title IV of ERISA or a multiemployer pension plan (as defined in Section 3(37) of ERISA) at any time within the previous three (3) years. None of the EMEA Companies nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied and no non-U.S. Company Benefit Plan is a defined benefit pension plan and none of the EMEA Companies has any liability, contingent or otherwise, with respect to any such Company Benefit Plan.

(h) With respect to each Company Benefit Plan, no material Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. No Company Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(i) No EMEA Company and no Affiliate of any EMEA Company has received any non-routine written communication from the United Kingdom Pensions Regulator in relation to any pension scheme offering defined benefits, and there are no circumstances under which the Pensions Regulator might reasonably issue a contribution notice or financial support direction against any EMEA Company or any of the subsidiaries of an EMEA Company. In this sub-paragraph words and expressions shall have the same meanings as in sections 38 to 51 of the Pensions Act 2004.

(j) Except as expressly set forth in Section 3.20(j) of the Company Disclosure Letter, no employee has had their contract of employment or engagement transferred from a previous employer to an EMEA Company or any Subsidiary under a relevant transfer (for the purposes of the United Kingdom Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006), where the employee was entitled to United Kingdom-regulated defined benefit occupational pension scheme rights in respect of that employment or engagement before such relevant transfer.

(k) The execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, worker, officer or other service provider of any of the EMEA Companies to any severance pay or any other compensation payable by any of the EMEA Companies, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, worker, officer or other individual service provider by any of the EMEA Companies.

(l) None of the EMEA Companies has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, worker, independent contractor, or director of any of the EMEA Companies for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan.

Section 3.21. Tax Matters.

(a) Each of the EMEA Companies has timely filed all material income and material other Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the EMEA Companies has timely paid all income and material other Taxes required to be paid by it, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the EMEA Companies have been notified that they are currently the subject of any material audit or investigation by a tax authority and none of the EMEA Companies are party to judicial proceedings with respect to Taxes. None of the EMEA Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the EMEA Companies has withheld or collected from all payments to employees, independent contractors, lenders, shareholders or other parties all material Taxes required to be withheld or collected therefrom and has timely paid the same to the proper tax authority and has complied with all material information reporting requirements. No EMEA Company has any obligation under any Contract (including a Tax sharing, Tax allocation, Tax indemnity, or

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similar agreement or arrangement but excluding any Contract entered into in the ordinary course of business and any lending arrangement), as a transferee or successor or otherwise to pay the taxes of another Person, except for Taxes of another member of the Exela Group. The Company will not be required to include any income in taxable income in any period (or portion thereof) after the Closing as a result of an election under Section 965(h) of the Code. No EMEA Company is party to an arrangement described in Section 267A of the Code or had outstanding any security payment on which would constitute a hybrid dividend within the meaning of Section 245A(e) of the Code.

(b) None of the EMEA Companies: (i) has received written notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated, or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction.

Section 3.22. Books and Records. The minute books of each of the EMEA Companies contain complete and accurate records of all material meetings and other material corporate actions.

Section 3.23. Corrupt Practices; Anti-Bribery Laws. None of the EMEA Companies or their respective Affiliates, nor any of its or their respective directors, officers, employees or, to the Company’s knowledge, agents, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) or any other Anti-Bribery Laws for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist the Company or any of its Affiliates to obtain or retain business for, or direct business to the Company or any of its Affiliates, as applicable. None of the EMEA Companies nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or anything of value or received or retained any such funds, in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the EMEA Companies with respect to the FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the EMEA Companies has maintained systems of internal controls (including accounting systems, purchasing systems and billing systems) to ensure compliance with the FCPA or any other applicable Anti-Bribery Laws.

Section 3.24. Anti-Money Laundering. The operations of each of the EMEA Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the money laundering Laws of all jurisdictions to the extent applicable to each of the EMEA Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the EMEA Companies, and, no Action by or before any Governmental Authority involving any of the EMEA Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.25. Sanctions. None of any of the EMEA Companies nor any of their respective Affiliates, directors, officers, employees or, to the knowledge of the Company, agents, (a) is, a Sanctioned Person or is otherwise subject to any Applicable Sanctions, (b) has engaged, for the past three (3) years, in, or is now engaged in, any employment, contracts, dealings or transactions in breach of Applicable Sanctions or (c) will directly or indirectly transfer or otherwise make available funds or economic resources of any kind received, paid, transferred or otherwise made available in any way as a result of this Agreement to or for the benefit of a Sanctioned Person or in breach of Applicable Sanctions.

Section 3.26. Export Controls. The EMEA Companies, and to the Company’s knowledge, their respective Representatives in their capacity as such, have complied with all Applicable Export Laws, and none of the EMEA Companies has (a) received written notice of, any actual, alleged or potential violation of any Applicable Export Law or (b) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Applicable Export Law.

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Section 3.27. Takeover Statutes and Charter Provisions. Parent has taken all action necessary so that the restrictions applicable to the Merger under any foreign anti-takeover Laws similar to Section 203 of the DGCL will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the EMEA Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which any of the EMEA Companies is subject, party or otherwise bound.

Section 3.28. Proxy Statement. The information supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement, or any current report of Acquiror on Form 8-K shall not, in the case of the Proxy Statement or any current report of Acquiror on Form 8-K, when mailed (in the case of the Proxy Statement), or filed (in the case of any Form 8-K), as the case may be, or at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.29. Company Approval. The Exela Board and the Company Board, as of the date of this Agreement, have (a) determined that it is fair to, advisable for and in the best interests of the Company and Parent for the Company and Parent to enter into this Agreement and for the Company to consummate the Merger and the other Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Merger and the other Transactions, and (c) subject to receipt of the Regulatory Approvals, recommended that Parent approve and adopt this Agreement, the Merger and the other Transactions and execute the Company Written Consent.

Section 3.30. Environmental Matters.

(a) Each EMEA Company is in compliance with all Environmental Laws and has not received from any Person any (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each EMEA Company has obtained and is in material compliance with all Environmental Permits (each of which is set forth in Section 3.30(b) of the Company Disclosure Letter) necessary for the ownership, lease, operation or use of the business or assets of the EMEA Companies and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the EMEA Companies as currently carried out. With respect to any such Environmental Permits, the Company has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and the Company is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, nor have they received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the EMEA Companies or any real property currently or formerly owned, operated or leased by the EMEA Companies, and no EMEA Company has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the EMEA Companies (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the Company.

(d) The EMEA Companies have not retained or assumed, by Contract or operation of Law, any liabilities or obligations of third parties under any Environmental Law.

Section 3.31. Real Property.

(a) Except as set forth on Section 3.31(a) of the Company Disclosure Letter, no EMEA Company owns leased, used or occupied any freehold or leasehold land, or owns another material interest in land as of the date of this Agreement. Section 3.31(a) of the Company Disclosure Letter lists all Real Property Leases requiring annual payments in excess of $100,000.

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(b) No EMEA Company is in default under the Real Property Leases, and to the knowledge of the Company, there is no default by any lessor under the Real Property Leases. Except as set forth on Section 3.31(b) of the Company Disclosure Letter, there are no disputes, oral agreements or forbearance programs in effect as to any such Real Property Lease.

(c) No EMEA Company has any material actual or contingent obligations or liabilities present or future (in any capacity including as principal contracting party or guarantor other than for another EMEA Company) in relation to any contract, lease, license or other interest in, or agreement relating to, land apart from the Real Property Leases.

(d) All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Real Property are in good operating condition and repair, ordinary wear and tear excepted. The Company Real Properties and their conditions are suitable for their current use by the EMEA Companies.

(e) The Company Real Properties are not subject to any agreement for sale, lease or other occupancy agreement (written or oral) and there are no pending Governmental Authority notices (including without prejudice to the generality of the forgoing, statutory notices, compulsory purchase orders or enforcement notices) or any other similar notices or taking by a Governmental Authority (with or without payment of consideration therefor) or similar actions, current, pending or proposed by any party with respect to any of the Company Real Property and no notices of any proposed condemnation, compulsory purchase, demolition or clearance, enforcement or stop has been received by any EMEA Company.

(f) The EMEA Companies have a good and marketable title to the Owned Real Property in all material respects, subject to Permitted Liens.

(g) There are no material leases, subleases, licenses, sublicenses or other occupancy agreements permitting the occupancy of the Company Real Property by any Person other than the EMEA Companies.

Section 3.32. Business Activities.

(a) Since its organization, the Company has not conducted any business activities or conducted any operations other than in connection with the Transactions. Except as set forth in the Company Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements (including the Contribution Agreement) and the Transactions, there is no Contract to which the Company is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of the Company or any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as contemplated to be conducted as of the Closing.

(b) Except for the EMEA Companies and the Transactions, the Company does not own or have a right to sell any interest (whether equity or debt) of itself or any Subsidiary.

Section 3.33. No Additional Representations or Warranties. Except as provided in Article IV or in the case of fraud, neither Acquiror, Merger Sub, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to the Company, its Subsidiaries or holders of Company Stock and except as provided in Article IV or in the case of fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company, its Subsidiaries or holders of Company Stock or their respective Affiliates. Without limiting the foregoing, the Company acknowledges that the Company, together with its advisors, has made its own investigation of Acquiror and Merger Sub and, except as provided in Article IV or in the case of fraud, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror or Merger Sub, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror or Merger Sub as conducted after the Closing, as contained in any materials provided by Acquiror or Merger Sub or any of their respective Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

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Article IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Each of Acquiror and Merger Sub hereby represent and warrant to the Company the following, except as set forth in (i) the Acquiror SEC Filings (excluding “risk factors” or predictive or forward-looking statements, and provided that this clause (i) shall not apply to Section 4.2) or (ii) the disclosure letter delivered to the Company by Acquiror and Merger Sub on the date of this Agreement (the “Acquiror Disclosure Letter”), which exceptions shall, in the case of this clause (ii), and subject to Section 10.9, be deemed to be part of the representations and warranties made hereunder.

Section 4.1. Organization, Good Standing, Corporate Power and Qualification. Each of Acquiror and Merger Sub is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Acquiror and Merger Sub has the requisite corporate or limited liability company, as applicable, power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. As of the date of this Agreement, Acquiror has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of Acquiror, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2. Capitalization.

(a) As of the date hereof, the authorized capital stock of Acquiror consists of (i) 160,000,000 shares of Acquiror Class A Common Stock, 3,500,098 of which are issued and outstanding, (ii) 40,000,000 shares of Acquiror Class B Common Stock, 6,250,000 of which are issued and outstanding and (iii) 1,000,000 shares of Acquiror Preferred Stock, none of which are issued and outstanding.

(b) All shares of Acquiror Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with the Acquiror’s Governing Documents and applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Acquiror Capital Stock has the rights, preferences, privileges and restrictions set forth in the Acquiror Charter.

(c) Except for (i) the Forward Purchase Contract, (ii) the conversion privileges of the Acquiror Class B Common Stock and (iii) Acquiror Warrants to purchase 6,385,000 shares of Acquiror Class A Common Stock, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from Acquiror of any shares of Acquiror Capital Stock. Except as set forth on Section 4.2(c) of the Acquiror Disclosure Letter and the Ancillary Agreements, Acquiror is not a party to or subject to any agreement or understanding and, to Acquiror’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of Acquiror. The shares of Acquiror Class B Common Stock outstanding on the Closing Date shall automatically convert into shares of Acquiror Class A Common Stock effective upon the Effective Time in accordance with the provisions of the Acquiror Governing Documents (such conversion also to be conditioned upon Sponsor’s waiver of its anti-dilution rights contained in the Sponsor Support Agreement).

(d) Acquiror does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than Merger Sub, a direct wholly owned Subsidiary of Acquiror. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

(e) Other than Acquiror Warrants to acquire up to 6,385,000 shares of Acquiror Class A Common Stock with an exercise price of $11.50 per share that expire on the fifth anniversary of the Closing Date, the Forward Purchase Contract or any rights to acquire securities of the Acquiror pursuant to this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Acquiror or obligating Acquiror to issue or sell any shares of capital stock of, or other equity interests in, Acquiror. Acquiror is

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not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as set forth on Section 4.2(e) of the Acquiror Disclosure Letter, to the knowledge of Acquiror, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Class A Common Stock or any of the equity interests or other securities of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote.

(f) Other than rights to exercise the Acquiror Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

(g) For purposes of this Section 4.2 the Acquiror Warrants shall be deemed to not be indebtedness.

Section 4.3. Due Authorization. Acquiror has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the Acquiror Stockholders’ Approval, the effectiveness of the Proxy Statement, the filing of the Merger Certificate, and receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of each of Acquiror, Merger Sub and their respective directors, officers, equity holders, stockholders and/or members, as applicable, necessary for the (a) authorization, execution and delivery by each of Acquiror and Merger Sub of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Acquiror Stockholders’ Approval and Merger Sub Written Consent, (ii) the filing of the Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of each of Acquiror and Merger Sub, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4. Financial Statements.

(a) The financial statements of Acquiror contained in the Acquiror SEC Filings (the “Acquiror Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results and cash flows of Acquiror as of the dates and during the periods indicated. The Acquiror Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that they are subject to normal and recurring year-end adjustments and except as otherwise noted therein. The books of account, ledgers, order books, records and other financial documents of Acquiror accurately and completely reflect all material information relating to Acquiror’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) Acquiror has: (i) in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to Acquiror is made known to the management of Acquiror by others within Acquiror and (ii) disclosed, based on its most recent evaluation, to Acquiror’s outside auditors and the Acquiror Board (or its audit committee,) (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the ability of Acquiror to record, process, summarize and report financial data and have identified for Acquiror’s outside auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of Acquiror. A true, correct and complete summary of any of those disclosures made by management to Acquiror’s auditors and the Acquiror Board (or audit committee) has been furnished to the Company prior to the date of this Agreement. Acquiror maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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(c) Since March 11, 2021, Acquiror has not received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Acquiror with respect to the Acquiror Financial Statements or the internal accounting controls of Acquiror including any written complaint, allegation, assertion or claim that Acquiror has engaged in questionable accounting or auditing practices. Since March 11, 2021, no attorney representing Acquiror, whether or not employed by Acquiror, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Acquiror or any of their respective Representatives to the Acquiror Board or any committee thereof or to any director or officer of Acquiror. Since the formation of the Acquiror, neither the Acquiror nor, to the knowledge of Acquiror, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, or (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror.

(d) As of the date of this Agreement, Acquiror does not have any liability or obligation absolute or contingent, individually or in the aggregate that would be required to be set forth on a balance sheet of Acquiror prepared in accordance with GAAP other than (i) obligations and liabilities that individually or in the aggregate, are not material to Acquiror, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) Acquiror Transaction Expenses, (iv) obligations incurred by Acquiror’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), (v) obligations and liabilities reflected, or reserved against, in the Acquiror Financial Statements or as set forth in Section 4.4(d) of the Acquiror Disclosure Letter and (vi) liabilities or obligations incurred since the date of the most recent Acquiror Financial Statements in the Ordinary Course. Except as set forth in Section 4.4(d) of the Acquiror Disclosure Letter, as of the date of this Agreement, Acquiror does not have any Indebtedness for borrowed money nor has it incurred any guarantees in respect of indebtedness for borrowed money. Acquiror does not have any off-balance sheet arrangements that are not disclosed in the Acquiror SEC Filings.

Section 4.5. Compliance with Other Instruments; Compliance with Law.

(a) None of Acquiror or Merger Sub is in violation of any term of its respective Governing Documents. None of the Acquiror or Merger Sub is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. The execution and delivery by each of Acquiror and Merger Sub and the performance by each of Acquiror and Merger Sub of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(b) Acquiror is in compliance with, and since the date of its formation has been in compliance with, all applicable Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to Acquiror. Since the date of its formation, Acquiror has not received any written notice of or been charged with the violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 4.6. Absence of Changes. Since the date of the most recent Acquiror Financial Statements to the date of this Agreement, (a) there has not been, individually or in the aggregate, any Acquiror Material Adverse Effect, and (b) each of Acquiror and Merger Sub has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.7. Litigation. (a) There are no Actions pending or, to Acquiror’s knowledge, currently threatened against any of Acquiror, Merger Sub or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of Acquiror or Merger Sub to

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enter into this Agreement or any Ancillary Agreement, or the right of any of Acquiror or Merger Sub to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any of Acquiror or Merger Sub, would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect; (b) none of Acquiror or Merger Sub is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of Acquiror or Merger Sub currently pending or which any of Acquiror or Merger Sub currently intends to initiate, except, in the case of each of clauses (a)(i), (b) or (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 4.8. Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of Acquiror or Merger Sub is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals and (iii) the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.

Section 4.9. Brokers or Finders; Transaction Expenses. Except as set forth on the Acquiror Disclosure Letter, none of Acquiror or Merger Sub has incurred, or will incur, directly or indirectly, as a result of any action taken by Acquiror or Merger Sub, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.10. Tax. Each of Acquiror and Merger Sub has timely filed all income and other material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of Acquiror and Merger Sub has timely paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. Neither Acquiror nor Merger Sub is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. Neither Acquiror nor Merger Sub has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each Acquiror and Merger Sub has withheld or collected from each payment all material Taxes required to be withheld or collected therefrom and has timely paid the same to the proper tax authority.

Section 4.11. Takeover Statutes and Charter Provisions. Each of the Acquiror Board and Merger Sub Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Merger. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to Acquiror or Merger Sub in connection with this Agreement or the Merger. There is no rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which Acquiror or Merger Sub is subject, party or otherwise bound.

Section 4.12. Proxy Statement. The information supplied by Acquiror in writing for inclusion or incorporation by reference in the Proxy Statement or any current report of Acquiror on Form 8-K shall not, in the case of the Proxy Statement or any current report of Acquiror on Form 8-K, when mailed (in the case of the Proxy Statement) or filed (in the case of any Form 8-K), as the case may be, or at the time of the Acquiror Stockholder Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Acquiror is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

Section 4.13. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “Acquiror SEC Filings” ). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on

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the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. Notwithstanding the foregoing, no representation or warranty is made as to the historical accounting treatment of the Company’s issued and outstanding warrants or of the Company’s Class A common stock subject to redemption and its net tangible assets, or as to any deficiencies in related disclosure (including with respect to internal control over financial reporting or disclosure controls and procedures) to the extent Company has or is required to make changes to its prior financial statements to reflect other changes in accounting presentation in each case, in connection with any guidance, comments or other accounting pronouncements by the SEC or its staff.

Section 4.14. Trust Account. As of the date of this Agreement, Acquiror has at least $31,200,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of March 11, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). The Trust Agreement is in full force and effect, and is a valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) Acquiror Stockholders holding Acquiror Common Stock (prior to the Effective Time) sold in Acquiror’s initial public offering (the “IPO”) who shall have elected to redeem their shares of Acquiror Common Stock (prior to the Effective Time) pursuant to the Acquiror Governing Documents, (ii) Cantor Fitzgerald & Co. with respect to the fee payable pursuant to the business combination marketing agreement described in the Acquiror SEC Filings and (iii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Governing Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Closing, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption (or a redemption right in connection with an amendment of Acquiror’s Governing Documents to extend Acquiror’s deadline to consummate the Business Combination).

Section 4.15. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.16. Business Activities.

(a) Since its respective organization, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to the IPO, its ongoing filings and maintaining its organization and existence as a blank check public company, activities directed toward the accomplishment of a Business Combination, and seeking extensions of the timeline in order to consummate a Business Combination under its Governing Documents. Except as set forth in the Acquiror Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing.

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(b) Except for Merger Sub and the Transactions, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by this Agreement, the Ancillary Agreements and the Transactions, will have no, material assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) Other than any officers or as described in the Acquiror SEC Filings, Acquiror has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf, Acquiror has no unsatisfied direct liability with respect to any employee. Acquiror does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Acquiror, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(e) Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith, Sponsor loans and the Acquiror Transaction Expenses) or any Contracts that are exhibits to the Acquiror SEC Filings, and except as set forth in Section 4.16(e) of the Acquiror Disclosure Letter, Acquiror is not a party to any Contract with any other Person that (i) obligates Acquiror to make payments of $200,000 or more, or (ii) will remain in effect immediately following the Closing and limit the right of any EMEA Company to engage in any line of business or in any geographic area in any material respect.

Section 4.17. Nasdaq Quotation. As of the date of this Agreement, (a) the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “CFFE”, (b) the Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CFFEW” and (c) the Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “CFFEU”. Except as set forth on Section 4.17 of the Acquiror Disclosure Letter, as of the date of this Agreement, Acquiror is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or terminate the listing of Acquiror Common Stock on Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 4.18. Board Approval. The Acquiror Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Acquiror Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the Acquiror Stockholders approve the Transaction Proposals (the “Acquiror Board Recommendation”).

Section 4.19. Forward Purchase. Acquiror has delivered to the Company a true, correct and complete copy of the Forward Purchase Contract, including all amendments thereto, entered into by Acquiror with Sponsor, pursuant to which Sponsor has committed to purchase the Forward Purchase Securities at the Closing for the aggregate amount of $10,000,000 (the “Forward Purchase Amount”).

Section 4.20. Related Party Transactions. Except as set forth in Section 4.20 of the Acquiror Disclosure Letter, there are no Contracts between Acquiror, on the one hand, and Sponsor, any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror or Sponsor, on the other hand.

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Section 4.21. No Additional Representations or Warranties. Except as provided in Article III or in the case of intentional fraud, neither the Company, its Subsidiaries, nor any of their Affiliates, nor any of their respective equityholders, partners, members or Representatives has made, or is making, any representation or warranty whatsoever to Acquiror, Merger Sub or their Affiliates, and except as provided in Article III or in the case of intentional fraud, no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror, Merger Sub or their respective Affiliates. Without limiting the foregoing, Acquiror and Merger Sub acknowledge that Acquiror and Merger Sub, together with their respective advisors, have made their own investigation of the Company and its Subsidiaries and, except as provided in Article III or in the case of intentional fraud, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Company and its Subsidiaries as conducted after the Closing, as contained in any materials provided by the Company or any of its Affiliates or any of their respective stockholders, partners, members or Representatives or otherwise.

Article V

COVENANTS OF THE COMPANY

Section 5.1. Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), Governmental Authority, or any Contract to which any of the EMEA Companies is a party, (iii) as set forth on Section 5.1 of the Company Disclosure Letter, (iv) for the incurrence of Company Transaction Expenses, (v) as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if Acquiror has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), or (vi) as a commercially reasonable response to generally applicable business conditions, including energy shortages, from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company shall, and Parent and the Company shall cause the EMEA Companies to, operate the business of the EMEA Companies in the Ordinary Course. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), (iii) as set forth on Section 5.1 of the Company Disclosure Letter, (iv) for the incurrence of Company Transaction Expenses, (v) as consented to by Acquiror in writing (which consent, in the case of clauses (d), (e) and (j) below, shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if Acquiror has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), or (vi) as a commercially reasonable response to generally applicable business conditions, including energy shortages, the Company shall not, and Parent and the Company shall cause the EMEA Companies not to:

(a) change or amend the Governing Documents of any EMEA Company;

(b) make or declare any dividend or distribution to the stockholders or members, as applicable, of any EMEA Company or make any other distributions in respect of any of the EMEA Companies’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of an EMEA Company to such EMEA Company or another wholly-owned Subsidiary of such EMEA Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any of the EMEA Companies’ capital stock, interests or other equity interests, except for any such transaction by a wholly-owned Subsidiary of an EMEA Company that remains a wholly-owned Subsidiary of such EMEA Company after consummation of such transaction;

(d) sell, assign, transfer, convey, lease, license or otherwise dispose of any material assets or properties (including material Intellectual Property) of the EMEA Companies, except for (i) sales of Company Products in the Ordinary Course, (ii) dispositions of obsolete or worthless equipment in the Ordinary Course, or (iii) transactions solely among the EMEA Companies;

(e) acquire any ownership interest in any real property;

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(f) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(g) make or change any material election in respect of material Taxes in a manner inconsistent with past practice, adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, enter into any settlement agreement, closing agreement or waiver or surrender of any claim for refund in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, in each case, except to comply with applicable Law;

(h) (i) issue any EMEA Company Interests including any securities exercisable for or convertible into EMEA Company Interests, or (ii) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any EMEA Company;

(i) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any EMEA Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any EMEA Company;

(j) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(k) (A) incur or assume any Indebtedness, guarantee any Indebtedness of another Person, or incur any Liens on any EMEA Company Interests or any EMEA Company’s properties or assets in respect of Indebtedness of any Person; provided, that except with respect to Indebtedness for borrowed money, the EMEA Companies shall be permitted to incur or guarantee Indebtedness (other than a guarantee for the benefit of any entity in the Exela Group that is not an EMEA Company) in the Ordinary Course, and incur Liens on any EMEA Company Interests or any EMEA Company’s properties or assets in respect of any such Ordinary Course Indebtedness; provided, further, that (i) the EMEA Companies shall be permitted to incur or guarantee (other than a guarantee for the benefit of any entity in the Exela Group that is not an EMEA Company) Indebtedness for borrowed money, and incur Liens on any EMEA Company Interests or any EMEA Company’s properties or assets in respect of any such Indebtedness, subject to the aggregate amount of all outstanding Indebtedness for borrowed money (and guarantees thereof to the extent not double counting the same obligations) of all of the EMEA Companies as of any date during the Interim Period not exceeding $55,000,000 and (ii) notwithstanding this clause (k) and clause (l)(ii) below, the EMEA Companies shall not be restricted from entering into Contracts committing to allow EMEA Companies to draw cash as Indebtedness for borrowed money solely to the extent the aggregate amount of outstanding Indebtedness for borrowed money (including guarantees thereof to the extent not double counting the same obligations) of the EMEA Companies plus the aggregate amount of any such undrawn loan commitments as of such date does not exceed $80,000,000 in the aggregate; or (B) repay any Indebtedness of the type described in the definition of Closing Company Indebtedness, other than scheduled payments of principal, premium or interest pursuant to the terms of such Indebtedness in effect on the date of this Agreement (or in accordance with the terms of such Indebtedness if incurred subsequent to the date hereof); provided that the foregoing shall not restrict (a) refinancing of such Indebtedness with additional Indebtedness, or (b) to the extent that the EMEA Companies have incurred additional Indebtedness subsequent to the date hereof, repaying such incremental amount of Indebtedness.

(l) enter into, renew or amend in any material respect, (i) any transaction or Contract with any Person included in the Exela Group (other than an EMEA Company) or any other Related Party, provided, however, that any Contract listed or described in Section 5.1(l) of the Company Disclosure Letter may be renewed in accordance with the terms set forth therein, or (ii) except in the Ordinary Course (but excluding Contracts restricted pursuant to clause (i) above), any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a) of the Company Disclosure Letter; provided, however, that notwithstanding this clause (l), to the extent permitted in accordance with the provisos to clause (k) above, the EMEA Companies shall be permitted to enter into Contracts with Related Parties for Indebtedness for borrowed money, and incur Liens on any EMEA Company Interests or any EMEA Company’s properties or assets in respect of any such Indebtedness, subject to such Indebtedness being on terms no less favorable to the EMEA Companies than third party alternatives;

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(m) except in the Ordinary Course or as required by applicable Law or expressly contemplated under the terms of any Company Benefit Plan disclosed in Section 3.20(a) of the Company Disclosure Letter (which schedule will not be modified after the date of this Agreement), (i) hire, or otherwise enter into any employment or services agreement with, any officer, director, employee or Contract Worker of the EMEA Companies, (ii) grant any material increase in the compensation of any current or former officer, director, employee or Contract Worker of the EMEA Companies with targeted total annual compensation in excess of 100,000, other than payment of annual incentive bonuses or annual salary increases in the Ordinary Course, (iii) adopt, amend or modify any Company Benefit Plan for the benefit of any current or former officer, director, employee or Contract Worker of the EMEA Companies, or (iv) materially amend any existing agreement with any current or former officer, director, employee or Contract Worker of the EMEA Companies;

(n) limit the right of any EMEA Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case, in any material respect;

(o) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers, directors or employees in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person; or

(p) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 5.1.

During the Interim Period, the Company shall, and Parent and the Company shall cause the EMEA Companies to, comply in all material respects with, and continue performing under, as applicable, the EMEA Companies’ Governing Documents, and all other Material Contracts to which any of the EMEA Companies may be a party.

Section 5.2. D&O Indemnification and Insurance.

(a) From and after the Closing, each of Surviving Corporation and Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of (x) the EMEA Companies (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the EMEA Companies being acquired under this Agreement), and (y) Merger Sub and Acquiror (in each case, solely to the extent acting in their capacity as such) (collectively, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the EMEA Companies, Merger Sub or Acquiror, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law which shall be conditioned on an undertaking to repay any such expenses if it is ultimately determined that such D&O Indemnified Party was not entitled thereto). Without limiting the foregoing, from and after the Closing, Surviving Corporation shall, and shall cause the other EMEA Companies to, and Acquiror shall (i) maintain for a period of not less than six (6) years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the EMEA Companies’ or Acquiror’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable EMEA Companies or Acquiror, respectively, in each case, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

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(b) Prior to the Closing Date, Acquiror shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing at a cost not to exceed the amount due under Acquiror’s directors’ and officers’ liability insurance for binding such tail policy (or the maximum tail policy that may be obtained for such amount) and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, the EMEA Companies or Acquiror, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.2 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 5.2 shall survive the Closing indefinitely and shall be binding, jointly and severally, on Surviving Corporation, the other EMEA Companies, Acquiror and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that Surviving Corporation, any of the other EMEA Companies, Acquiror or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Surviving Corporation or Acquiror, respectively, shall ensure (and the Surviving Corporation shall cause the other EMEA Companies to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of Surviving Corporation, any of the other EMEA Companies or Acquiror, as the case may be, shall succeed to the obligations set forth in this Section 5.2.

(d) The provisions of this Section 5.2(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Surviving Corporation, Acquiror and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 5.3. No Trading in Acquiror Stock. The Company acknowledges and agrees that it and each other EMEA Company is aware, and that the Company’s other Affiliates are aware (and to the knowledge of the Company, each of the Company’s other Affiliates’ respective Representatives is aware or, upon receipt of any material nonpublic information of Acquiror, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. Parent hereby agrees that, while it is in possession of such material nonpublic information, it and the EMEA Companies shall not purchase or sell any securities of Acquiror (except with the prior written consent of Acquiror), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.4. Anti-Takeover Matters. The Company shall not adopt any rights plan, “poison pill” or similar anti-takeover instrument or plan in effect to which any EMEA Company would be or become subject, party or otherwise bound.

Section 5.5. Notification of Certain Matters. Parent shall give prompt notice to Acquiror of any event which Parent or any EMEA Company becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the NDA apply to any information provided under this Section 5.5.

Section 5.6. Financials.

(a) As soon as reasonably practicable and to the extent required for the Proxy Statement, Parent shall use reasonable best efforts to deliver to Acquiror (i) the audited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity of the EMEA Companies as of and for the

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years ended December 31, 2020 and December 31, 2021, and (ii) the unaudited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity, of the EMEA Companies as of and for the nine-month period ended September 30, 2022 (subject to normal and recurring year-end adjustments and the absence of footnotes) that comply with the standards of the PCAOB for inclusion in the Proxy Statement (collectively, the “PCAOB Financial Statements”). Parent shall also use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in the Proxy Statement.

(b) As soon as reasonably practicable and to the extent required for the Proxy Statement, Parent shall use reasonable best efforts to deliver to Acquiror the audited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity, of the EMEA Companies as of and for the year ended December 31, 2022 that comply with the standards of the PCAOB for inclusion in the Proxy Statement (the “2022 Financial Statements”). Parent shall also use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in the Proxy Statement.

(c) As soon as reasonably practicable and to the extent required for the Proxy Statement, Parent shall use reasonable best efforts to deliver to Acquiror the unaudited consolidated balance sheets and consolidated statements of profit and loss, cash flows and stockholders’ equity, of the EMEA Companies as of and for the three-month periods ended March 31, 2023 (subject to normal and recurring year-end adjustments and the absence of footnotes) that comply with the standards of the PCAOB for inclusion in the Proxy Statement (the “Q1 Financial Statements”). Parent shall also use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the foregoing financial statements and other information in the Proxy Statement.

Article VI

COVENANTS OF ACQUIROR

Section 6.1. Trust Release. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.2. Maintenance of Nasdaq or NYSE Listing Through the Closing. From the date of this Agreement through the Closing, Acquiror shall use reasonable best efforts to ensure that Acquiror Class A Common Stock remains listed on Nasdaq or NYSE, and in the event a Listing Event occurs, use reasonable best efforts to cure such Listing Event. Without limiting the obligations of the parties hereto under Section 7.3, Parent and the Company shall reasonably cooperate with Acquiror in addressing such listing and any Listing Event.

Section 6.3. Nasdaq or NYSE Listing of Acquiror Class A Common Stock. Prior to the Closing, Acquiror shall prepare and submit to Nasdaq or NYSE a listing application, if required under Nasdaq or NYSE (as applicable) rules, covering the Merger Consideration issuable in the Merger.

Section 6.4. Acquiror Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), Governmental Authority, or any Contract to which any of Acquiror or Merger Sub is a party, (iii) as set forth on Section 6.4(a) of the Acquiror Disclosure Letter, (iv) for the incurrence of Acquiror Transaction Expenses, (v) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if Acquiror has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent). or (vi) as a commercially reasonable response to generally applicable business conditions (to the extent affecting the Ordinary Course behavior of

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Acquiror or Merger Sub, if applicable), during the Interim Period, Acquiror shall, and shall cause Merger Sub to, operate its business in the Ordinary Course and to conduct no business other than complying with applicable Law and performing its obligations under this Agreement, and activities related to its ongoing filings and other Ordinary Course actions in connection with maintaining its organization and existence as a blank check public company, activities directed toward the Transactions, and seeking extension(s) of the Expiration Date in order to consummate a Business Combination under its Governing Documents. Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law (including for this purpose any Permitted COVID-19 Measures), (iii) as set forth on Section 6.4(a) of the Acquiror Disclosure Letter, (iv) for the incurrence of Acquiror Transaction Expenses, (v) as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied, and in any event, such consent shall be deemed given if Company has not affirmatively denied consent in writing within five (5) Business Days of receipt of Acquiror’s written request for consent), or (vi) as a commercially reasonable response to generally applicable business conditions (to the extent affecting the Ordinary Course behavior of Acquiror or Merger Sub, if applicable), Acquiror shall not, and Acquiror shall cause Merger Sub not to:

(i) seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals and except as required for Acquiror to obtain an extension of the date of expiration of the time period for Acquiror to consummate a Business Combination pursuant to the Acquiror Governing Documents and the Trust Agreement (such date of expiration, the “Expiration Date” and such extension, the “Extension”);

(ii) (A) make or declare any dividend or distribution to the Acquiror Stockholders or make any other distributions in respect of any of Acquiror’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of Acquiror Common Stock (prior to the Effective Time) made as part of the Acquiror Share Redemptions or in connection with any Extension;

(iii) merge or consolidate with or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(iv) make or change any material election in respect of material Taxes in a manner inconsistent with past practice, adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, enter into any settlement agreement, closing agreement or waiver or surrender of any claim for refund in respect of material Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes, in each case, except to comply with applicable Law;

(v) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub, other than any transaction or Contract pursuant to which Sponsor or any of its Affiliates provides debt financing to Acquiror. For the avoidance of doubt, (i) no such debt financing shall be provided in connection with any contributions to the Trust Account; and (ii) all such debt financing must be repayable for the amount of the loan and shall not include any interest, premium or other fee or expense;

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities of Acquiror or Merger Sub or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money provided by Sponsor or any of its Affiliates to Acquiror to fund the ongoing operations of Acquiror or, subject to the limitations in Section 6.4(a)(vi) of the Acquiror Disclosure Letter, in connection with the extension of the Expiration Date. For the avoidance of doubt, (i) except as set forth on Section 6.4(a)(vi) of the Acquiror Disclosure Letter, no such Indebtedness shall be incurred in connection with any contributions to the Trust Account; and (ii) all such Indebtedness must be repayable for the amount of the loan and shall not include any interest, premium or other fee or expense;

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(vii) make any material change in its accounting principles or methods unless required by GAAP;

(viii) (A) issue any Acquiror Capital Stock or securities exercisable for or convertible into Acquiror Capital Stock, other than the issuance of Acquiror Class A Common Stock pursuant to the Forward Purchase Contract or this Agreement or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Capital Stock not outstanding on the date of this Agreement;

(ix) settle or agree to settle any litigation, action, proceeding or investigation before any court or governmental body or that imposes injunctive or other non-monetary relief on Acquiror or Merger Sub except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(x) liquidate, dissolve, reorganize or otherwise wind-up the business and operations of Acquiror or Merger Sub; or

(xi) enter into any agreement to do any action prohibited under this Section 6.4.

(b) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, comply in all material respects with, and continue performing under, as applicable, the Acquiror Governing Documents, the Trust Agreement and all other material Contracts to which Acquiror or Merger Sub may be a party.

Section 6.5. Notification of Certain Matters. Acquiror shall give prompt notice to Parent of any event which Acquiror or Merger Sub becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to (i) cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing. It is understood and agreed that no such notification will affect or be deemed to modify the conditions to the obligations of the parties to consummate the Merger or the remedies available to the parties under this Agreement. The terms and conditions of the NDA apply to any information provided under this Section 6.5.

Section 6.6. Acquiror Public Filings. From the date of this Agreement through the Closing, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.7. Forward Purchase. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) or provide consent to (including consent to termination), of any provision or remedy under, or any replacements of, the Forward Purchase Contract. Acquiror shall use its reasonable best efforts to take, or with respect to actions required to be taken by the counterparty to the Forward Purchase Contract, request to be taken by such counterparty, all actions and use its reasonable best efforts to do, or with respect to actions required to be taken by such counterparties request to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Forward Purchase Contract on the terms and conditions described therein.

Section 6.8. Acquiror Deadline Extension. Acquiror shall use reasonable best efforts to obtain the requisite approval of Acquiror’s stockholders to extend the deadline for Acquiror to consummate a Business Combination to March 16, 2023, and in the event that on January 15, 2023 it is reasonably apparent to Acquiror’s Board that Closing shall not occur on or prior to March 16, 2023 and the PCAOB Financial Statements have been delivered, to extend such deadline to a date that is reasonably anticipated to be a date later than the anticipated Closing Date (but in any event no later than the Agreement End Date as of such date of determination), in accordance with the Acquiror’s Governing Documents and Law (the “Acquiror Deadline Extension”).

Section 6.9. Termination of Certain Agreements. Acquiror shall take all necessary action to ensure that, effective as of the Closing, any loans from the Sponsor or an affiliate thereof to the Acquiror are terminated upon the repayment in full of amounts outstanding pursuant to such loans.

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Article VII

JOINT COVENANTS

Section 7.1. Regulatory Approvals; Other Filings.

(a) Each of the Company, Acquiror and Merger Sub shall use their reasonable best efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to satisfy the Regulatory Approvals in order to complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date (as defined below)) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, Acquiror and Merger Sub shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.1(a), the first sentence of Section 7.1(b) or Section 7.3 shall require any Affiliate of Acquiror (other than Merger Sub) to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 7.1 and Section 7.3 shall not apply to Sponsor or any of its Affiliates (other than Acquiror and Merger Sub).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, Acquiror and Merger Sub shall (i) promptly submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals, (ii) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror and Merger Sub, and Acquiror and Merger Sub shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and Merger Sub and their counsel, and Acquiror and Merger Sub agree to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, Acquiror and Merger Sub agrees to make all filings, to provide all information reasonably required of such other parties and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) Subject to Section 7.2(a)(iii), the Company, on the one hand, and Acquiror, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

Section 7.2. Preparation of Proxy Statement; Stockholder Meeting and Approvals.

(a) Proxy Statement.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall prepare, and Acquiror shall file with the SEC, a proxy statement on Schedule 14A (as amended or supplemented from time to time, the “Proxy Statement”), to be sent to the Acquiror Stockholders for the

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meeting of the stockholders of Acquiror (including any adjournment or postponement thereof, the “Acquiror Stockholder Meeting”) to (y) provide the Public Stockholders (as defined below) the opportunity to have their Acquiror Class A Common Stock shares redeemed in the Acquiror Share Redemption and (z) approve and adopt: (1) this Agreement, the Merger and the other Transactions, (2) the issuance of Acquiror Class A Common Stock (A) in the Merger as contemplated by this Agreement and (B) in accordance with the Forward Purchase Contract, (3) the New Acquiror Charter, (4) the directors of Acquiror as determined by the Company pursuant to Section 2.2(a), (5) any other proposals that Acquiror deems necessary to effectuate the Merger or any of the other Transactions (collectively, the “Transaction Proposals”), and (6) any adjournment of the Acquiror Stockholder Meeting, if necessary or desirable in the reasonable discretion of Acquiror, including in the event Acquiror does not receive the requisite vote to approve the matters set forth in (1)-(5) above. The Company shall furnish all information concerning the Company as Acquiror may reasonably request in connection with such actions and the preparation of the Proxy Statement. Acquiror and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement when filed with the SEC, to comply in all material respects with all Laws applicable thereto including all rules and regulations promulgated by the SEC, and (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement. Prior to the filing date of the definitive Proxy Statement, Acquiror shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Acquiror Class A Common Stock, in each case to be issued or issuable to Parent pursuant to this Agreement. As promptly as practicable after finalization of the definitive Proxy Statement, Acquiror shall mail (or cause to be mailed) the Proxy Statement to the Acquiror Stockholders. Each of Acquiror and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equity holders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement, any current report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Affiliates to any regulatory authority (including Nasdaq or NYSE, as applicable) in connection with the Transactions. Acquiror shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, the Acquiror Governing Documents, and this Agreement in the distribution of the Proxy Statement, any solicitation of proxies thereunder, the calling and holding of the Acquiror Stockholder Meeting and the Acquiror Share Redemption. Acquiror shall provide the Company and its legal counsel with a reasonable opportunity to review and comment upon drafts of the Proxy Statement, and shall give reasonable consideration to any comments made by the Company and its legal counsel prior to the filing of the Proxy Statement with the SEC. For the avoidance of doubt, the final form and content of the Proxy Statement (including any amendment or supplement thereto) shall be determined by Acquiror, acting reasonably.

(ii) Any filing of, or amendment or supplement to the Proxy Statement or any filing with the SEC by Exela relating to any of the Transactions or referencing Acquiror or Merger Sub or any of their respective Affiliates will be provided by Acquiror or the Company, as the case may be, to the respective other party for review, and each of Acquiror and the Company shall give due consideration to any comments of such other party. Acquiror and the Company each will advise the other, promptly after they receive notice thereof, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Class A Common Stock to be issued or issuable to Parent in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto. Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendments filed in response thereto.

(iii) Acquiror and the Company shall each be responsible for 50% of all filing fees incurred in connection with the filing of the Proxy Statement and receiving stock exchange approval for listing the Acquiror Class A Common Stock shares in connection therewith (but Acquiror shall be responsible for all other expenses incurred by it in connection with the foregoing).

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(b) Acquiror Stockholders’ Approval; Merger Sub Written Consent.

(i) Acquiror shall establish a record date for, duly call, give notice of and convene and hold the Acquiror Stockholder Meeting as promptly as reasonably practicable after the definitive Proxy Statement is filed (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy Statement is mailed to the Acquiror Stockholders) for the purpose of voting on the Transaction Proposals (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement) and offering Public Stockholders with the opportunity to elect to effect an Acquiror Share Redemption, and such other matters as may be approved in writing by the Company (such approval not to be unreasonably withheld, delayed or conditioned). Acquiror will use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and to take all other action necessary or advisable to obtain such proxies and the Acquiror Stockholders’ Approval and to secure the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the Acquiror Charter and Acquiror Bylaws; provided, that none of Acquiror, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any Acquiror Stockholder in order to obtain the Acquiror Stockholders’ Approval. Acquiror (i) shall consult with the Company regarding the record date and the date of the Acquiror Stockholder Meeting and (ii) shall not adjourn or postpone the Acquiror Stockholder Meeting without the prior written consent of Company; provided that Acquiror may adjourn or postpone the Acquiror Stockholder Meeting without any such consent (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that Acquiror reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the Acquiror Stockholders in advance of a vote on the adoption of this Agreement, (B) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, there are insufficient shares of Acquiror Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Acquiror Stockholder Meeting, or (C) if, as of the time that the Acquiror Stockholder Meeting is originally scheduled, adjournment or postponement of the Acquiror Stockholder Meeting is necessary to enable Acquiror to solicit additional proxies required to obtain the Acquiror Stockholders’ Approval; provided, further, that in addition to the exceptions specified in the foregoing proviso, Acquiror may postpone or adjourn on one occasion without the consent of the Company so long as the date of the Acquiror Stockholder Meeting is not postponed or adjourned more than an aggregate of fifteen (15) consecutive calendar days in connection with such postponement or adjournment. If, at any time prior to the Effective Time, any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement or any current report of Acquiror on Form 8-K, the Company shall promptly inform Acquiror.

(ii) Subject to clause (iii) below, the Proxy Statement shall include a statement to the effect that the Acquiror Board has unanimously recommended that the Acquiror Stockholders vote in favor of the Transaction Proposals at the Acquiror Stockholder Meeting and (ii) neither the Acquiror Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Acquiror Board Recommendation (an “Acquiror Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(b)(ii)), the Acquiror Board may, at any time prior to, but not after, obtaining the Acquiror Stockholders’ Approval, make an Acquiror Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the Acquiror Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Acquiror Board under applicable Law; provided, that: (A) the Company shall have received written notice from Acquiror of Acquiror’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by Acquiror (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, Acquiror and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable Acquiror to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), Acquiror

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may make an Intervening Event Change in Recommendation only if the Acquiror Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by Acquiror (and the other applicable parties hereto), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Acquiror Stockholders under applicable Law. An “Intervening Event” shall mean any material and negative Event that (i) was not known and was not reasonably foreseeable to the Acquiror Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Acquiror Board as of the date of this Agreement), which becomes known to the Acquiror Board prior to the Acquiror Stockholder Meeting, and (ii) does not relate to (A) any Business Combination Proposal, (B) any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1, and (C) any change in the price or trading volume of Acquiror Common Stock. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations on Acquiror and/or the Acquiror Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or make a recommendation, shall be tolled to the extent reasonably necessary until such time as Acquiror has filed an update to the Proxy Statement with the SEC (which Acquiror shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and or notice for a meeting was made prior to the Intervening Event Notice Period, Acquiror shall be permitted to adjourn such meeting and amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholder Meeting shall not be affected by any Acquiror Modification in Recommendation.

(iv) Promptly following the execution of this Agreement, Acquiror shall duly execute and deliver to the Company the Merger Sub Written Consent

(c) Company Written Consent. Promptly following the execution of this Agreement, Parent shall duly execute and deliver to Acquiror the Company Written Consent.

Section 7.3. Support of Transaction. (a) Parent shall, and shall cause the EMEA Companies to, and (b) each of Acquiror and Merger Sub shall, (i) use reasonable best efforts to obtain all material consents and approvals of third parties that any EMEA Company or any of Acquiror or Merger Sub, as applicable, are required to obtain in order to consummate the Transactions (including in the case of Parent, the Delayed Contribution) and (ii) take or cause to be taken such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VIII or otherwise to comply with this Agreement and to consummate the Transactions (including in the case of Parent, the Delayed Contribution) as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any EMEA Company, Acquiror or Merger Sub or any of their respective Affiliates to (A) commence or threaten to commence, pursue or defend against any Action (without limiting the express obligations to make regulatory filings under Section 7.1), whether judicial or administrative, (B) seek to have any stay or other Governmental Order vacated or reversed, (C) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the EMEA Companies, (D) take or commit to take actions that limit the freedom of action of any of the EMEA Companies or Acquiror with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the EMEA Companies or Acquiror or (E) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 7.4. Tax Matters. Each of Acquiror, Merger Sub and the Company intends that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify, and shall not take, or cause to be taken, any action that would be reasonably expected to prevent, preclude or impede the Merger from so qualifying. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a). Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Acquiror, Merger Sub and the Company shall report the Merger as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take any inconsistent

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position therewith in any Tax Return. If either the Company or Acquiror wishes to obtain a tax opinion regarding the qualification of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code, each of Acquiror, Merger Sub and the Company shall reasonably cooperate with each other and with the tax counsel that are to render the tax opinion, including by providing appropriate representations as to factual matters.

Section 7.5. Section 16 Matters. Prior to the Closing, each of Acquiror, Merger Sub and the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Company Stock or acquisitions of Acquiror Common Stock (prior to the Effective Time) (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under SEC Rule 16b-3 promulgated under the Exchange Act.

Section 7.6. Acquisition Proposals and Alternative Transactions. During the Interim Period, each of Parent, the Company and Acquiror shall not, and shall cause its Representatives not to, (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company and Acquiror or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any EMEA Company or Acquiror or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and Acquiror shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.6 by a party or its Representatives shall be deemed to be a breach of this Section 7.6 by such party.

Section 7.7. Access to Information; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company and Acquiror shall, and shall cause each of its Subsidiaries to, (a) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (b) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, Acquiror, Merger Sub and their respective Representatives pursuant to the foregoing shall be subject to the NDA. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any Law applicable to such party.

Article VIII

CONDITIONS TO OBLIGATIONS

Section 8.1. Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholders’ Approval shall have been obtained;

(b) All notices, approvals or consents, and all waiting or other periods, under the Laws set forth and described on Section 8.1(b) of the Company Disclosure Letter (collectively, the “Regulatory Approvals”) shall have been made, obtained or have expired or been terminated, as applicable;

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(c) The definitive Proxy Statement shall have been filed under the Exchange Act and no proceedings shall have been initiated or threatened by the SEC with respect to the Proxy Statement;

(d) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions;

(e) Each of the Ancillary Agreements shall be in full force and effect and shall not have been rescinded by any of the parties thereto; and

(f) The Delayed Contribution shall have occurred.

Section 8.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) Each of the representations and warranties of the Company contained in Section 3.1, Section 3.2, Section 3.3, Section 3.7(b), Section 3.8(a)(i), Section 3.10(a), Section 3.14(b), Section 3.16, Section 3.17, Section 3.18(a), Section 3.27, Section 3.29 and Section 3.32 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak to an earlier date, which representations and warranties shall be true and correct at and as of such date. Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) (i) The Company, Acquiror and Exela shall have entered into a Tax Sharing Agreement in the form attached hereto as Exhibit G (the “Tax Sharing Agreement”), and (ii) Parent and Exela Technologies BPA, LLC shall have entered into a Services Agreement in the form attached hereto as Exhibit H (the “Services Agreement”);

(e) Acquiror shall have received copies of the documents listed on Section 8.2(e) of the Company Disclosure Schedule; and

(f) All notices, approvals or consents, set forth and described on Section 8.1(b) of the Company Disclosure Letter shall have been made or obtained.

Section 8.3. Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Acquiror contained in Section 4.1, Section 4.2, Section 4.3, Section 4.6(a), Section 4.9, Section 4.11, Section 4.16(a)-(c), Section 4.17 and Section 4.18 shall be true and correct in all respects as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak to an earlier date, which representations and warranties shall be true and correct at and as of such date. Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have an Acquiror Material Adverse Effect;

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(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect; and

(d) As of the Closing Date, the shares of Acquiror Class A Common Stock to be issued in connection with this Agreement shall have been approved for listing on Nasdaq or NYSE (subject only to official notice of issuance thereof), and no Listing Event shall be ongoing or shall occur upon the consummation of the Closing and after giving effect to the Transactions to occur in connection with the Closing.

Section 8.4. Frustration of Conditions. None of Acquiror, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 7.3.

Article IX

TERMINATION/EFFECTIVENESS

Section 9.1. Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of Parent and Acquiror;

(b) by written notice from Parent or Acquiror to the other(s) if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from Parent to Acquiror within five (5) Business Days after there has been an Acquiror Modification in Recommendation;

(d) by written notice from Parent or Acquiror to the other if the Acquiror Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by written notice from Parent to the Acquiror in the event the Acquiror has not obtained approval of a necessary Extension by the requisite Acquiror Stockholders prior to the Expiration Date;

(f) by written notice from Acquiror to Parent if the Company Written Consent shall not have been obtained and a complete copy delivered to Acquiror on the date of this Agreement;

(g) by written notice from Parent to the Acquiror if the Merger Sub Written Consent shall not have been obtained and a complete copy delivered to Parent on the date of this Agreement;

(h) by written notice from Acquiror to Parent if the PCAOB Financial Statements delivered by Parent to Acquiror shall reflect a financial position, operating results or cash flows of the EMEA Companies that is materially different from the Company Financial Statements, which difference materially and negatively affects the fair market value of the Company;

(i) by written notice from Acquiror to Parent, if the PCAOB Financial Statements have not been delivered by February 1, 2023, or if the 2022 Financial Statements have not been delivered by March 31, 2023, in either case prior to the later of (x) thirty (30) days after the missed deadline, or (y) the actual delivery of the applicable financial statements;

(j) by written notice from Parent to Acquiror if a Listing Event shall have occurred and such Listing Event shall not have been cured within thirty (30) days after the date that Acquiror became aware of such Listing Event;

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(k) prior to the Closing, by written notice to Parent from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent or the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by Parent or the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Parent of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless Acquiror is in material breach hereof; or

(l) prior to the Closing, by written notice to Acquiror from Parent if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 8.3(a) or Section 8.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Merger Sub through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror or Merger Sub, as the case may be, of notice from Parent of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless Parent is in material breach hereof.

Section 9.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or equity holders, other than liability of Parent, the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of any covenant contained in this Agreement occurring prior to such termination, except that the provisions of this Section 9.2 and Article X and the NDA shall survive any termination of this Agreement.

Article X

MISCELLANEOUS

Section 10.1. Trust Account Waiver. Parent and the Company acknowledge that, as described in the final prospectus of Acquiror, dated March 11, 2021 and filed with the SEC on March 15, 2021 (File No: 333-253308) available at www.sec.gov, substantially all of Acquiror’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, the overallotment shares acquired by its underwriters and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by the underwriters of Acquiror) (“Public Stockholders”). Parent and the Company understand and acknowledge that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their Acquiror Common Stock if Acquiror completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if Acquiror fails to complete a Business Combination within twelve (12) months after the closing of the IPO (as such date may be extended by amendment to the Acquiror Governing Documents with the consent of the Acquiror Stockholders); and (iii) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, on behalf of itself and its Affiliates (other than the Surviving Corporation), hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of such Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and Parent or the Company or their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). Parent on behalf of itself and its Affiliates (other than the Surviving Corporation) hereby irrevocably waives any Released Claims that Parent or any of such Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including

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any distributions therefrom) for any reason whatsoever. Parent and the Company acknowledge and agree that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its Affiliates to induce Acquiror and Merger Sub to enter into this Agreement, and Parent and the Company further intend and understand such waiver to be valid, binding and enforceable against Parent, the Company and each of their Affiliates under applicable Law. To the extent that Parent or the Company or any of their Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which Action seeks, in whole or in part, monetary relief against Acquiror or its Representatives, Parent and the Company hereby acknowledge and agree that Parent’s. the Company’s and their Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Parent, the Company or any of their Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 10.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the EMEA Companies’ right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to Acquiror in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligations to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the EMEA Companies may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

Section 10.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)	If to Acquiror or Merger Sub, to:

CF Acquisition Corp. VIII
110 East 59th Street
New York, New York 10022
Email: CFVIII@cantor.com
Attention: Chief Executive Officer

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: ken.lefkowitz@hugheshubbard.com
Email: michael.traube@hugheshubbard.com
Attention: Ken Lefkowitz and Michael Traube

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(b)	If to Parent or the Company, to:

c/o Exela Technologies, Inc.
300 First Stamford Place, Second Floor West
Stamford, CT 06902
E-mail: legalnotices@exelatech.com
Attention: Erik Mengwall, Deputy General Counsel and Secretary
with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
E-mail:	mlefkort@willkie.com
sewen@willkie.com
Attention:	Maurice Lefkort, Esq.
Sean Ewen, Esq.

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 10.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equity holder, any current or former director, manager, officer, employee or independent contractor of an EMEA Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 5.2(a)-(d), (y) the Company Non-Recourse Parties (as defined below) and the Acquiror Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 10.6. Expenses. Except as otherwise set forth in this Agreement, including in Section 7.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall pay or cause to be paid, in accordance with Section 2.6(c), the Acquiror Transaction Expenses and the Company Transaction Expenses.

Section 10.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 10.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission

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(including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 10.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure would be responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10. Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between Acquiror, XCV-EMEA, LLC and the Company, dated August 23, 2022). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.12. Publicity.

(a) All press releases or other public communications relating to the Transactions by Parent or its Affiliates, on the one hand, or Acquiror or its Affiliates, on the other hand, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and Parent, which approval shall not be unreasonably withheld by either party; provided, that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a).

(b) The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 10.12.

Section 10.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14. Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the federal courts located within the Borough of Manhattan in the State of New York or if such court lacks subject matter jurisdiction, in the Supreme Court of the State of New York located in New York County, and

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each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.14(a).

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 10.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waiver any requirement for the securing or posting of any bond in connection therewith.

Section 10.16. Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, Parent, the Company, Acquiror or Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, stockholder, member, equity holder, partner, member, Affiliate, agent, attorney, advisor or other Representative of Parent or the Company (each, a “Company Non-Recourse Party”) or of Acquiror or Merger Sub (each, an “Acquiror Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, equity holder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Parent, the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.17. Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X.

Section 10.18. Conflicts and Privilege.

(a) Acquiror, Parent and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among Acquiror, Merger Sub and/or Sponsor, on the one hand, and Parent or the Company, on the other hand, any legal counsel (including Hughes Hubbard & Reed LLP, CMS Cameron McKenna Nabarro Olswang LLP and Ellenoff Grossman & Schole LLP) that represented Acquiror and/or Sponsor prior to the Closing (“Prior Acquiror Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or Sponsor. All communication between or among Prior Acquiror Counsel, on the one hand, and

Annex A-60

Acquiror, Merger Sub or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating to Acquiror Deal Communications shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by the Company, Acquiror or the Surviving Corporation following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by Parent or the Company prior to the Closing with Acquiror or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

(b) Parent further agrees, on behalf of itself and, after the Closing, on behalf of Acquiror and the EMEA Companies, that all communications in any form or format whatsoever between or among any of Prior Acquiror Counsel, Acquiror, Merger Sub or the Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Acquiror Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Acquiror or the EMEA Companies after the Closing. All Acquiror Deal Communications that are attorney-client privileged (the “Privileged Acquiror Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Acquiror or the EMEA Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by the Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the EMEA Companies, on the one hand, and a third party other than Sponsor, on the other hand, Acquiror or the EMEA Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Acquiror Deal Communications to such third party. In the event that Acquiror or the EMEA Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Acquiror Deal Communications, Acquiror shall promptly notify Sponsor in writing (including by making specific reference to this Section 10.18) so that Sponsor can seek a protective order and Acquiror and the EMEA Companies agree to use all commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior Acquiror Counsel constitute Acquiror Deal Communications that is property of its clients, only Sponsor shall hold such property rights and Prior Acquiror Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Acquiror Deal Communications by reason of any attorney-client relationship between Prior Acquiror Counsel, on the one hand, and Acquiror or any EMEA Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) Acquiror agrees on behalf of itself and the EMEA Companies after the Closing, (i) to the extent that Acquiror or, after the Closing, the EMEA Companies receives or takes physical possession of any Acquiror Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person, of the privileges or protections described in this Section 10.18, and (b) neither Acquiror nor the EMEA Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Acquiror Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Acquiror or any EMEA Company waive the attorney-client or other privilege, or by otherwise asserting that Acquiror or the EMEA Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Acquiror Deal Communications from Prior Acquiror Counsel so long as such Acquiror Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(f) Each of the parties hereto acknowledges and agrees that Willkie Farr & Gallagher LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP (each a “Prior Company Counsel”) has acted as counsel to Parent and the Company in various matters involving a range of issues and as counsel to the Company in connection with the negotiation of this Agreement, the Ancillary Agreements and the Transactions. In connection with any matter or dispute under this Agreement, Acquiror hereby irrevocably waives and agrees not to assert, and agrees to cause

Annex A-61

the EMEA Companies after the Closing to irrevocably waive and agree not to assert, any conflict of interest arising from or in connection with (i) Prior Company Counsel’s prior representation of the Company and (ii) Prior Company Counsel’s representation of any member of the EMEA Companies (collectively, the “Company Advised Parties”) prior to and after the Closing.

(g) Acquiror further agrees, on behalf of itself and, after the Closing, on behalf of the EMEA Companies, that all communications in any form or format whatsoever between or among any of Prior Company Counsel, the Company, any of the EMEA Companies, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “Company Deal Communications”) shall be deemed to be retained and owned collectively by the Company Advised Parties, shall be controlled by Parent on behalf of the EMEA Companies and shall not pass to or be claimed by Acquiror or the EMEA Companies after the Closing. All Company Deal Communications that are attorney-client privileged (the “Privileged Company Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Parent, shall be controlled by Parent and shall not pass to or be claimed by Acquiror, the Surviving Company or the EMEA Companies after the Closing; provided, further, that nothing contained herein shall be deemed to be a waiver by Parent or any of its Affiliates (including, after the Closing, the EMEA Companies and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(h) Notwithstanding the foregoing, in the event that a dispute arises between Acquiror or the EMEA Companies, on the one hand, and a third party other than Parent, on the other hand, Acquiror or the EMEA Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Company Deal Communications to such third party; provided, however, that neither Acquiror nor the EMEA Companies may waive such privilege with respect to Privileged Company Deal Communications without the prior written consent of Parent. In the event that Acquiror or the EMEA Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged Company Deal Communications, Acquiror shall promptly notify Parent in writing (including by making specific reference to this Section 10.18) so that Parent can seek a protective order and Acquiror agrees to use all commercially reasonable efforts to assist therewith.

(i) To the extent that files or other materials maintained by Prior Company Counsel constitute Company Deal Communications that is property of its clients, only Parent shall hold such property rights and Prior Company Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged Company Deal Communications by reason of any attorney-client relationship between Prior Company Counsel, on the one hand, and the EMEA Companies after the Closing, on the other hand so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(j) Acquiror agrees on behalf of itself and the EMEA Companies after the Closing, (i) to the extent that Acquiror or, after the Closing, the EMEA Companies receives or takes physical possession of any Company Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by any of the Company Advised Parties or any other Person, of the privileges or protections described in this Section 10.18, and (b) neither Acquiror nor the EMEA Companies after the Closing shall assert any claim that any of the Company Advised Parties or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the Company Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Parent waive the attorney-client or other privilege, or by otherwise asserting that Acquiror or the EMEA Companies after the Closing has the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the Company Deal Communications from Prior Company Counsel so long as such Company Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

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Annex A-62

IN WITNESS WHEREOF the parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date first above written.

ACQUIROR:

CF Acquisition Corp. VIII
a Delaware corporation

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer

MERGER SUB:

Sierra Merger Sub, Inc.
a Delaware limited liability company

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chief Executive Officer
COMPANY:

XBP Europe, Inc.
a Delaware corporation

By:	/s/ Vitalie Robu
	Name:	Vitalie Robu
	Title:	President

PARENT:

BTC International Holdings, Inc.
a Delaware corporation

By:	/s/ Vitalie Robu
	Name:	Vitalie Robu
	Title:	President

Annex A-63

Exhibit A

Form of Exela Support Agreement

See attached.

Annex A-64

Exhibit B

Form of Sponsor Support Agreement

See attached.

Annex A-65

Exhibit C

Form of Lock-Up Agreement

See attached.

Annex A-66

Exhibit D

Form of A&R Registration Rights Agreement

See attached.

Annex A-67

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], is made and entered into by and among XBP Europe Holdings, Inc. (formerly known as CF Acquisition Corp. VIII), a Delaware corporation (the “Company”), CFAC Holdings VIII, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor, an “Existing Holder” and collectively the “Existing Holders”) and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Existing Holders are party to that certain Registration Rights Agreement dated March 11, 2021 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October [•], 2022, by and between the Company, XBP Europe, Inc. (“NewCo”), Sierra Merger Sub, Inc. and BTC International Holdings, Inc. (“Parent”, which is also the initial New Holder);

WHEREAS, upon the closing of the transactions contemplated by the Merger Agreement (the “Closing”) and subject to the terms and conditions set forth therein, the initial New Holder received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, the Sponsor owns [•] shares of Common Stock that, upon Closing, were converted from an equal number of shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) and the other Existing Holders own an aggregate of [•] shares of Common Stock that, upon Closing, were converted from an equal number of shares of Class B Common Stock (such shares of Common Stock, collectively, the “Initial Founder Shares”);

WHEREAS, on March 16, 2021 and pursuant to that certain Private Placement Units Purchase Agreement (the “Private Placement Agreement”) between the Company and the Sponsor dated March 11, 2021, the Sponsor purchased 540,000 units of the Company (the “Private Placement Units”), each such Private Placement Unit consisting of one share of Common Stock and one-fourth of one warrant, in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering; each whole warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share (which such Private Placement Units, upon the Closing, were separated into their constituent parts consisting of 540,000 shares of Common Stock (the “Private Placement Shares”) and 135,000 warrants (the “Private Placement Warrants”)), 2,500 of which such Private Placement Shares were transferred to an Existing Holder on March 25, 2022;

WHEREAS, on March 11, 2021, the Company entered into that certain Forward Purchase Contract with the Sponsor pursuant to which the Sponsor purchased, concurrently with the Closing, (i) 1,000,000 shares of Common Stock (the “Base Forward Purchase Shares”), (ii) 250,000 warrants; each whole warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share (the “Forward Purchase Warrants”), and (iii) an additional 250,000 shares of Common Stock (for no additional consideration) (the “Forward Purchase Founder Shares” and together with the Initial Founder Shares, the “Founder Shares”);

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

Annex A-68

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with the executive officers of and counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Base Forward Purchase Shares” shall have the meaning given in the Recitals hereof.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a “bought deal”, same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Forward Purchase Founder Shares” shall have the meaning given in the recitals hereto.

“Forward Purchase Warrants” shall have the meaning given in the recitals hereof.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issued upon conversion thereof.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

Annex A-69

“Initial Founder Shares” shall have the meaning in the Recitals hereto.

“Insider Letter” shall mean that certain letter agreement, dated as of March 11, 2021, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Lock-Up Period” shall mean from the date hereof and ending on the earlier of (A) the one (1) year anniversary of the date of the Closing, and (B) subsequent to the Closing, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period under, in the case of the New Holders, the Lock-Up Agreements dated as of the date hereof, and in the case of the Existing Holders, the Insider Letter and/or the Sponsor Agreement, and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Common Stock issued as a result of the conversion of the Initial Founder Shares, (b) the Private Placement Shares, (c) the Private Placement Warrants and any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants, (d) the Base Forward Purchase Shares, (e) the Forward Purchase Founder Shares, (f) the Forward Purchase Warrants and any shares of Common Stock issued or issuable upon exercise of the Forward Purchase Warrants, (g) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement including any securities purchased in connection with the Closing or securities issued under the Merger Agreement in repayment of transaction expenses as contemplated thereunder, (h) any outstanding shares of Common Stock or any Common Stock issuable upon the exercise, conversion or exchange of any other outstanding equity security (or security exercisable, convertible or exchangeable for any equity security) of the Company or any of its Subsidiaries held by a New Holder as of the date of this Agreement (including shares transferred to a Permitted Transferee), and (i) any other equity security of the Company issued or issuable with respect to any such share of Common Stock described in the foregoing clauses (a) through (h) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration

Annex A-70

Statement; (B) such securities shall have been otherwise transferred, new certificates or book entries for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Rule 144; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, or any successor rule promulgated thereafter by the SEC.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Guidance” means (i) any publicly-available written or oral guidance of the SEC staff, or any comments, requirements or requests of the SEC staff whether formally or informally or publicly or privately and (ii) the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble hereto.

Annex A-71

“Sponsor Agreement” shall mean the Sponsor Support Agreement, dated as of October [•], 2022, between the Sponsor, the Company and Parent.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as soon as practicable, but in no event later than thirty (30) calendar days after the consummation of the transactions contemplated by the Merger Agreement, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) calendar days following the Closing (or 90 calendar days following the Closing if the SEC notifies the Company that it will “review” the Registration Statement), and (ii) the second (2nd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the SEC pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall cause such Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement and shall furnish to them, without charge, such number of copies of the Registration Statement (including any amendments, supplements and exhibits), the prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference into the Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement was made).

2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its best efforts to file a Form S-1 Shelf as promptly as practicable (but in any event, within ten (10) calendar days) to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

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2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $15,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $5,000,000]. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein (other than a Block Trade, in which only the Demanding Holder shall be entitled to participate), within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company after consultation with the initiating Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company. Notwithstanding anything to the contrary set forth in this subsection 2.1.3 or subsection 2.2.1, a request by any Existing Holder(s) or New Holder(s) for a Shelf Underwritten Offering pursuant to this subsection 2.1.3 shall count as a Demand Registration for purposes of the limitations on the number of Demand Registrations set forth in the last sentence of subsection 2.2.1 for so long as the Registrable Securities requested to be sold in such Shelf Underwritten Offering by such Holders pursuant to this subsection 2.2.1 (after giving effect to any to reductions consistent with the Pro Rata calculations in Section 2.2.4) have actually been sold in connection therewith.

2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) calendar days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall notify each Holder in writing of the anticipated filing of such Registration Statement (which may be by email), and request from each Holder all information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third (3rd) calendar day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering the Registrable Securities, (a) the Existing Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders or (b) the New Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration (other than a Block Trade), notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such

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Holder’s Registrable Securities in a Registration pursuant to such Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration by the Existing Holders, or more than an aggregate of five (5) Registrations pursuant to a Demand Registration by the New Holders, in each case under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Holders; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the SEC with respect to a Registration pursuant to a Demand Registration has been declared effective by the SEC and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the SEC, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (a) such stop order or injunction is removed, rescinded or otherwise terminated, and (b) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if applicable) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if applicable) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if applicable) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i)

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first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if applicable) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if applicable) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if applicable), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least one (1) business day prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder

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(ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Shelf Underwritten Offering pursuant to subsection 2.1.3 or a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested a Shelf Underwritten Offering or an Underwritten Registration, as applicable, and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the

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Board such Shelf Underwritten Offering or Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement at such time, as applicable, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board or the Chief Executive Officer stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company for such Shelf Underwritten Offering to be commenced or such Registration Statement to be filed, as applicable, in the near future and that it is therefore essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement, as applicable. In such event, the Company shall have the right to defer such offering or filing for a period of not more than ninety (90) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Demanding Holders desire to effect a Block Trade, the Demanding Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade for the benefit of the Demanding Holders. The Demanding Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.6 Rule 415; Removal. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II are not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the SEC requiring a Holder to be named as an “underwriter,” the applicable Holders) and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the applicable Holders is an “underwriter.” The Existing Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the Existing Holders, and the New Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the New Holders, and subject to such Registration Statement, each such legal counsel shall have the review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto. No such written submission with respect to this matter shall be made to the SEC to which the applicable set of Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the SEC refuses to alter its position, the Company shall, at the applicable Holder(s)’ option, (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall only be required to include such Holder’s Registrable Securities in the Registration Statement if the Holder agrees to be named as an “underwriter” in such Registration Statement. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the applicable Holders (who, for the avoidance of doubt, shall solely consist of those Holders the SEC is requiring to be named as an “underwriter”) pursuant to this Section 2.6 shall be allocated between the applicable Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by such applicable Holders. In the event of a share removal of some or all Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

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ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

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3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders, provided that the Existing Holders holding a majority of the Registrable Securities held by the Existing Holders shall be permitted to select their own representative), the Underwriter(s), if any, and any attorney(s) or accountant(s) retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative(s), Underwriter, attorney(s) or accountant(s) in connection with the Registration; provided, however, that such representative(s) or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and a negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $15,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements

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approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations; Legend Removal.

3.5.1 As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.5.2 Upon request of a Holder, the Company shall promptly cause any legend affixed to any Registrable Securities to be removed from any certificate for any Registrable Securities to the extent that such legend is no longer required under the Securities Act and applicable state laws, including by providing any opinion of counsel that may be required by the transfer agent to effect such removal.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) the Sponsor may not exercise its rights under Section 2.2 or 2.3 hereunder after March 11, 2026 and March 11, 2028, respectively, and (ii) the Sponsor may not exercise its rights under Section 2.2 more than one time.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its affiliates, officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party if the indemnifying party provides notice of such to the indemnified party within 30 days of the indemnifying party’s receipt of notice of such claim. After notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any other legal expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action or counsel reasonably satisfactory to the indemnified party, in each case, within a reasonable time after receiving notice of the commencement of the action; in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction (plus local counsel) at any one time for all such indemnified party or parties. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). No indemnifying party shall, without the consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 4 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an express and unconditional release of each indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, [•], Attention: [•], and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement, including Section 4.1 and Section 5.2 hereof.

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5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group (regardless, in each case, whether the New Holders or the Existing Holders, respectively, are adversely affected (as a group) to the same extent) shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)) or (B) with respect to any Holder, such Holder ceasing to hold Registrable Securities.

[Signature Page Follows]

Annex A-83

IN WITNESS WHEREOF, the undersigned have caused this Registration Rights Agreement to be executed as of the date first written above.

COMPANY:
XBP EUROPE HOLDINGS, INC. (formerly known as CF Acquisition Corp. VIII)

By:
Name:
Title:

EXISTING HOLDERS:

CFAC HOLDINGS VIII, LLC

By:
Name:
Title:

By:
Name:

By:
Name:

NEW HOLDERS:
[_________]

By:
Name:
Title:

Annex A-84

Exhibit G

Form of Tax Sharing Agreement

See attached.

Annex A-85

Exela Technologies, INC. AND SUBSIDIARY COMPANIES
INTERCOMPANY INCOME TAX ALLOCATION AGREEMENT

This Intercompany Income Tax Allocation Agreement (this “Agreement”) is dated [__], 2022, by and among Exela Technologies, Inc. (“Exela”), CF Acquisition Corp. VIII (“Acquiror”), and XBP Europe, Inc. (“XBP”).

WHEREAS, Exela is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504 of the Code, which, together with any other corporations which are or may become members of such affiliated group filing a consolidated U.S. federal income tax return, is referred to as the “Exela Consolidated Group”.

WHEREAS, all or some of Exela and its subsidiaries join annually in the filing of certain consolidated, combined and unitary U.S. state, local and non-US income, franchise and similar tax returns as a group (the “Exela Group”).

WHEREAS, on [_______], 2022, XBP entered into an Agreement and Plan of Merger with Acquiror, BTC International Holdings, Inc, and Sierra Merger Sub, Inc. dated [_____], 2022 (the “Merger Agreement”), pursuant to which Acquiror will acquire common stock of XBP.

WHEREAS, no formal tax allocation agreement exists prior to the date hereof with respect to the sharing of U.S. federal and certain state income, franchise and similar tax liabilities, assets and refunds;

NOW, THEREFORE, each of Exela, XBP and Acquiror does hereby covenant and agree with one another that the following comprise their agreement relating to their respective rights and obligations with respect to the allocation of certain U.S. federal, state and local tax liabilities, assets, refunds and readjustments for taxable years ending after the Closing Date.

Article I.

Definitions and Interpretation

Section 1.1 Definitions. Except as otherwise expressly provided, capitalized terms shall have the meaning set forth in the Merger Agreement.

Article II.

Preparation and Filing of Tax Returns; Allocations of Taxes

Section 2.1 U.S. Federal Returns.

(a) For all taxable years in which Exela files consolidated federal income tax returns (any such return of the Exela Consolidated Group for any taxable year, an “Exela Consolidated Return”) and is entitled to include Acquiror in such returns under Sections 1501-1504, or successor provisions, of the Code, Exela shall include Acquiror, XBP and any of their subsidiaries eligible to be included in the consolidated federal income tax returns it files as the common parent corporation of the Exela Consolidated Group (Acquiror, XBP and such subsidiaries, the “XBP Consolidated Group”) it being understood that if Acquiror has no subsidiaries includible in the Exela Consolidated Group, references to the XBP Consolidated Group shall be deemed references to Acquiror and references to Pro Forma XBP Returns and pro forma tax liability shall be deemed references to pro forma separate returns and separate tax liability of Acquiror). Exela and Acquiror shall, and shall cause their respective subsidiaries to, file any and all consents, elections or other documents and take any other actions necessary or appropriate to effect the filing of such federal income tax returns. For all taxable years in which the XBP Consolidated Group is included in the Exela Consolidated Group, Exela shall pay the entire federal income tax liability of the Exela Consolidated Group and shall indemnify and hold harmless the XBP Consolidated Group against any such liability; provided, however, that Acquiror shall make payments to Exela or receive payments from Exela as provided in this Agreement in settlement of the XBP Consolidated Group’s share of the entire federal income tax liability of the Exela Consolidated Group for any taxable year (which term shall throughout this Agreement include any short taxable year) ending after the Closing Date, in which the XBP Consolidated Group is included in the Exela Consolidated Group after the Closing Date (any such taxable year, an “Agreement Year”).

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(b) For each Agreement Year for which Exela files an Exela Consolidated Return that includes the XBP Consolidated Group, Exela shall prepare a pro forma consolidated federal income tax return for the XBP Consolidated Group (a “Pro Forma XBP Return”). Except as otherwise provided herein, the Pro Forma XBP Return for each Agreement Year shall be prepared as if Acquiror filed a consolidated return on behalf of the XBP Consolidated Group for such taxable year and all prior taxable years. The Pro Forma XBP Return (1) shall not reflect any carryovers or carrybacks of net operating losses, net capital losses, excess tax credits, or other tax attributes of the Exela Consolidated Group, except as provided in the following clause (2), and (2) shall reflect carryovers and carrybacks of net operating losses, net capital losses, excess tax credits, or other tax attributes of members of the XBP Consolidated Group, in each case determined as though the XBP Consolidated Group had never been included in the Exela Consolidated Group and all Pro Forma XBP Returns had been actual returns. The Pro Forma XBP Return shall be prepared in a manner that reflects all elections, positions, and methods used in the Exela Consolidated Return that must be applied on a consolidated basis and otherwise shall be prepared in a manner consistent with the Exela Consolidated Return. The provisions of the Code that require consolidated computations, such as Sections 59A, 861, 1201-1212, and 1231, shall be applied separately to the XBP Consolidated Group. Section 1.1502-13 of the Income Tax Regulations shall be applied as if the XBP Consolidated Group and the Exela Consolidated Group (excluding the members of the XBP Group) were separate affiliated groups, except that the Pro Forma XBP Return shall include any gains or losses recognized by the members of XBP Consolidated Group on transactions within the XBP Consolidated Group (including in years prior to the first Agreement Year) which must be taken into account pursuant to Section 1.1502-13 of the Income Tax Regulations and reflected on the Exela Consolidated Return if the XBP Consolidated Group ceases to be included in the Exela Consolidated Group. For purposes of this Agreement, all determinations made as if the XBP Consolidated Group had never been included in the Exela Consolidated Group and as if all Pro Forma XBP Returns were actual returns shall reflect any actual short taxable years resulting from the XBP Consolidated Group joining or leaving the Exela Consolidated Group.

(c) For each Agreement Year, Acquiror shall make periodic payments to Exela in such amounts as the estimated tax payments that would be due from the XBP Consolidated Group if it were not included in the Exela Consolidated Group no later than five business (5) days before the dates on which payments of estimated tax would be due from the XBP Consolidated Group if it were not included in the Exela Consolidated Group. The balance of the tax due for an Agreement Year shall be paid to Exela no later than April 7 of the following year. Acquiror shall pay to Exela no later than five business (5) days before the date on which an Exela Consolidated Return for any Agreement Year is filed an amount equal to the sum of (i) the federal income tax liability shown on the corresponding Pro Forma XBP Return prepared for the Agreement Year and (ii) the additions to tax, if any, under Section 6655 of the Code that would have been imposed on Acquiror (treating the amount due to Exela under (i) above as its federal income tax liability and treating any periodic payments to Exela pursuant to the first sentence of this Section 2.1(c) as estimated payments under Section 6655 of the Code) and which result from the inaccuracy of any information provided by Acquiror to Exela pursuant to Section 3.1 or from the failure of Acquiror to provide any reasonably requested information, reduced by (iii) the sum of the amount of the periodic payments and the payment made on April 7. If Acquiror’s total periodic payments to Exela for any Agreement Year exceed the amount of its liability under the preceding sentence, Exela shall refund such excess to Acquiror within 30 days after filing the Exela Consolidated Return. For purposes of this Agreement, the term “federal income tax liability” means the tax imposed by Sections 11, 55 and 59A of the Code, or any successor provisions to such Sections. Exela shall notify Acquiror of any amounts due from Acquiror to Exela pursuant to this Section 2.1(c) no later than ten (10) business days prior to the date such payments are due and such payments shall not be considered due until the later of the due date described above or the fifth day from the notice from Exela.

Section 2.2 Interest. Interest required to be paid by or to Acquiror or XBP pursuant to this Agreement shall, unless otherwise specified, be computed at the rate and in the manner provided in the Code for interest or underpayments and overpayments, respectively, of federal income tax for the relevant period.

Section 2.3 U.S. State and Non-U.S. Taxes. In the case of U.S. state or local or non-U.S. taxes based on or measured by the net income of an Exela Group which includes Acquiror or any of its subsidiaries (other than solely with respect to members which are members of the XBP Consolidated Group or which are members of the Exela Consolidated Group but not the XBP Consolidated Group), the provisions of Section 2.1, 2.2 and 2.4 with respect to sharing of federal income tax liability and the provisions of Article III shall each apply mutatis mutandis to such U.S. state or local or non-U.S. tax whether or not the XBP Consolidated Group (or any subset thereof) is included in the Exela Consolidated Group (or any subset thereof) for federal income tax purposes; provided, however, that interest

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pursuant to Section 2.2 shall be computed at the rate and in the manner provided under such U.S. state or local or non-U.S. law for interest on underpayments and overpayments of such tax for the relevant period and references to provisions of the Code shall be deemed to be references to analogous provisions of state, local, and non-U.S. law.

Section 2.4 Historic Group Taxes. Exela shall pay, and shall indemnify and hold harmless XBP and its subsidiaries from and against any Taxes of an Exela Group imposed on XBP or any of its subsidiaries as a result of being a member of such Exela Group, including the Exela Consolidated Group, for any tax year of XBP or its subsidiaries ending on or prior to the Closing Date, including pursuant to Treasury regulations section 1.1502-6 or any similar provision of state, local or non-U.S. law.

Article III.

Preparation of Returns and Contests

Section 3.1 Tax Information. Acquiror, at its own expense, shall provide to Exela in a format determined by Exela all information requested by Exela as necessary to prepare the Exela Consolidated Return and the Pro Forma XBP Return, including all information reasonably necessary for Exela to prepare IRS Forms 5471 and 8858 (the “Exela Tax Package”). The Exela Tax Package with respect to any taxable year shall be provided to Exela on a basis consistent with current practices of the Exela Consolidated Group no later than April 1 of the following year. Acquiror shall also provide to Exela current federal taxable income, current and deferred tax liabilities, tax reserve items, and any additional current or prior information required by Exela on a timely basis consistent with current practices of the Exela Consolidated Group as are communicated to Acquiror by Exela. Acquiror shall pay, and shall indemnify and hold harmless Exela, for any failure by Acquiror to provide any requested information which results in the imposition of penalties under Section 6679(a)(1) on any member of the Exela Group.

Section 3.2 Preparation of Returns. Exela shall have exclusive and sole responsibility for the preparation and filing of the Exela Consolidated Returns and any other returns, amended returns and other documents or statements required to be filed with the Internal Revenue Service in connection with the determination of the federal income tax liability of the Exela Consolidated Group; provided, however, that (i) Exela shall permit Acquiror to review, and shall consult with Acquiror with respect to, any portion of such returns or other documents relating to items of income, deduction, gain, loss or credit of members of the XBP Consolidated Group (“XBP Consolidated Return Items”) and (ii) with respect to any Agreement Year, Exela shall comply with any request of Acquiror regarding the treatment of any item on the Pro Forma XBP Return so long as such treatment, if applied to the corresponding XBP Consolidated Return Items (if any), would not be inconsistent with the treatment on the Exela Consolidated Return of items other than XBP Consolidated Return Items which must be treated consistently on a consolidated return.

Section 3.3 Audits, Refunds. Except as provided in Section 3.8 below, Exela will have exclusive and sole responsibility and control with respect to the conduct of Internal Revenue Service examinations of the returns filed by the Exela Consolidated Group and any refund claims with respect thereto. Acquiror shall cooperate with Exela during the course of any such proceeding. Exela shall give Acquiror notice of and consult with Acquiror with respect to any issues relating to XBP Consolidated Return Items, and shall allow Acquiror to participate in any meetings or contribute to any written communication with respect to XBP Consolidated Return Items.

Section 3.4 Litigation. If the federal income tax liability of the Exela Consolidated Group becomes the subject of litigation in any court, the conduct of the litigation shall be controlled exclusively by Exela, except as provided in Section 3.8 below. Acquiror shall cooperate with Exela during the course of litigation, and Exela shall consult with Acquiror regarding any issues relating to XBP Consolidated Return Items and shall allow Acquiror to participate in any meetings or contribute to any written communication with respect to XBP Consolidated Return Items.

Section 3.5 Expenses. Acquiror shall reimburse Exela for all reasonable out-of-pocket expenses (including, without limitation, legal, consulting, and accounting fees) incurred by Exela in the course of (i) preparing any Pro Forma XBP Return and (ii) proceedings described in Sections 3.3 and 3.4 to the extent such expenses are reasonably attributable to XBP Consolidated Return Items for any Agreement Year.

Section 3.6 Recalculation of Payments to Reflect Adjustments. To the extent that any audit, litigation or claim for refund with respect to a Exela Consolidated Return results in an additional payment of tax (including a payment of tax made preliminary to commencing a refund claim or litigation) or a refund of tax (any such additional payment or refund, an “Adjustment”) relating to the treatment of a XBP Consolidated Return Item for an Agreement Year, a corresponding adjustment shall be made to the corresponding Pro Forma XBP Return (the “Adjusted Pro Forma

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XBP Return”). All calculations of payments made pursuant to Article II shall be recomputed to reflect the Adjusted Pro Forma XBP Return. Within 5 days after the preparation of the Adjusted Pro Forma XBP Return, Acquiror or Exela, as appropriate, shall make additional payments or refund payments to the other party reflecting such Adjustment, plus interest pursuant to Section 2.2 calculated as if payments by and to Acquiror pursuant to Article II and this Section 3.6 were payments and refunds of federal income taxes. Acquiror shall further pay to Exela the amount of any penalties or additions to tax incurred by the Exela Consolidated Group as a result of an adjustment to any XBP Consolidated Return Item for an Agreement Year.

Section 3.7 Applicability with Respect to All Consolidated Returns. The provisions of Sections 3.1 through 3.6 above shall apply to Exela Consolidated Returns and XBP Consolidated Return Items for all taxable years in which the XBP Consolidated Group (or any member thereof) is includable in the Exela Consolidated Group.

Section 3.8 XBP Consent Rights. Without the consent of Acquiror, not to be withheld unreasonably, Exela shall not agree to settle or otherwise compromise any issue in any administrative or judicial proceeding with respect to a XBP Consolidated Return Item if such settlement or compromise could reasonably be expected to affect any amount owing between Acquiror and XBP, on the one hand, and Exela, on the other hand, pursuant to this Agreement or the federal income tax, liability of any member of the XBP Consolidated Group for any period during which the XBP Consolidated Group is not included in the Exela Consolidated Group.

Section 3.9 Exit from Group. If for any taxable year the XBP Consolidated Group is no longer included in the Exela Consolidated Group, Exela and Acquiror agree to provide to the other party any information reasonably required to complete tax returns for taxable periods beginning after the XBP Consolidated Group is no longer included in a Exela Consolidated Return, and each of Exela and Acquiror will cooperate with respect to any audits or litigation relating to any Exela Consolidated Return.

Article IV.

Miscellaneous Provisions

Section 4.1 Effective Date and Termination of Affiliation.

(a) Unless otherwise agreed by the parties, this Agreement shall remain in force and be binding so long as the period of assessments under the Code remains unexpired for any taxable year in respect of which Acquiror or its subsidiaries is entitled to indemnification from Exela with respect to taxes of the Exela Consolidated Group or an Exela Group pursuant to Article II.

(b) If for any taxable year the XBP Consolidated Group is no longer included in the Exela Consolidated Group, Exela and Acquiror agree to provide to the other party any information reasonably required to complete tax returns for taxable periods beginning after the XBP Consolidated Group is no longer included in an Exela Consolidated Return, and each of Exela and Acquiror will cooperate with respect to any audits or litigation relating to any Exela Consolidated Return.

Section 4.2 Notices. Section 10.3 of the Merger Agreement is incorporated by reference.

Section 4.3 Amendments and Waiver. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 4.4 Assignments, Successors. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto and any attempt to do so shall be null and void. This Agreement shall be binding upon and inure to the benefit of any successor to any of the parties, by merger, acquisition of assets or otherwise, to the same extent as if the successor had been an original party to this Agreement.

Section 4.5 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

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Section 4.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement relating to the matters addressed herein and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective subsidiaries relating to the matters addressed herein. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the matters addressed herein exist between such parties except as expressly set forth in this Agreement.

Section 4.7 Applicable Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 4.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original and together which shall constitute one instrument.

Section 4.9 No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party.

Section 4.10 Further Documents. The parties agree to execute any and all documents, and to perform any and all other acts, reasonably necessary to accomplish the purposes of this Agreement.

Section 4.11 Headings and Captions. The headings and captions contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

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IN WITNESS WHEREOF, the undersigned have executed this Intercompany Income Tax Allocation Agreement as of the date first written above, and this Intercompany Income Tax Allocation Agreement shall supersede any previous agreement.

Exela Technologies, Inc.

By:
Name:
Title:

XBP Europe, Inc.

By:
Name:
Title:

CF Acquisition Corp. VIII

By:
Name:
Title:

[Signature Page to Intercompany Income Tax Allocation Agreement]

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Exhibit H

Form of Services Agreement

See attached.

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SERVICES AGREEMENT

by and between

XBP EUROPE, INC.

AND

EXELA TECHNOLOGIES BPA, LLC

dated as of [•], 202[•]

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SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is entered into as of [•], 202[•] (the “Effective Date”), by and between XBP Europe, Inc., a Delaware corporation (“Recipient”) and Exela Technologies BPA, LLC, a Delaware limited liability company (“Provider”) whose sole member is Exela Technologies, Inc., a Delaware corporation (“ETI”). Provider and Recipient are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, CF Acquisition Corp. VIII, a Delaware corporation (“Acquiror”), Sierra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“Parent”) and Recipient have entered into that Agreement and Plan of Merger, dated as of October [•], 2022 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will be merged into Recipient and Recipient will become a wholly-owned subsidiary of Acquiror;

WHEREAS, prior to the consummation of the transactions contemplated by the Merger Agreement, Recipient was an indirect, wholly-owned Subsidiary of ETI, and certain subsidiaries of Provider provided services to Recipient and its Subsidiaries; and

WHEREAS, in furtherance of the transactions contemplated by the Merger Agreement, following the Effective Date, Provider will provide or cause to be provided to Recipient the Historical Services and related Deliverables to Recipient in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.1. Definitions. Capitalized terms which are used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. As used in this Agreement, capitalized terms which are defined herein shall have the meanings ascribed to them herein, including the following terms which shall have the meanings set forth in this Section 1.1:

“Affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

“Confidential Information” means all confidential or proprietary information and documentation of either Party made available to the other Party under this Agreement, including, without limitation, information that (i) is or becomes publicly available other than as a result of an unauthorized disclosure by the receiving Party or its Affiliates or Representatives, (ii) is already in the receiving Party’s lawful possession and is not subject to any confidentiality restrictions, but subject, to the extent applicable, to the confidentiality obligations set forth in the Merger Agreement, (iii) is or becomes available to the receiving Party on a non-confidential basis from a Third Party source that, to such receiving Party’s knowledge after due inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation or (iv) is independently developed by the receiving Party without use of the Confidential Information.

“Deliverables” means all Technology, work product, and other materials provided, created, or developed by or on behalf of Provider as part of the provision of the Services or its performance under this Agreement.

“Highly Sensitive Personal Information” means an (i) individual’s government-issued identification number (including Social Security number, driver’s license number, or state-issued identification number); (ii) financial account number, credit card number, debit card number, or credit report information, with or without any required security code, access code, personal identification number, or password that would permit access to an individual’s financial account; (iii) biometric, genetic, health, medical, or medical insurance data; or (iv) geolocation data.

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“Personal Information” means all tangible and intangible information provided or accessed hereunder about an identifiable or identified natural person associated with either Party or its Affiliates, that (i) identifies or can be used to identify an individual (including, without limitation, names, signatures, addresses, telephone numbers, email addresses, and other unique identifiers); or (ii) can be used to identify or authenticate an individual (including, without limitation, employee identification numbers, government-issued identification numbers, passwords or PINs, user identification and account access credentials or passwords, financial account numbers, credit report information, student information, biometric, health, genetic, medical, or medical insurance data, answers to security questions, an individual’s internet activity or similar interaction history, inferences drawn from other personal information to create consumer profiles, geolocation data, an individual’s commercial, employment, or education history, and other personal characteristics and identifiers), in case of both subclauses (i) and (ii), including, without limitation, all Highly Sensitive Personal Information.

“Representative(s)” shall mean (a) with respect to Provider, Provider, its Subsidiaries (other than Recipient and its Subsidiaries) and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent authorized by Provider to provide Services under this Agreement, and (b) with respect to Recipient, Recipient, its Subsidiaries and each of their respective officers, directors, employees, consultants, contractors and agents, in each case to the extent authorized to perform any obligations on behalf of Recipient pursuant to this Agreement.

“Subsidiary” means, with respect to an entity, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (i) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (ii) is entitled to elect at least a majority of the board of directors or similar governing body or (iii) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Technology” means, collectively, any software, software code (in any form, including Source Code), and any other technology.

“Third Party” means any Person other than Provider, Recipient or their respective Affiliates or Representatives.

Section 1.2. Definition Cross-References. The following terms shall have the meaning ascribed to them in the corresponding Section of this Agreement.

Defined Term	Where Defined
Accessing Party	Section 8.1
Acquiror	Preamble
Additional Service	Section 2.3
Agreement	Preamble
Effective Date	Preamble
ETI	Preamble
Force Majeure Event	Section 13.1
Historical Services	Section 2.1(a)
Host	Section 8.1
Initial Service Term	Section 4.1(a)
Licensee	Section 7.2
Licensor	Section 7.2
Merger Agreement	Preamble
Merger Sub	Preamble
Nonparty Affiliates	Section 14.9
Parent	Preamble
Parties	Preamble
Party	Preamble
Payment Period	Section 5.2(a)
PBRM	Section 6.1(b)
Permits	Section 2.7(a)

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Defined Term	Where Defined
Provider	Preamble
Restricted Period	Section 12.1
Restricted Person	Section 12.1(b)
RBRM	Section 6.2(b)
Recipient	Preamble
Sales and Service Taxes	Section 5.5(a)
Service Term.	Section 4.1(a)
Services	Section 2.1(a)
Services Schedule	Section 2.2
Systems	Section 8.1
Term	Section 5.4
Unauthorized Access	Section 9.2

Section 1.3. Interpretation. Whenever the context requires, words used in the singular shall be construed to mean or include the plural and vice versa, and pronouns of any gender shall be deemed to include and designate the masculine, feminine or neuter gender. The words “include,” “includes” and “including” and words of similar import shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the preamble of this Agreement. Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

ARTICLE II.
SERVICES

Section 2.1. General.

(a) Provider shall provide, or cause its Affiliates or their respective Representatives or permitted subcontractors to provide to Recipient and its Subsidiaries, the services, access to facilities, personnel, equipment, software and hardware and other assistance that were provided by Provider and its Subsidiaries to Recipient and its Subsidiaries during the twelve (12) months prior to the Effective Date (the “Historical Services” and, together with any Additional Services and in each case any related Deliverables, the “Services”) for the periods and on the terms and conditions set forth in this Agreement.

(b) Provider may use Third Party contractors or subcontractors to perform the Services to the extent it has historically used such Third Party contractors or subcontractors to provide Historical Services to the Recipient, or it uses such Third Party contractors or subcontractors to provide services to its own similarly situated business. If none of the foregoing is applicable, then Provider shall obtain the prior written consent of Recipient before using such Third Party contractors or subcontractors to provide the Services, such consent not to be unreasonably withheld, conditioned or delayed. Provider shall retain responsibility for the provision of the Services as provided in this Agreement.

Section 2.2. Services Schedule. The schedule of Services and related Deliverables attached to this Agreement as Schedule A (the “Services Schedule”) sets forth the following information for one or more Services:

(a) a description of the Service and any related Deliverables to be provided;

(b) the time period during which the Service and any related Deliverables will be provided;

(c) the fees payable by Recipient for such Service and related Deliverables, including, where applicable, the methodology used by Provider to determine such fees; and

(d) any other terms uniquely applicable to such Service and related Deliverables.

To facilitate the performance of the Services, the Parties may choose from time to time, but are not required, to agree to amendments and supplements to the Services Schedule.

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Section 2.3. Additional Services. Provider shall also respond in good faith to any reasonable request by Recipient for access to any additional services, access to facilities, personnel, equipment, software and hardware or other assistance that are not currently contemplated in the Services Schedule (each, an “Additional Service”). Recipient and Provider shall negotiate in good faith to determine if Provider can provide Additional Services, and, if Provider is commercially reasonably able to provide Additional Services, the Additional Services will be provided by Provider under the terms and conditions to be mutually agreed upon after good faith negotiations between the Parties hereto, and the Services Schedule shall be amended to include such Additional Services. Any Additional Services so provided by or on behalf of Provider shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on the Services Schedule as of the date hereof.

Section 2.4. Nature of Services.

(a) Provider shall provide, or procure the provision of, the Services (including the related Deliverables) in compliance with Law and in a professional and workmanlike manner that is generally consistent with, and reflects, the same standard of care (including in respect of the Deliverables) as Provider historically provided to Recipient during the twelve (12) months prior to this Agreement.

(b) In no event shall Recipient be entitled to increase its use of any of the Services above the level of use in the twelve (12) months preceding the date of this Agreement without the prior written consent of Provider. Such usage above historical levels shall be treated as Additional Services pursuant to Section 2.3. Provider will be excused from meeting the standard of services set forth in this Section 2.4 to the extent its inability to meet such standard is directly due to Recipient’s: (i) failure to meet its cooperation obligations under this Agreement in any material respect; (ii) gross negligence; or (iii) willful misconduct.

(c) During the time any employees of Provider or any of its Affiliates are providing the Services under this Agreement, (i) such employees shall be under the direction, control, and supervision of, Provider or such Affiliate, as applicable, and shall not be deemed to be employees of Recipient or its Affiliates for any purpose, and (ii) Provider or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable taxes relating to such employment.

(d) For the avoidance of doubt, nothing in this Agreement prevents Recipient, during the Term, from (i) obtaining any of the Services from any other Person, (ii) providing any such Services to itself or through its Affiliates and/or (iii) terminating any Service in whole or in part, in accordance with Section 4.2(a).

Section 2.5. Use of Services. Provider shall not be required to provide the Services to any Person other than Recipient, Recipient’s Subsidiaries, or their respective Representatives, and shall not be required to provide Services in connection with anything other than the operation of the business of the Recipient and its Subsidiaries after the Effective Date. Recipient shall not and shall not permit its or any of its Subsidiaries or its or its Subsidiaries’ Representatives to, resell any Services to any Third Party or permit the use of any Services by any Third Party except as stated herein.

Section 2.6. Third Party Consents. If (a) Provider’s provision of any Service requires any license or services provided by a Third Party, and (b) Provider’s Contract with the applicable Third Party for the Service does not permit such Third Party license or service to be provided by or passed through to Recipient, then Provider will use reasonable best efforts to secure the consent of such Third Party to provide Recipient with access to such Third Party license or Service, as applicable, in accordance with the terms and conditions of this Agreement. If Provider is unable to secure the consent of the applicable Third Party using its reasonable best efforts, then, Provider and its Affiliates shall cooperate with Recipient to identify and provide appropriate reasonable alternatives to the impacted Services.

Section 2.7. Permits.

(a) Provider has, and shall maintain during the Term, all material licenses, authorizations, permits and qualifications from governmental entities (“Permits”) that Provider is required to maintain under Law in order to perform the Services in the manner required by this Agreement. The costs of any such Permits shall be borne by Recipient to the extent the Permit is required exclusively for the provision of Services (or the Permit is not required solely for provision of the Services, on a pro-rated basis, calculated based on usage on behalf of Recipient).

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(b) If Provider is prevented from providing, or causing to be provided, any Service because providing such Service or causing it to be provided would violate any Law, Provider shall promptly notify Recipient of such issue and the Parties shall cooperate and act in a commercially reasonable manner to obtain mutually satisfactory alternative equivalent services until the expiration of the Term for the applicable Service, with any applicable additional costs being borne by Recipient and agreed in writing by the Parties in advance.

(c) If Recipient or Provider receives notice of, or otherwise becomes aware of, any inquiry, investigation, examination, audit, proceeding or other action by or on behalf of any governmental entity relating to the Services, Recipient or Provider, as the case may be, shall promptly notify the other Party to this Agreement thereof, whereupon the Parties shall cooperate and act in a commercially reasonable manner to resolve such matter in a mutually satisfactory manner and shall act reasonably in light of the Parties’ respective interests in the matter at issue.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

Section 3.1. Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a) it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization, or chartering;

(b) it has the full right, power, and authority to enter into this Agreement, to grant the rights and licenses granted hereunder, and to perform its obligations hereunder;

(c) the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary corporate action of the Party; and

(d) when executed and delivered by such Party, this Agreement will constitute the legal, valid, and binding obligation of such party, enforceable against such Party in accordance with its terms.

Section 3.2. Provider Representations and Warranties. Provider represents and warrants to Recipient that:

(a) it shall perform the Services using personnel of required skill, experience, and qualifications and in a professional and workmanlike manner and shall devote adequate resources to meet its obligations under this Agreement;

(b) it is in compliance with, and shall perform the Services in compliance with, all applicable Laws;

(c) to the Knowledge (as defined in the Merger Agreement) of Provider, as of the date of the Merger Agreement, the execution and delivery by Provider of this Agreement and the performance by Provider of the Historical Services, will not result in any violation of, or conflict with, any material Contract to which Provider or ETI is a party;

(d) Recipient will receive good and valid title to all Deliverables delivered to it hereunder, free and clear of all encumbrances and liens of any kind; and

(e) to the Knowledge (as defined in the Merger Agreement) of Provider, as of the date of the Merger Agreement, none of the Historical Services and related Deliverables infringe or will infringe any intellectual property rights of any Third Party;

(f) as of the date of the Merger Agreement, there are no pending or, to Provider’s or to ETI’s knowledge, threatened claims, litigation, or other proceedings pending against Provider by any Third Party based on an alleged violation of such intellectual property rights.

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ARTICLE IV.
TERM AND TERMINATION

Section 4.1. Term.

(a) Provider shall be obligated to provide, and Recipient shall be obligated to pay for each Service during its applicable “Service Term.” The “Initial Service Term” for each Service shall be twelve (12) months following the Effective Date or such other period as may be set forth in the Services Schedule. The Services Term shall continue beyond the Initial Service Term until terminated pursuant to this ARTICLE IV.

(b) This Agreement shall terminate with respect to any Person comprising Recipient at such time as such Person is no longer a Subsidiary of Acquiror.

(c) This Agreement shall terminate at such time as there is no remaining Services Term for any Services.

Section 4.2. Early Termination.

(a) Recipient may terminate the Service Term, either with respect to all or any portion of any one or more of the Services provided to Recipient hereunder, for any reason or for no reason, at any time upon at least three (3) months’ prior written notice to Provider (or as otherwise agreed between the Parties in writing, such agreement not to be unreasonably withheld or delayed).

(b) Provider may terminate the Service Term, either with respect to all or any portion of any one or more of the Services provided to Recipient hereunder, for any reason or for no reason, at any time upon at least six (6) months’ prior written notice to Recipient (or as otherwise agreed between the Parties in writing, such agreement not to be unreasonably withheld or delayed), provided that no such notice may be delivered until at least six (6) months from the date of this Agreement.

(c) Either Party may terminate this Agreement in its entirety or with respect to affected Services if the other Party commits a material breach of this Agreement and fails to cure such breach within fifteen (15) days after receiving written notice of the breach, provided that if the applicable breach is incapable of cure then the non-breaching Party may terminate this Agreement with immediate effect. Recipient hereby acknowledges and agrees that any breach by any of its or its Affiliates’ Representatives or authorized subcontractors of any term or condition of this Agreement shall be deemed to be a breach by Recipient of such term or condition. Provider hereby acknowledges and agrees that any breach by its or any of its Affiliates’ Representatives or permitted subcontractors of any term or condition of this Agreement shall be deemed to be a breach by Provider of such term or condition.

Section 4.3. Effect of Termination.

(a) Upon termination of the Service Term for any Service, the Provider shall no longer be required to provide, and Recipient shall no longer be required to pay service fees in respect of, the applicable Service; provided, that such termination shall not relieve Recipient from payment of: (i) fees due and owing for Services actually provided prior to termination, and (ii) solely for Services that are not scheduled, the pro-rata portion of any residual pass-through costs incurred under Third Party agreements that were required to be renewed for the Services prior to Recipient’s termination to the extent allocated to Recipient.

(b) Upon termination or expiration of this Agreement or the expiration of the Services, Provider shall (i) provide such assistance as Recipient may reasonably require to effect a full and orderly transfer of such Services to Recipient or to a Third Party designated by Recipient, and (ii) subject to the other limitations set forth in this Agreement and any other agreement among the Parties, Provider shall provide to Recipient or to such Third Party, in the form reasonably requested by Recipient, the information or documents required to perform such Service; and Recipient shall pay for such assistance and provision of information pursuant to Section 5.1. Each Party shall promptly return to the other Party all of the other Party’s materials, property and Confidential Information. Each of Provider and Recipient shall promptly discontinue all use of the other’s information technology systems. For the avoidance of doubt, neither Party shall be required to return or destroy any information contained in archive or backup copies that are not readily available for, and are not used for, business use.

(c) The provisions of this Section 4.2, ARTICLE V (for amounts outstanding as of such termination or expiration), and Articles VII through XIV, shall survive the termination or expiration of this Agreement.

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ARTICLE V.
PAYMENT TERMS AND TAX MATTERS

Section 5.1. Charges for Services. Recipient shall pay to Provider (or to the applicable Provider Subsidiary) for each Service, an amount equal to (a) for those Services set forth on the Services Schedule, the amount determined pursuant to the methodology set forth on the Services Schedule, and (b) for all other Services: (i) Provider’s (or the applicable Provider Subsidiary’s) actual cost, including reasonably allocated employment costs and overhead costs (allocated consistently with what has been disclosed to Recipient prior to the date of this Agreement) and the pass through of reasonable out-of-pocket costs (collectively, “Cost”); plus (ii) (x) with respect to Services provided in or from the Republic of India an amount equal to fifteen percent (15%) of the Cost set forth in clause (b)(i), or (y) with respect to all other Services an amount equal to eight percent (8%) of the Cost set forth in clause (b)(i).

Section 5.2. Payment Terms.

(a) Provider shall invoice Recipient monthly for all charges pursuant to this Agreement. Such invoices shall contain reasonable detail of the Service provided and the charge therefor. Subject to Section 5.3, Recipient shall pay Provider for all undisputed amounts due for Services provided hereunder within thirty (30) days from receipt of an invoice therefor (the “Payment Period”). Except in the case of a good faith dispute, any payment not paid within ten (10) days after the expiration of the Payment Period shall bear simple interest from and including the date such payment is due under this provision until, but excluding, the date of payment, at a rate per annum equal to ten percent (10%). Failure to pay undisputed material amounts due hereunder pursuant to the terms of this Agreement following expiration of the applicable cure period is agreed by the Parties to be a material breach and Provider may terminate this Agreement under Section 4.2(c).

(b) Notwithstanding anything herein to the contrary, if Recipient disputes in good faith the accuracy or legitimacy of any invoice, it shall promptly notify Provider of such dispute and pay any undisputed portion of the invoice. Disputes shall be resolved in accordance with the procedures set forth in Section 5.3. For the avoidance of doubt, non-payment by Recipient of an amount disputed in good faith shall not be a breach of this Agreement.

Section 5.3. Disputes. Should Recipient reasonably and in good faith contest any invoice (or any part thereof) or should any Party have any other dispute under this Agreement, the disputing Party shall notify the other Party in writing of such dispute and provide the other Party with a detailed description of the basis for such dispute, and in the case of a disputed invoice, prior to the payment due date for the applicable invoice. Promptly upon the Party’s receipt of notice of such dispute, the PBRM and RBRM (in each case, as defined below) shall meet and attempt, in good faith, to resolve such dispute. If they cannot do so within fifteen (15) days then the dispute shall be elevated to senior officers of each Party. If such officers cannot resolve the dispute within fifteen (15) days, then each Party shall be free to pursue such remedies as may be available at law. The foregoing shall not restrict either party from pursuing equitable remedies at any time.

Section 5.4. Records and Audit Rights. During the term of this Agreement (the “Term”) and for three (3) years thereafter, Provider shall keep supporting documentation of all costs incurred in providing the Services that are invoiced to Recipient hereunder. To the extent not prohibited by Law, Provider and its Affiliates shall permit Recipient, during regular business hours and upon reasonable advance notice to Provider, to have access to such supporting documentation with respect to each invoice to permit an audit of the fees charged pursuant to this Agreement. Access to such supporting documentation shall be at Recipient’s sole cost and expense and may not unreasonably interfere with the conduct of Provider’s or its Affiliates’ businesses. Such audits may not be conducted more than once per calendar year of the Term (or the three (3) year period thereafter) and any Person conducting such audit shall agree in writing to any of the Provider’s confidentiality policies.

Section 5.5. Taxes.

(a) Subject to the first sentence of Section 5.5(b), Recipient will pay and be liable for all applicable sales, use, service, valued added tax, lease use, transfer, consumption or similar taxes (the “Sales and Service Taxes”) levied against or upon it (i) measured by the cost of Services provided to Recipient under this Agreement, or

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(ii) measured by the Provider’s or its Affiliates’ cost in acquiring property or services used or consumed by Provider and its Affiliates in providing Services under this Agreement, whichever is lower. Such taxes will be payable by Recipient to Provider (unless payable directly to the applicable taxing authority) in the manner set forth in Section 5.2 or as otherwise mutually agreed in writing by the Parties and under the terms of the Law which governs the relevant Sales and Service Tax. At least ten (10) days before the due date for any return with respect to Sales and Services Taxes, Provider shall provide to Recipient (x) a computation providing by Provider of the Sales and Service Taxes payable, identifying the nature and amount of the goods or services on which the Sales and Service Tax is assessed and the applicable rate and (y) a valid and customary invoice under the terms of Law for each Sales and Service Tax. If Provider complies with the terms of this Section 5.5 regarding the payment of Sales and Services Taxes, it shall not be liable for any interest, penalties or other charges attributable to its improper filing relating to Sales and Services Taxes or late payment or failure to remit Sales and Services Taxes to the relevant tax authority. Each Party shall promptly notify the other Party of any deficiency claim or similar notice by a taxing authority with respect to Sales and Service Taxes payable under this Agreement, and of any pending tax audit or other proceeding that could lead to the imposition of Sales and Services Taxes payable under this Agreement. Recipient shall have the sole right to control, contest, resolve and defend against any matters relating to Sales and Services Taxes for which it is responsible pursuant to this Section 5.5, and shall be entitled to any refund of such taxes received by the Provider, net of any taxes incurred by Provider in connection with the receipt of the refund.

(b) Each Party shall pay and be responsible for its own personal property taxes, franchise taxes, and taxes based on its own income (including withholding tax) or profits or assets. Payments for Services or other amounts under this Agreement shall be made net of withholding taxes and such withholding taxes shall be treated for purposes of this Agreement as paid to the Provider; provided, however, that if Provider believes that a reduced rate of withholding applies or Provider is exempt from withholding, the Recipient shall only be required to apply such reduced rate of withholding or not withhold if Provider provides Recipient with evidence satisfactory to Recipient that a reduced rate of or no withholding is required. Satisfactory evidence for this purpose may include rulings from, or other correspondence with tax authorities and tax opinions rendered by qualified persons satisfactory to Recipient, to the extent reasonably requested by Recipient. Recipient shall promptly remit any amounts withheld to the appropriate taxing authority and in the event that Recipient receives a refund of any amounts previously withheld from payments to Provider and remitted, Recipient shall surrender such refund to Provider, net of any taxes incurred by Recipient in connection with the receipt of the refund.

ARTICLE VI.
SERVICE RESPONSIBILITIES

Section 6.1. Responsibilities of Provider.

(a) Provider will (i) provide Recipient with reasonable access to information and personnel of Provider to the extent reasonably necessary for the Services; and (ii) provide reasonable technical assistance and training to Recipient personnel for purposes of transitioning the Services.

(b) During the Term, Provider agrees to designate and maintain an ongoing primary contact for each Service: (i) with whom Recipient may communicate about current issues, needs, and problem resolution; (ii) who has authority to make prompt technical decisions on Provider’s part; (iii) who will be reasonably accessible to Recipient; and (iv) who will remain knowledgeable about Provider’s policies and procedures in connection with the provision of the Services. Such Provider contact is referred to herein as the Provider Business Relationship Manager (“PBRM”). Provider may change its PBRM from time-to-time upon prior, written notice to Recipient.

(c) Provider shall perform its obligations under this Agreement in compliance with all Laws applicable to Provider in its capacity as a Third Party provider of the Services to Recipient, including all data privacy Laws, standards, regulations, and privacy policies of Recipient, and shall cause all of its Affiliates and its and their Representatives and permitted subcontractors, to so comply.

(d) When on the property of Recipient, Provider shall comply with all policies and procedures of Recipient concerning health, safety, and security which were applicable during the twelve (12) month period before the Effective Date or which are made known to Provider in advance in writing.

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(e) When given access to Recipient’s books, records, personnel or assets, Provider shall comply with the confidentiality and security procedures established by Recipient and made known to Provider in advance in writing.

(f) To the extent not prohibited by Law, Provider shall permit Recipient and its Subsidiaries (and their respective Representatives), during regular business hours and upon reasonable advance notice to Provider, for purposes of the preparation or examination of Recipient’s governmental, regulatory and tax filings and financial statements and the conduct of any pending litigation, arbitration or dispute resolution that is not against Provider or its Affiliates, to examine and make copies of the books and records of Provider, with respect to the Services; provided, that any such books and records or other information that are subject to an attorney-client or other legal privilege or obligation of confidentiality or non-disclosure shall not be made so accessible; provided, further, however, that if any such access or disclosure is limited due to obligations of confidentiality or non-disclosure as described in the preceding proviso, Provider shall use reasonable best efforts to obtain consent from the required Person under such confidentiality or non-disclosure obligation in order to provide Recipient with timely access to the fullest extent possible to such information as described in this Section 6.1(d). Access to the books and records shall be at Recipient’s sole cost and expense and may not unreasonably interfere with the conduct of Provider’s or its Affiliates’ businesses.

Section 6.2. Responsibilities of Recipient.

(a) During the Term, Recipient agrees to (i) provide Provider with reasonable information and documentation necessary for Provider to perform the Services; and (ii) otherwise use commercially reasonable efforts to cooperate with Provider in respect of the Services.

(b) Recipient agrees to designate and maintain an ongoing primary contact for each Service: (i) with whom Provider may communicate about current issues, needs, and problem resolution; (ii) who has authority to make prompt technical decisions on Recipient’s part; and (iii) who will be reasonably accessible to Provider. Such Recipient contact is referred to herein as the Recipient Business Relationship Manager (“RBRM”). Recipient may change its RBRM from time-to-time upon prior, written notice to Provider.

(c) Recipient shall comply, and shall cause its Subsidiaries and their respective Representatives to comply, with all applicable Laws in connection with its receipt of the Services, including data privacy Laws, standards and regulations and any privacy policies of the applicable Party.

Section 6.3. Mutual Responsibilities. The Parties will reasonably cooperate with each other in all matters relating to the provision and receipt of Services. Such reasonable cooperation shall include: mitigating and resolving technical and business issues, and requiring its personnel to obey security regulations and procedures and other published policies of the other Party applicable to the Services.

ARTICLE VII.
INTELLECTUAL PROPERTY

Section 7.1. Existing Ownership Rights Unaffected. Except as set forth in Section 7.2 and Section 7.3, nothing herein shall be construed to grant either Party any rights of ownership or use of copyrights, patents, trade secrets, trademarks or any other intellectual property or other proprietary rights owned by the other Party or its Affiliates. Except as set forth in Section 7.2 and Section 7.3, no license, title, ownership, or other intellectual property or proprietary rights are transferred to Recipient or any Recipient Representative pursuant to this Agreement, and Provider retains all such rights, titles, ownership and other interests in all software, hardware, systems and resources it uses to provide the Services. Recipient shall retain all of its right, title and interest in and to all of Recipient’s intellectual property and proprietary materials, including all software, hardware, systems and resources that Provider may use or access in the course of providing the Services hereunder, and, except as set forth in Section 6.2, nothing herein shall be construed to grant any ownership or other right or license in the foregoing to Provider.

Section 7.2. Licenses. Only to the extent such rights have not been previously granted pursuant to a separate agreement, each Party (the “Licensor”), for itself and on behalf of itself and its Affiliates, hereby grants to the other Party (the “Licensee”) a non-exclusive, revocable, non-transferable (except as provided in Section 14.4), non-sublicensable (except as expressly permitted herein), royalty-free, worldwide license to use any intellectual property (and any and all improvements, modifications, enhancements or derivative works thereof) of the Licensor and its

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Affiliates in connection with this Agreement solely to the extent and for the duration necessary for the Licensee to provide or receive the applicable Service under this Agreement. Provider is not required to grant any rights to Recipient in respect of intellectual property owned by a Third Party if, after using reasonable best efforts (as contemplated by Section 2.6), Provider is unable to obtain the consent of such Third Party to such grant.

Section 7.3. Work Product. To the extent that Provider and Recipient, in their sole discretion, agree to amend the Services Schedule to provide that Provider shall develop work product exclusively for Recipient, or if any work product is developed using the equipment, supplies, facilities or trade secrets of Recipient:

(a) all right, title and interest in and to such work product and all intellectual property rights created by Provider pursuant to this Agreement will be owned by Recipient immediately upon their creation, and the work product shall be deemed a “work made for hire” (as such phrase is defined in 17 U.S.C. §101) for Recipient; and

(b) if any such work product does not qualify as a work made for hire for any reason, Provider hereby assigns all right, title and interest in such work product to Recipient, including: (i) all copyrights, patents, trade secrets, and other similar intellectual property rights and other rights that may be hereafter vested relating to the work product, arising under any U.S. or any other law, together with all national, foreign, state, provincial and common law registrations, applications for registration, and renewals and extensions thereof; (ii) all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued.

Provider shall ensure that ETI and its Affiliates, and its and their respective Representatives, comply with the terms of this Section 7.3.

ARTICLE VIII.
SYSTEM ACCESS AND PRIVACY

Section 8.1. System Access. Each Party (the “Host”) shall, upon the reasonable request of the other Party (the “Accessing Party”), provide the Accessing Party with access to its computer system(s) or software (collectively, “Systems”), solely to the extent (a) necessary in connection with the provision or receipt (as applicable) of the Services, (b) allowed under Law, (c) compliant with the Host’s confidentiality obligations to third parties, and (d) in accordance with this Agreement. At all times when the Accessing Party is given access to the Host’s Systems in connection with the performance of this Agreement, such Accessing Party shall comply with the security policies, procedures and requirements in connection with the access and use of the Host’s Systems, which the Host makes available to the Accessing Party in writing from time to time. Each Party acknowledges and agrees, on behalf of itself and its Affiliates, that it shall not access, or attempt to access, any of the other Party’s Systems, without the prior written consent of the other Party and shall enforce this obligation on its Affiliates, and each of their respective Representatives and subcontractors.

Section 8.2 Privacy.

(a) In providing and receiving the Services, each Accessing Party shall, and shall cause its Affiliates, Representatives and subcontractors to, comply with the terms of this Agreement, Law and other applicable regulations and directives, and their respective applicable privacy policies with respect to privacy or data security relative to its creation, collection, receipt, transmission, storage, disposal, use, and disclosure of Personal Information, and shall maintain an information security program in place at least as comprehensive as the information security program in place as of the date hereof. Each Party shall take all appropriate administrative, technical and physical safeguards to protect the Systems and Personal Information against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and against all other unlawful forms of processing.

(b) Personal Information on Recipient Systems is Confidential Information of Recipient and not Confidential Information of Provider. In the event of a conflict or inconsistency between this Section and the confidentiality sections of this Agreement, the terms and conditions set forth in this Section shall govern and control. At a minimum, Provider shall have safeguards for the protection of Personal Information that include: (i) limiting access of Personal Information to its Affiliates, permitted subcontractors and their respective Representatives; (ii) securing business facilities, data centers, paper files, servers, backup systems, and computing equipment, including all mobile devices and other equipment with information storage capability; (iii) implementing network, application, database, and platform security; (iv) securing information transmission,

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storage, and disposal; (v) implementing authentication and access controls within media, applications, operating systems, and equipment; (vi) encrypting Highly Sensitive Personal Information stored on any media; (vii) encrypting Highly Sensitive Personal Information when transmitted; (viii) strictly segregating Personal Information from information of Provider or its other customers so that Personal Information is not commingled with any other types of information; (ix) conducting risk assessments, penetration testing, and vulnerability scans and promptly implementing, at Provider’s sole cost and expense, a corrective action plan to correct any issues that are reported as a result of the testing; (x) implementing appropriate personnel security and integrity procedures and practices, including conducting background checks consistent with applicable Laws; and (xi) providing appropriate privacy and information security training to Provider’s employees.

Section 8.3. Security Incidents.

(a) The Accessing Party shall immediately notify the Host in writing upon becoming aware of any security incident that compromises either the security, confidentiality, availability or integrity of the Host’s System, Personal Information or Confidential Information. Notification provided to the Host shall include, if known, and to the Accessing Party’s knowledge as of the time of notice: (a) the general circumstances and extent of any unauthorized access or intrusion; (b) which Systems, Personal Information or Confidential Information were involved; (c) the Accessing Party’s plans for corrective actions to respond to the security incident; and (d) the steps taken to secure the data and preserve information for any necessary investigation. The notification required to be delivered to the Host shall be delivered promptly after the Accessing Party learns of any such actual, suspected or threatened security incident. The Accessing Party shall not unreasonably delay its notification to the Host for any reason, including, without limitation, investigation purposes. The Accessing Party shall, at its own expense, cooperate fully with the Host in investigating and responding to each security incident, including allowing immediate access to the Accessing Party’s facility by the Host and its investigator, to investigate, and obtain copies of data. The Accessing Party shall also, at its own expense, cooperate with the Host in responding to the security incident, notifying any affected individuals as required by applicable Laws, and seeking injunctive or other equitable relief against any Person involved in a breach or unauthorized use or access to the Host’s System, Personal Information or Confidential Information.

(b) Each Party shall immediately notify the other Party upon becoming aware of any complaint in relation to its (or its Affiliates, or their respective Representatives or subcontractors) privacy and data security policies, or a breach or alleged breach of this Agreement relating to privacy and data security practices, in each case, as it relates to the Services.

ARTICLE IX.
CONFIDENTIALITY

Section 9.1. Confidentiality. Each Party covenants that it will (a) accord the Confidential Information of the other Party the same degree of confidential treatment that it accords its similar proprietary and confidential information, (b) not use such Confidential Information for any purpose, other than those stated in this Agreement, and (c) not disclose such Confidential Information to any Person, unless disclosure to such Person is reasonably necessary in connection with the provision or receipt of any Services and subject to a written confidentiality agreement containing protections comparable to those such Party would apply in connection with a comparable disclosure of its own Confidential Information, but in any event that includes protections no less restrictive than those set forth herein. Notwithstanding any other provision of this Agreement, a Party may disclose Confidential Information of the other Party, without liability for such disclosure, to the extent the disclosing Party demonstrates that such disclosure is (x) required to be made pursuant to applicable Laws, government authority, duly authorized subpoena, or court order, (y) to be made to a court or other tribunal in connection with the enforcement of such Party’s rights under this Agreement or to contest claims between the Parties, or (z) approved by the prior written consent of the other Party. Each Party will promptly notify the other Party, if it receives a subpoena or otherwise becomes aware of events that may legally require it to disclose Confidential Information of the other Party, and will cooperate with the other Party (at the other Party’s expense) to obtain an order quashing or otherwise modifying the scope of such subpoena or legal requirement, in an effort to prevent the disclosure of such Confidential Information.

Section 9.2. Unauthorized Acts. Each Party shall (a) notify the other Party promptly of any unauthorized possession, use, or knowledge of any Confidential Information by any person which shall become known to it, any attempt by any person to gain possession of Confidential Information without authorization or any attempt to use or acquire knowledge of any Confidential Information without authorization (collectively, “Unauthorized Access”),

Annex A-106

(b) promptly furnish to the other Party full details of the Unauthorized Access and use reasonable efforts (at such other Party’s expense) to assist the other Party in investigating or preventing the reoccurrence of any Unauthorized Access, (c) cooperate with the other Party (at such other Party’s expense) in any litigation and investigation against third parties deemed necessary by such Party to protect its proprietary rights, and (d) use commercially reasonable efforts to prevent a recurrence of any such Unauthorized Access. If at any time any Party determines that the other Party has disclosed Confidential Information in violation of this Agreement, that any unauthorized agent of another Party has accessed Confidential Information, or that another party or any of its agents has engaged in activities that may lead to the unauthorized access to, use of, or disclosure of such Party’s Confidential Information, such Party may immediately terminate any such agent’s access to the Confidential Information and notify the other Party. In addition, any Party shall have the right to deny personnel of another Party access to such Party’s Confidential Information if such Party reasonably believes that any such agent poses a security concern.

Section 9.3. Return of Confidential Information. Upon demand by a Party having disclosed Confidential Information at any time, including upon expiration or termination of this Agreement with respect to any Service, the Party receiving such Confidential Information shall promptly return or destroy, at the receiving Party’s option, any Confidential Information. If such Confidential Information is destroyed, an authorized officer of the receiving Party shall certify to such destruction in writing.

ARTICLE X.
INDEMNIFICATION

Section 10.1. Indemnification. Each Party agrees to indemnify, defend and hold harmless the other Party and the other Party’s Affiliates and respective Representatives, for any losses, including from any Third Party claims, arising from, relating to or resulting from such Party’s material breach of this Agreement. Each Party shall also indemnify, defend and hold harmless the other for losses arising from, relating to or resulting from any intellectual property infringement, violation or misappropriation relating to the other Party’s use of the intellectual property, software, technology or equipment provided or made available by such Party in each case pursuant to the terms of this Agreement.

ARTICLE XI.
LIMITATIONS OF LIABILITY; DISCLAIMER

Section 11.1. Limitations of Liability.

(a) WITHOUT LIMITING ANY RIGHTS OR REMEDIES AVAILABLE TO THE PARTIES PURSUANT TO THE MERGER AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS OR OTHER SPECIAL, INCIDENTAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OF ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT REGARDLESS OF WHETHER SUCH PARTY HAS BEEN NOTIFIED OF THE POSSIBILITY OF, OR THE FORESEEABILITY OF, SUCH DAMAGES, IN EACH CASE EXCEPT TO THE EXTENT OF DAMAGES AWARDED IN AN ACTION INVOLVING A THIRD-PARTY CLAIM OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PROVIDER OR ITS AFFILIATES (BUT EXCLUDING RECIPIENT AND ITS SUBSIDIARIES) IN THIR PERFORMANCE OF SERVICES AND/OR DELIVERABLES DIRECTLY FOR THIRD PARTIES ON BEHALF OF RECIPIENT.

(b) EXCEPT TO THE EXTENT OF DAMAGES AWARDED IN AN ACTION INVOLVING A THIRD-PARTY CLAIM OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF PROVIDER OR ITS AFFILIATES (BUT EXCLUDING RECIPIENT AND ITS SUBSIDIARIES) IN THEIR PERFORMANCE OF SERVICES AND/OR DELIVERABLES DIRECTLY FOR THIRD PARTIES ON BEHALF OF RECIPIENT, NEITHER PARTY’S LIABILITY UNDER THIS AGREEMENT INCLUDING ARTICLE X SHALL EXCEED THE AMOUNT OF THE FEES PAID (OR PAYABLE) BY RECIPIENT TO PROVIDER PURSUANT TO THIS AGREEMENT.

Section 11.2. Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY UNDERSTANDS AND AGREES THAT NO PARTY TO THIS AGREEMENT IS MAKING, AND HEREBY DISCLAIMS, ANY AND ALL WARRANTIES OF ANY KIND, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, QUIET ENJOYMENT, AND ANY WARRANTIES ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, OTHER THAN THOSE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.

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ARTICLE XII.
RESTRICTIVE COVENANTS

Section 12.1. Restricted Period.

(a) The “Provider Restricted Period” means the period commencing on the date hereof, and ending on the two (2) year anniversary of the date hereof.

(b) The “Recipient Restricted Period” means the period commencing on the date hereof, and ending on the earlier of: (i) the two (2) year anniversary of the date hereof, and (ii) such time as Provider does not beneficially own at least 80% of Recipient’s common stock.

Section 12.2. Non-competition; Non-solicitation. Provider during the Provider Restricted Period, and Recipient during the Recipient Restricted Period (as applicable, the “Restricted Period”) shall not, and shall cause its Subsidiaries (and in the case of Provider, ETI) not to, directly or indirectly:

(a) anywhere in the exclusive geographic territory of the other Party (the “Restricted Territory”) render services or deliver products competitive with the business of the other Party, except (i) as the result of such Party acquiring a business or entity that engages in such competitive activities and such acquisition is consummated after the Effective Date; or (ii) pursuant to a prior agreement in writing between Provider or Recipient relating to the servicing of the same client; or

(b) engage, hire, recruit, or solicit for employment, as a director, officer, manager, or employee the other Party or any of its Subsidiaries as of the date of the Effective Date or at any time during the Restricted Period (a “Restricted Person”), it being understood and agreed that such restriction shall not apply to (i) directors that may be appointed by Provider to the board of directors of Recipient or its Subsidiaries, and (ii) employees of Provider who also serve as officers of Recipient or its Subsidiaries; (iii) the continued employment of persons who are “shared individuals” described on Annex A; and (iv) general solicitations for employment not directed at any Restricted Person, but not the hiring of a Restricted Person as a result of such general solicitation.

For avoidance of doubt, the exclusive geographic territory of Recipient includes the continents of Europe and Africa (and all related island territories), as well as the countries of Bahrain, Cyprus, Kuwait, Lebanon, Israel (including the Palestinian territories), Iran, Iraq, Jordan, Oman, Qatar, Saudi Arabia, Syria, Turkey, United Arab Emirates and Yemen) and the exclusive geographic territory of Provider includes all territories that are not within the exclusive geographic territory of Recipient.

ARTICLE XIII.
FORCE MAJEURE

Section 13.1. Force Majeure. If performance by a Party of any terms or provisions hereof shall be delayed or prevented, in whole or in part, because of or related to any of the following circumstances or events beyond the reasonable control of such Party relying on such circumstance or event: riots, war, public disturbance, fire, explosion, storm, flood, acts of God, acts of terrorism (each, a “Force Majeure Event”), then (a) the Party shall give written notice to the other Party, (b) the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both Parties, of such conditions, and (c) the affected Party shall be excused from its obligations to the extent it cannot reasonably limit the impact of such Force Majeure Event hereunder and during the period such Force Majeure Event continues, and no liability shall attach against it on account of such impact not reasonably subject to mitigation. The affected Party shall not be excused from performance if it fails to use reasonable diligence to mitigate and/or remedy the situation, and to limit and/or remove the cause and effect of the Force Majeure Event. Recipient shall be relieved of the obligation to pay any fees and other amounts for the provision of the Services obligations limited by such Force Majeure Event throughout the duration of such Force Majeure Event.

ARTICLE XIV.
MISCELLANEOUS

Section 14.1. Notices. Any notice, request or other communication to be given hereunder shall be in writing and shall be delivered personally, sent by (a) registered or certified mail, postage prepaid, by overnight courier with written confirmation of delivery, with confirming email, or (b) via email with certification of receipt. Any

Annex A-108

such notice shall be deemed given when so delivered personally or emailed (and immediately after transmission confirmed by telephone), if mailed, on the date shown on the receipt therefor, or if sent by overnight courier, on the date shown on the written confirmation of delivery, or by electronic transmission. Such notices shall be given to the following address or to such changed address as may have been fixed by notice hereunder; provided, however, that any notice of change of address shall be effective only upon receipt thereof.

to Provider:

c/o Exela Technologies
300 First Stamford Place, Second Floor West
Stamford, CT 06902
Attention:	Erik Mengwall, Deputy General Counsel and Secretary
E-mail:	legalnotices@exelatech.com; and
xcv@exelatech.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention:	Maurice Lefkort, Esq.
Sean Ewen, Esq.
Facsimile:	(212) 728-8111
E-mail:	mlefkort@willkie.com
sewen@willkie.com

to Recipient:

c/o [•]
[•]
[•]
Attention:	[•]
E-mail:	[•]

with a copy (which shall not constitute notice to Recipient for the purposes of this Section 14.1) to:

c/o [•]
[•]
[•]
Attention:	[•]
E-mail:	[•]

Section 14.2. Entire Agreement; No Modification. This Agreement together with the Master IP License Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and, except with respect to the Merger Agreement, supersedes all other prior agreements and understandings, both written and verbal, among the Parties with respect to the subject matter hereof. This Agreement shall not be amended or modified except by a writing signed by each of the Parties hereto.

Section 14.3. Waiver of Breach. The waiver by a Party of a breach or violation by the other Party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation by any Party of the same or any other provision of this Agreement. No such waiver shall be effective unless in writing signed by the Party claimed to have made the waiver and delivered to the other Party.
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Section 14.4. Benefits of Parties; Assignment; No Third-Party Beneficiaries.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective legal representatives, successors and permitted assigns. No Party hereto may assign to another Person any of its rights or obligations hereunder without the prior written consent of the other Party hereto; provided, that, Recipient may assign its rights and obligations hereunder to an Affiliate of Recipient (provided further, that no such assignment shall relieve Recipient of its obligations hereunder).

(b) No provision of this Agreement shall be for the direct or indirect benefit of any persons or entities except as provided in the preceding paragraph, and no provision of this Agreement shall be deemed to confer upon any other Third Party any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Without limiting the foregoing, nothing in this Agreement, express or implied, is intended to or shall confer upon or be construed to confer upon any employee or such employee’s beneficiaries, dependents or legal representatives any rights or remedies (including any right to employment for any specified period with, or any right to any specific benefits or compensation from, any Party or its Affiliates of any nature or kind whatsoever).

Section 14.5. Headings. The headings of the sections and paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

Section 14.6. Relationship of the Parties/No Fiduciary Duties. The Parties shall perform all obligations under this Agreement as independent contractors, and nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or master and servant between the Parties to this Agreement or any Affiliates or subsidiaries thereof, or to provide either Party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other Party.

Section 14.7. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

Section 14.8. Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 14.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 14.8 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 14.8 before exercising any other right under this Agreement.

Section 14.9. No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract, common or statutory law, equity or otherwise) that arise out of or relate to this Agreement or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with or as an inducement to this Agreement or any other Transaction Document), may be made only against the Parties. No Person who is not a Party, including any officer, employee, member, partner or manager signing this Agreement or any document delivered in connection herewith or therewith on behalf of any Party (“Nonparty Affiliates”) shall have any liability (whether in contract, tort, common or statutory law, equity or otherwise) for any claims, obligations, liabilities or causes of action arising out of, or relating in any manner to, this Agreement or based on, in respect of, or by reason of this Agreement or the negotiation, execution, performance, or breach of the Agreement; and, to the maximum extent permitted by Law, each Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates.

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Section 14.10. Multiple Counterparts. This Agreement may be signed in any number of counterparts and by electronic means, which taken together shall constitute one and the same instrument. Delivery of an electronic counterpart shall be effective as manual delivery thereof.

Section 14.11. Unenforceability or Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any arbitrator or court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

[Signature Page Follows]

Annex A-111

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

XBP EUROPE, INC.
By:
Name:
Title:

EXELA TECHNOLOGIES BPA, LLC

By:
Name:
Title:

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Exhibit I

Company Written Consent

See attached.

Annex A-113

Exhibit A

Merger Agreement

See attached.

Annex A-114

Exhibit B

Form of Services Agreement

See attached.

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Annex B

second AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
cf acquisition corp. viii

CF Acquisition Corp. VIII, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

ONE: The original name of the Corporation was CF Finance Acquisition Corp. VIII and the present name of the Corporation is “CF Acquisition Corp. VIII”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 8, 2020 (the Original Certificate”).

TWO: This Second Amended and Restated Certificate of Incorporation restates and integrates, and also further amends, the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended.

THREE: This Second Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

FOUR: Pursuant to Sections 242 and 245 of the DGCL, text of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended and restated to read in its entirety as follows:

I.

The name of this corporation is _________________ (the “Corporation”).

II.

The address of the registered office of the Corporation in the State of Delaware is _______________________, City of ________, County of _____________, Zip Code ___________, and the name of the registered agent of the Corporation in the State of Delaware at such address is the ___________________________.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

IV.

A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 210,000,000 shares. 200,000,000 shares shall be Common Stock, each having a par value of $.0001. 10,000,000 shares shall be Preferred Stock, each having a par value of $.0001. Upon this Second Amended and Restated Certificate becoming effective pursuant to the DCGL (the “Effective Time”), each share of the Corporation’s Class A common stock, par value $0.0001 per share, and each shares of the Corporation’s Class B common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time, will be automatically converted into 1 validly issued, fully paid and nonassessable share of Common Stock. Any stock certificate that, immediately prior to the Effective Time, represented shares of Class A Common Stock or Class B Common Stock (“Old Certificates”) will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Common Stock.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issue of all or any of the unissued shares of the Preferred Stock that have not been designated as to series, in one or more series, and to fix the number of shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted and filed

Annex B-1

by the Board of Directors in accordance with the DGCL. The number of authorized shares of Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock. Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this Second Amended and Restated Certificate of Incorporation or in such resolution or resolutions.

C. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

D. Subject to applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board of Directors from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

E. Subject to the applicable law and the rights, if any, of the holders of any outstanding series of the Preferred Stock, in any event of an voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

V.

For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation, of its directors and stockholders, as the case may be, it is further provided that:

A. Management of the Business.

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board of Directors.

B. Board of Directors

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class will consist, as nearly as possible, of a number of directors equal to one-third of the number of members of the Board of Directors authorized as provided in Section A of this Article V. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall

Annex B-2

expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. Removal of Directors

1. Subject to the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, following the Effective Time, neither the Board of Directors nor any individual director may be removed without cause.

2. b. Subject to any limitations imposed by applicable law and the rights of any series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or directors may be removed from office with cause by the affirmative vote of the holders of seventy five percent (75%) of the voting power of all then-outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors.

D. Vacancies.

Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors or by a sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

E. Bylaw Amendments.

The Board of Directors is expressly authorized and empowered to adopt, amend or repeal any provisions of the Bylaws of the Corporation. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least two-thirds (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

F. Stockholder Actions.

1. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

2. Except as provided in Clause F.3. below, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders called in accordance with the Bylaws and may not be taken by written consent of the stockholders. Notwithstanding the foregoing, holders of one or more series of Preferred Stock may, to the extent permitted by and pursuant to the terms of such series of Preferred Stock adopted by resolution or resolutions of the Board of Directors, take action by written consent.

3. For so long as Exela Technologies, Inc. beneficially owns (within the meaning of the U.S. Securities Exchange Act of 1934, as amended) a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be effected at a duly called annual or special meeting of the stockholders called in accordance with the Bylaws or, except in the case of Excluded Consent Actions, by written consent of stockholders in accordance with the Bylaws. An “Excluded Consent Action” means (i) the election of directors, and (ii) the approval of a merger, consolidation, conversion, or sale of all or substantially all assets.

Annex B-3

4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

VI.

A. A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve, intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL, or (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Corporation. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then, subject to clause (v), the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

B. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in accordance with such applicable law.

C. Any repeal or modification of this Article VI shall only be prospective and shall not adversely affect the rights or protections or increase the liability of any officer or director of the Corporation under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification and occurring prior to such appeal or modification.

VII.

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware or the Certificate of Incorporation or these By-laws (as each may be amended from time to time), (iv) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (v) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).

B. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

VIII.

A. In recognition and anticipation that the Exempted Persons may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage. The provisions of this Article VIII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any Exempted Person and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.

Annex B-4

B. To the extent permitted by applicable law, each Exempted Person shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Subsidiaries, except as otherwise expressly provided in any agreement entered into between the Corporation and such Exempted Person.  To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Subsidiaries, renounces any interest, right or expectancy of the Corporation and its Subsidiaries in, or in being offered an opportunity to participate in or receive any income or proceeds from, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation or refrain from pursuing such business opportunity (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the industry in which the Corporation operates which it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its Subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its Subsidiaries, or uses such knowledge and understanding in the manner described herein, in each case, except as otherwise expressly provided in any agreement entered into between the Company and such Exempted Person or if all of the following conditions are satisfied: (i) the business opportunity is presented or offered to an Exempted Person solely in the person’s capacity as a director, officer or stockholder of the Corporation, (b) such business opportunity is one the Corporation or any of its Subsidiaries is legally and contractually permitted to undertake, and (c) the Exempted Person believes that the Corporation possesses, or would reasonably be expected to be able to possess, the resources necessary to exploit such business opportunity.  For the avoidance of doubt, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.  Any person or entity purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of the provisions of this Article VIII.

C. Neither the alteration, amendment, addition to or repeal of this Article VIII, nor the adoption of any provision of this Second Amended and Restated Certificate (including any Preferred Stock Designation) inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article VIII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.  This Article VIII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Second Amended and Restated Certificate, the Bylaws or applicable law

D. For purposes of this Article VIII, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any specified person, any other person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person.

“Exempted Person” means each of the stockholders and directors of the Corporation (including for all purposes of this Article VIII directors who are also officers or employees of the Corporation) of the Corporation, who are, or are Affiliates or designees of, Exela Technologies, Inc. and its Affiliates, and each of their respective Affiliates and all of their respective partners, principals, directors, officers, members, managers, equity holders and/or employees, including any of the foregoing who serve as officers or directors of the Corporation; provided that the Corporation and its Subsidiaries shall not be Exempted Persons.

“Person” means any natural person, corporation, limited liability company, general or limited partnership, joint venture, trust, estate, proprietorship, unincorporated association, organization or other entity.

“Subsidiary,” when used with respect to any person, means any other person of which (x) in the case of a corporation, (1) at least 50% of the equity or (2) securities representing at least 50% of the outstanding voting power of such other person are owned or controlled, directly or indirectly, by such first person, by any one or more of its subsidiaries, or by such first person and one or more of its subsidiaries or (y) in the case of any person other than a

Annex B-5

corporation, such first person, one or more of its subsidiaries, or such first person and one or more of its subsidiaries (1) owns at least 50% of the equity interests thereof or (2) has the power to elect or direct the election of at least 50% of the members of the governing body thereof or otherwise has control over such organization or entity.

IX.

A. Section 203 of the DGCL shall not be applicable to the Corporation.

X.

A. The Corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this Second Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph C of Article VI and paragraph C of Article VIII, all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least seventy five percent (75%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise) Articles V, VI, VII, VIII, IX and X.

In Witness Whereof, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on this ____ day of _________, 202__.

CF ACQUISITION CORP. VIII
By:
[Name]
[Title]

Annex B-6

Annex C

AMENDED AND RESTATED BYLAWS

OF

[NAME OF CORPORATION]

ARTICLE I

OFFICES

Section 1. Offices. The registered office of the Corporation shall be in the State of Delaware. The Corporation may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the Corporation.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated from time to time by the Board of Directors and stated in the Corporation’s notice of the meeting. In lieu of holding an annual meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication.

Section 2. Special Meetings. Special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board of Directors, pursuant to a resolution approved by a majority of the entire Board of Directors. Special meetings shall be held on such date, at such time, and at such place (if any) within or without the State of Delaware as shall be designated by the Board of Directors and stated in the Corporation’s notice of the meeting. In lieu of holding a special meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication.

Section 3. Notice of Meetings. (a) The Corporation shall give notice of any annual or special meeting of stockholders. Notices of meetings of the stockholders shall state the place, if any, date, and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such record date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. In the case of a special meeting, the notice shall state the purpose or purposes for which the meeting is called. No business other than that specified in the notice thereof shall be transacted at any special meeting. Unless otherwise provided by applicable law or the Certificate of Incorporation, notice shall be given to each stockholder entitled to receive notice of such meeting not fewer than ten days or more than sixty days before the date of the meeting.

(b) Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any stockholder, such notice shall be given in accordance with Section 232 of the General Corporation Law of the State of Delaware. A notice to a stockholder shall be deemed given as follows: (i) if mailed, when the notice is deposited in the United States mail, postage prepaid, (ii) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (iii) if given by electronic mail, when directed to such stockholder’s electronic mail address as it appears on the records of the corporation unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the General Corporation Law of the State of Delaware or, and (iv) if given by a form of electronic transmission consented to by the stockholder to whom the notice is given and otherwise meeting the requirements set forth above, (A) if by facsimile transmission, when directed to a number at which the stockholder has consented to receive notice, (B) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (1) such posting and (2) the giving of such separate notice, and (C) if by any other form of electronic transmission, when directed to the stockholder.

(c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

Annex C-1

Section 4. Quorum and Adjournment. Except as otherwise required by law, by the Certificate of Incorporation of the Corporation, or by these Bylaws, the presence, in person or represented by proxy, of the holders of a majority of the aggregate voting power of the stock issued and outstanding, entitled to vote thereat, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If such majority shall not be present or represented at any meeting of the stockholders, a majority of the stockholders present, although less than a quorum, or the presiding officer of such meeting shall have the power to adjourn the meeting to another time and place.

Section 5. Adjourned Meetings. When a meeting is adjourned to another time and place, if any, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the date, time, and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are (i) announced at the meeting at which the adjournment is taken (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxyholders to participate in the meeting by means of remote communication, or (iii) set forth in the notice of the meeting given in accordance with Section 3 of this Article II. At the adjourned meeting, the stockholders may transact any business that might have been transacted at the original meeting. If an adjournment is for more than 30 days or, if after an adjournment, a new record date is fixed for determining the stockholders entitled to vote at the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the meeting.

Section 6. Vote Required. Except as otherwise provided by law, the Certificate of Incorporation, or these Bylaws:

(a) Directors shall be elected by a plurality in voting power of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote on the election of directors; and

(b) Whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority in voting power of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the subject matter.

Section 7. Manner of Voting; Proxies. (a) At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy. Each stockholder shall be entitled to vote each share of stock having voting power and registered in such stockholder’s name on the books of the Corporation on the record date fixed for determination of stockholders entitled to vote at such meeting.

(b) Each person entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. Proxies need not be filed with the Secretary of the Corporation until the meeting is called to order, but shall be filed before being voted. Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute valid means by which a stockholder may grant such authority:

(1) A stockholder, or such stockholder’s authorized officer, director, employee or agent, may execute a document authorizing another person or persons to act for such stockholder as proxy; and

(2) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an electronic transmission to the person or persons who will be the holder of the proxy or to an agent of the proxyholder(s) duly authorized by such proxyholder(s) to receive such transmission; provided, however, that any such transmission must either set forth or be submitted with information from which it can be determined that the transmission was authorized by the stockholder. If it is determined that any such transmission is valid, the inspectors or, if there are no inspectors, such other persons making that determination, shall specify the information upon which they relied.

Annex C-2

Any copy, facsimile telecommunication, or other reliable reproduction of the document (including any electronic transmission) authorizing a person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original document for any and all purposes for which the original document could be used; provided, however, that such copy, facsimile telecommunication, or other reproduction shall be a complete reproduction of the entire original document.

Section 8. Remote Communication. For the purposes of these Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 9. Stockholder Action Without a Meeting. (a) Except as otherwise provided by law or by the Certificate of Incorporation, any action required to be taken at any meeting of stockholders of the Corporation, or any action that may be taken at any annual or special meeting of such stockholders, other than Excluded Consent Actions may be taken without a meeting, without prior notice, and without a vote, if a consent or consents setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation pursuant to subsection (b). “Excluded Consent Actions” means (i) the election of directors, and (ii) the approval of a merger, consolidation, conversion, or sale of all or substantially all assets. A consent must be set forth in writing or in an electronic transmission. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of the holders to take the action were delivered to the Corporation as provided in subsection (b). Any person executing a consent may provide, whether through instruction to an agent or otherwise, that such consent will be effective at a future time, including a time determined upon the happening of an event, occurring not later than 60 days after such instruction is given or such provision is made, if evidence of the instruction or provision is provided to the Corporation. If the person is not a stockholder of record when the consent is executed, the consent shall not be valid unless the person is a stockholder of record as of the record date for determining stockholders entitled to consent to the action. Unless otherwise provided, any such consent shall be revocable prior to its becoming effective.

(b) A consent permitted by this Section 9 shall be delivered: (i) to the principal place of business of the Corporation; (ii) to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; (iii) to the registered office of the Corporation in the State of Delaware by hand or by certified or registered mail, return receipt requested; or (iv) subject to the next sentence, in accordance with Section 116 of the General Corporation Law of the State of Delaware to an information processing system, if any, designated by the Corporation for receiving such consents. In the case of delivery pursuant to (iv), such consent must set forth or be delivered with information that enables the Corporation to determine the date of delivery of such consent and the identity of the person giving such consent, and, if such consent is given by a person authorized to act for a stockholder as proxy, such consent must comply with the applicable provisions of Section 212(c)(2) and Section 212(c)(3) of the General Corporation Law of the State of Delaware.

(c) Any copy, facsimile, or other reliable reproduction of a consent in writing (or reproduction in paper form of a consent by electronic transmission) may be substituted or used in lieu of the original writing (or original reproduction in paper form of a consent by electronic transmission) for any and all purposes for which the original consent could be used, provided that such copy, facsimile, or other reproduction shall be a complete reproduction of the entire original writing (or original reproduction in paper form of a consent by electronic transmission).

Annex C-3

Section 10. Presiding Officer and Secretary. (a) The Chairperson of the Board shall preside at meetings of the stockholders. In the absence of the Chairperson of the Board, the Vice Chairperson of the Board and, in his or her absence, the President shall preside at meetings of the stockholders. In the absence of each of the Chairperson of the Board, the Vice Chairperson of the Board, and the President, any director or officer designated by the Board of Directors shall preside at meetings of the stockholders.

(b) The Secretary of the Corporation shall act as secretary of all meetings of the stockholders, but, in the absence of the Secretary, the Assistant Secretary designated in accordance with Section 11(b) of Article IV of these Bylaws shall act as secretary of meetings of the stockholders. In the absence of the Secretary and any designated Assistant Secretary, the presiding officer of the meeting may appoint any person to act as secretary of the meeting.

Section 11. Conduct of Meetings. At each meeting of stockholders, the presiding officer of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting and shall determine the order of business and all other matters of procedure. The Board of Directors may adopt by resolution such rules, regulations, and procedures for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with any such rules and regulations adopted by the Board of Directors, the presiding officer of the meeting shall have the right and authority to convene and to adjourn the meeting and to establish rules, regulations, and procedures, which need not be in writing, for the conduct of the meeting and to maintain order and safety. Without limiting the foregoing, he or she may:

(a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board of Directors;

(b) place restrictions on entry to the meeting after the time fixed for the commencement thereof;

(c) restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting;

(d) adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present; and

(e) make rules governing speeches and debate, including time limits and access to microphones.

The presiding officer of the meeting shall act in his or her absolute discretion, and his or her rulings shall not be subject to appeal.

Section 12. Inspectors of Election. The Corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

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Section 13. Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders.

(1) Nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders only (a) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the Board of Directors, or (c) by any stockholder of the Corporation (i) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Paragraphs (A)(2) and (A)(3) of this Section 13 is delivered to the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the meeting, (ii) who is entitled to vote at the meeting upon such election of directors or upon such business, as the case may be, and (iii) who complies with the notice procedures set forth in Paragraphs (A)(2) and (A)(3) of this Section 13. Except for proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”), and included in the notice of meeting given by or at the direction of the Board of Directors, the foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of stockholders. In addition, for business (other than the nomination of persons for election to the Board of Directors) to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to the Certificate of Incorporation, these Bylaws, and applicable law.

(2) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (c) of Paragraph (A)(1) of this Section 13, the stockholder (a) must have given timely notice thereof in writing and in proper form to the Secretary at the principal executive offices of the Corporation, and (b) must provide any updates or supplements to such notice at such times and in the forms required by this Section 13. To be timely, a stockholder’s notice relating to an annual meeting shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth (120th) day before the date of the one-year anniversary of the immediately preceding year’s annual meeting (provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than thirty (30) days after such anniversary date, notice by the stockholder must be so delivered, or mailed and received, not earlier than the close of business on the one hundred twentieth (120th) day before such annual meeting and not later than the close of business on the later of the ninetieth (90th) day before such annual meeting or the tenth (10th) day following the day on which public announcement (as defined below) of the date of such meeting is first made by the Corporation). In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(3) To be in proper form for purposes of this Section 13, a stockholder’s notice to the Secretary (whether pursuant to this Paragraph (A) or Paragraph (B) of this Section 13) must set forth:

(a) as to each Proposing Person (as defined below), (i) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (ii) the class or series and number of shares of capital stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person (provided that for purposes of this Section 13, such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series and number of shares of capital stock of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future);

(b) as to each Proposing Person, (i) any derivative, swap, or other transaction or series of transactions engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to give such Proposing Person economic risk similar to ownership of shares of any class or series of capital stock of the Corporation, including due to the fact that the value of such derivative, swap, or other transactions are determined by reference to the price, value, or volatility of any shares of any class or series of capital stock of the Corporation, or which derivative, swap, or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of capital stock of the Corporation (“Synthetic Equity Interests”), which Synthetic Equity Interests shall

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be disclosed without regard to whether (x) the derivative, swap, or other transactions convey any voting rights in such shares to such Proposing Person, (y) the derivative, swap, or other transactions are required to be, or are capable of being, settled through delivery of such shares, or (z) such Proposing Person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap, or other transactions; (ii) any proxy (other than a revocable proxy or consent given in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding, or relationship pursuant to which such Proposing Person has or shares a right to vote any shares of any class or series of capital stock of the Corporation (including the number of shares and class or series of capital stock of the Corporation that are subject to such proxy, agreement, arrangement, understanding, or relationship); (iii) any agreement, arrangement, understanding, or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such Proposing Person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of capital stock of the Corporation by, manage the risk of share price changes for, or increase or decrease the voting power of, such Proposing Person with respect to the shares of any class or series of capital stock of the Corporation, or that provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Corporation (“Short Interests”); (iv) any rights to dividends on the shares of any class or series of capital stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation; (v) any performance related fees (other than an asset based fee) to which such Proposing Person is entitled based on any increase or decrease in the price or value of shares of any class or series of the capital stock of the Corporation, or any Synthetic Equity Interests or Short Interests, if any; and (vi) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the nominations or business proposed to be brought before the meeting pursuant to Regulation 14A under the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (i) through (vi) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company, or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner;

(c) if such notice pertains to the nomination by the stockholder of a person or persons for election to the Board of Directors (each, a “nominee”), as to each nominee, (i) the name, age, business and residence address, and principal occupation or employment of the nominee; (ii) all other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director in an election contest (whether or not such proxies are or will be solicited), or that is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act; (iii) such nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected; (iv) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among the Proposing Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 or any successor provision promulgated under Regulation S-K if the Proposing Person, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and (v) all information with respect to such nominee that would be required to be set forth in a stockholder’s notice pursuant to this Section 13 if such nominee were a Proposing Person;

(d) if the notice relates to any business (other than the nomination of persons for election to the Board of Directors) that the stockholder proposes to bring before the meeting, (i) a reasonably brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and if such business includes a proposal to amend the Bylaws of the Corporation, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting, and (iv) any material interest in such business of each Proposing Person;

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(e) a representation that the stockholder giving the notice is a holder of record of stock of the Corporation entitled to vote at such meeting and such stockholder, or a representative of such stockholder, intends to appear in person or by proxy at the meeting to propose such business or nomination; and

(f) a representation whether any Proposing Person intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination, including to solicit proxies in support of nominees other than the Corporation’s nominees in accordance with Rule 14a-19 under the Exchange Act.

The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine (i) the eligibility of such proposed nominee to serve as a director of the Corporation, and (ii) whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Corporation.

(4) Notwithstanding anything in the second sentence of paragraph (A)(2) of this Section 13 to the contrary, if the number of directors to be elected to the Board of Directors of the Corporation at an annual meeting is increased and there is no public announcement by the Corporation naming all of the Board of Directors’ nominees for director or specifying the size of the increased Board of Directors at least one hundred (100) days before the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 13 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(5) Only such persons who are nominated in accordance with the procedures set forth in Paragraph (A) of this Section 13 (including those persons nominated by or at the direction of the Board of Directors) shall be eligible to be elected at an annual meeting of stockholders of the Corporation to serve as directors. Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in Paragraph (A) of this Section 13. Except as otherwise provided by law, the chairman of an annual meeting of stockholders shall have the power and duty (a) if the facts warrant, to determine that a nomination or any business proposed to be brought before the annual meeting was not made or was not proposed, as the case may be, in accordance with the procedures set forth in Paragraph (A) of this Section 13, and (b) if any proposed nomination or business was not made or was not proposed in compliance with Paragraph (A) of this Section 13, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. For the avoidance of doubt, a Proposing Person shall not be entitled to make additional or substitute nominations at an annual meeting following the expiration of the time periods set forth in these Bylaws. Unless otherwise required by law, if any Proposing Person (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act, and (ii) subsequently fails to comply with any requirements of Rule 14a-19 of the Exchange Act, or any other rules or regulations thereunder, then the Corporation shall disregard any proxies or votes solicited for such nominees and such nominations shall be disregarded.

(B) Special Meetings of Stockholders.

(1) Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2 of these Bylaws. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting only (a) by or at the direction of the Board of Directors or (b) if a purpose for such meeting as stated in the Corporation’s notice for such meeting is the election of one or more directors, by any stockholder of the Corporation (i) who was a stockholder of record of the Corporation (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the Corporation) both at the time the notice provided for in Paragraph (B)(2) of this Section 13 is delivered to the Secretary of the Corporation and on the record date for the determination of stockholders entitled to vote at the special meeting, (ii) who is entitled to vote at the meeting and upon such election, and (iii) who complies with the notice procedures set forth in Paragraph (B)(2) of this Section 13; provided, however, that a stockholder may nominate persons for election at a special meeting only to such position(s) as specified in the Corporation’s notice of the meeting.

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(2) If a special meeting has been called in accordance with Section 2 of this Article II for the purpose of electing one or more directors to the Board of Directors, then for nominations of persons for election to the Board of Directors to be properly brought before such special meeting by a stockholder pursuant to clause (b) of Paragraph (B)(1) of this Section 13, the stockholder (a) must have given timely notice thereof in writing and in the proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, and (b) must provide any updates or supplements to such notice at such times and in the forms required by this Section 13. To be timely, a stockholder’s notice relating to a special meeting shall be delivered to, or mailed to and received by, the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day before such special meeting and not later than the close of business on the later of the ninetieth (90th) day before such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. To be in proper form for purposes of this Paragraph (B) of this Section 13, such notice shall set forth the information required by clauses (a), (b), (c), (e), and (f) of Paragraph (A)(3) of this Section 13.

(3) Only such persons who are nominated in accordance with the procedures set forth in Paragraph (B) of this Section 13 (including those persons nominated by or at the direction of the Board of Directors) shall be eligible to be elected at a special meeting of stockholders of the Corporation to serve as directors. Except as otherwise provided by law, the chairman of a special meeting of stockholders shall have the power and duty (a) if the facts warrant, to determine that a nomination proposed to be made at the special meeting was not made in accordance with the procedures set forth in Paragraph (B) of this Section 13, and (b) if any proposed nomination was not made in compliance with Paragraph (B) of this Section 13, to declare that such nomination shall be disregarded. For the avoidance of doubt, a Proposing Person shall not be entitled to make additional or substitute nominations at a special meeting following the expiration of the time periods set forth in these Bylaws. Unless otherwise required by law, if any Proposing Person (i) provides notice pursuant to Rule 14a-19(b) under the Exchange Act, and (ii) subsequently fails to comply with any requirements of Rule 14a-19 of the Exchange Act, or any other rules or regulations thereunder, then the Corporation shall disregard any proxies or votes solicited for such nominees and such nominations shall be disregarded.

(C) General.

(1) A stockholder providing notice of nominations of persons for election to the Board of Directors at an annual or special meeting of stockholders or notice of business proposed to be brought before an annual meeting of stockholders shall further update and supplement such notice so that the information provided or required to be provided in such notice pursuant to Paragraph (A)(3)(a) through Paragraph (A)(3)(f) of this Section 13 shall be true and correct both as of the record date for the determination of stockholders entitled to notice of the meeting and as of the date that is ten (10) business days before the meeting or any adjournment or postponement thereof, and such updated and supplemental information shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (a) in the case of information that is required to be updated and supplemented to be true and correct as of the record date for the determination of stockholders entitled to notice of the meeting, not later than the later of five (5) business days after such record date or five (5) business days after the public announcement of such record date, and (b) in the case of information that is required to be updated and supplemented to be true and correct as of ten (10) business days before the meeting or any adjournment or postponement thereof, not later than eight (8) business days before the meeting or any adjournment or postponement thereof (or if not practicable to provide such updated and supplemental information not later than eight (8) business days before any adjournment or postponement, on the first practicable date before any such adjournment or postponement). In addition, if the stockholder has provided notice pursuant to Rule 14a-19(b) of the Exchange Act, the stockholder shall deliver to the Corporation no later than ten (10) days prior to the date of the meeting or any adjournment or postponement thereof reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act.

(2) Notwithstanding the foregoing provisions of this Section 13, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such

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vote may have been received by the Corporation. For purposes of this Section 13, to be considered a qualified representative of the stockholder, a person must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(3) For purposes of this Section 13, (a) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act; (b) “Proposing Person” shall mean (i) the stockholder giving the notice required by Paragraph (A) or Paragraph (B) of this Section 13, (ii) the beneficial owner or beneficial owners, if different, on whose behalf such notice is given, and (iii) any affiliates or associates (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner.

(4) Paragraph (A) of this Section 13 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. Nothing in this Section 13 shall be deemed to (a) affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act, (b) confer upon any stockholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, or (c) affect any rights of the holders of any class or series of Preferred Stock to nominate and elect directors pursuant to and to the extent provided in any applicable provisions of the certificate of incorporation. Subject to Rule 14a-8 and Rule 14a-19 under the Exchange Act, nothing in these Bylaws shall be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of director or directors or any other business proposal.

(5) In addition to the provisions of this Section 13, a stockholder shall also comply with all applicable requirements of state law and all applicable requirements of the Exchange Act, and the rules and regulations thereunder, with respect to the matters set forth herein.

Section 14. Record Dates. (a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty or fewer than ten days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at any meeting of stockholders or any adjournment thereof shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to receive notice of such adjourned meeting the same or an earlier date as that fixed for determining the stockholders entitled to vote at such adjourned meeting in accordance with the foregoing provisions of this subsection (a) of this Section 13.

(b) In order that the Corporation may determine the stockholders entitled to consent to corporate action without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date upon which the resolution fixing the record date is adopted by the Board of Directors. Any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent shall, by written notice to the Secretary, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within 10 days after the date on which such a request is received, adopt a resolution fixing the record

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date. If no record date has been fixed by the Board of Directors within 10 days after the date on which such a request is received, the record date for determining stockholders entitled to consent to corporate action without a meeting, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in the manner set forth in Section 9(b) of this Article II. If no record date has been fixed by the Board of Directors and prior action by the Board of Director is required by applicable law, the Certificate of Incorporation, or these Bylaws, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

(c) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution, or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of capital stock, or for the purpose of any other lawful action, except as may otherwise be provided in these Bylaws, the Board of Directors may fix a record date. Such record date shall not precede the date upon which the resolution fixing such record date is adopted, and shall not be more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE III

DIRECTORS

Section 1. Number. The number of directors that shall constitute the whole Board of Directors shall be seven as of the time the Bylaws become effective, and thereafter shall be no fewer than three and no greater than eleven, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.

Section 2. Powers. Subject to any limitations set forth in the Certificate of Incorporation and to any provision of the General Corporation Law of the State of Delaware relating to powers or rights conferred upon or reserved to the stockholders or the holders of any class or series of the Corporation’s issued and outstanding stock, the business and affairs of the corporation shall be managed, and all corporate powers shall be exercised, by or under the direction of the Board of Directors.

Section 3. Resignations and Removal. (a) Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or the Secretary; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.

(b) Except as otherwise may be provided in the Certificate of Incorporation, any director or the entire Board of Directors may be removed, with or without cause, by the holders of capital stock having a majority in voting power of the shares entitled to vote in the election of directors.

Section 4. Annual Meetings. The Board of Directors shall meet each year as soon as practicable following the annual meeting of stockholders, at the place where such meeting of stockholders has been held, or at such other place as shall be fixed by the Board of Directors (or if not previously fixed by the Board of Directors, by the person presiding over the meeting of the stockholders), for the purpose of election of officers and consideration of such other business as the Board of Directors considers relevant to the management of the Corporation.

Section 5. Regular Meetings. Regular meetings of the Board of Directors shall be held on such dates and at such times and places, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors, such determination to constitute the only notice of such regular meetings to which any director shall be entitled. In the absence of any such determination, such meetings shall be held, upon notice to each director in accordance with Section 7 of this Article III, at such times and places, within or without the State of Delaware, as shall be designated by the Chairperson of the Board.

Section 6. Special Meetings. Special meetings of the Board of Directors shall be held at the call of the Chairperson of the Board at such times and places, within or without the State of Delaware, as he or she shall designate, upon notice to each director in accordance with Section 7 of this Article III. Special meetings shall be called by the President or Secretary on like notice at the written request of any two directors then in office.

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Section 7. Notice. Notice of any regular (if required) or special meeting of the Board of Directors may be given by personal delivery, mail, courier service (including, without limitation, Federal Express), facsimile transmission (directed to the facsimile transmission number at which the director has consented to receive notice), electronic mail (directed to the electronic mail address at which the director has consented to receive notice), or other form of electronic transmission pursuant to which the director has consented to receive notice. If notice is given by personal delivery, by facsimile transmission, by electronic mail, or by other form of electronic transmission pursuant to which the director has consented to receive notice, then such notice shall be given on not less than twenty-four hours’ notice to each director. If written notice is delivered by mail, then it shall be given on not less than two (2) calendar days’ notice to each director. If written notice is delivered by courier service, then it shall be given on not less than two (2) calendar days’ notice to each director.

Section 8. Waiver of Notice. Notice of any meeting of the Board of Directors, or any committee thereof, need not be given to any member if waived by him or her in writing or by electronic transmission, whether before or after such meeting is held, or if he or she shall sign the minutes of such meeting or attend the meeting, except that if such director attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened, then such director shall not be deemed to have waived notice of such meeting. If waiver of notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director.

Section 9. Quorum and Powers of a Majority. At all meetings of the Board of Directors and of each committee thereof, a majority of the total number of directors constituting the whole Board of Directors or such committee shall be necessary and sufficient to constitute a quorum for the transaction of business. The act of a majority of the members present at any meeting of the Board of Directors or a committee thereof at which a quorum is present shall be the act of the Board of Directors or such committee, unless by express provision of applicable law, the Certificate of Incorporation, or these Bylaws, a different vote is required, in which case such express provision shall govern and control. In the absence of a quorum, a majority of the members present at any meeting may, without notice other than announcement at the meeting, adjourn such meeting from time to time until a quorum is present.

Section 10. Manner of Acting. (a) Members of the Board of Directors, or any committee thereof, may participate in any meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating therein can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(b) Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this subsection at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

Section 11. Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by a presiding person chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the presiding person at the meeting may appoint any person to act as secretary of the meeting.

Section 12. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more directors, which to the extent provided in said resolution or resolutions shall have and may exercise the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation (including the power and authority to designate other committees of the Board of Directors); provided, however, that no such committee shall have the power or authority in reference to the following matters: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the General Corporation Law of the State of Delaware to be submitted to stockholders for approval (other than recommending the election or removal of directors) or (ii) adopting, amending, or repealing any Bylaw of the

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Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting of such committee and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of such absent or disqualified director.

Section 13. Committee Procedure. (a) Except as otherwise determined by the Board of Directors or provided by these Bylaws, each committee shall adopt its own rules governing the time, place, and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules or by resolution of the Board of Directors. Unless otherwise provided by these Bylaws or any such rules or resolutions, notice of the time and place of each meeting of a committee shall be given to each member of such committee as provided in Section 7 of this Article III with respect to notices of meetings of the Board of Directors.

(b) Each committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required.

(c) Any member of any committee may be removed from such committee either with or without cause, at any time, by the Board of Directors at any meeting thereof. Any vacancy in any committee may be filled by the Board of Directors in the manner prescribed by the Certificate of Incorporation or these Bylaws for the original appointment of the members of such committee.

Section 14. Vacancies and Newly-Created Directorships. Unless otherwise provided in the Certificate of Incorporation or in these Bylaws, vacancies and newly-created directorships resulting from any increase in the authorized number of directors may be filled only by a majority of the directors then in office (and not by the stockholders), although less than a quorum, or by a sole remaining director, and directors so chosen shall serve for a term expiring at the annual meeting of stockholders at which the term of office to which they have been elected expires and until such directors’ successors have been duly elected and qualified.

Section 15. Director Compensation. (a) The Board of Directors, by a resolution or resolutions, may fix, and from time to time change, the compensation of Directors.

(b) Each director shall be entitled to reimbursement from the Corporation for his or her reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof.

(c) Nothing contained in these Bylaws shall be construed to preclude any director from serving the Corporation in any other capacity and from receiving compensation from the Corporation for service rendered to it in such other capacity.

ARTICLE IV

OFFICERS

Section 1. Number. The officers of the Corporation shall include a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary, and a Treasurer. The Board of Directors also shall elect a Chairperson of the Board and may elect a Vice Chairperson of the Board. The Board of Directors also may elect one or more Vice Presidents (including one or more Executive Vice Presidents and one or more Senior Vice Presidents if deemed appropriate by the Board of Directors), one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as the Board of Directors may from time to time deem appropriate or necessary.

Section 2. Election of Officers, Term, and Qualifications. The officers of the Corporation shall be elected from time to time by the Board of Directors and shall hold office at the pleasure of the Board of Directors. A vacancy in any office because of death, resignation, removal, disqualification, or any other cause shall be filled in the manner prescribed in this Section 2 for the regular election to such office. Except for the Chairperson of the Board and the Vice Chairperson of the Board, none of the officers of the Corporation needs to be a director of the Corporation. Any two or more offices may be held by the same person to the extent permitted by the General Corporation Law of the State of Delaware and other applicable law.

Section 3. Divisional or Departmental Vice Presidents. The Board of Directors may delegate to the Chief Executive Officer the power to appoint one or more employees of the Corporation as divisional or departmental vice presidents and fix the duties of such appointees. However, no such divisional or departmental vice president shall be considered to be an officer of the Corporation, the officers of the Corporation being limited to those officers elected by the Board of Directors in accordance with this Article IV.

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Section 4. Removal. Any officer may be removed, either with or without cause, by the Board of Directors at any meeting thereof, or to the extent delegated to the Chairperson of the Board, by the Chairperson of the Board.

Section 5. Resignations. Any officer of the Corporation may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the Chairperson of the Board; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6. Compensation of Officers. The salaries and other compensation of all officers of the Corporation shall be fixed by or in the manner directed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he or she also is a director of the Corporation.

Section 7. The Chairperson of the Board. The Chairperson of the Board shall have the powers and duties customarily and usually associated with the office of the Chairperson of the Board, as well as such additional powers and duties as may be from time to time assigned to him or her by the Board of Directors. The Chairperson of the Board shall preside at meetings of the stockholders and of the Board of Directors.

Section 8. Vice Chairperson of the Board. The Vice Chairperson of the Board shall have the powers and duties customarily and usually associated with the office of the Vice Chairperson of the Board, as well as such additional powers and duties as may be from time to time assigned to him or her by the Board of Directors. In the case of absence or disability of the Chairperson of the Board, the Vice-Chairperson of the Board shall perform the duties and exercise the powers of the Chairperson of the Board.

Section 9. The Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation. The Chief Executive Officer shall have, subject to the supervision, direction, and control of the Board of Directors, the general powers and duties of supervision, direction, and management of the affairs and business of the Corporation customarily and usually associated with the position of chief executive officer, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. The Chief Executive Officer shall have such additional powers and duties as may be from time to time assigned to him or her by the Board of Directors. If at any time the office of the Chairperson of the Board and the Vice Chairperson of the Board shall not be filled, or in the event of the temporary absence or disability of the Chairperson of the Board and the Vice Chairperson of the Board, the Chief Executive Officer shall perform the duties and exercise the powers of the Chairperson of the Board unless otherwise determined by the Board of Directors.

Section 10. The President. At the request of the Chief Executive Officer, or in the absence of the Chief Executive Officer, or in the event of his or her inability or refusal to act, the President shall perform the duties of the Chief Executive Officer, and when so acting, shall have all the powers of and be subject to all the restrictions upon such office. The President shall perform such other duties and have such other powers as the Board of Directors from time to time may prescribe.

Section 11. The Chief Financial Officer. The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Corporation and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Board of Directors or these Bylaws, all in accordance with basic policies as established by and subject to the oversight of the Board of Directors. In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

Section 12. The Vice Presidents. Each Vice President shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, or the Chief Executive Officer.

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Section 13. The Secretary and Assistant Secretaries. (a) The Secretary shall attend meetings of the Board of Directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose. The Secretary shall have all such further powers and duties as are customarily and usually associated with the position of Secretary or as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, or the Chief Executive Officer.

(b) Each Assistant Secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer, the President, or the Secretary. In the case of absence or disability of the Secretary, the Assistant Secretary designated by the President (or, in the absence of such designation, by the Secretary) shall perform the duties and exercise the powers of the Secretary.

Section 14. The Treasurer and Assistant Treasurers. (a) The Treasurer shall have custody of the Corporation’s funds and securities, shall be responsible for maintaining the Corporation’s accounting records and statements, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit or cause to be deposited moneys or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer also shall maintain adequate records of all assets, liabilities, and transactions of the Corporation and shall assure that adequate audits thereof are currently and regularly made. The Treasurer shall have all such further powers and duties as are customarily and usually associated with the position of Treasurer or as may from time to time be assigned to him or her by the Board of Directors, the Chairperson of the Board, or the Chief Executive Officer.

(b) Each Assistant Treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the Chief Executive Officer, or the Treasurer. In the case of absence or disability of the Treasurer, the Assistant Treasurer designated by the Chief Executive Officer (or, in the absence of such designation, by the Treasurer) shall perform the duties and exercise the powers of the Treasurer.

ARTICLE V

STOCK

Section 1. Certificates. The shares of capital stock of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the General Corporation Law of the State of Delaware. Certificates for shares of stock of the Corporation shall be issued under the seal of the Corporation, or a facsimile thereof, and shall be numbered and shall be entered in the books of the Corporation as they are issued. Each certificate shall bear a serial number, shall exhibit the holder’s name and the number of shares evidenced thereby, and shall be signed by any two authorized officers of the corporation. Any or all of the signatures on the certificate may be a facsimile. If any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such person or entity were such officer, transfer agent, or registrar at the date of issue.

Section 2. Transfers. Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation, and only upon proper transfer instructions, including by electronic transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted in writing or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares of accompanied by a duly executed stock transfer power provided, however, that in each case, such succession, assignment, or transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law, or contract.

Section 3. Lost, Stolen, or Destroyed Certificates. Any person claiming a certificate of stock to be lost, stolen, or destroyed shall make an affidavit or an affirmation of that fact, and shall give the Corporation a bond of indemnity in satisfactory form and with one or more satisfactory sureties, whereupon a new certificate (if requested) may be issued of the same tenor and for the same number of shares as the one alleged to be lost, stolen, or destroyed.

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Section 4. Registered Stockholders. The names and addresses of the holders of record of the shares of each class and series of the Corporation’s capital stock, together with the number of shares of each class and series held by each record holder and the date of issue of such shares, shall be entered on the books of the Corporation. Except as otherwise required by the General Corporation Law of the State of Delaware or other applicable law, the Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares of capital stock of the Corporation as the person entitled to exercise the rights of a stockholder, including, without limitation, the right to vote in person or by proxy at any meeting of the stockholders of the Corporation. The Corporation shall not be bound to recognize any equitable or other claim to or interest in any such shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly required by the General Corporation Law of the State of Delaware or other applicable law.

Section 5. Fractional Shares. The Corporation may, but shall not be required to, issue fractional shares of its capital stock if necessary or appropriate to effect authorized transactions. If the Corporation does not issue fractional shares, it shall (i) arrange for the disposition of fractional interests on behalf of those that otherwise would be entitled thereto, (ii) pay in cash the fair value of fractions of a share as of the time when those who otherwise would be entitled to receive such fractions are determined, or (iii) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or in bearer form (represented by a certificate), which scrip or warrants shall entitle the holder to receive a full share upon surrender of such scrip or warrants aggregating a full share. Fractional shares shall, but scrip or warrants for fractional shares shall not (unless otherwise expressly provided therein), entitle the holder to exercise voting rights, to receive dividends thereon, to participate in the distribution of any assets in the event of liquidation, and otherwise to exercise rights as a holder of capital stock of the class or series to which such fractional shares belong.

Section 6. Additional Powers of the Board. (a) In addition to, and without limiting, those powers set forth in Section 2 of Article III, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the Corporation, including the use of uncertificated shares of stock, subject to the provisions of the General Corporation Law of the State of Delaware, other applicable law, the Certificate of Incorporation, and these Bylaws.

(b) The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VI

INDEMNIFICATION

Section 1. Indemnification. (a) Subject to Section 3 of this Article VI, the Corporation shall indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter, a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (collectively, “Another Enterprise”), against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(b) The Corporation may indemnify, to the full extent that it shall have power under applicable law to do so and in a manner permitted by such law, any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, against expenses (including attorneys’ fees), judgments, fines (including ERISA excise taxes or penalties) and amounts paid in settlement actually and reasonably incurred by him or her in connection with such

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Proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(c) To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any threatened, pending, or completed Proceeding referred to in Section 145(a) or (b) of the General Corporation Law of the State of Delaware, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d) The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person seeking indemnification did not act in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 2. Advancement of Expenses. (a) Subject to Section 3 of this Article VI, with respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was a director or officer of the Corporation or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation shall pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that any advancement of expenses shall be made only upon receipt of an undertaking (hereinafter an “undertaking”) by such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(b) With respect to any person who is made or threatened to be made a party to or is otherwise involved (as a witness or otherwise) in any threatened, pending, or completed Proceeding, by reason of the fact that such person is or was an employee or agent of the Corporation, or while not serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise, the Corporation may, in its discretion and upon such terms and conditions, if any, as the Corporation deems appropriate, pay the expenses (including attorneys’ fees) incurred by such person in defending any such Proceeding in advance of its final disposition.

Section 3. Actions Initiated Against The Corporation. Anything in Section 1(a) or Section 2(a) of this Article VI to the contrary notwithstanding, except as provided in Section 5(b) of this Article VI, with respect to a Proceeding initiated against the Corporation by a person who is or was a director or officer of the Corporation (whether initiated by such person in or by reason of such capacity or in or by reason of any other capacity, including as a director, officer, employee, or agent of Another Enterprise), the Corporation shall not be required to indemnify or to advance expenses (including attorneys’ fees) to such person in connection with prosecuting such Proceeding (or part thereof) or in defending any counterclaim, cross-claim, affirmative defense, or like claim of the Corporation in such Proceeding (or part thereof) unless such Proceeding was authorized by the Board of Directors of the Corporation.

Section 4. Contract Rights. The rights to indemnification and advancement of expenses conferred upon any current or former director or officer of the Corporation pursuant to this Article VI (whether by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise) shall be contract rights, shall vest when such person becomes a director or officer of the Corporation, and shall continue as vested contract rights even if such person ceases to be a director or officer of the Corporation. Any amendment, elimination, repeal, or modification of, or adoption of any provision inconsistent with, this Article VI (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, elimination, repeal, modification, or adoption (regardless of whether the Proceeding relating to such acts or omissions, or any proceeding relating to such person’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, elimination, repeal, modification, or adoption), and any such amendment, elimination, repeal, modification, or adoption that would

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adversely affect such person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such person, except with respect to any threatened, pending, or completed Proceeding that relates to or arises from (and only to the extent such Proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification, or adoption.

Section 5. Claims. (a) If (X) a claim under Section 1(a) of this Article VI with respect to any right to indemnification is not paid in full by the Corporation within sixty days after a written demand has been received by the Corporation or (Y) a claim under Section 2(a) of this Article VI with respect to any right to the advancement of expenses is not paid in full by the Corporation within twenty days after a written demand has been received by the Corporation, then the person seeking to enforce a right to indemnification or to an advancement of expenses, as the case may be, may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.

(b) If successful in whole or in part in any suit brought pursuant to Section 5(a) of this Article VI, or in a suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the person seeking to enforce a right to indemnification or an advancement of expenses hereunder or the person from whom the Corporation sought to recover an advancement of expenses, as the case may be, shall be entitled to be paid by the Corporation the reasonable expenses (including attorneys’ fees) of prosecuting or defending such suit.

(c) In any suit brought by a person seeking to enforce a right to indemnification hereunder (but not a suit brought by a person seeking to enforce a right to an advancement of expenses hereunder), it shall be a defense that the person seeking to enforce a right to indemnification has not met any applicable standard for indemnification under applicable law. With respect to any suit brought by a person seeking to enforce a right to indemnification or right to advancement of expenses hereunder or any suit brought by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), neither (i) the failure of the Corporation to have made a determination prior to commencement of such suit that indemnification of such person is proper in the circumstances because such person has met the applicable standards of conduct under applicable law, nor (ii) an actual determination by the Corporation that such person has not met such applicable standards of conduct, shall create a presumption that such person has not met the applicable standards of conduct or, in a case brought by such person seeking to enforce a right to indemnification, be a defense to such suit.

(d) In any suit brought by a person seeking to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses (whether pursuant to the terms of an undertaking or otherwise), the burden shall be on the Corporation to prove that the person seeking to enforce a right to indemnification or to an advancement of expenses or the person from whom the Corporation seeks to recover an advancement of expenses is not entitled to be indemnified, or to such an advancement of expenses, under this Article VI or otherwise.

Section 6. Determination of Entitlement to Indemnification. Any indemnification required or permitted under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he or she has met all applicable standards of conduct set forth in this Article VI and Section 145 of the General Corporation Law of the State of Delaware. Such determination shall be made, with respect to a person who is a director or officer of the Corporation at the time of such determination, (i) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum; (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders. Such determination shall be made, with respect to any person who is not a director or officer of the Corporation at the time of such determination, in the manner determined by the Board of Directors (including in such manner as may be set forth in any general or specific action of the Board of Directors applicable to indemnification claims by such person) or in the manner set forth in any agreement to which such person and the Corporation are parties.

Section 7. Non-Exclusive Rights. The indemnification and advancement of expenses provided in this Article VI shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be such director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

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Section 8. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, or agent of Another Enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article VI or otherwise.

Section 9. Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal, or unenforceable for any reason whatsoever: (1) the validity, legality, and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable, that is not itself held to be invalid, illegal, or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal, or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal, or unenforceable.

Section 10. Miscellaneous. For purposes of this Article VI: (a) references to serving at the request of the Corporation as a director or officer of Another Enterprise shall include any service as a director or officer of the Corporation that imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan; (b) references to serving at the request of the Corporation as an employee or agent of Another Enterprise shall include any service as an employee or agent of the Corporation that imposes duties on, or involves services by, such employee or agent with respect to an employee benefit plan; (c) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner not opposed to the best interests of the Corporation; and (d) references to a director of Another Enterprise shall include, in the case of any entity that is not managed by a board of directors, such other position, such as manager or trustee or member of the governing body of such entity, that entails responsibility for the management and direction of such entity’s affairs, including, without limitation, general partner of any partnership (general or limited) and manager or managing member of any limited liability company.

ARTICLE VII

MISCELLANEOUS

Section 1. Books and Records. (a) Any books or records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time. The Corporation shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws, or the provisions of the General Corporation Law of the State of Delaware.

(b) The Corporation shall prepare, no later than ten days before each meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the stockholder’s name; provided, however, if the record date for determining the stockholders entitled to vote at the meeting is fewer than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date. Nothing contained in this subsection (b) shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of 10 days ending on the day before the meeting date: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. The stock ledger shall be the only evidence of the identity of the stockholders entitled to examine such list.

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(c) Except to the extent otherwise required by law, or by the Certificate of Incorporation, or by these Bylaws, the Board of Directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the stock ledger, books, records, and accounts of the Corporation, or any of them, shall be open to inspection by the stockholders and the stockholders’ rights, if any, in respect thereof. Except as otherwise provided by law, the stock ledger shall be the only evidence of the identity of the stockholders entitled to examine the stock ledger, the books, records, or accounts of the Corporation.

Section 2. Voting Shares in Other Business Entities. The Chief Executive Officer, President, Chief Financial Officer, any Vice President, or any other officer or officers of the Corporation designated by the Board of Directors or the Chief Executive Officer may vote, and otherwise exercise on behalf of the Corporation any and all rights and powers incident to the ownership of, any and all shares of stock or other equity interest held by the Corporation in any other corporation or other business entity. The authority herein granted may be exercised either by any such officer in person or by any other person authorized to do so by proxy or power of attorney duly executed by any such officer.

Section 3. Execution of Corporate Instruments.

(a) The Board of Directors may in its discretion determine the method and designate the signatory officer or officers, or other person or persons, to execute, sign, or endorse any corporate instrument or document, or to sign the corporate name without limitation, except where otherwise provided by law, and such execution or signature shall be binding upon the Corporation.

(b) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, formal contracts of the Corporation, promissory notes, deeds of trust, mortgages, and other evidences of indebtedness of the Corporation, and other corporate instruments or documents requiring the corporate seal, shall be executed, signed, or endorsed by the Chairperson of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Secretary, the Treasurer, or any Assistant Secretary or Assistant Treasurer. All other instruments and documents requiring a corporate signature but not requiring the corporate seal may be executed as aforesaid or in such other manner and by such other person or persons as may be determined from time to time by the Board of Directors or the Chief Executive Officer.

(c) All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be executed, signed, or endorsed by the Chief Financial Officer, the Treasurer, any Assistant Treasurer, or in such other manner and by such other person or persons as may be determined from time to time by the Board of Directors.

(d) Unless otherwise specifically determined by the Board of Directors or otherwise required by law, the execution, signing, or endorsement of any corporate instrument or document may be effected manually, by facsimile, or (to the extent permitted by applicable law and subject to such policies and procedures as the Corporation may have in effect from time to time) by electronic signature.

Section 4. Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

Section 5. Gender/Number. As used in these Bylaws, the masculine, feminine, or neuter gender, and the singular and plural number, shall each include the other whenever the context so indicates.

Section 6. Section Titles. The titles of the sections and subsections have been inserted as a matter of reference only and shall not control or affect the meaning or construction of any of the terms and provisions hereof.

Section 7. Certain Definitions. For purposes of these Bylaws:

(a) “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, 1 or more electronic networks or databases (including 1 or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

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(b) “Electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the corporation who is available to assist with accessing such files and information).

(c) “Electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

Section 8. Amendment. These Bylaws, or any of them, may be altered, amended, or repealed, and new Bylaws may be made, (a) at any annual or regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of the proposed alteration, amendment, or repeal be contained in written notice of such special meeting; or (b) at any annual meeting of the stockholders or at any special meeting of the stockholders of the Corporation if noticed of the proposed alteration, amendment, or repeal is contained in the Corporation’s notice of such special meeting of stockholders. Anything herein to the contrary notwithstanding but subject to the terms of the Certificate of Incorporation, any alteration, amendment, or repeal of these Bylaws, or the making of any new Bylaw, by the stockholders shall require the affirmative vote of the holders of not less than a majority of the voting power represented by the issued and outstanding shares of the Corporation entitled to vote thereon. Any Bylaws altered, amended, or made by the stockholders may be altered, amended, or repealed by either the Board of Directors or the stockholders, in the manner set forth in this Section 8, except a Bylaw amendment adopted by the stockholders that specifies the votes that shall be necessary for the election of directors shall not be amended or repealed by the Board of Directors.

Section 9. Certificate of Incorporation. Anything herein to the contrary notwithstanding, if any provision contained in these Bylaws is inconsistent with or conflicts with a provision of the Certificate of Incorporation, such provision of these Bylaws shall be superseded by the inconsistent provision in the Certificate of Incorporation to the extent necessary to give effect to such provision in the Certificate of Incorporation.

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Annex D

ULTIMATE PARENT SUPPORT AGREEMENT

by and between

CF ACQUISITION CORP. VIII,

and

ETI-XCV HOLDINGS, LLC

Dated as of October 9, 2022

Annex D-1

ULTIMATE PARENT SUPPORT AGREEMENT

This ULTIMATE PARENT SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 9, 2022 by and between ETI-XCV Holding, LLC, a Delaware limited liability company (“Ultimate Parent”) whose sole member is Exela Technologies, Inc. (“ETI”), and CF Acquisition Corp. VIII, a Delaware corporation (“Acquiror”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger among Acquiror, Sierra Merger Sub, Inc., a Delaware corporation (“Merger Sub”), BTC International Holdings, Inc., a Delaware corporation (“Parent”) and XBP Europe, Inc., a Delaware corporation (the “Company”), dated as of October 9, 2022 (as amended from time to time, the “Merger Agreement”).

WHEREAS, Parent and the Company are indirect wholly-owned Subsidiaries of Ultimate Parent, as detailed on Schedule I, which sets forth each direct and indirect Subsidiary between Ultimate Parent and the Company, including Parent and the Company (together with any additional Subsidiaries organized or formed by Ultimate Parent or any Holdco Subsidiaries after the date hereof that directly or indirectly own interests or other equity securities in Parent or the Company, the “Holdco Subsidiaries”);

WHEREAS, Ultimate Parent directly or indirectly owns all of the outstanding interests and other equity securities in the Holdco Subsidiaries (the “Holdco Subsidiary Securities”);

WHEREAS, the sole member of Ultimate Parent has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, Merger Sub, Parent and the Company are entering into the Merger Agreement, pursuant to which, among other things, upon the consummation of the transactions contemplated thereby, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue its corporate existence under the DGCL as a Subsidiary of Acquiror;

WHEREAS, Parent’s approval (as sole shareholder of the Company) of the Merger Agreement, the Merger and the other Transactions is required under the Merger Agreement; and

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into the Merger Agreement, Acquiror has required Ultimate Parent to enter into this Agreement and the Lock-Up Agreement with the Company and Acquiror entered into concurrently herewith (the “Lock-Up Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Covenants of Ultimate Parent.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Closing or (y) the date on which the Merger Agreement is validly terminated in accordance with its terms (such period, the “Restricted Period”), Ultimate Parent hereby agrees that:

(i) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the equityholders of any Holdco Subsidiary, however called, and in any action by written consent of equityholders of a Holdco Subsidiary, at which the Merger Agreement, any Ancillary Agreement and other related agreements (or any amended version thereof) or such other related actions, are submitted for the consideration of the equityholders of such Holdco Subsidiary, as applicable, it shall cause (directly or indirectly through the Holdco Subsidiaries) the voting of, shares in such Holdco Subsidiary, as applicable, in favor of such actions, and shall cause (directly or indirectly through the Holdco Subsidiaries) the execution and delivery of any written consents with respect to approving any matter contemplated by the Merger Agreement and the Ancillary Agreements promptly (and with respect to the Company Written Consent, delivery of the Company Written Consent to Acquiror on the date of this Agreement); and

(ii) (A) at each such meeting, and at any adjournment or postponement thereof, and in any such action by written consent, it shall cause (directly or indirectly through the Holdco Subsidiaries) the voting of, shares in each Holdco Subsidiary, as applicable (and to the extent they carry the right to vote) against (other than pursuant to, or in furtherance of, the Merger and the other Transactions): (1) any action,

Annex D-2

proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Merger or any of the other Transactions, the Merger Agreement or any of the other agreements related to the Merger (including the Ancillary Agreements to which Ultimate Parent, Parent or the Company is a party) including: (aa) any extraordinary corporate transaction, such as an exchange, consolidation or other business combination involving (directly or indirectly) any Holdco Subsidiary or EMEA Company (other than the Merger or any of the other Transactions); (bb) a sale, lease, exclusive license or transfer of any material asset of an EMEA Company or a reorganization, recapitalization or liquidation of an EMEA Company (other than the Merger or any of the other Transactions); (cc) an election of new members to the Company Board, other than nominees to the Company Board approved in writing by Acquiror; (dd) any change in the present capitalization or dividend policy of an EMEA Company or any amendment or other change to the constating documents or the other organizational documents of an EMEA Company (other than as expressly contemplated in or permitted by the Merger Agreement or the Ancillary Agreements), except if approved in writing by Acquiror; (ee) any other change in the corporate structure (other than the Merger or any of the other Transactions) or business of the EMEA Companies, except if approved in writing by Acquiror; or (ff) the execution of any convertible debt or equity agreements, subscription agreements or other similar agreements with respect to equity or other securities in any EMEA Company (other than the Merger or any of the other Transactions); (2) any Acquisition Proposal or Alternative Transaction; (3) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of Parent or the Company contained in the Merger Agreement or of Ultimate Parent contained in this Agreement; (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Closing set forth in Article VIII of the Merger Agreement not being fulfilled; and (5) any action that would preclude Acquiror from filing with the SEC the Proxy Statement as contemplated by the Merger Agreement; and (B) not to approve or otherwise consent to any matter referred to in any of sub-clauses (1) through (5) of the preceding clause (A) by written consent.

(b) During the Restricted Period, Ultimate Parent shall not, and shall cause its Affiliates not to (and shall direct its and its Affiliates’ Representatives not to), directly or indirectly, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the EMEA Companies to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the EMEA Companies in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into, or encourage Parent, the Company or any other EMEA Companies to enter into, any acquisition agreement, merger agreement, amalgamation agreement, plan of arrangement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state or province in connection with an Acquisition Proposal, Alternative Transaction or otherwise, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction, or (v) take any action which would reasonably be expected to impede, prevent or materially delay approval of the Merger, including bringing, or threatening to bring, any suit or proceeding for the purpose of stopping, preventing, impeding or delaying the Merger, including exercising any rights to appear before a proceeding related to the Merger in a manner that is not supportive of the approval of the Merger; provided that this clause (v) shall not restrict a merger or similar business combination involving ETI that does not constitute an Alternative Transaction.

(c) Ultimate Parent hereby agrees that it shall, and shall (directly or indirectly through the Holdco Subsidiaries) cause Parent and the Company, from time to time, to (i) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to Ultimate Parent, Parent and/or the Company, as applicable, as of the date of this Agreement, and (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments (including to amend the constating documents of any EMEA Companies) necessary to effect the Merger and the other Transactions and (iii) use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing all things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, including the Merger and the other Transactions.

Annex D-3

Section 2 Irrevocable Proxy. Ultimate Parent, on behalf of itself and the Holdco Subsidiaries, hereby revokes any proxies that it has heretofore granted with respect to its and the Holdco Subsidiaries’ respective Holdco Subsidiary Securities, and on behalf of itself and each Holdco Subsidiary, hereby irrevocably constitutes and appoints Acquiror as attorney-in-fact and proxy for the purposes of complying with the obligations hereunder for and on Ultimate Parent’s and the applicable Holdco Subsidiaries’ behalf, for and in such applicable Holdco Subsidiaries’ name, place and stead, in the event that Ultimate Parent fails to comply in any material respect with its obligations hereunder in a timely manner, to vote the Holdco Subsidiary Securities of such Holdco Subsidiary and grant all written consents thereto in each case in accordance with the provisions of Section 1(a)(i) and (ii), and to represent and otherwise act for such Holdco Subsidiary in the same manner and with the same effect as if such Holdco Subsidiary were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 6.13. Ultimate Parent authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with each Holdco Subsidiary. Ultimate Parent hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by Parent and the Company of the Merger Agreement and that such irrevocable proxy is given to secure the obligations of Ultimate Parent under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable. Ultimate Parent agrees not to, and to cause the Holdco Subsidiaries not to, grant any proxy that conflicts or is inconsistent with the proxy granted to Acquiror in this Agreement.

Section 3 Representations and Warranties of Ultimate Parent. Ultimate Parent represents and warrants to Acquiror as follows:

3.1 Authorization. Ultimate Parent is a limited liability company duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of Delaware. Ultimate Parent has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Ultimate Parent and the consummation by Ultimate Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Ultimate Parent and no other proceedings on the part of any Ultimate Parent or its equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the execution of this Agreement. This Agreement has been duly and validly executed and delivered by Ultimate Parent and, assuming the due execution and delivery by Acquiror, constitutes the legal, valid and binding obligation of Ultimate Parent, enforceable against Ultimate Parent in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

3.2. Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by Ultimate Parent and the consummation by it of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of Ultimate Parent or ETI, other than as required to comply with ETI’s Form 8-K reporting obligations pursuant to the United States Securities Exchange Act of 1934, as amended.

(b) The execution, delivery and performance by Ultimate Parent of this Agreement and the consummation by Ultimate Parent of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of ETI, Ultimate Parent or any Holdco Subsidiary, (ii) conflict with or violate, in any respect, any Law applicable to ETI, Ultimate Parent or by which any property or asset of ETI, Ultimate Parent or any Holdco Subsidiary is bound, (iii) except as expressly provided for in the Merger Agreement, require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which an EMEA Company is a party or by which any Holdco Subsidiary Securities, or the properties or assets of an EMEA Company, is bound or any

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Governmental Order or Law applicable to any Holdco Subsidiary Securities or properties or assets of an EMEA Company, or (iv) result in the creation of a Lien on any Holdco Subsidiary Securities, or the properties or assets of an EMEA Company, except in the case of clauses (ii) through (iv) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Ultimate Parent to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

3.3 Ownership of Holdco Subsidiary Securities.

(a) As of the date hereof, Ultimate Parent directly or indirectly owns 100% of the outstanding interests or other equity securities in the Holdco Subsidiaries, including Parent and the Company, and directly or indirectly controls 100% of the voting power of the Holdco Subsidiary Securities. Ultimate Parent has not entered into any voting agreement (other than this Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to any Holdco Subsidiary Securities, including any securities of Parent or the Company (other than this Agreement). As of the time of any meeting of the equityholders of Parent or the Company referred to in Section 1(a)(i) and with respect to any written consent of the equityholders of Parent or the Company referred to in clause (B) of each of Section 1(a)(i) or (ii), such Holdco Subsidiary equityholders of Parent and the Company shall be the owners of 100% of the outstanding capital stock (and any other interests or other equity securities) in Parent and the Company.

(b) As of the date hereof, the Holdco Subsidiaries set forth on Schedule I constitute the only direct or indirect Subsidiaries between Ultimate Parent and the Company. Each of the Holdco Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of organization and has requisite corporate, limited liability company or other entity power and authority to own and operate its properties and assets, to carry own its business as presently conducted and contemplated to be conducted. Each of the Holdco Subsidiaries is presently qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof). Ultimate Parent directly or indirectly owns (beneficially and of record) good and valid title to all the issued and outstanding Holdco Subsidiary Securities free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws. All Holdco Subsidiary Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

Section 4 No Transfers.

(a) Ultimate Parent hereby agrees not to, and agrees to cause (directly or indirectly through the Holdco Subsidiaries) each Holdco Subsidiary and EMEA Company not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any interests or other equity securities in any Holdco Subsidiary or EMEA Company (except as contemplated by the Contribution Agreement), or any voting rights with respect thereto other than transfers of interests in any Holdco Subsidiary other than the Company, to another Holdco Subsidiary that is not (x) a Restricted Subsidiary or Subsidiary Guarantor (as such terms are defined in the Exela Credit Documents), or (y) a similarly restricted Subsidiary subject to similar Indebtedness or Lien obligations or restrictions (“Subject Securities”), or enter into any Contract with respect to conducting any such Transfer. Ultimate Parent hereby authorizes Acquiror to direct any applicable Holdco Subsidiary to impose stop, transfer or similar orders to prevent the Transfer of any of its Subject Securities on the books of such Holdco Subsidiary in violation of this Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect.

(b) “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock, options or warrants or any interest (including any beneficial ownership interest) in any capital stock, options or warrants (including the right or power to vote any capital stock) or (ii) in respect of any capital stock, options or warrants or interest (including any beneficial ownership interest) in any capital stock, options or warrants to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, options or warrants and that hedges or transfers, in whole or in part, directly or

Annex D-5

indirectly, the economic consequences of such capital stock, options or warrants or interest (including any beneficial ownership interest) in capital stock, options or warrants whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise.

(c) Ultimate Parent hereby agrees to cause (directly or indirectly through the Holdco Subsidiaries) Parent not to, and not to permit any Person under such Ultimate Parent’s control, to deposit any securities of an EMEA Company in a voting trust or to subject any securities of an EMEA Company to any arrangement with respect to the voting thereof, other than agreements entered into with Acquiror.

Section 5 Waiver and Release of Claims.

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (d) below), Ultimate Parent, on behalf of itself, the Holdco Subsidiaries and its other Affiliates (other than Acquiror and its Subsidiaries) and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity in each case, acting in their capacity as such and claiming by, through, or under any of the foregoing (each a “Ultimate Parent Releasing Party” and, collectively, the “Ultimate Parent Releasing Parties,” provided, for the avoidance of doubt, that none of the EMEA Companies shall be deemed a Ultimate Parent Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge each of the EMEA Companies and each of their respective past and present directors, officers, employees and agents, predecessors, successors, assigns and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”).

(b) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (d) below), Acquiror on behalf of itself, the EMEA Companies and its other Affiliates (other than the Ultimate Parent Releasing Parties) and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity in each case, acting in their capacity as such and claiming by, through, or under any of the foregoing (each an “Acquiror Releasing Party” and, collectively, the “Acquiror Releasing Parties,” and together with the Ultimate Parent Releasing Parties, the “Releasing Parties”) does hereby unconditionally and irrevocably release, waive and forever discharge each of Ultimate Parent the Holdco Subsidiaries and its other Affiliates (other than Acquiror and its Subsidiaries) and each of their respective past and present directors, officers, employees and agents, predecessors, successors, assigns and Subsidiaries from any and all past or present Claims.

(c) Each Releasing Party acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each Releasing Party acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law.

(d) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge any Claims that arise under or are based upon (i) the terms of the Merger Agreement, this Agreement or any of the other Ancillary Agreements, or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement, the Merger or the other Transactions, including without limitation in respect of the Services Agreement or the calculation of the Merger Consideration; (ii) the performance of all or any portion of any transaction (including the payment of amounts due) arising in the Ordinary Course outstanding as of the Closing; (iii) the intercompany services described in Annex A to the Services Agreement included as an Exhibit to the Merger Agreement; (iv) the Master Intercompany Intellectual Property License Agreement, executed substantially concurrently with the Merger Agreement; and (v) the Legacy Payables to the extent outstanding on the Closing Date and not satisfied pursuant to Section 6.2(ii) of this Agreement.

(e) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Annex D-6

Section 6 Certain Intercompany Matters. On or prior to the Closing Date, Ultimate Parent shall, and shall cause Parent, the Company and their affiliates to:

6.1 Legacy Receivables. With respect to amounts due (the “Legacy Receivables”) as of the date hereof from ETI and its Subsidiaries other than the Company and the EMEA Companies (the “Specified Counterparties”) to the EMEA Companies, such Legacy Receivables shall be distributed to Parent or otherwise satisfied such that as of the Closing Date, the EMEA Companies shall not be the holders of any Legacy Receivables.

6.2 Legacy Payables. With respect to amounts due (the “Legacy Payables”) as of the date hereof from the EMEA Companies to the Specified Counterparties: (i) on or prior to the Closing Date, an amount of such Legacy Payables in respect of intercompany loans due to Specified Counterparties equal to $13,105,851 will directly or indirectly be contributed by the Specified Counterparties to the capital of the EMEA Companies (or such Legacy Payables will otherwise be satisfied without payment from the EMEA Companies), and (ii) on the Closing Date, Acquiror shall issue to the payees of the Legacy Payables, 418,290 shares of Common Stock in satisfaction of $4,182,900 of the $8,365,801 in Legacy Payables due to Specified Counterparties such that, except for the remaining amount pursuant to this clause (ii), as of the Closing Date, the Legacy Payables shall be satisfied.

6.3 Certain Registered IP. To the extent that any of the domain names or trademarks registered in Europe and listed on Section 3.6(a) of the Company Disclosure Letter to the Merger Agreement are owned by a Specified Counterparty, ownership of such domain names or trademarks shall be assigned to the Company or the EMEA Companies on or prior to the Closing Date.

6.4 Structure. Ultimate Parent will consult with and reasonably cooperate with Acquiror to structure the transactions pursuant to this Section 6 in an efficient manner.

Section 7 General.

7.1. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to Acquiror (prior to Closing), to it at:

CF Acquisition Corp. VIII
110 East 59th Street
New York, NY 10022
Attention: Chief Executive Officer
Email: CFVIII@cantor.com

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Ken Lefkowitz and Michael Traube

Email: ken.lefkowitz@hugheshubbard.com and
michael.traube@hugheshubbard.com

if to Ultimate Parent, to it at:

c/o Exela Technologies, Inc.
300 First Stamford Place, Second Floor West
Stamford, CT 06902
Attention: Erik Mengwall, Deputy General Counsel and Secretary
E-mail: legalnotices@exelatech.com

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with copies to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Maurice Lefkort; Sean Ewen
Email: mlefkort@willkie.com; sewen@willkie.com

7.2 Headings; Counterparts. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

7.3 Entire Agreement. This Agreement, including the documents and the instruments referred to herein, together with the Merger Agreement and each Ancillary Agreement to which Ultimate Parent is a party, constitute the entire agreement among the parties to this Agreement with respect to the Transactions and supersede any other agreements whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between such parties except as expressly set forth in this Agreement, the Merger Agreement and each Ancillary Agreement to which Ultimate Parent is a party.

7.4 Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

7.5 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

7.6 Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the part of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

7.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be null and void ab initio. Subject to this Section 7.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

7.8 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

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7.9 Enforcement.

(a) Ultimate Parent expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect Acquiror’s interest in, and value of, the Company’s business (including the goodwill inherent therein) and (ii) Acquiror and the Company would not have entered into the Merger Agreement and this Agreement or consummate the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

(b) The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(c) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 7.9, no party hereto shall in any respect waive its rights to seek any other form of relief that may be available to it under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 7.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require any party hereto to institute any Action for (or limit such party’s right to institute any Action for) specific performance under this Section 7.9 prior to pursuing any other form of relief referred to in the preceding clause (i).

7.10 Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

7.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as provided otherwise in Section 3, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement and except as provided otherwise in Section 2, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 7.11.

7.12 Publicity.

(a) All press releases or other public communications of Ultimate Parent relating to this Agreement, the Merger and the other Transactions shall be subject to the prior written approval of Acquiror, which approval shall not be unreasonably withheld; provided, that Ultimate Parent shall not be required to obtain consent pursuant to this Section 7.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 7.12(a).

(b) The restriction in Section 7.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, Ultimate Parent shall use its reasonable efforts to consult with Acquiror in advance as to its form, content and timing.

7.13. Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing and (b) the termination of the Merger Agreement in accordance with its terms provided, however, that no termination of this Agreement shall relieve or release Ultimate Parent from any obligations or liabilities arising out of Ultimate Parent’s breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 5 and 6 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence.

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7.14 Interpretation. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof”, “herein,” “hereto,” “herewith” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

7.15 No Recourse. No director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Ultimate Parent or Acquiror, shall have any obligation or liability for the obligations or liabilities of Ultimate Parent or Acquiror, respectively, under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the entities that have executed and delivered a counterpart to this Agreement.

[The next page is the signature page]

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IN WITNESS WHEREOF, the parties hereto have executed this Ultimate Parent Support Agreement as of the date first written above.

CF ACQUISITION CORP. VIII

By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer

ETI-XCV HOLDINGS, LLC

By:	/s/ Matt Brown
Name:	Matt Brown
Title:	President

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SCHEDULE I

Holdco Subsidiaries

•        ETI-XCV Holdings, LLC is the sole member of ETI-XCV LLC, a Delaware limited liability company

•        ETI-XCV LLC is the sole member of XCV-EMEA, LLC, a Delaware liability company

•        XCV-EMEA, LLC is the sole shareholder of Parent

•        Parent is the sole stockholder of the Company

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Annex E

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 9, 2022, by and among CFAC Holdings VIII, LLC, a Delaware limited liability company (“Sponsor”), CF Acquisition Corp. VIII, a Delaware corporation (“Acquiror”), BTC International Holdings, Inc., a Delaware corporation (“Parent”) and XBP Europe, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Agreement and Plan of Merger among Acquiror, Sierra Merger Sub, Inc., a Delaware corporation, Parent and the Company, dated as of October 9, 2022 (as amended from time to time, the “Merger Agreement”).

WHEREAS, Sponsor owns 6,228,000 shares of Class B common stock, par value $0.0001 per share, of Acquiror (the “Class B Common Stock”, and the 6,228,000 shares of Class B Common Stock owned by Sponsor, including any shares of Class A Common Stock (as defined below) issued upon conversion of such shares, subject to Section 4, the “Founder Shares”);

WHEREAS, in a private placement (the “Private Placement”) that closed concurrently with Acquiror’s initial public offering (the “IPO”), Sponsor purchased 540,000 units of Acquiror (“Units”), each Unit consisting of one share of Class A common stock, par value $0.0001 per share, of Acquiror (“Class A Common Stock”) and one-fourth of one warrant, each whole warrant (the “Warrants”) entitling Sponsor to purchase one share of Class A Common Stock for $11.50 per share (the 540,000 shares of Class A Common Stock and 135,000 Warrants included the Units purchased in such private placement, the “Private Placement Securities”);

WHEREAS, in connection with the IPO, Acquiror, Sponsor and certain officers and directors of Acquiror (collectively, the “Insiders”) entered into a letter agreement, dated as of March 11, 2021 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to Acquiror securities owned by them;

WHEREAS, in connection with the IPO, Acquiror and Sponsor entered into a forward purchase contract, dated as of March 11, 2021 (the “Forward Purchase Contract”), pursuant to which, at the closing of Acquiror’s initial business combination, Sponsor has agreed to purchase, for $10,000,000, 1,000,000 Units, each Unit consisting of one share of Class A Common Stock (the 1,000,000 shares of Class A Common Stock included in such Units, the “Forward Purchase Shares”) and one-fourth of one Warrant (the 250,000 Warrants included in such Units, the “Forward Purchase Warrants”), and 250,000 shares of Class A Common Stock (the “Forward Purchase Promote Shares”);

WHEREAS, Article IV, Section 4.3(b)(ii) of Acquiror’s Amended and Restated Certificate of Incorporation (the “Acquiror Charter”) provides, among other matters, that the shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon the consummation of an initial business combination, subject to adjustment if additional shares of Class A Common Stock or Equity-linked Securities (as defined in Acquiror Charter), are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances; and

WHEREAS, as a condition and inducement to Parent and the Company’s willingness to enter into the Merger Agreement, Parent and the Company have required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on (x) subject to and conditioned upon the Closing, and solely with respect to the transfer restrictions on the Restricted Shares set forth below, the expiration of the Founder Shares Lock-Up Period (as defined below), and (y) with respect to the other obligations set forth in this Section 1, the earlier of (1) the Closing, and (2) the date on which the Merger Agreement is validly terminated in accordance with its terms prior to the Closing, for the benefit of Parent and the Company, (a) Sponsor agrees, on behalf of itself and its Affiliates, that it and its Affiliates will fully comply with, and perform all of their obligations, covenants and agreements set forth in, the Insider Letter in all material respects, and shall vote all of the

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shares of Acquiror Common Stock (including the shares of Acquiror Common Stock underlying the Units purchased in the Private Placement) owned by them in favor of the Transactions, not redeem Sponsor’s or its Affiliates’ shares of Acquiror Common Stock in connection with the Transactions, and fully comply with the transfer restrictions (as adjusted solely for the benefit of Parent and the Company solely with respect to the Founder Shares and the Forward Purchase Promote Shares as provided in the proviso below) with respect to the Founder Shares, the Private Placement Securities, the Forward Purchase Shares, the Forward Purchase Promote Shares, and the Forward Purchase Warrants, mutatis mutandis, in each case in accordance with the terms and subject to the exceptions set forth in the Insider Letter; provided, however, that solely for purposes of the foregoing restriction on transfer of the Founder Shares and the Forward Purchase Promote Shares (the “Restricted Shares”), Sponsor hereby agrees that, subject to and conditioned upon the Closing, the “Founder Shares Lock-Up Period” applicable to the Restricted Shares hereunder shall be deemed to end on the earlier of (A) the one (1) year anniversary of the date of the Closing, and (B) subsequent to the Closing, the date on which Acquiror consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their Acquiror Common Stock for cash, securities or other property, (b) Acquiror agrees to enforce the Insider Letter in accordance with its terms; and (c) each of Sponsor and Acquiror agree (i) that the prior written consent of Parent will be required in addition to the prior written consent of the Representative (as defined in the Insider Letter) for any of the matters described in clauses (i) through (iii) under Section 3(a) of the Insider Letter, and (ii) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of Parent and the Company.

Section 2 Waiver of Anti-Dilution Protection. Sponsor, as the holder of a majority of the issued and outstanding shares of Class B Common Stock, solely in connection with and only for the purpose of the proposed Transactions, and subject to and conditioned upon the Closing, hereby waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the Class B Common Stock will convert only upon the Initial Conversion Ratio (as defined in the Acquiror Charter to be 1:1) in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the Merger Agreement is validly terminated in accordance with its terms. All other terms related to the Class B Common Stock shall remain in full force and effect, except as modified as set forth directly above or as contemplated by the Merger Agreement or the Ancillary Agreements in connection with the consummation of the Transactions, which modifications shall be effective only upon the consummation of the Transactions.

Section 3 Waiver and Release of Claims.

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (d) below), Sponsor, on behalf of itself and its Affiliates (other than Acquiror and its subsidiaries) and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Sponsor Releasing Party” and, collectively, the “Sponsor Releasing Parties,” provided, for the avoidance of doubt, that Acquiror shall not be deemed a Sponsor Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge Acquiror and each of its past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”).

(b) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (d) below), Acquiror on behalf of itself, the EMEA Companies and its other Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Acquiror Releasing Party” and, collectively, the “Acquiror Releasing Parties,” and together with the Sponsor Releasing Parties, the “Releasing Parties”) does hereby unconditionally and irrevocably release, waive and forever discharge each of Sponsor and each of its past and present directors, officers, employees and agents, predecessors, successors, assigns and Subsidiaries from any and all past or present Claims.

(c) Each Releasing Party acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply

Annex E-2

to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each Releasing Party acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law.

(d) Notwithstanding the foregoing provisions of this Section 3 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the Merger Agreement, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the Merger Agreement; (B) the Insider Letter, (C) the Forward Purchase Contract, (D) the expense advancement agreement, dated as of March 11, 2021, by and between Acquiror and Sponsor, (E) the promissory note, dated as of March 11, 2021, the promissory note, dated as of March 9, 2022 and the promissory note, dated as of June 30, 2022, in each case by Acquiror in favor of Sponsor, and any other promissory notes and/or expense advance agreements entered into by and between Acquiror and Sponsor prior to the Closing without violation of the terms of the Merger Agreement; (F) the Engagement Letter between Cantor Fitzgerald & Co. and Acquiror, dated October 7, 2022; or (G) any underwriting agreement, business combination marketing agreement, financial advisory agreement, engagement letter or any similar agreement in respect of the Transactions to which a Releasing Party may be a party and that (in each case) is disclosed in the Acquiror Disclosure Letter, as each such agreement or instrument described in this clause (i) may be amended prior to the date hereof in accordance with its terms and the terms set forth in (x) the Merger Agreement or (y) this Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of Acquiror owned by such Releasing Party, (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of Acquiror or any of its Subsidiaries or any indemnity or similar agreements by Acquiror or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the Acquiror Disclosure Letter or as contemplated by Section 5.2 of the Merger Agreement; or (iv) the performance of all or any portion of any transaction (excluding the payment of amounts due other than under Sponsor loans as provided in Section 2.6(c)(ii) of the Merger Agreement) arising in the Ordinary Course outstanding as of the Closing.

(e) Notwithstanding the foregoing provisions of this Section 3, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Section 4 Share Cancellation. Sponsor hereby agrees that, subject to and conditioned upon the Closing, 733,400 Founder Shares (the “Cancelled Shares”) shall be forfeited and cancelled automatically for no consideration immediately prior to the consummation of the Closing. Prior to the Closing, Sponsor will have full ownership rights to the Cancelled Shares, including the right to vote such shares and to receive dividends and distributions paid in cash thereon.

Section 5 Sponsor Loan Conversion. Sponsor and Acquiror hereby agree that, subject to and conditioned upon the Closing, all amounts outstanding as of the Closing pursuant to any and all loans from Sponsor to Acquiror (“Outstanding Loans”), shall be automatically converted at Closing into shares of Class A Common Stock as provided in Section 2.6(d) of the Merger Agreement, and that upon Sponsor receiving such number of shares, the Outstanding Loans shall be deemed satisfied in full.

Section 6 Representations and Warranties of Sponsor. Sponsor represents and warrants to Parent and the Company, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution

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and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by Parent and the Company and Acquiror, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the organizational documents of Sponsor, (B) conflict with or violate, in any respect, any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Governmental Order or Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of a Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Class B Common Stock. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Class B Common Stock listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Class B Common Stock and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Class B Common Stock.

(d) Ownership of Private Placement Securities. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Private Placement Securities listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to the shares of Class A Common Stock underlying the Units purchased in the Private Placement and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such shares of Class A Common Stock underlying the Units purchased in the Private Placement.

(e) Contracts with Acquiror. Except for (i) the Contracts described in Section 3(c) or otherwise disclosed in the Acquiror Disclosure Letter and (ii) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with Acquiror.

Section 7 Exclusivity. During the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing and (b) the date on which the Merger Agreement is validly terminated in accordance with its terms, for the benefit of Parent and the Company, Sponsor shall not, and shall cause its Affiliates not to, directly or indirectly (i) initiate any negotiations with any Person solely with respect to Acquiror, or provide any non-public information or data concerning Acquiror to any Person relating to, a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to Acquiror) or afford to any Person access to the business, properties, assets or personnel of Acquiror (in each case, solely in their respective capacities as businesses, properties, assets or personnel of Acquiror disregarding whether they are shared by other special purpose acquisition companies or their representatives) in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to Acquiror), (ii) enter into, or encourage

Annex E-4

Acquiror to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to Acquiror), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to Acquiror), or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to Acquiror). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6 by Affiliates of Sponsor shall be deemed to be a breach of this Section 6 by Sponsor. For avoidance of doubt, this Section 6 shall in no way restrict any officer or director of Sponsor or its Affiliates from duly exercising his or her authority, or otherwise acting in his or her capacity, as officer or director of any entity (including with respect to any other special purpose acquisition companies and/or their sponsors) other than Sponsor or Acquiror.

Section 8 Funding; Further Assurances.

(a) Until the earlier of (i) the Closing and (ii) the date on which the Merger Agreement is validly terminated in accordance with its terms, Sponsor shall fund the expenses of Acquiror in complying with applicable Law and performing its obligations under the Merger Agreement, and activities related to its ongoing filings and other Ordinary Course actions in connection with maintaining its organization and existence as a blank check public company, activities directed toward the Transactions, and seeking extension(s) of the Expiration Date in order to consummate a Business Combination under its Governing Documents, subject in each case to Acquiror’s obligations with respect to such extension(s) under the terms of the Merger Agreement; provided, however, that Sponsor shall not be obligated to fund more than the amount set forth on Schedule 6.4 to the Merger Agreement with respect to seeking an extension of the Effective Date. Such funding shall be on the terms of the Expense Advancement Agreement, dated as of March 11, 2021, between Sponsor and the Company; provided that the dollar limitation in Section 1(a) thereof shall not apply.

(b) Sponsor hereby agrees that it shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the Merger Agreement, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (ii) shall undertake commercially reasonable efforts to (A) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (B) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by the Merger Agreement and this Agreement, in each case, where such efforts do not require Sponsor expenditures, except as required pursuant to Section 7(a).

Section 9 General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing or (b) at such time, if any, as the Merger Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 1, 2, 3, 4 and 8 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to Acquiror (prior to Closing), to it at:

CF Acquisition Corp. VIII
110 East 59th Street
New York, NY 10022
Attention: Chief Executive Officer

Email: CFVIII@cantor.com

Annex E-5

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Ken Lefkowitz and Michael Traube
Email: ken.lefkowitz@hugheshubbard.com and
michael.traube@hugheshubbard.com

if to Sponsor, to it at:

CFAC Holdings VIII, LLC
110 East 59th Street
New York, NY 10022
Attention: Chief Executive Officer
Email: CFVIII@cantor.com

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Attention: Ken Lefkowitz and Michael Traube
Email: ken.lefkowitz@hugheshubbard.com and
michael.traube@hugheshubbard.com

if to Parent and/or the Company, or after Closing, Acquiror, to it at:

BTC International Holdings, Inc.
c/o Exela Technologies, Inc.
300 First Stamford Place, Second Floor West
Stamford, CT 06902
Attention: Erik Mengwall, Deputy General Counsel and Secretary
E-mail: legalnotices@exelatech.com

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Maurice Lefkort, Esq. and Sean Ewen, Esq.
E-mail: mlefkort@willkie.com and sewen@willkie.com

(c) Entire Agreement. This Agreement (together with the other Ancillary Agreements, the Merger Agreement and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Annex E-6

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of Acquiror, Parent, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought; provided, that prior to the Closing, Acquiror shall not waive any of its rights hereunder without the prior written consent of Parent and the Company. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Founder Shares, Private Placement Securities, Forward Purchase Shares, Forward Purchase Promote Shares or Forward Purchase Warrants to any Permitted Transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to Acquiror, Parent and the Company prior to such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment in violation of this Section 8(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8(j).

(k) Publicity. All press releases or other public communications of Sponsor relating to this Agreement and the Transactions shall be subject to the prior written approval of Acquiror, Parent and the Company, which approval shall not be unreasonably withheld; provided, that Sponsor shall not be required to obtain consent pursuant to this Section 8(k) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8(k). The restriction in this Section 8(k) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, Sponsor shall use its reasonable efforts to consult with Acquiror and the Company in advance as to its form, content and timing. The restriction in this Section 8(k) shall also not apply to disclosures set forth in marketing materials distributed by Sponsor or its Affiliates for limited or confidential circulation.

(l) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of Acquiror, and not in its capacity as a director (including “director by deputization”), officer or employee of Acquiror, if applicable. Nothing herein shall be construed to: restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of Acquiror or any Subsidiary of Acquiror, acting in such person’s capacity as a director or officer of Acquiror or any Subsidiary of Acquiror (it being understood and agreed that the Merger Agreement contains provisions that govern the actions or inactions by the directors and officers of Acquiror with respect to the Transactions) or (ii) prohibit, limit or

Annex E-7

restrict the exercise of any fiduciary duties as director or officer of Acquiror that is otherwise permitted by, and done in compliance with, the terms of the Merger Agreement (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a stockholder of Acquiror).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include Cantor Fitzgerald & Co. and Persons directly or indirectly controlled by Cantor Fitzgerald & Co., and Sponsor and Acquiror (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) Solely for the benefit of the Company and Acquiror, Sponsor hereby acknowledges and agrees that Section 3.3.7 of the Forward Purchase Contract shall, for purposes of the Transactions, be deemed to read as follows:

Business Combination. The Company shall have entered into an agreement with respect to the Business Combination and all conditions to the closing of the Business Combination as set forth in such agreement, including the approval by the Company’s stockholders of the Business Combination, if applicable, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at such closing, but subject to the satisfaction or waiver thereof).

(o) No Recourse. Neither Acquiror nor any of its Subsidiaries, nor any of the past, present or future Acquiror Stockholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(p) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(q) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[The next page is the signature page]

Annex E-8

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

ACQUIROR:
CF ACQUISITION CORP. VIII
By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer
SPONSOR:
CFAC HOLDINGS VIII, LLC
By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer
PARENT:
BTC INTERNATIONAL HOLDINGS, INC.
By:	/s/ Vitalie Robu
Name:	Vitalie Robu
Title:	President
THE COMPANY:
XBP EUROPE, INC.
By:	/s/ Vitalie Robu
Name:	Vitalie Robu
Title:	President

Annex E-9

SCHEDULE I

Stockholder	Number of Shares of Class B Common Stock of CF Acquisition Corp. VIII	Number and Type of Private Placement Securities
CFAC Holdings VIII, LLC	6,228,000 shares of Class B Common Stock
CFAC Holdings VIII, LLC		540,000 shares of Class A Common Stock
CFAC Holdings VIII, LLC		135,000 warrants

Annex E-10

Annex F

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of October 9, 2022 by and among (i) XBP Europe, Inc., a Delaware corporation (the “Company”), (ii) CF Acquisition Corp. VIII, a Delaware corporation (“Acquiror”) and (iii) BTC International Holdings, Inc., a Delaware corporation (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, on or about the date of this Agreement, Acquiror, Sierra Merger Sub, Inc., a Delaware corporation and direct wholly subsidiary of Acquiror (“Merger Sub”), Holder and the Company have entered into an Agreement and Plan of Merger (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), Merger Sub will merge with and into the Company with the Company continuing as the surviving entity and a wholly-owned subsidiary of Acquiror (“Merger”), and as a result of which all of the issued and outstanding capital stock of the Company immediately prior to the Closing shall no longer be outstanding and shall automatically be cancelled and shall cease to exist in exchange for the right to receive the Merger Consideration in accordance with Section 2.7 of the Merger Agreement, without interest;

WHEREAS, as of the date hereof, Holder is the holder of 100% of the total issued and outstanding interest or equity securities of the Company; and

WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the Acquiror Class A Common Stock to be received by Holder as consideration pursuant to the transactions contemplated by the Merger Agreement, and further including any other securities held by the Holder immediately following the Merger which are convertible into, or exercisable, or exchangeable for, Acquiror Common Stock (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, without the prior written consent of Acquiror (subject to Section 2(h)), during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (A) the one (1) year anniversary of the date of the Closing and (B) subsequent to the Closing, the date on which Acquiror consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their Acquiror Common Stock for cash, securities or other property: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities owned by Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities owned by Holder, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to any of the following actions in respect of any or all of the Restricted Securities owned by Holder (each transferee of a transfer or other action referred to below, a “Permitted Transferee”):

(i) transfers by virtue of the laws of the state or province of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(ii) transfers of Restricted Securities as a bona fide gift, or to a charitable organization or educational institution in a transaction not involving a disposition for value; and

Annex F-1

(iii) transfers to a Subsidiary of Exela Technologies, Inc. that is not a Restricted Subsidiary or Subsidiary Guarantor (as such terms are defined in the Exela Credit Documents).

provided, however, that it shall be a condition to any transfer pursuant to clauses (i) through (iii) above that the Permitted Transferee of such transfer shall enter into a written agreement, in substantially the form of this Lock-Up Agreement, stating that such Permitted Transferee is receiving and holding the Restricted Securities subject to the provisions of this Lock-Up Agreement, and that there shall be no further transfer of such Restricted Securities except in accordance with this Lock-Up Agreement. For purposes of this paragraph, “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act. Holder further agrees to execute such agreements as may be reasonably requested by Acquiror that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Acquiror shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, Acquiror may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF OCTOBER 9, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”) AND THE ISSUER’S SECURITY HOLDER NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, Acquiror will make reasonable best efforts to remove such legend from the certificates evidencing the Restricted Securities.

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of Acquiror during the Lock-Up Period, including the right to vote any Restricted Securities.

(e) Without limiting the terms set forth in clauses (i)-(iii) of Section 1(a) hereof, Holder shall be free to engage in bona-fide purchase or sale transactions involving Acquiror Common Stock or other securities convertible into or exercisable or exchangeable for Acquiror Common Stock in compliance with applicable laws and solely to the extent acquired in bona fide open market transactions, provided, that no such sale transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise) during the Lock-Up Period.

2. Miscellaneous.

(a) Termination of Merger Agreement. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of Acquiror in accordance with Section 2(h), except in accordance with the procedures set forth for transfers of Restricted Securities to Permitted Transferees in the second sentence of Section 1(a). Each of Acquiror and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale plan of arrangement/exchange or otherwise) without obtaining the consent or approval of Holder. For the avoidance of doubt this Section 2(b) does not apply to Sponsor’s rights under Section 2(h).

Annex F-2

(c) Third Parties. Except for the rights of the Sponsor (or its assignee) as provided in Section 2(h), nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the Merger Agreement shall apply to this Agreement mutatis mutandis.

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx, UPS or other nationally recognized overnight courier service or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to Acquiror prior to the Closing, to:

CF Acquisition Corp. VIII
110 East 59th Street
New York, New York 10022
Attention: Chief Executive Officer
Email: CFVIII@cantor.com

and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: ken.lefkowitz@hugheshubbard.com and michael.traube@hugheshubbard.com

Attention: Ken Lefkowitz and Michael Traube

If to the Company and, from and after the Closing, Acquiror, to:

c/o Exela Technologies, Inc.

300 First Stamford Place, Second Floor West

Stamford, CT 06902

E-mail: legalnotices@exelatech.com
Attention: Erik Mengwall, Deputy General Counsel and Secretary

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

E-mail:       mlefkort@willkie.com

sewen@willkie.com

Attention:  Maurice Lefkort, Esq.

Sean Ewen, Esq.

Annex F-3

If to Sponsor, to:

CFAC Holdings VIII, LLC
110 East 59th Street
New York, New York 10022
Attention: Chief Executive Officer
Email: CFVIII@cantor.com

and

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: ken.lefkowitz@hugheshubbard.com and michael.traube@hugheshubbard.com

Attention: Ken Lefkowitz and Michael Traube

If to Holder, to:

c/o Exela Technologies, Inc.

300 First Stamford Place, Second Floor West

Stamford, CT 06902

E-mail: legalnotices@exelatech.com
Attention: Erik Mengwall, Deputy General Counsel and Secretary

with a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

E-mail:       mlefkort@willkie.com

sewen@willkie.com

Attention:  Maurice Lefkort, Esq.

Sean Ewen, Esq.

(g) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of (i) Acquiror, the Company and Holder (if prior to the Closing) or (ii) Acquiror (in accordance with Section 2(h)) and Holder (if from and after the Closing). The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Authorization on Behalf of Acquiror. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any consent, waiver or amendment with respect to the restrictions set forth in Section 1 of this Agreement shall require the prior written consent of CFAC Holdings VIII, LLC (the “Sponsor”), and the Sponsor shall be entitled to cause the Acquiror to enforce its rights and remedies under this Agreement. The Sponsor may, without being required to obtain the consent of any party hereto, assign all of its rights under this Agreement to any Affiliate of the Sponsor to whom the Sponsor’s Acquiror Common Stock is transferred after the Closing in compliance with any applicable contractual or legal requirements.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Annex F-4

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Acquiror will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, Acquiror shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Acquiror or any of the obligations of Holder under any other agreement between Holder and Acquiror or any certificate or instrument executed by Holder in favor of Acquiror, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Acquiror or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile.  This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(n) No Recourse. No director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of any party to this Agreement (other than any Permitted Transferee of Holder), shall have any obligation or liability for the obligations or liabilities of a party under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the entities that have executed and delivered a counterpart to this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

Annex F-5

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

ACQUIROR:
CF ACQUISITION CORP. VIII
By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer
Company:
XBP Europe, Inc.
By:	/s/ Vitalie Robu
Name:	Vitalie Robu
Title:	President
Holder:
BTC INTERNATIONAL HOLDINGS, INC.
By:	/s/ Vitalie Robu
Name:	Vitalie Robu
Title:	President

Annex F-6